Exhibit 99(d)(8)

EXECUTION VERSION

Deed of Irrevocable Undertaking

From:	JERA POWER RN B.V.
De Entrée 250
1101 EE Amsterdam
Netherlands

(“we”, “us”, “our”)

To:	The Directors of Dyuti Private Holdings Inc. (“WOS”)
One Queen Street East
Suite 2500
Toronto, ON M5C 2W5 Canada

MR. SUMANT SINHA (the “Founder”)
1017 B, Aralias
DLF Golf Course Road
Gurgaon -122009
India

  11 August   2026

Dear Sir / Madam,

Proposed acquisition by WOS and the Founder (together, the “Consortium”) of, subject to the Rollover, the entire issued and to be issued share capital of ReNew Energy Global Plc (the “Target”) not held by the Consortium

1.	Proposed Transaction

1.1	In this undertaking all references to:

(a)

the “Acquisition” shall mean the proposed acquisition by WOS of, subject to the Rollover (as defined below), the entire issued and to be issued share capital of the Target which is not held by the Consortium or any Rolling Shareholder (as defined below) (the “Target Shares”):

(i)

to be effected by way of a court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the Companies Act 2006 (the “CA 2006”) but which may ultimately be effected by way of a takeover offer under Part 28 of the CA 2006 (an “Offer”) within the meaning of section 974 of the CA 2006 on the same terms, so far as relevant, as those which would apply to the Scheme, pursuant to which each non-Consortium shareholder of the Target will be entitled to either: (A) receive cash consideration for each share of the Target it holds in exchange for transferring its shares to WOS; or (B) elect to retain its shares in the Target (the “Rollover”, and any such shareholder electing to participate in the Rollover being a “Rolling Shareholder”); and

(ii)

on the terms and conditions set out in the transaction agreement to be entered into between the Consortium and the Target set out in Annex 1 (the “Transaction Agreement”) and the final draft announcement set out in Annex 2 (the “Announcement”); and

(b)

the “Reorganisation” shall mean the proposed reorganisation to be undertaken following completion of the Acquisition, pursuant to which all shareholders in the Target (following implementation of the Scheme) will become, to the extent they are not already, shareholders of a subsidiary of the Target, ReNew Private Limited (“ReNew Private”):

(i)

comprising the steps contained in the legal reorganisation and legal steps plans substantially in the form set out in Annex 3 in all material respects (the “Legal Reorganisation and Legal Steps Plans”);

(ii)

to be effected by way of a reorganisation deed governing the implementation of the Reorganisation and the steps contemplated in the Legal Reorganisation and Legal Steps Plans to be entered into in connection with the Acquisition between, amongst others, WOS, the Founder, the Target and each Rolling Shareholder substantially in the form set out in Annex 4 in all material respects (the “Reorganisation Deed”); and

(iii)

pursuant to which the parties will enter into a shareholders’ agreement in relation to the Target and ReNew Private, governing the rights and obligations of the parties as shareholders of the Target and, subsequently, ReNew Private following the implementation of, in each case, the Acquisition and Reorganisation, substantially in the form set out in Annex 5 in all material respects (the “SHA”),

(together, the “Transaction”).

1.2	Certain terms used in this undertaking are defined in Clause 15 below.

2.	Conditional Undertaking

2.1	The terms of this undertaking are expressly conditional on:

(a)	the Transaction Agreement being executed by all parties thereto substantially in the form set out in Annex 1 and a copy provided to us; and

(b)	the publication of the Announcement substantially in the form set out in Annex 2,

in each case on or before 8:00 am (London time) on 12 August 2026 (or such later time and date as agreed by us in writing), failing which it shall lapse in accordance with Clause 11.

3.	Ownership

3.1	We warrant to each member of the Consortium that:

(a)

Schedule 1 to this undertaking contains complete and accurate details of all of the Relevant Securities in which we are interested (“Relevant Securities” having the meaning set out in Clause 15.1(c) and “interest” having the meaning set out in Clause 15.1(d));

(b)	we do not have an interest in any other shares or securities of the Target other than those set out in Schedule 1 and as described in Clause 15.1(d);

(c)	we are the registered holder and beneficial owner of or are otherwise able to control the exercise of all rights attaching to, including voting rights, the Relevant Securities; and

(d)	we have full power and authority to enter into and perform our obligations under this undertaking in accordance with its terms.

4.	Voting in favour of the Scheme

4.1	Unless and until this undertaking lapses in accordance with Clause 11 and subject to Clause 2.1 and Clause 4.3:

(a)

for as long as the Consortium elects to implement the Acquisition by way of the Scheme, we irrevocably undertake to each member of the Consortium to exercise or, where applicable, procure the exercise of, all voting rights attaching to the Relevant Securities at:

(i)	any meeting of the Target’s shareholders convened by order of the Court (including any adjournment thereof) in connection with the Scheme (the “Court Meeting”); and

(ii)	any general meeting of the Target (including any adjournment thereof) directly in connection with the Scheme (the “GM”),

in favour of the Scheme and the Acquisition, including any resolutions required to give effect to the Scheme and the Acquisition and the Scheme Reorganisation Resolutions (as defined in Clause 8.1(a)) (the “Resolutions”) as set out in the notices of meeting in the circular to be sent to shareholders of the Target containing an explanatory statement in respect of the Scheme (the “Scheme Document”) and against any resolution to adjourn the Court Meeting or the GM or to amend the Scheme or Acquisition or which, if passed, is likely to result in any condition of the Scheme or Acquisition not being fulfilled or which is likely to impede or frustrate the Scheme or Acquisition in any way or prevent the Scheme or Acquisition from becoming effective;

(b)

we undertake to each member of the Consortium to exercise or procure the registered holder to exercise, all rights attaching to the Relevant Securities to requisition or join in the requisitioning of any general meeting of the Target for the purposes of voting on any resolution referred to under Clause 4.1(a) above, or to require the Target to give notice of any meeting, in accordance with WOS’s instructions; and

(c)

without prejudice to Clause 4.1(a), we shall, after the posting of the Scheme Document to the Target’s shareholders, and without prejudice to our right to attend and vote in person at the Court Meeting and the GM:

(i)

return, or procure the return of, the signed forms of proxy enclosed with the Scheme Document or the equivalent documents relevant to the voting of depositary receipts in the Target, (completed, signed and voting in favour of the Scheme and the Resolutions (including the Scheme Reorganisation Resolutions), in accordance with the instructions printed on the forms of proxy (or relevant equivalent document) as soon as possible and in any event within seven Business Days after the date of posting of the Scheme Document; and

(ii)	not revoke or withdraw the forms of proxy (or relevant equivalent document) once they have been returned in accordance with Clause 4.1(c)(i).

4.2

In the event that we acquire any interest in Relevant Securities after the date of this undertaking, the obligations in Clause 4.1 shall apply in relation to those securities save that the obligation in Clause 4.1(c)(ii) shall apply from the date of acquisition by us of such Relevant Securities.

4.3

Our obligations under this Clause 4 are conditional on the terms of the Scheme Document being consistent in all material respects: (a) with the Acquisition and the Reorganisation (as described above); and (b) as it relates to consideration, the Rollover and conditionality, with the Transaction Agreement and the Announcement, subject only to any differences we have consented to in writing (such consent not to be unreasonably withheld).

5.	Offer

5.1	We acknowledge that the Consortium has reserved the right to implement the Acquisition by way of an Offer with the consent of the Target.

5.2

Unless and until the obligations under this undertaking lapse in accordance with Clause 11 and subject to Clause 2.1, Clause 5.4 and Clause 5.5, in the event that the Acquisition is implemented by way of an Offer, we confirm and agree that this undertaking shall continue to be binding in respect of the Relevant Securities and all references to the Scheme shall, where the context permits, be read as references to the Offer.

5.3	In particular, if the Acquisition is implemented by way of an Offer, references in this undertaking to:

(a)

voting (or procuring the voting) in favour of the Scheme and the resolutions to be proposed at the Court and/or shareholder meetings in person or by proxy shall be read and construed as accepting the Offer, which acceptances in such circumstances shall be tendered as soon as possible and in any event by no later than 3:00 pm (London time) on the fifth Business Day after despatch to Target shareholders of the formal document containing the full terms and conditions of the Offer (the “Offer Document”) and not withdrawing, or procuring the withdrawal of acceptances in respect of the Relevant Securities;

(b)	the Scheme becoming effective shall be read as references to the Offer becoming unconditional;

(c)	the Scheme lapsing or being withdrawn shall be read as references to the withdrawal, closing or lapsing of the Offer; and

(d)	the Scheme Document shall be read as references to the Offer Document.

5.4	Our obligations under this Clause 5 are conditional on our being satisfied (acting reasonably) that the Offer has been structured such that:

(a)	we are still able to participate in the Rollover;

(b)	the Reorganisation will still be implemented on substantially similar terms;

(c)

following completion of the Offer and implementation of the Reorganisation, we will be a shareholder of RPL and we and all other shareholders of RPL will be bound by the SHA on substantially similar terms; and

(d)	we, or any of our Affiliates, will not be in a materially worse tax position than we would have been in had the Acquisition been implemented via the Scheme.

5.5

Our obligations under this Clause 5 are also conditional on the terms of the Offer Document being materially consistent with the Transaction Agreement and the Announcement, subject only to any differences we have consented to in writing (such consent not to be unreasonably withheld) or where the inconsistency solely arises by reason of the Acquisition being implemented by Offer rather than by Scheme.

6.	Dealings in Relevant Securities

We undertake to each member of the Consortium that we will not, other than in favour of WOS, Canada Pension Plan Investment Board (“CPPIB”) or any of their respective wholly-owned subsidiaries or Affiliates, pursuant to the Scheme or Offer itself or pursuant to the Reorganisation itself, prior to: (i) the withdrawal or lapsing of the Scheme in accordance with the terms of the Transaction Agreement; (ii) the termination of the Transaction Agreement; or (iii) the lapsing of these undertakings in accordance with Clause 11 (whichever is earlier) without the written consent of WOS:

(a)

sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of the Relevant Securities or interest in any Relevant Securities except pursuant to the Transaction, or accept any other offer in respect of all or any Relevant Securities;

(b)

purchase or otherwise acquire (or encourage any other person to so deal in, purchase or acquire other than in accordance with the terms of the Transaction) any other securities in the Target or any interest therein or rights to acquire or subscribe for securities in the Target (including any options or derivatives), other than to the extent that they will become Relevant Securities in accordance with the terms of this undertaking;

(c)

enter into any undertaking or agreement with any third party relating to any Relevant Securities or any interest in them, including (without limitation) any agreement that could prevent us from complying with our obligations under Clause 7 below;

(d)	restrict, constrain or remove our ability to control the exercise of all rights attaching to, including voting rights of, the Relevant Securities, whether conditionally or unconditionally; or

(e)	other than pursuant to the Transaction, enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(i)	to do all or any of the acts referred to in Clauses (a) to (d) (inclusive) above; or

(ii)	which would or might restrict or impede us voting in favour of the Scheme or accepting the Offer, or be otherwise prejudicial to, the Transaction in respect of the Relevant Securities,

and for the avoidance of doubt, references in this Clause 6 to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions, or which is to take effect upon or following withdrawal or lapsing of the Scheme and/or the termination of the Transaction Agreement, or upon or following this undertaking ceasing to be binding, or upon or following any other event.

7.	Electing to participate in the Rollover

7.1

Unless and until this undertaking lapses in accordance with Clause 11, we irrevocably undertake (whether implemented by way of a Scheme or an Offer, but subject always to Clause 5.4 in the case of an Offer) to each member of the Consortium to:

(a)

validly elect to participate in the Rollover in respect of all of the Relevant Securities, including by duly completing, signing and delivering to the Consortium a written notice, in the form to be set out in the Scheme Document (a “Rollover Election Notice”) stating such election, provided that the Rollover Election Notice is received by the Consortium no later than five Business Days prior to the Court Meeting (the “Rollover Election Deadline”); and

(b)	subject to the terms of the Scheme, not revoke, withdraw, vary or amend such election without the prior written consent of the Consortium.

8.	The Reorganisation

8.1	Unless and until this undertaking lapses in accordance with Clause 11, we irrevocably undertake to each member of the Consortium to:

(a)

vote in favour of any shareholder resolutions and/or vote in favour of any class consent and/or give any consent to the holding of general meetings on short notice in relation to the following steps in the Legal Reorganisation Steps Plan (provided that such matters occur as part of the GM and prior to entry into the Reorganisation Deed as set out in the Legal Reorganisation Steps Plan):

(i)	the variation of the Class C shares of the Target to have the same or substantially equivalent rights to the Class A shares of the Target;

(ii)	the variation of the articles of association of the Target to permit non-pro rata distribution to facilitate the distributions contemplated by step 7(c) of the Legal Reorganisation Steps Plan; and

(iii)

the variation of the articles of association of the Target to permit the implementation of the “Appointer Structure” for compliance with the rule under Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190 that CPPIB may not, directly or indirectly, invest in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation,

(the “Scheme Reorganisation Resolutions”);

(b)	enter into each of the SHA and the Reorganisation Deed; and

(c)

subject to Clause 8.2, cooperate with each member of the Consortium in connection with obtaining clearance from the Competition Commission of India under the Competition Act, 2002 that is necessary to satisfy the Indian Competition Approval (as defined in the Transaction Agreement) to the Transaction (the “Clearance”), including by:

(i)

providing, in a timely manner, such information and such assistance as may be reasonably required for the purposes of preparing and making any filings, notifications or submissions to the Competition Commission of India as are necessary or expedient in connection with obtaining the Clearance, taking into account all applicable waiting periods;

(ii)	promptly making any filings, notifications or submissions that we are required to make to the Competition Commission of India in connection with the Clearance;

(iii)

promptly providing to each member of the Consortium copies of any material correspondence and material communications (including, in the case of material non-written communications, reasonably detailed summaries of such communications) received by us from the Competition Commission of India in connection with the Clearance; and

(iv)

where reasonably requested by each member of the Consortium, making available appropriate representatives for meetings, hearings and calls with the Competition Commission of India in connection with obtaining the Clearance.

8.2	Nothing in these undertakings shall require us to provide any information to the Consortium or the Competition Commission of India:

(a)

that is not strictly necessary in order to achieve the Clearance (noting that, if it is unclear whether information is strictly necessary, we will work with the Consortium and your advisers, who may reasonably need to consult directly with the Competition Commission of India, to determine this);

(b)

that is not in our possession or reasonably obtainable by us which, for the avoidance of doubt, could include information relating to Tokyo Electric Power Company or Chubu Electric Power, although if any such information is required by the Competition Commission of India for grant of its approval we will use all reasonable endeavours to obtain it; or

(c)

which we are not permitted to provide pursuant to Applicable Law as defined in the Transaction Agreement or contractual obligation or which is subject to any legal privilege in favour of us (provided that we shall use all reasonable endeavours to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions or jeopardize such legal privilege).

9.	Shareholder Actions

9.1

Prior to: (i) the withdrawal or lapsing of the Scheme; (ii) the termination of the Transaction Agreement; or (iii) the lapsing of these undertakings in accordance with Clause 11 (whichever is earlier), we will not, in any capacity as a shareholder, without the consent of WOS, requisition solely or jointly, any general or class meeting of the Target.

9.2

Prior to: (i) the withdrawal or lapsing of the Scheme; (ii) the termination of the Transaction Agreement; or (iii) the lapsing of these undertakings in accordance with Clause 11 (whichever is earlier), we will exercise or procure the exercise, by proxy or in person, of the votes attaching to the Relevant Securities in respect of any resolution proposed at any general or class meeting of the Target, or at any adjournment thereof (a “Relevant Resolution”):

(a)	in favour of any such resolution the passing of which is necessary to fulfil any condition of the Scheme;

(b)

against any such resolution whose passing is required in connection with any offer for Target securities that is made by a person other than the Consortium, CPPIB or any of their respective wholly-owned subsidiaries or Affiliates; and

(c)	against any such resolution which, if passed, might result in any condition of the Scheme not being fulfilled or which might impede or frustrate the Scheme in any way.

We acknowledge and accept that any resolution to adjourn a general or class meeting of the Target whose business includes the consideration of a Relevant Resolution, and a resolution to amend a Relevant Resolution, is also a Relevant Resolution.

10.	Disclosure

10.1	We consent to the issue of the Announcement substantially in the form set out in Annex 2.

10.2

We understand and accept that, if the Acquisition is made, this undertaking, the SHA and the Reorganisation Deed will be made available for inspection during the Scheme and that particulars of it will be contained in the Scheme Document.

10.3

We undertake to provide to WOS on written request within a reasonable period all such further information at our disposal in relation to our interests, and those of any person connected with us, in securities of the Target as WOS may reasonably require in order to comply with any legal or regulatory requirements for inclusion in the Scheme Document (or any other document reasonably required in connection with the Scheme), and we will notify WOS in writing of any material change in the accuracy or import of any information previously supplied to WOS by us as soon as reasonably practicable.

11.	Lapse of Undertaking

11.1	Notwithstanding any other provision of this undertaking, all our obligations under this undertaking shall lapse and shall cease to have any effect if:

(a)

the Transaction Agreement has not been executed by all parties thereto in the form set out in Annex 1 and a copy provided to us on or before 8:00 am (London time) on 12 August 2026 or such later time and date as the Target, the Consortium and we may agree in writing;

(b)	the Announcement has not been made on or before 8:00 am (London time) on 12 August 2026 or such later time and date as the Target, the Consortium and we may agree in writing;

(c)	the Transaction Agreement is amended or varied without our prior written consent (such consent not to be unreasonably withheld);

(d)	the Transaction Agreement is terminated by any party thereto prior to the completion of the Scheme or Offer;

(e)

the Scheme Document is published in a form that is not consistent in all material respects (i) with the Acquisition and the Reorganisation (as described above); and (ii) as it relates to consideration, the Rollover and conditionality, the Transaction Agreement and the Announcement, subject only to any differences we have consented to in writing (such consent not to be unreasonably withheld);

(f)	the Consortium announces that it does not intend to make or proceed with the Transaction either on the terms set out in the Transaction Agreement and the Announcement or at all;

(g)

the Scheme lapses or is withdrawn provided that this Clause 11.1(g) shall not apply where the Scheme is withdrawn or lapses solely as a result of the Consortium exercising its right to implement the Acquisition by way of an Offer rather than a Scheme;

(h)

if the Acquisition is implemented by way of an Offer, the Offer Document is published in a form which is not consistent in all material respects with the Transaction Agreement and the Announcement, or is amended, varied or supplemented, such that as amended, varied or supplemented, it is not consistent in all material respects with the Transaction Agreement and the Announcement, other than with our prior written consent (such consent not to be unreasonably withheld) or where the inconsistency solely arises by reason of the Acquisition being implemented by Offer rather than by Scheme;

(i)

the Scheme has not become effective, or if applicable the Offer has not become unconditional in all respects, by 5:30 pm (London time) on the later of (i) 31 March 2027 and (ii) 95 days following the publication of the Scheme Document, or such later time or date as the Target, the Consortium and we may agree in writing;

(j)

any competing offer for the entire issued and to be issued share capital of the Target is declared unconditional or, if proceeding by way of a scheme of arrangement, becomes effective in accordance with its terms; or

(k)

the SHA and the Reorganisation Deed have not been executed by all parties thereto substantially in the form set out in Annex 4 and Annex 5 respectively on the date that the Scheme becomes effective or such other date as agreed in writing by the Target, the Consortium and us.

11.2

If this undertaking lapses, we shall have no claim against each member of the Consortium and each member of the Consortium shall have no claim against us, including in relation to any prior breach(es).

11.3	If this undertaking lapses, Clause 11.2, Clauses 14.4 to 14.6 and Clause 15 shall continue in effect.

12.	Power of Attorney

We hereby irrevocably and by way of security for the performance of our obligations set out in this undertaking appoint WOS and any director of WOS and/or Bill Rogers (as an authorised representative of WOS) severally to be our attorney, if we do not perform our obligations under this undertaking when due, to:

(a)	execute as a deed and deliver on our behalf forms of proxy to be issued with the Scheme Document in respect of the Relevant Securities; and

(b)	sign, execute and deliver:

(i)

any documents as may be necessary for or incidental to the voting in favour of the Scheme in respect of the Relevant Securities, and/or for giving full effect to Clauses 4 and 7 of this undertaking; and

(ii)	the SHA and the Reorganisation Deed.

We agree this appointment is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until: (x) we have signed, executed and delivered the documents referred to in Clauses (a) and (b) above in accordance with the terms of this undertaking; (y) this undertaking lapses in accordance with Clause 11; or (z) any power of attorney granted under the Scheme Document is exercised on behalf of us in respect of the Relevant Securities, (in each case, at which point this power of attorney shall be automatically revoked without further action by us).

13.	Confidentiality

We understand that the information you have given to us in relation to the Transaction must be kept confidential until the Announcement is released or the information has otherwise become publicly available. Before this time, we will not, on the basis of this information, enter into a transaction, place an order to trade, cancel or amend an order which has already been made or engage in any other activity or behaviour which would amount to market manipulation and agree to comply with the insider dealing provisions set out in Part V of the Criminal Justice Act 1993 (as amended).

14.	General

14.1	Without prejudice to Clauses 11.1(a) and/or 11.1(b), we acknowledge and accept that nothing in this undertaking obliges the Consortium to announce or make the Acquisition or undertake the Transaction.

14.2	We acknowledge and accept that time shall be of the essence as regards any time, date or period mentioned in this undertaking or extended by mutual agreement.

14.3

We confirm that we fully understand our obligations hereunder and the consequences of entering into those obligations. We understand and agree that, if we fail to vote in favour of the Scheme, participate in and implement the Reorganisation, enter into the SHA and/or the Reorganisation Deed in accordance with our obligations in this undertaking, or if we are otherwise in breach of those obligations, an order of specific performance may be the only adequate remedy.

14.4

Nothing in this undertaking is intended to confer on any person any right to enforce any term of this undertaking which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

14.5	This undertaking and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

14.6

The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this undertaking (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this undertaking) and we irrevocably submit to the exclusive jurisdiction of the English courts for all purposes in relation to this undertaking.

15.	Interpretation

15.1	In this undertaking:

(a)	references to “Business Days” mean a day, other than a Saturday, Sunday or public holiday when banks are open for business in London or Amsterdam;

(b)

the expressions “the Scheme”, “the Offer” and “the Acquisition” shall be construed mutatis mutandis as including any amended, revised, extended, improved, increased, additional or other offer or offers made, or scheme or schemes proposed, by or on behalf of WOS for, or in relation to, the securities of the Target, to the extent that such amendment, revision, extension, improvement, increase or other change: (i) is consistent in all material respects with the Reorganisation (as described above); and (ii) relates only to the consideration and the Rollover, with each being at least as favourable to shareholders of the Target as the terms set out in the Announcement , in the opinion of both: (A) the Consortium’s and Target’s financial advisers; and (B) the special committee comprising all independent directors of the Target established by the Target’s board of directors for the purposes of considering, negotiating and implementing the Acquisition;

(c)

“Relevant Securities” means all Target shares and securities in which we are interested and including any other securities in Target issued after the date hereof and attributable to or derived from such securities;

(d)	an “interest” in shares or securities has the same meaning in this undertaking as it does for the purposes of section 820 and sections 822-825 of the CA 2006;

(e)

references to “Affiliates” mean, in relation to any person (the relevant person): (i) any person Controlled by the relevant person (whether directly or indirectly); (ii) any person Controlling (directly or indirectly) the relevant person; (iii) any person Controlled (whether directly or indirectly) by any person Controlling the relevant person, but in respect of CPPIB and WOS and/or its other Affiliates, shall exclude the members of the CPPIB or WOS group and any and all of their respective portfolio companies which are not 100 per cent owned and Controlled by them;

(f)

references to “Control” mean, in relation to any person (being the Controlled Person), being: (i) entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent of the voting power at any general meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or (ii) entitled (including by virtue of the provisions contained in the constitutional documents of the Controlled Person or pursuant to applicable governance rights or delegated authority in respect of such Controlled Person) to appoint or remove or control the appointment or removal of: (1) directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters; (2) any managing member of such Controlled Person; (3) in the case of a limited partnership, its general partner; and/or (4) in the case of a trust, its trustee and/or manager; and

(g)	any reference to a time, date or period is a reference to London time.

15.2	The headings and sub-headings in this undertaking are for convenience only and shall not affect its interpretation.

15.3	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa.

IN WITNESS of which this undertaking has been executed as a deed and has been delivered and takes effect on the date first above written on page 1.

Schedule 1

Interests in Target

Our “interests” in the Target on the date of this undertaking are as follows:

(1)	Depositary Receipts

Number of Relevant Securities	Class	Registered holder	Beneficial owner	Where we are not the registered holder or beneficial owner, the nature of our interest (e.g. discretionary fund or investment manager)
Six depositary receipts in respect of 28,524,255 Target Shares	Depositary receipts representing Class A Ordinary Shares of the Target	JERA Power RN B.V.	JERA Power RN B.V.	N/A

EXECUTED as a deed by JERA POWER RN B.V. acting by Christopher Rowland and Richard Scott acting under the authority of that Company	/S/ Christopher Rowland /S/ Richard Scott

Annex 1

Transaction Agreement

Dated [●] 2026

Transaction Agreement

1.	Interpretation	3
2.	Treatment of Scheme Shares	22
3.	Consideration	24
4.	Conditions	25
5.	Implementation of the Scheme	30
6.	Company Equity Plans and Employee Matters	35
7.	Responsibility for Information and Standards of Care	36
8.	Warranties	36
9.	Conduct Pending the Effective Date	37
10.	Non-solicitation	44
11.	Cash Funding Requirement	48
12.	Director and Officer Liability	49
13.	Further Covenants of the Parties	50
14.	Termination	54
15.	Expense Reimbursement	56
16.	No Survival of Representations and Warranties	59
17.	Announcements and Confidentiality	59
18.	Further Assurances	60
19.	Fees, Costs and Taxes	60
20.	Entire Agreement	61
21.	Remedies	61
22.	Waiver and Variation	62
23.	Invalidity	62
24.	Assignment	62
25.	Several Liability	63
26.	Notices	63
27.	Rights of Third Parties	66
28.	Counterparts	66
29.	Governing Law and Jurisdiction	66
30.	Process Agent	66
31.	Non-Recourse	67
Schedule 1 Conditions		68
Schedule 2 Identified Clearances		71
Schedule 3 Company Equity Plans and Employee Matters		72
Part 1	Company Equity Plans	72
Part 2	Employee Matters	78
Schedule 4 Warranties of the Company		79
Schedule 5 Warranties of the Consortium		107
Part 1	CPPIB	107

This Agreement is made on [●] 2026

Between:

(1)	CANADA PENSION PLAN INVESTMENT BOARD, whose address is One Queen Street East, Suite 2500, Toronto, ON, M5C 2W5, Canada (“CPPIB”);

(2)	MR. SUMANT SINHA, whose address is 1017 B, Aralias, DLF Golf Course Road, Gurgaon - 122009 (“Founder”); and

(3)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England with registered number 13220321, whose registered office is at C/O Vistra (Uk) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB (the “Company”),

(each a “Party” and together the “Parties”).

Whereas:

(A)

The Consortium intends that CPPIB, directly or indirectly through a wholly owned subsidiary (CPPIB or such subsidiary, as applicable and in such capacity, the “Purchaser”), shall acquire all of the Cash-Out Shares by way of the Scheme on the terms and subject to the conditions set out in this Agreement (the “Transaction”).

(B)

Certain Scheme Shareholders who timely submit their respective Rollover Election Notices in accordance with clause 2.1 (the “Rollover Election Shareholders”) will, subject to clause 2.3 and clause 2.4, have their Scheme Shares remain outstanding in the Transaction (the “Rollover Shares” and a holder of Rollover Share(s) being a “Rollover Shareholder”).

(C)

In accordance with the Scheme, at the Effective Time (I) the Cash-Out Shares will transfer from the Cash-Out Shareholders to the Purchaser and the Cash-Out Shareholders will have the right to receive the Consideration and (II) the Rollover Shares will not be transferred to the Purchaser and will remain outstanding as Company Ordinary Shares held by the Rollover Shareholders and no payment or distribution shall be made with respect thereto in respect of the Transaction.

(D)

The Special Committee has resolved to unanimously recommend that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Company Shareholders vote in favour of the Company Shareholder Resolution at the Company General Meeting.

(E)	The Parties have agreed to take certain steps to implement the Transaction and wish to enter into this Agreement to record their respective obligations relating to such matters.

It is agreed:

1.	Interpretation

1.1	In this Agreement the following terms have the following meanings:

“1933 Act” means the US Securities Act of 1933;

“1934 Act” means the US Securities Exchange Act of 1934;

“2026 Adjusted EBITDA” means the Adjusted EBITDA as shown in the 2026 Company Accounts, being INR 98,503,000,000;

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement limiting the use and disclosure of non-public information of, or with respect to, the Company that: (i) does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to the Consortium pursuant to clause 10.6, and (ii) contains provisions (other than standstill provisions) that are not less favourable to the Company than those contained in the Confidentiality Agreement;

“Acquisition” has the meaning given in clause 13.9;

“Adjusted EBITDA” means, with respect to the Company and its Subsidiaries for any period, the Company’s consolidated profit (or loss) for such period (a) plus (i) current and deferred tax, (ii) finance costs and fair value changes on derivative instruments, (iii) change in fair value of warrants (if recorded as expense), (iv) depreciation and amortization, (v) listing expenses, and (vi) share based payment and other expense related to listing, (b) minus (i) share in profit or loss of jointly controlled entities, (ii) finance income and fair value change in derivative instruments, and (iii) change in fair value of warrants (if recorded as income), in each case, calculated using the same accounting principles adopted in the 2026 Company Accounts (consistently applied);

“Affiliate” means with respect to any Person, any other Person who or which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; but shall exclude, in the case of CPPIB, all portfolio companies, investee companies and investment funds (where CPPIB or any of its Affiliates does not have investment decision-making power) in which CPPIB or any of its Affiliates is invested, directly or indirectly. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Ancillary Scheme Documentation” has the meaning given in clause 5.2(a);

“Applicable Law” means, with respect to any Person, any federal, state, foreign national or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or relevant stock exchange requirement that is binding on or applicable to such Person;

“Associated Company” means in relation to the Company, any entity, undertaking or body corporate (other than a Subsidiary) in which the Company or any Group Company (whether directly or indirectly): (i) has an equity interest, shareholding or ownership interest of twenty per cent. (20%) or more; or (ii) has the right to appoint one or more directors (or equivalent);

“Business Day” means a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, New York, USA or New Delhi, India;

“C&I Agreements” means the commercial and industrial agreements set out in folder 19.3.16 in the Project Christmas Data Room;

“Cash-Out Shareholders” means a holder of Cash-Out Share(s);

“Cash-Out Shares” means all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of clause 2.3 and clause 2.4.

“Cash Funding Requirement” has the meaning given in clause 11.1;

“Class A Ordinary Shares” means class A ordinary shares of $0.0001 each in the capital of the Company, provided that, for the avoidance of doubt, “Class A Ordinary Shares” includes class A ordinary shares represented by Depository Receipts;

“Class B Ordinary Shares” means class B ordinary shares of $0.0001 each in the capital of the Company;

“Class C Ordinary Shares” means class C ordinary shares of $0.0001 each in the capital of the Company;

“Class D Ordinary Shares” means class D ordinary shares of $0.0001 each in the capital of the Company;

“Clearances” means any antitrust, merger control, foreign investment or other regulatory approvals, consents, clearances, permissions or waivers required in connection with the Transaction;

“Companies Act” means the UK Companies Act 2006;

“Company Accounts” means:

(a)

the audited consolidated financial statements of the Company as of 31 March 2026 (including the notes thereto) set out in the Company’s annual report and accounts for the year ended 31 March 2026 filed with the SEC on Form 20-F on 30 July 2026 (the “2026 Company Accounts”);

(b)

the audited consolidated financial statements of the Company as of 31 March 2025 (including the notes thereto) set out in the Company’s annual report and accounts for the year ended 31 March 2025 filed with the SEC on Form 20-F on 30 July 2025 (the “2025 Company Accounts”); and

(c)

the audited consolidated financial statements of the Company as of 31 March 2024 (including the notes thereto) set out in the Company’s annual report and accounts for the year ended 31 March 2024 filed with the SEC on Form 20-F on 30 July 2024 (the “2024 Company Accounts”);

“Company Adverse Recommendation Change” means any of the following actions taken by the Special Committee, the Company Board or any other committee thereof:

(a)	recommending, adopting or approving or publicly proposing to recommend, adopt or approve any Competing Proposal;

(b)

withdrawing, qualifying, amending or modifying in a manner adverse to the Purchaser (or publicly proposing to withdraw, or qualify, amend or modify in a manner adverse to the Purchaser), the Special Committee Recommendation;

(c)	failing to include the Special Committee Recommendation in the Scheme Circular; or

(d)	resolving or agreeing to do any of the foregoing;

“Company Articles” means the articles of association of the Company, as amended from time to time;

“Company Board” means the board of directors of the Company, from time to time;

“Company Budget” means the Company’s budget for the financial year ended 31 March 2027, as set out at document 2.4.16 in the Project P2 Data Room;

“Company Business Plan” means the Company’s long term business plan, as set out at document 2.4.15 in the Project P2 Data Room;

“Company Disclosure Letter” means the disclosure letter delivered by the Company to each member of the Consortium on the date of this Agreement;

“Company Employee Plan” means each Company Equity Plan, each Subsidiary Equity Plan and any (a) material “employee benefit plan” as defined in Section 3(3) of ERISA; or (b) other material plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit sharing, equity or equity based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (i) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the benefit of any current or former director, officer, employee, worker or individual consultant of the Company or any of its Subsidiaries, or (ii) for which the Company or any of its Subsidiaries has any liability and, in each case, other than any arrangement sponsored or maintained by a Governmental Authority or which is required to be maintained by Applicable Law;

“Company Equity Plans” means the Company 2021 Incentive Award Plan and the Company Non-Employee 2021 Incentive Award Plan;

“Company General Meeting” means the general meeting of the Company Shareholders (including any adjournment or postponement thereof) to be convened in connection with the Scheme in order for the Company Shareholders to consider and, if thought fit, approve the Company Shareholder Resolution, notice of which is to be set out in the Scheme Circular;

“Company Material Adverse Effect” means an Effect that, individually or in the aggregate, either (i) results in or would reasonably be expected to result in (1) a reduction in the consolidated gross assets of the Company and its Subsidiaries, taken as a whole and calculated using the same accounting principles adopted in the 2026 Company Accounts (consistently applied), by more than 5% relative to the Gross Assets, taken as a whole, as shown in the 2026 Company Accounts or (2) a reduction in the Adjusted EBITDA by more than 25% relative to the 2026 Adjusted EBITDA; provided that, in each case, the foregoing shall not take into account any reduction resulting from (X) any asset sale, sale of shares of Subsidiaries or reduction on account of financial restructuring in accordance with any Joint Venture Agreements, in each case permitted under clause 9, or (Y) any loss or destruction of assets if and only to the extent compensated by insurance proceeds received or receivable by the Company or any of its Subsidiaries, or (ii) would or would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transaction or the other transactions contemplated by this Agreement, other than to the extent resulting from any delay in or failure to obtain any Identified Clearance; provided that no Effect under clause (i) hereof, to the extent resulting from, arising out of, or relating to any of the following, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect:

(a)

any changes in general business, economic, social or political conditions, or the capital, credit, banking, debt, financial or currency markets, in the United States, India, the United Kingdom or elsewhere in the world;

(b)	any changes in general conditions in the industry (including seasonal or business cycle fluctuations) in which the Company and its Subsidiaries operate;

(c)	general legal, Tax, economic, political and/or regulatory conditions (or changes therein);

(d)

the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement (except that this paragraph (d) shall not apply with respect to the representations or warranties set forth in paragraph 2.2 or paragraph 2.3 of Schedule 4 or any other representation and warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement);

(e)	the identity of any member of the Consortium or any of its Affiliates, or any facts or circumstances relating to any member of the Consortium or any of its Affiliates;

(f)

any decline in the market price, or change in trading volume, of the capital stock of the Company (provided that the underlying causes of any such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein);

(g)

any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), or any change in the credit rating of the Company or any of its Subsidiaries (provided that the underlying causes of any such failure or change may be considered in determining whether a Company Material Adverse Effect has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein);

(h)	any fluctuations in interest rates or the value of any currency;

(i)

any changes in Applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Applicable Law (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby (including with respect to Taxes), in each case, after the date hereof;

(j)	any changes or prospective changes in IFRS (or the enforcement or interpretation thereof), in each case, after the date hereof;

(k)	any action that CPPIB directs the Company to take in writing;

(l)

any outbreak, continuation or escalation regarding acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, or pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural or man-made disasters or act of God, including any worsening of such conditions existing as of the date hereof; or

(m)	any changes in the financial or securities markets,

except that the Effects referred to in paragraphs 1.1(a) through (c), (h) through (j) and (l) through (m) above may be taken into account to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected compared to other companies operating in India in the same industry as the Company and its Subsidiaries, in which case only the incremental disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred;

“Company Ordinary Shares” means Class A Ordinary Shares, Class B Ordinary Shares, Class C Ordinary Shares and Class D Ordinary Shares;

“Company Private Warrants” means the warrants initially issued in a private placement that occurred simultaneously with the completion of RMG Acquisition Corporation II’s initial public offering, each of which is exercisable for 1.0917589 Class A Ordinary Shares at a price of $11.50 per 1.0917589 Class A Ordinary Shares and are subject to the Company Warrant Agreement;

“Company Public Warrants” means the warrants initially issued as part of the units in RMG Acquisition Corporation II’s initial public offering, each of which is exercisable for 1.0917589 Class A Ordinary Shares at a price of $11.50 per 1.0917589 Class A Ordinary Shares and are subject to the Company Warrant Agreement;

“Company Share Awards” means any option, restricted stock unit or performance stock unit to acquire Class A Ordinary Shares outstanding under the Company Equity Plans as of immediately prior to the Court Sanction Order;

“Company Shareholder” means a registered holder of Company Ordinary Shares as shown on the register of members of the Company, from time to time;

“Company Shareholder Approvals” means, together:

(a)

the approval by a majority in number of the Scheme Shareholders who are on the register of members of the Company at the Voting Record Time and who are present and vote, whether in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court) and who represent not less than 75% in value of the Scheme Shares voted by those Scheme Shareholders (the “Requisite Majority”); and

(b)

the passing of the Company Shareholder Resolution by Company Shareholders representing not less than 75% of the total voting rights of Company Shareholders present and voting, whether in person or by proxy, at the Company General Meeting;

“Company Shareholder Meetings” means the Court Meeting and the Company General Meeting;

“Company Shareholder Resolution” means the special resolution to amend the Company Articles and approve such other matters as may be necessary to facilitate the implementation of the Transaction and/or the Scheme, in substantially the form set out in Schedule 7 with or subject to any modification or addition which CPPIB and the Company may mutually agree;

“Company Supplemental Disclosure Letter” means the supplemental disclosure letter (if any) delivered by the Company to each member of the Consortium on the date immediately preceding the Court Sanction Hearing;

“Company Warrant Agreement” means the amended and restated warrant agreement, entered into as of 23 August 2021, by and between the Company, Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent;

“Company Warrants” means together the Company Public Warrants and the Company Private Warrants;

“Competing Proposal” means any indication of interest, proposal, inquiry or offer from any Person (or Persons acting in concert) or group (as defined in section 13(d) of the 1934 Act), other than any member of the Consortium, relating to any:

(a)

direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to more than 20% of the consolidated assets (by fair market value) of the Company and its Subsidiaries, taken as a whole, or to which more than 20% of the revenues or earnings of the Company and its Subsidiaries, taken as a whole, on a consolidated basis are attributable for the most recent fiscal year for which audited financial statements are then available;

(b)

direct or indirect acquisition (whether by issuance or transfer and whether in a single transaction or a series of related transactions) of more than 20% of the outstanding voting or equity securities of the Company (which, if consummated, would result in any Person (or Persons acting in concert) beneficially owning 20% or more of the outstanding shares of the Company entitled to vote on the election of directors);

(c)

takeover offer, tender offer or exchange offer that, if consummated, would result in such Person or group (as defined in section 13(d) of the 1934 Act) beneficially owning more than 20% of the outstanding voting or equity securities of the Company (which, if consummated, would result in any Person (or Persons acting in concert) beneficially owning 20% or more of the outstanding shares of the Company entitled to vote on the election of directors); or

(d)

merger, consolidation, share exchange, scheme of arrangement, business combination, joint venture, reorganisation, recapitalisation, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its Subsidiaries pursuant to which persons other than the shareholders of the Company immediately preceding such transaction would hold more than 20% of the voting or equity securities in the Company or, as applicable, in such surviving, resulting or ultimate parent entity as a result of such transaction (which, if consummated would result in any Person (or Persons acting in concert) beneficially owning 20% or more of the outstanding shares of the Company entitled to vote on the election of directors);

“Conditions” means the conditions to the implementation of the Transaction set out in Schedule 1, each a “Condition”;

“Confidentiality Agreement” means the confidentiality letter agreement dated as of 4 August 2026, between CPPIB and the Company;

“Consideration” means $[●] in cash per Cash-Out Share;

“Consortium” means, collectively, each of CPPIB and Founder.

“Contract” means any legally binding contract, agreement, obligation, understanding or instrument, plant, machinery or equipment lease, license, concession, franchise, note, option, bond, mortgage, indenture, trust document, loan, insurance policy or other arrangement, commitment or undertaking of any nature; provided that “Contracts” shall not include any Company Employee Plan;

“Convening Order” has the meaning given in clause 5.2(e)(ii);

“Court” means the High Court of Justice of England and Wales;

“Court Documentation” has the meaning given in clause 5.2(i);

“Court Meeting” means the meeting(s) of Scheme Shareholders (and any adjournment or postponement thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;

“Court Sanction Condition” means the Condition set out in paragraph 1(d) of Schedule 1;

“Court Sanction Hearing” means the hearing of the Court to sanction the Scheme;

“Court Sanction Order” means the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;

“Cutback Threshold” has the meaning given in clause 2.3;

“D&O Parties” means the directors, managers and officers of the Company and each of its Subsidiaries as at the Effective Date and any other person who was a director, manager or officer of the Company or any of its Subsidiaries in the ten years prior to the Effective Date;

“Data Rooms” means each of the Project Christmas Data Room and the Project P2 Data Room, both of which have been made available to the Consortium and the Consortium’s Representatives and a copy of each is contained on the Data Rooms USB;

“Data Rooms USB” means the USB which contains a copy of the contents of the Data Rooms, which will be provided by the Company to Freshfields LLP at 100 Bishopsgate, London EC2P 2SR as soon as practicable following the date of this Agreement;

“Deposit Agreement” means the agreement dated 20 August 2021 between the Company, the Depositary and the holders from time to time of Depositary Receipts;

“Depositary” means Computershare Trust Company, N.A.;

“Depositary Receipt” means a depository receipt representing 1 Class A Ordinary Share;

“Disclosed” means:

(a)

any matter which is fully and fairly disclosed in this Agreement and the Disclosure Documents, in each case with sufficient detail to enable the Purchaser to identify the nature, scope and impact of the matter disclosed and to make a reasonably informed assessment of the fact, matter or information concerned; or

(b)

any information disclosed in the Company SEC Documents (so long as such documents are publicly available via the EDGAR database of the SEC or have been made available to the Consortium) prior to the relevant date of determination;

“Disclosure Documents” means the Company Disclosure Letter, the Company Supplemental Disclosure Letter (if any) and the Data Rooms;

“Dispute” has the meaning given in clause 29.4;

“Effect” means any event, change, effect, circumstance, condition, fact, development or occurrence;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval database of the SEC;

“Effective Date” means the date on which the Court Sanction Order is delivered to the Registrar of Companies, at which point the Scheme shall become effective in accordance with its terms;

“Effective Time” means the time on the Effective Date at which the Court Sanction Order is delivered to the Registrar of Companies;

“Encumbrance” means, with respect to any share, security, property or asset (as applicable), any mortgage, lien, pledge, charge, security interest, hypothecation, right of pre-emption, right of first refusal, contract for sale, or restriction of any nature or other encumbrance, whether voluntarily incurred or arising by operation of Applicable Law, including any Contract to give or grant any of the foregoing;

“Equity IRR” means the annualised internal rate of return on equity capital, calculated on actual and projected free cash flows after servicing all capital expenditure, working capital and debt obligations, such that the net present value of such cash flows equals zero;

“Equity Securities” means, with respect to any Person:

(a)	any shares in the share capital or other equity securities of, or other membership, partnership or other ownership interest in, such Person;

(b)

any securities of such Person convertible into or exchangeable or exercisable for shares in the share capital or other equity or voting securities of, or other membership, partnership or other ownership interests in, such Person or any of its subsidiaries;

(c)

any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any share capital or other equity or voting securities of, or other membership, partnership or other ownership interests in, or securities convertible into or exchangeable or exercisable for share capital or other equity or voting securities of, or other membership, partnership or other ownership interests in, such Person or any of its subsidiaries; or

(d)

any restricted shares, stock options, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity or voting securities of, other membership, partnership or other ownership interests in, such Person or any of its subsidiaries;

“ERISA” means the Employee Retirement Income Security Act of 1974;

“Excluded Shares” means any Company Ordinary Shares (including Company Ordinary Shares represented by Depositary Receipts) that, as at the Scheme Record Time, are:

(a)	registered in the name of, or beneficially owned by, any member of the Consortium or his or its Affiliates, or their respective nominees; or

(b)	held by the Company in treasury;

“Existing Indebtedness” means the Indebtedness of the Group Companies existing as on the date of this Agreement, and shall include, for the avoidance of doubt, loans to be disbursed under agreements which have already been executed as on the date of this Agreement and any Indebtedness incurred by any special purpose vehicle or other Group Company entity (howsoever structured) through which the proceeds of such Indebtedness have been on-lent or otherwise passed on to a Group Company incorporated in India;

“Expense Reimbursement” has the meaning given in clause 15.1;

“F&O Policies” means the financial and operational committee charter of the Company dated 9 September 2021, and the threshold policy dated 14 August 2024, as set out at documents 19.7 and 19.8 in the Project Christmas Data Room, in each case as amended from time to time provided that a copy of such amended documents are provided to the Consortium promptly following such amendment;

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing;

“Forms of Proxy” has the meaning given in clause 5.2(a);

“Governmental Authority” means any national, transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, stock exchanges, commission or authority and any arbitral tribunal but excluding any state-owned enterprise, government-owned corporation or other entity owned or controlled by a government that operates with the purpose of making investments on a commercial basis and does not exercise governmental, administrative or regulatory authority;

“Group” means the Company and its Subsidiaries and the expression “Group Company” shall be construed accordingly;

“Gross Assets” means the gross assets of the Group as shown in the 2026 Company Accounts, being INR 1,056,088,000,000;

“Health and Safety Policies and Standards” means all formally documented written policies, procedures, standards, and guidelines, or any customary or routinely observed practices of the Company and its Subsidiaries relating to workplace health, safety, sanitation, hazard disposal, emergency response and environmental protection, including (a) those in effect as of the date of this Agreement; (b) any policies or standards required to be maintained by Applicable Law or by any Governmental Authority; and (c) any internal monitoring, reporting, or enforcement mechanisms relating thereto;

“Identified Clearances” means the Clearances set out in Schedule 2;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, from time to time, consistently applied;

“Indebtedness” means, with respect to any Person:

(a)	all obligations for borrowed money, whether current, short-term or long-term and whether secured or unsecured;

(b)

all obligations evidenced by bonds, debentures, notes or similar instruments, including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock;

(c)	all indebtedness of others secured by any Encumbrance on owned or acquired property, whether or not the indebtedness secured thereby has been assumed;

(d)	all obligations under leases that have been or should be, in accordance with IFRS, recorded as capital leases;

(e)

all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments whether or not drawn;

(f)	all obligations under securitisation transactions;

(g)	all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business);

(h)	all obligations, contingent or otherwise, in respect of bankers’ acceptances, whether or not drawn;

(i)

net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination);

(j)

guarantees in respect of the items described in paragraphs (a) through (i), above, including guarantees of another Person’s Indebtedness or obligations of another Person which is secured by assets of Company or any of its Subsidiaries, provided that Indebtedness shall not include: (i) any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness; or (ii) in the case of the Company or any of its Subsidiaries, any guarantee provided for the benefit of the Company or any of its Subsidiaries; and

(k)	any accrued interest or penalties on any of the foregoing;

“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with:

(a)	patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions (“Patents”);

(b)	trademarks, service marks, trade dress, trade names, logos, and other designations or indicia of origin (“Marks”);

(c)	domain names;

(d)	copyrights and any other equivalent rights in works of authorship (whether or not registerable, including rights in software as a work of authorship); and

(e)	other similar or equivalent intellectual property or proprietary rights anywhere in the world;

“Intervening Event” means any Effect that:

(a)

is material to the Company and its Subsidiaries (taken as a whole), was not known to or reasonably foreseeable by the Special Committee or the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable) and becomes known to the Special Committee or the Company Board after the date of this Agreement and before the date on which the Court Sanction Condition is satisfied;

(b)	does not result from a breach of this Agreement by the Company or relate to any Clearance or the expiration or termination of any waiting period under Applicable Law; and

(c)	does not relate to or involve any Competing Proposal or any enquiry or communications relating thereto;

provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (i) the negotiation, execution, announcement or performance of this Agreement or the pendency or the consummation of the Transaction or the other transactions contemplated by this Agreement; (ii) the mere increase in the market price or trading volume of the capital stock of the Company (provided that the underlying causes of any such increase may be considered in determining whether an Intervening Event has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (iii) the Company meeting or exceeding internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), or any change in the Company’s credit rating (provided that the underlying causes of any such events may be considered in determining whether an Intervening Event has occurred, or would be reasonably be expected to occur, to the extent not otherwise excluded by another exception herein); (iv) any fluctuations in interest rates or the value of any currency; (v) any changes or prospective changes in IFRS (or the enforcement or interpretation thereof), in each case, after the date hereof; (vi) any action that CPPIB directs the Company to take in writing; (vii) any outbreak, continuation or escalation regarding acts of war (whether or not declared), military activity, material armed hostilities, sabotage, or terrorism, or pandemics, epidemics, disease outbreaks, volcanoes, tsunamis, earthquakes, hurricanes, tornados, floods or other natural or man-made disasters or act of God, including any worsening of such conditions existing as of the date hereof, except that the matters referred to in paragraphs (v) and (vii) may be taken into account to the extent that the impact of any such Effect on the Company and its Subsidiaries, taken as a whole, is disproportionate relative to the impact of such Effect on companies operating in India in the industry in which the Company and its Subsidiaries operate, and then solely to the extent of such incremental disproportionate impact;

“IT Act” means the (Indian) Income-tax Act, 2025 as of the date hereof, as may be amended or supplemented from time to time (and any successor provisions) including any statutory modifications or re-enactment thereof and the applicable rules, regulations, circulars, orders, bye-laws, ordinances, policies, notifications, directions and the like issued thereunder;

“Joint Announcement” means the joint announcement to be made by the Parties in respect of their intention to proceed with the Transaction on and subject to the terms of this Agreement, in the form set out in Schedule 9;

“Joint Venture Agreements” means the agreements disclosed in folder 19.3 of the Project Christmas Data Room and the C&I Agreements;

“Long Stop Date” means the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Circular, or such later date as CPPIB and the Company may agree in writing and the Court may allow;

“Material Contract” means any agreement, arrangement, obligation, understanding or commitment, whether in writing or not, entered into with a person other than a Group Company which is reasonably expected to result in payments to or by any Group Company in excess of 50 million dollars (USD $50,000,000) in any annual period, or which is otherwise material to the business, prospects, profits or assets of the Group, excluding any agreement, arrangement, obligation, understanding or commitment in relation to the Group’s Indebtedness;

“Material Group Company” means the Company and the Material Subsidiaries;

“Material Subsidiaries” means the Subsidiaries listed in document 2.4.13 in the Project P2 Data Room (each a “Material Subsidiary”);

“Maximum U.S. Rollover Percentage” has the meaning given in clause 2.4.

“Nasdaq” means the NASDAQ Global Market or the NASDAQ Stock Market LLC, as applicable;

“New Business” means:

(a)	setting-up a pumped hydro storage project of an indicative capacity of 1 GW, pursuant to tender issued by the Uttar Pradesh Power Corporation Limited (UPPCL) for a 40 year PPA;

(b)	setting-up a 2 KTPA Green Hydrogen project pursuant to tender issued by the Chennai Petroleum Corporation Limited (CPCL) on BOO mode for a term of 25 years; and

(c)	setting-up data centre(s) with an aggregate capacity of 200MW;

“Offer” has the meaning given in clause 13.9;

“Order” means any undertaking, condition, obligation, commitment, remedy, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, made to or entered by or with any Governmental Authority;

“Panel” has the meaning given in clause 13.15(b);

“Paying Agent” means Computershare Inc., or any other paying agent appointed by the Purchaser in connection with the Transaction after consultation with the Company in accordance with clause 3.3;

“Paying Agent Agreement” means the agreement between the Purchaser and the Paying Agent entered into on or around the date hereof, pursuant to which the Paying Agent is appointed to act as Paying Agent in connection with the Transaction;

“Permitted Acquisition” means an acquisition of any (i) asset, (ii) property, or (iii) securities of or other equity interest in any corporation, partnership, joint venture, association, organisation or other business or division of any other Person which owns or controls an asset or property:

(a)	with an equity internal rate of return equal to or greater than the thresholds for the same set out in the F&O Policies; and

(b)

for net equity consideration that does not exceed 100 million dollars (USD $100,000,000) individually and 250 million dollars (US$250,000,000) in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

“Permitted Disposal” means a disposal of any asset, property or Equity Securities in any Subsidiary or Associated Company:

(a)

which is at a premium to the Group’s net equity investment (being the Group’s total equity investment less any distributions or income received) in such asset, property, Subsidiary or Associated Company; and

(b)	which has a net equity consideration that does not exceed 100 million dollars (USD $100,000,000) individually and 250 million dollars (US$250,000,000) in the aggregate;

“Permitted Refinancing” means any Indebtedness incurred by the Group in connection with the refinancing of any Existing Indebtedness that has a maturity date within twenty-four months of the date of this Agreement, or, any Existing Indebtedness that are non-convertible debentures, in respect of which a call or put option is exercisable within 24 months of the date of this Agreement, provided that:

(a)

the replacement Indebtedness would not reasonably be expected to cause any significant impact on the rating of any rated debt securities of the Company or any of its Subsidiaries (provided, for the avoidance of doubt, that the withdrawal of the rating of any rated debt securities on the full and final repayment of any rated debt securities shall not be considered a significant impact); and

(b)

the terms of the replacement Indebtedness do not impose any restrictions on the Group that would restrict the ability of the Consortium to implement any reorganisation that the Consortium may look to undertake following the Effective Date;

“Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust or other entity or organisation, including a government or political subdivision or an agency or instrumentality of such government or political subdivision (in each case whether or not having separate legal personality);

“Pillar 2 Rules” means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two)” and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic law by any relevant jurisdiction (including, for the avoidance of doubt, in relation to any Qualified Domestic Minimum Top-up Tax, as defined in the Pillar 2 Rules);

“Pillar 2 Tax” means any Tax charged in accordance with the Pillar 2 Rules, including (for the avoidance of doubt) any Qualified Minimum Domestic Top-up Tax (as defined in the Pillar 2 Rules);

“Pipeline Transactions” means the:

(a)	transmission Gadag II divestment;

(b)	C&I business capital raise;

(c)	manufacturing business capital raise;

(d)	SECI IV Rajasthan 600MW solar asset sale;

(e)	3E minority/majority sale;

(f)	SECI VI 300MW hybrid asset farm down

(g)	SECI IV 300MW solar asset sale (generating cash proceeds equal to or greater than INR 3,800,000,000);

(h)	SECI IV Rajasthan 375MW solar asset sale;

(i)	Karnataka 20MW x 4 solar projects;

(j)	L&T Hydro 99MW asset sale (for a minimum enterprise value of INR 17,000,000,000); and

(k)	Peak Power 478MW hybrid asset sale (at a ratio of greater than or equal to 10.25x enterprise value to last twelve months Adjusted EBITDA),

in each case, provided that such transaction is executed on no less favourable terms, including with respect to financial metrics, as communicated by the Company to the Consortium and as provided with respect to the relevant Pipeline Transaction in document 2.4.5 in the Project P2 Data Room;

“PPA” means power purchase agreements or other offtake arrangements: (i) excluding agreements and arrangements in relation solely to Battery Energy Storage System, but (ii) including any such agreements or arrangements that include solar and/or wind together with Battery Energy Storage System, however excluding the capacity allocated to Battery Energy Storage System when determining the capacity of any such agreements or arrangement;

“Preference Shares” means the preference shares of £1.00 each in the capital of the Company;

“Proceeding” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or against any Governmental Authority;

“Project Christmas Data Room” means the electronic data room previously hosted by iDeals entitled “Project Christmas” in respect of the Group;

“Project P2 Data Room” means the electronic data room hosted by iDeals entitled “Project P2” in respect of the Group;

“Purchaser” has the meaning given in Recital (A);

“Registrar of Companies” means the Registrar of Companies in England and Wales;

“Relevant JV Entity” means GH4 India Private Limited;

“Relevant Period” means the period starting on the date of this Agreement and ending on the earlier to occur of:

(a)	the Effective Time; and

(b)	the termination of this Agreement in accordance with clause 14;

“Relief” includes any loss, relief, allowance, credit, exemption, set-off, right to repayment of, right to other relief of a similar nature granted by or available in relation to or right to payment in respect of Tax, any saving of Tax or other amount payable or paid by a Taxing Authority, or any deduction in computing income, profits or gains for the purposes of Tax, and any reference to a “right to repayment of Tax” includes any right to repayment supplement or interest or other similar payment in respect of Tax (and any reference to the amount of a repayment of Tax shall be construed accordingly);

“Representatives” means, with respect to any Person, its Affiliates and its and its Affiliates’ officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, agents, advisors and other authorized representatives, and, in addition, with respect to CPPIB, its financing sources and co-investors;

“Rollover Election Deadline” has the meaning given in clause 2.1;

“Rollover Election Notice” has the meaning given in clause 2.1;

“Rollover Shareholders” has the meaning given in Recital (B);

“Rollover Shares” has the meaning given in Recital (B);

“Schedule 13E-3” means the Rule 13e-3 transaction statement on Schedule 13e-3 (as amended or supplemented from time to time and including any document incorporated by reference therein) relating to the Transaction to be jointly filed by the Parties hereto and all other filing Persons required by the rules and regulations of the SEC;

“Schedule 13E-3 Clearance Date” means the earlier of (a) the date on which the Company is informed by the SEC, orally or in writing, that the Schedule 13E-3 will not be reviewed by the SEC, including the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Schedule 13E-3 if the SEC has not informed the Company that it intends to review the Schedule 13E-3, and (b) in the event that the Company receives comments from the SEC on the preliminary Schedule 13E-3, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Schedule 13E-3;

“Scheme” means the scheme of arrangement, in substantially the form set out in Schedule 6, to be proposed under section 899 of the Companies Act by the Company to the Scheme Shareholders to implement the Transaction, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by CPPIB;

“Scheme Circular” means the circular to be sent by the Company to the Company Shareholders setting out, among other things, the full terms and conditions of the Scheme and containing the notices convening the Court Meeting and the Company General Meeting, including (as the context requires) any revised or supplementary scheme circular;

“Scheme Record Time” means the date and time to be specified in the Scheme Circular by reference to which the Cash-Out Shares transferring to the Purchaser under the Scheme, on and subject to the terms of the Scheme, shall be determined;

“Scheme Shareholder” means a holder of one or more Scheme Shares;

“Scheme Shares” means Company Ordinary Shares:

(a)	in issue at the date of the Scheme Circular;

(b)	(if any) issued after the date of the Scheme Circular but before the Voting Record Time; and

(c)

(if any) issued at or after the Voting Record Time but at or before the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme or shall by such time have agreed in writing to be bound by the Scheme, in each case excluding any Excluded Shares;

“SEC” means the US Securities and Exchange Commission;

“Senior Employee” means each of Kailash Vaswani (Chief Financial Officer), Sanjay Varghese (Chief Executive Officer and Whole Time Director of Manufacturing Business), Vikram Kapur (Group President, Commercial, Regulatory and New Businesses), Vaishali Nigam Sinha (Cofounder – ReNew and Chairperson – Sustainability), Vikash Jain (Group President, Legal & CS) and Sivaprasad Manikkapurath (Group President, EPC and Asset Management);

“Settlements” has the meaning given in clause 9.2(q)(ii);

“Shareholders’ Agreement” means the shareholders’ agreement of the Company to be entered into on or immediately following the Effective Date;

“Special Committee” means the special committee comprising all independent directors of the Company established by the Company Board for the purposes of considering, negotiating and implementing the Transaction;

“Special Committee Recommendation” means the unanimous recommendation of the Special Committee that Scheme Shareholders vote in favour of the Scheme at the Court Meeting and that Company Shareholders vote in favour of the Company Shareholder Resolution at the Company General Meeting in substantially the form set out in Schedule 8, provided for the avoidance of doubt that the Special Committee Recommendation shall not be required to include any recommendation to the Scheme Shareholders as to whether to become a Rollover Shareholder or as to how to complete the Rollover Election Notices;

“Specified Date” means: (i) the accounting period end date preceding the Effective Date; or (ii) if the book value of assets as on the transfer date is greater than 115% of book value of assets as on the accounting end date preceding the Effective Date, the financial quarter end date immediately preceding the Effective Date;

“Subsidiary” means with respect to the Company, any subsidiary or subsidiary undertaking of the Company (including, without limitation, any subsidiary as defined under the Indian Companies Act, 2013) and “Subsidiaries” shall mean all such subsidiaries and subsidiary undertakings of the Company (as applicable);

“Subsidiary Equity Plans” means (a) the 3E Global Incentive Plan 2024 of 3E NV/SA, Belgium; (b) the ReNew 2025 Employee Share Purchase Plan of ReNew Private Limited; and (c) the ReNew Manufacturing 2025 Employee Stock Option Plan of ReNew Photovoltaics Private Limited;

“Superior Proposal” means any bona fide, written Competing Proposal (with all references to 20% in the definition of Competing Proposal being deemed to be references to “50%”) made after the date of this Agreement by any Third Party on terms that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel:

(a)

would result in a transaction that is more favourable to the Scheme Shareholders, including from a financial point of view, (after taking into account all relevant factors, including: (i) amount, form and timing of payment of consideration; and (ii) any conditions to, the likelihood of, and the time likely to be required for consummation of such Competing Proposal on the terms set forth therein) than the Transaction (and taking into account any revised terms and conditions proposed by CPPIB under clause 10.6); and

(b)

is reasonably likely to be consummated on the terms proposed (after taking into account all relevant factors, including: (i) any legal, financial, regulatory and shareholder approval requirements; (ii) the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination; (iii) the timing of closing; (iv) the identity of the Person or Persons making the Competing Proposal; and (v) any other aspects considered relevant by the Special Committee);

“Supply Chain Sourcing Policies and Practices” means all formally documented written policies, procedures, standards, and guidelines or any customary or routinely observed practices of the Company and its Subsidiaries relating to the sourcing and procurement of goods, materials, and services, including (a) those in effect as of the date of this Agreement; (b) any policies or standards required by Applicable Law or by any Governmental Authority; and (c) any internal monitoring, reporting, or enforcement mechanisms relating thereto;

“Takeover Code” has the meaning given in clause 13.16(a);

“Tax” includes the following and amounts payable on account of them: (a) taxes on gross or net income, profits and gains (including capital gains), and (b) all other taxes, levies, duties, imposts, charges and withholdings, in each case in the nature of, or in respect of, tax, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions) and any Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Taxing Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

“Taxing Authority” means any government, state or municipality or any national, municipal, local, state, federal or other fiscal, revenue, customs or excise authority, body or official that is competent to impose, administer or collect Taxes;

“Third Party” means any Person or group (as defined in section 13(d) of the 1934 Act), other than the Company, the Founder, CPPIB or any of their respective subsidiaries or Representatives;

“Transaction” has the meaning given in Recital (A);

“Transaction Documentation” means together, the Scheme Circular and the Ancillary Scheme Documentation;

“Transaction Litigation” has the meaning given in clause 13.3;

“U.S. Rollover Shareholders” means Rollover Election Shareholders or (in relation to Scheme Shares subject of a valid Rollover Election Notice and represented by Depositary Receipt(s)) holder(s) of the relevant Depositary Receipt(s), in each case who are U.S. Persons;

“U.S. Person” means any holder of Scheme Shares (a) whose address appears on the books and records of the Company, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the 1933 Act, and/or (ii) Rule 14d-1(d) under 1934 Act;

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland;

“United States” or “US” means the United States of America;

“VAT” means (a) any value added tax imposed by the UK Value Added Tax Act 1994; (b) any Tax imposed pursuant to Council Directive 2006/112/EC in any member state of the European Union and (c) outside the UK or European Union, any similar or comparable Tax;

“VAT Advice” has the meaning given in clause 15.4;

“VAT Determination” has the meaning given in clause 15.7;

“Voting Record Time” means in relation to the Court Meeting or the Company General Meeting, as the context requires, the date and time to be specified in the Scheme Circular by reference to which the entitlement to vote at the Court Meeting or Company General Meeting, as the case may be, will be determined;

“Working Hours” means 9:30 am to 5:30 pm (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:

(a)

a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

(b)	a reference to a law or statute includes all amendments of, and rules and regulations promulgated under, such law or statute;

(c)	references to a recital, paragraph, clause or Schedule (other than a schedule to a statutory provision) shall refer to those of this Agreement, except where otherwise expressly stated;

(d)	the table of contents and headings are inserted for convenience only and do not affect the interpretation of this Agreement;

(e)	unless the context otherwise requires the singular shall include the plural and vice versa, and references to one gender include all genders;

(f)	references to time are to the time in England, United Kingdom, except where otherwise expressly stated;

(g)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty-four hours running from midnight to midnight;

(h)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(i)	references to “writing” or “written” shall include any modes of reproducing words in any legible form and include email, except where otherwise expressly stated;

(j)	references to “£”, “GBP”, “pounds sterling”, “Sterling”, “pence” and “p” are references to the lawful currency from time to time of the United Kingdom;

(k)	references to “₹”, “INR”, and “rupee” are references to the lawful currency from time to time of India;

(l)	references to “$”, “US$”, “USD”, “dollars” and “cents” are references to the lawful currency from time to time of the United States;

(m)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and shall be construed as being followed by “but not limited to”, “without limitation” or words of similar meanings;

(n)

the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(o)	the phrase “to the extent that” shall mean the degree to which a subject or other thing extends and shall not simply mean “if”;

(p)

the phrase “ordinary course of business” shall mean the ordinary and usual course of business consistent in all respects (including nature and scope) with past custom and practice (including with respect to quantity and frequency);

(q)	the expressions “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act;

(r)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms; and

(s)	any accounting term not specifically defined within this Agreement will have the meaning in accordance with IFRS.

1.3	Where it is necessary for the purposes of this Agreement to convert any amount expressed in USD into INR, or vice versa, such conversion shall be made using an exchange rate of INR 95 per USD $1.

1.4

The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	Treatment of Scheme Shares

2.1

No later than the later of (a) 80 days following the publication of the Scheme Circular and (b) ten Business Days prior to the Court Sanction Hearing (the “Rollover Election Deadline”), each Scheme Shareholder who wishes to treat all of its Scheme Shares as Rollover Shares shall be requested to deliver a written notice to the Consortium (or such other person appointed by the Consortium and/or the Company), in the form set out in Schedule 10 (a “Rollover Election Notice”), setting forth the total number of Scheme Shares held by such Scheme Shareholder and whether such Scheme Shareholder or (where such Rollover Election Notice is in relation to Scheme Shares represented by Depositary Receipt(s)) each holder of the relevant Depositary Receipt(s) is a U.S. Person or a resident in India; provided that no Scheme Shareholder who is resident in India shall be permitted to deliver a Rollover Election Notice and any Rollover Election Notice delivered by a Scheme Shareholder who is resident of India shall be null and void and the Scheme Shares held by such Scheme Shareholder shall be deemed Cash-Out Shares for all purposes of this Agreement and the Scheme. Except as provided in clause 2.2 and clause 2.3, all Scheme Shares, and no less than all Scheme Shares, held by a Scheme Shareholder who makes a Rollover Election Notice will be treated as Rollover Shares. Any Scheme Shareholder who fails to deliver a valid Rollover Election Notice in accordance with this clause 2.1 shall be deemed to have elected to treat all of its Scheme Shares as Cash-Out Shares for all purposes of this Agreement and the Scheme.

2.2

No Rollover Election Notice may be submitted by or on behalf of a beneficial owner of Scheme Shares held in uncertificated form within the systems of The Depository Trust Company. If any such beneficial owner of Scheme Shares wishes to submit a Rollover Election Notice, they must first procure the withdrawal of all of the Scheme Shares beneficially owned by it from the systems of The Depository Trust Company and be entered as registered holder (other than as a holder in uncertificated form) in the register of shareholders of the Company, upon which such beneficial owner shall become a Scheme Shareholder in its own right.

2.3

If the total number of Company Shareholders (as determined in accordance with the Indian Companies Act 2013) as of immediately following the consummation of the Scheme, after giving effect to the Rollover Election Notices validly delivered pursuant to clause 2.1, is expected to exceed 200, then any Scheme Shareholder who has validly delivered a Rollover Election Notice pursuant to clause 2.1 and who holds, as of the Rollover Election Deadline, a number of Company Ordinary Shares that is fewer than the Cutback Threshold (i) shall be deemed to have elected to treat all of its Scheme Shares as Cash-Out Shares for all purposes of this Agreement and the Scheme, and (ii) shall not, and shall not be deemed to, be a Rollover Shareholder for any purpose under this Agreement or the Scheme. For purposes of this clause 2.3, the “Cutback Threshold” means such number of issued and outstanding Company Ordinary Shares (as of the Rollover Election Deadline) which, when applied in accordance with this clause 2.3, will cause the total number of Company Shareholders as of immediately following the consummation of the Scheme, after giving effect to clause 2.1 and clause 2.4, to be no more than 200.

2.4

If, following the application of clause 2.3 (if applicable), the aggregate number of Rollover Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding Company Ordinary Shares (for the avoidance of doubt, the total issued and outstanding Company Ordinary Shares includes any Class A Ordinary Shares and Class C Ordinary Shares held by CPPIB or the Purchaser) immediately following the consummation of the Scheme (the “Maximum U.S. Rollover Percentage”), the number of Rollover Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary such that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. All Scheme Shares held or beneficially owned (as applicable) by a U.S. Rollover Shareholder that are so reduced as a result of this clause 2.4 shall cease to be Rollover Shares and shall instead be treated as Cash-Out Shares for all purposes of this Agreement and the Scheme.

2.5

For the purposes of clauses 2.1 to 2.4 above, each portion of a Scheme Shareholder’s holding which is recorded in the register of members of the Company by reference to a separate designation at the Scheme Record Time, whether in certificated or uncertificated form, shall be treated as a separate holding.

2.6

At the Effective Time, subject to and in accordance with the terms of the Scheme and any relevant instruments or forms of transfer (to the extent required), the Cash-Out Shares shall be transferred from the Cash-Out Shareholders to the Purchaser (and/or such of CPPIB’s nominee(s) as may be agreed between CPPIB and the Company prior to the filing of the Scheme with the Court) fully paid, with full title guarantee, free from all Encumbrances and together with all rights at or after the Effective Time attached or relating to such Cash-Out Shares.

2.7

As soon as reasonably practicable after the Effective Time, and subject to the stamping by His Majesty’s Revenue & Customs of any relevant instruments or forms of transfer (to the extent required), the register of members of the Company will be updated to reflect the transfer of the Cash-Out Shares in accordance with this Agreement and the Scheme.

2.8	Each Rollover Share shall remain outstanding as a Company Ordinary Share.

2.9

The Scheme Circular shall include a power of attorney from each Rollover Shareholder in favour of CPPIB and the Purchaser in connection with the implementation of the proposed reorganisation of the Company to be undertaken following the Effective Date pursuant to which all Company Shareholders will become shareholders of ReNew Private Limited.

3.	Consideration

Settlement

3.1

CPPIB hereby undertakes that on or before the Effective Date (and in any event in sufficient time in advance of the Effective Date for the Paying Agent to transmit such amounts to the Depositary or the Cash-Out Shareholders in accordance with the timeline set out in the Scheme Circular), it shall procure the payment of the Cash Funding Requirement (other than: (i) any amounts payable to participants in the Company Equity Plans in respect of any Award that is exercised between the Court Sanction Order and the Scheme Record Time pursuant to Part 1 of Schedule 3, which shall be paid by CPPIB directly to the Company for the Company to arrange to be distributed to such participants through payroll in exchange for issuance by the Company of additional Company Ordinary Shares at a price per share equal to the Consideration; and (ii) any amount in respect of UK stamp duty or UK stamp duty reserve tax within clause 11.1(c)) to the Paying Agent for the benefit of Cash-Out Shareholders, in immediately available funds in cash, which shall constitute satisfaction of its obligations to the Cash-Out Shareholders in respect of such Cash Funding Requirement.

3.2

The Company undertakes that it shall provide to CPPIB such co-operation and assistance as may reasonably be required in connection with establishing procedures with the Paying Agent and Depositary to ensure that the Paying Agent transmits to the Depositary as promptly as practicable after the Effective Time all amounts owed to holders of Depositary Receipts.

3.3

CPPIB undertakes that it shall consult with the Company to the extent reasonably practicable in respect of the appointment of the Paying Agent (including the terms of the Paying Agent Agreement). The Paying Agent shall be appointed prior to the Effective Time and shall be a nationally recognized bank or trust company reasonably acceptable to the Company, and the Paying Agent Agreement shall be in a form and substance reasonably acceptable to the Company. CPPIB shall direct the Paying Agent to take the actions set out in the Scheme Circular, within the timeframes set out in the Scheme Circular.

General

3.4

Except with the permission of the Court, any portion of the Cash Funding Requirement which has not been transferred to the holders of Cash-Out Shares within twelve months of the Effective Date shall be delivered to the Purchaser or its designee(s) promptly upon demand by CPPIB (it being understood that no such delivery shall affect any legal right that a Cash-Out Shareholder may have to receive the Consideration provided that such Cash-Out Shareholder claims the consideration within twelve years of the Effective Date), and thereafter such Cash-Out Shareholders shall be entitled to look only to the Purchaser for, and the Purchaser shall remain liable for, payment of their claims for the Consideration pursuant to the provisions of this clause 3.

3.5	Save as required by Applicable Law, or an order of the Court, no interest shall be paid or shall accrue for the benefit of Cash-Out Shareholders on the Consideration.

3.6

Without prejudice to CPPIB’s obligations under this Agreement and the Scheme with respect to the payment of the Consideration, to the fullest extent permitted by Applicable Law, none of CPPIB, the Purchaser, CPPIB’s Affiliates, the Founder, the Company, the Paying Agent or any other Person acting as agent for, or otherwise at the direction of, any of the foregoing Persons, including any of their respective Affiliates, directors, officers or employees, will be liable to the Company, the Cash-Out Shareholders or any other Person in respect of any Consideration from the Cash Funding Requirement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Laws.

3.7

CPPIB, the Purchaser, any of CPPIB’s Affiliates, the Paying Agent and/or any other Person shall be entitled to deduct and withhold from the payment or delivery of the Consideration such amounts, if any, of, or in respect of, Tax as is required to be deducted and/or withheld with respect to the making of such payment or delivery under Applicable Law. CPPIB, the Purchaser, any of CPPIB’s Affiliates, the Paying Agent and the Company will cooperate in good faith to implement payment arrangements in respect of the settlement of the Consideration (including through the use of appropriate agents) that will, to the extent legally permissible, minimise both the amount of, and the administrative burdens associated with, such deduction or withholding. To the extent that amounts of Tax are so deducted and withheld, such deducted and withheld amounts shall be accounted to the relevant Taxing Authority within applicable time limits and treated for all purposes of this Agreement and the Scheme as having been paid to the person in respect of which such deduction and withholding was made.

4.	Conditions

General

4.1

The obligations of the Parties to implement and give effect to the Scheme are subject to the satisfaction or, where permitted or required under this Agreement, waiver of the Conditions pursuant to clauses 4.5 and 4.6.

4.2

The Company shall use all reasonable endeavours to procure the fulfilment of the Conditions set out in paragraphs 1 and 2 of Schedule 1 (other than the Conditions set out in paragraph 1(e) of Schedule 1) as soon as possible and in any event prior to the Long Stop Date.

4.3

Each member of the Consortium shall use all reasonable endeavours to (and to cause its Affiliates to) procure the fulfilment of the Condition set out in paragraph 1(e) of Schedule 1 in relation to any Identified Clearance for which such member of the Consortium (either alone or jointly with the other members of the Consortium) is indicated as a notifying party in clause 4.17 as soon as possible and in any event prior to the Long Stop Date, provided that no member of the Consortium shall be under any obligation to accept any conditions or undertakings for obtaining any Identified Clearance.

4.4	Each member of the Consortium shall use all reasonable endeavours to (and to cause its Affiliates to) procure the fulfilment of paragraph 3 of Schedule 1.

4.5	CPPIB may waive in whole or in part all or any of the Conditions set out in paragraph 2 of Schedule 1.

4.6	The Company may waive in whole or in part all or any of the Conditions set out in paragraph 3 of Schedule 1.

4.7

Each member of the Consortium undertakes that, by 8:00 p.m. on the day immediately prior to the Court Sanction Hearing (provided that the date of such Court hearing has been consented to by CPPIB or is the latest possible date before the Long Stop Date), it shall deliver a notice in writing to the Company either:

(a)

confirming that all Conditions under paragraphs 1 and 2(g) of Schedule 1 are satisfied or (to the extent permitted by Applicable Law) waived (other than (i) those Conditions that by their nature are to be satisfied on the Effective Date (but subject to those Conditions being able to be satisfied or having been waived) and (ii) the Court Sanction Condition); or

(b)

confirming its intention to invoke one or more Conditions described under paragraph (a) above, identifying such Condition or Conditions and providing reasonable details of the event which has occurred, or the circumstances which have arisen, that it considers entitle it to invoke that Condition or those Conditions.

4.8	The Company undertakes that, by 8:00 p.m. on the day immediately prior to the Court Sanction Hearing, it shall deliver a notice in writing to each member of the Consortium either:

(a)

confirming that all Conditions under paragraph 3 of Schedule 1 (other than (i) those Conditions that by their nature are to be satisfied on the Effective Date (but subject to those Conditions being able to be satisfied or having been waived) and (ii) the Court Sanction Condition) are satisfied or (to the extent permitted by Applicable Law) waived; or

(b)

confirming its intention to invoke one or more Conditions described under paragraph (a) above, identifying such Condition or Conditions and providing reasonable details of the event which has occurred, or the circumstances which have arisen, that it considers entitle it to invoke that Condition or those Conditions.

4.9

Each member of the Consortium undertakes to the Company to keep the Company informed promptly of the progress towards the satisfaction (or otherwise) of the Conditions and, if any member of the Consortium is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, it will in each case as soon as reasonably practicable make the substance of any such matter known to the Company and, so far as it is aware of the same, provide such details and further information as the Company may reasonably request. Nothing in this Agreement shall oblige any member of the Consortium to provide any information to the Company which such member of the Consortium is not permitted to provide pursuant to Applicable Law or contractual obligation or which is subject to any legal privilege in favour of such member of the Consortium (provided that such member of the Consortium shall use all reasonable endeavours to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions or jeopardize such legal privilege).

4.10

The Company undertakes to the Consortium to keep the Consortium informed promptly of the progress towards the satisfaction (or otherwise) of the Conditions and, if the Company is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions (including but not limited to a breach of any representation or warranty under this Agreement), it will in each case as soon as reasonably practicable make the substance of any such matter known to the Consortium and, so far as it is aware of the same, provide such details and further information as any member of the Consortium may reasonably request. Nothing in this Agreement shall oblige the Company to provide any information to the Consortium which the Company is not permitted to provide pursuant to Applicable Law or contractual obligation or which is subject to any legal privilege in favour of the Company (provided that the Company shall use all reasonable endeavours to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions or jeopardize such legal privilege).

India Tax Matters

4.11	The Company shall procure that:

(a)

as soon as reasonably practicable, a draft tax fair market valuation report in respect of Scheme Shares is prepared to a date as close as is reasonably practicable to the date of the Scheme Circular and is issued to CPPIB and Founder on a reliance basis by a qualified accounting firm of appropriate reputation and standing in the form and substance reasonably acceptable to CPPIB in accordance with the provisions of section 92(2)(m) of the IT Act in the manner as prescribed under Rule 57 of the Indian Income-tax Rules, 2026 (such valuation report, a “Tax FMV Report”), and is made available to any Shareholder who is (i) not a Small Shareholder (as defined in clause 4.13 below) and (ii) is a Cash-Out Shareholder;

(b)

the Tax FMV Report prepared in accordance with clause 4.11(a) is updated to the date as close as is reasonably practicable to the Effective Date as agreed between the Company and CPPIB (each acting reasonably) in writing and is re-issued to CPPIB and Founder on a reliance basis by a qualified accounting firm of appropriate reputation and standing (which, for the avoidance of doubt, may be the qualified accounting firm responsible for preparing it in accordance with clause 4.11(a)), and is made available to any Shareholder who is (i) not a Small Shareholder and (ii) is a Cash-Out Shareholder, no later than the date agreed between the Company and CPPIB in writing (each acting reasonably); and

(c)

there is furnished to the qualified accounting firm responsible for preparing any such Tax FMV Report (including any updated version) all information as is required by such firm and that any such information so provided shall be true, accurate and complete in all material respects.

4.12

The Company shall use commercially reasonable efforts to procure that ReNew Private Limited (on behalf of each Group Company that is incorporated and/or resident for Tax purposes in India) files a Form 163 with the India Taxing Authority as soon as reasonably practicable following completion of the Transaction and in any event within the time period as prescribed under Applicable Law.

4.13

Prior to the publication of the Scheme Circular, the Company shall provide to CPPIB a list of Scheme Shareholders who, so far as the Company is aware, are not and have not been Small Shareholders at any time in the twelve (12) months preceding the Effective Date (or, if the Effective Date is not known, such date which CPPIB and the Company agree (each acting reasonably) the Effective Date is expected to fall) (such list, the “Non-Small Shareholders List”) in draft form, together with any other information reasonably requested by CPPIB for the purpose of managing its Indian tax affairs (including determining any Indian tax consequences of the Scheme and any potential withholdings or deductions that may be required to be made from any payments to Scheme Shareholders pursuant to the Scheme). For the purposes of this clause 4.13, a “Small Shareholder” is a Scheme Shareholder that is: a Non-Resident Investor (as defined under the IT Act) which individually (or together with any of their associated enterprises (as defined under the IT Act)) at any time in the twelve (12) months preceding the Effective Date, has not held (a) any right of management or control in relation to the Company or (b) the voting power or share capital or interests exceeding five per cent of the total voting power or total share capital or total interests in the Company (or any other entity that directly owns assets situated in India).

4.14

No later than five (5) Business Days after the Scheme Record Date or, if later, the date on which CPPIB and the Company agree (each acting reasonably) is the latest date after which there shall be no (or there is not expected to be any) change in the identity of any Scheme Shareholder, the Company shall provide to CPPIB a final version of the Non-Small Shareholders List (which shall include such updates as are necessary to reflect any changes in the identity of any Scheme Shareholder since the date on which the Company provided the draft Non-Small Shareholders List to CPPIB in accordance with clause 4.13), together with any other information reasonably requested by CPPIB for the purpose of managing its Indian tax affairs (including determining any Indian tax consequences of the Scheme and any potential withholdings or deductions that may be required to be made from any payments to Scheme Shareholders pursuant to the Scheme).

4.15	The Company shall procure that:

(a)

as soon as reasonably practicable, a draft valuation report is prepared and issued to CPPIB and Founder on a reliance basis to the date as close as reasonably practicable to the date of the Scheme Circular as agreed between the Company and CPPIB (each acting reasonably) in writing, by a qualified accounting firm of appropriate reputation and standing in the form and substance reasonably acceptable to CPPIB, setting out the value derived by the Company from India in accordance with section 9 of the IT Act read with Rule 11 and Rule 12 of Income Tax Rules, 2026 (the “Company Valuation Report”), and is made available to any Shareholder at the reasonable request of such Shareholder;

(b)

the Company Valuation Report prepared in accordance with clause 4.15(a) is updated to the Specified Date and is re-issued to CPPIB and Founder on a reliance basis by a qualified accounting firm of appropriate reputation and standing (which, for the avoidance of doubt, may be the qualified accounting firm responsible for preparing it in accordance with clause 4.15(a)), and is made available on a non-reliance basis to any Shareholder who is (i) not a Small Shareholder and (ii) is a Cash-Out Shareholder, as soon as reasonably practicable; and

(c)

there is furnished to the qualified accounting firm responsible for preparing any such Company Valuation Report (including any updated version) all information as is required by such firm and that any such information so provided shall be true, accurate and complete in all material respects.

4.16

The Consideration payable by the Purchaser to the Cash-Out Shareholders who are persons resident in India (under the provisions of the Foreign Exchange Management Act, 1999) shall be arrived on an arm’s length basis, taking into consideration the valuation of the Company as per any internationally accepted pricing methodology for valuation.

Identified Clearances

4.17

Each member of the Consortium shall be responsible for contacting and corresponding with the relevant Governmental Authorities in relation to the Identified Clearances for which such member of the Consortium (either alone or jointly with the other Parties) is indicated as a notifying party, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable following the date of this Agreement. Specifically:

(a)	CPPIB and the Founder shall jointly act as notifying parties for merger control filings for Indian Competition Approval;

(b)	CPPIB shall individually file for the Belgian FDI Approval; and

(c)	CPPIB shall individually file for the French FDI Approval.

4.18

The Company and each other Party undertakes to cooperate with CPPIB and the Founder (as applicable) in relation to the Identified Clearances, to assist CPPIB and the Founder in communicating with any Governmental Authority in relation to such Identified Clearances (including by submitting any necessary filings, notifications and submissions) and to promptly provide such information and assistance to CPPIB and the Founder as applicable, as they may reasonably require for the purposes of obtaining any such Identified Clearances and for the purpose of making a submission, filing or notification to any Governmental Authority in connection with any such Identified Clearances as soon as reasonably practicable.

4.19	Without prejudice to the generality of clause 4.17, each member of the Consortium undertakes to the Company that it shall:

(a)

provide the Company on a timely basis with drafts of any filings and substantive communications to be submitted to any Governmental Authority in connection with the Identified Clearances and take into consideration in good faith all comments reasonably proposed by the Company;

(b)

make as promptly as reasonably practicable such filings with any Governmental Authority as are necessary or expedient for the implementation of the Transaction including by making complete filings required to be made by such member of the Consortium to the Governmental Authorities for the Identified Clearances for which such member of the Consortium is indicated as a notifying party;

(c)

take all such steps and make as promptly as reasonably practicable, and in any event within applicable deadlines and due dates, such additional filings with all appropriate Governmental Authorities, jointly or separately, as are necessary or reasonably desirable to obtain the Identified Clearances for which such member of the Consortium is indicated as a notifying party;

(d)

subject to Applicable Law and to the extent permitted by the relevant Governmental Authority, promptly notify the Company and provide copies of any significant and substantive communications with any Governmental Authority in connection with obtaining the Identified Clearances for which such member of the Consortium is indicated as a notifying party, provided that no member of the Consortium shall be obliged to provide to the Company (and a member of the Consortium shall be permitted to redact) any confidential or other sensitive information of such member of the Consortium (including concerning CPPIB or CPPIB’s valuation of or future plans for the Company) pursuant to this clause (d);

(e)

subject to Applicable Law and to the extent permitted by the relevant Governmental Authority, use all reasonable endeavours to procure that the Company and its Representatives are able to attend any substantive meetings or hearings and participate in any substantive discussions with any Governmental Authority in connection with obtaining the Identified Clearances for which such member of the Consortium is indicated as a notifying party; provided that such member of the Consortium (in the case of an Identified Clearance for which such member of the Consortium is the sole notifying party) or members of the Consortium (in the case of an Identified Clearance for which such members of the Consortium are the joint notifying parties) shall lead all meetings and communications with Governmental Authorities and shall control the strategy in connection with the relevant Identified Clearances, having consulted in good faith and on a timely basis with the Company regarding the proposed strategy and taken into consideration all comments reasonably proposed by the Company; and

(f)	be responsible for the payment of all filing fees in connection with the Identified Clearances, it being understood that the Company will be responsible for its own outside legal counsel fees.

5.	Implementation of the Scheme

General

5.1	The Parties shall use all reasonable endeavours to:

(a)

procure that the Joint Announcement is published as soon as reasonably practicable following the execution of this Agreement, but in any event, on the day of the execution of this Agreement (or by such later time or such other date as may be agreed between the Company and CPPIB, subject to Applicable Law); and

(b)

subject to clause 4.3, do and execute, or procure the doing and executing of, each necessary or desirable act, document and thing reasonably within its power to implement the Transaction on the terms and subject to the conditions set out or referred to in this Agreement and the Scheme.

Specific obligations of the Company

5.2	Without prejudice to the generality of clause 5.1 and subject to clause 5.6, the Company shall:

(a)

as soon as reasonably practicable following the date of this Agreement but by no later than the date that is 28 days from the date of this Agreement, prepare (i) a draft Scheme Circular and (ii) a draft of any other documentation, in each case which is to be filed, published and/or mailed by the Company in connection with the Scheme Circular (including the forms of proxy for use by the Company Shareholders at the Company General Meeting and by the Scheme Shareholders at the Court Meeting (the “Forms of Proxy”)) (such other documentation, the “Ancillary Scheme Documentation”);

(b)

include in the Scheme Circular a power of attorney from each Rollover Shareholder in favour of CPPIB and the Purchaser in connection with the implementation of the proposed reorganisation of the Company to be undertaken following the Effective Date pursuant to which all Company Shareholders will become shareholders of ReNew Private Limited;

(c)

use all reasonable endeavours to cause the Transaction Documentation to comply in all material respects with Applicable Law (including the Companies Act, the 1934 Act and the rules and regulations promulgated thereunder (including Section 13e-3 of the 1934 Act) and Nasdaq requirements) and procure that the Scheme Circular contains information on all the Conditions set out in this Agreement;

(d)	for the purpose of implementing the Scheme, instruct a King’s Counsel (a “KC”) and, subject to prior agreement from such KC:

(i)	promptly provide the Consortium and their advisers with a summary of any advice given by such KC that is material to the Scheme (including its terms, structure and implementation); and

(ii)

provide the Consortium and their advisers with reasonable access to such KC and attendance at any key discussions or conferences with such KC, as may be considered appropriate by such KC and the Company;

(e)

as soon as reasonably practicable following the Schedule 13E-3 Clearance Date, apply to the Court under Part 26 of the Companies Act to schedule a hearing of the Court (including any adjournments thereof, the “Convening Hearing”) at which the Court will be invited to:

(i)	provide directions in connection with the Scheme (including any issue which may arise in connection with the constitution of the Court Meeting) and the Scheme Circular; and

(ii)	grant an order for the convening of the Court Meeting (the “Convening Order”),

and shall make all necessary applications, prepare and file such documents required in connection with the Convening Hearing including, to the extent that the Company deems necessary or appropriate after consultation with its outside legal counsel (including the KC), advertising or otherwise providing due notice of the Convening Hearing to any person affected by the Scheme in accordance with Court’s Practice Statement (Companies: Schemes of Arrangement under Part 26 and Part 26A of the Companies Act 2006) dated 26 June 2020;

(f)

use all reasonable endeavours to cause the Scheme Circular and Forms of Proxy (together with any other Ancillary Scheme Documentation which is required to be mailed) to be mailed to the Company Shareholders, as promptly as reasonably practicable (and in any event within ten Business Days) following the date on which the Court grants the Convening Order, and publish such other notices as the Court may require in the Convening Order, as promptly as reasonably practicable after the Court grants the Convening Order;

(g)

unless the Special Committee has effected a Company Adverse Recommendation Change permitted under and in accordance with clause 10, procure that the Scheme Circular includes the Special Committee Recommendation;

(h)	prior to filing, publishing or mailing any Transaction Documentation:

(i)

consult with CPPIB as to the form and content of such Transaction Documentation, and, for such purpose, afford CPPIB reasonably sufficient time to consider the Transaction Documentation and take into consideration in good faith all comments reasonably proposed by CPPIB, except that no such consultation or consideration shall be required with respect to disclosure regarding a Company Adverse Recommendation Change permitted under and in accordance with clause 10; and

(ii)

fully reflect in the Transaction Documentation (and, unless waived by CPPIB, shall not file, publish or mail any Transaction Documentation prior to including) any drafting reasonably required and provided by CPPIB in relation to the application of the Indian withholding Tax regime, including for the purposes of explaining to Cash-Out Shareholders: (i) the potential application of Indian withholding Tax to relevant sale proceeds payable to such Cash-Out Shareholders; (ii) the potential scope and application of the regime giving rise to the Indian withholding Tax obligation; and (iii) the actions to be taken by relevant Cash-Out Shareholders in order to reduce or mitigate any Indian withholding Tax (which may include making a claim for exemption or relief under an applicable double tax treaty and delivering applicable supporting documentation, including tax opinions and capital gains computations, to substantiate the relevant tax positions);

(i)

provide CPPIB with drafts of any further documents, witness statements, affidavits or evidence to be submitted to the Court in relation to the Scheme (the “Court Documentation”) and take into consideration in good faith all comments reasonably proposed by CPPIB, other than comments regarding a Company Adverse Recommendation Change permitted under and in accordance with clause 10;

(j)

use reasonable endeavours to establish a date and time for, and convene and hold, the Court Meeting and the Company General Meeting as soon as reasonably practicable following the date of the mailing of the Scheme Circular to the Company Shareholders pursuant to clause 5.2(f);

(k)

keep the Consortium informed on a reasonably regular basis, as requested by CPPIB, during the period between the dispatch of the Transaction Documentation to Company Shareholders and the date of the Company Shareholder Meetings of the number of valid proxy votes received in respect of resolutions to be proposed at the Court Meeting and the Company General Meeting and, to the extent reasonably practicable, the identity of the relevant Company Shareholders;

(l)

not, unless consented to by CPPIB or required by the Court, Applicable Law or the Company Articles, adjourn the Company Shareholder Meetings, provided, however, that the Company may, without the consent of CPPIB and only in accordance with the Company Articles and Applicable Law, adjourn or postpone the Company Shareholder Meetings: (A) in the case of adjournment, if requested by the majority of the Company Shareholders present and voting (on a poll) to do so, provided that the adjournment resolution was not directly or indirectly proposed or instigated by or on behalf of the Company or the Company Board, (B) to the extent reasonably necessary to ensure that any supplement or amendment to the Scheme Circular required by the Court is provided to the Company Shareholders, or (C) if, as of the time for which the Company Shareholder Meetings are scheduled (as set forth in the Scheme Circular), there are insufficient Company Ordinary Shares or Company Shareholders (or Scheme Shares or Scheme Shareholders, as applicable) represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business of the Company Shareholder Meetings, but only until a meeting can be held at which there is a sufficient number of Company Ordinary Shares or Company Shareholders (or Scheme Shares or Scheme Shareholders, as applicable) represented to constitute a quorum, or (y) to obtain the Company Shareholder Approvals, but only until a meeting can be held at which there is a sufficient number of votes of the Company Shareholders and/or the Scheme Shareholders to obtain the Company Shareholder Approvals;

(m)

not, unless required by the Court or Applicable Law, or unless this Agreement is terminated in accordance with its terms, withdraw the Scheme, or allow it to lapse, without the prior written consent of CPPIB;

(n)

following the receipt of the Company Shareholder Approvals and the satisfaction or (to the extent permitted by Applicable Law) waiver of all other Conditions (excluding those Conditions that by their nature are to be satisfied on the Effective Date and the Court Sanction Condition) use all reasonable endeavours to take all necessary steps on the part of Company to seek the Court Sanction Order as promptly as practicable (provided that the Court Sanction Order will not be sought earlier than ten Business Days following the Rollover Election Deadline), including to prepare and issue, serve and lodge all such Court documents as are required;

(o)

ensure that the information provided by it for inclusion in any document or announcement to be published by the Consortium in connection with the Transaction at the time of mailing or publication of such document will not include an untrue statement of a material fact or omit to state a material fact necessary to make the information provided, in light of the circumstances under which they were made, not misleading; and

(p)

as promptly as practicable (and in any event within two Business Days) following the receipt of the Court Sanction Order and the satisfaction or (to the extent permitted by Applicable Law) waiver of the Conditions (other than the Condition set out in paragraph 1(e) of Schedule 1) procure that a copy of the Court Sanction Order is delivered to the Registrar of Companies.

5.3

The obligations of the Company under clause 5.2 shall continue in full force and effect following any Company Adverse Recommendation Change unless this Agreement is validly terminated in accordance with clause14, or as expressly provided in clause 5.2.

Specific obligations of the Consortium

5.4	Without prejudice to the generality of clause 5.1 and subject to clause 5.6:

(a)	CPPIB shall instruct counsel to appear on behalf of the Consortium at the Court hearing to sanction the Scheme and shall undertake to the Court to be bound by the terms of the Scheme;

(b)

each member of the Consortium shall, and shall procure that, their respective Affiliates affords all such prompt cooperation and assistance and provides all such documentation and information, as may be reasonably requested by the Company in respect of the preparation and verification of the Transaction Documentation, the Court Documentation and any other document required for the implementation of the Scheme or any other matter covered by this clause 5, including the prompt and timely provision to the Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors, officers or employees as the Company may reasonably request;

(c)

each member of the Consortium shall use all reasonable endeavours to cause the Transaction Documentation to be published by it to comply in all material respects with Applicable Law (including, as applicable, the Companies Act, the 1934 Act and the rules and regulations promulgated thereunder (including Section 13e-3 of the 1934 Act) and Nasdaq requirements) and use all reasonable endeavours to procure that the Scheme Circular contains information on all the Conditions set out in this Agreement;

(d)	each member of the Consortium shall notify the Company promptly of:

(i)

any changes in the information disclosed in any document or announcement published by the Company or the Consortium in connection with the Transaction which are material in the context of that document or announcement; and

(ii)

any material new information which may be relevant to a Scheme Shareholder in considering the merits of the Transaction, and agree that any such information may be published by the Company if: (A) the Company (acting reasonably and with the advice of the KC) determines that such disclosure is necessary to ensure that all Scheme Shareholders have sufficient information to consider the merits of the Transaction; and (B) CPPIB has consented to the content and form of the disclosure (such consent not to be unreasonably withheld, delayed or conditioned);

(e)

each member of the Consortium shall ensure that the information provided by it for inclusion in any document or announcement to be published by the Company in connection with the Transaction at the time of mailing or publication of such document will not include an untrue statement of a material fact or omit to state a material fact necessary to make the information provided, in light of the circumstances under which they were made, not misleading; and

(f)	each member of the Consortium shall provide any comments on all Transaction Documentation and Court Documentation submitted to it as soon as reasonably practicable.

5.5

The Purchaser shall, as soon as reasonably practicable after the date of this Agreement and in any event prior to the Effective Date, obtain confirmation from His Majesty’s Revenue & Customs that the Court Sanction Order shall not be subject to stamp duty or stamp duty reserve tax on the basis that the Court Sanction Order will not be the principal instrument of transfer in respect of the transfer of the Cash-Out Shares pursuant to the Scheme (and in connection therewith, will provide an undertaking to His Majesty’s Revenue & Customs that the Purchaser will pay all applicable stamp duty or stamp duty reserve tax on the relevant instrument(s) of transfer).

Specific obligations Regarding Schedule 13E-3

5.6

In addition to, and without limiting, the obligations of the Company under clause 5.2 and the obligations of the members of the Consortium under clause 5.4, the Company and each member of the Consortium shall jointly prepare and shall file with the SEC, as promptly as practicable following execution of this Agreement but by no later than the date that is the last day of the seventh week from the date of this Agreement (or such later date as CPPIB and the Company may agree in writing), a Schedule 13E-3, which will include the Scheme Circular as an exhibit. Each member of the Consortium, on the one hand, and the Company, on the other hand, shall furnish to each other all information concerning such Party as may be reasonably requested in preparation of the Schedule 13E-3 and the Scheme Circular.

(a)

Each of the Company and the members of the Consortium shall use all reasonable endeavours to ensure the Scheme Circular and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations promulgated thereunder.

(b)

Each of the Company and the members of the Consortium shall use all reasonable endeavours to respond promptly to any comments of the SEC or its staff with respect to the Scheme Circular and the Schedule 13E-3.

(c)

The Company shall notify the other Parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other governmental officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Scheme Circular or the Schedule 13E-3 and shall supply the other Parties with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Scheme Circular or the Schedule 13E-3.

(d)

Prior to filing of the Schedule 13E-3 or mailing the Scheme Circular (or any amendment or supplement thereto), or responding to any comments from or making any written communications with the SEC or its staff with respect thereto, the Company shall provide each member of the Consortium and its counsel with a reasonable opportunity to review and comment on such filings or written communications and shall consider their comments in good faith.

(e)

Each of the Company and the members of the Consortium agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Scheme Circular, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transaction, will, as of the time such documents (or any amendment thereof or supplement thereto) are filed, are mailed to the Company Shareholders and at the time of the Company Shareholder Meetings, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, none of the Company or any member of the Consortium assumes any responsibility with respect to information supplied by or on behalf of, any other Party for inclusion or incorporation by reference in the Scheme Circular or the Schedule 13E-3.

(f)

If at any time prior to the Company Shareholder Meetings, any event or circumstance relating to any member of the Consortium or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Scheme Circular or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the Company Shareholders to the extent required by Applicable Law.

(g)

Each member of the Consortium and the Company shall file with the SEC the final Schedule 13E-3, which will include the Scheme Circular as an exhibit, and disseminate such Schedule 13E-3 containing the Scheme Circular to Company Shareholders as promptly as reasonably practicable following the Convening Hearing.

6.	Company Equity Plans and Employee Matters

6.1	Each Party undertakes to take the relevant steps and other actions provided for in Schedule 3 in relation to the Company Equity Plans and certain Company employee-related matters.

6.2	The Founder agrees that he will not exercise:

(a)	any Company Share Awards; or

(b)	his annual liquidity right pursuant to section 6 of the Registration Rights, Coordination and Put Option Agreement dated 23 August 2021,

prior to the Effective Date.

7.	Responsibility for Information and Standards of Care

7.1

CPPIB will accept responsibility for all of the information in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) relating to CPPIB and its Affiliates, and the Founder will take responsibility for all of the information in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) relating to himself and his Affiliates.

7.2

The Company will procure that the Special Committee accept responsibility for their views set out in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) and all information in the Scheme Circular (or in the event that the Transaction is implemented by way of an Offer, any document required to implement any Offer) other than information for which responsibility is accepted by CPPIB and/or the Founder under clause 7.1, as applicable.

7.3	Each Party acknowledges and agrees that:

(a)	each document, announcement or other information published, or statement made during the Relevant Period must be prepared with the highest standards of care and accuracy; and

(b)	these requirements apply whether the document, announcement or other information is published, or the statement is made, by the Party concerned or by a Representative on its behalf.

Each Party undertakes to use all their reasonable endeavours not to make statements in relation to this Transaction during the Relevant Period which, while not factually inaccurate, may be misleading or may create uncertainty.

8.	Warranties

8.1

The Company hereby warrants to each member of the Consortium that the statements set out in paragraphs 2 and 3 of Schedule 4 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing. Except as Disclosed, the Company hereby warrants to each member of the Consortium that the statements set out in paragraphs 4 to 33 (inclusive) of Schedule 4 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing.

8.2

Any warranties given by the Company as set out in Schedule 4 that are qualified by the expression “so far as the Company is aware”, “to the knowledge of the Company”, or similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of each of the Senior Employees and after the due and careful inquiry of each of their direct reports.

8.3

CPPIB hereby warrants to the Company that the statements set out in Part 1 of Schedule 5 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing.

8.4

The Founder hereby warrants to the Company that the statements set out in Part 2 of Schedule 5 are true and accurate at the date of this Agreement and the date immediately preceding the Court Sanction Hearing.

8.5	Each of the warranties in Schedule 4 and Schedule 5 shall be construed as being separate and independent and shall not be limited by reference to any other warranty.

8.6

CPPIB acknowledges and agrees that the Company does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to CPPIB or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement.

8.7

In connection with the repetition of the warranties set out in paragraphs 4 to 33 (inclusive) of Schedule 4 on the date immediately preceding the Court Sanction Hearing in accordance with clause 8.1 only (and, for the avoidance of doubt, not clause 14.1(c)(ii) or the paragraph 2(a) of Schedule 1), the Company may deliver to the Consortium on the date immediately preceding the Court Sanction Hearing, a Company Supplemental Disclosure Letter. In the event the Company intends to deliver a Company Supplemental Disclosure Letter, the Company shall deliver a draft form of the same to the Consortium not less than ten (10) Business Days prior to the date immediately preceding the Court Sanction Hearing (to be in substantially final form subject to the need to make any additional disclosure in the event a fact or circumstance of a material nature arises between the date of delivery of such draft and the Court Sanction Hearing).

8.8

The Company Supplemental Disclosure Letter shall only include matters that have arisen in the period commencing immediately following the entry into of this Agreement and ending on the date immediately preceding the Court Sanction Hearing and that relate to the warranties set out in paragraphs 4 to 33 (inclusive) of Schedule 4.

8.9	Subject to clause 20.4, the liability of the Company in respect of any claim for breach of warranty shall not exceed one dollar (USD $1.00) in aggregate.

9.	Conduct Pending the Effective Date

9.1	The Company undertakes that during the Relevant Period, except:

(a)

as expressly required or otherwise expressly contemplated under this Agreement (including, for the avoidance of doubt, Schedule 3), as set out in the Company Disclosure Letter or as required by Applicable Law; or

(b)

with the prior written consent of CPPIB; it being understood and agreed that if CPPIB does not approve or reject such consent request within 5 Business Days of the Company’s submission of such request, such consent shall be deemed given by CPPIB, it shall use all reasonable endeavours to, and to cause each of its Subsidiaries to, (i) carry on its business in the ordinary course of business in all material respects, and (ii) in all material respects preserve its business organisation and maintain its existing relations and goodwill with material customers, distributors, suppliers, licensors, licensees and other Third Parties with whom it has material business relations.

9.2	Without prejudice to the generality of clause 9.1, except as required by Applicable Law or in respect of an action of the Company or any of its Subsidiaries:

(a)	that the Company or any of its Subsidiaries is obliged to take in accordance with the following agreements:

(i)	shareholders’ agreement of the Company;

(ii)	Joint Venture Agreements;

(iii)	PPAs;

(iv)	New PPAs entered into in accordance with the F&O Policies or that have obtained approval from the Company Board; or

(v)

any agreements entered into with respect to the Existing Indebtedness or any new Indebtedness permitted under this clause 9 (including any amendments to the articles of association of any member of the Group pursuant to such agreements);

(b)	taken pursuant to the merger of certain Subsidiaries into ReNew Private Limited as set out at document 2.4.8 in the Project P2 Data Room;

(c)	taken pursuant to, or as otherwise expressly required or expressly contemplated by, this Agreement (including, for the avoidance of doubt, Schedule 3),

without the prior written consent of CPPIB; it being understood and agreed that if CPPIB does not approve or reject such consent request within 5 Business Days of the Company’s submission of such request, such consent shall be deemed given by CPPIB, during the Relevant Period the Company shall not, and shall cause each of its Subsidiaries not to:

(d)

adopt (i) any amendment to the Company Articles or the articles of association, by-laws or equivalent constitutional documents of ReNew Private Limited, or (ii) any material amendment to the articles of association, by-laws or equivalent constitutional documents of any Subsidiary, or any agreement between the shareholders of any of the Subsidiaries;

(e)

acquire any assets or properties, supplies or equipment, in each case, in one transaction or a series of related transactions, provided that, with respect to any acquisition relating to the business of the Group as conducted as of the date of this Agreement, the restriction under this clause 9.2(e) shall only apply if such acquisition involves consideration or capital contributions in an amount in excess of 50 million dollars (USD $50,000,000) (other than acquisitions of assets or properties, supplies or equipment in the ordinary course of business of the Company and its Subsidiaries in a manner consistent with past practice), individually or in the aggregate;

(f)

acquire, or enter into any agreements providing for any acquisition of, any Equity Securities of or other equity interest in or assets comprising any corporation, partnership, joint venture, association, organisation or other business or division of any other Person (whether by merger, takeover offer, scheme of arrangement or acquisition of securities or assets or by any other means), in each case, in one transaction or a series of related transactions, provided that, with respect to any acquisition relating to the business of the Group as conducted as of the date of this Agreement, the restriction under this clause 9.2(f) shall only apply if such acquisition involves consideration or capital contributions in an amount in excess of 50 million dollars (USD $50,000,000), individually or in the aggregate;

(g)

authorise, declare, set aside, make or pay any dividends or distribution with respect to its shares or other Equity Securities (whether in cash, assets, shares or other securities of the Company or any of its Subsidiaries), other than (i) dividends paid to the Company or one of its Subsidiaries by a Subsidiary of the Company with regard to its Equity Securities; and (ii) dividends paid by Subsidiaries to third parties provided that the aggregate amount paid by all Subsidiaries to third parties taken together does not exceed 15 million dollars (USD $15,000,000);

(h)

split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of the share capital or other Equity Securities of the Company or ReNew Private Limited, or reduce, redeem, purchase, cancel or otherwise acquire or offer to acquire any of the share capital or other Equity Securities in each case of the Company or ReNew Private Limited, except for the acceptance of Class A Ordinary Shares as payment of the exercise price of Company Share Awards or Company Warrants or withholding Taxes in respect of Company Share Awards or Company Warrants;

(i)

(1) issue, deliver, grant, pledge, charge, mortgage or encumber, or authorise the issuance, delivery, grant, pledge, charging, mortgaging or Encumbrance of any shares, voting securities or other Equity Securities in the Company or any Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or Equity Securities, other than, in the case of the shares or other Equity Securities in any Subsidiaries, (i) the incurrence of Encumbrances in connection with any Permitted Refinancing; or (ii) any Existing Indebtedness; (2) sell or dispose of, or authorise the sale or disposal of, any shares, voting securities or other Equity Securities in any Subsidiary or Associated Company; (3) file, or consummate any registration statement with, or listing application to, any securities exchange or Governmental Authority in connection with an initial public offering or other public offering of the Equity Securities of any Subsidiary; or (4) take any action to cause to be exercisable or vested any otherwise un-exercisable or unvested Company Share Award or other equity awards under any existing Company Equity Plan or Subsidiary Equity Plan (except as otherwise provided by the terms of any Company Equity Plan), other than:

(i)	in accordance with Schedule 3;

(ii)

sales of Class A Ordinary Shares pursuant to the exercise of Company Share Awards or Company Warrants if necessary to effectuate an optionee or award holder’s direction upon exercise or pursuant to the settlement of Company Share Awards in order to satisfy Tax withholding obligations; or

(iii)

issuances of any option, restricted stock unit or performance stock unit to acquire Class A Ordinary Shares pursuant to the Company Equity Plans to directors, officers or employees of the Company or its Subsidiaries in the ordinary course of business;

(j)

except as required by Applicable Law or any Company Employee Plan or any contract (which has been Disclosed) as in existence as of the date of this Agreement or in accordance with Schedule 3 of this Agreement:

(i)

increase the compensation or benefits payable or to become payable to any of the directors, officers or employees, except for (A) annual or other regular merit-based increases of salaries or wage rates in the ordinary course of business (provided that such increases in such base salaries or wage rates shall not exceed 20% of the aggregate base salaries of all directors, officers and Senior Employees as of the date of this Agreement), (B) in connection with hires and promotions not otherwise prohibited by clause 9.2(j)(vi), or (C) changes to group health or welfare plan benefits in connection with annual renewals in the ordinary course of business;

(ii)

grant or pay or commit to grant or pay to any of the directors or Senior Employees bonuses, incentive compensation, retention awards or increases in severance or termination pay, other than (1) annual bonuses pursuant to paragraph 2 of Part 2 of Schedule 3; (2) in accordance with any agreements entered into with the Company’s directors or Senior Employees prior to the date of this Agreement and made available to CPPIB or (3) in accordance with clause 9.2(i)(iii);

(iii)

establish, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement or Company Employee Plan, or any plan, contract, policy or arrangement that would be a Company Employee Plan if it were in effect on the date hereof, other than (1) changes to group health or welfare plan benefits in connection with annual renewals in the ordinary course of business and (2) in connection with any action that applies uniformly to employees and does not result in more than a de minimis measure in cost to the Company;

(iv)

take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Equity Plan or Subsidiary Equity Plan, other than to give effect to the actions and steps set out in Schedule 3;

(v)	terminate the employment of any Senior Employee, other than for cause, provided that the Company shall promptly notify the Consortium in writing if any such termination is effected;

(vi)

hire or promote any new Senior Employees except to replace any departed Senior Employee (other than any departed Senior Employee who is the Chief Executive Officer or Chief Financial Officer), with any compensation package proposed for a new Senior Employee to be on terms not more than 125% of those provided to the departed or similarly situated Senior Employee; or

(vii)

other than to comply with Applicable Law, enter into or amend any agreement or arrangement that provides for the recognition of or requirement to bargain with any union, works council or other body that represents any employee of any Group Company;

(k)

liquidate (completely or partially), wind up, dissolve, place into administration or receivership, enter into any voluntary arrangement or other compromise with creditors, restructure, recapitalise or effect any other reorganisation (except for any restructuring, recapitalisation or reorganisation between the Subsidiaries and the Relevant JV Entity in connection with the liquidation of the Relevant JV Entity or Fluence India ReNew JV Private Limited), or adopt any plan or resolution, or take any other action providing for any of the foregoing;

(l)

make any loans, advances (other than pursuant to the Company Articles) or capital contributions to, or investments, in any other Person (other than Subsidiaries of the Company), in each case other than (i) in the ordinary course of business, (ii) in accordance with the Company Budget and Company Business Plan, or (iii) as required pursuant to a Joint Venture Agreement;

(m)

sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, create or incur any Encumbrance on, any of its properties, rights or assets (including the capital in any Subsidiaries), individually or in the aggregate in excess of 50 million dollars (USD $50,000,000), except (i) sales of inventory or product produced in the ordinary course of business, or (ii) dispositions of obsolete or worthless equipment, in the ordinary course of business;

(n)

enter into any Contract that would constitute a Material Contract if in effect on the date of this Agreement or materially modify, materially amend, extend or terminate (other than non-renewals or auto-renewals occurring in the ordinary course of business or termination at the end of the Contract term in accordance with the terms of the Contract) any Material Contract, provided that this clause 9.2(n) shall not prohibit or restrict the Company or any of its Subsidiaries from entering into a Contract in the ordinary course of business or in accordance with the Company Budget and Company Business Plan;

(o)

enter into any new lines of business (other than New Business, subject to clause 9.4(d)), make any capital expenditure or expenditures or enter into agreements or arrangements (other than New Business, subject to clause 9.4(d)) providing for capital expenditure or expenditures individually or in the aggregate in excess of 50 million dollars (USD $50,000,000), except those contemplated by the Company Budget or Business Plan in an amount not to exceed the budgeted amount for the relevant capital expenditure;

(p)

enter into any material transaction, agreement or understanding or amend, extend or modify any existing material transaction, agreement or understanding with any executive officer or director or shareholder of the Company that holds at least 10% of the outstanding shares of the Company, where such resulting transaction is carried out on terms other than those that would be agreed at arm’s length;

(q)	(i) initiate any Proceedings where the relief sought by the Company or any of its Subsidiaries exceeds 50 million dollars (USD $50,000,000) in the aggregate; or

(ii) waive, release, assign, compromise or settle any actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings (“Settlements”) to which the Company or any of its Subsidiaries is a defendant, in each case, other than (1) debt collection in the ordinary course of business; (2) ordinary course disputes with vendors, customers, third parties or employees; and (3) the compromise or settlement of any Proceeding or Settlement that (a) provides for the payment and / or waiver by the Company or its Subsidiaries of an amount in cash not to exceed 50 million dollars (USD $50,000,000) in the aggregate; (b) does not involve any admission to wrongdoing by the Company or any of its Subsidiaries; and (c) does not involve the grant of any equitable relief or impose any non-monetary obligations on the Company or any of its Subsidiaries (other than customary obligations), provided that (y) any Proceeding or Settlement related to Taxes shall be governed by clause 9.2(s); and (z) sub-paragraphs (1), (2) and (3) shall not apply to any Settlement involving or relating to any Governmental Authority (other than Settlements involving the Solar Energy Corporation of India and/or DISCOMs of any state in India);

(r)

make any material change in financial or Tax accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by IFRS or Applicable Law;

(s)

make or change any Tax election, change any Tax accounting period, adopt or change any method of Tax accounting, make any amendment to any corporate income Tax return, enter into any closing agreement, or seek any ruling from any Taxing Authority in respect of an amount of Taxes other than in the ordinary course of business and consistent with past practice, initiate any voluntary Tax disclosure with any Governmental Authority with respect to Taxes, or settle, compromise, agree or negotiate any Proceeding, liability, audit, enquiry or assessment related to Taxes, save in each case to the extent that, in each case, the impact of such election, change, adoption, amendment or other action is not material;

(t)	change its residence for Tax purposes and/or establish a taxable presence outside its jurisdiction of incorporation;

(u)

surrender and/or extract any Reliefs from the Company or any of its Subsidiaries to any entity other than the Company or any of its Subsidiaries individually or in the aggregate in excess of 50 million dollars (USD $50,000,000);

(v)

redeem any bonds, debentures, notes or similar instruments, including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock of the Company or any of its Subsidiaries in excess of 100 million dollars (USD $100,000,000) other than: (i) in connection with a Permitted Refinancing; or (ii) the repayment of borrowings from any bank, financial institution or other lender in an amount not to exceed 300 million dollars (USD $300,000,000) in the aggregate; provided that any repayment under this clause (ii) must be fully backed by an issuance of new bonds, debentures, notes or similar instruments carrying an interest rate equal to or lower than the interest rate of the bonds, debentures, notes or similar instruments which were repaid;

(w)

incur, assume, guarantee, endorse or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for:

(i)	in connection with a Permitted Refinancing;

(ii)	the incurrence of any Indebtedness solely among the Company and its Subsidiaries or solely among Subsidiaries of the Company;

(iii)

currency or commodity derivatives (including non-deliverable forward derivatives covering any of the Group Companies, directly or indirectly) in all material respects related to: (a) current debt / related to supply chain; or (b) future debt or related to procurement / capital expenditure requirements as under the Company Business Plan in the ordinary course of business and not for speculative purposes;

(iv)	indebtedness incurred in the ordinary course of business;

(v)	indebtedness incurred that is not contemplated by the Company Business Plan or Company Budget that does not exceed 200 million dollars (USD $200,000,000) in the aggregate;

(vi)	borrowings for working capital purposes in the ordinary course of business under lines of credit or similar arrangements in existence as of the date of this Agreement; or

(vii)

any guarantee or bid commitment in connection with any project-related bids that is entered into in the ordinary course of business and which satisfy the capital expenditure and IRR requirements set out in the Company Business Plan;

(x)

take, or omit to take, any action which may be reasonably expected to cause any significant impact on the rating of any rated debt securities of the Company or any of its Subsidiaries, except for the cessation or withdrawal of a rating by Moody’s Investors Service, Inc. or any of its affiliates at the request of the Company or any of its Subsidiaries;

(y)

enter into, amend, modify or supplement any term of any engagement letter between the Company and any of its financial advisers in a manner that is less favorable to the Company in connection with the Transaction in any material respect;

(z)

terminate, amend, modify or intentionally release or intentionally waive any provision of any confidentiality agreement to which the Company or any of its Affiliates is a party, or fail to enforce such provisions of any such agreement, to the extent such provisions are still effective, in each case which would have a material adverse effect in the context of the Transaction or the Company;

(aa)	make any material change in the nature or organisation of its business or discontinue or cease to operate all or a material part of its business;

(bb)

make any material change to, or grant any material waiver or material exception under, any Health and Safety Policies and Standards, or make any material change to the monitoring, enforcement, or reporting of compliance with such policies and standards, in each case that would reasonably be expected to result in a material reduction in the scope, stringency, or effectiveness of such policies, standards, or enforcement;

(cc)

make any material change to, or grant any material waiver or material exception under, any Supply Chain Sourcing Policies and Practices in each case that would reasonably be expected to result in a material reduction in the scope, stringency, or effectiveness of such policies, standards, or enforcement; or

(dd)	agree or authorise, in writing or otherwise, to take any of the foregoing actions.

9.3

Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give the Consortium or CPPIB, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ businesses or operations prior to the Effective Time. Prior to the Effective Time, the Company shall continue to exercise, consistent with the terms of this Agreement, complete control and supervision over its Subsidiaries and its and their business and operations.

9.4	Notwithstanding anything contained in this clause 9, the consent of CPPIB shall not be required for:

(a)

any action, decision or transaction undertaken in accordance with the Company Business Plan or Company Budget, other than for the following matters to the extent contemplated in the Company Business Plan or Company Budget:

(i)	any equity investment of more than 200 million dollars (USD $200,000,000) individually;

(ii)	any new Indebtedness of more than 500 million dollars (USD $500,000,000) individually; or

(iii)	any final investment decision for more than 700 million dollars (USD $700,000,000) individually;

(b)

the incurring of any new Indebtedness (including any action, decision or transaction undertaken in accordance with such new Indebtedness, including without limitation, security creation or provision of any guarantee between the Group Companies) by a Subsidiary incurred that is not contemplated by the Company Business Plan or Company Budget of up to 200 million dollars (USD $200,000,000) individually or up to 500 million dollars (USD $500,000,000) in the aggregate, provided that such new Indebtedness will be used to either (i) refinance project-level indebtedness or (ii) retire or provide intercompany loans;

(c)

any action, decision or transaction, including without limitation, security creation undertaken pursuant to and required in connection with a Permitted Acquisition, a Permitted Disposal or a Pipeline Transaction;

(d)

any action taken, decision or transaction undertaken pursuant to the Company Business Plan (including the Company’s plan in relation to the 6.5 GW Wafer-Ingot facility) or New Business and which satisfies the return requirements set out in the F&O Policies; provided that (i) this clause (d) shall not apply to any acquisition relating to New Business and (ii) such action, decision or transaction shall not involve capital expenditures across all New Business in excess of 50 million dollars (USD $50,000,000);

(e)	any actions pursuant to any intra-Group transactions in the ordinary course of business and consistent with past practice; and

(f)	any proposal being made solely to the Company Board (including its committees), or at a meeting of the Company Board (including its committees).

9.5

The approval of any action, decision or transaction by CPPIB under this clause 9 shall be deemed to be an approval of all steps and actions as may be required to be undertaken to accomplish the purposes of such action, decision or transaction, as the case may be, including negotiating, finalizing, amending, accepting, executing and signing on behalf of the Company or the relevant Subsidiary, as the case may be, all deeds, documents and agreements, provided that (a) the Company promptly provides CPPIB with details of all material updates with respect to such transaction, including the execution and completion thereof, and (b) the Company shall be required to seek a further approval from CPPIB if there is a material and adverse change to the terms on which the Group proposes to implement that transaction.

10.	Non-solicitation

Non-solicitation obligations of the Company

10.1

The Company shall, shall cause its Subsidiaries to, and shall use all reasonable endeavours to cause its and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Third Party ongoing as of the date of this Agreement with respect to any Competing Proposal and shall as promptly as practicable (and in any event within five (5) Business Days) after the date of this Agreement:

(a)

terminate access of any Third Party to any data room containing confidential information of the Group, other than access granted by a Subsidiary to a Third Party which was not granted, and which is not being used, in connection with any Competing Proposal; and

(b)

request the return or destruction of all confidential information provided to Third Parties prior to the date of this Agreement that have entered into a confidentiality agreement with the Company relating to any Competing Proposal.

10.2

During the Relevant Period, except as otherwise permitted by the provisions of this clause 10, the Company shall not, shall cause its Subsidiaries not to, and shall use all reasonable endeavours to cause the Company’s and its Subsidiaries’ respective Representatives not to, directly or indirectly:

(a)	solicit, initiate, participate in, knowingly facilitate, knowingly assist or knowingly encourage any enquiries regarding, or the making or submission of, any Competing Proposal;

(b)	enter into, continue or participate in any discussions or negotiations with any Third Party in respect of any Competing Proposal;

(c)

enter into or adopt any letter of intent, heads of terms, memorandum of understanding or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to any Competing Proposal;

(d)	make a Company Adverse Recommendation Change;

(e)

furnish or cause to be furnished any confidential or non-public information or data of or with respect to the Company or any of its Subsidiaries, or afford or caused to be afforded access to the business, operations, properties, assets, books, records, or other non-public information or data, or to any personnel, of the Company or any of its Subsidiaries, to any Third Party in connection with any Competing Proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Competing Proposal;

(f)	amend or grant any waiver or release under any standstill, confidentiality or similar agreement entered into with respect to any Competing Proposal; or

(g)	resolve or agree to do any of the foregoing.

10.3	The restrictions in this clause 10 shall not prevent or restrict:

(a)	any disclosure required by Applicable Law or by order of any court or Governmental Authority; or

(b)

any disclosure required to enable any director of the Company or any Subsidiary to comply with his or her fiduciary duties, provided that such director has obtained written legal advice from external counsel confirming that such disclosure is required to comply with such fiduciary duties, provided that if any such action or disclosure or omission pursuant to clause 10.3(a) or 10.3(b) constitutes a Company Adverse Recommendation Change, CPPIB shall have the termination right as set out in clause 14.

Competing Proposals

10.4

During the Relevant Period, to the extent permitted by Applicable Law, the Company shall: (i) promptly (and in any event within forty-eight (48) hours) notify the Consortium if any Competing Proposal has been received by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any of its or their Representatives), and such notice shall include: (x) the identity of the Third Party making such Competing Proposal, (y) the material terms and conditions of any such Competing Proposal; (ii) keep the Consortium reasonably informed of any material developments, discussions or negotiations regarding such Competing Proposal (including any change of terms); and (iii) respond as promptly as reasonably practicable to any reasonable requests for information made by CPPIB in connection with such Competing Proposal. During the Relevant Period, the Company or any of its Representatives may, in response to a Competing Proposal that did not result from a breach in any material respect of clauses 10.1 or 10.2:

(a)	inform such Third Party or its Representative of the restrictions imposed by the provisions of this clause 10;

(b)

prior to, but not after, the receipt of the Company Shareholder Approvals, seek clarification from any Third Party that has made a Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Special Committee to make an informed determination as to whether the Competing Proposal constitutes a Superior Proposal;

(c)

if, and only if the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any standstill, confidentiality or similar agreement would be inconsistent with its fiduciary or other directors duties under Applicable Law, the Company may then amend or grant a waiver or release under such standstill, confidentiality or similar agreement, solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Company Board, a Competing Proposal, conditioned upon such Third Party agreeing to disclosure of information in relation to such Competing Proposal to CPPIB as contemplated by this clause 10.4; and

(d)

if and only if the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the failure to take any such action would be inconsistent with its fiduciary or other directors duties under Applicable Law, then the Company and its Representatives may (A) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Competing Proposal; provided, that the Company shall substantially concurrently provide to CPPIB any non-public information concerning the Company that is provided to any such Person which was not previously provided to CPPIB or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with respect to such Competing Proposal with the Person or group of Persons making such Competing Proposal.

10.5

If, at any time prior to the satisfaction of the Court Sanction Condition, (i) the Company receives a bona fide Competing Proposal made after the date of this Agreement that has not resulted from a breach in any material respect of clauses 10.1 or 10.2, (ii) the Company has complied with its obligations under clause 10.6 and (iii) the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that a failure to take action in response to such Superior Proposal would likely be inconsistent with its fiduciary or other directors duties under Applicable Law then, subject to clause 10.6, the Special Committee may:

(a)	make a Company Adverse Recommendation Change; and/or

(b)	terminate this Agreement in accordance with clause 14.1(e)(iii).

10.6	The Company may only exercise its rights under clause 10.5 if it first satisfies the following requirements:

(a)

the Company notifies the Consortium in writing at least 10 Business Days before taking such action, and such notice includes a written summary of the material terms and conditions thereof and the identity of the Person(s) making any such Superior Proposal;

(b)

the Company and its Representatives negotiate in good faith with the Consortium and their Representatives during such 10 Business Day notice period, to the extent that the Consortium seek to negotiate, to enable the Consortium to propose revisions to the terms of this Agreement and the Scheme that would cause a Competing Proposal to no longer constitute a Superior Proposal; and

(c)

during the 10 Business Day period set out in clause 10.6(b), the Special Committee considers in good faith any revisions to the terms of this Agreement and the Scheme proposed in a binding written proposal by the Consortium, and, following the satisfaction of such requirements, the Special Committee determines in good faith that the Superior Proposal would nevertheless continue to constitute a Superior Proposal notwithstanding any revisions proposed by the Consortium and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement would likely be inconsistent with the fiduciary or other director duties of the Special Committee under Applicable Law. Following the initial 10 Business Day period, every subsequent material revision or material modification to any such Superior Proposal (any proposed change in the form or amount of consideration offered shall be deemed a material revision or material modification) shall restart the period set out in clause 10.6(b), except that such period shall be 5 Business Days (instead of 10 Business Days).

Intervening Events

10.7

If, at any time prior to the satisfaction of the Court Sanction Condition, an Intervening Event occurs then, subject to clause 10.8, the Special Committee may make a Company Adverse Recommendation Change of the type described in limbs (b) or (c) of the definition thereof, provided that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would likely be inconsistent with its fiduciary or other directors duties under Applicable Law.

10.8	The Company may only exercise its rights under clause 10.7, if it first satisfies the following requirements:

(a)

the Company notifies the Consortium in writing at least 10 Business Days before taking such action, and such notice includes a reasonably detailed description of the Intervening Event (including the facts and circumstances providing the basis for the determination by the Special Committee to effect such Company Adverse Recommendation Change);

(b)

the Company and its Representatives negotiate in good faith with the Consortium and their respective Representatives during such 10 Business Day notice period, to the extent that the Consortium seeks to negotiate, to enable the Consortium to propose revisions to the terms of this Agreement and the Scheme that would cause the Company to no longer make a Company Adverse Recommendation Change;

(c)

the Company and its Representatives provide to the Consortium and their respective Representatives all applicable information with respect to such Intervening Event reasonably requested by the Consortium to allow it to propose revisions to the terms of this Agreement; and

(d)

following the 10 Business Day period set out in clause 10.8(b), the Special Committee considers in good faith any revisions to the terms of this Agreement in a binding written proposal by the Consortium, and, following the satisfaction of such requirements, the Special Committee determines in good faith after consultation with its financial advisor and outside legal counsel that the failure to take such action in response to such Intervening Event would likely to continue to be inconsistent with its fiduciary or other directors duties under Applicable Law notwithstanding the revisions proposed by the Consortium.

10.9

If, at any time commencing from the day that is five Business Days prior to the date of the Court Meeting but prior to the satisfaction of the Court Sanction Condition, an Intervening Event occurs and the Special Committee makes a Company Adverse Recommendation Change of the type described in limbs (b) or (c) of the definition thereof in accordance with clause 10.8, the Special Committee shall take such actions as are required to convene a further Court Meeting as soon as reasonably practicable to enable Scheme Shareholders a further opportunity to vote on the Scheme in light of the Intervening Event (the “Further Court Meeting”).

General

10.10

In no event shall the Company’s compliance with its obligations pursuant to, or the exercise of its rights under, clauses 10.4, 10.6 and 10.8 (including, for the avoidance of doubt, any communications by the Company, the Special Committee or their Representatives to the Consortium and/or their Representatives that the Special Committee considers (i) a Competing Proposal to be a Superior Proposal or (ii) an Intervening Event to have occurred) constitute a Company Adverse Recommendation Change.

10.11	Nothing contained in this clause 10 shall prevent the Special Committee from:

(a)	taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act;

(b)

making any “stop, look and listen” communication to Company Shareholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act (which, for the avoidance of doubt, shall not, in and of itself, constitute a Company Adverse Recommendation Change); or

(c)	making any public disclosure required to comply with its obligations under Applicable Law (including, without limitation, the 1934 Act), or the rules of the Nasdaq,

provided that any such action or disclosure or omission pursuant to clause 10.11(a) that would constitute a Company Adverse Recommendation Change shall give CPPIB a termination right as set out in clause 14.

10.12

The Parties agree that if any Representative or Subsidiary of the Company takes any action on behalf of or at the direction of the Company which, if taken by the Company, would constitute a breach of this clause 10, then the Company shall be deemed to be in breach of this clause 10.

11.	Cash Funding Requirement

11.1

CPPIB represents, warrants and undertakes to each other Party that sufficient resources will be immediately available to the Purchaser as at the date that the Purchaser is required to procure the payment of the Cash Funding Requirement to the Paying Agent in accordance with clause 3.1, for use to satisfy in full, and that it will satisfy in full, the cash funding requirements under and in connection with the Transaction, including:

(a)

the aggregate Consideration for all Cash-Out Shares (including any amounts payable to participants in the Company Equity Plans in respect of any Award that is exercised between the Court Sanction Order and the Scheme Record Time pursuant to Part 1 of Schedule 3); and

(b)	any stamp duty or stamp duty reserve tax payable in connection with the transfer of the Cash-Out Shares pursuant to the Transaction,

(together, in aggregate, the “Cash Funding Requirement”).

11.2

In the event that the Cash Funding Requirement is increased, references in this Agreement to the Cash Funding Requirement and to the amount required to be made available by CPPIB to satisfy the Cash Funding Requirement in full shall be to the amount so increased.

11.3

CPPIB expressly acknowledges and agrees that its obligations under this Agreement, including their obligations to consummate the Transaction, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

12.	Director and Officer Liability

12.1

From and after the Effective Date, CPPIB shall procure that the Company and each of its Subsidiaries, to the fullest extent permitted by Applicable Law shall indemnify, defend and hold harmless each D&O Party against any liability arising in connection with or in relation to such D&O Party’s position as a director, manager or officer of the Company or any of its Subsidiaries at least to the extent such D&O Party is indemnified immediately prior to the Effective Date pursuant to the Company Articles, the constitutional documents of any Subsidiary or any deed of indemnity or other agreement between such D&O Party and the Company or any of its Subsidiaries.

12.2

CPPIB acknowledges that the Company and the Subsidiaries may obtain as of or prior to the Effective Date “tail” directors’ and officers’ liability insurance policies with a claims period of ten years from the Effective Date with at least the same coverage and amounts, and containing terms and conditions that are no less advantageous to the D&O Parties when compared to the insurance maintained by the Company and its Subsidiaries as of the date of this Agreement, in each case, with respect to claims arising out of or relating to events which occurred on or prior to the Effective Date, provided that (A) the annual premium for such insurance shall not exceed 300% of the annual premium payable by the Company or its Subsidiaries for such insurance as of the date of this Agreement; and (B) if the annual premium that would be payable by the Company or its Subsidiaries for such insurance would exceed 300% of the annual premium payable by the Company or its Subsidiaries for such insurance as of the date of this Agreement, the Company and the Subsidiaries shall instead obtain insurance with the best available or at least comparable coverage with respect to matters occurring on or prior to the Effective Date with an annual premium equal to up to 300% of the annual premium payable by the Company or its Subsidiaries for such insurance as of the date of this Agreement.

12.3

The obligations of CPPIB and the Company and its Subsidiaries under this clause 12 shall not be terminated, amended or modified in any manner so as to materially adversely affect any D&O Party (including such person’s successors, heirs and legal representatives) to whom clause 12 applies without the written consent of such affected D&O Party (it being expressly agreed that the D&O Parties shall be third party beneficiaries of this clause 12 and it shall be enforceable by such D&O Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of CPPIB and the Company and its Subsidiaries).

12.4	If, following the Effective Date, the Company or any of its Subsidiaries, or any of their respective successors or assigns:

(a)	consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger; or

(b)	transfers all or substantially all of its properties and assets to any person,

then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or any of its Subsidiaries or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set out in this clause 12.

12.5

The rights of the D&O Parties under this clause 12 shall be in addition to any rights such D&O Parties may have under the Company Articles or constitutional documents of any Subsidiary, or under any Applicable Law, and CPPIB shall, and shall cause the Company and each of its Subsidiaries to, honour and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries, as applicable, as in effect on the date of this Agreement.

13.	Further Covenants of the Parties

Access to Information

13.1

Subject to clause 13.2, on reasonable notice during normal business hours during the Relevant Period, the Company shall, and shall cause its Subsidiaries and its Representatives to, afford to CPPIB and its Representatives reasonable access to the Company’s and its Subsidiaries’ properties, offices, personnel, Contracts, books, and records and all other information concerning its businesses, properties and personnel (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement, or, except as expressly provided in clause 10, to any Competing Proposal), in each case, as CPPIB and its Representatives reasonably requests solely to the extent such request is made in furtherance of the consummation of the Transaction and in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, during the Relevant Period, the Company shall deliver, or cause to be delivered, to CPPIB:

India

(a)	signed annual audited financial statements along with audit reports of the Company, as soon as reasonably practicable following the filing of such statements;

(b)	quarterly financial statements of the Company along with limited review report, if applicable, as soon as reasonably practicable following the filing of such statements;

(c)	minutes of the Company and ReNew Private Limited audit committee, shareholder’s and board meetings, as soon as reasonably practicable following such meetings;

(d)

copies of assessment orders, appeal papers (including grounds of appeal), appeal orders, and notices, in each case pertaining to the tax affairs of the Company and/or ReNew Private Limited only, received from any Taxing Authorities, as soon as reasonably practicable following receipt by the Company;

(e)	Tax returns, as soon as reasonably practicable following the filing of such returns by ReNew Private Limited;

(f)	tax audit reports (Form 26), as soon as reasonably practicable following the filing of such reports by ReNew Private Limited;

(g)	report under section 206 of the IT Act (Form 66), if applicable, as soon as reasonably practicable following the filing of such reports by ReNew Private Limited;

(h)	transfer pricing report (Form 56, Form 48, master filing and TP study report), as soon as reasonably practicable following the filing of such reports by ReNew Private Limited;

(i)	valuation reports to be obtained for securities issued by ReNew Private Limited, as soon as reasonably practicable following the completion of such reports;

United Kingdom

(j)	any corporate tax returns filed for the Company, as soon as reasonably practicable following the filing of such returns; and

(k)

details of any non-routine communications with, and of any investigations, non-routine inquiries and non-routine visits by, from His Majesty’s Revenue & Customs or any other Taxing Authority, in relation to the Company, as soon as reasonably practicable following receipt of such communications or becoming aware of such investigations, inquiries or visits, as applicable.

13.2	The obligations of the Company under clause 13.1 shall be subject to the following:

(a)	the Company and its Subsidiaries and its Representatives shall not be required to provide such access or disclosure of information if it:

(i)	would, as reasonably determined based on the advice of outside legal counsel, jeopardise any attorney-client, attorney work product or other legal privilege with respect to such information;

(ii)

would contravene any Applicable Law or confidentiality agreement with a third party entered into prior to the date of this Agreement or after the date of this Agreement in the ordinary course of business;

(iii)	would result in the disclosure of any valuations of the Company in connection with the Transaction or any other strategic alternatives; or

(iv)	would be for the purpose of disclosure of such information in any Proceeding between the Parties,

provided that in the event that the Company objects to any request submitted pursuant to and in accordance with clause 13.1 and withholds information on the basis of 13.2(a)(i) and/or 13.2(a)(ii), the Company shall inform CPPIB as to the general nature of what is being withheld (to the extent permissible under Applicable Law or any relevant confidentiality agreement and to the extent possible without jeopardising any attorney-client, attorney work product or other legal privilege with respect to such information) and shall use reasonable endeavours to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable endeavours to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection; and

(b)	neither CPPIB nor its Representatives shall use any information obtained pursuant to clauses 13.1 or 13.2 for any purpose unrelated to the consummation of the Transaction.

Transaction Litigation

13.3

The Company shall as promptly as reasonably practicable (and in any event, within five (5) Business Days) notify the Consortium in writing of any shareholder demands or other similar Proceedings (including derivative claims) commenced against the Company, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers, relating to this Agreement or the Transaction (collectively, “Transaction Litigation”) and shall keep the Consortium informed on a reasonably current basis regarding any Transaction Litigation (including by as promptly as reasonably practicable furnishing to the Consortium and their Representatives such information relating to such Transaction Litigation as may reasonably be requested by CPPIB and that would not reasonably be expected to result in the waiver of attorney-client or other legal privilege, unless the Company is not permitted to provide such information pursuant to Applicable Law).

13.4

The Company shall give CPPIB the opportunity to consult with it regarding the defence and settlement of any Transaction Litigation, shall consider in good faith CPPIB’s advice with respect to such Transaction Litigation and shall give CPPIB the opportunity to participate (at such CPPIB’s expense) in, but not control, the defence or settlement of such Transaction Litigation. Neither the Company nor any of its Subsidiaries shall propose or agree to settle or offer any mooting disclosure in any Transaction Litigation without CPPIB’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Company and Consortium Actions Prior to and on the Effective Date

13.5

On or prior to the Effective Date but before the Effective Time, the Company shall procure that the Company Board passes resolutions, either at a meeting of the directors of the Company or as written resolutions in accordance with the Company Articles, conditional upon the delivery of the Court Sanction Order to the Registrar of Companies (and effective as of the Effective Time), approving:

(a)	the resignation of such directors of the Company as CPPIB shall notify to the Company (which shall not include Mr. Sumant Sinha); and

(b)

the appointment of such persons as CPPIB shall notify to the Company as the directors of the Company, in each case nominated by CPPIB and each other shareholder in the Company having director appointment rights pursuant to the terms of the Shareholders’ Agreement.

13.6

On the Effective Date, the Company shall deliver to the Consortium a letter of resignation (in customary form) from, or evidence of the removal of each director who is to resign in accordance with clause 13.5(a).

Stock Exchange Delisting and Termination of 1934 Act Registration

13.7

Each of the Company and each member of the Consortium agrees to cooperate with the other Party and use all reasonable endeavours to take, or cause to be taken, all actions necessary or advisable to delist the Class A Ordinary Shares and Company Warrants (if not already delisted) from Nasdaq and terminate the registration of the Class A Ordinary Shares and Company Warrants (if not already terminated) under the 1934 Act, provided that such delisting and termination shall not be effective until the Effective Time or as soon as reasonably practicable thereafter.

13.8	As soon as reasonably practicable after the Effective Date, the Company shall provide notice to the Depositary to terminate the Deposit Agreement.

Switching

13.9

CPPIB may, acting reasonably, elect to implement the acquisition of the entire issued and to be issued share capital of the Company (excluding any Excluded Shares) as contemplated by this Agreement (the “Acquisition”) by means of a takeover offer within the meaning of section 974 of the Companies Act (an “Offer”), with the prior written consent of the Special Committee.

13.10

If CPPIB reasonably wishes to implement the Acquisition by way of an Offer, the Special Committee agrees to enter into good faith discussions with CPPIB regarding the preferred structure of the Acquisition, taking into account, amongst other things, the prospect of the Acquisition succeeding.

13.11

The Company undertakes to each member of the Consortium, and each member of the Consortium undertakes to the Company, to use all reasonable endeavours to implement any Offer, if any, and take all actions necessary or desirable to give effect to the Offer.

13.12	In the event that CPPIB elects to implement the Acquisition by way of an Offer:

(a)	the provisions of this Agreement shall be deemed to be modified or amended insofar as is necessary as a result of the switch from a Scheme to an Offer;

(b)	the Offer will be conducted in compliance with US tender offer rules, including the requirement that such Offer be open for a period of at least 20 Business Days;

(c)	the acceptance condition to the Offer shall be set at 90% (or such lesser percentage as the Company and the Consortium may agree) of the Class A Ordinary Shares to which the Offer relates;

(d)

neither CPPIB nor its Affiliates shall take any action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the acceptance condition to the Offer for as long as the Offer is open for acceptance;

(e)

the Consortium shall ensure that, unless the Parties agree otherwise in writing, the only conditions of the Offer shall be those set out in Schedule 1 and Schedule 2 (with (i) the conditions set forth in paragraphs 1(a) and (d) of Schedule 1 replaced with the acceptance condition specified in clause 13.12(a) above; and (ii) any other additions, deletions, modifications or amendments to such conditions as the Parties agree are reasonably necessary or desirable as a result of a switch from the Scheme to the Offer); and

(f)

the Consortium shall keep the Company reasonably informed, on a regular basis and in any event as promptly as reasonably practicable following a request by the Company or its Representatives, of the number of Scheme Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders.

Tax

13.13

The Company and CPPIB shall (and shall, in the case of the Company, procure that each of its Subsidiaries and its and their Representatives shall and, in the case of CPPIB, procure that any Affiliates and its and their respective Representatives shall) use reasonable endeavours to provide such assistance and information as such other Party may reasonably request in connection with any matters relating to Tax in respect of, or arising from, the Transaction, including in respect of any Tax rulings, clearances or consents that any such Party may consider necessary or desirable in connection with the Transaction (including, in the case of the Purchaser, in connection with any UK stamp duty or stamp duty reserve tax).

13.14	Nothing in clause 13.13 shall require any Party to disclose to another party any information:

(a)	which is commercially sensitive to or concerns or pertains to the tax affairs of CPPIB or its Affiliates;

(b)	which is or may be subject to legal professional privilege; or

(c)	which cannot be shared with the recipient parties in compliance with Applicable Law.

Takeover Statutes

13.15

CPPIB confirms that it has received written confirmation from the UK Panel on Takeovers and Mergers (the “Panel”) that the UK City Code on Takeovers and Mergers (the “Takeover Code”) does not apply to the Company or the Transaction. The Company shall not take (or omit to take), and shall cause its directors, officers and employees, and shall direct its other Representatives, not to take (or omit to take), any action that would reasonably be expected to result in:

(a)	the Takeover Code applying to the Company, or the Transaction; or

(b)	the Transaction becoming subject to the jurisdiction of the Panel.

14.	Termination

Termination

14.1	This Agreement may be terminated at any time prior to the Effective Time (notwithstanding receipt of the Company Shareholder Approvals):

(a)	by mutual written agreement of the Company and CPPIB;

(b)	by either the Company or CPPIB if:

(i)	the Effective Date has not occurred by the Long Stop Date;

(ii)

an injunction, restraining order or other Order or any other legal or regulatory restraint or prohibition has been issued or made by any Governmental Authority of competent jurisdiction which permanently prevents the consummation of the Transaction, and such permanent prohibition shall have become final and non-appealable;

(iii)	the Court Meeting or the Company General Meeting (including, in each case, any postponements or adjournments thereof) have been held and any Company Shareholder Approval has not been obtained; or

(iv)	the Court declines or refuses to sanction the Scheme,

provided that the right to terminate this Agreement pursuant to clause 14.1(b)(i) shall not be available to: (i) the Company, in the event that the Company’s breach of any representation, warranty, covenant or obligation set out in this Agreement has caused the relevant event or circumstance giving rise to the right of termination under clause 14.1(b)(i); or (ii) CPPIB, in the event that CPPIB’s breach of any representation, warranty, covenant or obligation set out in this Agreement has caused the relevant event or circumstance giving rise to the right of termination under clause 14.1(b)(i);

(c)	by CPPIB:

(i)

if, prior to the satisfaction of the Court Sanction Condition, (A) a Company Adverse Recommendation Change has occurred, or (B) the Special Committee has failed to publicly reaffirm the Special Committee Recommendation within five Business Days after CPPIB’s written request following the public announcement of a Competing Proposal;

(ii)

if a breach of any representation or warranty (which, for this purpose, shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the Company Supplemental Disclosure Letter) or failure to perform any covenant or obligation on the part of the Company set out in this Agreement has occurred that would cause either Condition set out in paragraph 2(a)(i) or 2(a)(ii) of Schedule 1 not to be satisfied, and such breach or failure to perform:

(A)	is incapable of being cured by the Long Stop Date; or

(B)

has not been cured by the Company within the earlier of (x) 60 Business Days following written notice to the Company from the Consortium of such breach or failure to perform and (y) the Long Stop Date,

provided that this Agreement may not be terminated pursuant to this clause 14.1(c)(ii) by CPPIB if CPPIB is then in breach of any of its representations, warranties, covenants or obligation set out in this Agreement and such breach by CPPIB would cause any Conditions set out in paragraph 3 of Schedule 1 not to be satisfied;

(d)

by CPPIB if the Scheme Circular is not distributed to the Company Shareholders in accordance with clause 5.2, provided (A) such breach or failure to perform has not been cured by the Company within fifteen (15) Business Days following written notice to the Company from CPPIB of such breach or failure to perform, and (B) the right to terminate this Agreement pursuant to this clause 14.1(d) shall not be available to CPPIB if CPPIB’s breach of any provision of this Agreement shall have been the primary cause of such failure to distribute the Scheme Circular in accordance therewith; or

(e)	by the Company:

(i)

if a breach of any representation or warranty or failure to perform any covenant or obligation on the part of any member of the Consortium set out in this Agreement has occurred that would cause any Condition set out in paragraph 3(a) of Schedule 1 not to be satisfied, and such breach or failure to perform:

(A)	is incapable of being cured by the Long Stop Date; or

(B)

has not been cured by such member of the Consortium or the Consortium (as applicable) within the earlier of (x) 60 Business Days following written notice to the Consortium from the Company of such breach or failure to perform and (y) the Long Stop Date, provided that this Agreement may not be terminated pursuant to this clause 14.1(e)(i) if the Company is then in breach of any of its representations, warranties, covenants or obligation set out in this Agreement and such breach by the Company would cause any Condition set out in paragraph 2(a) or 2(b) of Schedule 1 not to be satisfied; or

(ii)

if a Further Court Meeting (including any postponements or adjournments thereof) has been held and the Scheme has not been approved by the Requisite Majority of Scheme Shareholders at the Further Court Meeting, provided that the Company has complied with its obligations, covenants and agreements in clauses 10.7 and 10.8; or

(iii)

in order to accept a Superior Proposal and concurrently enter into a binding written definitive acquisition agreement or another form of binding documentation providing for the consummation of, or otherwise publicly announce full and binding terms of, a transaction constituting the Superior Proposal, provided that:

(A)	the Company has complied with its obligations, covenants and agreements under clause 10.1, clause 10.2 and clause 10.6 with respect to such Superior Proposal; and

(B)	the Company pays the Expense Reimbursement to CPPIB in accordance with clause 15.1.

Notice and Effect of Termination

14.2

A Party desiring to terminate this Agreement pursuant to clause 14.1 (other than pursuant to clause 14.1(a)) shall give written notice of such termination to the other Parties, and such notice shall specify the relevant provision of clause 14.1 pursuant to which such termination is made.

14.3

Subject to the provisions of this Agreement which are expressly provided to survive termination in clause 14.4, if this Agreement is validly terminated pursuant to clause 14.1, this Agreement shall become void and of no effect without liability of any Party (or any of its Affiliates or its or their respective shareholders, as applicable, or Representatives) to the other Parties, except in respect of any liability of any Party in respect of any fraud or wilful breach of this Agreement or to any accrued rights of any Party.

14.4

The provisions of clauses 1, 14, 15, 19.1, 20, 21, 25, 29 and 30 shall survive any termination of this Agreement. In addition, the termination of this Agreement shall not affect the respective obligations of the Company and the Consortium under the Confidentiality Agreement.

15.	Expense Reimbursement

15.1	If this Agreement is terminated:

(a)	by the Company pursuant to clause 14.1(e)(iii); or

(b)

by CPPIB or the Company pursuant to clause 14.1(b)(i) and/or clause 14.1(b)(iii) (provided that a Company Adverse Recommendation Change has been made in accordance with clause 10), or by CPPIB pursuant to clause 14.1(c)(i), and in each case:

(i)	a Competing Proposal shall have been made to the Company or made directly to the Company’s Shareholders or shall otherwise have become publicly known;

(ii)	such Competing Proposal shall not have been withdrawn without qualification, in each case:

(A)	prior to the date of such termination with respect to any termination pursuant to clause 14.1(b)(i), clause 14.1(c)(i); or

(B)

prior to the date of the Court Meeting or the Company General Meeting (including, in each case, any postponements or adjournments thereof) (whichever is later), with respect to termination pursuant to clause 14.1(b)(iii); and

(C)

at any time within 9 months after such termination (provided, that for the purposes of this sub-clause (C), each reference to “20%” in the definition of Competing Proposal shall be deemed to be a reference to “50.1%”):

(1)	the Company or any of its Subsidiaries shall have entered into a binding and definitive written agreement for a Competing Proposal; or

(2)	a transaction contemplated by any Competing Proposal shall have been consummated,

then the Company shall reimburse, or cause to be reimbursed, CPPIB for CPPIB’s reasonable and documented out of pocket expenses incurred in connection with the preparation, negotiation and implementation of this Agreement and the Transaction including, without limitation, all reasonable and documented costs and expenses incurred in connection with any claim, action, suit, investigation or proceeding arising out of, relating to, or in connection with this Agreement or the Transaction, and any other agreement or document or transactions that reasonably relate to and directly facilitate the implementation of the Transaction during the period from 1 January 2025 to the effective date of any termination of this Agreement (other than any expenses of any investment bank or other similar financial advisor), not to exceed 10 million dollars (USD $10,000,000) (inclusive of any VAT element of such costs and expenses and any VAT on any such reimbursement which is not recoverable by the Company) (the “Expense Reimbursement”).

15.2	Any payment of the Expense Reimbursement shall be made:

(a)

in the case of clause 15.1(a), concurrently with any termination pursuant to clause 14.1(e)(iii) (provided that any purported termination pursuant to clause 14.1(e)(iii) without the concurrent payment of the Expense Reimbursement shall be null and void); or

(b)	in the case of clause 15.1(b), concurrently with the occurrence of any of the applicable events in paragraphs (1) or (2) in the proviso to clause 15.1(b)(ii)(C),

in each case, by wire transfer of immediately available funds in US dollars (US$) to an account designated in writing by CPPIB.

15.3	The Company acknowledges and agrees that:

(a)

CPPIB has incurred, and will further incur, significant costs in connection with the Transaction, which will include significant loss of business opportunity costs if the Transaction is not implemented;

(b)

any Expense Reimbursement is reasonable and appropriate, is the product of an arm’s length negotiation and is justified to serve and protect the legitimate business interests of the members of the Consortium and, further, that each represent a fair and reasonable provision which is proportionate to the protection of those interests; and

(c)	it has received independent legal advice.

15.4

The Parties intend that any payment of any Expense Reimbursement, being compensatory in nature, shall not be treated (in whole or in part) as consideration for a supply for the purposes of VAT. Prior to any payment of any Expense Reimbursement, the Company shall obtain a written opinion from a reputable and appropriately qualified tax advisor (such advisor as mutually agreed between the Company and CPPIB acting reasonably), as to whether or not, at a “more likely than not” level of opinion, the Expense Reimbursement should be treated (in whole or in part) as consideration for a taxable supply for VAT purposes in respect of which the Company is liable to account for VAT under a reverse charge mechanism and whether or not any such VAT should be recoverable by the Company (the “VAT Advice”) and promptly (and in any event no later than fifteen (15) Business Days prior to the due date for payment of the Expense Reimbursement in accordance with clause 15.2(b)) provide a copy of such VAT Advice to each member of the Consortium.

15.5

If the VAT Advice is that, at a “more likely than not” level of opinion, the Expense Reimbursement should not be treated (in whole or in part) as consideration for a taxable supply for VAT purposes then:

(a)	the Company shall make the Expense Reimbursement in full; and

(b)

the Parties shall, and shall procure that the representative member of any VAT group of which it is a member shall, use reasonable endeavours to secure that the Expense Reimbursement will not be subject to any VAT.

15.6

If the VAT Advice is not that, at a “more likely than not” level of opinion, the Expense Reimbursement should not be treated (in whole or in part) as consideration for a taxable supply for VAT purposes in respect of which the Company is liable to account for VAT under a reverse charge mechanism, then:

(a)

the Company shall account for, under the reverse charge mechanism, such VAT within any applicable time limits and use all reasonable endeavours to recover by repayment or credit or otherwise obtain Relief in respect of such VAT; and

(b)

to the extent that the VAT Advice is that, at a “more likely than not” level of opinion, any VAT chargeable on the supply will not be recoverable by the Company by repayment, credit, other Relief or otherwise, then the Company shall bear the cost of that VAT and the amount payable by the Company to CPPIB shall not be adjusted to take account of such VAT.

15.7

If clause 15.5 applies and, subsequent to any payment by the Company in accordance with clauses 15.2 and 15.5, the Expense Reimbursement is finally determined by any Taxing Authority to be consideration (in whole or part) for a taxable supply for VAT purposes in respect of which the Company is liable to account for VAT under a reverse charge mechanism (a “VAT Determination”) then:

(i)	the Company shall promptly provide CPPIB with a copy of such VAT Determination;

(ii)

the Company shall account for, under the reverse charge mechanism, such VAT with any applicable time limits and it will use all reasonable endeavours to recover by repayment or credit or otherwise obtain Relief in respect of such VAT; and

(iii)	the amount payable by the Company to CPPIB shall not be adjusted to take account of such VAT, and the Company shall bear any cost of such VAT.

15.8

Any reference to “finally determined” in clause 15.7 shall mean determined by a Taxing Authority or, if such determination is appealed, a court of tribunal in a decision or judgment in respect of which no right of appeal exists (or in relation to which any periods for appeal have expired) or, whether or not such determination is appealed, as provided in a binding agreement made with the Taxing Authority.

15.9

Notwithstanding anything to the contrary set forth in this Agreement (and, for the avoidance of doubt, without prejudice to clauses 15.1 and 15.2), if and to the extent that this Agreement is terminated pursuant in the circumstances described in clause 15.1 above then (other than any claim for breach of clauses 15.1 and/or 15.2, or for fraud or wilful breach by the Company) each member of the Consortium agrees that:

(a)

the payment of the Expense Reimbursement by the Company in accordance with this clause 15 shall constitute the sole and exclusive remedy available to the Consortium (and each of the members of the Consortium) against the Company, its Affiliates and any of their respective Representatives in connection with:

(i)	any breach of this Agreement by the Company;

(ii)	the Scheme lapsing, being withdrawn, or otherwise not having taken effect by the Long Stop Date; or

(iii)	any loss or damage suffered or incurred by any member of the Consortium arising out of or in connection with this Agreement or the Scheme; and

(b)

no member of the Consortium shall have any entitlement to make, and each member of the Consortium hereby irrevocably releases and discharges the Company, its Affiliates and any of their respective Representatives from, any and all claims that such member of the Consortium may have against any of them for any loss or damage suffered or incurred by such member of the Consortium or any of its Affiliates or Representatives in connection with this Agreement and the Transaction or other transactions contemplated by this Agreement.

16.	No Survival of Representations and Warranties

None of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered by any person pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement, except that this clause 16 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

17.	Announcements and Confidentiality

17.1

Following the release of the Joint Announcement in accordance with clause 5.1(a), and to the extent permitted by Applicable Law in respect of any announcement, communication or circular required by Applicable Law or any governmental or regulatory body or the rules of any stock exchange, the members of the Consortium and the Company shall consult with each other before issuing any additional public announcement, press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement, the Transaction or other transactions contemplated by this Agreement.

17.2

Each member of the Consortium and/or any of their Affiliates (on one hand) and the Company and/or any of its Affiliates (on the other hand), shall not issue any public announcement or press release, make any other public statement or schedule any press conference, conference call or meeting with respect to this Agreement, the Transaction or other transactions contemplated by this Agreement, without the prior written approval of the other Party, provided that the restrictions in this clause 17 shall not apply to any public announcement, release or public statement:

(a)

as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, provided that, insofar as is permitted by Applicable Law, (i) prior written notice of any announcement required to be made is given to the other Parties and (ii) the Party required to make the announcement shall use all reasonable endeavours to consult with the other Parties, and allow the other Parties reasonable time (taking into account the circumstances) to comment on such announcement in advance of such issuance; or

(b)	in connection with a Competing Proposal or a Company Adverse Recommendation Change and matters related thereto; or

(c)

to the extent the information contained therein substantially reiterates (or is consistent with) previous public announcements, releases, public disclosures or public statements made by the Company and/or the Consortium in compliance with this clause 17.

17.3

Notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement, the Confidentiality Agreement shall continue in full force and effect until the Effective Time and all information provided to the Consortium or any of their Representatives pursuant to or in connection with this Agreement shall be subject to the terms of the Confidentiality Agreement.

18.	Further Assurances

Subject to the terms and conditions of this Agreement and the Scheme, at any time before or after the Effective Time, the Company and each member of the Consortium shall each execute any further instruments, deeds, documents, conveyances, assignments or assurances and do all other acts and things required to give full effect to this Agreement and the Parties’ rights, powers and remedies under this Agreement.

19.	Fees, Costs and Taxes

19.1

Except as otherwise provided in this Agreement, and except in relation to a breach by any Party of the terms of this Agreement, each Party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Agreement and the Transaction and any other agreement or document or transactions that reasonably relate to and directly facilitate the implementation of the Transaction.

19.2

The Purchaser shall bear and promptly pay all stamp duty and stamp duty reserve tax (including in each case any associated interest or penalties) arising directly or indirectly in the United Kingdom in connection with the transfer of the Cash-Out Shares pursuant to the Transaction. The Purchaser shall, at its own cost, be responsible for arranging the payment of all such stamp duty and stamp duty reserve tax (and any associated interest, fees, fines or penalties), including fulfilling any administrative or reporting obligation imposed by the United Kingdom in connection with such payment.

19.3

Where under the terms of this Agreement one party is liable to reimburse another party in respect of any costs, charges or expenses, the paying party shall also reimburse the payee party for any VAT incurred by the payee party (or any of its Affiliates) in respect of such cost, charge or expense that is not otherwise recoverable by the payee party or the representative member of any VAT group of which it forms part.

19.4

Save in relation to any payment of the Expense Reimbursement pursuant to clause 15 (Expense Reimbursement), if any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient of the supply shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient an amount equal to any VAT payable in respect of such supply.

20.	Entire Agreement

20.1

This Agreement and the Confidentiality Agreement set out the entire agreement between the Parties relating to the subject matter hereof and thereof and, save to the extent expressly set out in this Agreement or the Confidentiality Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter hereof and thereof.

20.2

Each Party acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on and has not otherwise been induced by, and shall have no claim or remedy in respect of, any express or implied representation, warranty, undertaking, or other statement made which is not expressly set out in this Agreement or the Confidentiality Agreement.

20.3	If there is any conflict between the terms of this Agreement and any other agreement between the Parties (other than the Confidentiality Agreement), this Agreement shall prevail unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)

each member of the Consortium and the Company are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

20.4	Nothing in this Agreement shall limit or exclude any liability for or remedy in respect of fraud.

21.	Remedies

21.1

Except where expressly provided otherwise, the rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided hereby, or by law or equity, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

21.2

Save as expressly set out in this Agreement (including in clause 21.3), the only right or remedy of any Party in relation to any representation, warranty, undertaking, or other statement set out in this Agreement shall be for breach of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement, the only remedy shall be a claim for contractual damages in respect of such breach. Save as expressly set out in this Agreement, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time and each Party waives any rights of rescission or termination it may have in relation to any such representation, warranty, undertaking or other statement.

21.3

Each of the Company and the Consortium acknowledges and agrees that irreparable harm would occur in the event that any of the provision of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages would not be an adequate remedy for any such harm and that accordingly:

(a)

the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement by any member of the Consortium and no proof of special damages shall be necessary for the enforcement by the Company of the rights under this Agreement; and

(b)

each member of the Consortium shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement by the Company and no proof of special damages shall be necessary for the enforcement by the members of the Consortium of the rights under this Agreement.

22.	Waiver and Variation

22.1

A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall any single or partial exercise thereof preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

22.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and is signed and shall not be deemed a waiver of any subsequent breach or default.

22.3	A Party that waives a right or remedy provided under this Agreement or by Applicable Law in relation to another Party does not affect its rights in relation to any other Party.

22.4

No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of each Party to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

23.	Invalidity

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

24.	Assignment

24.1

Except as provided in this clause 24 or as the Parties specifically agree in writing, no person shall assign, transfer, charge, declare a trust or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part (whether by operation of Applicable Law or otherwise). Any purported assignment not permitted under this clause 24 shall be null and void.

24.2	Subject to clause 24.3, CPPIB may, upon written notice to the Company, assign the benefit of this Agreement, in whole or in part, to, and it may be enforced by:

(a)

any Affiliate (provided if any assignee under this clause 24 ceases to be an Affiliate of CPPIB, any rights under this Agreement which have been assigned to it shall be promptly assigned to another Affiliate of CPPIB); or

(b)	any bank or financial institution lending money or making other banking facilities available to the Consortium in connection with the Transaction, by way of security, or any refinancing thereof,

provided that no such assignment shall (i) relieve CPPIB of its obligations under this Agreement; (ii) adversely impact in any respect the Company or its rights under this Agreement or materially delay or impede in any way the Transaction; (iii) be permitted under this clause 24.2 if the assignment is to a sanctioned Person or a Person resident or based in a country which shares a land border with India, or would contravene any Applicable Law.

24.3	Any assignment made pursuant to clause 24.2 shall be on the basis that:

(a)	the Company may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;

(b)	the liability of the Company to any assignee shall not be greater than its liability would have been to CPPIB; and

(c)

the assignment shall not result in the application (or an increase in the amount) of withholding Tax in connection with the Transaction or any other Taxes, costs or expenses for which the Company, the Scheme Shareholders or the holders of Class A Ordinary Shares would be liable.

24.4	This Agreement shall be binding on and continue for the benefit of the respective successors and permitted assignees of each Party.

25.	Several Liability

All obligations, covenants, warranties, representations and undertakings of the Consortium or the members of the Consortium shall be several and not joint or joint and several. No member of the Consortium shall be liable for any acts, omissions or breaches of this Agreement by any other member of the Consortium.

26.	Notices

26.1

Any notice or other communication given under this Agreement or in connection with the Transaction shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in clause 26.2 and served:

(a)

by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of Working Hours on the next Business Day;

(b)

by courier (or if from any place outside the country where the relevant address is located, by air courier) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

(c)

by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside Working Hours shall be deemed given at the start of Working Hours on the next Business Day; or

(d)

by any other method approved in writing by the persons to whom the notice or other communication is required to be sent for the attention of, in which case it shall be deemed to have been given upon such person(s) giving written confirmation for receipt.

26.2	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address, subject to clause 26.3, as set out below:

For CPPIB:

Name:         Canada Pension Plan Investment Board

For the attention of:    Bill Rogers

Address:        Prior to August 17, 2026:

One Queen Street East, Suite 2500

Toronto, Ontario, M5C 2W5 Canada

On or after August 17, 2026:

141 Bay Street, Suite 3100

Toronto, Ontario, M5J 0G3 Canada

E-mail address:    brogers@cppib.com; legalnotices@cppib.com

with a copy (which shall not constitute notice) to each of:

Name:         Freshfields US LLP

For the attention of:    Ethan Klingsberg; Zheng (Jonathan) Zhou

Address:         3 World Trade Center

175 Greenwich Street, 51st Floor

New York, NY 10007

E-mail address:    ethan.klingsberg@freshfields.com;

zheng.zhou@freshfields.com

and

Name:         Freshfields LLP

For the attention of:    Richard Thexton; Nick Jones

Address:       100 Bishopsgate

London

EC2P 2SR

E-mail address:      Richard.thexton@freshfields.com; nick.jones@freshfields.com

For the Founder:

Name:         Sumant Sinha

For the attention of:    Sumant Sinha

Address:        1017 B, Aralias, DLF Golf Course Road, Gurgaon - 122009

E-mail address:     sumantsinha100@gmail.com

with a copy (which shall not constitute notice) to:

Name:         Simone Reis

For the attention of:    Simone Reis

Address:        407, Ceejay House

Worli

Mumbai 400018

India

E-mail address:     simone.r@anagrampartners.in

For the Company:

Name:        ReNew Energy Global plc

For the attention of:    Kailash Vaswani

Address:        C/O Vistra (Uk) Ltd, Suite 3, 7th Floor, 50, Broadway,

London, England, SW1H 0DB

E-mail address:     kailash.vaswani@renew.com

with a copy (which shall not constitute notice) to:

Name:         Linklaters LLP

For the attention of:   Sushil Jacob

Address:        One Silk Street

London

EC2Y 8HQ

E-mail address:     sushil.jacob@linklaters.com

26.3

Any Party to this Agreement may notify each other Party of any change to its address or other details specified in clause 26.2, provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

27.	Rights of Third Parties

27.1

The D&O Parties shall have the right to enforce clause 12, and such other provisions of this Agreement as may be necessary to give effect to their rights under clause 12, by reason of the Contracts (Rights of Third Parties) Act 1999.

27.2	Except as provided in clause 27.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

27.3

Each Party represents to each other Party that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

28.	Counterparts

This Agreement may be executed in any number of counterparts, including by facsimile, by email with .pdf attachments, or by other electronic signatures (including, DocuSign and AdobeSign). Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument. The delivery of a counterpart by email shall be an effective mode of delivery.

29.	Governing Law and Jurisdiction

29.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

29.2

The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

29.3	Each of the Parties agrees that a judgment against it in the courts of England and Wales may be enforced against it in any other jurisdiction in accordance with the laws of that jurisdiction.

29.4

For the purposes of this clause 29, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

30.	Process Agent

30.1

CPPIB hereby irrevocably appoints Canada Pension Plan Investment Board (UK establishment number: BR013523) whose address is 40 Portman Square, London, W1H 6LT, as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by CPPIB.

30.2

Founder hereby irrevocably appoints Law Debenture Corporate Services Limited (company registration number: 3388362) whose address is 8th Floor, 100 Bishopsgate, London, EC2N 4AG as his agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Founder.

30.3

If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment.

31.	Non-Recourse

Each Party agrees, on behalf of itself and its Affiliates, that all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any of the Transaction Documentation or any of the transactions contemplated hereunder or thereunder; (b) the negotiation, execution or performance of this Agreement or any of the Transaction Documentation (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Transaction Documentation); (c) any breach or violation of this Agreement or any of the Transaction Documentation and (d) any failure of any of the transactions contemplated hereunder or thereunder to be consummated, in each case, may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of the Transaction Documentation, Persons expressly identified as parties to such Transaction Documentation and in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Documentation, as applicable. Notwithstanding anything in this Agreement or any of the Transaction Documentation to the contrary, each party agrees, on behalf of itself and its Affiliates, that no recourse under this Agreement or any of the Transaction Documentation or in connection with any of the transactions contemplated hereunder or under any other Transaction Documentation will be sought or had against any other Person, and no other Person will have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever will attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Company or CPPIB, as applicable, may assert (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, or (ii) against the Company or CPPIB solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

Schedule 1

Conditions

1.	Conditions to the Obligations of each Party

The obligations of the Company and the Consortium to give effect to the Transaction are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following Conditions:

(a)	the Effective Date not occurring prior to the 23 August 2026;

(b)	the Company Shareholder Approvals being obtained;

(c)	the Scheme being sanctioned by the Court with or without modification (but subject to any non-de minimis modifications being acceptable to the Company and CPPIB, acting reasonably and in good faith);

(d)	a copy of the Court Sanction Order being delivered to the Registrar of Companies;

(e)	all Identified Clearances required in connection with the Transaction having been obtained from the relevant Governmental Authorities; and

(f)

no injunction, restraining order or other order or any other legal or regulatory restraint or prohibition having been issued or made by any Governmental Authority of competent jurisdiction or any other person which prevents the consummation of the Transaction.

2.	Conditions to the Obligations of the Consortium

The obligations of the Consortium to give effect to the Transaction are subject to the satisfaction or waiver by CPPIB of the following further Conditions:

(a)	the warranties of the Company, which for this purpose shall not be deemed to be qualified by any facts, matters or circumstances Disclosed in the Company Supplemental Disclosure Letter, set forth in:

(i)

paragraphs 2.1, 2.2 (other than limb (iii)), 2.4 and 2.5 (in each case solely with respect to the Company and ReNew Private Limited) (Incorporation and Authority) and 21 (solely with respect to the Company and ReNew Private Limited) (Insolvency) of Schedule 4 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct in all respects as of such date, except for de minimis inaccuracies, only as of such earlier date);

(ii)

paragraphs 3.1, 3.3 and 3.4 (Capitalisation) of Schedule 4 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct in all respects as of such date, except for de minimis inaccuracies, only as of such earlier date);

(iii)

paragraphs 2.1 (with respect to the Group Companies other than the ones referred to in paragraph 2(a)(i)), 2.2(iii), 2.3 (Incorporation and Authority), 4.1 to 4.7 (each solely with respect to ReNew Private Limited) (The Group), 21 (with respect to the Group Companies other than the ones referred to in paragraph 2(a)(i)) (Insolvency), and 11 (Anti-Bribery and Improper Payments) of Schedule 4 shall be true and correct in all material respects as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct in all material respects as of such date); and

(iv)

Schedule 4 (other than the warranties referred to in paragraphs 2(a)(i), 2(a)(ii) and 2(a)(iii) of Schedule 1 above) shall be true and correct as of the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) in each case, except where the failure of such warranties to be true and correct (without giving effect to any limitation as to “materiality” set out in such warranties) has not had, and would not reasonably be expected to have a Company Material Adverse Effect;

(b)	the Company not being in material breach of its obligations under this Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Sanction Hearing;

(c)

the Consortium having received a certificate from an executive officer or director of the Company as of date immediately preceding the Court Sanction Hearing confirming the satisfaction of the Conditions set out in paragraphs 2(a) and 2)(b) above and 2(d) below;

(d)

since the date of this Agreement, no Effect having occurred that has had, or would be reasonably expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing as of the date immediately preceding the Court Sanction Hearing; and

(e)

the Company having obtained the written approval of Natixis, Singapore Branch in respect of the Transaction pursuant to the facility letter between the Company and Natixis, Singapore Branch and the general terms and conditions thereunder dated 8 May 2024, with such approval being unconditional and/or on terms reasonably satisfactory to CPPIB, or having obtained written confirmation from Natixis, Singapore Branch that their approval is not required in respect of the Transaction.

3.	Conditions to the Obligations of the Company

The obligations of the Company to give effect to the Transaction are subject to the satisfaction or waiver by the Company of the following further Conditions:

(a)	the warranties of CPPIB set forth in:

(i)

paragraphs 1.1 to 1.2 of Part 1 (CPPIB) of Schedule 5 shall be true and correct on the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing as if made on each such date (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date); and

(ii)

paragraphs 1.3 to 1.6 in Part 1 (CPPIB) of Schedule 5 shall be true and correct on the date of this Agreement and as of the date immediately preceding the Court Sanction Hearing (except that warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), except where the failure of such warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, prevent the ability of CPPIB to consummate the Transaction (including, for the avoidance of doubt, in relation to the warranties set forth in paragraph 1.4 of Part 1(CPPIB) of Schedule 5, where, following identification of any additional notice, filing, consent, waiver or authorisation, the Consortium have taken reasonable steps to file the relevant notice or filing, or to obtain the relevant consent, waiver or authorisation (as applicable));

(b)	CPPIB not being in material breach of its obligations under this Agreement that are required to be performed by it at or prior to the date immediately preceding the Court Sanction Hearing; and

(c)

the Company having received a certificate from an executive officer or director of CPPIB as of the date immediately preceding the Court Sanction Hearing confirming the satisfaction of the Conditions set out in paragraphs 3(a) to (b) above.

Schedule 2

Identified Clearances

Receipt from the following Governmental Authorities of their consent, approval, clearance, confirmation, or waiver (including by way of no decision being issued by the expiry of the applicable review or waiting period following a complete notification having been filed with such Governmental Authority) in respect of the Transaction (or confirmation that no such consent, approval, clearance, confirmation or waiver is required), in each case by the Long Stop Date:

(i)	The Competition Commission of India under the Competition Act, 2002 (the “Indian Competition Approval”);

(ii)	The relevant Belgian federal and federated authorities based on the advice of the Interfederal Screening Commission under the Cooperation Agreement of November 30, 2022 (“Belgian FDI Approval”); and

(iii)	The French Ministry of Economy and Finance under Articles L. 151-3 and R. 151-1 et seq. of the French code monétaire et financier (“French FDI Approval”).

Schedule 3

Company Equity Plans and Employee Matters

Part 1	Company Equity Plans

1.	General

1.1	Subject to applicable legal and regulatory requirements, each Party shall co-operate with the other Party in order to facilitate the arrangements set out in this Schedule 3.

1.2	In this Schedule 3, the following words and expressions shall have the following meanings:

“Awards” means Options, PSUs and RSUs;

“Conversion Ratio” means 0.8289, adjusted for stock splits, share bonus, new issuances or a similar corporate action following the date of this Agreement, or such lower ratio or such other ratio as may be agreed between the Company and CPPIB for the purpose of the Rollover Shareholders exchanging their Rollover Shares for shares in ReNew Private Limited;

“ID Awards” means Awards granted under and subject to the terms of the Company Non-Employee 2021 Incentive Award Plan;

“Initial Exercise Cap” means 60% of the aggregate net cash value of Class A Ordinary Shares (after accounting for exercise prices and employee taxes) underlying all Non-Resident Awards and ITM Awards outstanding as at the date set out in document 3.13 in the Project P2 Data Room (save that any Company Share Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement) or the Founder shall be excluded from the calculation of such percentage);

“ITM Award” means an Award other than an Underwater Option, ID Awards or a Non-Resident Award;

“Option” means an option to purchase Class A Ordinary Shares granted under and subject to the terms of a Company Equity Plan;

“Participant” means a holder of an Award, which, for the avoidance of doubt, shall exclude Founder or his Affiliates for purposes of the Section 4 herein;

“PSUs” means an award of performance-based units granted under and subject to the terms of a Company Equity Plan, each being an option to purchase a Class A Ordinary Share;

“Remaining Exercise Cap” means the Initial Exercise Cap minus 100% of the aggregate net cash value of Class A Ordinary Shares underlying all Exercisable ITM Awards which have been exercised or settled between the date of this Agreement and the Court Sanction Order (save that any Company Share Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement) or the Founder shall be excluded from the calculation of such percentage), calculated by using the same methodologies for calculating the net cash value of the Initial Exercise Cap;

“Remuneration Committee” means the remuneration committee of the Company, as formed from time to time;

“Remuneration Policy” means the remuneration policy of the Company, approved by the Company’s shareholders on 18 September 2025;

“RSUs” means an award of “restricted share units” granted under and subject to the terms of a Company Equity Plan, each being an option to purchase a Class A Ordinary Share; and

“Underwater Option” means an Option, other than a Non-Resident Award, (including time based and performance based) the exercise price per share of which is greater than the Consideration.

1.3	Capitalised terms used in this Schedule 3 but not defined herein shall have the meanings given to them in clause 1.1 of the Agreement.

2.	Outstanding Awards

2.1	Outstanding Awards and calculations referred to in this Schedule 3 are set out in document 3.13 in the Project P2 Data Room.

2.2

The Parties acknowledge that additional Class A Ordinary Shares may be delivered under a Company Equity Plan by way of dividend equivalents issued in respect of RSUs and PSUs, to the extent such dividends are issued in accordance with the terms of the Company Equity Plan and any applicable award agreement as in effect on the date hereof.

3.	Administration of Company Equity Plans

3.1

The Parties acknowledge and agree that, during the Relevant Period, the Company Board (and, where appropriate, the Remuneration Committee) may operate the Company Equity Plans in a manner consistent with the Company’s ordinary course and past practice, to the extent consistent with the terms set forth below and the relevant Company Equity Plan. Such operation may include:

(a)	granting New Awards in respect of any ordinary course operation of the Company Equity Plans (provided such operation is in accordance with this paragraph 3);

(b)

determining the timing and extent to which any Awards will vest in the ordinary course (including how any applicable performance conditions will be tested on such vesting) in accordance with the terms of the relevant Company Equity Plan, the Company’s past practice and any applicable award agreement;

(c)

satisfying the vesting and exercise of Awards under a Company Equity Plan (for example, by issuing new Class A Ordinary Shares or settling Awards in cash in accordance with the terms of the relevant Company Equity Plan and any applicable award agreement); and

(d)	determining, subject to paragraph 3.3, the treatment of Awards held by leavers.

3.2

Subject always to the Remuneration Policy, the Parties acknowledge that the Company may amend a Company Equity Plan (in accordance with its terms) if and to the extent, in the opinion of the Company Board or the Remuneration Committee, the amendments are necessary or desirable to implement the Scheme, comply with the terms of this Agreement, comply with any Applicable Law requirement, facilitate the administration of the Company Equity Plan or to obtain or maintain favourable tax treatment for any participants in the Company Equity Plan or the Company or any of its Subsidiaries.

3.3

The Company hereby confirms and undertakes that no Senior Employee who ceases to be employed by the Company or any of its Subsidiaries during the Relevant Period may be determined by the Remuneration Committee to be treated as a good leaver in accordance with the Company Equity Plan or any applicable award agreement without the consent of CPPIB (such consent not to be unreasonably withheld, delayed or conditioned), except where the reason for such cessation is death, disability or retirement or where good leaver treatment in the particular circumstances is expressly guaranteed in such Senior Employee’s employment contract, or the terms of the applicable Company Equity Plan or award agreement, as at the date of this Agreement.

3.4

The Parties acknowledge that, subject to compliance with paragraph 3, the Company may grant additional Awards during the Relevant Period to new and existing eligible participants under a Company Equity Plan (“New Awards”), provided that:

(a)

the timing of any such grant and the terms of any New Awards (including without limitation the quantum) are consistent with the Company’s practice over the previous twelve months, excluding for the avoidance of doubt the treatment of Awards described in paragraph 4 of this Schedule 3;

(b)	the New Awards comply with the Remuneration Policy and the terms of the relevant Company Equity Plan;

(c)	the New Awards are notified to the Consortium as soon as reasonably practicable after the grant date; and

(d)	the maximum number of Class A Ordinary Shares under the New Awards may not exceed one million in the aggregate and 50,000 per individual recipient.

3.5

The Parties acknowledge that participants, being employees and non-executive directors of the Company or its Subsidiaries, are eligible for annual grant of RSUs and PSUs as part of their compensation. It is the intention of the Parties to continue such benefits for such participants on terms no less favorable than the existing terms at the Company or its Subsidiary level.

4.	Proposal for outstanding Awards

4.1

Subject to applicable confidentiality, legal and regulatory requirements, the Company shall make appropriate proposals to the Participants in the Company Equity Plans, based on the treatment set out in this paragraph 4 (the “Proposals”). The Parties intend that the Proposals will be detailed within letters from the Company to Participants in each Company Equity Plan prepared by the Company and agreed with CPPIB (such agreement not to be unreasonably withheld, conditioned or delayed) and distributed by the Company at the same time as, or as soon as reasonably practicable following, the publication of the Scheme Circular.

4.2	The Parties agree that the Proposals shall provide that conditional upon the Court Sanction Order:

(a)

in respect of any ID Awards, any Awards held by any former employee (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement) and any Awards held by any Participant that is not a resident of India (“Non-Resident Awards”), they will, to the extent not already vested, immediately vest and become exercisable in full upon the Court Sanction Order, and each such Participant will be entitled to exercise such ID Awards or Non-Resident Awards (as applicable) prior to the Scheme Record Time. Any ID Award or Non-Resident Award that remains unexercised or unsettled as at the Scheme Record Time will lapse and terminate with effect from the Effective Date and the relevant Participant will receive consideration equal to (i) the number of Class A Ordinary Shares underlying such award multiplied by the Consideration, minus (ii) the aggregate exercise price, if any, of such award, payable through payroll (and subject to any deductions or withholdings required by law) as soon as practicable following the Effective Date;

(b)

in respect of any ITM Awards that have equal to or less than a 6-month vesting period remaining as of the Effective Date (the “Accelerated ITM Awards”), they will immediately vest and, subject to sub-paragraph (c), become exercisable upon the Court Sanction Order;

(c)

in respect of any Accelerated ITM Awards and any ITM Awards that are vested prior to the Court Sanction Order (the “Vested ITM Awards” together with the Accelerated ITM Awards, the “Exercisable ITM Awards”), each Participant will be entitled to exercise such Exercisable ITM Awards prior to the Scheme Record Time, conditional upon the Court Sanction Order in the case of the Accelerated ITM Awards; provided, subject to obtaining Participant consent in accordance with sub-paragraph (g) below, that the aggregate number of Class A Ordinary Shares underlying the Exercisable ITM Awards that are exercised between the Court Sanction Order and the Scheme Record Time, together with the aggregate number of Class A Ordinary Shares underlying the Non-Resident Awards, shall not exceed the Remaining Exercise Cap. If the aggregate number of Class A Ordinary Shares underlying the Exercisable ITM Awards exercised between the Court Sanction Order and the Scheme Record Time, together with the aggregate number of Class A Ordinary Shares underlying Non-Resident Awards, in each case excluding any such Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement), exceeds the Remaining Exercise Cap, subject to obtaining Participant consent in accordance with sub-paragraph (g) below, the number of Exercisable ITM Awards elected to be exercised by any Participant who remains in employment with a Group Company shall be reduced on a pro rata basis (calculated by reference to each Participant’s total holding of Exercisable ITM Awards as a proportion of the aggregate number of Exercisable ITM Awards held by all such Participants) such that the aggregate number of Class A Ordinary Shares underlying the Exercisable ITM Awards exercised between the Court Sanction Order and the Scheme Record Time, together with aggregate number of Class A Ordinary Shares underlying the Non-Resident Awards, in each case excluding any such Awards held by former employees (which shall, to the extent reasonably practicable, include any Company Share Awards held by a person who becomes a former employee following the date of this Agreement), does not exceed the Remaining Exercise Cap;

(d)

to the extent any Exercisable ITM Awards remain unexercised or unsettled as at the Scheme Record Time, after giving full effect to sub-paragraph (c), they will lapse and terminate with effect from the Effective Date and all the relevant Participants will be granted, within five Business Days, replacement awards that will vest on the 12-month anniversary of the Effective Date and, subject to sub-paragraphs (h), (k) and (l), remain exercisable until August 22, 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO when it does occur and December 31, 2035), using the Conversion Ratio, under a new incentive plan that will be established and operated by ReNew Private Limited following the Effective Date (the “New Incentive Plan”);

(e)

in respect of any ITM Awards (or any part of an ITM Award) that have greater than a 6-month but less than a 12-month vesting period remaining as of the Effective Date (the “Near Vested ITM Awards”), subject to obtaining Participant consent in accordance with sub-paragraph (g) below, such Near Vested ITM Awards will lapse and terminate with effect from the Effective Date and all the relevant Participants will be granted, within five Business Days, replacement awards that will vest on the 12-month anniversary of the Effective Date and, subject to sub-paragraphs (h), (k) and (l), remain exercisable until August 22, 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO when it does occur and December 31, 2035), using the Conversion Ratio, under the New Incentive Plan;

(f)

any ITM Award that is neither an Exercisable ITM Award nor a Near Vested ITM Award will lapse and terminate with effect from the Effective Date and the relevant Participant will be granted, within five Business Days, an equivalent replacement award with substantially the same vesting terms as such Award which, to the extent it becomes vested will remain exercisable until August 22, 2031 (or, if the IPO (as defined in the Shareholders’ Agreement) has not taken place by such date, the later of the 12-month anniversary of the IPO when it does occur and December 31, 2035), subject to sub-paragraphs (h), (k) and (l) and to any applicable law, using the Conversion Ratio, under the New Incentive Plan;

(g)

the Company undertakes (i) to obtain the Participant consent necessary to effect sub-paragraphs (c), (d) and (e) and (ii) to procure that the Initial Exercise Cap and the Remaining Exercise Cap are not exceeded;

(h)

if any Participant who has been granted a replacement award under the New Incentive Plan pursuant to sub-paragraphs (d), (e), or (f) ceases to be employed by the Company or any of its Subsidiaries for any reason other than cessation for cause (which, for this purpose, shall mean fraud or gross misconduct) within 12 months of the Effective Date, at the Participant’s election:

(i)	the Participant shall retain such replacement award which will, after it vests, remain exercisable until December 31, 2035; or

(ii)

(A) the portion of such replacement award that would have vested on or before the date of cessation of employment on its original vesting terms (which, for the avoidance of doubt, shall not include any acceleration in connection with the Transaction) (the “Vested Replacement Portion”) shall be settled for cash and the relevant Participant shall receive a cash payment equal to (i) the number of shares underlying the Vested Replacement Portion, multiplied by (ii) the Consideration, minus (iii) the aggregate exercise price attributable to such shares, payable through payroll (and subject to any deductions or withholdings required by law) as soon as practicable following the date of cessation of employment; and (B) the remaining portion of such replacement award shall continue to vest, in accordance with its original vesting terms and, if vested, shall remain exercisable until December 31, 2035;

(i)

in sub-paragraphs (c), (d), (e) or (f) above, the exercise price per share of each such replacement award shall be set using the USD / INR exchange rate on the Effective Date, save that in respect of the Options granted on August 23, 2021 in exchange for options granted to certain employees prior to such date prior to the transactions contemplated by that certain Business Combination Agreement, dated as of February 24, 2021, by and among RMG Acquisition Corporation II, Philip Kassin, the Company, ReNew Power Global Merger Sub, Renew Power Private Limited and certain other parties thereto, with exercise prices denominated in INR under prior group stock option plans, the exercise price of such option shall be the exercise price in INR as set at the date of the original grant of the options under such prior group stock option plans;

(j)

in respect of any Underwater Options (whether vested or unvested) outstanding as of the Effective Date, each such Underwater Option will, with effect from the Effective Date, lapse and terminate in full, and the relevant Participant will be granted, within five Business Days of the Effective Date, a replacement award using the Conversion Ratio and an exercise price per share that is set using the USD / INR exchange rate on the Effective Date under the New Incentive Plan that will vest as follows, in each case subject to the relevant Participant’s continued employment with the Company or any of its Subsidiaries on the applicable vesting date:

(i)	75% of the replacement award will vest on the 12-month anniversary of the Effective Date;

(ii)	the remaining 25% of the replacement award will vest in two equal instalments of 12.5% each, on the 18-month and 24-month anniversaries of the Effective Date; and

(iii)	any such vested award will remain exercisable until December 31, 2035 (unless such Participant’s employment is terminated for cause, which, for this purpose, shall mean fraud or gross misconduct);

(k)

any Participant who has been granted a replacement award under the New Incentive Plan pursuant to sub-paragraphs (d), (e) or (f) above and who ceases to be employed by the Company or any of its Subsidiaries more than 12 months after the Effective Date (other than cessation for cause, which, for this purpose, shall mean fraud or gross misconduct) shall retain the right to exercise any vested replacement awards until December 31, 2035; and

(l)

for the avoidance of doubt, in respect of any replacement award granted under the New Incentive Plan pursuant to sub-paragraphs (d), (e), (f) or (j), (x) where a Participant ceases to be employed by the Company or any of its Subsidiaries for cause (which, for this purpose, shall mean fraud or gross misconduct), such replacement award will be forfeited and terminate immediately upon the effective date of the Participant’s cessation of employment for cause; and (y) unless otherwise explicitly modified by this Agreement, such replacement awards shall have the same leaver terms as the corresponding original Awards.

4.3

Subject to the limitations in clause (c) above, awards validly exercised under this paragraph between the Court Sanction Order and the Scheme Record Time will be cash settled, and any cash amounts due to the relevant Participants will be paid by payroll subject to necessary withholdings and deductions as required under Applicable Law.

5.	Articles Amendments

The Parties agree that the Company Shareholder Resolution shall include a resolution to amend the Company Articles as follows:

(i)

by the adoption and inclusion of a new article under which any Class A Ordinary Shares issued after the Scheme Record Time as a result of the vesting and/or exercise of Awards under a Company Equity Plan that are not held by CPPIB will be transferred to CPPIB (or as it may direct) for the same consideration as is payable to Cash-Out Shareholders under the Scheme, subject to Applicable Law;

(ii)	variation of the rights of the Class C Shares, the effect of which will be that the Class C shares will have the same, or substantially equivalent, rights to the Class A shares; and

(iii)

by the adoption and inclusion of a new article under which any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of the Company vests in one or more named entities (the “Appointer(s)”) appointed by each of CPPIB and each other shareholder in the Company having director appointment in accordance with the terms of the Shareholders’ Agreement (the “Appointer Structure”).

6.	General

The Parties acknowledge that any bonus, vesting, settlement or exercise of Awards, options or other payments described in this Schedule 3 will be subject to the usual deductions for applicable taxes and national insurance or social security contributions, payroll taxes and levies, where such taxes or contributions are required to be withheld by Applicable Law.

Part 2	Employee Matters

1.	Ordinary Course of Business Arrangements

1.1

The Parties acknowledge and agree that, prior to the Effective Date, subject to compliance with clause 9.2(j), the Company may carry out annual (or other periodic) pay reviews, one-off bonus awards, including awards made on hiring, pay negotiations, recruitment and promotion rounds in the ordinary course of business and consistent with past practice in all material respects.

2.	Annual bonus

2.1	The Consortium acknowledges that:

(a)	the Company operates an annual bonus plan that is conditional on financial and/or individual performance for Employees;

(b)

bonus determinations in respect of any financial year ending before the Effective Date will be undertaken by the Company and determined in line with its usual processes to verify and approve bonuses and in accordance with the Remuneration Policy (where applicable) and consistent with the Company’s normal practice, such bonuses shall be paid by the Company or its relevant Subsidiary in cash on the normal bonus payment date;

(c)	in respect of financial year in which the Effective Date occurs:

(i)

bonus determinations for the period from the start of the financial year up to and including the Effective Date will be undertaken by the Company on or around the Effective Date based on existing performance conditions and, provided the relevant individual was a Company Employee on the Effective Date, paid by the Company or its relevant Subsidiary in cash (with no deferral); and

(ii)

bonus determinations for the period from the day after the Effective Date to the end of the relevant financial year will be undertaken shortly after the end of the relevant financial year based on existing performance conditions (or, where existing performance conditions are no longer appropriate after the Effective Date, such performance conditions that are established after the Effective Date consistent with the Company’s normal practice), paid by the Company or its relevant Subsidiary in cash.

Schedule 4

Warranties of the Company

1.	Definitions

1.1	As used in this Schedule 4, the following terms have the following meanings:

“Anti-Bribery Laws” means, in each case to the extent that they have been applicable to a Group Company at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; (iv) the (Indian) Prevention of Corruption Act, 1988, the Bharatiya Nyaya Sanhita, 2023, the (Indian) Prevention of Money Laundering Act, 2002 and any other Applicable Law which prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent or adviser of such Person or which has prevention of corruption money laundering, and bribery as its objective; and (v) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

“Applicable Accounting Standards” means UK-adopted international accounting standards within the meaning of section 474(1) of the Companies Act 2006, as supplemented by the requirements of all relevant laws and regulations as applicable at the Company Accounts Date;

“Applicable Date” means 24 August 2021;

“Associated Person” has the meaning given in paragraph 11.1 of this Schedule 4;

“Business” means the business of the Group Companies as conducted by it on the date of this Agreement and from time to time thereafter;

“Business Information” means drawings, formulae, test results, reports, project reports and testing, operation and manufacturing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, data, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques in any tangible form (including, but not limited to paper, electronically stored data, magnetic media, microfiche, film and microfilm);

“CEA” shall mean the Central Electricity Authority;

“Change of Control Transaction” means any of the following:

(a)

in respect of the Company or ReNew Private Limited, a change in the direct ownership or control, or in respect of any other Group Company, a change in indirect ownership or control of that Group Company; or

(b)	completion of the Transaction and/or implementation of the Scheme; or

(c)	any delisting of any of the Company’s Equity Securities from trading on Nasdaq; or

(d)	any re-registration of the Company as a private company (or any other similar take-private transaction);

“Company Accounts Date” means:

(a)	in respect of the 2026 Company Accounts, March 31, 2026 (the “2026 Company Accounts Date”);

(b)	in respect of the 2025 Company Accounts, March 31, 2025 (the “2025 Company Accounts Date”); and

(c)	in respect of the 2024 Company Accounts, March 31, 2024.

“Company SEC Documents” means all reports schedules, forms, statements, prospectuses, registration statements, certifications and other documents (including any exhibits and schedules thereto and other information incorporated therein) required to be filed with or furnished to the SEC by the Company (as supplemented, modified or amended since the time of filing) since the Applicable Date;

“Consultant” means any person engaged by any Group Company under a contract for services, who is in business on their own account;

“Documents” has the meaning given in paragraph 2.2 of this Schedule 4;

“Employee” means an employee of any Group Company;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws, statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations with any of therein, decrees or orders issued or promulgated or approved under or in connection with any of them, including the Environment Protection Act, 1986, Water (Prevention and Control of Pollution) Act, 1974, the Air (Prevention and Control of Pollution) Act, 1981, Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is required for the operation of the business of the Group as currently being operated and has been operated in the five (5) years before the date of this Agreement;

“Existing Encumbrance” means the Encumbrance created or to be created by the Group Companies in connection with the Existing Indebtedness or Joint Venture Agreements;

“Existing Indebtedness” means the Indebtedness of the Group Companies existing as on the date of this Agreement, and shall include, for the avoidance of doubt, loans to be disbursed under agreements which have already been executed as on the date of this Agreement and any Indebtedness incurred by any special purpose vehicle or other Group Company entity (howsoever structured) through which the proceeds of such Indebtedness have been on-lent or otherwise passed on to a Group Company incorporated in India;

“GIB Orders” shall mean the judgment of the Supreme Court dated April 19, 2021 passed in M.K. Ranjitsinh & Ors. v. Union of India and Ors., W.P. (C) No. 838 of 2019, the orders of the Supreme Court dated April 21, 2022, March 21, 2024 and December 19, 2025;

“Government Official” means employees of any branch of central, state, local or foreign government, including persons holding a legislative, administrative or judicial position, tax officials and government inspectors; employees or officers of state-owned or state-controlled commercial enterprises including public sector banks; police officers or members of the armed forces of any country; candidates for public office; political parties and officials of political parties; or employees or officers of international organizations such as the World Bank. This definition also includes family members and business associates of any of the foregoing Government Officials;

“Hardware” means any and all (a) computer, telecommunications and network equipment; (b) operation user manuals; (c) maintenance manuals; and (d) associated documentation (but not including Software);

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person;

“Indian Foreign Exchange Regulations” means the Foreign Exchange Management Act, 1999 and the rules and regulations made thereunder, including but not limited to the Foreign Exchange Management (Non-debt Instruments) Rules, 2019, the Foreign Exchange Management (Overseas Investments) Rules, 2022 and the extant Consolidated Foreign Direct Investment Policy and various press notes issued and in effect by the Department for Promotion of Industry and Internal Trade from time to time and shall include any regulations preceding the aforesaid regulations;

“Intellectual Property” means patents, utility models, trade marks, service marks, trade and business names, registered designs, design rights, copyright and neighbouring rights, database rights, domain names, semi-conductor topography rights and rights in Business Information, inventions, Software, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

“IT Contracts” means any material agreements, arrangements or licences relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by a Group Company, licences of Software owned or used by a Group Company and other IT procurement;

“IT Services” means any services relating to the IT Systems or to any other aspect of a Group Company’s data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

“IT Systems” means Hardware, Software, communications networks, telephone switchboards, micro-processors and firmware and other information technology equipment which in each case are owned or used by a Group Company;

“Leased Properties” means the leased land and premises currently leased, used or occupied by the Group Companies;

“Licences” has the meaning given in paragraph 12.1 of this Schedule 4;

“Management Accounts” means the quarterly unaudited consolidated accounts filed with the SEC relating to the Company for the period after 31 March 2025;

“Owned Properties” means the land and premises currently owned, used or occupied by the Group Companies;

“Properties” means the Owned Properties and Leased Properties;

“Registered Intellectual Property” means Patents, registered Marks, domain name registrations (and applications for any of the same), owned, used or held for use by a Group Company that are registered or the subject of an application for registration;

“Software” means any and all computer programs in both source and object code form, including operating system and applications, software, implementations of algorithms, computerised databases, development tools, design tools, user interfaces and program interfaces and all documentation relating to the foregoing; and

“Worker” means an employee, director, officer or worker directly employed by any Group Company.

Except for paragraph 4.3, no reference to “Group Company” or “Subsidiary” in this Schedule shall include 3E SA/NV or any of its subsidiaries or subsidiary undertakings.

2.	Incorporation and Authority

2.1

Each Group Company has been duly incorporated or formed and is validly existing under the laws of its place of incorporation or formation and has full power to carry on its business as it is carried on at the date of this Agreement.

2.2

The Company has full power and authority to enter into and perform this Agreement and all other documents executed by the Company in relation to the Transaction and/or the Scheme (together, the “Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on the Company in accordance with the Documents’ respective terms. The execution, delivery and performance by the Company of the Documents, the consummation of the Transaction by the Company and the performance by the Company of its obligations under the Scheme will not constitute a breach of any Applicable Laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default or otherwise be prohibited under: (i) any provision of its articles of association, by laws or equivalent constitutional documents of any Group Company; (ii) any authorizations, approvals, Order, judgment, decree or decision of any court or governmental authority in any jurisdiction, or will result in any authorization or approval being revoked, suspended, cancelled or varied or not renewed; or (iii) any agreement or instrument to which any Group Company is a party or by which it is bound, other than, in the case of clauses (ii) and (iii), such breaches that, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.3

The execution, delivery and performance by the Company of its obligations under the Documents, the consummation of the Transaction by the Company and the performance by the Company of its obligations under the Scheme will not require any Group Company to obtain any consent, waiver or approval of, or give any notice to or make any registration or filing with, any Governmental Authority which has not been obtained or made at the date of this Agreement on a basis both unconditional and which cannot be revoked, provided that this paragraph 2.3 shall not extend to (i) those consents, waivers or approvals referred to in the Conditions in Schedule 1; (ii) the Identified Clearances referred to in Schedule 2; (iii) any applicable requirements of the 1933 Act, the 1934 Act and any other applicable US state or federal securities laws or pursuant to the rules of Nasdaq; or (iv) any other actions or filings the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.4	At a meeting of the Special Committee duly called and held prior to the date of this Agreement, the Special Committee unanimously resolved to make the Special Committee Recommendation.

2.5	The copies of the constitutional documents of each Material Group Company provided in the 1.3.6.51 Data Room are complete and accurate copies of such constitutional documents.

2.6	The constitutional documents of each Group Company are in full force and effect on the date of this Agreement.

3.	Capitalisation

3.1

All outstanding Class A Ordinary Shares are duly authorised and validly issued, fully paid or credited as fully paid, not issued in violation of any pre-emptive rights, rights of first refusal, subscription rights or similar rights of any Person and were, when issued, free from all Encumbrances.

3.2

As at the date of this Agreement, the Company has not agreed or committed to give or create any Encumbrance over or affecting the Class A Ordinary Shares and no claim has been made by any person to be entitled to any such Encumbrance.

3.3	As at close of business on the second Business Day preceding the date of this Agreement, there were:

(a)	284,896,676 Class A Ordinary Shares in issue (of which 38,698,288 are held in treasury);

(b)	[70,620,000] outstanding awards under the Company Equity Plans covering an aggregate of [70,620,000][1] Class A Ordinary Shares;

(c)	1 Class B Ordinary Shares in issue;

(d)	118,363,766 Class C Ordinary Shares in issue;

(e)	1 Class D Ordinary Shares in issue;

(f)	50,000 Preference Shares; and

(g)	18,526,753 Company Warrants.

3.4	Other than as set out in paragraph 3.3 of this Schedule 4, as at the date of this Agreement, there are no issued or outstanding Class A Ordinary Shares or other Equity Securities of the Company.

4.	The Group

4.1	The particulars of each Group Company set out in document 2.4.11 in the Project P2 Data Room are accurate, up to date in all respects and materially complete.

[1]	Note to Draft: Figure to be confirmed by the ReNew HR team the day prior to execution of the Transaction Agreement.

4.2

Document 2.4.11 in the Project P2 Data Room sets forth, as at the date of this Agreement: (i) each Subsidiary and the ownership interest of the Company in each Subsidiary; and (ii) any other Person in which the Company or any of its Subsidiaries own capital stock or other equity interest.

4.3

Materially complete and accurate details of all Equity Securities in the capital of each Subsidiary are set out in the Company Disclosure Letter and / or the Data Room. Such Equity Securities which are identified as owned by a Group Company are: (i) legally and beneficially owned by Group Companies; (ii) fully paid-up and validly issued in compliance with Applicable Laws; and (iii) free from all Encumbrances other than the Existing Encumbrances. Save for the Existing Indebtedness or the Joint Venture Agreements, there is no agreement or commitment to give or create any Encumbrance over or affecting the Equity Securities of any Subsidiary.

4.4

There are no agreements or commitments outstanding which call for or give to any Person the right to call for the issue or purchase of any Equity Securities, debentures or other securities of the Company or Renew Private Limited. Except for the Joint Venture Agreements, there are no agreements or commitments outstanding which call for or give to any Person other than a Group Company the right to call for the issue or purchase of any Equity Securities, debentures or other securities of any Subsidiary. Except for the Joint Venture Agreements, there are no ongoing agreements or contracts which entitle a Person other than a Group Company to any Equity Securities in any Group Company.

4.5

Except for obligations under the Joint Venture Agreements, there are no outstanding obligations of the Company or ReNew Private Limited to repurchase, redeem or otherwise acquire any Class A Ordinary Shares or other Equity Securities of the Company or ReNew Private Limited, other than the Company Warrants. Except for obligations under the Joint Venture Agreements, there are no material outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary, except where such repurchase, redemption or acquisition relates to Equity Securities in a wholly owned Group Company by another wholly owned Group Company.

4.6

None of the financing documents executed by the Group Companies, wherein any debt is currently outstanding, contain terms permitting conversion of the relevant financing facility or outstanding liability into Equity Securities or share capital of the relevant Group Company, except in cases of an event of default.

4.7

There are no arrangements with respect to the voting of any Equity Securities to which the Company or ReNew Private Limited is a party or by which the Company or ReNew Private Limited is bound, which grants dividend, management, operational or voting rights in the Company or ReNew Private Limited to any Person, other than to the shareholders. Except for arrangements under the Joint Venture Agreements, there are no material arrangements with respect to the voting of any Equity Securities to which a Subsidiary is a party or by which a Subsidiary is bound, which grants dividend, management, operational or voting rights in a Subsidiary to any Person, other than to the shareholders.

4.8

No Group Company constitutes an investing company or investment or holding company for the purposes of the Indian Foreign Exchange Regulations, and, so far as the Company is aware, no Group Companies has received any written notice indicating that any Group Company may be considered an investing company or investment or holding company for the purpose of the Indian Foreign Exchange Regulations.

4.9

The Group Companies do not meet the requirements of a “Core Investment Company” under the Core Investment Companies (Reserve Bank) Directions, 2016 issued by the Reserve Bank of India (“CIC Directions”) and no Group Company has received any written notice indicating that any Group Company may be considered a “Core Investment Company” under the CIC Directions.

4.10

The Group Companies have not been classified as or satisfied the conditions/test of a non-banking financial company prescribed by the Reserve Bank of India under the Applicable Laws and the Group Companies have not received any written notice indicating that the Group Company may be classified as or satisfy the conditions of a non-banking financial company.

5.	Information

5.1	The information contained in this Agreement and the Company Disclosure Letter is complete and accurate in all material respects as at the date of this Agreement.

5.2

The information made available to the Consortium in the Data Rooms was and remains complete in all material respects as at the date of this Agreement and accurate in all material respects as at the date on which such information was made available.

6.	Contracts

6.1

In this paragraph 6 references to “contract” include any agreement, arrangement, obligation, understanding or commitment, in writing, but excluding any contract entered into between members of the Group on an arm’s-length basis and references to “material” shall mean a value of 50 million dollars (USD $50,000,000) or more or (if lower or not applicable) otherwise material to the business, prospects, profits or assets of the Group, taken as a whole.

6.2

Except: (i) to the extent specifically Disclosed; (ii) to the extent that a provision has been made in the Company Accounts; or (iii) for liabilities under the Joint Venture Agreements, no Group Company has any material liabilities (actual or contingent) under any material contract to which it is a party in respect of: (i) any sale and purchase agreement relating to Equity Securities, a business or any material asset of any Group Company; or (ii) any agreement in respect of any re-organisation of any Group Company or any reduction of capital of any Group Company.

6.3

Except for the Joint Venture Agreements, the Existing Encumbrances and any guarantee, mortgage, charge, pledge lien or other security agreement or arrangement that would not, individually or in the aggregate, be material to the Group, taken as a whole, no guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by any person other than a Group Company in respect of any obligations of a Group Company (including in respect of borrowings).

6.4

No guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given or entered into by a Group Company in respect of any obligations of another person (other than another Group Company) (including in respect of borrowings) except any guarantee, mortgage, charge, pledge lien or other security agreement or arrangement that would not, individually or in the aggregate, be material to the Group, taken as a whole.

6.5

No Group Company is a party to or has any liability (actual or contingent) that is material to the Group, taken as a whole, under any guarantee, indemnity or letter of credit, or any leasing (except for Leased Properties), rental, hire purchase or credit sale agreement, other than any guarantee or indemnity provided by the Group Companies in connection with the Existing Indebtedness as Disclosed in the Company Disclosure Letter and or any guarantee or indemnity that would not, individually or in the aggregate, be material to the Group, taken as a whole.

6.6

No Group Company has given any indemnity, guarantee or warranty, or made any representation, in respect of goods or services supplied or to be supplied except any indemnity, guarantee or warranty or making of any representation that would not, individually or in the aggregate, be material to the Group, taken as a whole.

6.7

Except as would not, individually or in the aggregate, be material to the Group, taken as a whole, each of the Material Contracts to which a Group Company is a party is in full force and effect. The Company has not, and to the best of the knowledge of the Company, no Subsidiary has, received any notice in writing claiming any breach of any such Material Contract nor has any allegation in writing of any breach or invalidity been made or received by any Group Company, and no event of default has occurred under any Material Contract. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no notice of an event of default or breach under, or termination of, any Material Contract has been served or received by the Company or, to the best of the knowledge of the Company, any Subsidiary, and there are no grounds for the termination, rescission, avoidance or repudiation of any such Material Contract and there has been no allegation in writing of any such grounds, in each case which would be material to the Group, taken as a whole.

6.8	No Group Company is a party to a Material Contract which is, or was, not entirely of an arm’s length nature.

6.9

Other than Rothschild & Co, no person is entitled to receive from any Group Company any finder’s fee, brokerage or commission in connection with any of the transactions contemplated by this Agreement. A true and accurate copy of the engagement letter between the Company and Rothschild & Co has been provided to the Consortium.

6.10

The Group Companies have not assigned (other than in favour of another Group Company) to or waived any of their rights under any Material Contract, other than any rights that would not, individually or in the aggregate, be material to the Group, taken as a whole. There are no material payment obligations which are due but unpaid under any of the Material Contracts to which a Group Company is a party other than any obligations that would not, individually or in the aggregate, be material to the Group, taken as a whole. The Company has not been suspended or barred from bidding on contracts with any Governmental Authority, and no such suspension or bar has been initiated in writing or threatened in writing to be initiated.

6.11

As at the date of this Agreement, there are no pending payment delays in excess of 15 million dollars (USD $15,000,000) under any single power purchase agreement (or other project documentation) to which a Group Company is party.

6.12	In the three (3) years immediately preceding the date of this Agreement:

(a)

there have been no liquidated damages in excess of ten million dollars (USD $10,000,000) imposed on any party under any power purchase agreement (or other project documentation) to which a Group Company is party for any project operated by any Group Company;

(b)

there have been no material adverse changes in the tariff set out in any power purchase agreement (or other project documentation) to which a Group Company is party for any project operated by any Group Company; and

(c)

other than the power purchase agreement dated August 6, 2021 entered into between ReNew Surya Roshni Private Limited and Solar Energy Corporation of India Limited, no project operated by any Group Company pursuant to any power purchase agreement to which a Group Company is party has been materially downsized by more than five per cent. (5%) from the capacity proposed in any power purchase agreement and no material power purchase agreement has been terminated.

except, in each case under clauses (a)-(c) above, would not, individually or in the aggregate, have a Company Material Adverse Effect.

6.13

In the twelve (12) months immediately preceding the date of this Agreement, there have been no liquidated damages in excess of five million dollars (USD $5,000,000) imposed on any party under any power purchase agreement (or other project documentation) to which a Group Company is party for any project operated by any Group Company.

6.14

Document 2.4.6.2 in the Project P2 Data Room contains complete and accurate, except for de minimis inaccuracies, particulars of all of the PPAs entered into by the Group as at 10 October 2025. Document 2.4.6.1 in the Project P2 Data Room contains complete and accurate particulars of all of the letters of award (or equivalent) entered into by the Group as at 10 October 2025.

7.	Trading

7.1

No customer or supplier of any Material Group Company which accounts for five per cent. (5%) or more by value of such Material Group Company’s annual supply or sales, or which is otherwise material in the context of the Company and the Subsidiaries taken as a whole, as the case may be, has during the twelve (12) months immediately preceding the date of this Agreement ceased, reduced or to the knowledge of the Company, indicated an intention to cease or reduce, or changed the terms of or indicated an intention to change the terms of, its trading with or supplies to such Material Group Company.

7.2	No Group Company carries on business under any name other than its own corporate name.

8.	Compliance with Laws

8.1

Since the Applicable Date, each Group Company has carried out its business and dealt with its assets in accordance with, and has complied with, all Applicable Laws in all material respects in all relevant jurisdictions except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

8.2

Since the Applicable Date, no transactions which any Group Company has entered into are or could be liable to be set aside on the basis that they amounted to a transfer at an undervalue by or to a Group Company or on the basis of a Group Company’s failure to meet any test (whether relating to its net asset position or otherwise) for determining their validity applicable in any relevant jurisdiction or otherwise except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

8.3

The statutory books and registers of each Group Company have been properly kept, are up-to-date and contain complete and accurate details of all matters required by Applicable Laws to be entered in them, in each case in all material respects. No notice or indication that any of them is incorrect or should be rectified has been received by any Group Company except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

8.4

Each Group Company has operated its projects in all respects in compliance with the requirements of the Approved List of Models and Manufacturers (ALMM) Order 2021 since such requirements came into effect and to the extent such projects are subject to the relevant requirements, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. So far as the Company is aware, there is no pending or expected regulatory action that would make any such project operated by any Group Company subject to its (ALMM Order’s) requirements.

8.5

Since the Applicable Date, no Group Company has received any notice of a violation or breach under the Applicable Laws from any Governmental Authority, except where such notice has not had, and would not have, individually or in the aggregate, a Company Material Adverse Effect.

9.	SEC Filings

9.1

Since the Applicable Date, the Company has timely filed with or furnished to the SEC all Company SEC Documents. Accurate and complete copies of all Company SEC Documents are publicly available on the EDGAR database of the SEC. Where the foregoing has not been made available on EDGAR, the Company has made available to the Consortium accurate and complete copies of all material correspondence since the Applicable Date between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, including all comment letters from the staff of the SEC relating to the Company SEC Documents received by the Company, whether or not resolved, and all written responses of the Company thereto.

9.2

So far as the Company is aware, no Subsidiary is, or since the Applicable Date has been, required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

9.3

As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished since the Applicable Date complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

9.4

The Company is, and has at all times since the Applicable Date, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended and the applicable listing and corporate governance rules, regulations and requirements of Nasdaq except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

9.5

As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished since the Applicable Date did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and so far as the Company is aware, none of the Company SEC Documents is the subject of an ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

9.6

The Company maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) that provide reasonable assurance that all material information required to be disclosed in the Company’s reports filed under the 1934 Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Company’s management as appropriate. Such disclosure controls and procedures are effective in alerting the Company’s management to material information required to be included in the Company’s periodic and current reports required under the 1934 Act, and except as already disclosed in the relevant filings, there have been no material weaknesses or significant deficiencies in such controls except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

9.7

Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1934 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.8

The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 of the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with IFRS. The Company has disclosed, based on its most recent evaluation of internal control prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal control which could adversely affect in any material aspect the Company’s ability to record, process, summarise and report financial data and any material weaknesses in internal control and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control.

9.9

The Company is not a party to, nor does it have any obligation or other commitment to become party to, “off-balance sheet arrangements” (as described in Form 20-F) where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Document.

9.10

As of the date of this Agreement, there are no outstanding loans or other extensions of credit in excess of five-hundred thousand dollars (USD $500,000) made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

9.11

Since the Applicable Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all annual certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in such certifications are complete and correct as of their respective dates.

9.12

There are no contracts between the Company or any of its Subsidiaries, on the one hand, and any other person (other than the Company and its Subsidiaries), on the other hand, that would be required to be disclosed under Item 7 of Form 20-F that are not appropriately disclosed in the Company SEC Documents.

10.	Foreign Investment

Any Group Company incorporated in India is engaged in activities that permit one hundred per cent. (100%) foreign direct investment in such Group Company under the automatic route with no lock in restrictions or minimum capitalisation norms under the Indian Foreign Exchange Regulations. No Group Company is engaged in or carrying out any business in which foreign direct investment is restricted under the Indian Foreign Exchange Regulations.

11.	Anti-Bribery and Improper Payments

11.1

No Group Company nor, so far as the Company is aware, any of its or their respective directors, officers, employees, agents, representatives (each, an “Associated Person”) has, since the Applicable Date, breached any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation or any books and records offences relating to a bribe or:

(a)

offered, given, promised to give or authorized the giving of a financial or other advantage, including cash, gifts, entertainment or anything of value, to a Government Official or another person intending the advantage to induce or reward improper performance of a relevant function or activity, or knowing or believing that acceptance of the advantage itself constituted such improper performance or, in the case of a Government Official, intending to influence that person in his official capacity and to obtain or retain business, or a business advantage, or do or omit to do any act in violation of their duties, in each case including making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws; or

(b)

failed to prevent Associated Persons from making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws in order to obtain or retain business or a business advantage.

11.2

Each Group Company maintains and regularly keeps under review on an ongoing basis adequate written anti-corruption procedures and internal accounting controls which are sufficiently designed to provide reasonable assurance that the relevant Group Company and its respective directors, officers and employees have complied with all applicable Anti-Bribery Laws in all material respects.

11.3

No Group Company has retained any material intermediaries, representatives or other agents to act on their behalf without first conducting an appropriate due diligence review with respect to such proposed intermediary, representative or other agent for the purpose of ensuring compliance with Anti-Bribery laws and anti-money laundering laws, rules and regulations in all material respects.

12.	Licences

12.1

The Group Companies are, as of the date of this Agreement, in possession of all regulatory and commercial licences, approvals, registrations, consent, permits and other authorisations that are material to the business of the Group and required to be obtained by the Group Companies (the “Licences”) to carry on and conduct the Business as it has been and is currently conducted, except for Licenses whereby the failure to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

12.2

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Licence is in full force and effect and unconditional or subject only to conditions that have been satisfied or will be satisfied within the timelines stipulated under the relevant Licences. No expenditure or work is or will be required to comply with, maintain or obtain the renewal of any Licence and there are no grounds for the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence, except, in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

12.3

So far as the Company is aware, no Change of Control Transaction will result in the suspension, cancellation, variation, revocation, termination or non-renewal of any Licence or give rise to a right to suspend, cancel, vary, revoke, terminate or not renew any Licence, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

13.	Ownership of Assets, Facilities and Services

13.1

All material assets used by any Group Company for or in connection with its business, or which are required for the continuation of the business of the Group both as it is currently conducted and as it has been conducted in the six (6) months prior to the date of this Agreement (including the solar and wind power plants owned by each Group Company) are solely legally and beneficially owned or leased by a Group Company with good and full title and all rights attaching to them, except, in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole.

13.2

All material assets referred to in paragraph 13.1 are disclosed in the Company Accounts, except for any asset acquired, sold, realised or applied in the ordinary course of business since the 2025 Company Accounts Date. Each material asset referred to in paragraph 13.1 capable of possession is in the possession of a Group Company.

13.3

The facilities and services to which each Group Company has a contractual right include all facilities and services which are required for the continuation of the business of the Group both as it is currently conducted and as it has been conducted in the six (6) months prior to the date of this Agreement in all material respects.

For the avoidance of doubt, the “assets” referred to in this paragraph 13 shall not include any land, real estate or real properties.

14.	Plant and Machinery

14.1

All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by any Group Company and material to the business of the Group are, subject to normal wear and tear, in good repair and condition, are properly maintained and in reasonable working order having regard to their age and use and are capable of being used safely and efficiently in connection with the business of the relevant Group Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No material plant or machinery is obsolete or in need of renewal or replacement.

15.	Finance Arrangements

15.1	No Group Company is party to, benefits from, or has any obligations under any cash pooling arrangement whether physical, notional, formal or informal.

15.2	To the best of the knowledge of the Company, no Group Company is party to, or has any obligations under, any off-balance sheet financing arrangement.

15.3

All necessary, desirable and appropriate recordings, registrations and filings have been made in all appropriate public offices, and all clearances, approvals have been obtained and all actions have been taken for creation, perfection, maintenance and effectiveness of the Existing Encumbrances as, and to the extent, required, as per the terms of the corresponding Existing Indebtedness and under the laws of the applicable jurisdictions, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

16.	Debts Owed by Group Companies

16.1

Complete and accurate details of all material Indebtedness (except for intra-group material Indebtedness) as of 30 June 2026 of each Group Company and complete and accurate copies (including of any amendments or supplements) of all facility agreements and, to the extent that a sanction letter prevails over the facility agreement to which it relates in the event of an inconsistency, sanctions letters, for Indebtedness in relation to amounts borrowed by a Group Company (including the amounts and terms of the borrowings) in excess of two hundred million dollars (USD $200,000,000) are set out at document 2.4.12 in the Project P2 Data Room.

16.2

The amount borrowed by each Group Company under any financial facility does not exceed the amount stated in the relevant financial facility and the total amount of the borrowings of each Group Company does not exceed any limitations on the borrowing powers set out in its articles of association, by-laws or equivalent constitutional documents.

16.3

Except for intra-group debts, there are no financial debts in excess of twenty million dollars (USD $20,000,000) owing by any Group Company which are outstanding and due and remain unpaid for more than 60 days from its due date for payment.

16.4

So far as the Company is aware, no demand or notice to repay has been received under any material borrowing or financial facility, and no event has occurred or been alleged which is, or which may become or result in, an event of default, an early repayment or a material breach of the terms of or under any material borrowing or financial facility of any Group Company.

17.	Debts Owed to Group Companies

17.1

Complete and accurate details of all outstanding loans or credit advances made by any Group Company to any third party (other than a Group Company) which are material to the business of the Group have been disclosed in the Company Accounts and/or the Management Accounts.

17.2

No Group Company has lent or agreed to lend any money (except to a Group Company) which has not been repaid to it when due and there are no debts owing to any Group Company (except from a Group Company) other than debts that have arisen in respect of trading and in the ordinary course of business or debt which would not, individually or in the aggregate, have a Company Material Adverse Effect.

18.	Powers of Attorney

Other than in the ordinary course of business, no Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf other than the power of attorneys entered by the Group Companies in relation to Existing Encumbrances.

19.	Litigation and Investigations

19.1

Except as disclosed in the Company Accounts, no Group Company has, as on the date of this Agreement, engaged in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No material litigation, arbitration, mediation or other legal proceedings are pending or threatened in writing by or against a Group Company, and, so far as the Company is aware, there are no circumstances likely to give rise to any such proceedings, except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole.

19.2

So far as the Company is aware, no Group Company is the subject of any material investigation, enquiry or enforcement proceedings by any governmental or other body, and , no material investigations, enquiries, or enforcement proceedings are pending or threatened, except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole.

19.3

So far as the Company is aware, no director or employee of any Group Company is engaged in or subject to any of the matters referred to in paragraphs 19.1 and 19.2 for which any Group Company may be liable.

19.4

No Group Company is affected by any existing or pending material judgments or rulings, orders or decrees of any court or governmental authority or any expert determination or arbitral award, except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

20.	Insurance

20.1

All insurance policies maintained by or covering each Group Company are, in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any material claim and all premiums due and payable have been paid, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

20.2	During the two (2) years immediately preceding the date of this Agreement, no individual insurance claim in excess of fifteen million dollars (USD $15,000,000) has been made by any Group Company.

20.3	No Group Company is a self-insurance or captive insurance company.

21.	Insolvency

21.1	No Group Company is insolvent under the insolvency laws of any jurisdiction applicable to it or is unable to pay, or has stopped paying, its debts as they fall due.

21.2

No order has been made or resolution passed for the winding up of any Group Company and no provisional liquidator has been appointed in respect of any of them. No petition has been presented or meeting convened for the purposes of insolvency resolution or winding up any Group Company, including any proceedings the Insolvency and Bankruptcy Code, 2016, no moratorium has been obtained and so far as the Company is aware, no step has been taken to initiate any process by or under which the ability of the creditors of a Group Company to take any action to enforce their debts is suspended, restricted or prevented, or some or all of the creditors of a Group Company accept, by agreement or pursuant to a court order or any ruling by a competent body, an amount less than the sums owing to them in satisfaction of those sums. So far as the Company is aware, no Group Company has become subject to any analogous event, proceedings or arrangements under the laws of any applicable jurisdiction or other process which could lead to a Group Company being dissolved and its assets being distributed.

21.3

No insolvency resolution professional, administrator, administrative receiver or any other receiver, monitor or manager has been appointed by any person in respect of any Group Company or all or any of its assets and so far as the Company is aware, no steps have been taken (or any notice of intention issued) to initiate any such appointment. So far as the Company is aware, no analogous appointments have been made or initiated under the laws of any applicable jurisdiction for the management of the affairs, business or assets of a Group Company.

22.	Company Accounts

22.1	The Company Accounts have been prepared in accordance with the Applicable Accounting Standards.

22.2

Each of the Company Accounts give a true and fair view of the assets, liabilities, financial position and profit or loss of the Group as a whole at the relevant Company Accounts Date and in the financial periods to which they relate.

22.3

No material change has been made to the accounting policies, or to any other accounting treatment (including, for the avoidance of doubt, any estimation techniques or approaches to the exercise of accounting discretion or judgment), of any Group Company during the three (3) years prior to the 2025 Company Accounts Date, unless made in accordance with Applicable Law or disclosed in the Company Accounts.

22.4	The Company Accounts include provision or disclosure in accordance with the relevant generally accepted accounting principles for all known material liabilities (whether actual or contingent).

22.5

Except to the extent disclosed in the Company Accounts or as would not, individually or in the aggregate, be material to the Group, taken as a whole, the Company Accounts are not affected by any unusual or non-recurring item or by any other factor that makes the Company Accounts unusual or misleading in any material respect.

22.6

The accounting and other records of each Group Company are up-to-date and have been fully, properly and accurately maintained, in each case in all material respects, and are in the possession of the relevant Group Company.

22.7

There are no liabilities, whether actual or contingent, of the Group Companies other than: (i) liabilities disclosed or provided for in the 2026 Company Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the 2026 Company Accounts Date; (iii) liabilities disclosed in this Agreement; (iv) liabilities disclosed in the Management Accounts; or (v) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect.

23.	Events Since the Accounts Date

23.1	Since the date of the last Management Accounts and until the date of the Agreement:

(a)	the business of each Group Company has been conducted in the ordinary course in all material respects;

(b)	there has been no Company Material Adverse Effect;

(c)

no asset of a value in excess of ten million dollars (USD $10,000,000) has been acquired or disposed of by any Group Company other than in the ordinary course of business, nor has there been any agreement to acquire or dispose of any such asset, in each case other than in relation to any acquisition or disposal already notified to the Company Board;

(d)

no liability (actual or contingent) has been incurred by or arisen in relation to any Group Company which is either material and unquantifiable or of an amount in excess of fifty million dollars (USD $50,000,000);

(e)	no dividend or other distribution in excess of ten million dollars (USD $10,000,000) has been, or has agreed to be, declared, made or paid by any Group Company; and

(f)	other than in connection with the Company Equity Plans, neither the Company nor ReNew Private Limited has issued or agreed to issue any share capital.

24.	Management Accounts

Except as expressly disclosed in the Management Accounts, the Management Accounts have been prepared on a basis consistent with the quarterly accounts of the Company prepared in the two (2) years immediately preceding the date of this Agreement, with all due care and attention and in accordance with the same accounting policies and accounting treatment as the Company Accounts. The Management Accounts give a fair view in all material aspects of the assets, liabilities and profit or loss and cash flow each Group Company and of the Group as a whole are not inaccurate or misleading in any material respect.

25.	Tax

25.1

All material liabilities of each Material Group Company for Tax as at the Company Accounts Date are properly provided for in the Company Accounts in accordance with applicable accounting standards and all Tax for which each Material Group Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid) and each Material Group Company has made all such material withholdings, deductions and retentions of or on account of Tax that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so withheld, deducted and retained, in each case other than Taxes that are being contested by any of the Material Group Companies in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting standards.

25.2

Each Material Group Company has kept and maintained, and has within in its possession and control all material records, invoices, information and documentation which: (i) it is required by law to have kept or maintained in relation to Tax; or (ii) which would be required to enable the Tax position of the Material Group Company to be calculated accurately as at the date of this Agreement; or (iii) would be needed to substantiate any claim made or position that it has taken in relation to Tax, in each case save as could not have a material adverse impact on the Tax position of that Material Group Company.

25.3

No Group Company has within 6 (six) years before the date of this Agreement been involved in any dispute which is material in the context of the Group taken as a whole in relation to Tax with any Taxing Authority. To the knowledge of the Company in relation to each Material Group Company there is no planned investigation, enquiry, audit or visit, in each case of a non-routine nature, by any Taxing Authority.

25.4

No Group Company has received any notice from any Taxing Authority which required or will or may require any Group Company to withhold an amount of or on account of Tax that is material in the context of the Group taken as a whole from any payment made since the 2026 Company Accounts Date or which will be made after the date of this Agreement.

25.5

To the best of the knowledge of the Company, since the date of the last Management Accounts, no event has occurred which has given rise to a material liability to Tax for any Group Company other than a liability to Tax arising from the ordinary course of its business as carried on by any Group Company.

25.6

All returns to be submitted, all information required to be supplied and all material notices and payments required to be made by each Group Company for the purposes of Tax have been submitted, supplied or made on a proper basis, and all such returns, information, notices and payments are correct in all material respects.

25.7

To the best of the knowledge of the Company, no material charge to Tax nor clawback or disallowance of Relief previously given will arise on any Group Company by virtue (whether alone or in conjunction with any other fault or circumstance) of the entering into and/or completion of this Agreement.

25.8

No Material Group Company has within 6 (six) years before the date of the Agreement paid or become liable to pay, nor to the best of the knowledge of the Company are there any circumstances by virtue of which any Material Group Company is likely to become liable to pay, any material penalty, fine, surcharge or amount of interest in connection with any Tax.

25.9

The amount of Tax chargeable on each Group Company during any accounting period ending on or within the 6 (six) years before the 2026 Company Accounts Date has not depended on any material concessions, agreements or other formal or informal arrangements with any Taxing Authority.

25.10

No Group Company has within the 6 (six) years before the date of this Agreement been the subject of a non-routine investigation or non-routine audit or non-routine visit by or involving any Taxing Authority.

25.11

To the best of the knowledge of the Company, no Group Company is liable to pay any amount or make reimbursement or indemnity to any person in respect of any material Tax liability of another person pursuant to the terms of any agreement or arrangement entered into by any Group Company, in each case outside of the ordinary course of its business.

25.12

To the best of the knowledge of the Company, no Material Group Company has been involved in any scheme, arrangement, transaction or series of transactions in which the sole, main, or dominant purpose or one of the main or dominant purposes was (i) the evasion or avoidance of Tax, or (ii) obtaining a Tax advantage and which could reasonably be set aside, recharacterized, or treated as void for that reason.

25.13

Each Group Company is, to the extent that it is required to be registered, a registered person for the purposes of any VAT in any relevant jurisdiction and has never been treated as a member of a group for any such VAT (other than one that includes only other Group Companies).

25.14

Each Group Company has, within the 6 (six) years before the date of this Agreement, complied, in all material aspects, with all statutory provisions, rules, regulations, orders and directions concerning the relevant value added or turnover tax in any relevant jurisdiction.

25.15

Each Group Company is resident for Tax purposes solely in the jurisdiction in which it is incorporated, and no Group Company is or has ever been treated as resident, or as having a taxable permanent establishment or any other taxable presence, in any other jurisdiction for any Tax purpose (including for the purpose of any double Taxation arrangement).

25.16

All stamp duties required to be paid in order to allow a Material Group Company to register or prove title to any material asset owned by it, or enforce or produce in evidence any document evidencing title to such a material asset, have been paid and such documents are duly stamped.

25.17

No Group Company is a party to any transaction or arrangement the terms of which are any different from terms that would exist were the transaction to be entered into by two unconnected parties dealing at “arm’s length” between independent enterprises.

25.18	No person, acting in the capacity of an Associated Person (as defined in section 44(4) of the Criminal Finances Act 2017 (“CFA 2017”)) of any Group Company, has committed:

(a)	a UK tax evasion facilitation offence under section 45(5) of the CFA 2017; or

(b)	a foreign tax evasion facilitation offence under section 46(6) of the CFA 2017.

25.19

Each Group Company has in place (and has for the last 6 years had in place) such prevention procedures (as defined in sections 45(3) and 46(4) of the CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the CFA 2017 in all material respects.

25.20	No Group Company is, or has been, subject to any law or rule implementing the Pillar 2 Rules.

25.21

To the best of the knowledge of the Company, there are no circumstances or arrangements that have been made or entered into (or are reasonably expected to be made or entered into) which would reasonably be expected to result in the allocation, apportionment or imposition of Pillar 2 Tax on any Group Company for or in respect of any accounting period ending prior to, or current at, completion of the Transaction.

25.22

Each Group Company incorporated in India: (i) is a person resident in India under the Indian Foreign Exchange Regulations and a resident of India under the IT Act; and (ii) holds its investments as “capital assets” as defined under the provisions of the IT Act.

25.23	Each Group Company incorporated in India has utilised GST credit in compliance with applicable laws in all material respects.

25.24

In respect of all restricted securities and restricted interests in securities (in each case, as defined in ITEPA) (“Restricted Securities”) in relation to which a Group Company is the employer and in respect of which the relevant employees are resident for Tax purposes in the United Kingdom, either:

(a)

a valid election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) has been made in respect of such Restricted Securities and a copy of all such elections are in the relevant Group Company’s possession or control;

(b)	at least full unrestricted market value was paid by the relevant employees for such Restricted Securities; or

(c)

if and to the extent that full unrestricted market value was not paid by the relevant employees for such Restricted Securities, all Tax for which the relevant Group Company is liable or is liable to account has been duly paid (insofar as it ought to have been paid), in each case other than Taxes that are being contested by the relevant Group Company in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting standards.

26.	Intellectual Property, Confidential Information, Information Technology and Data Protection

26.1	Save for the Registered Intellectual Property, the Group does not have any material Intellectual Property Rights.

26.2

All registration, renewal and other maintenance fees in respect of the Registered Intellectual Property have been paid in full, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.3

No material Registered Intellectual Property is being opposed, nor to the best of the knowledge of the Company is any third party seeking its invalidation or revocation, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No Group Company has, in the two years prior to the date of this Agreement, received notice of any opposition to the grant of, or notice of any legal proceedings or claims relating to, any material Registered Intellectual Property, except as would not, individually of in the aggregate, have a Company Material Adverse Effect.

26.4

All Registered Intellectual Property is registered in the name of a Group Company and is valid and enforceable and so far as the Company is aware, there has been no act or omission by a Group Company that would jeopardise its validity, subsistence or enforceability, except as would not, individually of in the aggregate, have a Company Material Adverse Effect.

26.5

The Group owns, or has licences for the use of, all material Intellectual Property Rights required for the operation of the business of the Group as conducted by it on the date of this Agreement and from time to time thereafter, except as would not, individually of in the aggregate, have a Company Material Adverse Effect.

Confidential Information

26.6

Each Group Company has used commercially reasonable efforts to protect its material trade secrets and material confidential information in its possession and, to the best of the knowledge of the Company, has not disclosed any trade secrets or confidential information to any third party except under written terms which provide full protection for such Group Company’s commercial interests.

IT Systems / IT Contracts

26.7

All IT Systems and related data are owned or licensed by a Group Company, are not wholly or partly dependent on any facilities or services not under the ownership and/or control of that Group Company or pursuant to a license arrangement.

26.8

All the IT Contracts are valid and binding. Since the Applicable Date, none of the IT Contracts has been the subject of any breach or default or event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.9

Each Group Company has complied with the terms of all licences in respect of open source software or any other third party software used for the purposes of the Business, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No product manufactured, developed or otherwise created by a Group Company incorporates any open source software or any other software, the licence in respect of which requires that Group Company to disclose the source code of such product to third parties, make such product available at no charge or relinquish any Intellectual Property Rights in respect of such product, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Computer operation and maintenance

26.10

All IT Systems are in good working order in all respects, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since the Applicable Date, no part of the IT Systems has failed to function, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.11	All IT Services are being and have been provided in accordance with all applicable specifications, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

26.12	Each Group Company has full and unrestricted access to and use of the IT Systems which are required for the business of such Group Company.

26.13

So far as the Company is aware, no part of the IT Systems is or has been infected by any virus or other extraneously-induced malfunction, and no person has had unauthorised access to the IT Systems or any data stored thereon, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Group Company has documented security measures in place to protect the IT Systems that are adequate and appropriate.

26.14	The Company has procedures to back up data and disaster recovery plans that are reasonably adequate.

27.	Data Protection

27.1

For the purposes of paragraphs 27.2 to 27.6, “DP Laws” means (i) Regulation (EU) 2016/679; EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States); (ii) Regulation (EU) 2016/679, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019; or (iii) other equivalent laws and regulations in other jurisdictions, each as amended, consolidated or replaced from time to time.

27.2	Each Group Company has complied with all applicable DP Law in all respects, including, without limitation:

(a)

each Group Company has, to the extent required by any applicable DP Law and in all material respects, filed and maintained a current entry in each relevant register maintained by all applicable authorities established pursuant to DP Laws (each, a “DPA”), and/or maintained suitable internal processing records;

(b)	each Group Company has processed personal data only in accordance with:

(i)	applicable DP Laws; and

(ii)	the terms of a privacy policy; and

(c)

in each instance in which a Group Company has engaged any third party to process personal data on its behalf, it has appointed such third party under a binding agreement which includes all necessary and appropriate data processing language in accordance with applicable DP Laws;

except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

27.3

No Group Company has received any written communication from any DPA alleging and/or enforcing non-compliance with any DP Law, or requesting a non-routine audit or compliance check relating to DP Law, or requiring such Group Company to undertake a non-routine audit or compliance check or to change or delete any data or prohibiting the transfer of data to a third party or out of the European Economic Area, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

27.4

No individual has claimed or taken, or has a right to claim or take, compensation or legal action, in each case against any Group Company, in respect of any breach of any rights or obligations under any DP Law or pursuant to any contract entered into which requires compliance with DP Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

27.5

Except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole, each Group Company has taken appropriate technical and organisational measures to ensure that all personal data that are processed by it or on its behalf:

(a)	are adequate, relevant and not excessive;

(b)	are not kept longer than necessary in relation to the purpose for which they are processed; and

(c)	are accurate and, where necessary, kept up to date.

27.6	The Group Companies incorporated in India are compliant with the provisions of the Aadhaar Act, 2016 with respect to collection and handling of Aadhaar data in all material respects.

28.	Real Estate

28.1

A Group Company has good title to and is the sole legal and beneficial freehold / leasehold owner in exclusive possession of the land on which the Group’s projects are located (the “Properties”) are free of Encumbrances (other than the Existing Encumbrances) and the title over the Properties have been acquired in compliance with Applicable Law. Each Group Company has under its custody all material title deeds (including but not limited to original title documents which the respective Group Company had acquired title over the Properties). Where required in accordance with Applicable Law, the name of each Group Company is reflected as the sole and exclusive owner/ lessee of the Properties held by them in the concerned local land registry or revenue records or all other local records of the concerned Governmental Authorities, and there are no adverse entries, noting or endorsements therein, which may obstruct the business operations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

28.2

All covenants, conditions and agreements contained in any lease of any Property, on the part of the landlord and the tenant, have been complied with in all respects, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and, to the best of the knowledge of the Company, no notice of breach (where such breach could result in liability of such Group Company being in excess of five million dollars (USD $5,000,000) of any of the tenant’s obligations under any such lease has been received from the landlord by any Group Company.

28.3

To the best of the knowledge of the Company, there is no order for compulsory acquisition, resumption, of any of the Properties by any Governmental Authorities and the Properties are not subject matter of any acquisition or requisition proceedings under any Applicable Laws and are not included in any notified schemes of improvement of any municipal/ village authority or any other public body, which, in each case, may obstruct the business operations, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no action, suit, Proceeding, claim, arbitration, injunction, writ, preliminary restraining order or investigation pending before any Governmental Authorities, which may have a material adverse effect on the usage, right, title or freehold/ leasehold interest (as the case may be), marketability of or other interest of any of the Group Company on the Properties, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

28.4

The right of way and access roads at each project owned by the Group are materially adequate for the accessing and operating of such projects and there are no disputes with any third party in relation to the right of way (including claims for any outstanding compensation), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.	Environmental

29.1	Each Group Company is conducting, and has since the Applicable Date conducted, the Business in compliance with Environmental Law in all material respects.

29.2

All material Environmental Permits required to be obtained by the Group have been obtained, are in force and have been complied with since the Applicable Date, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.3

No Group Company has, since the Applicable Date (or earlier to the extent unresolved), received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Permits, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.4

No Group Company has received written notice that either (i) an Environmental Authority is intending to revoke, suspend, vary or limit any material Environmental Permit or (ii) any amendment to any material Environmental Permit is required to enable the continued operation of the Business, in each case of (i) and (ii), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.5

There are no proceedings or actions by any Environmental Authority or by any other person, entity or governmental authority pending against any Group Company under any Environmental Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

29.6

No Group Company is responsible (wholly or in part) for any material clean-up or other corrective action which has been assessed or ordered by any Environmental Authority in relation to any property currently or previously owned, used or occupied by a Group Company or is subject to any investigation or inquiry by an Environmental Authority in relation to the same.

29.7	No Group Company has disposed of any Hazardous Substance other than in material compliance with applicable Environmental Law.

29.8

The GIB Orders directing a conversion of existing overhead transmission lines into underground transmission lines in certain environmentally protected areas known as “priority areas” and then amending the requirement to ensuring installation of CEA complaint (particularly, the Technical Specifications for Bird Flight Diverters (BFD) issued by the Supreme Court Committee in Consultation with the CEA, dated June 16, 2022) bird diverters in certain environmentally protected areas known as “potential areas”, have not and are not reasonably expected to materially and adversely impact the business and operation of any Group Company.

30.	Employment

30.1

Complete and accurate particulars of the terms of employment or engagement of each Senior Employee have been shared with the Consortium, including their job titles, dates of commencement of employment or engagement, notice periods, all remuneration and other benefits actually provided or which each Group Company is bound to provide (save in respect of any pension or other retirement benefit schemes, arrangements and understandings), which apply to each of the Senior Employees.

30.2

Materially complete and accurate copies of all the standard terms and conditions, staff handbooks and material policies which apply to employees, directors and officers of any Group Company and complete and accurate copies of all contracts of employment or terms of engagement of all Senior Employees have been shared with the Consortium.

30.3	The persons treated by each Group Company for taxation and social security purposes as employees correctly include all persons who should be so treated.
30.4	The persons treated by each Group Company for taxation and social security purposes as employees correctly include all persons who should be so treated.

30.5

The information on the total number of Workers employed or engaged by each Group Company and in each relevant jurisdiction which has been shared with the Consortium is accurate in all respects, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and includes complete and accurate particulars of all Company Equity Plans and Subsidiary Equity Plans.

30.6

Except as shared with the Consortium in respect of the outstanding awards granted under the Company Equity Plans and the employment contract of the Chief Executive Officer of the Company, there are no terms and conditions in any contract with any Worker, and no commitment has been made (whether or not legally binding) to any Worker, pursuant to which such Worker will be entitled to receive any payment or benefit or such Worker’s rights will change, or an entitlement of such Worker to terminate his employment or engagement will be triggered, as a direct consequence of the completion of the transaction and/or implementation of the Scheme contemplated by this Agreement.

30.7

All Employees in the relevant jurisdictions of each Group Company are legally entitled to work in and have complied with the local asylum and immigration requirements in, the relevant jurisdiction, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.8

The Company Employee Plans have been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority in relation to them have been so filed, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.9

The terms of employment or engagement of all Workers, except the Senior Employees, are such that their employment or engagement may be terminated by not more than 3 months’ notice or pay in lieu thereof given at any time without liability for any payment including by way of compensation or damages (except for any compensation under any applicable statutory regime in the relevant jurisdiction).

30.10

Since the date of the Management Accounts, no Group Company has made, announced or proposed any material changes to the salary or benefits of or any bonus to any Workers and so far as the Company is aware, no Group Company is under any express or implied obligation to make any such changes with or without retrospective operation, except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

30.11

There are no amounts in excess of US$500,000 (or its equivalent in applicable local currency) owing from, or agreed to be loaned or advanced by any Group Company to, any Worker individually (other than amounts representing salary accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

30.12	There are no disciplinary and grievance matters in relation to the Senior Employees within the last twelve (12) months.

30.13	No Senior Employee has given or received notice to terminate his employment or engagement as on the date of this Agreement.

30.14

There are no Senior Employees who are on secondment, career break or absent on grounds of ill health or disability or other leave of absence (other than normal holidays, maternity leave, parental leave, adoption leave, paternity leave or absence of no more than one (1) month due to illness).

30.15

There are no outstanding offers of employment or engagement by any Group Company to any person who would become a Senior Employee, and no person has accepted such an offer but not yet taken up the position accepted.

30.16

There is no provision in any occupational pension scheme in which Workers participate which provides enhanced benefits on redundancy, except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

30.17

Full details of all severance payments and awards for compensation or orders for reinstatement or re engagement made against each Group Company in respect of current or past Senior Employees in the last 12 months have been shared with the Consortium. Materially complete and accurate details have been shared with the Consortium of any redundancy payment (whether pursuant to a redundancy scheme or formula or policy or implied through custom or practice or otherwise whether contractual or discretionary) which any Group Company has made in excess of the statutory redundancy entitlement to any former Senior Employee in the last two (2) years.

30.18

All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid or discharged together with all related payments to third party benefit providers or relevant authorities, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.19

There are no trade union, works council, whether national or cross border, special negotiating body, staff association or other body recognised by any Group Company for the purposes of representing any Workers. There have not been any requests or proposals to establish any such body received by any Group Company or made within the last two (2) years. There are no collective agreements nor any applicable information or consultation arrangement concerning any Worker and any Group Company.

30.20

Since the Applicable Date, no Group Company has been engaged or involved in any trade dispute with any Worker, trade union, works council, special negotiating body, staff association or any other body representing Workers and, to the best of the knowledge of the Company, no event has occurred which could or might give rise to any such dispute and no industrial action involving Workers is now occurring or threatened, except in each case as would not, individually or in the aggregate, be material to the Group, taken as a whole. There are no litigations pending or, to the best of the knowledge of the Company, threatened, in writing, against any Group Company by any Worker, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Group Companies are not a party to any collective bargaining agreements and/or other labour union contracts. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no activity or proceeding of any labour union to organize its employees and there are no ongoing or, to the best of the knowledge of the Company, threatened strikes, slowdowns or work stoppages by Employees or any contractors engaged by any Group Company.

30.21

So far as the Company is aware and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no past or present Senior Employee has any claim or right of action, either actual or which can reasonably be anticipated, against any Group Company.

30.22

So far as the Company is aware, no Group Company has discriminated against, or in relation to any current or prospective Worker on the grounds of sex, sexual orientation, marital status, gender reassignment, race, nationality, religion or belief, disability or age or for equal pay or treatment.

30.23

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Group Company has complied with all relevant provisions of treaties, directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to Workers or the relations between a Group Company and any body representing Workers.

30.24

No Group Company has within the eighteen (18) months preceding the date hereof entered into any agreement which involved the automatic transfer of staff by operation of law, other than in relation to transfers within members of the Group.

30.25

No Group Company has outsourced the management and operations of its business or any part thereof to a third party service provider such that there may be an automatic transfer of staff by operation of law upon the change of any such service provider or the insourcing of the same or similar services.

30.26	No Senior Employee is or has in the last 3 years been associated as a key management person or director with any entity which has been declared as a wilful defaulter by the Reserve Bank of India.

30.27

Since the Applicable Date, each Group Company has obtained all Licenses required by Applicable Law, and is in compliance with the terms and conditions of all such authorizations as well as the Applicable Law, in each case relating to employment and employment practices, statutory payments or contributions, cess payments (including building and construction workers cess), work conditions, hours of work, leave, maternity benefits, payment of wages or other dues, provident fund, gratuity, bonus, employees state insurance, contract labourers, minimum wage, overtime payments, and workers’ compensation, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Without prejudice to the generality of the foregoing, the Group Companies have in all made all statutory contributions in respect of the Workers in accordance with Applicable Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. All contractors engaged by any Group Company have paid wages, salaries, bonus, gratuity and made all statutory contributions (including, without limitation, bonus, gratuity and overtime) in respect of all its employees and workers in compliance with Applicable Laws and there are no material outstanding payments, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

30.28

No Group Company nor, as far as the Company is aware, their contractors have received any notice or claims from any governmental authorities alleging any breach of any Applicable Laws relating to labour and employment matters including the Building and Other Construction Workers (Regulation of Employment and Conditions of Service) Act, 1996 and Building and Other Construction Workers Cess Act, 1996, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No action has been initiated or is pending or, to the best of the knowledge of the Company, threatened in writing against the Company for any violations under any Applicable Law in relation to labour and employment matters, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

31.	Pensions

For the purposes of this paragraph 31, the following expressions shall have the following meanings:

“2004 Act” means the Pensions Act 2004;

“Defined Contribution Plan” means a plan that provides for an individual account for each participant and for Pension Benefits based solely on the amount contributed to the participant’s account and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant’s account;

“Disclosed Plans” means National Employment Savings Trust (NEST) Corporation;

“Pension Benefits” means any pension, lump sum or other benefit payable on, in anticipation of, or following retirement, death, reaching a particular age, illness or disability, or in similar circumstances; and

“Worker” means a current or former employee, officer or director of any Group Company.

31.1

Other than the Disclosed Plans and contributions under Applicable Law, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any Group Company is required to make payment of a contribution towards, or other provision for, Pension Benefits for the benefit of a Worker or a Worker’s dependants and no undertaking or assurance (whether written or oral) has been given by any Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any Pension Benefits (including those provided under the Disclosed Plans), except as would not, individually or in the aggregate, be material to the Group, taken as a whole.

31.2

Materially accurate particulars of the Disclosed Plans are contained in Project Christmas Data Room folder 19.9 including details of the rates and amounts of contributions payable by any Group Company to the Disclosed Plans.

31.3	Each Disclosed Plan is a Defined Contribution Plan and no Group Company is or has ever been:

(a)

an employer (for the purpose of section 318(1) of the 2004 Act) of an occupational pension scheme within the meaning of section 1 of the Pensions Schemes Act 1993 which is not a Defined Contribution Plan; or

(b)	associated or connected with such an employer, as such terms are defined in section 51 of the 2004 Act.

31.4

To the best of the knowledge of the Company, each Disclosed Plan that is capable of being formally approved or qualified by, or registered with, the appropriate taxation, social security, supervisory, fiscal or other applicable governmental authority in the relevant jurisdiction, in order to obtain tax approval, favoured or qualified status in such jurisdictions, has been so approved, qualified or registered and no act or omission has occurred which may cause such approval, qualified or registered status to be withdrawn.

31.5

To the best of the knowledge of the Company, the Disclosed Plans have been operated at all times in accordance with their governing documents and in material compliance with all applicable laws and regulatory requirements, including any applicable laws or regulatory requirements relating to the funding of Pension Benefits.

31.6

There are no material outstanding contributions, costs (including levies) or expenses payable by any Group Company in respect of the Disclosed Plans and except to the extent provisioned in the books or the accounts, no Group Company has any other monetary obligations (including actuarial, consultancy, legal or other fees) to or in respect of the Disclosed Plans.

31.7

To the best of the knowledge of the Company, no material claim has been made or threatened against any Group Company or the trustees or administrators of any of the Disclosed Plans, or against any person whom any Group Company is or may be liable to indemnify or compensate, in connection with any of the Disclosed Plans (other than routine claims for benefits), nor are there any circumstances which may give rise to any such claim.

32.	Antitakeover Statutes and UK Takeover Code

32.1

So far as the Company is aware, there are no “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions”, “business combination statute or regulation” or other similar state or other anti-takeover laws and regulations applicable to the Transaction.

32.2

So far as the Company is aware, there are no facts or circumstances that exist or are reasonably likely to exist that would cause, or would reasonably be expected to cause, the Company to become subject to the Takeover Code.

33.	Opinion of Financial Advisor

33.1

Rothschild & Co has delivered its opinion to the Special Committee to the effect that, as of the date of such opinion, the Consideration to be delivered to the Cash-Out Shareholders pursuant to this Agreement is fair, from a financial point of view, to such holders.

Schedule 5

Warranties of the Consortium

Part 1 CPPIB

CPPIB represents that:

1.1	CPPIB is duly incorporated or formed and validly existing under the laws of its place of incorporation or formation.

1.2

CPPIB has full power and authority to enter into and perform this Agreement and all other documents executed by CPPIB in relation to the Transaction and/or the Scheme (together, the “CPPIB Entity Documents”), each of which is valid and legally binding and constitutes (when executed) valid and legally binding obligations on CPPIB in accordance with the respective terms of the CPPIB Entity Documents.

1.3	The execution, delivery and performance by CPPIB of this Agreement will not result in a breach of:

(a)	any provision of the articles of association, by laws or equivalent constitutional documents of CPPIB;

(b)	any Order of any court or other Governmental Authorities by which CPPIB is bound; or

(c)	any Applicable Laws or regulations in any relevant jurisdiction,

except, in the case of paragraphs (b) and (c), for such breaches that, individually or in the aggregate, would not prevent or materially delay the ability of CPPIB to consummate the Transaction.

1.4

CPPIB is not required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, except for (i) such notices or filings or consents of the Court in connection with the Scheme, (ii) the Identified Clearances, (iii) filings required under the 1934 Act and (iv) such other notices, filings, consents, waivers or authorizations, the failure to obtain which would not, individually or in the aggregate, prevent or materially delay the ability of CPPIB to consummate the Transaction.

1.5

There are no civil, criminal or administrative actions, suits, claims, litigation, charges, demands, notices of violation, enforcement actions, hearings, arbitrations, audits, examinations, inquiries, investigations or other similar proceedings current, pending or, to the knowledge of CPPIB, threatened against CPPIB, except for those that have not had and would not, individually or in the aggregate, prevent or materially delay the ability of CPPIB to consummate the Transaction.

1.6

No moratorium has been obtained nor has any order been made, petition presented or resolution passed for the winding up of CPPIB. No administrator nor any receiver, monitor, manager or equivalent office has been appointed by any Person in respect of CPPIB or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. CPPIB has not become subject to any analogous proceedings, appointments or arrangements under the Applicable Laws of any applicable jurisdiction.

Part 2 Founder

The Founder represents that:

1.1	The Founder has the necessary authority to enter into and perform this Agreement.

1.2

The execution, delivery and performance by the Founder will not result in a breach of any order, judgment or decree of any court or governmental authority by which the Founder is bound that, individually or in the aggregate, would prevent or materially delay the ability of the Founder to perform his obligations under this Agreement.

1.3

The Founder is not required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any Governmental Authority in connection with the execution, delivery and performance of this Agreement, except for: (i) such notices or filings or consents of the Court in connection with the Scheme; (ii) those consents, waivers or approvals referred to in the Conditions in Schedule 1; (iii) filings required under the 1934 Act; and (iv) such other notices, filings, consents, waivers or authorizations, the failure to obtain which would not, individually or in the aggregate, prevent or materially delay the ability of the Founder to perform his obligations under this Agreement.

1.4

No bankruptcy petition has been presented for the Founder’s bankruptcy, nor has any arrangement or composition been proposed with any of the Founder’s creditors, nor has the Founder taken the benefit of any statutory provision for the time being in force for the relief of insolvency debtors.

Schedule 6

Form of Scheme

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE	CR-2026-[•]

BUSINESS AND PROPERTY COURTS

OF ENGLAND AND WALES

COMPANIES COURT (ChD)

IN THE MATTER OF RENEW ENERGY GLOBAL PLC

- and -

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

BETWEEN

RENEW ENERGY GLOBAL PLC

AND

ITS

SCHEME SHAREHOLDERS

(as hereinafter defined)

PRELIMINARY

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions have the following meanings:

“Acquisition”	the proposed acquisition by the Purchaser of the Cash-Out Shares for the Consideration, to be effected by way of this Scheme, and shall, in any case, where the context so requires, include any modification, addition or condition which (a) the Company and CPP Investments mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and agreed to by the Company and CPP Investments;

“Affiliate”	any person that, directly or indirectly, controls, or is controlled by, or is under common control with, that person, but shall exclude, in the case of CPP Investments, all portfolio companies, investee companies and investment funds (where CPP Investments or any of its Affiliates does not have investment decision-making power) in which CPP Investments or any of its Affiliates is invested, directly or indirectly;

“Beneficial Cash-Out Shareholder”	a beneficial owner of Cash-Out Shares;

“Business Day”	a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, or New York, USA;

“Cash-Out Shareholder”	a holder of Cash-Out Share(s);

“Cash-Out Shares”	all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of Clauses 3.11 to 3.13;

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form;

“Combined Form of Election”	the combined form of election to be sent to Scheme Shareholders comprising:

(i) Part I (Rollover Election) for use by eligible Scheme Shareholders to elect to participate in the Rollover; and

(ii) Part II (Letter of Transmittal) for use by Scheme Shareholders, or such electronic form available on the online portal at www.computershare.com/offer/[•];

“Companies Act”	the Companies Act 2006 (as amended from time to time);

“Company”	ReNew Energy Global Plc, a public limited company registered in England and Wales with registered number 13220321 whose registered office is at C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50, Broadway, London, England, SW1H 0DB, United Kingdom;

“Company Shares”	shares in the capital of the Company;

“Computershare”	Computershare Trust Company, N.A.;

“Conditions”	the conditions to completion of the Acquisition as set out in Part [IV] (Conditions to and Further Terms of the Scheme and the Acquisition) of the Document;

“Consideration”	USD [•] in cash for each Cash-Out Share;

“Consortium”	CPP Investments and Mr. Sumant Sinha;

“Court”	the High Court of Justice in England and Wales;

“Court Meeting”	the meeting of the Scheme Shareholders convened pursuant to an order of the Court under section 896 of the Companies Act to consider and, if thought fit, approve this Scheme, including any adjournment of such meeting;

“CPP Investments”	Canada Pension Plan Investment Board, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40.;

“Cutback”	has the meaning given in Clause 3.12;

“Cutback Threshold”	such number of issued and outstanding ReNew Shares held by a Scheme Shareholder as, when applied to reduce the number of participating Rollover Election Shareholders in accordance with Clause 3.12, shall cause the total number of shareholders of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme Effective Time to be no more than 200;

“Document”	the document, of which this Scheme forms part, dated [•] 2026 and addressed to holders of ordinary shares in the capital of the Company;

“DTC Withdrawal Scheme Shareholders”	beneficial owners of Scheme Shares held in uncertificated form within the systems of The Depository Trust Company as at the date of the Document, who have procured the withdrawal of all of the Scheme Shares beneficially owned by them from the systems of The Depository Trust Company, in accordance with Clause 3.4;

“Election”	an election made in accordance with Clause 3 in respect of the Rollover, by way of Part I (Rollover Election) of the Combined Form of Election;

“Election Return Time”	5:30 p.m. (Eastern Standard Time) on the date falling ten Business Days prior to the date of the hearing to sanction this Scheme or such later date and time (if any) as the Company and CPP Investments may agree and the Company may announce;

“Excluded Shares”	any ReNew Shares (including ReNew Shares represented by depositary receipts issued by Computershare) which are:

(i) registered in the name of, or beneficially owned by, any member of the Consortium or his or its Affiliates, Cognisa Investment or Wisemore Advisory Private Limited;

(ii) held by the Company in treasury; or

(iii) Scheme Restricted Shares,

in each case at any relevant date or time;

“holder”	a registered holder and includes a person entitled by transmission;

“India Tax Self- Declaration”	a self-declaration pertaining to a person’s status as a Non-Small Shareholder in the form [enclosed at [•] of the Document];

“IT Act”	the (Indian) Income-tax Act, 2025 as of the date hereof, as may be amended or supplemented from time to time (and any successor provisions) including any statutory modifications or re-enactment thereof and the applicable rules, regulations, circulars, orders, bye-laws, ordinances, policies, notifications, directions and the like issued thereunder;

“Latest Practicable Date”	[•] 2026, being the latest practicable date prior to the date of this Scheme;

“Maximum U.S. Rollover Percentage”	has the meaning given in Clause 3.13;

“members”	members of the Company on the register of members at any relevant date or time;

“Non-Disqualified Shareholder”	any person (other than a Sanctions Disqualified Person) who is interested in, owns, holds or controls (directly or indirectly, including as custodian or nominee) ReNew Shares that are held, directly or indirectly, by a Sanctions Disqualified Agent where the Sanctions Disqualified Agent has provided evidence satisfactory to the board of directors of the Company:

(i) confirming that neither the Sanctions Disqualified Agent nor such person is a Sanctions Disqualified Person; and

(ii) in the context of the Acquisition, demonstrating the Sanctions Disqualified Agent’s present and future compliance with the applicable Sanctions;

“Non-Restricted Share”	has the meaning given in Clause 10.2;

“Non-Small Shareholder”	a person:

(i) that is not tax resident in India for the purposes of the IT Act; and

(ii)  individually (or together with any of their associated enterprises (as defined under the IT Act)) at any time in the twelve (12) months preceding the Scheme Effective Date, has held (a) any right of management or control in relation to the Company or (b) the voting power or share capital or interests exceeding five per cent of the total voting power or total share capital or total interests in the Company (or any other entity that directly owns assets situated in India);

“Paying Agent”	Computershare Inc.;

“Purchaser”	CPP Investments or, if CPP Investments opts to undertake the Acquisition indirectly through a wholly owned subsidiary, such subsidiary;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Reorganisation Wrapper Deed”	the reorganisation wrapper deed in relation to the implementation of the reorganisation of ReNew Group and ReNew Private Limited and its subsidiaries, substantially in the form set out in Part [•] of the Document;

“ReNew Group”	the Company and its subsidiaries and subsidiary undertakings from time to time;

“ReNew Share Plans”	the Company 2021 Incentive Award Plan and the Company Non- Employee 2021 Incentive Award Plan;

“ReNew Shares”	class A ordinary shares of $0.0001 each in the capital of the Company;

“Rollover”	the alternative whereby Scheme Shareholders may elect, subject to certain limitations and exceptions, to retain all (but not some) of their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Scheme Effective Time, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Consideration;

“Rollover Election Shareholders”	eligible Scheme Shareholders who have validly submitted their Elections to participate in the Rollover;

“Rollover Shareholders”	Scheme Shareholders who participate in the Rollover when this Scheme becomes effective, after any adjustments (including the Cutback) pursuant to Clause 3;

“Rollover Shares”	Scheme Shares held by the Rollover Shareholders, excluding those Scheme Shares that become Cash-Out Shares by operation of Clauses 3.11 to 3.13;

“Sanctions”	any economic or financial sanctions laws or regulations, as amended from time to time, administered, enacted or enforced by: (i) the United Kingdom; (ii) the European Union or any member state thereof; (iii) the United States of America; (iv) the United Nations; or (v) any other jurisdiction applicable to and binding on the Company or the Purchaser or otherwise affecting ReNew Shares;

“Sanctions Disqualified Agent”	any person who from time to time is acting in the capacity as a nominee, custodian or agent in respect of ReNew Shares (including by virtue of directly or indirectly holding any interest in ReNew Shares and/or acting as a nominee of a nominee in respect of such ReNew Shares) for or on behalf of a Sanctions Disqualified Person, even if such person is also acting in such capacity as a nominee, custodian or agent in respect of ReNew Shares for a person who is not a Sanctions Disqualified Person;

“Sanctions Disqualified Person”	any person from time to time who is the subject of Sanctions (including by reason of ownership, control or agency, in accordance with the applicable Sanctions, with or by any person that is the subject of Sanctions) that impose restrictions or prohibitions on:

(i) dealing in any ReNew Shares which such person (directly or indirectly, including as a custodian or nominee) owns, holds or controls or dealing in any Consideration payable by the Purchaser for the Scheme Shares to or for the benefit of such person (including, without limitation, accepting, receiving, holding or transferring such Consideration); or

(ii) engaging in any transaction contemplated by or related to such person and/or this Scheme;

“Sanctions Disqualified Shareholder”	any:
(i) Sanctions Disqualified Person; or

(ii)  Sanctions Disqualified Agent in respect of all ReNew Shares held by such Sanctions Disqualified Agent other than ReNew Shares determined by the Company to be held, owned or controlled directly or indirectly by, for or on behalf of, a Non-Disqualified Shareholder;

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by the Company and CPP Investments;

“Scheme Effective Date”	the date upon which this Scheme becomes effective in accordance with Clause 7;

“Scheme Effective Time”	the time and date at which this Scheme becomes effective in accordance with Clause 7;

“Scheme Record Time”	5:30 p.m. (Eastern Standard Time) on the Business Day immediately after the date on which the Court makes its order sanctioning this Scheme;

“Scheme Restricted Shares”	ReNew Shares which are held by a Sanctions Disqualified Shareholder;

“Scheme Shareholder”	a holder of one or more Scheme Shares at any relevant date or time;

“Scheme Shares”	all ReNew Shares:

(i) in issue at the date of this Scheme;

(ii) (if any) issued after the date of this Scheme and prior to the Scheme Voting Record Time; and

(iii)  (if any) issued at or after the Scheme Voting Record Time and before the Scheme Record Time on terms that the holder thereof shall be bound by this Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by this Scheme, and in each case (where the context requires) remaining in issue at the Scheme Record Time, but excluding any Excluded Shares;

“Scheme Voting Record Time”	5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of the Court Meeting or, if the Court Meeting is adjourned, 5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of such adjourned meeting;

“Shareholders’ Agreement”	the shareholders’ agreement in relation to the governance and management of the Company and ReNew Private Limited, substantially in the form set out in Part [•] of the Document;

“subsidiary” and “subsidiary undertaking”	have the meanings given in the Companies Act;

“uncertificated” or “in uncertificated form”	recorded on the relevant register as being held in uncertificated form;

“U.S. Exchange Act” “U.S. Person”

the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

any holder of Scheme Shares (a) whose address appears on the books and records of the Company, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the U.S. Securities Act of 1933, and/or (ii) Rule 14d-1(d) under the U.S. Exchange Act; and

“U.S. Rollover Shareholders”	Rollover Election Shareholders or (in relation to Scheme Shares subject to a valid Election represented by depositary receipt(s) issued by Computershare) holder(s) of the relevant depositary receipt(s), in each case who are U.S. Persons.

(B)

References to Clauses are to clauses of this Scheme, references to time are to London time, unless otherwise stated; and references to U.S. dollars, $ and cents are to the lawful currency of the United States of America.

(C)

Solely for the purposes of (i) determining the entitlement to the Consideration for the transfer of Cash-Out Shares pursuant to Clause 2 and (ii) the making of Elections and participation in the Rollover pursuant to Clause 3, each portion of a Scheme Shareholder’s holding which is recorded in the register of members of the Company by reference to a separate designation at the Scheme Record Time, whether in certificated or uncertificated form, shall be treated as a separate holding.

(D)	As at the close of business on the Latest Practicable Date, there were [•] ReNew Shares in issue, all of which were credited as fully paid, and [38,698,288] of which were held in treasury.

(E)	As at the close of business on the Latest Practicable Date, options and awards which could require the issue of up to [•] ReNew Shares had been granted pursuant to the ReNew Share Plans.

(F)	As at the close of business on the Latest Practicable Date, to the knowledge of the Company, [115,199,454] ReNew Shares fell within the definition of Excluded Shares.

(G)

Each member of the Consortium has agreed, subject to the satisfaction or (where applicable) waiver of the Conditions, to appear by counsel at the hearing to sanction this Scheme and to undertake to the Court to be bound by the terms of this Scheme insofar as it relates to the Consortium and to execute and do, or procure to be executed and done, all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME

1	Transfer of the Cash-Out Shares

1.1

At the Scheme Effective Time, the Purchaser shall acquire all of the Cash-Out Shares fully paid, with full title guarantee, free from any mortgage, lien, pledge, charge, security interest, hypothecation, right of pre-emption, right of first refusal, contract for sale, or restriction of any nature or other encumbrance, and together with all rights attaching or accruing to such Cash-Out Shares at or after the Scheme Effective Time, including voting rights and the right to receive and retain all dividends and other distributions (if any) authorised, declared, paid or made, or any return of capital (whether by reduction of share capital or share premium account or otherwise) made, by the Company by reference to a record date falling on or after the Scheme Effective Date.

1.2

For the purposes of such acquisition, the Cash-Out Shares shall be transferred to the Purchaser and such transfer shall be effected by means of a form or forms of transfer or other instrument or instruction of transfer, and to give effect to such transfer any person may be appointed by the Purchaser as attorney and/or agent and shall be authorised as such attorney and/or agent on behalf of each Cash-Out Shareholder (including, where such Cash-Out Shares are held through the facilities of The Depository Trust Company, Cede & Co. as the nominee of The Depository Trust Company and registered legal title holder of such shares) to execute and deliver as transferor such form or forms of transfer or other instrument or instruction of transfer (whether as a deed or otherwise), of such Cash-Out Shares, or give any instructions to transfer any Cash-Out Shares, and every form, instrument or instruction of transfer so executed or transfer procured shall be as effective as if it had been executed or procured by the holder or holders of the Cash-Out Shares transferred.

2	Consideration for the transfer of the Cash-Out Shares

2.1

In consideration for the transfer of the Cash-Out Shares referred to in Clauses 1.1 and 1.2, the Purchaser shall, subject as hereinafter provided, pay, or procure the payment to or for the account of each Cash-Out Shareholder (as appearing in the register of members of the Company at the Scheme Record Time) on the following basis:

For each Cash-Out Share: USD [•] in cash

2.2

If any dividend, distribution and/or return of capital is announced, declared, made or paid in respect of a ReNew Share on or after [•] 2026 and prior to the Scheme Effective Date, the Purchaser shall be entitled to reduce the Consideration payable in respect of each Cash-Out Share by the amount of all or part of any such dividend, distribution or return of capital (calculated, for the avoidance of doubt, on a per Cash-Out Share basis).

2.3

If the Purchaser exercises the right referred to in Clause 2.2 to reduce the Consideration payable for each Cash-Out Share by all or part of the amount of a dividend and/or other distribution and/or return of capital:

2.3.1

holders of Cash-Out Shares appearing on the register of members at the relevant record time as determined by the directors of the Company shall be entitled to receive and retain that dividend and/or other distribution and/or return of capital (or the relevant part of it) in respect of the Cash-Out Shares they held at such record time;

2.3.2	any reference in this Scheme to the Consideration payable under this Scheme shall be deemed to be a reference to the Consideration as so reduced; and

2.3.3	the exercise of such rights shall not be regarded as constituting any revision or modification of the terms of this Scheme.

2.4

To the extent that any such dividend, distribution and/or return of capital is announced, declared, made or has become payable and it is: (i) transferred pursuant to this Scheme on a basis which entitles the Purchaser to receive the dividend and/or distribution and/or return of capital; or (ii) cancelled, the Consideration payable under the terms of this Scheme shall not be subject to change in accordance with this Clause 2.

2.5

No amounts of cash of less than one cent shall be paid to any Cash-Out Shareholder pursuant to this Scheme and the aggregate amount of cash to which a Cash-Out Shareholder shall be entitled under Clause 2.1 shall be rounded down to the nearest cent.

3	The Rollover

3.1

Subject to the remainder of this Clause 3, to the extent that any Scheme Shareholder validly elects for the Rollover in respect of all of their Scheme Shares in accordance with this Clause 3, such Scheme Shares shall not be transferred to the Purchaser and such Scheme Shareholder shall continue to hold such Scheme Shares following the Scheme Effective Time.

3.2

Each Election by a Scheme Shareholder shall be made by completion of Part I (Rollover Election) of the Combined Form of Election which shall be executed or, if via the online portal, submitted by the Scheme Shareholder or their duly authorised agent (or, in the case of a body corporate, executed or, if via the online portal, submitted by an authorised representative), and in the case of joint holders by or on behalf of all such holders. To be effective, a Part I (Rollover Election) of the Combined Form of Election must be completed and returned in accordance with the instructions printed thereon so as to arrive at the offices of the Computershare at [address], or in the case of a Combined Form of Election submitted electronically, received by [Computershare], by no later than the Election Return Time.

3.3

Any holder of depositary receipts issued by Computershare who wishes to elect for the Rollover must deliver a written instruction to the Scheme Shareholder holding the Scheme Shares represented by such depositary receipts, instructing such Scheme Shareholder to make the Election on behalf of such holder in accordance with Clause 3.2. For the avoidance of doubt, no Election may be made directly by a holder of depositary receipts issued by Computershare.

3.4

No Election may be submitted by or on behalf of a beneficial owner of Scheme Shares held in uncertificated form within the systems of The Depository Trust Company. If any such beneficial owner of Scheme Shares wishes to submit an Election, they must first procure the withdrawal of all of the Scheme Shares beneficially owned by it from the systems of The Depository Trust Company and be entered as registered holder (other than as a holder in uncertificated form) in the register of shareholders of the Company, upon which such beneficial owner shall become a Scheme Shareholder in its own right for the purposes of this Scheme. All Scheme Shares which, as at the Scheme Record Time, are held in uncertificated form within the systems of The Depository Trust Company shall be deemed to be Cash-Out Shares for the purposes of this Scheme.

3.5

If a completed Part I (Rollover Election) of the Combined Form of Election is received by [Computershare] after the Election Return Time or if a completed Part I (Rollover Election) of the Combined Form of Election is received by [Computershare] before such time but is not, or is deemed not to be, valid or complete in all respects at such time, then such Election shall be void unless and to the extent that the Company and CPP Investments, in their absolute discretion, elect to treat as valid in whole or in part any such Election.

3.6

Upon execution and delivery or, if via the online portal, submission by a Scheme Shareholder of a valid Part I (Rollover Election) of the Combined Form of Election, such Scheme Shareholder shall be bound by the terms and provisions contained in Part I (Rollover Election) of the Combined Form of Election and by the terms and provisions contained in the part entitled [“Notes on making an Election”] of the Document.

3.7

A Part I (Rollover Election) of the Combined Form of Election duly completed and returned or, if via the online portal, submitted in accordance with Clause 3.2 may be withdrawn by notice to [Computershare] in writing to be received before the Election Return Time.

3.8

If a Scheme Shareholder delivers or submits more than one Part I (Rollover Election) of the Combined Form of Election in respect of their Scheme Shares, in the case of an inconsistency between such Parts I (Rollover Election) of the Combined Forms of Election, the last Part I (Rollover Election) of the Combined Form of Election which is delivered by the Election Return Time shall prevail over any earlier Part I (Rollover Election) of the Combined Form of Election. The delivery time for a Part I (Rollover Election) of the Combined Form of Election shall be determined on the basis of which the relevant Combined Form of Election is last sent or, if [Computershare] is unable to determine which is last sent, is last received. Combined Forms of Election which are sent in the same envelope shall be treated for these purposes as having been sent and received at the same time, and, in the case of an inconsistency between the Parts I (Rollover Election) of the relevant Combined Forms of Election, none of them shall be treated as valid (unless the Company and CPP Investments otherwise determine in their absolute discretion).

3.9	Elections made by Scheme Shareholders under the Rollover shall not affect the entitlements of Scheme Shareholders who do not make any such Election.

3.10

Subject to the remainder of this Clause 3, Scheme Shareholders may only elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. If a Scheme Shareholder has elected for the Rollover, then the validity of the Election shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time prior to the Scheme Record Time; and accordingly, the Election shall, subject to the remainder of this Clause 3, apply in respect of all of the Scheme Shares which the Scheme Shareholder holds immediately prior to the Scheme Record Time.

3.11

Scheme Shareholders who are resident in India are not eligible to participate in the Rollover and any Elections from such Scheme Shareholders to participate in the Rollover shall be null and void and the Scheme Shares held by such Scheme Shareholders shall be deemed Cash-Out Shares for the purposes of this Scheme.

3.12

If, following the receipt of valid Elections for the Rollover from Scheme Shareholders, the total number of shareholders of record of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming effective would be expected to exceed 200, then any Scheme Shareholder who (i) has validly delivered an Election for the Rollover and (ii) holds fewer ReNew Shares than the Cutback Threshold, shall be deemed not to have validly elected for the Rollover and all of such Scheme Shareholder’s Scheme Shares shall be Cash-Out Shares for the purposes of this Scheme and such Scheme Shareholder shall be a Cash-Out Shareholder for the purposes of this Scheme (the “Cutback”).

3.13

If, following the Cutback pursuant to Clause 3.12, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding Company Shares immediately following the Scheme Effective Time (the “Maximum U.S. Rollover Percentage”), the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate total of Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary to ensure that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. All Scheme Shares held or beneficially owned (as applicable) by a U.S. Rollover Shareholder that are subject to a reduction as a result of this Clause 3.13 shall cease to be Rollover Shares and shall instead be Cash-Out Shares for the purposes of this Scheme.

3.14	Neither the Company nor the Consortium shall be liable to any Scheme Shareholder in respect of any adjustment, decision or determination made pursuant to this Clause 3.

4	Settlement of consideration

4.1	The Consideration due to Cash-Out Shareholders pursuant to Clause 2 shall be satisfied by the Purchaser as follows:

4.1.1

Cash-Out Shares which at the Scheme Record Time are in certificated form (including Cash-Out Shares represented by depositary receipts issued by Computershare): as soon as practicable after the Scheme Effective Date and in accordance with Clause 4.5, the Purchaser shall procure that payment of the sums payable to the relevant Cash-Out Shareholder in accordance with Clause 2.1 is made to that Cash-Out Shareholder by a wire transfer of immediately available funds by the Paying Agent, or by way of cheque, provided that the Purchaser and the Paying Agent’s obligations under this Clause 4.1.1 are subject to holders of certificated shares having complied with the obligations set out in Clause 5.1 and holders of depositary receipts issued by Computershare having complied with the obligations set out in Clause 5.2;

4.1.2

Cash-Out Shares which at the Scheme Record Time are held in uncertificated form within the systems of The Depository Trust Company: as soon as practicable after the Scheme Effective Date, the Purchaser shall procure that the Paying Agent pays and delivers to The Depository Trust Company or its nominee a cash amount by a wire transfer of immediately available funds equal to the Consideration referred to in Clause 2.1 due in respect of the Cash-Out Shares held in uncertificated form within the systems of The Depository Trust Company, in accordance with Clause 4.6; and

4.1.3

in the case of Cash-Out Shares which have been issued or transferred to employees or directors (or former employees or directors) of the ReNew Group pursuant to the exercise of options or the vesting of awards granted under the ReNew Share Plans after the Court makes its order sanctioning this Scheme but before the Scheme Record Time: the Purchaser shall cause the Paying Agent to pay the amount due under this Scheme in respect of such Cash-Out Shares to the Company or otherwise by such method as may be agreed with the Company, and then procure that payments are made to the relevant Cash-Out Shareholders through payroll (subject to the deduction of any (i) exercise price, and/or (ii) income tax, national insurance contributions, social security contributions or any other amounts required to be withheld by the ReNew Group in any relevant jurisdiction). For the avoidance of doubt, the payment of Consideration to relevant Cash-Out Shareholders through payroll pursuant to this sub-clause 4.1.3 shall be effected reasonably promptly (but is not required to be effected within 14 days of the Scheme Effective Date).

4.2

As from the Scheme Record Time, each holding of Cash-Out Shares in uncertificated form credited in any account with The Depository Trust Company shall be disabled and all Cash-Out Shares shall be removed from the systems of The Depository Trust Company in due course.

4.3

All deliveries of cheques pursuant to this Scheme shall be effected by sending the same by first class post (or international standard post or airmail, if overseas) in prepaid envelopes addressed to the persons entitled to them at their respective registered addresses as appearing in the register of members of the Company at the Scheme Record Time or, in the case of joint holders, at the address of that one of the joint holders whose name stands first in such register in respect of such joint holding at the Scheme Record Time. None of the Company, the Purchaser, the Consortium or their respective agents shall be responsible for any loss or delay in the transmission or delivery of any notices, declarations of title, cheques, wire transfers, certificates, or statements of entitlement sent in accordance with this Scheme which shall be sent at the risk of the persons entitled thereto.

4.4

All cheques shall be in U.S. dollars drawn on a U.S. clearing bank and shall be made payable to the relevant Cash-Out Shareholder(s) concerned, and the encashment of any such cheque, or the making of any electronic payment or the creation of any assured payment obligation in accordance with Clause 4.1, shall be a complete discharge of the Purchaser’s and the Paying Agent’s obligations under this Scheme to pay the relevant monies.

4.5	In respect of payments to be made to Cash-Out Shareholders in respect of Cash-Out Shares in certificated form (including Cash-Out Shares represented by depositary receipts issued by Computershare):

4.5.1

the Purchaser shall procure the dispatch by the Paying Agent of the sum to the relevant Cash-Out Shareholder in accordance with Clause 4.1.1 within 14 days of such Cash-Out Shareholder having complied with the obligations set out in Clause 5.1 and (in the case of Cash-Out Shares represented by depositary receipts issued by Computershare) the holders of all relevant depositary receipts having complied with the obligations set out in Clause 5.2 (as applicable). Each such procurement of the Paying Agent shall be a complete discharge of the Purchaser’s obligation under this Scheme in respect of payments for Cash-Out Shares to the relevant Cash-Out Shareholder;

4.5.2

payments shall be made by way of cheque, provided that a Cash-Out Shareholder who has (i) completed and submitted Part II (Letter of Transmittal) of the Combined Form of Election electronically through the online portal and (ii) elected to receive the Consideration by way of wire transfer shall instead receive payment by wire transfer of immediately available funds; and

4.5.3

payments made by way of wire transfer pursuant to Clause 4.5.2 shall be made net of the applicable wire transfer fee, being USD 100 for wire transfers within the United States and USD 200 for wire transfers outside the United States.

4.6

In respect of payments to be made through The Depository Trust Company, the Purchaser shall procure the dispatch by the Paying Agent of the sum to The Depository Trust Company in accordance with Clause 4.1.2 within 14 days of the Scheme Effective Date. Such procurement of the Paying Agent shall be a complete discharge of the Purchaser’s obligation under this Scheme in respect of payments for Cash-Out Shares held in uncertificated form within the systems of The Depository Trust Company made through The Depository Trust Company.

4.7

In the case of Cash-Out Shareholders who have not encashed cheques sent to them under Clause 4.1.1 within [six] months of the date of such cheques, the Consideration due to such Cash-Out Shareholders under this Scheme shall be remitted to the Purchaser or as it may direct as soon as practicable after such [six-month] period expires to be held by the Purchaser or such person as the Purchaser may nominate on behalf of such Cash-Out Shareholders (subject to the legal requirements of any jurisdiction relevant to such Cash-Out Shareholders), and the Purchaser shall procure that a notification is sent to such Cash-Out Shareholders at their addresses as appearing in the register of members at the Scheme Record Time. The Purchaser or such person as the Purchaser may nominate shall (subject to the legal requirements of any jurisdiction relevant to such Cash-Out Shareholders) hold the Consideration due to such Cash-Out Shareholders for a period of 12 years from the Scheme Effective Date, in a separate UK bank account established solely for that purpose, and such Cash-Out Shareholders may (subject to the legal requirements of any jurisdiction relevant to such Cash-Out Shareholders) claim the Consideration due to them (net of any expenses and taxes) by written request to the Purchaser, or as the Purchaser may direct, in a form which the Purchaser (or such person as the Purchaser may nominate) determines evidences their entitlement to such Consideration at any time during the period of 12 years from the Scheme Effective Date.

4.8	The provisions of this Clause 4 shall be subject to any condition or prohibition imposed by law.

5	Share certificates

With effect from, or as soon as practicable after, the Scheme Effective Time:

5.1

all certificates representing Cash-Out Shares shall cease to be valid and have effect as documents of title to the Cash-Out Shares represented thereby and every Cash-Out Shareholder who holds certificated Cash-Out Shares shall (i) be bound at the request of the Purchaser to deliver up their share certificate(s) to the Paying Agent (or any person appointed by the Company to receive them), or, if any such share certificate(s) are found to be missing, deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee, in each case as required by the Paying Agent, and (ii) return or submit a Combined Form of Election with Part II (Letter of Transmittal) completed; provided that DTC Withdrawal Scheme Shareholders who (x) have elected for the Rollover but whose Elections have not been satisfied in full and (y) do not, as at the Scheme Record Time, hold any share certificate(s) in respect of their Cash-Out Shares, must complete Part II (Letter of Transmittal) of the Combined Form of Election and return or submit the same, but shall not be required to return the share certificates representing their Cash-Out Shares;

5.2

all depositary receipts issued by Computershare representing the Cash-Out Shares shall cease to have effect as documents of title to the Cash-Out Shares comprised in the depositary receipts and every holder of depositary receipts representing Cash-Out Shares shall (i) deliver up their depositary receipt(s) to the Paying Agent (or any person appointed by the Company to receive them), or, if any such depositary receipt(s) are found to be missing, deliver an affidavit of lost securities and settle the relevant surety bond premium and any relevant processing fee, in each case as required by the Paying Agent and (ii) return or submit a Combined Form of Election with Part II (Letter of Transmittal) completed; and

5.3

subject to completion of such form or forms of transfer or other instrument or instruction of transfer as may be required in accordance with Clause 1.2, and the payment of any UK stamp duty thereon, the Company shall make, or procure that appropriate entries are made, in the register of members of the Company to reflect the transfer of the Cash-Out Shares to the Purchaser pursuant to Clause 1 of this Scheme.

6	Authority pending registration of transfer

6.1	With effect from the Scheme Effective Time and until the register of members of the Company is updated to reflect the transfer of the Cash-Out Shares to the Purchaser pursuant to Clause 1.2:

6.1.1

the Purchaser or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of the Company or of any class of its shareholders) attaching to any Cash-Out Shares;

6.1.2

each Cash-Out Shareholder irrevocably authorises the Company and/or its agents to send any notice, circular, warrant, document or other communication which may be required to be sent to such Cash-Out Shareholder as a member of the Company in respect of their Cash-Out Shares (including any share certificate(s) or other document(s) of title issued as a result of conversion of their Cash-Out Shares into certificated form) to the Purchaser at its registered office;

6.1.3

each Cash-Out Shareholder irrevocably appoints the Purchaser and/or any one or more of its directors or agents as its attorney and/or agent to sign on behalf of such Cash-Out Shareholder any such documents, and to do all such acts and things, as may in the opinion of the Purchaser and/or any one or more of its directors or agents be necessary or desirable in connection with the exercise of any votes or any other rights or privileges (including the right to requisition the convening of a general meeting of the Company or of any class of its shareholders) attaching to the relevant Cash-Out Shares (including, without limitation, an authority to sign any consent to short notice of any general or separate class meeting of the Company as attorney or agent for, and on behalf of, such Cash-Out Shareholder and/or to attend and/or execute a form of proxy in respect of such Cash-Out Shares appointing any person nominated by the Purchaser and/or any one or more of its directors or agents to attend any general and separate class meetings of the Company (or any adjournment thereof) and to exercise or refrain from exercising the votes attaching to the Cash-Out Shares on such Cash-Out Shareholder’s behalf); and

6.1.4

each Cash-Out Shareholder irrevocably undertakes: (i) not to exercise any votes or any other rights attaching to the relevant Cash-Out Shares without the consent of the Purchaser; and (ii) not to appoint a proxy or representative for or to attend any general meeting or separate class meeting of the Company in respect of the relevant Cash-Out Shares, such that from the Scheme Effective Time, and without prejudice to the rights of each Cash-Out Shareholder to receive the Consideration, no Cash-Out Shareholder shall be entitled to exercise any voting rights attached to the Cash-Out Shares or any other rights or privileges attaching to the Cash-Out Shares otherwise than in accordance with the directions of the Purchaser.

6.2

With effect from the Scheme Effective Time, each Rollover Shareholder irrevocably appoints the Purchaser and/or any one or more of its directors or agents as its attorney and/or agent to execute and deliver as a deed on behalf of such Rollover Shareholder a counterpart of each of the Shareholders’ Agreement and the Reorganisation Wrapper Deed.

7	Scheme Effective Time

7.1	This Scheme shall become effective upon a copy of the order of the Court sanctioning this Scheme being delivered to the Registrar of Companies.

7.2	Unless this Scheme has become effective on or before [•], or such later date, if any, as the Company and CPP Investments may agree, and the Court may approve, this Scheme shall never become effective.

8	Mandates

All mandates and other instructions given to the Company by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares shall, as from the Scheme Effective Time, cease to be valid save that the Company may, subject to Clauses 2.2 to 2.4, pay any dividend declared on or prior to the Scheme Effective Date in accordance with the mandates in relation to the payment of dividends in place on or prior to the Scheme Effective Date.

9	Withholding

9.1

Notwithstanding any other provision of this Scheme, the Purchaser, the Paying Agent and each of their respective agents or nominees (for the purposes of this Clause 9.1, each a “Payer”) shall be entitled to deduct or withhold from any Consideration payable to or for the account of a Beneficial Cash-Out Shareholder any tax or amount in respect of tax as the Payer determines (in its sole discretion) is required by applicable law to be deducted or withheld, and any such deduction or withholding shall be made in the maximum amount required by applicable domestic law. If the relevant Beneficial Cash-Out Shareholder entitled to such payment has provided to the Purchaser, no later than the date specified in [[•] of the Document], such documentation, forms, certificates, opinions, computations and other information reasonably requested by the Purchaser evidencing (to the Purchaser’s reasonable satisfaction) that such Beneficial Cash-Out Shareholder is, in respect of such payment, entitled to an exemption from or reduced rate of withholding under applicable law (including under an applicable double taxation treaty with India), the Purchaser may make such deduction or withholding from such payment in an amount which takes into account such exemption or reduced rate.

9.2	To the extent that any amount of or in respect of tax are deducted or withheld in accordance with Clause 9.1, such deducted or withheld amount shall be:

9.2.1	remitted to the applicable taxing authority within the time limits imposed by applicable law; and

9.2.2	treated for all purposes of this Scheme as having been paid to the person in respect of which such deduction and withholding was made.

9.3

Each Beneficial Cash-Out Shareholder that is a Non-Small Shareholder shall return to the Purchaser a complete and accurate India Tax Self-Declaration on or prior to the date specified in [[•] of the Document.

10	Scheme Restricted Shares

10.1

Subject to this Scheme becoming effective in accordance with its terms, the rights and entitlements which would otherwise be exercisable in respect of or attach to any Scheme Restricted Shares shall not be exercisable or apply in respect of such Scheme Restricted Shares for as long as a direct or indirect interest holder in such Scheme Restricted Shares is a Sanctions Disqualified Shareholder including, without limitation:

10.1.1

the right to receive notice of, be present at or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll, and any votes purported to be cast by or on behalf of such member in respect of the Scheme Restricted Shares at a general meeting or separate meeting of the holders of a class of shares shall be disregarded;

10.1.2	the right to receive notices or documents (including, without limitation, share certificates, annual reports, accounts and resolutions) from or in respect of the Company;

10.1.3

save for any transfer pursuant to Clause 10.2, the right to transfer such Scheme Restricted Shares or have such transfer registered, and any purported transfer of any such Scheme Restricted Shares shall be void;

10.1.4	the right to a further issuance of shares in respect of any such Scheme Restricted Shares or in pursuance of an offer made to the holders of shares in the Company; and

10.1.5

any right to receive payment of sums due from the Company on such Scheme Restricted Shares, whether in respect of dividends, distributions, returns of capital, pursuant to any share buyback or otherwise and any such payment or other money payable in respect of such Scheme Restricted Shares shall be withheld by the Company, shall not bear interest, and shall be paid into a blocked or frozen account (as applicable) in accordance with applicable Sanctions.

10.2

Subject to this Scheme becoming effective in accordance with its terms, upon each direct or indirect interest holder in any Scheme Restricted Shares ceasing to be a Sanctions Disqualified Shareholder or the Purchaser having obtained the requisite licences in accordance with all applicable Sanctions to acquire such Scheme Restricted Shares, the Purchaser may, in its sole and unfettered discretion, serve written notice on the holder of legal title to such Scheme Restricted Shares obliging it to transfer each such Scheme Restricted Share immediately to the Purchaser fully paid, with full title guarantee, and free from all liens, equitable interests, options, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever (such Scheme Restricted Shares becoming “Non-Restricted Shares” upon service of such written notice by the Purchaser). Such transfer shall be in consideration of the payment by or on behalf of the Purchaser to the legal holder of each such Non-Restricted Share (subject to Clause 10.3) of an amount in cash equal to the Consideration to which such holder of Non-Restricted Shares would have been entitled to under this Scheme had such Non-Restricted Shares been Scheme Shares at the Scheme Effective Time. On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation), the value of the Consideration per Non-Restricted Share to be paid under this Clause 10.2 shall be adjusted by the directors of the Company in such manner as the auditors of the Company or an investment bank selected by the Company may determine to be appropriate to reflect such reorganisation or alteration. Any amounts withheld by the Company pursuant to Clause 10.1.5 shall be released to the legal holder of each such Non-Restricted Share upon the later of (i) the transfer of each such Non-Restricted Share to the Purchaser or (ii) the satisfaction of any remaining Sanctions restrictions in respect of the payment of such amounts.

10.3

For the purposes of the transfer of Non-Restricted Shares pursuant to Clause 10.2, the Non-Restricted Shares shall be transferred to the Purchaser and such transfer shall be effected by means of a form or forms of transfer or other instrument or instruction of transfer and to give effect to such transfer(s) any person may be appointed by the Purchaser as attorney and/or agent and shall be authorised as such attorney and/or agent on behalf of the relevant holder of Non-Restricted Shares to execute and deliver as transferor a form or forms of transfer or other instrument or instruction of transfer (whether as a deed or otherwise) of such Non-Restricted Shares, or give any instructions to transfer such Non-Restricted Shares, and every form, instrument or instruction of transfer so executed or instruction given shall be as effective as if it had been executed or given by the holder or holders whose Non-Restricted Shares are thereby transferred. The Non-Restricted Shares which are comprised within any such form, instrument or instruction of transfer shall, with effect from the date thereof, be deemed to be Cash-Out Shares for the purposes of Clause 6.1 of this Scheme, such that the provisions of Clause 6.1 shall apply in respect of the same.

11	Modification

The Company and CPP Investments may jointly consent on behalf of all concerned to any modification of, or addition to, this Scheme or to any condition which the Court may approve or impose. For the avoidance of doubt, no modification may be made to this Scheme once it has become effective.

12	Governing law

This Scheme shall be governed by the laws of England and Wales and subject to the exclusive jurisdiction of the courts of England and Wales.

Dated [•]

Schedule 7

Form of Company Shareholder Resolution

SPECIAL RESOLUTION

THAT:

(1)

for the purpose of giving effect to the scheme of arrangement dated [date] (the “Scheme”) (as may be amended or supplemented) between the Company and the Scheme Shareholders (as defined in the Scheme), a print of which has been produced to this meeting and for the purposes of identification signed by the chair of this meeting, in its original form or with or subject to any modification, addition or condition agreed between the Company, and Canada Pension Plan Investment Board (“CPPIB”) and approved or imposed by the High Court of Justice in England and Wales, the Special Committee of the Board or a duly authorised sub-committee thereof until the date of Closing, and the directors of the Company (or a duly authorised committee of the directors) thereafter be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect; and

(2)	with effect from the passing of this resolution, the articles of association of the Company be amended by the adoption and inclusion of:

a. the following new article [48]:

“[48] SCHEME OF ARRANGEMENT

48.1	In this Article:

48.1.1

the “Scheme” means the scheme of arrangement dated [date] between the Company and its Scheme Shareholders (as defined in the Scheme) under Part 26 of the Companies Act in its original form or with or subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales and agreed between the Company and Canada Pension Plan Investment Board (“CPPIB”) and (save as defined in this Article) expressions defined in the Scheme shall have the same meanings in this Article.

48.2

Notwithstanding any other provision of these Articles or the terms of any resolution whether ordinary or special passed by the Company in general meeting, if the Company issues or transfers out of treasury any ReNew Shares (other than to CPPIB or its nominee(s)) after the adoption of this Article and before the Scheme Record Time, such shares shall be issued or transferred subject to the terms of the Scheme (and shall be Scheme Shares for the purposes of the Scheme) and the holders of such ReNew Shares shall be bound by the Scheme accordingly.

48.3

Notwithstanding any other provision of these Articles and subject to the Scheme becoming effective, if any ReNew Shares are issued or transferred out of treasury to any person (a “New Member”) (other than to any member of the Consortium or any of their Affiliates) at or after the Scheme Record Time (the “Post-Scheme Shares”), they shall be immediately transferred to the Purchaser (or as CPPIB may direct) in consideration of the payment by or on behalf of CPPIB to the New Member of the same cash consideration per Post-Scheme Share as would have been payable for each Scheme Share under the Scheme.

48.4

Notwithstanding any other provisions of these Articles, subject to the Scheme becoming effective in accordance with its terms, the rights and entitlements which would otherwise be exercisable in respect of or attach to any Scheme Restricted Shares shall not be exercisable or apply in respect of such Scheme Restricted Shares for as long as a direct or indirect interest holder in such Scheme Restricted Shares is a Sanctions Disqualified Shareholder including, without limitation:

48.4.1

the right to receive notice of, be present at or to vote (either in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class of shares or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll, and any votes purported to be cast by or on behalf of such member in respect of the Scheme Restricted Shares at a general meeting or at a separate meeting of the holders of a class of shares shall be disregarded;

48.4.2	the right to receive notices or documents (including, without limitation, share certificates, annual reports, accounts and resolutions) from or in respect of the Company;

48.4.3

save for any transfer pursuant to Article [48.5], the right to transfer such Scheme Restricted Shares or have such transfer registered, and any purported transfer of such Scheme Restricted Shares shall be void;

48.4.4	the right to a further issuance of shares in respect of any such Scheme Restricted Shares or in pursuance of an offer made to the holders of shares in the Company; and

48.4.5

any right to receive payment of sums due from the Company on such Scheme Restricted Shares, whether in respect of distributions of capital pursuant to any share buyback or otherwise and any such payment or other money payable in respect of such Scheme Restricted Shares shall be withheld by the Company, which shall not have any obligation to pay interest on it, and be paid into a blocked or frozen account (as applicable) in accordance with applicable Sanctions.

48.5

Subject to the Scheme becoming effective in accordance with its terms, upon each direct or indirect interest holder of Scheme Restricted Shares ceasing to be a Sanctions Disqualified Shareholder or CPPIB having obtained the requisite licenses in accordance with all applicable Sanctions to acquire such Scheme Restricted Shares (at such point, such shareholder becoming a “Non-Restricted Holder” and such shares becoming “Non-Restricted Shares”), CPPIB may, in its sole and unfettered discretion, serve written notice on the Non-Restricted Holder obliging it to transfer each such Non-Restricted Share immediately to the Purchaser (or as CPPIB may direct) fully paid, with full title guarantee and free from all liens, equitable interests, options, charges, encumbrances, rights of pre-emption and other third party rights and interests of any nature whatsoever. Such transfer shall be in consideration of the payment by or on behalf of CPPIB to the Non-Restricted Holder (subject to Article [48.7]) of an amount in cash for each such Non-Restricted Share equal to the cash consideration to which such Non-Restricted Holder would have been entitled under the Scheme had such Non-Restricted Share been a Scheme Share. Any amounts withheld by the Company pursuant to Article [48.4.5] shall also be released to the Non-Restricted Holder upon the later of (i) the transfer of such Non-Restricted Shares to the Purchaser (or as CPPIB may direct) or (ii) the satisfaction of any remaining Sanctions restrictions in respect of the payment of such amounts.

48.6

On any reorganisation of, or material alteration to, the share capital of the Company (including, without limitation, any subdivision and/or consolidation) effected after the Scheme Effective Time, the value of the consideration per Post-Scheme Share to be paid under paragraph [48.2] or [48.3] of this Article, and the value of the consideration per Non-Restricted Share to be paid under paragraph [48.5] of this Article, may be adjusted in such a manner as the auditors of the Company or an independent investment bank selected by the Company may determine to be appropriate to reflect such reorganisation or alteration. References in this Article to such shares or Post-Scheme Shares shall, following such adjustment, be construed accordingly.

48.7

To give effect to any transfer of Post-Scheme Shares, the Company may appoint any person as attorney and/or agent for the New Member or Non-Restricted Holder (as applicable) to transfer the Post-Scheme Shares or Non-Restricted Shares (as applicable) to the Purchaser and/or its nominee(s) and do all such other things and execute and deliver all such documents (whether as a deed or otherwise) as may in the opinion of the attorney and/or agent be necessary or desirable to vest the Post-Scheme Shares or Non-Restricted Shares (as applicable) in CPPIB or its nominee(s) and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares or Non-Restricted Shares (as applicable) as CPPIB may direct. If an attorney and/or agent is so appointed, the New Member or, as applicable, the Non-Restricted Holder shall not thereafter (except to the extent that the attorney and/or agent fails to act in accordance with the directions of CPPIB) be entitled to exercise any rights attaching to the Post-Scheme Shares or Non-Restricted Shares (as applicable) unless so agreed by CPPIB. The attorney and/or agent shall be empowered to execute and deliver as transferor a form or forms of transfer or other instrument(s) or instruction(s) of transfer (whether as a deed or otherwise) on behalf of the New Member or, as applicable, the Non-Restricted Holder (or any subsequent holder) in favour of the Purchaser and/or its nominee(s) and the Company may give a good receipt for the consideration for the Post-Scheme Shares or Non-Restricted Shares (as applicable) and may register the Purchaser and/or its nominee(s) as holder of the Post-Scheme Shares or Non-Restricted Shares (as applicable) and issue to it certificates for them. The Company shall not be obliged to issue a certificate to the New Member or, as applicable, the Non-Restricted Holder for the Post-Scheme Shares or Non-Restricted Shares (as applicable). CPPIB shall, subject to Article [48.3] above, settle the consideration due to the New Member or, as applicable, the Non-Restricted Holder within [14 days] of the issue or transfer of the Post-Scheme Shares to the New Member or, as applicable, the transfer of the Non-Restricted Shares to the Purchaser or its nominee(s). The payment of such consideration shall constitute a complete discharge to CPPIB and the Company in respect of their respective obligations.

48.8

Notwithstanding any other provision of these Articles, neither the Company nor the directors shall register the transfer of any Scheme Shares between the Scheme Record Time and the Scheme Effective Time.”; and

(3)	with effect from the date on which the Scheme shall become effective in accordance with its terms, the articles of association of the Company be amended by the adoption and inclusion of:

a.	the following new definitions to be inserted in their entirety in article [1.2]:

““Appointer A” means [•];

“Appointer B” means [•];

“Appointers” means (a) each of Appointer A and Appointer B; and (b) any other person who is designated as an Appointer from time to time in accordance with these Articles;

“CPPIB WOS” means Dyuti Private Holdings Inc., a Canadian corporation incorporated under the Canada Business Corporations Act, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3, under corporation number 1532365-7;

“Equity Proportion” means the number of (i) Class A Ordinary Shares, (ii) Class C Ordinary Shares, and (iii) Notional Company Shares, held by the relevant Investor calculated on a non-diluted basis and expressed as a proportion of the sum of all Equivalent Voting Beneficial Shares in issue at the relevant time, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Equivalent Voting Beneficial Shares are held by each of those Investors on a non-diluted basis;

“Notional Company Shares” means, with respect to any Investor who holds a Class B Ordinary Share or Class D Ordinary Share in the Company, as of the time of determination, a notional number of Class A Ordinary Shares in the Company (rounded down to the nearest whole number), equal to:

(a)	the number of Shares in the Company, if any, held by such Investor or any member of its Investor Group; multiplied by

(b)

0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares);

“Relevant Appointer” means, in respect of an Investor or its Investor Group, the Appointer who from time to time has been designated as an “Appointer” by such Investor or Investor Group;”

b.	the following definitions in article [1.2] to be deleted in their entirety:

““Appointing Investor”;

“Director Appointment Right”; “MKC”;

“MKC Nominee Director””;

c.	the definition of “Director” in article [1.2] to be replaced in its entirety with the following:

“Director” means a director of the Company appointed by an Appointer, and includes any person occupying the position of director, by whatever name called;”;

d.	the definition of “Nominee Director” in article [1.2] to be replaced in its entirety with the following:

““Nominee Director” means each of the Investor Nominee Directors;”

e.	the definition of “Investors” in article [1.2] to be replaced in its entirety with the following:

““Investors” means the Founder Investors, CPPIB, Platinum Cactus and JERA;”

f.

the definition of “Effective Economic Interest” to be amended such that “such Investor has a Director Appointment Right” is deleted and replaced with “such Investor’s affiliated Appointer has the right to appoint a Director”;

g.	the definition of “Nominee Observer” to be amended such that it refers to new article [19.6];

h.

articles [23.2(b)] and [23.2(c)] to each be amended such that “an Investor that has a Director Appointment Right” is deleted and replaced with “an Investor’s affiliated Appointer that has the right to appoint a Director”;

i.	the following amendments to article [2.2]:

“[2.2] Subject to the provisions of the Act and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, if no such resolution is in effect or so far as the resolution does not make specific provision, as the board shall determine subject to the provisions of the Act and without prejudice to any rights attaching to any such shares or class of shares (including as set out in Article [2.3]; provided that the rights to appoint, elect, remove or replace the Directors, or vote for any of the foregoing actions, shall not attach to any shares or other securities issued by the Company.”;

j.	the following amendments to article [2.3(a)]:

“(a) Class A Ordinary Shares: shall be denominated in US Dollars with a nominal value of US$0.0001 each. Class A Ordinary Shares shall be issued with voting rights attached to them and each Class A Ordinary Share shall have one vote on a poll. The holders of Class A Ordinary Shares shall, in respect of the Class A Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company. Each holder of Class A Ordinary Shares shall be entitled to receive distributions, whether in the form of dividends under Article 35, return of capital on a winding up or any other means (the “Distributions”) in such amounts and proportions as may be determined by the Company from time to time ~~in proportion to the number of Class A Ordinary Shares held by them and pro rata with all other Shares in the capital of the Company which are entitled to Distributions (so that all such Shares which are entitled to receive such Distributions receive the same amount per Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share as set out in Articles 2.3(b) and (d) respectively)~~. Class A Ordinary Shares may not be issued as redeemable shares. ~~Class A Ordinary Shares may be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere.~~ For the avoidance of doubt, in this Article 2.3(a), all references to a holder of Class A Ordinary Shares are references to such person only in its capacity as the holder of such shares.”

k.	the following amendments to article [2.3(c)]:

“(c) Class C Ordinary Shares: Class C ordinary shares (the “Class C Ordinary Shares”) shall be denominated in US Dollars with a nominal value of US$0.0001 each. Class C Ordinary Shares shall ~~not~~ be issued with ~~(and shall not otherwise carry)~~ voting rights attached to them and each Class C Ordinary Share shall have one vote on a poll~~and may not be re-designated as Voting Shares except as provided in Article 8.3~~. The holders of Class C Ordinary Shares shall, in respect of the Class C Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company~~, but shall not be entitled to vote at general meetings of the Company~~. Each holder of Class C Ordinary Shares shall be entitled to receive Distributions in such amounts and proportions as may be determined by the Company from time to time ~~in proportion to the number of Class C Ordinary Shares held by them and pro rata with all other Shares in the capital of the Company which are entitled to Distributions (so that all such Shares which are entitled to receive such Distributions receive the same amount per Share, subject to any differences in such amount as a result of rights to receive Distributions attaching to the Class B Ordinary Share and the Class D Ordinary Share as set out in Articles 2.3(b) and (d) respectively)~~. Class C Ordinary Shares may not be issued as redeemable shares. ~~Class C Ordinary Shares may not be admitted and listed for trading on the NASDAQ or any other securities exchange in the U.S. or elsewhere.~~ For the avoidance of doubt, in this Article 2.3(c), all references to a holder of Class C Ordinary Shares are references to such person only in its capacity as the holder of such shares.”

l.	the following amendments to article [2.14]:

“[2.14] Residual allotment powers

Subject to the provisions of the Act relating to authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in a general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article [2.15]:

(a) all shares for the time being in the capital of the Company shall be at the disposal of the board; and

(b)

the board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such persons on such terms and conditions and at such times as it thinks fit, provided that the right to appoint, elect, remove or replace the Directors, or vote for any of the foregoing actions, shall not attach to any shares or other securities issued by the Company.;

m.	the following amendments to article [2.15]:

“[2.15] Redeemable shares

Subject to the provisions of the Act, and without prejudice to any rights attached to any existing shares or class of shares, shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder. The board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted; provided that the right to appoint, elect, remove or replace the Directors, or vote for any of the foregoing actions, shall not attach to any shares or other securities issued by the Company.”;

n.	article [8.3] to be deleted in its entirety;

o.	articles [15.1(a)(i)], [15.1(a)(iii)(D)], [15.1(a)(iii)(E)], and [15.1(a)(iii)(F)] each to be deleted in their entirety;

p.	article [18.1] to be deleted in its entirety and replaced with the following:

“[18.1] Composition

The Board shall comprise: (a) such number of Investor Nominee Directors as Appointer A determines in its complete discretion to appoint pursuant to Article 19.1(a); (b) up to one Investor Nominee Director appointed by the Relevant Appointer of each other Investor Group whose Relevant Appointer has the right to appoint a Director pursuant to Article 19.1(b); (c) the Founder Director (if any), appointed pursuant to Article 19.1(c); and (d) such number of independent directors as the Appointers may determine to appoint, having regard to any applicable requirement of law or of the rules of any stock exchange on which the Company’s shares are admitted to trading. There is no fixed maximum number of Directors under this Article 18.1; the size of the Board will vary according to the operation of Article 19 from time to time.

q.	the following amendments to article [18.2]:

“The number of Directors shall not be less than two (2) and the maximum number of Directors on the Board shall be established and remain in accordance with Article 18.1, and any action by the Board to increase or decrease the maximum size of the Board shall require the prior written consent of ~~each Investor that has a Director Appointment Right~~ each Investor Group whose Relevant Appointer has the right to appoint a Director at such time; provided, that, notwithstanding the foregoing but without prejudice to Article 23.2(i), in the event that an Investor (including any assignee or Transferee of ~~an Investor’s Director Appointment Right(s),~~ the Investor’s Relevant Appointer’s right to appoint a Director, to the extent the assignment or Transfer of such ~~Director Appointment Right~~ Appointer’s right to appoint a Director is made pursuant to any assignment rights thereof) ceases to have a ~~Director Appointment Right~~ Relevant Appointer with a right to appoint a Director pursuant to Article 19.1, the size of the Board may be decreased by the one (1) director such ~~Investor ceases to have such right to appoint,~~ Investor’s Relevant Appointer ceases to have the right to appoint, without the consent of any Investor.”;

r.	articles [19.1] to [19.11] (inclusive) to be deleted in their entirety and replaced with the following:

“[19.1] The Relevant Appointer of each Voting Investor (together with their Affiliates, an “Investor Group”) shall be entitled from time to time to appoint or reappoint certain directors of the Company in the manner set forth below and to remove from office any such person so appointed and appoint another person in that person’s place (each such person, an “Investor Nominee Director”) as set forth below. Notwithstanding anything to the contrary contained in these Articles, the rights to elect, appoint, remove and replace Directors will be exclusively vested in the Appointers and this shall be the sole and exclusive method for the appointment or removal of directors, as follows:

(a) Appointer A shall be entitled to appoint as many Directors as it determines in its complete discretion;

(b) Appointer B may appoint up to one Director; and

(c) the Founder shall be a Director (hereinafter referred to in such capacity as the “Founder Director”) for so long as: (i) the Founder Investors, together with their respective Affiliates (the “Founder Investor Group”), hold an aggregate Equity Proportion (calculated after taking account of the number of Class A Ordinary Shares underlying any vested options, restricted stock units and performance-based units over Shares granted to the Founder or any member of the Founder Investor Group on a gross basis) of more than 2.5%; and (ii) the Founder is the Chief Executive Officer, Vice Chair or Chairman of the Group. If either condition in this Article 19.1(c) ceases to be satisfied, the Founder shall automatically be removed from his position as a director of the Company.

[19.3] An Investor Group entitled to appoint one or more Investor Nominee Directors under Article 19.1, or its Relevant Appointer, may appoint or remove an Investor Nominee Director by notice in writing to the Company. Any such appointment or removal shall take effect from the date the notice is received by the Company, unless the notice specifies a later date, save that a removal pursuant to Article 19.2 or Article 19.4 shall take effect immediately.

[19.4] If an Investor Nominee Director (a) is or becomes prohibited from acting as a Director by law or these Articles; or (b) consents to, carries out or is involved in an activity which, in the reasonable opinion of the Board, brings the Company or its group into material disrepute (including fraud or any breach of applicable anti-bribery law), the Appointer of the Investor Group who appointed that Director shall, within five Business Days of the Investor Group becoming aware of the relevant event, give notice in writing to the Company requiring the removal of that Director (unless that person has already ceased to be a Director).

[19.5] If an Investor Nominee Director dies, resigns, retires, becomes incapacitated or is removed as a Director (including under Article 19.4), the Relevant Appointer of the Investor Group that appointed that Director may appoint another individual as a Director in his or her place in accordance with this Article 19.

[19.6] Each Investor Group shall, for so long as it holds an aggregate Equity Proportion of five per cent or more, be entitled to appoint one person to act as an observer at meetings of the Board (a “Nominee Observer”). A Nominee Observer shall be entitled to receive notice of, attend and speak at Board meetings and to receive board papers and minutes as if he or she were a Director, but shall not be entitled to vote on any resolution and shall not be counted in the quorum for a Board meeting.

[19.7] Any appointment, removal or reappointment of an Investor Nominee Director or Founder Director by the relevant Relevant Appointer, shall be made by written notice delivered to the Company, and the Company shall procure the appointment, removal or reappointment as soon as reasonably practicable thereafter. If an Investor Nominee Director is requested to resign under this Article 19, or is disqualified under Article 24, the relevant Investor Group shall procure that Director’s resignation from the Board (and any Board committee) without compensation, and that Director shall be deemed to have waived any claim in connection with ceasing to hold office. If that Director does not resign, the relevant Appointer shall remove him by written notice to the Company.

[19.8] The right to vote to elect or remove the Directors shall not attach to any Shares or any other securities issued by the Company. Shareholders shall not have the right to appoint or remove Directors, and any such rights shall be exclusively governed by Article 19.”;

s.	the insertion of the following new provision (h) in article 24.1:

“(h) that person is removed as a Director pursuant to Article 19”.

t.	article 24.2 to be deleted in its entirety;

u.	article 24.3 to be deleted in its entirety; and

v.	article 30.2 to be amended such that:

i.	“Voting Investor has a Director Appointment Right” is deleted and replaced with “a Voting Investor or Investor Group whose Relevant Appointer has the right to appoint a Director”; and

ii.	“appointed by Appointing Investors” is deleted and replaced with “appointed by an Investor’s affiliated Appointer that has the right to appoint a Director”.

Schedule 8

Form of Special Committee Recommendation

[The Special Committee believes that the terms of the Acquisition, including the terms of the Transaction Agreement, are fair and reasonable and unanimously recommends that the Shareholders of the Company vote in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting.]

Schedule 9

Joint Announcement

AGREED FORM

[•] 2026

RECOMMENDED CASH ACQUISITION

OF

RENEW ENERGY GLOBAL PLC (“RENEW” OR THE “COMPANY”)

BY

A CONSORTIUM COMPRISING CANADA PENSION PLAN INVESTMENT BOARD (“CPP

INVESTMENTS”) AND MR. SUMANT SINHA (THE “CONSORTIUM”)

to be effected by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

1.	Introduction

The Consortium and ReNew are pleased to announce that they have entered into an agreement for the acquisition by the Purchaser of the entire issued and to be issued ordinary share capital of ReNew that the Consortium and its Affiliates do not already own, subject to the Rollover (as defined below) (the “Acquisition”).

2.	The Acquisition

Cash Offer

Under the terms of the Acquisition, which will be subject to the Conditions and full terms to be set out in the Scheme Document, Scheme Shareholders holding Cash-Out Shares will be entitled to receive:

for each Cash-Out Share: USD 7.02 in cash

(the “Cash Offer”)

The Acquisition values the entire issued and to be issued ordinary share capital of ReNew at approximately USD 2.8 billion on a fully diluted basis and implies an enterprise value of approximately USD 10.2 billion.

The Cash Offer represents a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the first offer made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•

30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which ReNew filed a Form 6-K with the SEC indicating that a consortium comprising, among others, Abu Dhabi Future Energy Company PJSC-Masdar would no longer proceed with the proposed transaction to acquire the entire issued or to be issued share capital of ReNew (the “Previous Transaction Announcement”) to 28 May 2026.

Alternative Offer

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect to retain all (but not some) of their Scheme Shares, which will remain outstanding as ordinary shares in ReNew following the Effective Date, subject to the terms and conditions further described in paragraph 8 below (the “Rollover”).

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. It is expected that, shortly following the Scheme becoming Effective, the ReNew Shares held by remaining ReNew Shareholders will be subject to a Reorganization (as defined below) such that such remaining ReNew Shareholders will become direct shareholders of ReNew Private Limited (“RPL”), ReNew’s direct private subsidiary incorporated in India. Further details of the Reorganization are set out in paragraph 9 below.

The Acquisition is expected to be effected by means of a Court-sanctioned scheme of arrangement between ReNew and Scheme Shareholders under Part 26 of the Companies Act, although CPP Investments reserves the right to effect the Acquisition by way of a Takeover Offer as an alternative to the Scheme and subject to the terms of the Transaction Agreement.

If, on or after the date of this Announcement and on or prior to the Effective Date, any dividend and/or other distribution and/or return of capital is authorized, declared, made or paid or becomes payable in respect of Scheme Shares, the Consortium reserves the right to reduce the Cash Consideration payable under the terms of the Acquisition by an amount equal to all or part of any such dividend and/or other distribution and/or return of capital, in which case Scheme Shareholders would be entitled to receive and retain any such dividend and/or other distribution and/or return of capital.

If and to the extent that any such dividend, distribution or return of capital is authorized, declared, made or paid or becomes payable on or prior to the Effective Date, and the Consortium exercises its rights under this paragraph 2 to reduce the Cash Consideration payable under the terms of the Acquisition, any reference in this Announcement to the Cash Consideration payable under the terms of the Acquisition shall be deemed to be a reference to the Cash Consideration as so reduced. Any such reduction of the Cash Consideration payable under the terms of the Acquisition by the Purchaser shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme or the Acquisition.

It is expected that the Scheme Document (including details of the Court Meeting and the General Meeting) and the Forms of Proxy accompanying the Scheme Document will be published as soon as reasonably practicable and that the Scheme will become Effective in Q1 2027, subject to the satisfaction or, where permitted, waiver of the Conditions.

An expected timetable of principal events relating to the Acquisition and further information on the actions to be taken by Scheme Shareholders will be provided in the Scheme Document.

3.	Background to the discussions on the Acquisition

On 29 May 2026, ReNew announced that it had received a non-binding proposal dated 28 May 2026 from the Consortium to, subject to the Rollover, acquire the entire issued and to be issued share capital of ReNew not already owned by members of the Consortium and their Affiliates, for cash consideration of USD 6.75 per ReNew Share.

The non-binding proposal represented a premium of:

•	8.2% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the non-binding proposal);

•	19.9% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	27.4% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	25.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which ReNew published the Previous Transaction Announcement) to 28 May 2026.

It was also announced that the ReNew Board had formed a Special Committee led by Manoj Singh, the Lead Independent Director, consisting of the five independent non-executive ReNew Directors to consider the non-binding proposal. The role of the Special Committee has been to rigorously explore and evaluate all strategic capitalization and financing opportunities available to ReNew, including the proposal received from the Consortium, and act in the interests of all investors. To assist in these efforts, the Special Committee has retained an independent financial advisor, Rothschild & Co US Inc. (“Rothschild & Co”) and independent legal counsel, Linklaters LLP.

On 28 July 2026, ReNew announced that it had received a best and final non-binding proposal dated 27 July 2026 from the Consortium to, subject to the Rollover, acquire the entire issued and to be issued share capital of ReNew not already owned by members of the Consortium and their Affiliates, for cash consideration of USD 7.02 per ReNew Share.

The best and final non-binding proposal represents:

•	a 12.5% premium to the closing share price of USD 6.24 per ReNew Share on 28 May 2026;

•	a 24.7% premium to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	a 32.5% premium to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026;

•	a 30.5% premium to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 to 28 May 2026; and

•	an increase of USD 0.27 per ReNew Share, equivalent to 4.0%, from the USD 6.75 per ReNew Share non-binding proposal dated 28 May 2026.

On 7 August 2026, ReNew announced that it had received a confirmatory letter dated 6 August 2026 from the Consortium which reaffirmed that the terms of the Consortium’s proposal dated 27 July 2026, including the cash consideration of US$7.02, remain unchanged and represent its best and final non-binding proposal.

On 11 August 2026, the Special Committee indicated to the Consortium that it intends to unanimously recommend that Scheme Shareholders vote in favor of the Scheme at the Court Meeting and ReNew Shareholders vote in favor of the Resolution to be proposed at the General Meeting.

4.	Recommendation of the Special Committee

The Special Committee, which has received the opinion of Rothschild & Co as to the fairness of the Cash Offer, from a financial point of view, to the holders of Cash-Out Shares, considers that the terms of the Cash Offer, including the terms of the Transaction Agreement, are fair and reasonable and intends to unanimously recommend that Scheme Shareholders vote in favor of the Scheme at the Court Meeting and ReNew Shareholders vote in favor of the Resolution to be proposed at the General Meeting.

The Special Committee will set out further background for the reasons for reaching this recommendation for the Cash Offer in the Scheme Document alongside the opinion of Rothschild & Co as to the fairness of the Cash Offer, from a financial point of view, to the holders of Cash-Out Shares as of the date of such opinion.

The Special Committee has not asked Rothschild & Co to address, and Rothschild & Co’s opinion does not address, the Rollover.

The Special Committee notes that there are disadvantages and advantages of the Rollover which have significant and variable impact on individual Scheme Shareholders including, in terms of the advantages, for instance, the ability to participate in the future value creation of the ReNew Group and in terms of the disadvantages, for instance, the fact that the ReNew Shares will be illiquid following the Scheme becoming Effective and the level of uncertainty in their future value. The Special Committee will set out further advantages and disadvantages of the Rollover in the Scheme Document.

Accordingly, the Special Committee cannot form an opinion as to whether or not the terms of the Rollover are fair and reasonable and is not making any recommendation to Scheme Shareholders as to whether or not they should elect for the Rollover.

5.	Irrevocable undertakings

In connection with the Acquisition, JERA Nex and Platinum Cactus, who collectively hold approximately 59.48% of the voting power of the Scheme Shares, have each delivered an irrevocable undertaking in favor of the Consortium, pursuant to which each has agreed, among other things, to (i) exercise (or procure the exercise of) all voting rights attaching to its ReNew Shares (the “Relevant Securities”) in favor of the Scheme, the Acquisition and the related resolutions at the Court Meeting and the General Meeting (and against any resolution to adjourn the relevant shareholder meetings, amend the Scheme, or which is likely to result in a Condition not being fulfilled, impede or frustrate the Scheme, or prevent the Scheme from becoming Effective), (ii) if the Acquisition is implemented by way of a Takeover Offer, accept (or procure acceptance of) that Takeover Offer in respect of its Relevant Securities, (iii) elect to participate in the Rollover in respect of all of its Relevant Securities, (iv) refrain from disposing of, or dealing in, its Relevant Securities, from acquiring further ReNew Shares, from entering into third-party arrangements relating to its Relevant Securities, and from taking any action that would restrict its ability to control the exercise of rights attaching to its Relevant Securities, in each case, other than pursuant to the Acquisition, and (v) cooperate in the implementation of the Reorganization to be undertaken after the Effective Date and enter into the related Shareholders’ Agreement and other documents required to implement the Reorganization, and provide reasonable cooperation in connection with obtaining required regulatory clearances (subject to customary confidentiality and privilege carve-outs).

Each irrevocable undertaking will lapse in specified circumstances, including if the Transaction Agreement is terminated, if the Scheme lapses or is withdrawn, if the Scheme does not become Effective (or, if applicable, the Takeover Offer does not become or is not declared unconditional) by the Long Stop Date, or if a competing offer for the entire issued and to be issued share capital of the Company becomes effective or is declared unconditional.

The foregoing description of the irrevocable undertakings does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the irrevocable undertakings.

6.	Information relating to the Consortium

(a)	The Consortium

The Consortium comprises: (i) CPP Investments; and (ii) Mr. Sumant Sinha (the founder, Chairman and CEO of ReNew).

(b)	Canada Pension Plan Investment Board

CPP Investments is a Crown corporation incorporated in Canada with its principal offices located at One Queen Street East, Suite 2500, Toronto, Ontario M5C 2W5 Canada.

CPP Investments is a professional investment management organization that manages the Canada Pension Plan Fund (the “CPP Fund”) in the best interests of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, it makes investments around the world in public equities, private equities, real estate, infrastructure and fixed income. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. As at March 31, 2026, the CPP Fund totaled CA$793.3 billion.

(c)	Sumant Sinha

Mr. Sumant Sinha is the founder, Chairman and Chief Executive Officer of ReNew.

7.	Information relating to ReNew

ReNew is a leading decarbonisation solutions company. ReNew’s clean energy portfolio of ~20.2 GW on a gross basis as of 18 May 2026, is one of the largest globally. ReNew is a major independent power producer in India. In addition, ReNew provides end-to-end solutions in a just and inclusive manner in the areas of clean energy, value-added energy offerings through digitalization, storage and carbon markets that are increasingly integral to addressing climate change. In addition, ReNew has 6.4 GW of solar module and 2.5 GW of solar cell manufacturing capacities and is expanding its solar cells manufacturing capacity by another 4 GW, which is expected to be operational by December 2026.

The ReNew Shares are traded on Nasdaq under the symbol “RNW”. ReNew’s principal executive offices are located at C/O Vistra (UK) Ltd Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB. Its principal operational office in India is C/O ReNew, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122009, Haryana, India and its telephone number is (+91) 124 489 6670.

8.	Rollover

Under the Rollover, eligible Scheme Shareholders may elect to retain all (but not some) of their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Date, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Cash Consideration. Further details in relation to the steps to be taken by Scheme Shareholders to participate in the Rollover will be set out in the Scheme Document. The Rollover shall be subject to, among other things, the following terms and conditions:

•

Under applicable law, Scheme Shareholders who are resident in India will not be eligible to participate in the Rollover and any elections from such Scheme Shareholders to participate in the Rollover shall be null and void. Such Scheme Shareholders shall be treated as participating in the Cash Offer for all purposes;

•

if, following the receipt of valid elections from Scheme Shareholders, the total number of ReNew Shareholders (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming Effective would be expected to exceed 200, then in order to comply with Indian law requirements, any Scheme Shareholder who (i) has validly delivered an election and (ii) holds fewer ReNew Shares than the Cutback Threshold, shall be deemed to have elected for all of its Scheme Shares to participate in the Cash Offer and shall not be treated as participating in the Rollover for any purpose (the “Cutback”); and

•

if, following the Cutback, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding ReNew Shares immediately following the Scheme becoming Effective (the “Maximum U.S. Rollover Percentage”), the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary such that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. Any Scheme Shares so reduced shall cease to be Rollover Shares and shall instead be Cash-Out Shares for the purpose of the Scheme.

9.	Proposed Reorganization following the Scheme becoming Effective

It is expected that, shortly following the Scheme becoming Effective, ReNew will undergo a reorganization (the “Reorganization”) such that all remaining shareholders in ReNew will become direct shareholders of RPL. In connection with the Reorganization, the following steps are currently contemplated:

•	Shareholders’ Agreement

On or immediately following the Effective Date, a shareholders’ agreement (the “Shareholders’ Agreement”) governing the rights and obligations of the shareholders of ReNew and RPL will be entered into between CPP Investments, Mr. Sumant Sinha, the Scheme Shareholders participating in the Rollover, ReNew and RPL. The Shareholders’ Agreement will include provisions in relation to, among other things, director appointment and removal rights of shareholders of ReNew and RPL. Further details and a summary of the key terms of the Shareholders’ Agreement will be set out in the Scheme Document.

•	Variation of rights attaching to ReNew Shares

It is expected that once the Scheme becomes Effective, the share capital of ReNew, which is currently comprised of four share classes, will be harmonized into a single class of Class A Ordinary Shares with pari passu voting and economic rights.

•	Subscription for Class A Ordinary Shares

It is expected that, as part of the Reorganization, ReNew Shareholders will be invited to subscribe for newly issued Class A Ordinary Shares in ReNew for such aggregate subscription amount to be determined by CPP Investments and ReNew to facilitate the Reorganization, including applying certain proceeds towards the settlement of certain existing indebtedness of the ReNew Group. The share subscription will be fully underwritten by CPP Investments or one of its Affiliates. Rollover Shareholders who do not subscribe for their pro rata entitlement of new Class A Ordinary Shares will be diluted as a result.

•	Transfer of shares in RPL to ReNew Shareholders

Upon completion of the steps above, ReNew will transfer at fair market value its entire holding of shares in RPL to the ReNew Shareholders on a pro rata basis (based on economic, rather than voting rights). This will have the effect of moving the ReNew Shareholders’ shareholdings to RPL directly. Following the completion of the Reorganization steps, it is the current intention of the Consortium to wind up ReNew in due course by way of a members’ voluntary liquidation.

As part of the Scheme, Rollover Shareholders will be required to grant powers of attorney authorizing CPP Investments to execute on their behalf: (i) the Shareholders’ Agreement; and (ii) other documents required to implement the Reorganization steps described above. Further details regarding the proposed steps of the Reorganization will be set out in the Scheme Document.

10.	Treatment of Equity Awards

Under the ReNew Share Plans, outstanding Awards (other than those held by Mr. Sumant Sinha) will be treated as follows, conditional on receipt of the Court Order:

•

ID Awards, awards held by former employees (including persons who become former employees following the date hereof) and Non-Resident Awards will immediately vest and become exercisable (to the extent not already vested) upon the Court Order. Any such Award that remains unexercised as of the Scheme Record Time will lapse and terminate, and the holder will instead receive a cash amount equal to the product of (i) the number of Class A Ordinary Shares underlying such Award multiplied by (ii) the Cash Consideration minus the per share exercise price;

•	ITM Awards that have equal to or less than a six-month vesting period remaining as of the Effective Date will immediately vest and become exercisable upon the Court Order (“Accelerated ITM Awards”);

•

Exercisable ITM Awards may be exercised prior to the Scheme Record Time, provided that, subject to obtaining the consent of the holder of the Awards, the combined amount of Exercisable ITM Awards and Non-Resident Awards exercised may not exceed 60% of the net cash value of the Class A Ordinary Shares underlying the Non-Resident Awards and Exercisable ITM Awards after accounting for exercise prices and employee taxes, excluding any such Awards held by former employees, based on those that are outstanding as of the date of the Transaction Agreement. If the number of such Awards elected to be exercised prior to the Scheme Record Time exceeds the 60% cap, subject to obtaining holder consent, the number of Accelerated ITM Awards exercised by current employees shall be reduced on a pro rata basis, by reference to each holder’s total holding of Accelerated ITM Awards and the aggregate amount of Accelerated ITM Awards;

•

any Exercisable ITM Awards that remain unexercised or unsettled as of the Scheme Record Time will lapse and terminate, and the holder will instead be granted, within five Business Days following the Effective Date, replacement awards vesting on the 12-month anniversary of the Effective Date, using the Conversion Ratio under a new incentive plan to be established and operated by RPL following the Effective Date;

•

ITM Awards with more than six but less than 12 months of vesting remaining as of the Effective Date will lapse and terminate on the Effective Date. The holder of such Awards will be granted, subject to obtaining the consent of the holder, within five Business Days following the Effective Date, replacement awards under the new incentive plan vesting on the 12-month anniversary of the Effective Date using the Conversion Ratio;

•

in each case where a holder is granted a replacement award under the new incentive plan that vests on the 12-month anniversary of the Effective Date, and such holder’s employment ends for any reason other than cause within 12 months of the Effective Date, the holder may elect to either retain such replacement award or receive a cash payment equal to the number of Class A Ordinary Shares that would have vested by the cessation date under the original vesting schedule multiplied by an amount equal to the Cash Consideration minus the per share exercise price;

•

Underwater Options will be replaced, within five Business Days following the Effective Date, with replacement awards under the new incentive plan using the Conversion Ratio. Such replacement awards will vest on a schedule of 75% on the 12-month, 12.5% on the 18-month and 12.5% on the 24-month anniversaries of the Effective Date;

•

all other Awards will be replaced, within five Business Days following the Effective Date, with replacement awards under the new incentive plan on substantially the same vesting terms as the original Award, using the Conversion Ratio; and

•

the exercise price per share of each replacement award shall be set using the USD/INR exchange rate on the Effective Date, except that options granted on 23 August 2021 in exchange for prior group stock options will retain their original INR exercise price.

11.	Financing of the Acquisition and Terms of the Acquisition

The Purchaser has, or will have, available to it, the funds necessary to satisfy all of its payment obligations under the Transaction Agreement in connection with the Acquisition. The obligations of CPP Investments to consummate the Acquisition are not subject to any financing condition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

Transaction Agreement

On the date of this Announcement, the Consortium and ReNew entered into a Transaction Agreement in relation to the Acquisition. Pursuant to the Transaction Agreement, amongst other things:

•

the Acquisition will be subject to certain conditions (“Conditions”) and the Scheme will only become Effective if these Conditions are satisfied or, where permitted, waived. The Conditions include (but are not limited to) those extracted and summarized below. Full details of the Conditions are contained in the Transaction Agreement and will be set out in the Scheme Document:

•

the Scheme and the Resolution required to implement the Scheme being duly approved and passed (as applicable) by the requisite majority of Scheme Shareholders and ReNew Shareholders at the Court Meeting and the General Meeting, respectively and, subsequently, sanctioned by the Court;

•	anti-trust approval and clearance having been obtained in India and foreign direct investment approvals and clearances having been obtained in Belgium and France;

•

there not being any event that has had, or would be reasonably expected to have, individually or in aggregate, a material adverse effect on the ReNew Group, or any law or order prohibiting the Acquisition;

•

warranties given by the Company and the Consortium being accurate (in most cases subject to a materiality threshold) and the Company and the Consortium not being in material breach of their respective obligations under the Transaction Agreement; and

•	the Company having obtained the written approval, or confirmation that approval is not required, from a certain provider of finance to the ReNew Group in respect of the Acquisition;

•

the latest date on which the Conditions can be satisfied and/or waived is the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Document (or such later date as the Company and CPP Investments may agree and the Court may allow) (the “Long Stop Date”);

•

each member of the Consortium has agreed to use all reasonable endeavors to procure the fulfilment of the anti-trust and foreign direct investment Conditions applicable to such member, provided that no member of the Consortium shall be under any obligation to accept any conditions or undertakings in connection with the fulfilment of such Conditions;

•

the Company has agreed to take such actions as are required to bring the Scheme into effect, including making the relevant applications to the Court to convene the Court Meeting, posting the Scheme Document (including notices of the Court Meeting and General Meeting) to ReNew Shareholders and, subject to the satisfaction or waiver of all Conditions, to seek the sanction of the Scheme by the Court and thereafter to file the Court order with the Registrar of Companies;

•	the parties have agreed to certain undertakings with respect to the ReNew Share Plans, further details of which will be provided in the Scheme Document;

•	the Consortium has also agreed to provide ReNew with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document;

•	the Company has agreed not to take certain actions from the date of the Transaction Agreement until the Effective Date without the prior written consent of CPP Investments;

•	the Company has made certain warranties to the Consortium with respect to the ReNew Group, and each member of the Consortium has made certain limited warranties to the Company;

•

the Company has agreed to non-solicitation provisions, which include agreements to cease any ongoing discussions with third parties with respect to any competing offer, not to solicit or encourage any competing offer, to liaise with the Consortium should any further competing offer be made to the Company, and to only engage in discussions with third parties in respect of any competing offer if such competing offer is or would reasonably be expected to lead to a superior offer, as well as an agreement to notify the Consortium if there are any material changes affecting the Company, which may impact Scheme Shareholders’ consideration of the Acquisition;

•

the Transaction Agreement contains certain termination rights for each of the Company and CPP Investments, including: (i) by mutual agreement; (ii) if the requisite approvals of the ReNew Shareholders and/or the Scheme Shareholders or the sanction of the Court have not been obtained, or if the Scheme has not taken effect by the Long Stop Date; (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause the Conditions to not be satisfied and fails to cure such breach; (iv) if any law or order prohibiting the Acquisition has become final and non-appealable; (v) by the Company in order to enter into a definitive agreement for a superior offer or if, after the Special Committee changes its recommendation as a result of a material intervening event, the requisite approval is not obtained from Scheme Shareholders; or (vi) by CPP Investments if prior to the Court sanctioning the Scheme, the Special Committee changes its recommendation; and

•

the Company has agreed to reimburse certain expenses incurred by CPP Investments in connection with the Acquisition (subject to a cap) in certain circumstances following termination of the Transaction Agreement, including (i) if the Company terminates the Transaction Agreement in order to enter into a definitive agreement for a superior offer, or (ii) if the Special Committee changes its recommendation and the requisite approvals have not been obtained in relation to the Scheme, or if the Scheme otherwise has not taken effect by the Long Stop Date, and within nine months following such termination, the Company enters into a definitive agreement for, or completes a transaction on the basis of, a competing offer.

The foregoing description of the Transaction Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Transaction Agreement, which will be appended to the Form 6-K to be filed by ReNew on or around the date of this Announcement and is incorporated by reference herein. The Transaction Agreement and the above description have been included to provide ReNew Shareholders with information regarding the terms of the Transaction Agreement. They are not intended to provide any other factual information about the Company or the ReNew Group. The warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Transaction Agreement; and may be subject to limitations agreed upon by the parties, including being qualified and modified by confidential disclosures made by contracting parties to the other for the purposes of allocating contractual risk between them. ReNew Shareholders should be aware that the warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company or the ReNew Group. Moreover, information concerning the subject matter of the warranties and covenants may change after the date of the Transaction Agreement. Further, ReNew Shareholders should read the Transaction Agreement not in isolation, but only in conjunction with the other information that the respective companies include in reports, statements and other filings they make with the SEC.

12.	Structure of the Acquisition

Structure

It is intended that the Acquisition will be implemented by means of a Court-approved scheme of arrangement between ReNew and the Scheme Shareholders under Part 26 of the Companies Act. CPP Investments reserves the right to elect to effect the Acquisition by way of a Takeover Offer (subject to the terms of the Transaction Agreement).

The purpose of the Scheme is to provide for CPP Investments and its Affiliates to become the holders of all Cash-Out Shares. This is to be achieved by the transfer of the Cash-Out Shares to the Purchaser, in consideration for which the relevant Scheme Shareholders will receive the Cash Consideration on the basis set out in paragraph 2 of this Announcement.

The Cash Consideration payable under the terms of the Acquisition in relation to the Cash-Out Shares will be dispatched to relevant Scheme Shareholders in the manner set out in the Scheme Document.

Subject to the terms and conditions of the Rollover set out in paragraph 8 of this Announcement, Rollover Shareholders will retain their Scheme Shares as ReNew Shares following the Effective Date.

Effect of the Scheme and publication of the Scheme Document

Subject to the satisfaction (or, where applicable, waiver) of the Conditions and the further terms to be set out in the Scheme, the Scheme is expected to become Effective in Q1 2027.

Upon the Scheme becoming Effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favor); (ii) entitlements to ReNew Shares held within the systems of The Depository Trust Company will be cancelled upon the transfer of such ReNew Shares held by The Depository Trust Company to the Purchaser by power of attorney in accordance with the terms of the Scheme; (iii) all depositary receipts issued by Computershare representing Cash-Out Shares shall cease to have effect as documents of title to the relevant Cash-Out Shares comprised in the depositary receipts; and (iv) share certificates in respect of the Cash-Out Shares will cease to be valid and have effect as documents of title to the relevant Cash-Out Shares.

Any ReNew Shares issued before the Scheme Record Time and not held by members of the Consortium will be subject to the terms of the Scheme. The Resolution at the General Meeting will, amongst other matters, provide that the ReNew Articles be amended to incorporate provisions requiring any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or its nominees), including any ReNew Shares issued in satisfaction of any awards vesting under the ReNew Share Plans, to be automatically transferred to the Purchaser (or as CPP Investments may direct) and for the Cash Consideration to be paid to the original recipient of the ReNew Shares so issued.

Further details of the Scheme, including expected times and dates for each of the Court Meeting, the General Meeting and the Court Hearing, together with notices of the Court Meeting and General Meeting, will be set out in the Scheme Document, which, together with the associated Forms of Proxy, will be made available to ReNew Shareholders as soon as reasonably practicable, and the meetings are expected to be held shortly thereafter. The General Meeting is expected to be held immediately after the Court Meeting.

The Scheme will be governed by English law and is subject to the jurisdiction of the Court.

13.	De-listing and re-registration

Upon the Scheme becoming Effective, all Cash-Out Shares will be transferred to the Purchaser and the share certificates for such Cash-Out Shares will thereafter cease to have effect as documents or evidence of title. ReNew will apply to Nasdaq for the delisting of the ReNew Shares on Nasdaq immediately following the Effective Date. Scheme Shareholders will be notified by way of announcement of the results of the Court Hearing and the expected last date of dealings in the ReNew Shares on Nasdaq and an announcement of the Effective Date and the delisting of the ReNew Shares on Nasdaq.

If the Scheme becomes Effective, the Consortium intends to cause ReNew to terminate the registration of the ReNew Shares under the U.S. Exchange Act and ReNew’s reporting obligations under the U.S. Exchange Act as soon as practicable following the Effective Date.

It is also proposed that, following the Effective Date and after its shares are delisted, ReNew will be re-registered as a private limited company under the relevant provisions of the Companies Act.

14.	Reserving the right to proceed by way of a Takeover Offer

Subject to the terms of the Transaction Agreement, CPP Investments reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme.

In such event, such Takeover Offer will be implemented on the same terms and conditions (or on improved terms for Scheme Shareholders), so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect, amongst other things, the change in method of effecting the Acquisition, including (without limitation) the inclusion of an acceptance condition set at 90 per cent. of ReNew Shares (other than the Excluded Shares) to which the Takeover Offer relates, (or such lesser percentage as the Company and the Consortium may agree), the Takeover Offer will be conducted in compliance with US tender offer rules, and those amendments considered necessary by CPP Investments and agreed by the Company.

15.	General

The Acquisition will be subject to the Conditions and the full terms and conditions to be set out in the Scheme Document in due course. The Scheme Document will be dispatched to ReNew Shareholders as promptly as reasonably practicable (and in any event within ten Business Days) following the date on which the Court grants the order for the convening of the Court Meeting (or such later time as CPP Investments and ReNew may agree).

In deciding whether or not (i) to vote (or, where applicable, procure votes) in favor of the Scheme at the Court Meeting or (ii) to vote (or, where applicable, procure votes) in favor of the Resolution at the General Meeting or (iii) to elect for the Rollover, Scheme Shareholders and ReNew Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document and the accompanying Forms of Proxy once these have been published.

The defined terms used in this Announcement are set out in Appendix 1.

16.	Documents available on website

ReNew will furnish to the SEC a current report on Form 6-K regarding the Acquisition, which will include as an exhibit thereto the Transaction Agreement. All parties desiring details regarding the Acquisition are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

Further details of the Acquisition will be contained in the Scheme Document to be made available to ReNew Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy. This Announcement is not a substitute for the Scheme Document or any other document that may be filed or furnished by the Company with the SEC.

In connection with the Acquisition, the Consortium and ReNew will prepare a Schedule 13E-3 Transaction Statement (the “Schedule 13E-3”). The Schedule 13E-3 will be filed with the SEC.

INVESTORS AND SHAREHOLDERS IN RENEW ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE SCHEDULE 13E-3, SCHEME DOCUMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME IN ACCORDANCE WITH THE REQUIREMENTS OF THE COMPANIES ACT) AND OTHER MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENEW, THE ACQUISITION, AND RELATED MATTERS. Shareholders will be able to obtain these documents, as well as other filings containing information about ReNew, the Acquisition, and related matters, without charge from the SEC’s website (http://www.sec.gov).

The contents of the websites referred to in this Announcement and any websites accessible from hyperlinks on these websites are not incorporated into and do not form part of this Announcement.

Enquiries:

Citi (Financial Adviser to CPP Investments)

•	Rajiv Jumani – Rajiv.Jumani@citi.com

•	Jason Miner – Jason.Miner@citi.com

•	Rory Murphy – Rory.Murphy@citi.com

The Consortium

•	For all media inquiries: Connie Ling – cling@cppib.com

•	For all other inquiries: Citi

Rothschild & Co (Financial Adviser to ReNew)

•	James Ben – James.Ben@rothschildandco.com

•	Markus Pressdee – Markus.Pressdee@rothschildandco.com

•	Emmet Walsh – Emmet.Walsh@rothschildandco.com

•	Alice Squires – Alice.Squires@rothschildandco.com

•	Aalok Shah – Aalok.Shah@rothschildandco.com

ReNew

Press Enquiries

pr@renew.com

Investor Enquiries

Anunay Shahi

Nitin Vaid

ir@renew.com

Freshfields LLP is acting as legal adviser to CPP Investments. Anagram Partners and Akin Gump Strauss Hauer & Feld are acting as legal advisers to Mr. Sumant Sinha. Linklaters LLP is acting as legal adviser to ReNew.

Important notices

Citigroup Global Markets India Private Limited (“Citi”), is acting as financial adviser exclusively for CPP Investments and no one else in connection with the Acquisition and other matters set out in this Announcement and will not be responsible to anyone other than CPP Investments for providing the protections afforded to clients of Citi or its affiliates, nor for providing advice in connection with the Acquisition, the content of this Announcement or any matter referred to herein. Neither Citi nor any of Citi’s affiliates or branches, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise. It is to be noted the activities undertaken by Citi do not fall within the regulatory purview of the Securities and Exchange Board of India (“SEBI”). Accordingly, none of the investor protection mechanisms provided by SEBI will be available for any grievances or disputes arising out of or pertaining to services provided by the Citi to CPP Investments.

Rothschild & Co, which is authorized and regulated by the Financial Industry Regulatory Authority and the SEC, is acting as financial adviser exclusively for the Special Committee and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than the Special Committee for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

UK Takeover Code does not apply

ReNew has a majority of its Board resident outside of the United Kingdom, the Channel Islands and the Isle of Man and its shares are admitted to trading on Nasdaq and therefore, for the purposes of the City Code on Takeovers and Mergers (the “UK Takeover Code”), ReNew is not resident in the UK, and is not subject to regulation under the UK Takeover Code, therefore no dealing disclosures are required to be made under Rule 8 of the UK Takeover Code by shareholders of ReNew or the Consortium.

Forward-looking statements

This Announcement includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations, financial condition or prospects and therefore are, or may be deemed to be, “forward looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this Announcement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the business of the ReNew Group and the Acquisition. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. All statements, other than historical facts, including statements regarding the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition are forward-looking statements.

The forward-looking statements contained in this Announcement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by ReNew Shareholders and Scheme Shareholders and the sanction of the Scheme by the Court, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts ReNew’s current operations or affects their ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) the risk of shareholder or other litigation relating to the Acquisition; and (6) unexpected costs, charges or expenses resulting from the Acquisition.

Should one or more of these risks or uncertainties materialise, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. Neither ReNew nor the Consortium will undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this Announcement or elsewhere might not occur. Investors are cautioned that forward-looking statements are not guarantees of future performance.

The forward-looking statements made in this Announcement are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by ReNew on its website or otherwise. Neither ReNew, the Purchaser nor the Consortium undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made other than to the extent required by applicable law.

No Offer or Solicitation

This Announcement is for information purposes only. It is not intended to and does not constitute, or form part of, an offer to sell or otherwise dispose of, or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

The Acquisition will be implemented solely pursuant to the Scheme, subject to the terms and conditions of the Transaction Agreement, which contains the terms and conditions of the Acquisition, and the applicable requirements of the Nasdaq and the SEC.

APPENDIX 1

DEFINITIONS

The following definitions apply throughout this Announcement unless the context requires otherwise:

“Accelerated ITM Awards”	has the meaning given to it in paragraph 10 of this Announcement;

“Acquisition”	the proposed acquisition by the Purchaser of the Cash-Out Shares for the Cash Consideration, to be effected by way of the Scheme as described in this Announcement, and shall, in any case, where the context so requires, include any modification, addition or condition which (a) the Company and CPP Investments mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and agreed to by the Company and CPP Investments;

“Affiliate”	any person that, directly or indirectly, controls, or is controlled by, or is under common control with, that person, but shall exclude, in the case of CPP Investments, all portfolio companies, investee companies and investment funds (where CPP Investments or any of its Affiliates does not have investment decision-making power) in which CPP Investments or any of its Affiliates is invested, directly or indirectly;

“Announcement”	this announcement;

“Awards”	outstanding equity awards granted under the ReNew Share Plans, comprising options, RSUs and PSUs;

“Business Day”	a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, New York, USA or New Delhi, India;

“Cash Consideration”	USD 7.02 in cash per Cash-Out Share;

“Cash-Out Shares”	all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of the provisions set out in paragraph 8 of this Announcement;

“Class A Ordinary Shares”	Class A ordinary shares of $0.0001 each in the capital of ReNew;

“Companies Act”	the Companies Act 2006 (as amended from time to time);

“Computershare”	Computershare Trust Company, N.A.;

“Conditions”	has the meaning given to it in paragraph 11 of this Announcement;

“Consortium”	CPP Investments and Mr. Sumant Sinha;

“Conversion Ratio”	0.8289, being the conversion ratio applicable to replacement awards granted under the new incentive plan to be established and operated by RPL, subject to adjustment for any variation of share capital following the date of the Transaction Agreement or as agreed by the Company and CPP Investments;

“Court Hearing”	the hearing of the Court at which ReNew will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act;

“Court Meeting”	the meeting of Scheme Shareholders (and any adjournment, postponement or reconvention thereof) to be convened by order of the Court pursuant to section 896 of the Companies Act in order for Scheme Shareholders to consider and, if thought fit, approve, the Scheme;

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;

“Court”	the High Court of Justice in England and Wales;

“CPP Investments”	Canada Pension Plan Investment Board, a Canadian Crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40.;

“Cutback Threshold”	such number of issued and outstanding ReNew Shares as, when applied to reduce the number of participating Rollover Election Shareholders, will cause the total number of ReNew Shareholders immediately following the Scheme becoming Effective to be no more than 200;

“Effective Date”	in the context of the Acquisition: (a) if the Acquisition is implemented by way of the Scheme, the date on which the Scheme becomes effective pursuant to its terms; or (b) if the Acquisition is implemented by way of a Takeover Offer, subject to the terms of the Transaction Agreement, the date on which such Takeover Offer becomes or is declared unconditional, and “Effective” shall be construed accordingly;

“Excluded Shares”

any ReNew Shares which are:

(i) registered in the name of, or beneficially owned by, any member of the Consortium or his or its Affiliates, or their respective nominees; or

(ii)  held by the Company in treasury,

in each case at any relevant date or time;

“Exercisable ITM Awards”	ITM Awards already vested prior to the Court Order and Accelerated ITM Awards;

“Forms of Proxy”	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which will accompany the Scheme Document;

“General Meeting”	the general meeting of ReNew Shareholders to be convened in connection with the Scheme in order for ReNew Shareholders to consider, and if thought fit approve, certain matters in connection with the Scheme and the Acquisition (including any adjournment, postponement or reconvention thereof);

“ID Awards”	Awards granted under the Company Non-Employee 2021 Incentive Award Plan to independent directors of ReNew;

“ITM Awards”	Awards with an exercise price per share equal to or lower than the Cash Consideration, excluding ID Awards and Non-Resident Awards;

“JERA Nex”	JERA Power RN B.V., a company incorporated in the Netherlands, which is a wholly owned subsidiary of JERA Nex Limited, a company incorporated in England, which, in turn, is a wholly owned subsidiary of JERA Co., Inc., a company incorporated in Japan;

“Latest Practicable Date”	the Business Day immediately preceding the date of this Announcement;

“Long Stop Date”	the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Document, or such later date as CPP Investments and the Company may agree in writing and the Court may allow;

“Nasdaq”	the Nasdaq Capital Market;

“Non-Resident Awards”	Awards held by holders who are not residents of India;

“Option”	an option to purchase Class A Ordinary Shares granted under and subject to the terms of a ReNew Share Plan;

“Platinum Cactus”	Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited;

“PSUs”	performance-based units granted under and subject to the terms of a ReNew Share Plan;

“Purchaser”	CPP Investments or, if CPP Investments opts to undertake the Acquisition indirectly through a wholly owned subsidiary, such subsidiary;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“ReNew Articles”	the articles of association of ReNew in force from time to time;

“ReNew Directors” or “ReNew Board”	the directors of ReNew as at the date of this Announcement or, where the context so requires, the directors of ReNew from time to time;

“ReNew Group”	ReNew and its subsidiaries and subsidiary undertakings from time to time;

“ReNew Share Plans”	the Company 2021 Incentive Award Plan and the Company Non-Employee 2021 Incentive Award Plan;

“ReNew Shareholders”	the registered holders of ReNew Shares from time to time;

“ReNew Shares”	ordinary shares in the capital of ReNew with a par value of $0.0001 each;

“ReNew” or “Company”	ReNew Energy Global Plc, a public limited company registered in England and Wales with registered number 13220321 whose registered office is at C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB, United Kingdom;

“Resolution”	the special resolution to be proposed at the General Meeting in connection with the Scheme to authorize the ReNew Directors to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect, and to amend the Articles to ensure that any ReNew Shares issued after the General Meeting will be subject to the Scheme or otherwise transferred to the Purchaser (and/or its nominee);

“Rollover Election Shareholders”	eligible Scheme Shareholders which have validly submitted their elections to participate in the Rollover;

“Rollover Shareholders”	Scheme Shareholders participating in the Rollover, after the adjustments (including the Cutback) pursuant to the terms and conditions of the Rollover set out in paragraph 8 of this Announcement;

“Rollover Shares”	Scheme Shares held by the Rollover Shareholders, that are subject to the Rollover pursuant to the terms and conditions set out in paragraph 8 of this Announcement;

“RSUs”	restricted share units granted under and subject to the terms of a ReNew Share Plan;

“Sanctions”	any economic or financial sanctions laws or regulations, as amended from time to time, administered, enacted or enforced by: (i) the United Kingdom; (ii) the European Union or any member state thereof; (iii) the United States of America; (iv) the United Nations; or (v) any other jurisdiction applicable to and binding on the Company or the Purchaser or otherwise affecting ReNew Shares;

“Scheme Document”	the document to be dispatched to ReNew Shareholders and other persons with information rights setting out, amongst other things, the details of the Acquisition, the full terms and conditions of the Scheme and containing notices convening the Court Meeting and the General Meeting;

“Scheme Record Time”	5.30 p.m. (Eastern Standard Time) on the Business Day immediately after the date on which the Court makes its order sanctioning the Scheme;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”

all Class A Ordinary Shares:

(i) in issue at the date of the Scheme;

(ii)  (if any) issued after the date of the Scheme and prior to the Scheme Voting Record Time; and

(iii)  (if any) issued at or after the Scheme Voting Record Time and before the Scheme Record Time on terms that the holder thereof shall be bound by the Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by the Scheme, and in each case (where the context requires) remaining in issue at the Scheme Record Time, but excluding any Excluded Shares;

“Scheme Voting Record Time”	5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of the Court Meeting or, if the Court Meeting is adjourned, 5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of such adjourned meeting;

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act between ReNew and the holders of the Scheme Shares in connection with the Acquisition, with or subject to any modification, addition or condition which (a) CPP Investments and the Company mutually agree and which (if required) is approved by the Court, or (b) is otherwise imposed by the Court and agreed to by ReNew and CPP Investments;

“SEC”	the United States Securities and Exchange Commission;

“Special Committee”	the special committee comprising certain independent ReNew Directors established by the ReNew Board for the purposes of considering, negotiating and implementing the Acquisition;

“Takeover Offer”	if CPP Investments, with the prior written consent of the Special Committee, elect to implement the Acquisition by way of a takeover offer (as that term is defined in section 974 of the Companies Act) in accordance with the Transaction Agreement, the offer to be made by or on behalf of such members of the Consortium, or an associated undertaking thereof, to acquire the Scheme Shares (excluding any Excluded Shares);

“Transaction Agreement”	the Transaction Agreement dated on or around the date of this Announcement between the members of the Consortium and ReNew relating to, among other things, the implementation of the Acquisition;

“U.S. Exchange Act”	the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

“U.S. Person”	any holder of Scheme Shares (a) whose address appears on the books and records of ReNew, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the US Securities Act of 1933, and/or (ii) Rule 14d-1(d) under the U.S. Exchange Act;

“U.S. Rollover Shareholders”	Rollover Election Shareholders or (in relation to Scheme Shares subject to a valid election for the Rollover represented by depositary receipt(s) issued by Computershare) holder(s) of the relevant depositary receipt(s), in each case who are U.S. Persons;

“U.S.” or “United States”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland; and

“Underwater Options”	Options with an exercise price per share greater than the Cash Consideration.

In this Announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.

All references to “$”, “USD”, “US$”, “United States dollars”, “cents” or “U.S. dollars” are to the lawful currency of the United States and all references to “₹ ”, “INR”, and “rupee” are references to the lawful currency of India.

All references in this Announcement to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as amended, extended, modified, replaced or reenacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times, unless otherwise stated. References to the singular include the plural and vice versa.

Schedule 10

Form of Rollover Election Notice

.

COMBINED FORM OF ELECTION

comprising Part I (Rollover Election) and Part II (Letter of Transmittal)

for use by Scheme Shareholders in connection with the

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

Between

RENEW ENERGY GLOBAL PLC

and

THE SCHEME SHAREHOLDERS

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. It should be read in conjunction with the Scheme Circular (as defined below). If you are in any doubt about the contents of this document or as to the action you should take, you are recommended to seek your own personal financial and legal advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised pursuant to the Financial Services and Markets Act 2000, if you are resident in the United Kingdom, or, if not, from another appropriately authorised independent financial adviser or your legal adviser.

If you sell, or have sold or otherwise transferred all of your ReNew Shares, please send this document and the accompanying documents at once to the purchaser or transferee, or to the bank, stockbroker or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee. If you have sold or otherwise transferred part of your holding of ReNew Shares, please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

To make a valid election for a Rollover (an “Election”), Computershare Trust Company, N.A. (“Computershare”) must receive this properly completed and duly signed Combined Form of Election, no later than 5:30 p.m. (Eastern Standard Time) on the date which is ten Business Days prior to the date of the Court Sanction Hearing (the “Election Return Time”).

IN LIEU OF COMPLETING THIS COMBINED FORM OF ELECTION, YOU MAY ALSO SUBMIT A COMBINED FORM OF ELECTION ONLINE VIA WWW.COMPUTERSHARE.COM /OFFER/[•].

IF A PROPERLY COMPLETED COMBINED FORM OF ELECTION ELECTING A ROLLOVER IS NOT RECEIVED BY COMPUTERSHARE PRIOR TO THE ELECTION RETURN TIME, THE UNDERSIGNED WILL BE TREATED AS A CASH-OUT SHAREHOLDER AND WILL RECEIVE THE CONSIDERATION FOR ALL OF THEIR SCHEME SHARES.

SCHEME SHAREHOLDERS WHO ARE RESIDENT IN INDIA ARE NOT ELIGIBLE TO MAKE AN ELECTION AND WILL RECEIVE THE CONSIDERATION FOR ALL OF THEIR SCHEME SHARES.

For the purposes of this Combined Form of Election, each portion of a Scheme Shareholder’s holding which is recorded in the register of members of the Company by reference to a separate designation at the Scheme Record Time shall be treated as a separate holding. As a result, a Scheme Shareholder who holds Scheme Shares by reference to more than one designation may complete a separate Combined Form of Election in relation to each such designation.

The delivery of this Combined Form of Election does not constitute a vote for or against the Scheme. To vote, the undersigned must separately complete and return the forms of proxy provided with the Scheme Circular (as defined below).

Ladies and Gentlemen,

This Combined Form of Election relates to the proposed acquisition by Canada Pension Plan Investment Board (“CPP Investments”) or a wholly owned subsidiary of CPP Investments (CPP Investments or such subsidiary, as applicable and in such capacity, the “Purchaser”, and such acquisition, the “Acquisition”), subject to the Rollover, of the entire issued and to be issued ordinary share capital of ReNew Energy Global plc, a public limited company incorporated in England and Wales (the “Company”), that is not already held by the members of the Consortium and their respective Affiliates, to be effected by way of a scheme of arrangement under Part 26 of the Companies Act 2006 (the “Scheme”). This Combined Form of Election includes descriptions of certain terms of the Acquisition which are described more fully in the scheme circular addressed to shareholders of the Company dated [•] (the “Scheme Circular”). If, and to the extent, any term of this Combined Form of Election conflicts with the Scheme Circular or the Transaction Agreement, the terms of the Scheme Circular and the Transaction Agreement will prevail. The contents of the Scheme Circular should be read carefully and in their entirety before any Election is made. Any capitalized term used but not defined in this Combined Form of Election has the meaning given to it in the Scheme Circular.

Eligibility to Make an Election and complete this Combined Form of Election

The undersigned may make an Election only if they are eligible to do so under the terms of the Scheme and as described in the Scheme Circular. Specifically, Scheme Shareholders resident in India are NOT eligible to make an Election and will receive the Consideration for all of their Scheme Shares.

Only Scheme Shareholders (other than Scheme Shareholders resident in India), being registered holders of Scheme Shares in the register of members of the Company, are eligible to make an Election and/or complete this Combined Form of Election.

Beneficial owners of Scheme Shares held in uncertificated form within the systems of The Depository Trust Company (“DTC”, and such shares, the “DTC Shares”) are NOT eligible to make an Election and will receive the Consideration for all of their Scheme Shares. If any such beneficial owner of Scheme Shares wishes to make an Election, they must first procure the withdrawal of all such DTC Shares from DTC and be entered as a registered holder (other than as a holder in uncertificated form) in the register of shareholders of the Company.

In addition to the DTC Shares, ReNew Shares are also held in the form of depositary receipts (each representing one ReNew Share) issued by Computershare (“Depositary Receipts”). If a holder of Depositary Receipts wishes to make an Election, it must first procure that the ReNew Shares represented by its Depositary Receipts be registered by reference to a separate designation in the register of members of the Company.

Holders of Depositary Receipts and beneficial owners of DTC Shares who wish to make an Election should follow the separate instructions provided by Computershare and DTC and their broker, bank or other nominee, respectively, and should act as soon as reasonably practicable and, in any event, sufficiently in advance of the Election Return Time to allow any required withdrawal, re-registration and/or redesignation to be completed in time.

The Transaction Agreement provides for a minimum of 80 days from the publication of the Scheme Circular to the Election Return Time in order to enable the holders of Depositary Receipts and the holders of DTC Shares to complete the process of any required withdrawal, re-registration and/or redesignation and to make an Election.

Rollover Reduction Rules

Notwithstanding any Election the undersigned may purport to make, such Election is subject to adjustments in accordance with the Cutback Threshold and limitations on U.S. Rollover Shareholders described below (the “Rollover Reduction Rules”). If either threshold would otherwise be exceeded, the undersigned’s Election will be reduced as described below, and the Scheme Shares subject to the reduction will be re-designated as Cash-Out Shares and the undersigned will receive the Consideration in respect of such re-designated Cash-Out Shares.

•

If, immediately following the Scheme becoming Effective after giving effect to all Combined Forms of Election validly delivered in accordance with the terms set out in this Combined Form of Election and the Scheme Circular, the number of shareholders of the Company (determined in accordance with the Indian Companies Act 2013) would be expected to exceed 200, Scheme Shareholders holding a number of ReNew Shares that is fewer than the Cutback Threshold (as defined below) will be deemed to have elected to treat ALL of their Scheme Shares as Cash-Out Shares. Scheme Shares re-designated as Cash-Out Shares in accordance with the Rollover Reduction Rule described in this paragraph will receive the Consideration. “Cutback Threshold” means such number of issued and outstanding ReNew Shares (as of the Election Return Time) which, when applied in accordance with the procedures set forth in this paragraph, will cause the total number of shareholders of the Company (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming Effective, after giving effect to the procedures set forth in this paragraph, to be no more than 200.

•

If, following the application of the procedures set forth in the preceding paragraph, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Shareholders who make an Election or (in relation to Scheme Shares subject to a valid Election represented by Depositary Receipt(s)) holder(s) of the relevant Depositary Receipt(s) who are U.S. Persons (“U.S. Rollover Shareholders”) would be expected to represent more than 9.0% of the total issued and outstanding ordinary shares of the Company immediately following the Scheme becoming Effective, the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover will be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate total of Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary such that the aggregate Rollover Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders do not exceed the percentage set out in this sentence, and the excess Scheme Shares will be re-designated as Cash-Out Shares in respect of which the Consideration will be paid.

Because these adjustments depend on the Elections made by other Scheme Shareholders and on facts determined as of the Effective Time of the Scheme, there can be no assurance that all (or any) of the Scheme Shares for which the undersigned makes an Election will be retained as Rollover Shares. All applications of the Rollover Reduction Rules will be determined by the Purchaser and the Company as provided herein and in the Scheme Circular, and such determination will be final and binding. Neither the Company nor the Consortium shall be liable to any Scheme Shareholder in respect of any adjustment, decision or determination made pursuant to Rollover Reduction Rules.

Scheme Shareholders must complete and return Part II (Letter of Transmittal) of this Combined Form of Election, even if they have made an Election.

Additional Information

The Purchaser and the Company reserve the right to require such certifications, representations and documentation as they consider necessary to confirm the undersigned’s eligibility to make an Election, including as to the undersigned’s jurisdiction of residence and the undersigned’s status under applicable securities laws.

All questions as to the validity, form, eligibility and timeliness of any surrender and election, and this Combined Form of Election, will be determined by the Purchaser and the Company in their absolute discretion (who may delegate such determination to Computershare), and such determination will be final and binding. The Purchaser may, if they so determine, accept a Combined Form of Election which is received after the relevant time or which is not valid and complete in all respects. Neither the Purchaser nor any other person will be under any duty to give notice of any defect or irregularity in any Combined Form of Election or incur any liability for failure to give any such notification or otherwise incur any liability to any person for any loss or alleged loss arising from any decision as to the treatment of elections. The Consideration paid in exchange for Cash-Out Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Scheme Shares.

PART I – ROLLOVER ELECTION

PLEASE COMPLETE (IN BLACK INK AND BLOCK CAPITALS) AS EXPLAINED IN THE INSTRUCTIONS BELOW.

IF THE UNDERSIGNED WISHES TO RECEIVE THE CONSIDERATION DUE UNDER THE SCHEME FOR ITS SCHEME SHARES, AND DOES NOT WISH TO MAKE AN ELECTION FOR THE ROLLOVER, THE UNDERSIGNED NEED NOT TAKE ANY ACTION UNDER THIS PART I (ROLLOVER ELECTION).

THIS PART I (ROLLOVER ELECTION) SHOULD ONLY BE RETURNED IF THE UNDERSIGNED WISH TO MAKE AN ELECTION FOR THE ROLLOVER.

THE UNDERSIGNED MUST, HOWEVER, COMPLETE AND RETURN PART II (LETTER OF TRANSMITTAL) OF THIS COMBINED FORM OF ELECTION, REGARDLESS OF WHETHER THE UNDERSIGNED HAS COMPLETED PART I (ROLLOVER ELECTION).

The undersigned is not required to select the following Election. If the Election is selected, it shall apply in respect of ALL (and, for the avoidance of doubt, not a portion) of the undersigned’s Scheme Shares, unless one of the Rollover Reduction Rules is applicable. If the undersigned does not mark the below Election, does not make a status certification, fails to properly complete and return this Combined Form of Election or fails to return a completed and signed Combined Form of Election prior to the Election Return Time, the undersigned will be treated as having elected to treat all of their Scheme Shares as Cash-Out Shares for all purposes of the Transaction Agreement and the Scheme.

ROLLOVER ELECTION

[	] Rollover — ALL Scheme Shares

The undersigned hereby makes an Election in respect of all of their Scheme Shares. The undersigned understands that, subject to their eligibility and to the Rollover Reduction Rules described above, their Scheme Shares will be retained as Rollover Shares, that no Consideration will be paid in respect of them, and that any Scheme Shares that are cut back in accordance with the Rollover Reduction Rules above will be treated as Cash-Out Shares and will receive the Consideration.

Status certification (required):

Number of Scheme Shares held by the undersigned (registered holders):

[ ] By checking this box, the undersigned certifies that he, she or it is a U.S. Person.

A “U.S. Person” means a person (a) whose address appears on the books and records of the Company, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the U.S. Securities Act of 1933, and/or (ii) Rule 14d-1(d) under the U.S. Exchange Act.

[ ] By checking this box, the undersigned certifies that he, she or it is not a resident of India.

A Scheme Shareholder who is resident in India is not permitted to make an Election, and any Election made by such a holder will be null and void and such holder’s Scheme Shares will be treated as Cash-Out Shares.

The undersigned may change or withdraw an Election at any time prior to the Election Return Time by delivering to Computershare, prior to the Election Return Time, either a written notice of withdrawal or a revised Combined Form of Election that is properly completed and signed. After the Election Return Time, and provided the Scheme becomes Effective, the undersigned’s Election (or deemed Election) is irrevocable.

PART II – LETTER OF TRANSMITTAL

PLEASE COMPLETE (IN BLACK INK AND BLOCK CAPITALS) AS EXPLAINED IN THE INSTRUCTIONS BELOW.

REGARDLESS OF WHETHER THE UNDERSIGNED HAVE MADE AN ELECTION UNDER PART I (ROLLOVER  ELECTION), THE UNDERSIGNED MUST COMPLETE, SIGN AND RETURN THIS PART II (LETTER OF TRANSMITTAL).

IF ALL OF THE SCHEME SHARES OF THE UNDERSIGNED ARE ROLLOVER SHARES FOLLOWING APPLICATION OF  THE ROLLOVER REDUCTION RULES, THIS PART II (LETTER OF TRANSMITTAL) WILL BE OF NO EFFECT.

[Standard Computershare form of letter of transmittal to be inserted]

Representations, Warranties and Covenants

By completion and delivery of this Combined Form of Election, the undersigned hereby expressly represents, warrants and covenants to the Company, CPP Investments and the Purchaser as follows:

(i)	As of immediately prior to the Scheme Effective Time, the undersigned is the registered holder of the Scheme Shares to which this Combined Form of Election relates.

(ii)

The undersigned has full power and authority to execute and deliver this Combined Form of Election and to perform his, her or its obligations hereunder, and the execution and delivery of this Combined Form of Election has been duly authorized by all necessary action on the part of the undersigned, if any, and this Combined Form of Election constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and to general principles of equity.

(iii)	The undersigned has received and reviewed, or has had a reasonable opportunity to receive and review, the Scheme Circular, and understands the terms of the Scheme, the Consideration and the Rollover.

(iv)

The undersigned acknowledges that all questions as to the validity, form, eligibility and timeliness of this Combined Form of Election will be determined by the Purchaser as provided herein and in the Scheme Circular, and that such determination will be final and binding.

(v)

Provided the Scheme becomes Effective, this Combined Form of Election is irrevocable and, after the Election Return Time, may not be withdrawn; and this Combined Form of Election will have no effect, and any documents delivered will be returned, if the Scheme does not become Effective.

(vi)

The undersigned is solely responsible for its own Tax liabilities arising in connection with the Scheme (including whether to make an Election) and has been advised to consult, and has had the opportunity to consult, its own financial, legal and tax advisors.

(vii)

If the undersigned delivers more than one Combined Form of Election, in the case of inconsistency between such Combined Forms of Election, the last Combined Form of Election which is delivered by the Election Return Time shall prevail over any earlier Combined Form of Election. The delivery time for a Combined Form of Election shall be determined on the basis of which Combined Form of Election is last received by Computershare. Combined Forms of Election which are sent in the same envelope will be treated as having been sent and received at the same time and, in the case of an inconsistency between such Combined Forms of Election, none of them shall be treated as valid (unless the Purchaser otherwise determines).

If the undersigned has completed Part I (Rollover Election):

(viii)

As of immediately prior to the Scheme Effective Time, the undersigned is the registered holder of, or has full power and authority to make an Election in respect of, the Scheme Shares to which this Combined Form of Election relates.

(ix)

The undersigned understands the terms of the Rollover, the eligibility conditions and the Rollover Reduction Rules described herein and therein, and agrees to be bound by the terms of the Rollover, the Shareholders’ Agreement and the Company’s Articles.

(x)

The undersigned understands that an Election is subject to eligibility and to the Rollover Reduction Rules, that there is no assurance that all (or any) Scheme Shares for which an Election is made will be retained as Rollover Shares, and that any Scheme Shares not so retained will be treated as Cash-Out Shares and will receive the Consideration.

(xi)

The undersigned understands and agrees that Rollover Shares will not be registered under the U.S. Securities Act of 1933, as amended, or listed on any securities exchange, will be illiquid, and will be subject to the Company’s governing documents and any applicable shareholders’ agreement in effect following the Scheme.

(xii)

The undersigned acknowledges that all questions as to the validity, form, eligibility and timeliness of any Election will be determined by the Purchaser and the Company in their absolute discretion as provided herein and in the Scheme Circular, and that such determination will be final and binding.

(xiii)	Provided the Scheme becomes Effective, the Election (or deemed Election) made herein is irrevocable and, after the Election Return Time, may not be withdrawn.

(xiv)

The undersigned, upon request and without further consideration, will execute and deliver any additional documents reasonably deemed necessary by CPP Investments, the Purchaser or Computershare to implement the Rollover, and the authority conferred herein is binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and survives the death or incapacity of the undersigned.

(xv)

The undersigned acknowledges that, if they have made an Election for all of their Scheme Shares, then (unless this Combined Form of Election is withdrawn or amended in accordance with its terms) the validity of this Election shall not be affected by any alteration in the number of Scheme Shares held by the undersigned at any time prior to the Scheme Record Time and accordingly such Election shall apply in respect of all of the Scheme Shares held by the undersigned at the Scheme Record Time.

(xvi)

The undersigned acknowledges that, if their Election is determined to be invalid for any reason, they will (subject to the terms and conditions of the Scheme) be deemed to have elected for the Consideration in respect of the Scheme Shares to which such Election relates, unless the Purchaser elects to treat as valid in whole or in part any such Election.

(xvii)

The undersigned agrees that, in electing for Rollover, they are not in, or resident in, or national(s) or citizen(s) of, any jurisdiction where the Rollover would or may infringe the law of such country or jurisdiction or may require compliance by any member of CPP Investments, the Purchaser, the Company or the undersigned with any governmental or other consent or any registration filing or other formality.

The undersigned hereby acknowledges and agrees that all of the representations, warranties and agreements contained in this Combined Form of Election shall survive the Scheme Effective Time. The undersigned hereby agrees to indemnify and hold harmless each member of the Consortium (namely CPP Investments and the Founder) and the Purchaser, and shall reimburse each of them for any damages arising from, or in connection with, (i) any inaccuracy in the representations and warranties made by the undersigned in this Combined Form of Election, or (ii) any failure by the undersigned to perform or comply with any agreement in this Combined Form of Election.

Miscellaneous

This Combined Form of Election and the Scheme, and any non-contractual rights or obligations arising out of or in connection with them, shall be governed by and construed in accordance with English law, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws. The undersigned irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute arising out of, relating to, or having any connection with this Combined Form of Election, the Scheme, the Scheme Circular and the other transactions contemplated by the Scheme Circular (including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination hereof or thereof, and any dispute relating to any non-contractual rights or obligations), and (i) waives any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate or inconvenient forum, and agrees not to plead or claim the same; (ii) agrees that it will not bring any such action in any court other than the courts of England and Wales; and (iii) agrees that a judgment against it in the courts of England and Wales may be enforced against it in any other jurisdiction in accordance with the laws of that jurisdiction.

CPP Investments, the Founder, the Purchaser and the Company are intended to have the right to enforce the terms of this Combined Form of Election against the undersigned by reason of the Contracts (Rights of Third Parties) Act 1999. Except as expressly provided in this paragraph, a person who is not a party to this Combined Form of Election shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Scheme, the Scheme Circular, and the undersigned’s execution of this Combined Form of Election, and the undersigned acknowledges that the undersigned: (a) has availed himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired); (b) has carefully reviewed and understands the terms of the foregoing documents and the transactions contemplated thereby and deems them to be in the undersigned’s best interest; and (c) is competent to execute this Combined Form of Election free from coercion, duress or undue influence. The undersigned understands that Linklaters LLP has acted solely as legal counsel for the Company with respect to the Scheme, the preparation of the Scheme Circular and this Combined Form of Election, and all other matters pertaining to the Scheme, the Scheme Circular and this Combined Form of Election, and has not acted as legal counsel, as advisor or in any other advisory or representative capacity for the undersigned in any way related to the Scheme Circular, the Scheme, or the transactions contemplated by the Scheme Circular.

For the avoidance of doubt, in the event that the Scheme and the other transactions contemplated by the Scheme Circular do not take place for any reason whatsoever, or if the Scheme lapses or is withdrawn in accordance with its terms prior to the Scheme Effective Time, then this Combined Form of Election shall be deemed null and void with no further action to be taken, and the undersigned’s Scheme Shares shall be dealt with in accordance with the Scheme.

No acknowledgement of receipt of this Combined Form of Election or any other documents will be given. All communications, notices, other documents and remittances to be delivered by or to or sent to or from Scheme Shareholders (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such Scheme Shareholders (or their designated agent(s)) at their risk.

ReNew Shareholders who are resident in, or citizens or nationals of, jurisdictions outside the United Kingdom should consult their professional adviser to ascertain whether the Scheme will be subject to any restrictions or require compliance with any formalities imposed by the laws or regulations of, or any body or authority located in, the jurisdictions in which they are resident. In addition, the distribution of this Combined Form of Election, the Scheme Circular or the accompanying documents in certain jurisdictions may be restricted by law, and persons into whose possession such documents come should inform themselves about and observe any legal requirements applicable to their relevant jurisdiction.

The terms and conditions of the Scheme, as set out in the Scheme Circular, are incorporated into and form part of this Combined Form of Election.

By signing and submitting this Combined Form of Election, the undersigned hereby consents to and accepts the terms of this Combined Form of Election as of the date of signature.

Signature

Signature(s) must correspond exactly with the name(s) in which the ReNew Shares are registered. If the name of the undersigned is shown incorrectly on the share certificate, complete this Combined Form of Election with the correct name and lodge it accompanied by a letter from a solicitor confirming that the person described on the certificate and the person who signed this Combined Form of Election are one and the same.

If signing in a fiduciary or representative capacity (as trustee, executor, administrator, guardian, attorney-in-fact or officer of a corporation), please indicate the full title of such capacity and, if required, provide evidence of authority.

If probate or letters of administration have been registered with Computershare and the relevant personal representative(s) wish(es) to elect for the Rollover, this Combined Form of Election must be signed by the personal representative(s) of the deceased and returned to Computershare. In the event that one of the holders in a joint account has died, this Combined Form of Election is valid if signed by the surviving holder(s) and lodged with the death certificate(s) and a certified copy grant of probate or letters of administration of the deceased holder. These documents will be returned as directed.

If this Combined Form of Election is signed under a Power of Attorney, the completed Combined Form of Election should be returned to Computershare accompanied by the original power of attorney (or a duly certified copy). The power of attorney will be noted and returned. No other signatures will be accepted.

This Combined Form of Election shall, when executed, take effect as a deed.

EXECUTION AND DELIVERY AS A DEED BY INDIVIDUAL(S):

Executed and delivered as a deed by:		In the presence of the following witness(es):

Signature:		Signature:	Address:
Name:	Date:_________	Name:

Signature:		Signature:	Address:
Name:	Date:_________	Name:

Signature:		Signature:	Address:
Name:	Date:_________	Name:

Signature:		Signature:	Address:
Name:	Date:_________	Name:

In the case of joint individual holders of Scheme Shares, this deed should be executed by all such joint holders.

Execution by independent witness(es) for each individual shareholder is compulsory. The independent witness(s) must be at least 18 years of age and must not be the spouse or other immediate family member of the signatory. This Combined Form of Election will be rejected if it is executed by individual(s) and not witnessed.

EXECUTION AND DELIVERY AS A DEED BY THE COMPANY NAMED BELOW:

Name of company (the “company”):	Signature of Director:	Name of Director:	Company Seal*
Date:	AND EITHER Signature of second Director or Secretary or Witnessed by:	Name of second Director or Secretary or witness, and in the case of a witness, their address: Address (if witness):

*

A company incorporated in England and Wales may execute this Combined Form of Election under its common seal, the seal being affixed and witnessed in accordance with its articles of association or other regulations. Alternatively, a company to which section 44 of the Companies Act 2006 applies may execute this Combined Form of Election by (i) a director of the company and the company secretary; (ii) two directors of the company; or (iii) a director of the company in the presence of a witness who attests the signature. Each such person signing this Combined Form of Election for a company should state the office which they hold. A company incorporated outside England and Wales may sign this Combined Form of Election in accordance with the laws of the territory in which it is incorporated. In all cases, the name of the company must be inserted where indicated.

Delivery Instructions

This Combined Form of Election must be sent to Computershare at the address below and must be RECEIVED prior to the Election Return Time, or, alternatively, may be completed and submitted electronically via the online portal at www.computershare.com/offer/[•]. The method of delivery is at the option and risk of the Scheme Shareholder; if sent by mail, registered mail with return receipt requested and appropriate insurance is recommended. Do not send this Combined Form of Election to CPP Investments, the Purchaser or the Company; documents so delivered will not be forwarded to Computershare and the related Election will be invalid.

Computershare: Computershare Trust Company, N.A.

By mail: [•]

For assistance: [•] (telephone: [•]; email: [•])

[Signature pages follow]

The Parties have entered into this Agreement on the date first set out above.

Signed for and on behalf of

[•]
By an authorised signatory	}	Signature

Name of signatory (print)

Title of signatory (print)

[•]
By an authorised signatory	}	Signature

Name of signatory (print)

Title of signatory (print)

Signed for and on behalf of
[•]	}	Signature
By an authorised signatory

Name of signatory (print)

Title of signatory (print)

[Signature page to Transaction Agreement]

Annex 2

Announcement

AGREED FORM

[•] 2026

RECOMMENDED CASH ACQUISITION

OF

RENEW ENERGY GLOBAL PLC (“RENEW” OR THE “COMPANY”)

BY

A CONSORTIUM COMPRISING CANADA PENSION PLAN INVESTMENT BOARD (“CPP INVESTMENTS”) AND MR. SUMANT SINHA (THE “CONSORTIUM”)

to be effected by means of a Scheme of Arrangement

under Part 26 of the Companies Act 2006

1.	Introduction

The Consortium and ReNew are pleased to announce that they have entered into an agreement for the acquisition by the Purchaser of the entire issued and to be issued ordinary share capital of ReNew that the Consortium and its Affiliates do not already own, subject to the Rollover (as defined below) (the “Acquisition”).

2.	The Acquisition

Cash Offer

Under the terms of the Acquisition, which will be subject to the Conditions and full terms to be set out in the Scheme Document, Scheme Shareholders holding Cash-Out Shares will be entitled to receive:

for each Cash-Out Share: USD 7.02 in cash

(the “Cash Offer”)

The Acquisition values the entire issued and to be issued ordinary share capital of ReNew at approximately USD 2.8 billion on a fully diluted basis and implies an enterprise value of approximately USD 10.2 billion.

The Cash Offer represents a premium of:

•	12.5% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the first offer made by the Consortium);

•	24.7% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	32.5% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•

30.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which ReNew filed a Form 6-K with the SEC indicating that a consortium comprising, among others, Abu Dhabi Future Energy Company PJSC-Masdar would no longer proceed with the proposed transaction to acquire the entire issued or to be issued share capital of ReNew (the “Previous Transaction Announcement”) to 28 May 2026.

Alternative Offer

As an alternative to the Cash Offer, eligible Scheme Shareholders may elect to retain all (but not some) of their Scheme Shares, which will remain outstanding as ordinary shares in ReNew following the Effective Date, subject to the terms and conditions further described in paragraph 8 below (the “Rollover”).

Eligible Scheme Shareholders will only be able to elect for the Rollover in relation to their entire holding of Scheme Shares and not part only. It is expected that, shortly following the Scheme becoming Effective, the ReNew Shares held by remaining ReNew Shareholders will be subject to a Reorganization (as defined below) such that such remaining ReNew Shareholders will become direct shareholders of ReNew Private Limited (“RPL”), ReNew’s direct private subsidiary incorporated in India. Further details of the Reorganization are set out in paragraph 9 below.

The Acquisition is expected to be effected by means of a Court-sanctioned scheme of arrangement between ReNew and Scheme Shareholders under Part 26 of the Companies Act, although CPP Investments reserves the right to effect the Acquisition by way of a Takeover Offer as an alternative to the Scheme and subject to the terms of the Transaction Agreement.

If, on or after the date of this Announcement and on or prior to the Effective Date, any dividend and/or other distribution and/or return of capital is authorized, declared, made or paid or becomes payable in respect of Scheme Shares, the Consortium reserves the right to reduce the Cash Consideration payable under the terms of the Acquisition by an amount equal to all or part of any such dividend and/or other distribution and/or return of capital, in which case Scheme Shareholders would be entitled to receive and retain any such dividend and/or other distribution and/or return of capital.

If and to the extent that any such dividend, distribution or return of capital is authorized, declared, made or paid or becomes payable on or prior to the Effective Date, and the Consortium exercises its rights under this paragraph 2 to reduce the Cash Consideration payable under the terms of the Acquisition, any reference in this Announcement to the Cash Consideration payable under the terms of the Acquisition shall be deemed to be a reference to the Cash Consideration as so reduced. Any such reduction of the Cash Consideration payable under the terms of the Acquisition by the Purchaser shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme or the Acquisition.

It is expected that the Scheme Document (including details of the Court Meeting and the General Meeting) and the Forms of Proxy accompanying the Scheme Document will be published as soon as reasonably practicable and that the Scheme will become Effective in Q1 2027, subject to the satisfaction or, where permitted, waiver of the Conditions.

An expected timetable of principal events relating to the Acquisition and further information on the actions to be taken by Scheme Shareholders will be provided in the Scheme Document.

3.	Background to the discussions on the Acquisition

On 29 May 2026, ReNew announced that it had received a non-binding proposal dated 28 May 2026 from the Consortium to, subject to the Rollover, acquire the entire issued and to be issued share capital of ReNew not already owned by members of the Consortium and their Affiliates, for cash consideration of USD 6.75 per ReNew Share.

The non-binding proposal represented a premium of:

•	8.2% to the closing share price of USD 6.24 per ReNew Share on 28 May 2026 (being the last day of trading prior to the public announcement of the non-binding proposal);

•	19.9% to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	27.4% to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026; and

•	25.5% to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 (being the date on which ReNew published the Previous Transaction Announcement) to 28 May 2026.

It was also announced that the ReNew Board had formed a Special Committee led by Manoj Singh, the Lead Independent Director, consisting of the five independent non-executive ReNew Directors to consider the non-binding proposal. The role of the Special Committee has been to rigorously explore and evaluate all strategic capitalization and financing opportunities available to ReNew, including the proposal received from the Consortium, and act in the interests of all investors. To assist in these efforts, the Special Committee has retained an independent financial advisor, Rothschild & Co US Inc. (“Rothschild & Co”) and independent legal counsel, Linklaters LLP.

On 28 July 2026, ReNew announced that it had received a best and final non-binding proposal dated 27 July 2026 from the Consortium to, subject to the Rollover, acquire the entire issued and to be issued share capital of ReNew not already owned by members of the Consortium and their Affiliates, for cash consideration of USD 7.02 per ReNew Share.

The best and final non-binding proposal represents:

•	a 12.5% premium to the closing share price of USD 6.24 per ReNew Share on 28 May 2026;

•	a 24.7% premium to the volume-weighted average price of USD 5.63 per ReNew Share for the one-month period ended 28 May 2026;

•	a 32.5% premium to the volume-weighted average price of USD 5.30 per ReNew Share for the three-month period ended 28 May 2026;

•	a 30.5% premium to the volume-weighted average price of USD 5.38 per ReNew Share from 15 December 2025 to 28 May 2026; and

•	an increase of USD 0.27 per ReNew Share, equivalent to 4.0%, from the USD 6.75 per ReNew Share non-binding proposal dated 28 May 2026.

On 7 August 2026, ReNew announced that it had received a confirmatory letter dated 6 August 2026 from the Consortium which reaffirmed that the terms of the Consortium’s proposal dated 27 July 2026, including the cash consideration of US$7.02, remain unchanged and represent its best and final non-binding proposal.

On 11 August 2026, the Special Committee indicated to the Consortium that it intends to unanimously recommend that Scheme Shareholders vote in favor of the Scheme at the Court Meeting and ReNew Shareholders vote in favor of the Resolution to be proposed at the General Meeting.

4.	Recommendation of the Special Committee

The Special Committee, which has received the opinion of Rothschild & Co as to the fairness of the Cash Offer, from a financial point of view, to the holders of Cash-Out Shares, considers that the terms of the Cash Offer, including the terms of the Transaction Agreement, are fair and reasonable and intends to unanimously recommend that Scheme Shareholders vote in favor of the Scheme at the Court Meeting and ReNew Shareholders vote in favor of the Resolution to be proposed at the General Meeting.

The Special Committee will set out further background for the reasons for reaching this recommendation for the Cash Offer in the Scheme Document alongside the opinion of Rothschild & Co as to the fairness of the Cash Offer, from a financial point of view, to the holders of Cash-Out Shares as of the date of such opinion.

The Special Committee has not asked Rothschild & Co to address, and Rothschild & Co’s opinion does not address, the Rollover.

The Special Committee notes that there are disadvantages and advantages of the Rollover which have significant and variable impact on individual Scheme Shareholders including, in terms of the advantages, for instance, the ability to participate in the future value creation of the ReNew Group and in terms of the disadvantages, for instance, the fact that the ReNew Shares will be illiquid following the Scheme becoming Effective and the level of uncertainty in their future value. The Special Committee will set out further advantages and disadvantages of the Rollover in the Scheme Document.

Accordingly, the Special Committee cannot form an opinion as to whether or not the terms of the Rollover are fair and reasonable and is not making any recommendation to Scheme Shareholders as to whether or not they should elect for the Rollover.

5.	Irrevocable undertakings

In connection with the Acquisition, JERA Nex and Platinum Cactus, who collectively hold approximately 59.48% of the voting power of the Scheme Shares, have each delivered an irrevocable undertaking in favor of the Consortium, pursuant to which each has agreed, among other things, to (i) exercise (or procure the exercise of) all voting rights attaching to its ReNew Shares (the “Relevant Securities”) in favor of the Scheme, the Acquisition and the related resolutions at the Court Meeting and the General Meeting (and against any resolution to adjourn the relevant shareholder meetings, amend the Scheme, or which is likely to result in a Condition not being fulfilled, impede or frustrate the Scheme, or prevent the Scheme from becoming Effective), (ii) if the Acquisition is implemented by way of a Takeover Offer, accept (or procure acceptance of) that Takeover Offer in respect of its Relevant Securities, (iii) elect to participate in the Rollover in respect of all of its Relevant Securities, (iv) refrain from disposing of, or dealing in, its Relevant Securities, from acquiring further ReNew Shares, from entering into third-party arrangements relating to its Relevant Securities, and from taking any action that would restrict its ability to control the exercise of rights attaching to its Relevant Securities, in each case, other than pursuant to the Acquisition, and (v) cooperate in the implementation of the Reorganization to be undertaken after the Effective Date and enter into the related Shareholders’ Agreement and other documents required to implement the Reorganization, and provide reasonable cooperation in connection with obtaining required regulatory clearances (subject to customary confidentiality and privilege carve-outs).

Each irrevocable undertaking will lapse in specified circumstances, including if the Transaction Agreement is terminated, if the Scheme lapses or is withdrawn, if the Scheme does not become Effective (or, if applicable, the Takeover Offer does not become or is not declared unconditional) by the Long Stop Date, or if a competing offer for the entire issued and to be issued share capital of the Company becomes effective or is declared unconditional.

The foregoing description of the irrevocable undertakings does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the irrevocable undertakings.

6.	Information relating to the Consortium

(a)	The Consortium

The Consortium comprises: (i) CPP Investments; and (ii) Mr. Sumant Sinha (the founder, Chairman and CEO of ReNew).

(b)	Canada Pension Plan Investment Board

CPP Investments is a Crown corporation incorporated in Canada with its principal offices located at One Queen Street East, Suite 2500, Toronto, Ontario M5C 2W5 Canada.

CPP Investments is a professional investment management organization that manages the Canada Pension Plan Fund (the “CPP Fund”) in the best interests of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, it makes investments around the world in public equities, private equities, real estate, infrastructure and fixed income. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, São Paulo and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. As at March 31, 2026, the CPP Fund totaled CA$793.3 billion.

(c)	Sumant Sinha

Mr. Sumant Sinha is the founder, Chairman and Chief Executive Officer of ReNew.

7.	Information relating to ReNew

ReNew is a leading decarbonisation solutions company. ReNew’s clean energy portfolio of ~20.2 GW on a gross basis as of 18 May 2026, is one of the largest globally. ReNew is a major independent power producer in India. In addition, ReNew provides end-to-end solutions in a just and inclusive manner in the areas of clean energy, value-added energy offerings through digitalization, storage and carbon markets that are increasingly integral to addressing climate change. In addition, ReNew has 6.4 GW of solar module and 2.5 GW of solar cell manufacturing capacities and is expanding its solar cells manufacturing capacity by another 4 GW, which is expected to be operational by December 2026.

The ReNew Shares are traded on Nasdaq under the symbol “RNW”. ReNew’s principal executive offices are located at C/O Vistra (UK) Ltd Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB. Its principal operational office in India is C/O ReNew, Commercial Block-1, Zone 6, Golf Course Road, DLF City Phase V, Gurugram 122009, Haryana, India and its telephone number is (+91) 124 489 6670.

8.	Rollover

Under the Rollover, eligible Scheme Shareholders may elect to retain all (but not some) of their Scheme Shares, which will continue to be held by such Scheme Shareholders following the Effective Date, in lieu of such Scheme Shareholders transferring their Scheme Shares to the Purchaser and receiving the Cash Consideration. Further details in relation to the steps to be taken by Scheme Shareholders to participate in the Rollover will be set out in the Scheme Document. The Rollover shall be subject to, among other things, the following terms and conditions:

•

Under applicable law, Scheme Shareholders who are resident in India will not be eligible to participate in the Rollover and any elections from such Scheme Shareholders to participate in the Rollover shall be null and void. Such Scheme Shareholders shall be treated as participating in the Cash Offer for all purposes;

•

if, following the receipt of valid elections from Scheme Shareholders, the total number of ReNew Shareholders (as determined in accordance with the Indian Companies Act 2013) immediately following the Scheme becoming Effective would be expected to exceed 200, then in order to comply with Indian law requirements, any Scheme Shareholder who (i) has validly delivered an election and (ii) holds fewer ReNew Shares than the Cutback Threshold, shall be deemed to have elected for all of its Scheme Shares to participate in the Cash Offer and shall not be treated as participating in the Rollover for any purpose (the “Cutback”); and

•

if, following the Cutback, the aggregate number of Scheme Shares held or beneficially owned (as applicable) by U.S. Rollover Shareholders would be expected to represent more than 9.0% of the total issued and outstanding ReNew Shares immediately following the Scheme becoming Effective (the “Maximum U.S. Rollover Percentage”), the number of Scheme Shares held or beneficially owned (as applicable) by each U.S. Rollover Shareholder subject to the Rollover shall be reduced on a pro rata basis (calculated by reference to each U.S. Rollover Shareholder’s total holding or beneficial ownership (as applicable) of Scheme Shares as a proportion of the aggregate Scheme Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders) to the minimum extent necessary such that the aggregate Rollover Shares held or beneficially owned (as applicable) by all U.S. Rollover Shareholders do not exceed the Maximum U.S. Rollover Percentage. Any Scheme Shares so reduced shall cease to be Rollover Shares and shall instead be Cash-Out Shares for the purpose of the Scheme.

9.	Proposed Reorganization following the Scheme becoming Effective

It is expected that, shortly following the Scheme becoming Effective, ReNew will undergo a reorganization (the “Reorganization”) such that all remaining shareholders in ReNew will become direct shareholders of RPL. In connection with the Reorganization, the following steps are currently contemplated:

•	Shareholders’ Agreement

On or immediately following the Effective Date, a shareholders’ agreement (the “Shareholders’ Agreement”) governing the rights and obligations of the shareholders of ReNew and RPL will be entered into between CPP Investments, Mr. Sumant Sinha, the Scheme Shareholders participating in the Rollover, ReNew and RPL. The Shareholders’ Agreement will include provisions in relation to, among other things, director appointment and removal rights of shareholders of ReNew and RPL. Further details and a summary of the key terms of the Shareholders’ Agreement will be set out in the Scheme Document.

•	Variation of rights attaching to ReNew Shares

It is expected that once the Scheme becomes Effective, the share capital of ReNew, which is currently comprised of four share classes, will be harmonized into a single class of Class A Ordinary Shares with pari passu voting and economic rights.

•	Subscription for Class A Ordinary Shares

It is expected that, as part of the Reorganization, ReNew Shareholders will be invited to subscribe for newly issued Class A Ordinary Shares in ReNew for such aggregate subscription amount to be determined by CPP Investments and ReNew to facilitate the Reorganization, including applying certain proceeds towards the settlement of certain existing indebtedness of the ReNew Group. The share subscription will be fully underwritten by CPP Investments or one of its Affiliates. Rollover Shareholders who do not subscribe for their pro rata entitlement of new Class A Ordinary Shares will be diluted as a result.

•	Transfer of shares in RPL to ReNew Shareholders

Upon completion of the steps above, ReNew will transfer at fair market value its entire holding of shares in RPL to the ReNew Shareholders on a pro rata basis (based on economic, rather than voting rights). This will have the effect of moving the ReNew Shareholders’ shareholdings to RPL directly. Following the completion of the Reorganization steps, it is the current intention of the Consortium to wind up ReNew in due course by way of a members’ voluntary liquidation.

As part of the Scheme, Rollover Shareholders will be required to grant powers of attorney authorizing CPP Investments to execute on their behalf: (i) the Shareholders’ Agreement; and (ii) other documents required to implement the Reorganization steps described above. Further details regarding the proposed steps of the Reorganization will be set out in the Scheme Document.

10.	Treatment of Equity Awards

Under the ReNew Share Plans, outstanding Awards (other than those held by Mr. Sumant Sinha) will be treated as follows, conditional on receipt of the Court Order:

•

ID Awards, awards held by former employees (including persons who become former employees following the date hereof) and Non-Resident Awards will immediately vest and become exercisable (to the extent not already vested) upon the Court Order. Any such Award that remains unexercised as of the Scheme Record Time will lapse and terminate, and the holder will instead receive a cash amount equal to the product of (i) the number of Class A Ordinary Shares underlying such Award multiplied by (ii) the Cash Consideration minus the per share exercise price;

•	ITM Awards that have equal to or less than a six-month vesting period remaining as of the Effective Date will immediately vest and become exercisable upon the Court Order (“Accelerated ITM Awards”);

•

Exercisable ITM Awards may be exercised prior to the Scheme Record Time, provided that, subject to obtaining the consent of the holder of the Awards, the combined amount of Exercisable ITM Awards and Non-Resident Awards exercised may not exceed 60% of the net cash value of the Class A Ordinary Shares underlying the Non-Resident Awards and Exercisable ITM Awards after accounting for exercise prices and employee taxes, excluding any such Awards held by former employees, based on those that are outstanding as of the date of the Transaction Agreement. If the number of such Awards elected to be exercised prior to the Scheme Record Time exceeds the 60% cap, subject to obtaining holder consent, the number of Accelerated ITM Awards exercised by current employees shall be reduced on a pro rata basis, by reference to each holder’s total holding of Accelerated ITM Awards and the aggregate amount of Accelerated ITM Awards;

•

any Exercisable ITM Awards that remain unexercised or unsettled as of the Scheme Record Time will lapse and terminate, and the holder will instead be granted, within five Business Days following the Effective Date, replacement awards vesting on the 12-month anniversary of the Effective Date, using the Conversion Ratio under a new incentive plan to be established and operated by RPL following the Effective Date;

•

ITM Awards with more than six but less than 12 months of vesting remaining as of the Effective Date will lapse and terminate on the Effective Date. The holder of such Awards will be granted, subject to obtaining the consent of the holder, within five Business Days following the Effective Date, replacement awards under the new incentive plan vesting on the 12-month anniversary of the Effective Date using the Conversion Ratio;

•

in each case where a holder is granted a replacement award under the new incentive plan that vests on the 12-month anniversary of the Effective Date, and such holder’s employment ends for any reason other than cause within 12 months of the Effective Date, the holder may elect to either retain such replacement award or receive a cash payment equal to the number of Class A Ordinary Shares that would have vested by the cessation date under the original vesting schedule multiplied by an amount equal to the Cash Consideration minus the per share exercise price;

•

Underwater Options will be replaced, within five Business Days following the Effective Date, with replacement awards under the new incentive plan using the Conversion Ratio. Such replacement awards will vest on a schedule of 75% on the 12-month, 12.5% on the 18-month and 12.5% on the 24-month anniversaries of the Effective Date;

•

all other Awards will be replaced, within five Business Days following the Effective Date, with replacement awards under the new incentive plan on substantially the same vesting terms as the original Award, using the Conversion Ratio; and

•

the exercise price per share of each replacement award shall be set using the USD/INR exchange rate on the Effective Date, except that options granted on 23 August 2021 in exchange for prior group stock options will retain their original INR exercise price.

11.	Financing of the Acquisition and Terms of the Acquisition

The Purchaser has, or will have, available to it, the funds necessary to satisfy all of its payment obligations under the Transaction Agreement in connection with the Acquisition. The obligations of CPP Investments to consummate the Acquisition are not subject to any financing condition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

Transaction Agreement

On the date of this Announcement, the Consortium and ReNew entered into a Transaction Agreement in relation to the Acquisition. Pursuant to the Transaction Agreement, amongst other things:

•

the Acquisition will be subject to certain conditions (“Conditions”) and the Scheme will only become Effective if these Conditions are satisfied or, where permitted, waived. The Conditions include (but are not limited to) those extracted and summarized below. Full details of the Conditions are contained in the Transaction Agreement and will be set out in the Scheme Document:

•

the Scheme and the Resolution required to implement the Scheme being duly approved and passed (as applicable) by the requisite majority of Scheme Shareholders and ReNew Shareholders at the Court Meeting and the General Meeting, respectively and, subsequently, sanctioned by the Court;

•	anti-trust approval and clearance having been obtained in India and foreign direct investment approvals and clearances having been obtained in Belgium and France;

•

there not being any event that has had, or would be reasonably expected to have, individually or in aggregate, a material adverse effect on the ReNew Group, or any law or order prohibiting the Acquisition;

•

warranties given by the Company and the Consortium being accurate (in most cases subject to a materiality threshold) and the Company and the Consortium not being in material breach of their respective obligations under the Transaction Agreement; and

•	the Company having obtained the written approval, or confirmation that approval is not required, from a certain provider of finance to the ReNew Group in respect of the Acquisition;

•

the latest date on which the Conditions can be satisfied and/or waived is the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Document (or such later date as the Company and CPP Investments may agree and the Court may allow) (the “Long Stop Date”);

•

each member of the Consortium has agreed to use all reasonable endeavors to procure the fulfilment of the anti-trust and foreign direct investment Conditions applicable to such member, provided that no member of the Consortium shall be under any obligation to accept any conditions or undertakings in connection with the fulfilment of such Conditions;

•

the Company has agreed to take such actions as are required to bring the Scheme into effect, including making the relevant applications to the Court to convene the Court Meeting, posting the Scheme Document (including notices of the Court Meeting and General Meeting) to ReNew Shareholders and, subject to the satisfaction or waiver of all Conditions, to seek the sanction of the Scheme by the Court and thereafter to file the Court order with the Registrar of Companies;

•	the parties have agreed to certain undertakings with respect to the ReNew Share Plans, further details of which will be provided in the Scheme Document;

•	the Consortium has also agreed to provide ReNew with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document;

•	the Company has agreed not to take certain actions from the date of the Transaction Agreement until the Effective Date without the prior written consent of CPP Investments;

•	the Company has made certain warranties to the Consortium with respect to the ReNew Group, and each member of the Consortium has made certain limited warranties to the Company;

•

the Company has agreed to non-solicitation provisions, which include agreements to cease any ongoing discussions with third parties with respect to any competing offer, not to solicit or encourage any competing offer, to liaise with the Consortium should any further competing offer be made to the Company, and to only engage in discussions with third parties in respect of any competing offer if such competing offer is or would reasonably be expected to lead to a superior offer, as well as an agreement to notify the Consortium if there are any material changes affecting the Company, which may impact Scheme Shareholders’ consideration of the Acquisition;

•

the Transaction Agreement contains certain termination rights for each of the Company and CPP Investments, including: (i) by mutual agreement; (ii) if the requisite approvals of the ReNew Shareholders and/or the Scheme Shareholders or the sanction of the Court have not been obtained, or if the Scheme has not taken effect by the Long Stop Date; (iii) if the other party breaches its representations, warranties or covenants in a manner that would cause the Conditions to not be satisfied and fails to cure such breach; (iv) if any law or order prohibiting the Acquisition has become final and non-appealable; (v) by the Company in order to enter into a definitive agreement for a superior offer or if, after the Special Committee changes its recommendation as a result of a material intervening event, the requisite approval is not obtained from Scheme Shareholders; or (vi) by CPP Investments if prior to the Court sanctioning the Scheme, the Special Committee changes its recommendation; and

•

the Company has agreed to reimburse certain expenses incurred by CPP Investments in connection with the Acquisition (subject to a cap) in certain circumstances following termination of the Transaction Agreement, including (i) if the Company terminates the Transaction Agreement in order to enter into a definitive agreement for a superior offer, or (ii) if the Special Committee changes its recommendation and the requisite approvals have not been obtained in relation to the Scheme, or if the Scheme otherwise has not taken effect by the Long Stop Date, and within nine months following such termination, the Company enters into a definitive agreement for, or completes a transaction on the basis of, a competing offer.

The foregoing description of the Transaction Agreement is only a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Transaction Agreement, which will be appended to the Form 6-K to be filed by ReNew on or around the date of this Announcement and is incorporated by reference herein. The Transaction Agreement and the above description have been included to provide ReNew Shareholders with information regarding the terms of the Transaction Agreement. They are not intended to provide any other factual information about the Company or the ReNew Group. The warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Transaction Agreement; and may be subject to limitations agreed upon by the parties, including being qualified and modified by confidential disclosures made by contracting parties to the other for the purposes of allocating contractual risk between them. ReNew Shareholders should be aware that the warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company or the ReNew Group. Moreover, information concerning the subject matter of the warranties and covenants may change after the date of the Transaction Agreement. Further, ReNew Shareholders should read the Transaction Agreement not in isolation, but only in conjunction with the other information that the respective companies include in reports, statements and other filings they make with the SEC.

12.	Structure of the Acquisition

Structure

It is intended that the Acquisition will be implemented by means of a Court-approved scheme of arrangement between ReNew and the Scheme Shareholders under Part 26 of the Companies Act. CPP Investments reserves the right to elect to effect the Acquisition by way of a Takeover Offer (subject to the terms of the Transaction Agreement).

The purpose of the Scheme is to provide for CPP Investments and its Affiliates to become the holders of all Cash-Out Shares. This is to be achieved by the transfer of the Cash-Out Shares to the Purchaser, in consideration for which the relevant Scheme Shareholders will receive the Cash Consideration on the basis set out in paragraph 2 of this Announcement.

The Cash Consideration payable under the terms of the Acquisition in relation to the Cash-Out Shares will be dispatched to relevant Scheme Shareholders in the manner set out in the Scheme Document.

Subject to the terms and conditions of the Rollover set out in paragraph 8 of this Announcement, Rollover Shareholders will retain their Scheme Shares as ReNew Shares following the Effective Date.

Effect of the Scheme and publication of the Scheme Document

Subject to the satisfaction (or, where applicable, waiver) of the Conditions and the further terms to be set out in the Scheme, the Scheme is expected to become Effective in Q1 2027.

Upon the Scheme becoming Effective: (i) it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the General Meeting (and if they attended and voted, whether or not they voted in favor); (ii) entitlements to ReNew Shares held within the systems of The Depository Trust Company will be cancelled upon the transfer of such ReNew Shares held by The Depository Trust Company to the Purchaser by power of attorney in accordance with the terms of the Scheme; (iii) all depositary receipts issued by Computershare representing Cash-Out Shares shall cease to have effect as documents of title to the relevant Cash-Out Shares comprised in the depositary receipts; and (iv) share certificates in respect of the Cash-Out Shares will cease to be valid and have effect as documents of title to the relevant Cash-Out Shares.

Any ReNew Shares issued before the Scheme Record Time and not held by members of the Consortium will be subject to the terms of the Scheme. The Resolution at the General Meeting will, amongst other matters, provide that the ReNew Articles be amended to incorporate provisions requiring any ReNew Shares issued after the Scheme Record Time (other than to any member of the Consortium and/or its nominees), including any ReNew Shares issued in satisfaction of any awards vesting under the ReNew Share Plans, to be automatically transferred to the Purchaser (or as CPP Investments may direct) and for the Cash Consideration to be paid to the original recipient of the ReNew Shares so issued.

Further details of the Scheme, including expected times and dates for each of the Court Meeting, the General Meeting and the Court Hearing, together with notices of the Court Meeting and General Meeting, will be set out in the Scheme Document, which, together with the associated Forms of Proxy, will be made available to ReNew Shareholders as soon as reasonably practicable, and the meetings are expected to be held shortly thereafter. The General Meeting is expected to be held immediately after the Court Meeting.

The Scheme will be governed by English law and is subject to the jurisdiction of the Court.

13.	De-listing and re-registration

Upon the Scheme becoming Effective, all Cash-Out Shares will be transferred to the Purchaser and the share certificates for such Cash-Out Shares will thereafter cease to have effect as documents or evidence of title. ReNew will apply to Nasdaq for the delisting of the ReNew Shares on Nasdaq immediately following the Effective Date. Scheme Shareholders will be notified by way of announcement of the results of the Court Hearing and the expected last date of dealings in the ReNew Shares on Nasdaq and an announcement of the Effective Date and the delisting of the ReNew Shares on Nasdaq.

If the Scheme becomes Effective, the Consortium intends to cause ReNew to terminate the registration of the ReNew Shares under the U.S. Exchange Act and ReNew’s reporting obligations under the U.S. Exchange Act as soon as practicable following the Effective Date.

It is also proposed that, following the Effective Date and after its shares are delisted, ReNew will be re-registered as a private limited company under the relevant provisions of the Companies Act.

14.	Reserving the right to proceed by way of a Takeover Offer

Subject to the terms of the Transaction Agreement, CPP Investments reserves the right to elect to implement the Acquisition by way of a Takeover Offer as an alternative to the Scheme.

In such event, such Takeover Offer will be implemented on the same terms and conditions (or on improved terms for Scheme Shareholders), so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments to reflect, amongst other things, the change in method of effecting the Acquisition, including (without limitation) the inclusion of an acceptance condition set at 90 per cent. of ReNew Shares (other than the Excluded Shares) to which the Takeover Offer relates, (or such lesser percentage as the Company and the Consortium may agree), the Takeover Offer will be conducted in compliance with US tender offer rules, and those amendments considered necessary by CPP Investments and agreed by the Company.

15.	General

The Acquisition will be subject to the Conditions and the full terms and conditions to be set out in the Scheme Document in due course. The Scheme Document will be dispatched to ReNew Shareholders as promptly as reasonably practicable (and in any event within ten Business Days) following the date on which the Court grants the order for the convening of the Court Meeting (or such later time as CPP Investments and ReNew may agree).

In deciding whether or not (i) to vote (or, where applicable, procure votes) in favor of the Scheme at the Court Meeting or (ii) to vote (or, where applicable, procure votes) in favor of the Resolution at the General Meeting or (iii) to elect for the Rollover, Scheme Shareholders and ReNew Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document and the accompanying Forms of Proxy once these have been published.

The defined terms used in this Announcement are set out in Appendix 1.

16.	Documents available on website

ReNew will furnish to the SEC a current report on Form 6-K regarding the Acquisition, which will include as an exhibit thereto the Transaction Agreement. All parties desiring details regarding the Acquisition are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

Further details of the Acquisition will be contained in the Scheme Document to be made available to ReNew Shareholders along with notices of the Court Meeting and General Meeting and the Forms of Proxy. This Announcement is not a substitute for the Scheme Document or any other document that may be filed or furnished by the Company with the SEC.

In connection with the Acquisition, the Consortium and ReNew will prepare a Schedule 13E-3 Transaction Statement (the “Schedule 13E-3”). The Schedule 13E-3 will be filed with the SEC.

INVESTORS AND SHAREHOLDERS IN RENEW ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE SCHEDULE 13E-3, SCHEME DOCUMENT (WHICH WILL INCLUDE AN EXPLANATORY STATEMENT IN RESPECT OF THE SCHEME IN ACCORDANCE WITH THE REQUIREMENTS OF THE COMPANIES ACT) AND OTHER MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENEW, THE ACQUISITION, AND RELATED MATTERS. Shareholders will be able to obtain these documents, as well as other filings containing information about ReNew, the Acquisition, and related matters, without charge from the SEC’s website (http://www.sec.gov).

The contents of the websites referred to in this Announcement and any websites accessible from hyperlinks on these websites are not incorporated into and do not form part of this Announcement.

Enquiries:

Citi (Financial Adviser to CPP Investments)

•	Rajiv Jumani – Rajiv.Jumani@citi.com

•	Jason Miner – Jason.Miner@citi.com

•	Rory Murphy – Rory.Murphy@citi.com

The Consortium

•	For all media inquiries: Connie Ling – cling@cppib.com

•	For all other inquiries: Citi

Rothschild & Co (Financial Adviser to ReNew)

•	James Ben – James.Ben@rothschildandco.com

•	Markus Pressdee – Markus.Pressdee@rothschildandco.com

•	Emmet Walsh – Emmet.Walsh@rothschildandco.com

•	Alice Squires – Alice.Squires@rothschildandco.com

•	Aalok Shah – Aalok.Shah@rothschildandco.com

ReNew

Press Enquiries

pr@renew.com

Investor Enquiries

Anunay Shahi

Nitin Vaid

ir@renew.com

Freshfields LLP is acting as legal adviser to CPP Investments. Anagram Partners and Akin Gump Strauss Hauer & Feld are acting as legal advisers to Mr. Sumant Sinha. Linklaters LLP is acting as legal adviser to ReNew.

Important notices

Citigroup Global Markets India Private Limited (“Citi”), is acting as financial adviser exclusively for CPP Investments and no one else in connection with the Acquisition and other matters set out in this Announcement and will not be responsible to anyone other than CPP Investments for providing the protections afforded to clients of Citi or its affiliates, nor for providing advice in connection with the Acquisition, the content of this Announcement or any matter referred to herein. Neither Citi nor any of Citi’s affiliates or branches, directors or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct, indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Citi in connection with this Announcement, any statement contained herein or otherwise. It is to be noted the activities undertaken by Citi do not fall within the regulatory purview of the Securities and Exchange Board of India (“SEBI”). Accordingly, none of the investor protection mechanisms provided by SEBI will be available for any grievances or disputes arising out of or pertaining to services provided by the Citi to CPP Investments.

Rothschild & Co, which is authorized and regulated by the Financial Industry Regulatory Authority and the SEC, is acting as financial adviser exclusively for the Special Committee and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than the Special Committee for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

UK Takeover Code does not apply

ReNew has a majority of its Board resident outside of the United Kingdom, the Channel Islands and the Isle of Man and its shares are admitted to trading on Nasdaq and therefore, for the purposes of the City Code on Takeovers and Mergers (the “UK Takeover Code”), ReNew is not resident in the UK, and is not subject to regulation under the UK Takeover Code, therefore no dealing disclosures are required to be made under Rule 8 of the UK Takeover Code by shareholders of ReNew or the Consortium.

Forward-looking statements

This Announcement includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations, financial condition or prospects and therefore are, or may be deemed to be, “forward looking statements”. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this Announcement and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the business of the ReNew Group and the Acquisition. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. All statements, other than historical facts, including statements regarding the anticipated benefits of the Acquisition and the expected time of effectiveness of the Acquisition are forward-looking statements.

The forward-looking statements contained in this Announcement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (1) the Acquisition is subject to the satisfaction or waiver of certain conditions, including the receipt of requisite approvals by ReNew Shareholders and Scheme Shareholders and the sanction of the Scheme by the Court, which conditions may not be satisfied or waived; (2) uncertainties as to the timing of the consummation of the Acquisition and the ability of each party to consummate the Acquisition; (3) the risk that the Acquisition disrupts ReNew’s current operations or affects their ability to retain or recruit key employees; (4) the possible diversion of management time on Acquisition-related issues; (5) the risk of shareholder or other litigation relating to the Acquisition; and (6) unexpected costs, charges or expenses resulting from the Acquisition.

Should one or more of these risks or uncertainties materialise, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. Neither ReNew nor the Consortium will undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this Announcement or elsewhere might not occur. Investors are cautioned that forward-looking statements are not guarantees of future performance.

The forward-looking statements made in this Announcement are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by ReNew on its website or otherwise. Neither ReNew, the Purchaser nor the Consortium undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made other than to the extent required by applicable law.

No Offer or Solicitation

This Announcement is for information purposes only. It is not intended to and does not constitute, or form part of, an offer to sell or otherwise dispose of, or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

The Acquisition will be implemented solely pursuant to the Scheme, subject to the terms and conditions of the Transaction Agreement, which contains the terms and conditions of the Acquisition, and the applicable requirements of the Nasdaq and the SEC.

APPENDIX 1

DEFINITIONS

The following definitions apply throughout this Announcement unless the context requires otherwise:

“Accelerated ITM Awards”	has the meaning given to it in paragraph 10 of this Announcement;

“Acquisition”	the proposed acquisition by the Purchaser of the Cash-Out Shares for the Cash Consideration, to be effected by way of the Scheme as described in this Announcement, and shall, in any case, where the context so requires, include any modification, addition or condition which (a) the Company and CPP Investments mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and agreed to by the Company and CPP Investments;

“Affiliate”	any person that, directly or indirectly, controls, or is controlled by, or is under common control with, that person, but shall exclude, in the case of CPP Investments, all portfolio companies, investee companies and investment funds (where CPP Investments or any of its Affiliates does not have investment decision-making power) in which CPP Investments or any of its Affiliates is invested, directly or indirectly;

“Announcement”	this announcement;

“Awards”	outstanding equity awards granted under the ReNew Share Plans, comprising options, RSUs and PSUs;

“Business Day”	a day which is not a Saturday, a Sunday or a bank or public holiday in Toronto, Canada, London, United Kingdom, New York, USA or New Delhi, India;

“Cash Consideration”	USD 7.02 in cash per Cash-Out Share;

“Cash-Out Shares”	all Scheme Shares which are not Rollover Shares, including those Scheme Shares that become Cash-Out Shares by operation of the provisions set out in paragraph 8 of this Announcement;

“Class A Ordinary Shares”	Class A ordinary shares of $0.0001 each in the capital of ReNew;

“Companies Act”	the Companies Act 2006 (as amended from time to time);

“Computershare”	Computershare Trust Company, N.A.;

“Conditions”	has the meaning given to it in paragraph 11 of this Announcement;

“Consortium”	CPP Investments and Mr. Sumant Sinha;

“Conversion Ratio”	0.8289, being the conversion ratio applicable to replacement awards granted under the new incentive plan to be established and operated by RPL, subject to adjustment for any variation of share capital following the date of the Transaction Agreement or as agreed by the Company and CPP Investments;

“Court Hearing”	the hearing of the Court at which ReNew will seek an order sanctioning the Scheme pursuant to Part 26 of the Companies Act;

“Court Meeting”	the meeting of Scheme Shareholders (and any adjournment, postponement or reconvention thereof) to be convened by order of the Court pursuant to section 896 of the Companies Act in order for Scheme Shareholders to consider and, if thought fit, approve, the Scheme;

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;

“Court”	the High Court of Justice in England and Wales;

“CPP Investments”	Canada Pension Plan Investment Board, a Canadian Crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40.;

“Cutback Threshold”	such number of issued and outstanding ReNew Shares as, when applied to reduce the number of participating Rollover Election Shareholders, will cause the total number of ReNew Shareholders immediately following the Scheme becoming Effective to be no more than 200;

“Effective Date”	in the context of the Acquisition: (a) if the Acquisition is implemented by way of the Scheme, the date on which the Scheme becomes effective pursuant to its terms; or (b) if the Acquisition is implemented by way of a Takeover Offer, subject to the terms of the Transaction Agreement, the date on which such Takeover Offer becomes or is declared unconditional, and “Effective” shall be construed accordingly;

“Excluded Shares”

any ReNew Shares which are:

(i) registered in the name of, or beneficially owned by, any member of the Consortium or his or its Affiliates, or their respective nominees; or

(ii)  held by the Company in treasury, in each case at any relevant date or time;

“Exercisable ITM Awards”	ITM Awards already vested prior to the Court Order and Accelerated ITM Awards;

“Forms of Proxy”	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which will accompany the Scheme Document;

“General Meeting”	the general meeting of ReNew Shareholders to be convened in connection with the Scheme in order for ReNew Shareholders to consider, and if thought fit approve, certain matters in connection with the Scheme and the Acquisition (including any adjournment, postponement or reconvention thereof);

“ID Awards”	Awards granted under the Company Non-Employee 2021 Incentive Award Plan to independent directors of ReNew;

“ITM Awards”	Awards with an exercise price per share equal to or lower than the Cash Consideration, excluding ID Awards and Non-Resident Awards;

“JERA Nex”	JERA Power RN B.V., a company incorporated in the Netherlands, which is a wholly owned subsidiary of JERA Nex Limited, a company incorporated in England, which, in turn, is a wholly owned subsidiary of JERA Co., Inc., a company incorporated in Japan;

“Latest Practicable Date”	the Business Day immediately preceding the date of this Announcement;

“Long Stop Date”	the date that is the later of (a) 31 March 2027 and (b) 95 days following the publication of the Scheme Document, or such later date as CPP Investments and the Company may agree in writing and the Court may allow;

“Nasdaq”	the Nasdaq Capital Market;

“Non-Resident Awards”	Awards held by holders who are not residents of India;

“Option”	an option to purchase Class A Ordinary Shares granted under and subject to the terms of a ReNew Share Plan;

“Platinum Cactus”	Platinum Cactus A 2019 Trust, a trust established under the laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited;

“PSUs”	performance-based units granted under and subject to the terms of a ReNew Share Plan;

“Purchaser”	CPP Investments or, if CPP Investments opts to undertake the Acquisition indirectly through a wholly owned subsidiary, such subsidiary;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“ReNew Articles”	the articles of association of ReNew in force from time to time;

“ReNew Directors” or “ReNew Board”	the directors of ReNew as at the date of this Announcement or, where the context so requires, the directors of ReNew from time to time;

“ReNew Group”	ReNew and its subsidiaries and subsidiary undertakings from time to time;

“ReNew Share Plans”	the Company 2021 Incentive Award Plan and the Company Non-Employee 2021 Incentive Award Plan;

“ReNew Shareholders”	the registered holders of ReNew Shares from time to time;

“ReNew Shares”	ordinary shares in the capital of ReNew with a par value of $0.0001 each;

“ReNew” or “Company”	ReNew Energy Global Plc, a public limited company registered in England and Wales with registered number 13220321 whose registered office is at C/O Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB, United Kingdom;

“Resolution”	the special resolution to be proposed at the General Meeting in connection with the Scheme to authorize the ReNew Directors to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect, and to amend the Articles to ensure that any ReNew Shares issued after the General Meeting will be subject to the Scheme or otherwise transferred to the Purchaser (and/or its nominee);

“Rollover Election Shareholders”	eligible Scheme Shareholders which have validly submitted their elections to participate in the Rollover;

“Rollover Shareholders”	Scheme Shareholders participating in the Rollover, after the adjustments (including the Cutback) pursuant to the terms and conditions of the Rollover set out in paragraph 8 of this Announcement;

“Rollover Shares”	Scheme Shares held by the Rollover Shareholders, that are subject to the Rollover pursuant to the terms and conditions set out in paragraph 8 of this Announcement;

“RSUs”	restricted share units granted under and subject to the terms of a ReNew Share Plan;

“Sanctions”	any economic or financial sanctions laws or regulations, as amended from time to time, administered, enacted or enforced by: (i) the United Kingdom; (ii) the European Union or any member state thereof; (iii) the United States of America; (iv) the United Nations; or (v) any other jurisdiction applicable to and binding on the Company or the Purchaser or otherwise affecting ReNew Shares;

“Scheme Document”	the document to be dispatched to ReNew Shareholders and other persons with information rights setting out, amongst other things, the details of the Acquisition, the full terms and conditions of the Scheme and containing notices convening the Court Meeting and the General Meeting;

“Scheme Record Time”	5.30 p.m. (Eastern Standard Time) on the Business Day immediately after the date on which the Court makes its order sanctioning the Scheme;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”

all Class A Ordinary Shares:

(i) in issue at the date of the Scheme;

(ii)  (if any) issued after the date of the Scheme and prior to the Scheme Voting Record Time; and

(iii)  (if any) issued at or after the Scheme Voting Record Time and before the Scheme Record Time on terms that the holder thereof shall be bound by the Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by the Scheme, and in each case (where the context requires) remaining in issue at the Scheme Record Time, but excluding any Excluded Shares;

“Scheme Voting Record Time”	5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of the Court Meeting or, if the Court Meeting is adjourned, 5.30 p.m. (Eastern Standard Time) on the day which is five Business Days before the date of such adjourned meeting;

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act between ReNew and the holders of the Scheme Shares in connection with the Acquisition, with or subject to any modification, addition or condition which (a) CPP Investments and the Company mutually agree and which (if required) is approved by the Court, or (b) is otherwise imposed by the Court and agreed to by ReNew and CPP Investments;

“SEC”	the United States Securities and Exchange Commission;

“Special Committee”	the special committee comprising certain independent ReNew Directors established by the ReNew Board for the purposes of considering, negotiating and implementing the Acquisition;

“Takeover Offer”	if CPP Investments, with the prior written consent of the Special Committee, elect to implement the Acquisition by way of a takeover offer (as that term is defined in section 974 of the Companies Act) in accordance with the Transaction Agreement, the offer to be made by or on behalf of such members of the Consortium, or an associated undertaking thereof, to acquire the Scheme Shares (excluding any Excluded Shares);

“Transaction Agreement”	the Transaction Agreement dated on or around the date of this Announcement between the members of the Consortium and ReNew relating to, among other things, the implementation of the Acquisition;

“U.S. Exchange Act”	the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

“U.S. Person”	any holder of Scheme Shares (a) whose address appears on the books and records of ReNew, any voting trustee, any depositary, any share transfer agent or any person acting in a similar capacity as being located in the United States, or (b) who is a U.S. resident, in each case as determined in accordance with (i) Rules 800(h) and 800(i) under the US Securities Act of 1933, and/or (ii) Rule 14d-1(d) under the U.S. Exchange Act;

“U.S. Rollover Shareholders”	Rollover Election Shareholders or (in relation to Scheme Shares subject to a valid election for the Rollover represented by depositary receipt(s) issued by Computershare) holder(s) of the relevant depositary receipt(s), in each case who are U.S. Persons;

“U.S.” or “United States”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland; and

“Underwater Options”	Options with an exercise price per share greater than the Cash Consideration.

In this Announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given to them in the Companies Act.

All references to “$”, “USD”, “US$”, “United States dollars”, “cents” or “U.S. dollars” are to the lawful currency of the United States and all references to “₹ ”, “INR”, and “rupee” are references to the lawful currency of India.

All references in this Announcement to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as amended, extended, modified, replaced or reenacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

All the times referred to in this Announcement are London times, unless otherwise stated.

References to the singular include the plural and vice versa.

Annex 3

Legal Reorganisation and Legal Steps Plans

PRIVILEGED AND CONFIDENTIAL

PROJECT SURYA

REORGANISATION - LEGAL STEPS PLAN

AGREED FORM

Legal Steps Plan Overview

Step	Description

Part A – The Take-Private

1.	Execution of Transaction Documents

2.	Take Private Process

3.	Implementation of Take-Private

Part B – The Reorganisation

4.	Re-registration of UK Co as a private limited company

5.	Primary investment in UK Co to facilitate the Reorganisation

6.	Collapse of UK Co

7.	Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co

8.	Winding up of UK Co

AGREED FORM

Legal Steps Plan

Part A – The Take-Private

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 1: Execution of Transaction Documents

Step 1(a): Execution of Transaction Documents

1.	Transaction Agreement Transaction Agreement to be executed	N/A	CPPIB[1] Founder UK Co	N/A

2.	Agreed Form Documents	To be in agreed form on signing of the Transaction Agreement

Following documents expected to be in agreed form at time of signing transaction document:

•

RPL Shareholders’ agreement

•

This Legal Steps Plan (which will be appended to the Reorganisation Deed to be executed upon Take-Private Completion)

•

Template Irrevocable Undertaking (Shareholder)

•

Structure paper

•

Founder Service Agreement

•

Appointer deed

3.	Irrevocable Undertakings Irrevocable undertakings to be executed	To be signed simultaneously with the Transaction Agreement	CPPIB ADIA Jera	N/A

[1]	Take-Private and certain other steps contemplated by this document to be implemented by CPPIB shall include any of its wholly-owned subsidiaries or affiliates.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

4.	13D/A for Transaction Agreement and the Irrevocable Undertakings	On the same business day (after market close) as the signing of the Transaction Agreement and the irrevocable undertakings	CPPIB	To attach the Transaction Agreement and the Irrevocable Undertakings and contain a summary of the key terms therein.

Step 2: Take Private Process

Step 2a: SEC Process

5.	Submission of 13E-3 to SEC	Submission to be made and SEC approval to be received before posting of Scheme Document to UK Co shareholders	UK Co CPPIB Founder

13E-3 is a US securities shareholder disclosure document designed to provide additional disclosure in take-private transactions involving an existing shareholder. It will reference contents of the scheme document and will not functionally be a different document. An undated version of the Scheme Document will be an exhibit to the initial 13E-3 filing.

The SEC may choose to review and comment on the filing, and if they do, the commenting process can take anywhere between 5 to 10 weeks, depending on the extent of comments and speed of response. Once all SEC comments are resolved, the 13E-3 and Scheme Document can be finalised and the Scheme Document can be posted to UK Co shareholders.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 2b: Scheme of Arrangement Process[2]

6.	Direction Hearing to be held	Following receipt of approval of the Scheme Document from the SEC	UK Co CPPIB Kings Counsel[3]

Documents[4] required for the Direction Hearing include:

•

Claim form

•

Application for Directions Hearing

•

First witness statement

•

Draft order

•

Proxy forms for Court and Shareholder Meetings

•

Scheme Document

•

Verification notes for Scheme Document

7.	Paying Agent Agreement	To be in agreed form prior to publication of Scheme Document	CPPIB Computershare

8.	Scheme Document to be published	Following the Directions Hearing	UK Co CPPIB

[2]

The UK PLC warrants expire on 23 August 2026 and it is assumed the sanction hearing will take place after this date such that the warrants shall expire in accordance with their own terms. This steps plan therefore does not include any steps in relation to outstanding UK Co warrants.

[3]	Andrew Thornton KC has again been instructed as Scheme counsel for the matter.

[4]	Scheme documents to reflect the depositary structure as needed.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

9.	Proposals on outstanding equity awards to be distributed to awardholders	On or shortly after publication of Scheme Document	UK Co

Proposal to include:

•

Cover letter explaining treatment of awards

•

Notice of exercise for Non-Resident Awards, Accelerated ITM Awards and Vested ITM Awards

•

Consent to replace (i) unexercised Accelerated ITM Awards and Vested ITM Awards, and (ii) Near Vested ITM Awards

•

Bespoke documentation for Founder

10.	General Meeting and Court Meeting (i.e., the shareholder meetings) to be held	No sooner than 20 days after publication of the Scheme Document	UK Co

Approval of the Scheme requires a positive vote of: (i) majority in number; and (ii) 75% in value of members present and voting in person or by proxy.

Documents required for the shareholder meetings include:

•

Chair’s scripts for court and shareholder meetings

•

Copies of UK Co resolutions for court and shareholder meetings to approve Scheme

•

Proxy forms for shareholder meetings to approve Scheme

•

Poll cards for court and shareholder meetings

•

UK Co amended articles

•

Minutes of Court and shareholder meetings

•

Announcement of the results of the court convened shareholder meetings

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

11.

30% Rule Structuring[5]

Articles of UK Co and RPL to be amended to include 30% Rule provisions.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect Appointer Structure

•

SHA

•

Appointer Deeds to be executed by each shareholder in UK Co, waiving residual appointment rights

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

Articles of RPL to be amended to include CPPIB irrevocable waiver

		As part of General Meeting (see Row 10 above)	UK Co

At UK Co level, the “Appointer Structure”[6] will be implemented as part of the General Meeting (see Row 10 above) that will take place before Take-private Completion to ensure compliance with the 30% Rule.

To ensure compliance with the 30% Rule at RPL level after the Collapse, the RPL articles will include an irrevocable waiver from CPPIB of its right to exercise the director voting rights attaching to the shares it holds in RPL such that CPPIB’s percentage equity stake in RPL does not exceed 30% of the total votes that may be cast for the election, appointment and/or removal of directors of RPL (thus limiting CPPIB’s director voting power to 30% at all times).

[5]

CPPIB is a Canadian Crown Corporation created by statute. Under Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, CPPIB may not, directly or indirectly, invest in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation (the 30% Rule).

[6]	The “Appointer Structure” works as follows:

a)

the right to vote for the election / appointment and removal of directors shall be removed from all shares of UK Co by expressly stating in the articles of association of UK Co that none of the securities issued by UK Co carry any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of UK Co; rather, the sole and exclusive rights to do so vests in one or more named entities (the Appointer(s));

b)

CPPIB and each other shareholder in UK plc having director appointment rights will appoint an Appointer. These Appointers can be any affiliated entity of the applicable shareholders that does not directly own (legally or beneficially) any securities in UK Co (e.g., CPPIB’s Appointer will be a subsidiary of CPPIB). For completeness, a shareholder cannot act as its own Appointer;

c)

the articles of association of UK Co will provide for the maximum number of directors that each Appointer may appoint. The SHA will clarify the actual number of directors that each Appointer can appoint based on the shareholder ownership and how the appointment numbers may change based on ownership changes. The SHA will also include a covenant that the shareholders will amend the articles of association of UK Co to the extent needed to reflect the governance arrangements agreed to in the SHA; and

d)

A short deed will additionally be entered into pursuant to which the shareholders agree in favour of the Appointers not to exercise any such rights under the local corporate law statute and/or common law that would be inconsistent or conflict with the Appointers’ sole and exclusive right(s) to appoint and remove the directors as reflected in the articles,

(the structure described above being the Appointer Structure).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

12.

Variation of class rights of Class C shares

Articles of UK Co to be amended to vary rights of Class C shares.

Reorganisation Documents

•

Form SH12

•

Articles of UK Co to be amended to reflect updated rights of Class C shares

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

CPPIB consent will be recorded in writing through a special resolution.

		As part of General Meeting (see Row 8 above)	UK Co

The effect of the variation of class rights will be that the Class C shares will have the same, or substantially equivalent, rights to the Class A shares.

Once completed, UK Co will need to file Form SH12 with Companies House within 28 days.

13.

Variation of Articles of UK Co to permit non-pro rata distributions

Articles of UK Co to be amended to enable Step 7(c) to occur.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect updated rights of Class C shares

•

Special resolution of UK Co shareholders to approve amendment of Articles

		As part of General Meeting (see Row 8 above)	UK Co	The effect of the amendment will be that the distributions contemplated by Step 7(c) (Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors) may take place on a non-pro rata basis.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

14.	Conditions under Transaction Agreement to be satisfied or waived	CPPIB will be required to formally confirm that all Conditions have been either satisfied or waived prior to the Court Sanction Hearing	UK Co CPPIB Founder

Transaction Agreement shall include the full list of Conditions.

It is expected that the consent required under the Group’s financing arrangements with Natixis will be obtained prior to Take-private Completion.

Antitrust approvals

Antitrust approvals from various jurisdictions specified in the Transaction Agreement will need to be obtained prior to take-private completion, including by way of a single consolidated notification / filing to the Competition Commission of India. This will also include any antitrust approvals required in connection with the Collapse (including all intermediate steps and transactions) on account of the steps in the transaction being highly dependent and interlinked.

Approval requirements

Consent / intimations (as applicable) under various contracts to be obtained / provided for the Take-private process, including for the delisting of UK Co and other related matters.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

15.	Valuation report(s) UK Co to obtain valuation report required under the Indian Income Tax Act 2025 and the Indian Income Tax Rules, 2026.	Before or at the time of publishing of the Scheme Document (and if required due to time gap or significant events, an updated report to be obtained at the time of implementation of the Take-private under step 3)	UK Co
Step 2c: Court Sanction Hearing

16.	Sanction Hearing	Following satisfaction or waiver of all the Conditions set out in the Transaction Agreement and shareholder approval following General Meeting and Court Meeting.	UK Co CPPIB King’s Counsel

Documents required for the Sanction Hearing include:

•

Report of the Chair on the results of the Court Meeting

•

Scrutineer’s certificate for purpose of Chair’s report for court meeting and shareholder meeting

•

Second witness statement of the Chair requesting the Court to make the order sanctioning the scheme, attaching relevant exhibits

•

Witness Statement of Computershare confirming dispatch of the list of shareholders confirming dispatch of the list of shareholders of UK Co at the record date to the Printers

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

•

Witness Statement of Printers confirming the dispatch of the Scheme Document to the shareholders

•

Draft order

•

Skeleton argument

•

Undertaking to be bound by the Scheme

•

Undertaking of CPPIB to pay stamp duty

17.	Settlement of all ordinary course exercise of awards	Prior to Scheme Record Time	UK Co	• All awards exercised in the ordinary course to be settled prior to Scheme Record Time, to the extent they will be settled in Shares, to ensure that the resulting Shares constitute Scheme Shares.
Step 2d: Filing of court order with Companies House

18.

Filing of Sanction Hearing Court Order with Companies House

The Scheme of Arrangement will become effective, and the Take-private Completion will occur, on the date that the Court Order is filed with Companies House.

		Generally, within 1 or 2 Business Days’ of the Sanction Hearing	UK Co CPPIB	• Payment of stamp duty by CPPIB will follow upon Take-private Completion

Step 3: Implementation of Take-Private

Step 3(a) Acquisition of free float by CPPIB

19.	Acquisition of free float by CPPIB On Take-private Completion, CPPIB will acquire the free float pursuant to the Scheme of Arrangement.	On Take-private Completion	CPPIB	Take-private Completion not expected to trigger a mandatory repayment event under the Group’s financing arrangements (subject to confirmation with UK Co).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
20.	Shareholders Agreement to be executed Consortium, RPL,UK Co and Continuing Investors (via PoA) to execute the SHA	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

21.	Reorganisation Deed to be executed Consortium, Continuing Investors (via PoA), RPL and UK Co to execute the Reorganisation Deed	To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

22.	Appointer Deed to be executed CPPIB and each other shareholder(s) having director appointment rights in UK Co to execute the Appointer Deed	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	CPPIB Shareholder( s) having director appointment rights in UK Co

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
23.

RPL articles to be amended

The articles of association will be amended and restated to incorporate the provisions of the Shareholders’ Agreement and authorise issuance of shares pursuant to ESOPs under the RPL option plans.

		Amendedarticles to be adopted on Take Private Completion, with certain articles coming into effect from Collapse Closing.	UK Co RPL CPPIB	Documents required for adopting the restated RPL articles: • RPL board resolution • RPL shareholders’ resolution

24.	Adoption of RPL option plans and approval of grants	Subject to obtaining the requisite shareholder approvals, within 5 business days following the Take-private Completion	RPL

•

RPL board resolutions to: (i) approve and adopt the RPL Founder Share Option Plan and RPL New Share Option Plan, subject to the approval of the shareholders; (ii) subject to receipt of shareholders’ approval for items at (i), authorise the board or committee to grant options pursuant to such plans.

•

Consent forms for convening shareholders’ meeting at shorter notice

•

Template Award Agreements

•

List of grants

(See also rows 27 and 28)

25.	Founder Service Agreement to be executed	To be in agreed form by signing of the Transaction Agreement	RPL Founder	This can be executed at any time following signing of the Transaction Agreement. The effectiveness of the agreement is conditional upon Take-private Completion.

Step 3(b) Termination of Founder Share Awards and issuance of new RPL Share awards

26.	Founder Share Awards to be terminated and new Share Awards to be issued in RPL	Cancellation of existing options on Take-private	UK Co RPL	Founder will have agreed to the treatment of his equity awards.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Action

Founder Share Options, RSUs and PBUs to be terminated upon Take-private Completion, and new RPL awards to be issued on equivalent terms (and subject to applicable Indian laws).

Documents

•

RPL Founder Share Option Plan

•

Template award agreement

		Completion. Issuance of new RPL awards within 5 business days following Take-private completion.		A separate Founder-specific option plan is required for Indian law reasons. UK Co board resolutions to confirm cancellation of Founder Share Awards subject to grant of new RPL awards.

Step 3(c) Termination of Employee Share Awards and issuance of New Employee Share Awards

27.

Employee Share Awards to be terminated and New Employee Share Awards to be issued by RPL on equivalent terms

Action

Employee Share Options, RSUs and PBUs to be terminated upon Take-private Completion.

•

Unexercised Accelerated ITM Awards and Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

Near Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

All other ITM Awards to be replaced with equivalent RPL awards

		Cancellation of existing options on Take-private Completion. Issuance of new RPL awards within 5 business days following Take-private Completion.	UK Co RPL	Participant consent required (see Row 9) UK Co board resolutions to confirm cancellation of Employee Share Awards subject to grant of new RPL awards.

• Underwater Options to be replaced with RPL awards Documents • RPL New Share Option Plan • Template award agreement

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 3(d) De-listing and de-registration of UK Co

28.	UK Co de-lists and de-registers its Class A Shares	Form 25 filed with SEC on Take-private Completion Form 15 filed with SEC at earliest ten days after Form 25 is filed Deregistration effective 90 days following filing of Form 15	UK Co

De-listing and de-registering in the U.S. require filing a Form 25 and a Form 15 with the SEC. Form 15 suspends registration.

The Form 25 is filed on Take-private Completion to effect the de-listing and commence the de-registration process. The earliest the Form 15 could be filed is ten days after the Form 25 is filed.

Step 3(e) – UK Co director changes

29.	UK Co director changes Directors to resign and new directors to be appointed in accordance with the UK Co SHA	On Take-private Completion	UK Co	Following documents expected to be in agreed form on Take-private Completion: • Director resignation letters • Director consent to act letters • Executive director service contracts

• Non-executive director appointment letters • Companies House filings (TM01, AP01)

AGREED FORM

Part B – The Reorganisation

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 4: Cash settlement of awards, re-registration of UK Co as a private limited company and redemption of Shares

Step 4(a) – cash settlement of awards

30.	Cash settlement of awards	As soon as practicable following Take-private Completion	UK Co CPPIB

•

Non-Resident Awards exercised prior to Scheme Record Time

•

Non-Resident Awards that remain unexercised

•

Accelerated ITM Awards and Vested ITM Awards, to the extent validly (i.e., subject to the cap) exercised

Step 4(b)(1) — Re-registration of UK Co as a private limited company

31.

UK Co to be re-registered as a private limited company

Process

Re-registration of UK Co as a private limited company must be approved by UK Co’s board of directors and a special resolution of the shareholders. Once approved, UK Co will file Form RR02 with Companies house, formally notifying it of UK Co’s intention to re-register. Re-registration will be effective once Companies House has processed the relevant documents and issued a new certificate of incorporation.

		As soon as UK Co is de-registered. See Step 3 (Row 28)	UK Co

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Reorganisation Documents

• UK Co board resolution • Special resolution of UK Co shareholders • New articles of association for UK Co as a private limited company • Form RR02

Step 4(b)(2) – redemption of Neerg Energy Limited Shares

32.

Redemption of Neerg Energy preference shares

Preference shares held by Neerg Energy to remain outstanding until UK Co is converted into a private company, at following which they shall be redeemed at nominal value as per agreed terms.

Process

Preference shares may be redeemed by UK Co on not less than two business days’ written notice to the holder.

		Following re-registration of UK Co as private company	UK Co	Once UK Co is converted into a private company, preference shares will be redeemed at par. This would be £50,000, given that there are 50,000 redeemable preference shares of £1 each.

Step 5: Shareholders to make primary investment in UK Co to facilitate the Reorganisation, including to raise funds to settle Diamond II Unsecured Loan

Step 5(a) – Primary Infusion into UK Co

33.	Shareholders to elect to subscribe for Class A shares for their applicable pro rata proportion of such subscription amount as determined by CPPIB and the Company to facilitate the implementation of the Reorganisation	Expected to be as soon as reasonably possible after the Take-private Completion but prior to settlement of the Diamond II Unsecured Loan	UK Co CPPIB

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Action

Shareholders to enter into subscription agreement with UK Co for Class A shares in UK Co

Reorganisation Documents

•

SHA

•

Subscription Agreement

•

Corporate approvals – board resolution, ordinary resolution to allot new shares and special resolution to disapply pre-emption rights

Step 5(b) — UK Co to use some of the proceeds of Primary Infusion to settle Diamond II Unsecured Loan due to Diamond II

34.

UK Co uses some of the proceeds of Primary Infusion to repay outstanding balance (including accrued unpaid interest) owing to Diamond II under the Unsecured Loan Agreement[7]

Action

UK Co to give five business days’ notice of repayment

Reorganisation Documents

		Following Step 5 but prior to the Collapse Closing	UK Co Diamond II

• Notice of repayment

[7]	This will be followed by: (a) the repayment of the loan from owing from Diamond II to the IFSC gift city entity, and (b) the infusion of debt by the IFSC gift city entity into RPL / its subsidiaries.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 6: Collapse of UK Co

Step 6(a) – Collapse of UK Co (sale of shares of RPL against payables/receivables)

35.

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors[8]

Process

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors. Transfers will be in proportion to CPPIB and Continuing Investors’ shareholdings in UK Co based on economic rights not voting rights.

Consideration to be left outstanding (i.e., receivables owing from each of CPPIB and Continuing Investors to UK Co for amounts equal to the value of the RPL shares).

All tranches of shares in RPL held by UK Co with different costs of acquisition shall be transferred to the existing shareholders on a proportionate basis.

Reorganisation Documents

To be effected via a single agreement between UK Co, CPPIB and Continuing Investors (via Power of Attorney) with simultaneous closings.

		Following Steps 1 – 5	UK Co CPPIB ADIA and JERA RPL

RPL will need to provide a letter to UK Co confirming that the proposed transfer of shares by UK Co to CPPIB and the Continuing Investors is in accordance with the provisions of the (Indian) Companies Act.

Such letter will need to be provided by UK Co to the depository along with the delivery instructions to enable the depository to initiate the transfer.

All shareholders proposed to hold shares in RPL will need to have a demat account in place prior to the Collapse Closing.

The SHA will include customary cooperation undertakings with regard to obtaining required consents.

Anti-trust and FDI approvals

It is anticipated that any anti-trust or FDI approvals required in connection with the Collapse (including all intermediate steps and transactions) will be sought at the same time as the approvals are sought in connection with the Take-private by way of a single consolidated notification/filing to the Competition Commission of India, on account of the steps in the transaction being highly dependent and inter-linked. In other words, the intention is that the Collapse is “pre-approved” by all relevant regulators. If any public shareholders of UK Co are Indian resident entities, the transfer of RPL shares to such resident must be undertaken at a price which is no more than the fair market value of equity instruments of RPL (as calculated in accordance with an internationally accepted pricing methodology for valuation). Under the Indian exchange control laws, the valuation certificate must be completed no more than 90 days before the date of the transfer of RPL shares.

[8]	To be determined whether the Founder will still have shares in UK Co at this stage.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

If any Continuing Investors are Indian residents, payment must be conducted through an inward remittance through banking channels / funds held in repatriable foreign currency or rupee account (and not a settlement of funds). A transaction through a payables / receivables structure for Indian resident Continuing Investors would require RBI approval.

Approval requirements

Consents / intimations (as applicable) under various contracts to be obtained / provided for the collapse of UK Co, including for change in shareholding and other related matters.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Additional documents

The following documents will also be required of UK Co:

•

a valuation report under section 92(2)(m) of the IT Act and section 79 of the IT Act read with Rule 57 of the IT Rules

•

a transfer pricing valuation report

•

a capital gains report prepared by a Big Four accounting firm

•

a tax memo prepared by a Big Four accounting firm

•

a Section 499 Report under IT Act read with IT rules

•

a Forms 145 and 146 under IT Act read with IT rules

Step 6(b) — RPL director changes

36.

RPL director changes

Directors to step down and new directors to be appointed in accordance with the SHA and applicable Indian law

Documents

•

Digital signature certificate (DSC)[9]

•

Director identification number (DIN)

•

Form DIR 2 (written consent to act)

		On Collapse Documents to be filed prior to director changes (except for Form DIR-12 to be filed after new appointments)	RPL Appointee director(s)

[9]	Firstly a DSC and then a DIN to be obtained by each appointee director prior to appointment (which takes c.3 working days each).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Form DIR 8 (no disqualification declaration) • Form MBP 1 (disclosure of interests) • Form DIR-12[10]

Step 7: Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co to Consortium and Continuing Investors

Step 7(a): Reduction of capital by UK Co

37.

UK Co to undertake a reduction of capital

Action

UK Co to reduce share premium created by Primary Infusion in Step 5 in order to create sufficient distributable reserves to enable UK Co to distribute Collapse Receivables to the Consortium (see Step 7(c)).

Process and Reorganisation Documents

Capital reduction process includes:

(i)preparation of solvency statement

(ii)shareholders approval (75% majority);

(iii)signing of compliance statement by directors; (iv) filings with Companies House within 15 days of special resolution (including Form SH19).

Once Companies House registers the documents, the reduction is legally effective.

		Following Collapse but prior to distribution of Collapse Receivables	UK Co The Board of UK Co	Working assumption is that the share capital reduction will be effected as a reduction of nominal capital of all the shares (rather than cancelling a proportion of shares).

[10]	Form DIR-12 to be filed by RPL with the Ministry of Corporate Affairs to report the appointment of director(s) to the registrar of companies.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Provided that the reduction is planned for in advance, it should be possible to complete in c. 1-2 weeks.

Step 7(b): Buyback of Class B Share and Class D Share

38.

UK Co to conduct off-market buyback for Class B Share and Class D Share

Process

Buyback must be approved by an ordinary resolution of the shareholders and documented in a written contract (in this case, the Reorganisation Deed) approved before Take-private Completion.

Once completed, UK Co will cancel the repurchased shares and file Form SH03 and SH06 if applicable with Companies House within 28 days.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect removal of Class B Share and Class D Share

•

Reorganisation Deed

•

Ordinary resolution of UK Co shareholders

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

Form SH03[11]

•

Form SH06

		Following Step 7(a)	UK Co CPPIB Founder	This step is taken to simplify the capital structure in UK Co before the distribution of Collapse Receivables at step 39 below. Pricing We expect the buyback to take place at fair market value.

[11]	The “shares being transferred for less than £1000” box will need to be ticked on the SH03 given that the B and D shares being repurchases will have nominal value.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 7(c): Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors

39.

UK Co to distribute receivables created by Collapse to Consortium and Continuing Investors

Process

Following the Collapse, the consideration left outstanding under the transfer agreements entered into by UK Co, the Consortium and the Continuing Investors will be reflected as receivables in the books of UK Co (the Collapse Receivables).

The Collapse Receivables will be distributed to the Consortium and Continuing Investors thereby eliminating the Collapse Receivables.

Reorganisation Documents

•

Reorganisation Deed

•

UK Co board resolutions

•

Relevant Accounts

•

Assignment documents

		Following Step 7(b) and on an ongoing basis to the extent required	UK Co CPPIB

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 8: Winding up of UK Co

40.	Liquidation of UK Co	In due course following Take-private Completion and the Collapse	UK Co

Ultimate intention is to wind-up UK Co. It is expected that this will be done at some point following the Take-private Completion and the Collapse by way of a members’ voluntary liquidation (MVL).

Process for a MVL involves the appointment of a third party liquidator and typically takes between 6-12 months. However, that timeline could be significantly reduced if: (i) by the time of the liquidation UK Co has very limited assets and liabilities; and (ii) discussions with the liquidator are commenced early.

It is expected that the power of attorney to be provided by shareholders in connection with the reorganisation and collapse will capture consenting to any future MVL process.

AGREED FORM

Definitions

ADIA	Platinum Hawk C 2019 RSC Limited

Collapse	the proposed transfer of 100% of the shares in RPL not already owned by members of the Consortium to the Consortium and the Continuing Investors

Collapse Closing	completion of the Collapse

Collapse Receivables	the receivables in relation to outstanding consideration under the transfer agreements entered into between UK Co, the Consortium and the Continuing Investors (as applicable)

Companies House	UK registrar of companies

Conditions	conditions under the Transaction Agreement to be satisfied (or waived) prior to court sanction hearing for the proposed scheme of arrangement

Consortium	collectively, CPPIB and the Founder

Continuing Investors	UK Co shareholders that elect to retain their shares in UK Co

Court Meeting	court meeting in relation to the proposed scheme of arrangement for UK Co

CPPIB	CPP Investments

Diamond II	Diamond II Limited

Diamond II Unsecured Loan	the USD 180,000,000 (United States Dollars One Hundred and Eighty Million only) unsecured loan from Diamond II to UK Co

Founder	Mr. Sumant Sinha

Founder Share Options	share options of the Founder

General Meeting	general meeting of shareholders in relation to the proposed scheme of arrangement for UK Co

GIFT City	Gujarat International Finance Tec-City, India

Group	UK Co and its subsidiaries from time to time

Neerg Energy	Neerg Energy Limited

Primary Infusion	the primary infusion of funds into UK Co in accordance with step 5 of this legal steps plan

RBI	the Reserve Bank of India

AGREED FORM

Reorganisation Deed	the reorganisation agreement to be entered into by Consortium and Continuing Investors pursuant to which the Collapse will be implemented.

RPL	Renew Private Limited

RSUs	restricted stock units in UK Co

Sanction Hearing	court hearing for the sanctioning of the proposed scheme of arrangement for UK Co

Scheme Document	the scheme document to be circulated to UK Co shareholders in relation to the proposed scheme of arrangement

SEBI	the Securities and Exchange Board of India

SEC	United States Securities and Exchange Commission

SHA	the shareholders’ agreement between the Consortium, the Continuing Investors, UK Co and RPL in respect of UK Co and RPL

Take-private	the take-private of UK Co, by way of scheme of arrangement

Take-private Completion	the completion of the take-private of UK Co, by way of scheme of arrangement

Transaction Agreement	the transaction agreement to be entered into between CPPIB, Founder and UK Co pursuant to step 1(a) of this legal steps plan

UK Co	Renew Energy Global PLC (expected to be, following reregistration as a private limited company, Renew Energy Global Limited)

Unsecured Loan Agreement	the unsecured loan agreement dated 27 April 2023 between UK Co and Diamond II in relation to the Diamond II Unsecured Loan

Annex 4

Reorganisation Deed

AGREED FORM

           2026

CANADA PENSION PLAN INVESTMENT BOARD

as CPPIB Parent

DYUTI PRIVATE HOLDINGS INC.

as CPPIB WOS

WISEMORE ADVISORY PRIVATE LIMITED

COGNISIA INVESTMENT

THE CONTINUING INVESTORS

MR. SUMANT SINHA

as Founder

RENEW PRIVATE LIMITED

as RPL

RENEW ENERGY GLOBAL PLC

as UK Co

REORGANISATION WRAPPER DEED

-i-

THIS DEED is made on       20261

PARTIES:

(1)

CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40, whose registered office is at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada, under corporation number 1108934-0 (CPPIB Parent);

(2)

DYUTI PRIVATE HOLDINGS INC., a company with limited liability incorporated under the laws of Canada and having its registered office at One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada (CPPIB WOS);

(3)	The Investors whose names and addresses are set out in Schedule 2 (the Continuing Investors);

(4)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the (Indian) Companies Act, 2013 and whose registered office is at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India;

(5)	COGNISIA INVESTMENT, a partnership firm whose registered office is at 1017 B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009;

(6)	MR. SUMANT SINHA, passport number Z7764314 and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (the Founder);

(7)

RENEW PRIVATE LIMITED, a company with limited liability incorporated under the Laws of India and having its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi, India—110066 (RPL); and

(8)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at c/o Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB (UK Co),

each a party and together, the parties.

Words and expressions used in this deed (this Deed) shall be interpreted in accordance with Schedule 3 (Definitions and Interpretation).

WHEREAS:

(A)

Following the closing of the take-private of UK Co pursuant to the scheme of arrangement of UK Co dated [•] (Take-Private Completion): (i) CPPIB Parent, CPPIB WOS and the Founder Investor Group (together, the Consortium), together with the Continuing Investors, currently hold all of the shares in UK Co; and (ii) CPPIB Parent, the Founder Investor Group and UK Co currently hold all of the shares in RPL.

[1]	Deed to be executed offshore outside of India.

-/0

(B)

On or around Take-Private Completion, the Consortium, the Founder Investor Group, the Continuing Investors, UK Co and RPL, among others, entered into a shareholders’ agreement in respect of: (i) RPL; and (ii) UK Co (the SHA).

(C)

The Consortium, the Continuing Investors, UK Co and RPL are now entering into this Deed in order to set out their agreement in relation to the implementation of the reorganisation of the UK Co Group and RPL Group (as applicable) (the Reorganisation) in accordance with the reorganisation steps set out in Part B (The Reorganisation) of the Legal Steps Plan attached as Schedule 1 of this Deed (the Reorganisation Steps), which, for the avoidance of doubt, includes steps relating to the grant of equity awards by RPL to replace outstanding equity awards granted by UK Co.

1.	Implementation of the Reorganisation

1.1

Subject to the terms of this Deed and the specific obligations of the parties in relation to the implementation of certain of the Reorganisation Steps as set out in Clauses 2 to 6, each party hereby agrees, undertakes and/or consents (as appropriate) for all purposes that:

(a)

the Reorganisation Steps shall be, and the parties shall use their reasonable endeavours to procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them and provided that the relevant party shall not have to incur unreasonable costs) that the Reorganisation Steps are implemented and completed:

(i)

within the timelines and in the order set out in this Deed (taking into account where steps are expressed to be subject to a preceding step being effected and where steps are expressed to be implemented simultaneously); and

(ii)

in accordance with or having regard to (as applicable in the circumstances), the legal, regulatory and tax analysis set out in the Legal Steps Plan and the Tax Structure Paper in relation to each such Reorganisation Step;

(b)

it shall use its reasonable endeavours to agree the form of any Reorganisation Document to which it is a party, and which is not in Agreed Form as at the date of this Deed, provided that CPPIB Parent and/or CPPIB WOS provide the other parties with the first draft of such Reorganisation Document;

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(c)

it shall use reasonable endeavours to procure so far as it is legally able (to the extent possible using the shareholder or contractual rights, or other legal rights, available to it and provided that the relevant party shall not have to incur unreasonable costs) that any lawful ancillary action which is reasonably necessary or desirable to give effect to the Reorganisation Steps (including the provision of any information in that party’s possession or reasonably obtainable by it, as is reasonably required to give effect to the Reorganisation Steps), the execution of any document, voting in favour of any shareholder resolutions and/or board resolutions, or giving any consents to the holding of general meetings or board meetings on shorter notice) shall be so taken by the relevant party and/or such party’s Affiliate(s) as required, provided that nothing in this Clause 1.1(c) shall require any relevant party to provide any information:

(i)	in connection with the Clearance that is not strictly necessary for the purposes of preparing and taking any steps as are necessary or expedient in connection with obtaining the Clearance;

(ii)

that is not in such party’s possession or reasonably obtainable by such party, although if any such information is required for the granting of the Clearance such party will use all reasonable endeavours to obtain it; or

(iii)	that such party is not permitted to provide pursuant to applicable Law or that is subject to any legal privilege in favour of such party.

2.	Implementation of Step 3

2.1	For the purposes of the implementation of Step 3, simultaneously with the execution of this Deed, the Consortium, the Continuing Investors, UK Co and RPL shall enter into the SHA.

3.	Implementation of Step 4

3.1

For the purposes of the implementation of Step 4, the parties shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them provided that a Continuing Investor shall not have to incur any unreasonable costs) that following Take-Private Completion and the de-registration of UK Co in accordance with applicable Law, UK Co:

(a)

convenes a general meeting of the shareholders of UK Co (the UK Co General Meeting) at which meeting, each member of the Consortium and each Continuing Investor undertakes to vote in favour of the resolutions required to give effect to Step 4, including, without limitation:

(i)	the re-registration of UK Co as a private limited company in accordance with Step 4(b)(1);

(ii)

the adoption of new articles of association in connection with Step 4(b)(1) and which give effect to the 30 per cent rule structuring in respect of UK Co, variation of rights of Class C Shares and provision of non-pro rata distributions, in each case as approved in accordance with Step 2 of the Reorganisation Steps;

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(iii)	the redemption of the 50,000 UK Co preference shares of £1 each held by Neerg Energy (Neerg Energy Preference Shares) in accordance with Step 4(b)(2); and

(b)	following the UK Co General Meeting, shall:

(i)	give not less than two Business Days’ notice to Neerg Energy for the redemption and cancellation of the Neerg Energy Preference Shares; and

(ii)

deliver to the UK registrar of companies such documents and/or forms as may be required under applicable Law in relation to, or to give effect to, the resolutions approved at the UK Co General Meeting.

4.	Implementation of Steps 5(a) and 5(b)

4.1

For the purposes of the implementation of Step 5(a), CPPIB Parent acknowledges that, as soon as reasonably possible after the Take-Private Completion but prior to the settlement of the Diamond II Loan Amount Outstandings:

(a)

subject to Clause 4.1(b), CPPIB WOS or one of CPPIB Parent’s Affiliates shall subscribe unconditionally in cash for UK Co Shares for such aggregate amount as determined by CPPIB WOS or one of CPPIB Parent’s Affiliates and UK Co to facilitate the implementation of the Reorganisation (the Initial Investment Amount) at a price per UK Co Share equal to: (i) to the extent permissible under applicable Law, the Take-Private Price; or (ii) to the extent that applicable Law dictates that the subscription must occur at a price other than the Take-Private Price, then at a price as close as is permissible under applicable Law to the Take-Private Price, with such amounts to be transferred by CPPIB WOS or one of CPPIB Parent’s Affiliates to UK Co by way of electronic transfer to such account or in such other necessary manner as notified by the board of UK Co;

(b)

each Continuing Investor shall have the right to subscribe for its Equity Proportion of the Initial Investment Amount in accordance with Schedule 1 (Pre-emption on Issue) to the SHA and, if a Continuing Investor exercises this right, CPPIB Parent’s and CPPIB WOS’ respective Equity Proportions of the Initial Investment Amount shall be reduced by the amount of UK Co Shares subscribed for by the Continuing Investor in exercising its right under this Clause 4.1(b); and

(c)

CPPIB WOS or one of CPPIB Parent’s Affiliates (as applicable) and the Continuing Investors shall use their respective reasonable endeavours (in their capacity as shareholders of UK Co) to procure so far as they are legally able that UK Co shall:

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(i)

procure that a shareholders’ meeting of UK Co is held at which the board of UK Co is authorised to issue and allot the UK Co Shares referred to in Clause 4.1(a) to CPPIB WOS or CPPIB Parent’s Affiliates (as applicable) and, if applicable, to any Continuing Investor that exercises its pre-emption rights in respect of the Initial Investment Amount in accordance with the SHA;

(ii)

allot and issue, credited as fully paid, the UK Co Shares referred to in Clause 4.1(a) to CPPIB WOS or one of CPPIB Parent’s Affiliates (as applicable) and, if applicable, to any Continuing Investor that exercises its pre-emption rights in respect of the Initial Investment Amount in accordance with the SHA, subject to the amounts referred to in Clause 4.1(a) having been paid in full by CPPIB WOS or one of CPPIB Parent’s Affiliates; and

(iii)

subject to the amounts referred to in Clause 4.1(a) having been paid in full by CPPIB WOS or one of CPPIB Parent’s Affiliates, enter the name of CPPIB WOS or one of CPPIB Parent’s Affiliates (as applicable) and, if applicable, any Continuing Investor in its register of members as the registered holders of such UK Co Shares, provided that a Continuing Investor shall not have to incur any unreasonable costs.

4.2

As soon as reasonably practicable following receipt by UK Co of the amounts referred to in Clause 4.1(a) and in any event prior to the Collapse, UK Co shall implement Step 5(b) by: (i) delivering notice pursuant to clause 2.2 of the Unsecured Loan Agreement of its intention to repay all outstanding amounts, including accrued and unpaid interest thereon (if any) and any gross-up obligations in respect of Tax, under the Unsecured Loan Agreement in full (the Diamond II Loan Amount Outstandings); and (ii) within five Business Days of delivering such notice, utilising such amounts to repay the Diamond II Loan Amount Outstandings. The Consortium and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them), provided that a Continuing Investor shall not have to incur any unreasonable costs, that the UK Co Group shall take such steps as are set out in this Clause 4.2 in order to repay the Diamond II Loan Amount Outstandings.

5.	Implementation of Step 6

5.1

For the purposes of implementing Step 6 (the Collapse), the parties hereby undertake and agree, acting reasonably and in good faith, to work together, as soon as reasonably possible after the date of this Deed and in any event in sufficient time to enable the Collapse to be implemented within the timelines set out in the Reorganisation Steps, to finally determine the form of the Reorganisation Documents required to implement and complete the Collapse (the Collapse Reorganisation Documents), provided that CPPIB Parent and/or CPPIB WOS provide the other parties with the first drafts of such Collapse Reorganisation Documents.

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5.2	The parties hereby agree that the Collapse Reorganisation Documents shall contain the key terms and obligations, or otherwise be consistent with the provisions, set out in Clauses 5.3 to 5.12 below.

Sale and Purchase

5.3

On the Collapse Closing Date, CPPIB WOS, CPPIB Parent and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co shall sell:

(a)

to CPPIB WOS, and CPPIB WOS shall purchase, such number of RPL Shares that is equal to CPPIB Parent and CPPIB WOS’ respective Equity Proportions at the Collapse Closing Date of the UK Co Owned RPL Shares (the CPPIB Collapse Shares); and

(b)

to the Continuing Investors, and the Continuing Investors shall purchase, such number of RPL Shares that is equal to each Continuing Investor’s Equity Proportion at the Collapse Closing Date of the UK Co Owned RPL Shares (the Continuing Investor Collapse Shares),

in each case, with full title guarantee and free from all Encumbrances, together with all rights and legal and beneficial interests attaching to them, at a price per RPL Share equal to the Collapse Price.

5.4	The parties acknowledge and agree that:

(a)

in calculating the number of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares, the number of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares shall be rounded to the nearest whole share such that the transfers referred to in Clause 5.3(a) shall result in the transfer of 100 per cent of the UK Co Owned RPL Shares by UK Co; and

(b)	the allocation of RPL Shares to CPPIB WOS and the Continuing Investors shall be done such that each of them receives its proportionate share of each Tranche;

Consideration and Price

5.5	The consideration payable for:

(a)

the CPPIB Collapse Shares shall be a cash amount equal to the Collapse Price multiplied by the aggregate number of CPPIB Collapse Shares, such cash amount to be left outstanding as at Collapse Closing and recorded on the balance sheet of UK Co as a receivable due from CPPIB WOS to UK Co (the CPPIB Collapse Receivable); and

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(b)

the Continuing Investor Collapse Shares shall be a cash amount equal to the Collapse Price multiplied by the aggregate number of Continuing Investor Collapse Shares held by each Continuing Investor from time to time (a Collapse Receivable Amount), such Collapse Receivable Amount to be left outstanding as at Collapse Closing and recorded on the balance sheet of UK Co as receivables due from each of the Continuing Investors to UK Co (each a Continuing Investor Collapse Receivable and, together with the CPPIB Collapse Receivable, the Collapse Receivables),

provided that, to the extent that withholding Taxes are payable in respect of the payment of consideration in relation to the Collapse, the mechanism for discharging such withholding Taxes (if applicable) shall be mutually agreed between the parties and recorded in the Collapse Reorganisation Documents.

Pre-Closing Undertakings

5.6

Prior to the Collapse Closing Date, each Investor proposing to hold shares in RPL shall set up and activate a dematerialised account with National Securities Depository Limited and/or Central Depository Services Limited, through a depositary participant.

5.7

Prior to the Collapse Closing Date, the Consortium and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co shall:

(a)

provide such information, cooperation and assistance as is required by each Investor in connection with the setup of the dematerialised accounts referred to in Clause 5.6 and the procurement of their relevant PAN and TDCA each as referred to and defined in Clause 5.11;

(b)

procure that a valuation report in a form agreed between UK Co and CPPIB WOS is prepared by a SEBI registered merchant banker or chartered accountant, in respect of the value of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares proposed to be transferred in accordance with Clause 5.3 as at the date of completion of such transfers, to the reasonable satisfaction of CPPIB WOS so far as the report pertains to the value of the shares being transferred to them, in accordance with the provisions of Sections 79/92(2)(m) of the IT Act in the manner as prescribed under Rule 57 of the Income Tax Rules, 2026, evidencing that the consideration payable by CPPIB WOS and the Continuing Investors for the purchase of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares respectively, is equal to or more than such value as determined in accordance with Rule 57 of the Income Tax Rules, 2026;

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(c)

if (and only if) such report is required by applicable Law, procure a valuation report in a form agreed between UK Co, CPPIB WOS and the Continuing Investors, acting reasonably, in respect of the value of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares proposed to be transferred in accordance with Clause 5.3 as at the date of completion of such transfers supporting that each transfer will occur on an arm’s length basis and will be undertaken in compliance with applicable Law as applicable to CPPIB WOS and the Continuing Investors, as the case may be;

(d)

if applicable, procure a draft letter issued by a Big Four Accounting Firm in a form and substance satisfactory to CPPIB WOS and each of the Continuing Investors holding an aggregate shareholding of five per cent. or more of the total issued share capital of UK Co at the time of such issuance, acting reasonably, so far as the letter pertains to the shares being acquired by them, computing the amount (if any) of (i) capital gains Tax chargeable or leviable on UK Co pursuant to the transfers contemplated by Clause 5.3 and (ii) any Tax required to be withheld from the price payable to UK Co by CPPIB WOS and the Continuing Investors, respectively, as per the provisions of the IT Act, in each case prepared on the basis that any capital losses arising on the transfer of any Tranche of the UK Co Owned RPL Shares are set off against any capital gains arising on the transfer of any other Tranche of the UK Co Owned RPL Shares to the extent permitted under the IT Act, such letter to be executed on, and dated as of, the closing date of the transfers in respect of which it is prepared, together with a copy of a duty of care letter or reliance letter in favour of the transferee duly executed by the Big Four Accounting Firm that authored such letter (the Collapse Tax Memo);

(e)	procure that a draft report required under Section 499 of the IT Act (the Section 499 Report) is prepared and delivered to CPPIB WOS and the Continuing Investors; and

(f)

deliver to CPPIB WOS and the Continuing Investors all such information and details as may be required by CPPIB WOS and the Continuing Investors for the purpose of filing Form 145 and Form 146 under the IT Act, provided that a Continuing Investor shall not have to incur any unreasonable costs.

Conditions Precedent

5.8	The implementation of the Collapse shall be conditional on:

(a)	the implementation of Steps 1 – 5 of the Reorganisation Steps;

(b)	delivery by UK Co to CPPIB WOS and the Continuing Investors of:

(i)	the final version of the valuation report referred to in Clause 5.7(b);

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(ii)	(if applicable) the final version of the valuation report referred to in Clause 5.7(c);

(iii)	the final version of the Collapse Tax Memo;

(iv)	the final version of the Section 499 Report; and

(v)	the final version of the Form 146 referred to in Clause 5.7(f);

(c)

if and to the extent required any consents, approvals, clearances, confirmations, waivers, or licences required under any applicable Law (including those relating to foreign direct investment, or other regulatory or governmental approvals); and

(d)

delivery by UK Co and/or RPL, as applicable, of evidence in a form reasonably satisfactory to CPPIB WOS that all third-party consents, waivers or confirmations required in order to give effect to the Collapse have been obtained,

(together, the Collapse Closing Conditions).

5.9

CPPIB Parent, CPPIB WOS, the Founder Investor Group and the Continuing Investors may, jointly in writing, waive in whole or in part (to the extent permitted by applicable Law) any of the Collapse Closing Conditions.

Collapse Closing

5.10

Collapse Closing shall take place on such date that CPPIB WOS determines following the date on which each of the Collapse Closing Conditions has been fulfilled or waived in accordance with the Collapse Reorganisation Documents (the Collapse Closing Date).

5.11	At Collapse Closing:

(a)

the Consortium and the Continuing Investors shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co shall:

(i)	deliver a letter, in the form specified under applicable Law (the Confirmation Letter), to its depository along with the instructions pursuant to Clause 5.11(a)(ii);

(ii)

immediately issue an irrevocable and duly completed delivery instructions to its depository or custodian (as the case may be), duly executed by UK Co and instructing its depository participants to debit:

(A)	the CPPIB Collapse Shares from its depository participant account and credit such CPPIB Collapse Shares to the depository participant account of CPPIB WOS; and

(B)

the Continuing Investor Collapse Shares from its depository participant account and credit such Continuing Investor Collapse Shares to the depository participant accounts of the Continuing Investors; and

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in each case provide a copy of the acknowledgment provided by UK Co’s depository participant acknowledging receipt of such delivery instructions, to CPPIB WOS and the Continuing Investors (as applicable) (it being acknowledged that the consideration in respect of such transfers shall be left outstanding at Collapse Closing as contemplated in Clause 5.5);

(iii)	deliver to each of CPPIB WOS and the Continuing Investors (in each case, unless waived), a signed copy of the following documents, each dated as of the date of the Collapse Closing:

(A)	the executed version of the valuation report referred to in Clause 5.7(b);

(B)	(if applicable) the executed version of the valuation report referred to in Clause 5.7(c) (or certified copy thereof);

(C)	the executed copy of the Collapse Tax Memo (or certified copy thereof);

(D)	the executed copy of the Section 499 Report; and

(E)	an executed copy of Form 146 referred to in Clause 5.7(f);

(iv)

procure that the Confirmation Letter is provided by RPL to UK Co confirming that: (A) the proposed transfer of shares by UK Co to CPPIB WOS and the Continuing Investors to give effect to the Collapse is in accordance with the provisions of the (Indian) Companies Act, 2013; and (B) RPL has obtained necessary approvals for the transfer of shares by UK Co to CPPIB WOS and the Continuing Investors to give effect to the Collapse;

(v)	deliver to the Investors the relevant Permanent Account Number (PAN) of UK Co pursuant to section 262 of the IT Act;

(b)

each of the Investors shall use reasonable endeavours to procure and deliver to UK Co its relevant PAN and Tax Deduction and Collection Account Number (TDCA) to the extent necessary to comply with the IT Act;

(c)

the Consortium and the Continuing Investors shall procure (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that UK Co takes the steps set out in this Clause 5.11(a) to give effect to the Collapse Closing;

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(d)	RPL shall:

(i)	provide the Confirmation Letter to UK Co;

(ii)	upon completion of the action set out in Clause 5.11(a)(i):

(A)

convene and hold a meeting of the board of directors of RPL, to: (V) take on record and accept the resignation of the identified directors from the board of directors of RPL; (W) approve the appointment of directors nominated by CPPIB WOS (the CPPIB Directors) on the board of directors of RPL; (X) take on record the transfer of the UK Co Owned RPL Shares from UK Co to CPPIB WOS and the Continuing Investors; (Y) approve new articles of association of RPL, which, among other things, will contemplate and provide for the specific rights attaching to the CPPIB Collapse Shares and the Continuing Investor Collapse Shares (the Post-Collapse RPL Articles); and (Z) approve the convening of an extraordinary general meeting of the shareholders of RPL at shorter notice; and

(B)

at the extraordinary general meeting referred to in (A) above, the members of the Founder Investor Group (as applicable), CPPIB WOS and the Continuing Investors each undertake to vote in favour of the resolution to approve the appointment of CPPIB Directors on the board of directors of RPL and adopt the Post-Collapse RPL Articles, provided that a Continuing Investor shall not have to incur any unreasonable costs; and

(iii)

make the necessary filings for: (A) the shareholders’ meeting of RPL; and (B) reporting the appointment of CPPIB Directors, in each case, with the Registrar of Companies in Form MGT- 14 and Form DIR-12, respectively, in accordance with the (Indian) Companies Act, 2013.

Stamp Duty

5.12	Any stamp duty payable in relation to the transfer of the CPPIB Collapse Shares and the Continuing Investor Collapse Shares shall be borne by UK Co.

6.	Implementation of Step 7

Step 7(a) – The UK Co Reduction of Capital

6.1

Following the Collapse, UK Co shall, pursuant to section 641 of the Companies Act 2006, reduce its share premium account by way of a reduction of the nominal capital of all UK Co Shares in order to create sufficient distributable reserves to enable UK Co to assign the Collapse Receivables as contemplated pursuant to Step 7(C) (the UK Co Reduction of Capital) and in accordance with the relevant Reorganisation Documents.

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Step 7(b) – Repurchase of the Class B Share and the Class D Share

6.2

For the purposes of the implementation of Step 7(b) (the Class B and Class D Share Repurchase), the parties shall procure so far as they are legally able (to the extent applicable using the shareholder or contractual rights, or other legal rights, available to them) that following the UK Co Reduction of Capital, UK Co:

(a)

convenes a general meeting of the shareholders of UK Co (the UK Co Share Repurchase General Meeting) at which meeting, each member of the Consortium undertakes to vote in favour of the resolutions required to give effect to Step 7(b), including, without limitation:

(i)	the amendment of the UK Co Articles to reflect the removal of the Class B Share and Class D Share; and

(ii)	the buyback and cancellation of the Class B Share and the Class D Share;

(b)	following the UK Co Share Repurchase General Meeting:

(i)	executes the relevant Reorganisation Documents in order that the Class B and Class D Share Repurchase may take effect; and

(ii)

delivers to the UK registrar of companies such documents and/or forms as may be required under applicable Law in relation to, or to give effect to, the resolutions approved at the UK Co Share Repurchase General Meeting, provided that a Continuing Investor shall not have to incur any unreasonable costs.

(c)	if the Class B and Class D Share Repurchase occurs in the same accounting period as the Collapse Closing, UK Co shall procure and provide to the holders of the Class B Share and the Class D Share:

(i)

on a date as close as is reasonably practicable to the date of completion of the Class B and Class D Share Repurchase or such other date as agreed between UK Co and CPPIB WOS, in writing, each acting reasonably, the valuation report, in the manner and form set out in Clause 5.7(b), updated in respect of the value of the Class B Share and Class D Share proposed to be repurchased under Clause 6.2, as at the date of completion of the Class B and Class D Share Repurchase;

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(ii)

if required by applicable Law, procure a valuation report in a form agreed between UK Co, the Consortium and the Continuing Investors, acting reasonably, in respect of the value of the Class B and Class D Shares proposed to be repurchased and cancelled in accordance with Clause 6.2, as at the date of completion of the Class B and Class D Share Repurchase, supporting that each transfer pursuant to the Class B and Class D Share Repurchase is being undertaken on an arm’s length basis and in compliance with applicable Law; and

(iii)

a valuation report on a reliance basis by a qualified accounting firm of appropriate reputation and standing in the form and substance reasonably acceptable to CPPIB WOS, setting out the value derived by UK Co from India in accordance with section 9 of the IT Act read with Rule 11 and Rule 12 of the Income Tax Rules, 2026.

Step 7(c) – Distribution of the Collapse Receivables

6.3

For the purposes of implementing Step 7(c), from Collapse Closing, until such time as UK Co has assigned to the Investors 100 per cent of the benefit of the Collapse Receivables, so far as it is legally able, UK Co shall distribute to the Investors, in accordance with their respective Equity Proportions as at the date of the relevant distributions, all of UK Co’s profits lawfully available for distribution in each quarter of each Financial Year (such distributions to occur as soon as practicable after the end of the relevant quarter or such other date as may be agreed in writing by the Investors, acting reasonably).

6.4	In order to settle and pay any distribution declared by UK Co pursuant to Clause 6.3 from time to time (each, a Distribution), UK Co shall assign to each Investor its Collapse Receivable Amount.

6.5	Each Investor of UK Co shall, so far as it is legally able, exercise its rights and powers in relation to UK Co to procure that:

(a)

so far as it is legally able and subject to Clause 6.6, UK Co takes all reasonable steps to maximise the amount of its distributable reserves from time to time (including by way of the UK Co Reduction of Capital); and

(b)	all resolutions for the declaration or payment of Distributions, and the creation of any distributable reserves (including by way of UK Co Reduction of Capital), are duly passed by UK Co.

6.6

When determining whether to declare and/or pay any Distributions or take any steps to maximise the amount of the distributable reserves of UK Co, the directors of UK Co shall at all times act reasonably and in accordance with their common law, statutory and fiduciary duties in relation to any judgements to be exercised by them.

7.	Implementation of Step 8

7.1

The parties agree that after Collapse Closing, the intention is for UK Co to be wound up (the UK Co Liquidation) and agree to, subject to the UK Co Liquidation being approved by the board of UK Co, do all other acts or things as they in their absolute discretion consider reasonably necessary, desirable or expedient to give effect to or in connection with the UK Co Liquidation, including without limitation negotiating, approving, executing and delivering any document related or ancillary to the UK Co Liquidation pursuant to a members’ voluntary liquidation.

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8.	Other general provisions

8.1	Termination

(a)	If the SHA terminates in accordance with its terms, then this Deed shall automatically terminate (other than the Surviving Provisions).

(b)

Upon any member of the Consortium or the Continuing Investors ceasing to be a party to the SHA, in accordance with the terms of the SHA, it shall, subject to Clause 8.1(c), cease to be a party for the purposes of this Deed.

(c)	The termination of this Deed shall not:

(i)	relieve any party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that party before its withdrawal or termination; or

(ii)	affect the parties’ accrued rights and obligations as at the date of termination.

8.2	Non-public Information

(a)

Nothing in this Deed shall require Platinum, the Abu Dhabi Investment Authority (ADIA), or any of its or their affiliates, the Government of Abu Dhabi or any entity directly or indirectly owned by the Government of Abu Dhabi to disclose or provide, or procure the disclosure or provision of, to any person (including, for the avoidance of doubt any regulatory or governmental authority) any non-public information (including any non-public financial information): (a) relating to ADIA, its affiliates, any of its direct or indirect shareholders or ultimate beneficial owners, or any current or former directors or officers of any of the foregoing, or (b) in respect of the current or former directors or officers of, or any investments held by, any other entity (other than ADIA and its subsidiaries) ultimately owned by the Government of the Emirate of Abu Dhabi, if such information exceeds the scope and type of information that Platinum or ADIA have previously provided to such regulatory or governmental authority in connection with obtaining regulatory approvals for transactions similar in nature to the transactions contemplated by the Reorganisation Steps.

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(b)

Nothing in this Deed shall require JERA Power RN B.V., or any of its affiliates, to disclose any information about Tokyo Electric Power Company or Chubu Electric Power, although if any such information is required by the Competition Commission of India for grant of its approval of the Reorganisation, JERA Power RN B.V. shall use all reasonable endeavours to obtain such information.

8.3	Application of terms of SHA

The terms of clauses 33 (Confidentiality), 35 (Announcements), 36 (Notices), 37 (Warranties), 39 (Anti Bribery and Corruption and Anti-Money Laundering), 40 (Sanctions), 41 (Costs and interest), 42 (Whole agreement), 43 (Legal Relationship), 44 (Assignment), 45 (Variations), 46 (Invalid terms), 47 (Enforceability, rights and remedies), 49 (Counterparts), 50 (Governing law) and 51 (Dispute Resolution) of the SHA, and any defined terms used therein, shall apply mutatis mutandis among the parties to this Deed and shall be deemed to form part of this Deed.

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Schedule 1

Reorganisation Steps

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PRIVILEGED AND CONFIDENTIAL

PRIVILEGED AND CONFIDENTIAL

PROJECT SURYA REORGANISATION - LEGAL STEPS PLAN

AGREED FORM

Legal Steps Plan Overview

Step	Description
Part A – The Take-Private

1.	Execution of Transaction Documents

2.	Take Private Process

3.	Implementation of Take-Private

Part B – The Reorganisation

4.	Re-registration of UK Co as a private limited company

5.	Primary investment in UK Co to facilitate the Reorganisation

6.	Collapse of UK Co

7.	Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co

8.	Winding up of UK Co

AGREED FORM

Legal Steps Plan

Part A – The Take-Private

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 1: Execution of Transaction Documents

Step 1(a): Execution of Transaction Documents

1.	Transaction Agreement Transaction Agreement to be executed	N/A	CPPIB[1] Founder UK Co	N/A

2.	Agreed Form Documents	To be in agreed form on signing of the Transaction Agreement

Following documents expected to be in agreed form at time of signing transaction document:

•

RPL Shareholders’ agreement

•

This Legal Steps Plan (which will be appended to the Reorganisation Deed to be executed upon Take-Private Completion)

•

Template Irrevocable Undertaking (Shareholder)

•

Structure paper

•

Founder Service Agreement

•

Appointer deed

3.	Irrevocable Undertakings Irrevocable undertakings to be executed	To be signed simultaneously with the Transaction Agreement	CPPIB ADIA Jera	N/A

[1]	Take-Private and certain other steps contemplated by this document to be implemented by CPPIB shall include any of its wholly-owned subsidiaries or affiliates.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
4.	13D/A for Transaction Agreement and the Irrevocable Undertakings	On the same business day (after market close) as the signing of the Transaction Agreement and the irrevocable undertakings	CPPIB	To attach the Transaction Agreement and the Irrevocable Undertakings and contain a summary of the key terms therein.

Step 2: Take Private Process

Step 2a: SEC Process

5.	Submission of 13E-3 to SEC	Submission to be made and SEC approval to be received before posting of Scheme Document to UK Co shareholders	UK Co CPPIB Founder

13E-3 is a US securities shareholder disclosure document designed to provide additional disclosure in take-private transactions involving an existing shareholder. It will reference contents of the scheme document and will not functionally be a different document. An undated version of the Scheme Document will be an exhibit to the initial 13E-3 filing.

The SEC may choose to review and comment on the filing, and if they do, the commenting process can take anywhere between 5 to 10 weeks, depending on the extent of comments and speed of response.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Once all SEC comments are resolved, the 13E-3 and Scheme Document can be finalised and the Scheme Document can be posted to UK Co shareholders.

Step 2b: Scheme of Arrangement Process[2]

6.	Direction Hearing to be held	Following receipt of approval of the Scheme Document from the SEC	UK Co CPPIB Kings Counsel[3]

Documents[4] required for the Direction Hearing include:

•

Claim form

•

Application for Directions Hearing

•

First witness statement

•

Draft order

•

Proxy forms for Court and Shareholder Meetings

•

Scheme Document

•

Verification notes for Scheme Document

7.	Paying Agent Agreement	To be in agreed form prior to publication of Scheme Document	CPPIB Computersha re

8.	Scheme Document to be published	Following the Directions Hearing	UK Co CPPIB

[2]

The UK PLC warrants expire on 23 August 2026 and it is assumed the sanction hearing will take place after this date such that the warrants shall expire in accordance with their own terms. This steps plan therefore does not include any steps in relation to outstanding UK Co warrants.

[3]	Andrew Thornton KC has again been instructed as Scheme counsel for the matter.
[4]	Scheme documents to reflect the depositary structure as needed.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
9.	Proposals on outstanding equity awards to be distributed to awardholders	On or shortly after publication of Scheme Document	UK Co

Proposal to include:

•

Cover letter explaining treatment of awards

•

Notice of exercise for Non-Resident Awards, Accelerated ITM Awards and Vested ITM Awards

•

Consent to replace (i) unexercised Accelerated ITM Awards and Vested ITM Awards, and (ii) Near Vested ITM Awards

•

Bespoke documentation for Founder

10.	General Meeting and Court Meeting (i.e., the shareholder meetings) to be held	No sooner than 20 days after publication of the Scheme Document	UK Co

Approval of the Scheme requires a positive vote of: (i) majority in number; and (ii) 75% in value of members present and voting in person or by proxy.

Documents required for the shareholder meetings include:

•

Chair’s scripts for court and shareholder meetings

•

Copies of UK Co resolutions for court and shareholder meetings to approve Scheme

•

Proxy forms for shareholder meetings to approve Scheme

•

Poll cards for court and shareholder meetings

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• UK Co amended articles • Minutes of Court and shareholder meetings • Announcement of the results of the court convened shareholder meetings

11.	30% Rule Structuring[5] Articles of UK Co and RPL to be amended to include 30% Rule provisions. Reorganisation Documents • Articles of UK Co to be amended to reflect Appointer Structure	As part of General Meeting (see Row 10 above)	UK Co

At UK Co level, the “Appointer Structure”[6] will be implemented as part of the General Meeting (see Row 10 above) that will take place before Take-private Completion to ensure compliance with the 30% Rule.

To ensure compliance with the 30% Rule at RPL level after the Collapse, the RPL articles will include an irrevocable waiver from CPPIB

[5]

CPPIB is a Canadian Crown Corporation created by statute. Under Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, CPPIB may not, directly or indirectly, invest in the securities of a corporation to which are attached more than 30% of the votes that may be cast to elect the directors of that corporation (the 30% Rule).

[6]	The “Appointer Structure” works as follows:

a)

the right to vote for the election / appointment and removal of directors shall be removed from all shares of UK Co by expressly stating in the articles of association of UK Co that none of the securities issued by UK Co carry any right to appoint, elect, remove or replace (or to vote for the appointment, election, removal or replacement of) the directors of UK Co; rather, the sole and exclusive rights to do so vests in one or more named entities (the Appointer(s));

b)

CPPIB and each other shareholder in UK plc having director appointment rights will appoint an Appointer. These Appointers can be any affiliated entity of the applicable shareholders that does not directly own (legally or beneficially) any securities in UK Co (e.g., CPPIB’s Appointer will be a subsidiary of CPPIB). For completeness, a shareholder cannot act as its own Appointer;

c)

the articles of association of UK Co will provide for the maximum number of directors that each Appointer may appoint. The SHA will clarify the actual number of directors that each Appointer can appoint based on the shareholder ownership and how the appointment numbers may change based on ownership changes. The SHA will also include a covenant that the shareholders will amend the articles of association of UK Co to the extent needed to reflect the governance arrangements agreed to in the SHA; and

d)

A short deed will additionally be entered into pursuant to which the shareholders agree in favour of the Appointers not to exercise any such rights under the local corporate law statute and/or common law that would be inconsistent or conflict with the Appointers’ sole and exclusive right(s) to appoint and remove the directors as reflected in the articles,

(the structure described above being the Appointer Structure).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

•

SHA

•

Appointer Deeds to be executed by each shareholder in UK Co, waiving residual appointment rights

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

Articles of RPL to be amended to include CPPIB irrevocable waiver of its right to exercise the director voting rights attaching to the shares it holds in RPL such that CPPIB’s percentage equity stake in RPL does not exceed 30% of the total votes that may be cast for the election, appointment and/or removal of directors of RPL (thus limiting CPPIB’s director voting power to 30% at all times).

12.

Variation of class rights of Class C shares

Articles of UK Co to be amended to vary rights of Class C shares.

Reorganisation Documents

•

Form SH12

•

Articles of UK Co to be amended to reflect updated rights of Class C shares

•

Special resolution of UK Co shareholders to approve amendment of Articles

•

CPPIB consent will be recorded in writing through a special resolution.

		As part of General Meeting (see Row 8 above)	UK Co

The effect of the variation of class rights will be that the Class C shares will have the same, or substantially equivalent, rights to the Class A shares.

Once completed, UK Co will need to file Form SH12 with Companies House within 28 days.

13.	Variation of Articles of UK Co to permit non-pro rata distributions Articles of UK Co to be amended to enable Step 7(c) to occur. Reorganisation Documents	As part of General Meeting (see Row 8 above)	UK Co	The effect of the amendment will be that the distributions contemplated by Step 7(c) (Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors) may take place on a non-pro rata basis.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Articles of UK Co to be amended to reflect updated rights of Class C shares • Special resolution of UK Co shareholders to approve amendment of Articles

14.	Conditions under Transaction Agreement to be satisfied or waived	CPPIB will be required to formally confirm that all Conditions have been either satisfied or waived prior to the Court Sanction Hearing	UK Co CPPIB Founder

Transaction Agreement shall include the full list of Conditions.

It is expected that the consent required under the Group’s financing arrangements with Natixis will be obtained prior to Take-private Completion.

Antitrust approvals

Antitrust approvals from various jurisdictions specified in the Transaction Agreement will need to be obtained prior to take-private completion, including by way of a single consolidated notification / filing to the Competition Commission of India. This will also include any antitrust approvals required in connection with the Collapse (including all intermediate steps and transactions) on account of the steps in the transaction being highly dependent and interlinked.

Approval requirements

Consent / intimations (as applicable) under various contracts to be obtained / provided for the Take-private process, including for the delisting of UK Co and other related matters.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

15.	Valuation report(s) UK Co to obtain valuation report required under the Indian Income Tax Act 2025 and the Indian Income Tax Rules, 2026.	Before or at the time of publishing of the Scheme Document (and if required due to time gap or significant events, an updated report to be obtained at the time of implementation of the Take-private under step 3)	UK Co

Step 2c: Court Sanction Hearing

16.	Sanction Hearing	Following satisfaction or waiver of all the Conditions set out in the Transaction Agreement and shareholder approval following General Meeting and Court Meeting.	UK Co CPPIB King’s Counsel

Documents required for the Sanction Hearing include:

•

Report of the Chair on the results of the Court Meeting

•

Scrutineer’s certificate for purpose of Chair’s report for court meeting and shareholder meeting

•

Second witness statement of the Chair requesting the Court to make the order sanctioning the scheme, attaching relevant exhibits

•

Witness Statement of Computershare confirming dispatch of the list of shareholders confirming dispatch of the list of shareholders of UK Co at the record date to the Printers

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

•

Witness Statement of Printers confirming the dispatch of the Scheme Document to the shareholders

•

Draft order

•

Skeleton argument

•

Undertaking to be bound by the Scheme

•

Undertaking of CPPIB to pay stamp duty

17.	Settlement of all ordinary course exercise of awards	Prior to Scheme Record Time	UK Co	• All awards exercised in the ordinary course to be settled prior to Scheme Record Time, to the extent they will be settled in Shares, to ensure that the resulting Shares constitute Scheme Shares.

Step 2d: Filing of court order with Companies House

18.

Filing of Sanction Hearing Court Order with Companies House

The Scheme of Arrangement will become effective, and the Take-private Completion will occur, on the date that the Court Order is filed with Companies House.

		Generally, within 1 or 2 Business Days’ of the Sanction Hearing	UK Co CPPIB	• Payment of stamp duty by CPPIB will follow upon Take-private Completion

Step 3: Implementation of Take-Private

Step 3(a) Acquisition of free float by CPPIB

19.	Acquisition of free float by CPPIB On Take-private Completion, CPPIB will acquire the free float pursuant to the Scheme of Arrangement.	On Take-private Completion	CPPIB	Take-private Completion not expected to trigger a mandatory repayment event under the Group’s financing arrangements (subject to confirmation with UK Co).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
20.	Shareholders Agreement to be executed Consortium, RPL,UK Co and Continuing Investors (via PoA) to execute the SHA	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

21.	Reorganisation Deed to be executed Consortium, Continuing Investors (via PoA), RPL and UK Co to execute the Reorganisation Deed	To be executed on Take-private Completion	Consortium UK Co RPL Continuing Investors (via PoA)

22.	Appointer Deed to be executed CPPIB and each other shareholder(s) having director appointment rights in UK Co to execute the Appointer Deed	To be in agreed form by signing of the Transaction Agreement To be executed on Take-private Completion	CPPIB Shareholder( s) having director appointment rights in UK Co

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

23.

RPL articles to be amended

The articles of association will be amended and restated to incorporate the provisions of the Shareholders’ Agreement and authorise issuance of shares pursuant to ESOPs under the RPL option plans.

		Amendedarticles to be adopted on Take Private Completion, with certain articles coming into effect from Collapse Closing.	UK Co RPL CPPIB	Documents required for adopting the restated RPL articles: • RPL board resolution • RPL shareholders’ resolution

24.	Adoption of RPL option plans and approval of grants	Subject to obtaining the requisite shareholder approvals, within 5 business days following the Take-private Completion	RPL

•

RPL board resolutions to: (i) approve and adopt the RPL Founder Share Option Plan and RPL New Share Option Plan, subject to the approval of the shareholders; (ii) subject to receipt of shareholders’ approval for items at (i), authorise the board or committee to grant options pursuant to such plans.

•

Consent forms for convening shareholders’ meeting at shorter notice

•

Template Award Agreements

•

List of grants

(See also rows 27 and 28)

25.	Founder Service Agreement to be executed	To be in agreed form by signing of the Transaction Agreement	RPL Founder	This can be executed at any time following signing of the Transaction Agreement. The effectiveness of the agreement is conditional upon Take-private Completion.

Step 3(b) Termination of Founder Share Awards and issuance of new RPL Share awards

26.	Founder Share Awards to be terminated and new Share Awards to be issued in RPL	Cancellation of existing options on Take-private	UK Co RPL	Founder will have agreed to the treatment of his equity awards.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Action

Founder Share Options, RSUs and PBUs to be terminated upon Take-private Completion, and new RPL awards to be issued on equivalent terms (and subject to applicable Indian laws).

Documents

•

RPL Founder Share Option Plan

•

Template award agreement

		Completion. Issuance of new RPL awards within 5 business days following Take-private completion.		A separate Founder-specific option plan is required for Indian law reasons. UK Co board resolutions to confirm cancellation of Founder Share Awards subject to grant of new RPL awards.

Step 3(c) Termination of Employee Share Awards and issuance of New Employee Share Awards

27.

Employee Share Awards to be terminated and New Employee Share Awards to be issued by RPL on equivalent terms

Action

Employee Share Options, RSUs and PBUs to be terminated upon Take-private Completion.

•

Unexercised Accelerated ITM Awards and Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

Near Vested ITM Awards to be replaced with RPL awards with a 1-year vesting period

•

All other ITM Awards to be replaced with equivalent RPL awards

		Cancellation of existing options on Take-private Completion. Issuance of new RPL awards within 5 business days following Take-private Completion.	UK Co RPL	Participant consent required (see Row 9) UK Co board resolutions to confirm cancellation of Employee Share Awards subject to grant of new RPL awards.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Underwater Options to be replaced with RPL awards Documents • RPL New Share Option Plan • Template award agreement

Step 3(d) De-listing and de-registration of UK Co

28.	UK Co de-lists and de-registers its Class A Shares	Form 25 filed with SEC on Take-private Completion Form 15 filed with SEC at earliest ten days after Form 25 is filed Deregistration effective 90 days following filing of Form 15	UK Co

De-listing and de-registering in the U.S. require filing a Form 25 and a Form 15 with the SEC. Form 15 suspends registration.

The Form 25 is filed on Take-private Completion to effect the de-listing and commence the de-registration process. The earliest the Form 15 could be filed is ten days after the Form 25 is filed.

Step 3(e) – UK Co director changes

29.	UK Co director changes Directors to resign and new directors to be appointed in accordance with the UK Co SHA	On Take-private Completion	UK Co	Following documents expected to be in agreed form on Take-private Completion: • Director resignation letters • Director consent to act letters • Executive director service contracts

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Non-executive director appointment letters • Companies House filings (TM01, AP01)

AGREED FORM

Part B – The Reorganisation

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Step 4: Cash settlement of awards, re-registration of UK Co as a private limited company and redemption of Shares

Step 4(a) – cash settlement of awards

30.	Cash settlement of awards	As soon as practicable following Take-private Completion	UK Co CPPIB

•

Non-Resident Awards exercised prior to Scheme Record Time

•

Non-Resident Awards that remain unexercised

•

Accelerated ITM Awards and Vested ITM Awards, to the extent validly (i.e., subject to the cap) exercised

Step 4(b)(1) — Re-registration of UK Co as a private limited company

31.

UK Co to be re-registered as a private limited company

Process

Re-registration of UK Co as a private limited company must be approved by UK Co’s board of directors and a special resolution of the shareholders. Once approved, UK Co will file Form RR02 with Companies house, formally notifying it of UK Co’s intention to re-register. Re-registration will be effective once Companies House has processed the relevant documents and issued a new certificate of incorporation.

		As soon as UK Co is de-registered. See Step 3 (Row 28)	UK Co

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Reorganisation Documents • UK Co board resolution • Special resolution of UK Co shareholders • New articles of association for UK Co as a private limited company • Form RR02

Step 4(b)(2) – redemption of Neerg Energy Limited Shares

32.

Redemption of Neerg Energy preference shares

Preference shares held by Neerg Energy to remain outstanding until UK Co is converted into a private company, at following which they shall be redeemed at nominal value as per agreed terms.

Process

Preference shares may be redeemed by UK Co on not less than two business days’ written notice to the holder.

		Following re-registration of UK Co as private company	UK Co	Once UK Co is converted into a private company, preference shares will be redeemed at par. This would be £50,000, given that there are 50,000 redeemable preference shares of £1 each.

Step 5: Shareholders to make primary investment in UK Co to facilitate the Reorganisation, including to raise funds to settle Diamond II Unsecured Loan

Step 5(a) – Primary Infusion into UK Co

33.	Shareholders to elect to subscribe for Class A shares for their applicable pro rata proportion of such subscription amount as determined by CPPIB and the	Expected to be as soon as reasonably possible after the Take-private	UK Co CPPIB

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Company to facilitate the implementation of the Reorganisation

Action

Shareholders to enter into subscription agreement with UK Co for Class A shares in UK Co

Reorganisation Documents

•

SHA

•

Subscription Agreement

•

Corporate approvals – board resolution, ordinary resolution to allot new shares and special resolution to disapply pre-emption rights

Completion but prior to settlement of the Diamond II Unsecured Loan

Step 5(b) — UK Co to use some of the proceeds of Primary Infusion to settle Diamond II Unsecured Loan due to Diamond II

34.

UK Co uses some of the proceeds of Primary Infusion to repay outstanding balance (including accrued unpaid interest) owing to Diamond II under the Unsecured Loan Agreement[7]

Action

UK Co to give five business days’ notice of repayment

Reorganisation Documents

•

Notice of repayment

		Following Step 5 but prior to the Collapse Closing	UK Co Diamond II

[7]	This will be followed by: (a) the repayment of the loan from owing from Diamond II to the IFSC gift city entity, and (b) the infusion of debt by the IFSC gift city entity into RPL / its subsidiaries.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Step 6: Collapse of UK Co

Step 6(a) – Collapse of UK Co (sale of shares of RPL against payables/receivables)

35.

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors[8]

Process

UK Co to transfer its shares in RPL to CPPIB and Continuing Investors. Transfers will be in proportion to CPPIB and Continuing Investors’ shareholdings in UK Co based on economic rights not voting rights.

Consideration to be left outstanding (i.e., receivables owing from each of CPPIB and Continuing Investors to UK Co for amounts equal to the value of the RPL shares).

All tranches of shares in RPL held by UK Co with different costs of acquisition shall be transferred to the existing shareholders on a proportionate basis.

Reorganisation Documents

To be effected via a single agreement between UK Co, CPPIB and Continuing Investors (via Power of Attorney) with simultaneous closings.

		Following Steps 1 – 5	UK Co CPPIB ADIA and JERA RPL

RPL will need to provide a letter to UK Co confirming that the proposed transfer of shares by UK Co to CPPIB and the Continuing Investors is in accordance with the provisions of the (Indian) Companies Act.

Such letter will need to be provided by UK Co to the depository along with the delivery instructions to enable the depository to initiate the transfer.

All shareholders proposed to hold shares in RPL will need to have a demat account in place prior to the Collapse Closing.

The SHA will include customary cooperation undertakings with regard to obtaining required consents.

Anti-trust and FDI approvals

It is anticipated that any anti-trust or FDI approvals required in connection with the Collapse (including all intermediate steps and transactions) will be sought at the same time as the approvals are sought in connection with the Take-private by way of a single consolidated notification/filing to the Competition Commission of India, on account of the steps in the transaction being highly dependent and inter-linked. In other words, the intention is that the Collapse is “pre-approved” by all relevant regulators. If any public shareholders of UK Co are Indian resident entities, the transfer of RPL shares to such resident must be undertaken at a price which is no more than the fair market value of equity instruments of RPL (as calculated in accordance with an internationally accepted pricing methodology for valuation). Under the Indian exchange control laws, the valuation certificate must be completed no more than 90 days before the date of the transfer of RPL shares.

[8]	To be determined whether the Founder will still have shares in UK Co at this stage.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

If any Continuing Investors are Indian residents, payment must be conducted through an inward remittance through banking channels / funds held in repatriable foreign currency or rupee account (and not a settlement of funds). A transaction through a payables / receivables structure for Indian resident Continuing Investors would require RBI approval.

Approval requirements

Consents / intimations (as applicable) under various contracts to be obtained / provided for the collapse of UK Co, including for change in shareholding and other related matters.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments

Additional documents

The following documents will also be required of UK Co:

•

a valuation report under section 92(2)(m) of the IT Act and section 79 of the IT Act read with Rule 57 of the IT Rules

•

a transfer pricing valuation report

•

a capital gains report prepared by a Big Four accounting firm

•

a tax memo prepared by a Big Four accounting firm

•

a Section 499 Report under IT Act read with IT rules

•

a Forms 145 and 146 under IT Act read with IT rules

Step 6(b) — RPL director changes

36.

RPL director changes

Directors to step down and new directors to be appointed in accordance with the SHA and applicable Indian law

Documents

•

Digital signature certificate (DSC)[9]

•

Director identification number (DIN)

•

Form DIR 2 (written consent to act)

		On Collapse Documents to be filed prior to director changes (except for Form DIR-12 to be filed after new appointments)	RPL Appointee director(s)

[9]	Firstly a DSC and then a DIN to be obtained by each appointee director prior to appointment (which takes c.3 working days each).

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Form DIR 8 (no disqualification declaration) • Form MBP 1 (disclosure of interests) • Form DIR-12[10]

Step 7: Reduction of Capital, buyback and Distribution of Collapse Receivables by UK Co to Consortium and Continuing Investors

Step 7(a): Reduction of capital by UK Co

37.

UK Co to undertake a reduction of capital

Action

UK Co to reduce share premium created by Primary Infusion in Step 5 in order to create sufficient distributable reserves to enable UK Co to distribute Collapse Receivables to the Consortium (see Step 7(c)).

Process and Reorganisation Documents

Capital reduction process includes:

(i) preparation of solvency statement

(ii) shareholders approval (75% majority);

(iii) signing of compliance statement by directors; (iv) filings with Companies House within 15 days of special resolution (including Form SH19).

Once Companies House registers the documents, the reduction is legally effective.

		Following Collapse but prior to distribution of Collapse Receivables	UK Co The Board of UK Co	Working assumption is that the share capital reduction will be effected as a reduction of nominal capital of all the shares (rather than cancelling a proportion of shares).

[10]	Form DIR-12 to be filed by RPL with the Ministry of Corporate Affairs to report the appointment of director(s) to the registrar of companies.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
Provided that the reduction is planned for in advance, it should be possible to complete in c. 1-2 weeks.

Step 7(b): Buyback of Class B Share and Class D Share

38.

UK Co to conduct off-market buyback for Class B Share and Class D Share

Process

Buyback must be approved by an ordinary resolution of the shareholders and documented in a written contract (in this case, the Reorganisation Deed) approved before Take-private Completion.

Once completed, UK Co will cancel the repurchased shares and file Form SH03 and SH06 if applicable with Companies House within 28 days.

Reorganisation Documents

•

Articles of UK Co to be amended to reflect removal of Class B Share and Class D Share

•

Reorganisation Deed

•

Ordinary resolution of UK Co shareholders

•

Special resolution of UK Co shareholders to approve amendment of Articles

		Following Step 7(a)	UK Co CPPIB Founder	This step is taken to simplify the capital structure in UK Co before the distribution of Collapse Receivables at step 39 below. Pricing We expect the buyback to take place at fair market value.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
• Form SH03[11] • Form SH06

Step 7(c): Distribution of Collapse Receivables by UK Co to Consortium members and Continuing Investors

39.

UK Co to distribute receivables created by Collapse to Consortium and Continuing Investors

Process

Following the Collapse, the consideration left outstanding under the transfer agreements entered into by UK Co, the Consortium and the Continuing Investors will be reflected as receivables in the books of UK Co (the Collapse Receivables).

The Collapse Receivables will be distributed to the Consortium and Continuing Investors thereby eliminating the Collapse Receivables.

Reorganisation Documents

•

Reorganisation Deed

•

UK Co board resolutions

•

Relevant Accounts

•

Assignment documents

		Following Step 7(b) and on an ongoing basis to the extent required	UK Co CPPIB

Step 8: Winding up of UK Co

[11]	The “shares being transferred for less than £1000” box will need to be ticked on the SH03 given that the B and D shares being repurchases will have nominal value.

AGREED FORM

No.	Document / Action	Timing and Dependencies	Responsible Party(ies)	Comments
40.	Liquidation of UK Co	In due course following Take-private Completion and the Collapse	UK Co

Ultimate intention is to wind-up UK Co. It is expected that this will be done at some point following the Take-private Completion and the Collapse by way of a members’ voluntary liquidation (MVL).

Process for a MVL involves the appointment of a third party liquidator and typically takes between 6-12 months. However, that timeline could be significantly reduced if: (i) by the time of the liquidation UK Co has very limited assets and liabilities; and (ii) discussions with the liquidator are commenced early.

It is expected that the power of attorney to be provided by shareholders in connection with the reorganisation and collapse will capture consenting to any future MVL process.

AGREED FORM

Definitions

ADIA Collapse	Platinum Hawk C 2019 RSC Limited the proposed transfer of 100% of the shares in RPL not already owned by members of the Consortium to the Consortium and the Continuing Investors

Collapse Closing	completion of the Collapse

Collapse Receivables	the receivables in relation to outstanding consideration under the transfer agreements entered into between UK Co, the Consortium and the Continuing Investors (as applicable)

Companies House	UK registrar of companies

Conditions	conditions under the Transaction Agreement to be satisfied (or waived) prior to court sanction hearing for the proposed scheme of arrangement

Consortium	collectively, CPPIB and the Founder

Continuing Investors	UK Co shareholders that elect to retain their shares in UK Co

Court Meeting	court meeting in relation to the proposed scheme of arrangement for UK Co

CPPIB	CPP Investments

Diamond II	Diamond II Limited

Diamond II Unsecured	the USD 180,000,000 (United States Dollars One Hundred and Eighty Million only) unsecured loan

Loan	from Diamond II to UK Co

Founder	Mr. Sumant Sinha

Founder Share Options	share options of the Founder

General Meeting	general meeting of shareholders in relation to the proposed scheme of arrangement for UK Co

GIFT City	Gujarat International Finance Tec-City, India

Group	UK Co and its subsidiaries from time to time

Neerg Energy	Neerg Energy Limited

Primary Infusion	the primary infusion of funds into UK Co in accordance with step 5 of this legal steps plan

RBI	the Reserve Bank of India

AGREED FORM

Reorganisation Deed	the reorganisation agreement to be entered into by Consortium and Continuing Investors pursuant to which the Collapse will be implemented.

RPL	Renew Private Limited

RSUs	restricted stock units in UK Co

Sanction Hearing	court hearing for the sanctioning of the proposed scheme of arrangement for UK Co

Scheme Document	the scheme document to be circulated to UK Co shareholders in relation to the proposed scheme of arrangement

SEBI	the Securities and Exchange Board of India

SEC	United States Securities and Exchange Commission

SHA	the shareholders’ agreement between the Consortium, the Continuing Investors, UK Co and RPL in respect of UK Co and RPL

Take-private	the take-private of UK Co, by way of scheme of arrangement

Take-private Completion	the completion of the take-private of UK Co, by way of scheme of arrangement

Transaction Agreement	the transaction agreement to be entered into between CPPIB, Founder and UK Co pursuant to step 1(a) of this legal steps plan

UK Co	Renew Energy Global PLC (expected to be, following reregistration as a private limited company, Renew Energy Global Limited)

Unsecured Loan	the unsecured loan agreement dated 27 April 2023 between UK Co and Diamond II in relation to the

Agreement	Diamond II Unsecured Loan

Schedule 2

The Continuing Investors

Name of Continuing Investor	Notice Address and Information	Notice Email Address

Platinum Hawk 2 2019 RSC Limited (Platinum)

Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the Laws of Abu Dhabi Global Market by deed of settlement dated 28

March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited

[•]

JERA Power RN B.V.	De Entree 250, 1101 EE Amsterdam, the Netherlands	legalnotices@jeranex.com

[•][2]	[•]	[•]

[2]	Details of any other Continuing Investors to be populated in due course.

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Schedule 3

Definitions and Interpretation

1.	Definitions. In this Deed, the following words and expressions shall have the following meaning:

ADIA has the meaning given to it in Clause 8.2;

Agreed Form has the meaning given to it in paragraph 2(h) of this Schedule 3;

Affiliate has the meaning given to it in the SHA;

Big Four Accounting Firm means, in each case, the Indian affiliate of Deloitte Touche Tohmatsu, Ernst & Young, PricewaterhouseCoopers or KPMG;

Business Day has the meaning given to it in the SHA;

Class B and Class D Share Repurchase has the meaning given to it in Clause 6.2;

Class B Share means the class B ordinary share of $0.0001 each in the capital of UK Co with the rights set out in the UK Co Articles;

Class C Shares means the class C ordinary shares of $0.0001 each in the capital of UK Co with the rights set out in the UK Co Articles;

Class D Share means the class D ordinary share of $0.0001 each in the capital of UK Co with the rights set out in the UK Co Articles;

Clearance means clearance from the Competition Commission of India under the Competition Act, 2002 that is necessary to satisfy the Indian Competition Approval (as defined in the Transaction Agreement) to the Transaction (as defined in the Transaction Agreement);

Collapse has the meaning given to it in Clause 5.1;

Collapse Closing means the completion of the sale and purchase of the UK Co Owned RPL Shares as contemplated in Clause 5;

Collapse Closing Conditions has the meaning given to it in Clause 5.8;

Collapse Closing Date has the meaning given to it in Clause 5.10;

Collapse Price means the price per RPL Share, as agreed by CPPIB Parent for the purposes of implementing the Collapse;

Collapse Receivable Amount has the meaning given to it in Clause 5.5(b);

Collapse Receivables has the meaning given to it in Clause 5.5(b);

Collapse Reorganisation Documents has the meaning given to it in Clause 5.1;

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Collapse Tax Memo has the meaning given to it in Clause 5.7(d); Confirmation Letter has the meaning given to it in Clause 5.11(a)(i); Consortium has the meaning given to it in Recital (A);

Continuing Investor Collapse Receivable has the meaning given to it in Clause 5.5(b);

Continuing Investor Collapse Shares has the meaning given to it in Clause 5.3(b);

Continuing Investors means the Investors whose names and addresses are set out in Schedule 2;

Controlled has the meaning given to it in the SHA;

CPPIB Collapse Receivable has the meaning given to it in Clause 5.5(a);

CPPIB Collapse Shares has the meaning given to it in Clause 5.3(a);

CPPIB Directors has the meaning given to it in Clause 5.11(d)(ii)(A)(W);

Diamond II means Diamond II Limited;

Diamond II Loan Amount Outstandings has the meaning given to it in Clause 4.2;

Distribution has the meaning given to it in Clause 6.4;

Encumbrance has the meaning given to it in the SHA;

Equity Proportion means the number of UK Co Shares held by each shareholder in UK Co from time to time divided by the total number of UK Co Shares in issue, expressed as a percentage;

Financial Year has the meaning given to it in the SHA;

Founder Investor Group means the Founder SPVs and the Founder;

Founder SPVs means each of Wisemore Advisory Private Limited and Cognisia Investment;

Initial Investment Amount has the meaning given to it in Clause 4.1(a);

Investors means those parties to the SHA which at the relevant time hold “Shareholder Instruments” (as defined in the SHA) including any person to whom “Shareholder Instruments” have been transferred, granted or issued in accordance with the provisions of the SHA and who has agreed to be bound by the SHA by executing a “Deed of Adherence” (as defined in the SHA) (and Investor means any one of them), provided always that no “Group Member” (as defined in the SHA) shall be an Investor;

IT Act means the (Indian) Income Tax Act 2025 as of the date of the transaction contemplated under this Deed as may be amended or supplemented from time to time (and any successor provisions) including any statutory modifications or re-enactment thereof together with the applicable rules, regulations, circulars, orders, bye-laws, ordinances, policies, notifications, directions and the like issued thereunder including any amendments thereto which have retrospective effect;

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Law has the meaning given to it in the SHA;

Legal Steps Plan means the legal steps plan in relation to the Reorganisation prepared by CPPIB Parent’s legal advisors;

Neerg Energy means Neerg Energy Limited;

Neerg Energy Preference Shares has the meaning given to it in Clause 3.1(a)(iii);

PAN has the meaning given to it in Clause 5.11(a)(v);

Pillar 2 Rules means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two)” and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic law by any relevant jurisdiction (including, for the avoidance of doubt, in relation to any Qualified Domestic Minimum Top-up Tax, as defined in the Pillar 2 Rules);

Pillar 2 Tax means Tax charged in accordance with the Pillar 2 Rules, including (for the avoidance of doubt) any Qualified Domestic Minimum Top-up Tax (as defined in the Pillar 2 Rules);

Post-Collapse RPL Articles has the meaning given to it in Clause 5.11(d)(ii)(A);

Reorganisation has the meaning given to it in Recital (C);

Reorganisation Document means any document giving effect (whether in whole or in part) to any Reorganisation Steps;

Reorganisation Steps has the meaning given to it in Recital (C);

RPL Group means RPL and its Subsidiaries;

RPL Shares means ordinary shares of INR 10 nominal value each in the capital of RPL;

SEBI means the Securities and Exchange Board of India;

Section 499 Report means a written report prepared by a Big Four Accounting Firm appointed by UK Co in respect of the transfer of the shares contemplated in Clause 5.3 that confirms the status of any pending Tax proceedings, Tax recovery proceedings or any outstanding Tax demands against the transferor which could render the transfer of shares null and void under Section 499 of the IT Act, which report shall be based on the information, documents, representations and screenshots of the income-tax portal managed and administered by the Income Tax Department of the Government of India and TDS Reconciliation Analysis and Correction Enabling System (TRACES) website, together with a copy of a reliance letter in favour of the transferee duly executed by the Big Four Accounting Firm that authored such report;

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SHA has the meaning given to it in Recital (B);

Subsidiary means, in respect of an entity, all entities Controlled by that entity from time to time;

Surviving Provisions means those provisions listed in Clause 8; Take-Private Completion has the meaning given to it in Recital (A); Take-Private Price means $[•];

Tax includes the following and amounts payable on account of them: (a) taxes on gross or net income, profits and gains (including capital gains), and

(b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions) and any Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Taxing Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

Tax Structure Paper means the tax structure paper in relation to the Reorganisation;

Taxing Authority means any government, state or municipality or any national, municipal, local, state, federal or other fiscal, revenue, customs or excise authority, body or official that is competent to impose, administer or collect Taxes;

TDCA has the meaning given to it in Clause 5.11(b);

Territory has the meaning given to it in the SHA;

Tranche means a particular number of RPL Shares out of UK Co’s entire holding of RPL Shares, to be identified by reference to the date on which such RPL Shares were acquired by UK Co, each such acquisition on a particular date referred to as a Tranche and collectively as Tranches;

Transaction Agreement means the transaction agreement to be entered into between the Consortium and the UK Co;

UK Co has the meaning given to it in Parties paragraph (8);

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UK Co Articles means UK Co’s articles of association, from time to time; UK Co General Meeting has the meaning given to it in Clause 3.1(a); UK Co Group means UK Co and its Subsidiaries;

UK Co Liquidation has the meaning given to it in Clause 7.1;

UK Co Owned RPL Shares means all the RPL Shares held by UK Co immediately prior to Collapse Closing;

UK Co Reduction of Capital has the meaning given to it in Clause 6.1;

UK Co Share Repurchase General Meeting has the meaning given to it in Clause 6.2(a);

UK Co Shares means the ordinary Class A Shares of $0.0001 each in the capital of UK Co; and

Unsecured Loan Agreement means the unsecured loan agreement dated 27 April 2023 between UK Co and Diamond II.

2.	Interpretation. In this Deed, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Deed; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)

references to an English legal term or concept will, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(d)

except as otherwise expressly provided in this Deed, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made; (ii) any enactment that that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii), except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Deed and increases or alters the liability of a party under this Deed;

(e)	references to US dollars, USD or US$ are references to the lawful currency from time to time of the United States of America;

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(f)	references to Rupees or INR are references to the lawful currency from time to time of the Republic of India;

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

any reference to a document in the Agreed Form is to the form of that document as initialled for the purpose of identification by or on behalf of CPPIB Parent, the Founder Investor Group and the Continuing Investors (in each case with such amendments as may be agreed by them or on their behalf); and

(i)

if there is any inconsistency between any definition set out in this Schedule and a definition set out in any Clause or any other Schedule, then, for the purposes of construing that Clause or Schedule, the definition set out in that Clause or Schedule shall prevail.

3.	References to this Deed include the recitals and any Schedules. The Schedules comprise schedules to this Deed and form part of this Deed.

4.

Unless otherwise expressly provided, all warranties, indemnities, covenants, agreements, undertakings and obligations made or given or entered into by more than one person in this Deed are made or given or entered into severally, and not jointly or jointly and severally.

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IN WITNESS WHEREOF this document has been duly executed and delivered as a DEED on the date inserted on page 1 of this Deed:

[Signature blocks to be inserted in due course]

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Annex 5

SHA

AGREED FORM

[•] 2026

CANADA PENSION PLAN INVESTMENT BOARD

DYUTI PRIVATE HOLDINGS INC.

MR. SUMANT SINHA

WISEMORE ADVISORY PRIVATE LIMITED

COGNISIA INVESTMENT

[APPOINTER A]

[APPOINTER B]

THE CONTINUING INVESTORS

RENEW PRIVATE LIMITED

RENEW ENERGY GLOBAL PLC

RENEW ENERGY GLOBAL PLC

AND

RENEW PRIVATE LIMITED

SHAREHOLDERS’ AGREEMENT

-i-

34.	Marketing and other Transfer support	99

35.	Announcements	99

36.	Notices	100

37.	Warranties	102

38.	Holdings by members of an Investor Group	103

39.	Anti Bribery and Corruption and Anti-Money Laundering	104

40.	Sanctions	106

41.	Costs and interest	112

42.	Whole agreement	115

43.	Legal Relationship	115

44.	Assignment	115

45.	Variations	116

46.	Invalid terms	116

47.	Enforceability, rights and remedies	117

48.	Further assurances	118

49.	Counterparts	120

50.	Governing law	120

51.	Dispute Resolution	120

-ii-

Schedule 15 Definitions and Interpretation	164

-iii-

AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT

30% Rule - Irrevocable Waiver

Appointer Deed Relating to Shares

UK PLC Articles

THIS AGREEMENT is dated [•] 2026 and effective from Closing

PARTIES:

(1)

CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organised and validly existing under the Canada Pension Plan Investment Board Act, 1997, c.40, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3 (CPPIB Parent);

(2)

DYUTI PRIVATE HOLDINGS INC., a Canadian corporation incorporated under the Canada Business Corporations Act, whose registered office is at 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3, under corporation number 1532365-7 (CPPIB);

(3)	The Investors whose names and addresses are set out in Schedule 12 (the Continuing Investors);

(4)	MR. SUMANT SINHA, passport number Z7764314 and presently residing at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (the Founder);

(5)

WISEMORE ADVISORY PRIVATE LIMITED, a company incorporated under the provisions of the (Indian) Companies Act, 2013 and whose registered office is at 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India (Wisemore);

(6)	COGNISIA INVESTMENT, a partnership firm whose registered office is at 1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009 (Cognisia);

(7)	[Appointer A] (Appointer A);

(8)	[Appointer B] (Appointer B);

(9)

RENEW PRIVATE LIMITED, a company with limited liability incorporated under the Laws of India and having its registered office at 138, Ansal Chambers II, Bhikaji Cama Place, Delhi, India—110066 (the Company); and

(10)

RENEW ENERGY GLOBAL PLC, a public limited company incorporated in England and Wales with registered number 13220321 and having its registered office at c/o Vistra (UK) Ltd, Suite 3, 7th Floor, 50 Broadway, London, England, SW1H 0DB (UK PLC).

Words and expressions used in this agreement (the Agreement) shall be interpreted in accordance with Schedule 15 (Definitions and Interpretation).

WHEREAS:

(A)

Following the closing of the take-private of UK PLC (Closing), CPPIB, CPPIB Parent and the Founder (together, the Consortium), together with the Continuing Investors, currently hold all of the shares in UK PLC;

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(B)

The terms of the Reorganisation Deed shall, amongst others, provide that: (i) the deferred shares, Class B Shares and Class D Shares of UK PLC shall be bought back and cancelled and the redeemable preference shares of UK PLC will be redeemed; (ii) CPPIB Parent shall Transfer all of the Shares that it holds directly in the Company to CPPIB; and (iii) the members of the Consortium, together with each of the Continuing Investors, will acquire Shares in the Company from UK PLC in proportion to their shareholdings in UK PLC, ignoring for these purposes any holding of deferred shares, Class B Shares or Class D Shares (the PLC Collapse); and

(C)

CPPIB, the Founder Investor Group, the Founder, the Continuing Investors and the Appointers are entering into this Agreement in order to set out the terms governing their relationship as investors and how Directors will be appointed and removed in UK PLC and the Company with effect from Closing.

IT IS AGREED:

1.	UK PLC

1.1	All Clauses and Schedules of this Agreement shall take effect immediately upon Closing.

1.2	Until such time as Collapse Closing occurs:

(a)

each party other than the Continuing Investors and their respective Affiliates shall cooperate (acting reasonably and in good faith) to take, or cause to be taken, all such actions as are reasonably necessary to obtain or deliver (as applicable), as promptly as practicable, all third-party consents, waivers, confirmations or notifications required under any material agreement, instrument or arrangement to which the Group is a party in order to: (i) give effect to Collapse Closing in a manner consistent with the Reorganisation Deed (including but not limited to the adoption of the Articles by the Company conditional upon, and with effect from Collapse Closing); and (ii) do so in a manner that does not constitute a breach or default under any such agreement or give rise to any right of termination, acceleration, amendment or other adverse consequence under any such agreement, provided that the obtaining of such consents, waivers or confirmations shall not be a condition to Collapse Closing taking place as contemplated in accordance with the terms of the Reorganisation Deed; and

(b)

each of the Continuing Investors shall, so far as they are legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in UK PLC as are reasonably necessary in order to give effect to Collapse Closing in a manner consistent with the Reorganisation Deed, including but not limited to the adoption of the Articles by the Company conditional upon, and with effect from Collapse Closing.

1.3

As soon as reasonably practicable following Collapse Closing, each party other than the Continuing Investors and their respective Affiliates shall cooperate (acting reasonably and in good faith) to take, or cause to be taken, all such actions as are reasonably necessary to notify as promptly as practicable, all third-party counterparties required under any material agreement, instrument or arrangement to which the Group is a party that Collapse Closing has taken place.

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2.	Further finance

2.1

The business of the Group shall be the provision and manufacturing of decarbonisation solutions and any ancillary, complementary, adjacent or reasonably related activities to such business (the Business).

2.2	Any funding requirements of the Group shall be as set out in the Business Plan or as otherwise approved in writing in accordance with the terms of this Agreement.

2.3	Any funding requirements of the UK PLC Group shall be as approved:

(a)	in respect of the period until Collapse Closing, in accordance with the terms of this Agreement; and

(b)	in respect of the period after Collapse Closing, in accordance with the UK PLC Articles.

2.4	Other than as provided in this Agreement, no Investor (nor any of its Affiliates) shall be required to provide additional funding (in any form) to the Group and/or the UK PLC Group.

2.5	If, at any time, the Board considers that any Group Member requires further funding, the Company may, if approved by the Board, either:

(a)	approach the Group’s banking sources or other financial institutions to obtain third party debt finance; or

(b)	seek further debt and/or equity finance from the Investors in accordance with Clause 3 (New Issues of Shareholder Instruments).

3.	New Issues of Shareholder Instruments

3.1

So far as they are legally able, each Investor shall exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that no Shareholder Instruments are issued or granted by Topco:

(a)	unless such issue or grant is expressly provided for in the Business Plan and/or the Reorganisation Deed;

(b)

if and to the extent that such issue or grant constitutes a deviation of more than 10 per cent from what is expressly provided for in the Business Plan (prior to taking into account any automatic amendments as a result of the operation of this Clause 3.1), unless prior written consent to such issue or grant has been given by each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)), in which case the Business Plan or Annual Budget shall be automatically amended to reflect such issue or grant to the extent that the Investors exercise their rights to subscribe for the relevant Shareholder Instruments in accordance with Schedule 1 (Pre-emption on Issue);

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(c)

save in circumstances where Clause 3.3 applies, unless: (i) the Investors have first been offered an opportunity to subscribe for such New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue); and (ii) immediately following the issuance of New Shareholder Instruments in accordance with Schedule 1 (Pre-emption on Issue), the Company has issued and allotted such number of Shares to the Award Holders as is equivalent to the Shortfall Proportion, on the same terms as the terms of the New Shareholder Instruments issued in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue); and

(d)	to any person (other than in relation to any issue or grant of Shareholder Instruments by a Group Member to a Wholly Owned Group Member) that is not an existing Investor until:

(i)	such person has become a party to this Agreement by executing and delivering to Topco and each other Investor a Deed of Adherence as an Investor; and

(ii)

where such person is a Controlled Person that is not a Permitted Affiliate Transferee, such person’s Approved Parent executes and delivers to Topco a Deed of Adherence as an Approved Parent, provided that, if one or more Shareholder Instruments are subsequently Transferred to such person, such person shall immediately become an Investor for the purposes of this Agreement (in addition to being an Approved Parent, if relevant).

3.2	No Shareholder Instruments shall be issued or granted:

(a)	to any person that is:

(i)	a Restricted Person; or

(ii)

a Sanctioned Person or a person where, in the reasonable opinion of the Board, there is, or would be, a risk of Topco or any of the Investors being in breach of Sanctions Law were such a person to hold Shareholder Instruments or become a party to this Agreement; or

(b)	if such issuance would constitute or result in a breach or violation of, or non-compliance with, any applicable foreign direct investment Laws, regulations, rules, or governmental orders.

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3.3

Clause 3.1(c) and the obligation to offer New Shareholder Instruments to Investors and any Award Holders in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) shall not apply in relation to any of the following:

(a)	any issue or grant of Shareholder Instruments by a Group Member to a Wholly Owned Group Member;

(b)	any Employee Issue;

(c)	an issue of new securities in connection with the IPO Primary Issuance in accordance with Clause 26 (Indian IPO and Exit);

(d)	any issue or grant of Shareholder Instruments in UK PLC pursuant to the Reorganisation Deed;

(e)	any Emergency Funding Issue made in compliance with Schedule 2 (Emergency funding procedure);

(f)	any issue or grant of Shares pursuant to Clauses 21.11 or 22.7; or

(g)	any issue or grant of Shareholder Instruments in respect of which prior Investor Super Majority Consent and the written consent of the Founder has been obtained.

3.4	Indian Tax Valuation and Reporting Requirements

(a)

In respect of any issue or grant of New Shareholder Instruments by way of a rights issue or preferential allotment by Topco or any Group Member incorporated in India (including, following Collapse Closing, the Company), Topco shall, so far as it is legally able, exercise its rights with respect to each relevant Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that), at the relevant Group Member’s cost and prior to such issue or grant, an Issuance Tax Benchmark Valuation Report is procured, prepared on a reliance basis by a SEBI registered merchant banker, chartered accountant or a Big Four Accounting Firm (as required by applicable Law), and a copy of such Issuance Tax Benchmark Valuation Report is provided to each Investor entitled to subscribe for such New Shareholder Instruments, provided that an Issuance Tax Benchmark Valuation Report shall not be required in respect of a rights issue in which all shareholders participate in the ratio of their existing shareholding, and provided further that Topco or the relevant Group Member may procure such report in any event.

(b)

The Subscription Price for any New Shareholder Instruments issued or granted pursuant to a rights issue or preferential allotment referred to in Clause 3.4(a) above shall not be less than the net asset value determined in the applicable Issuance Tax Benchmark Valuation Report.

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(c)

Each of the Company and, until Collapse Closing, UK PLC shall procure that each relevant Group Member (or its duly authorised agents) shall, at that Group Member’s cost and within any applicable time limit, prepare, submit and deal with (or procure the preparation, submission and dealing with) all reports, returns and filings required to be made under the Indian transfer pricing provisions of the IT Act in respect of any issue or grant of New Shareholder Instruments, on the following basis:

(i)

in respect of any issue or grant of New Shareholder Instruments by UK PLC prior to Collapse Closing the relevant transaction shall be reported in Form 48 within the time period prescribed under applicable Law;

(ii)

in respect of any issue or grant of New Shareholder Instruments by the Company following Collapse Closing to an Investor that is not resident in India for Tax purposes, the relevant transaction shall be reported in Form 48 within the time period prescribed under applicable Law.

(d)

Each of the Company and, until Collapse Closing, UK PLC shall provide and afford to each relevant Investor, within a reasonable time period following the filing of any Form 48 pursuant to Clause 3.4(c) above, a copy of such Form 48, and each Investor undertakes and agrees to provide such information as Topco may reasonably require in connection with the preparation and filing of any Form 48, provided that such information is in the possession of, or is reasonably available to, the relevant Investor.

4.	General governance

4.1	Topco shall have a Board which shall be constituted in accordance with Clause 5 (Directors and management) and Schedule 4 (Board and management appointments) from time to time.

4.2

The Board shall be responsible for the overall direction, supervision and management of the Group in accordance with the Business Plan, the Annual Budget, the provisions of this Agreement and the Reorganisation Deed, and shall be responsible for all decisions in respect of the Group and in the absence of the Management Delegation of Authority Matrix shall retain all decision-making, save that:

(a)

the Board may delegate certain powers to Management from time to time pursuant to the Management Delegation of Authority Matrix, which the Company shall adopt after the Closing Date on such date as is determined by the Board; and

(b)

the Board shall not pass or implement any resolution in respect of any Investor Reserved Matter unless the Requisite Approval has first been obtained in accordance with Clause 8 (Investor Reserved Matters) or such resolution or implementation (as the case may be) is wholly conditional on such Requisite Approval being so obtained.

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4.3	The Board shall consult with the CEO from time to time in respect of any proposed changes to the Management Delegation of Authority Matrix.
4.4

If this Agreement, the Articles or Law is silent as to whether a particular matter falls within the competence of a General Meeting or the Board, each Investor agrees that such matter shall fall within the competence of the Board.

4.5

Proceedings and papers, minutes and notices of the Board and committees of the Board shall be in English. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) proceedings and papers, minutes and notices of the boards and committees of each other Group Member shall be in English.

4.6	Each of:

(a)

UK PLC and the Company shall, so far as they are legally able, do, execute and deliver (and each member of the Controlling Investor Group shall procure that UK PLC and the Company do, execute and deliver) all such acts, documents and things; and

(b)

each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and/or UK PLC or under this Agreement to ensure that such acts, documents and things are done, executed and delivered, as may be necessary or desirable to give full effect to, and implement the provisions of, this Agreement.

5.	Directors and management

Composition of the Board: nomination and removal of Directors

5.1

From the date of this Agreement until the date on which a Listing occurs, subject to any requirement under applicable Law, the composition of the Board shall be determined in accordance with paragraphs 1 to 5 of Schedule 4 (Board and management appointments).

5.2

If the Equity Proportion of an Investor Group at any time falls below the level required to entitle that Investor Group or its Relevant Appointer (as applicable) to nominate for appointment or appoint (as applicable) the number of Directors then appointed further to nominations or appointments (as applicable) made by it pursuant to Schedule 4 (Board and management appointments), the Directors not nominated by that Investor Group or appointed by its Relevant Appointer (as applicable) (the Non-Affected Directors) shall resolve to remove:

(a)	such Director(s) as the relevant Investor or its Relevant Appointer (as applicable) promptly notifies the Board in writing; or

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(b)	failing that, such Director(s) as the Non-Affected Directors shall determine by simple majority,

so that the number of Directors that have been appointed at its nomination or appointed by it (as applicable) (if any) does not exceed such number as it is then entitled to nominate or appoint pursuant to Schedule 4 (Board and management appointments).

5.3

Save in respect of the circumstances set out in Clause 40.13, each Investor Group that has a right to nominate one or more Directors for appointment pursuant to paragraph 2 of Schedule 4 (Board and management appointments), or its Relevant Appointer (as applicable), may nominate a Director for appointment or appoint a Director (as applicable), or request that a Director nominated by it or appointed by its Relevant Appointer (as applicable) be removed, by notice in writing to Topco. The appointment or removal shall, unless the notice indicates otherwise:

(a)	prior to Collapse Closing, take effect from the date the notice is received by UK PLC without the need for any further shareholder approval; and

(b)

from Collapse Closing, take effect from the date of approval by the shareholders of the Company by ordinary resolution, provided that in the case of a removal under Clauses 5.2 or 40.13, the removal shall take effect immediately.

5.4	Upon receipt, or in the case of Clauses 5.2 or 40.13 upon the deemed giving and receipt, of any such notice from an Investor Group or its Relevant Appointer (as applicable):

(i)	Topco shall immediately notify the Investors in each other Investor Group in writing of such nomination for appointment or request, or deemed request, for removal; and

(ii)

provided the relevant nomination for appointment or request for removal has been duly made by one or more Investors or its Relevant Appointer (as applicable) entitled to do so under Schedule 4 (Board and management appointments), or in the case of a deemed request for removal under Clauses 5.2 or 40.13, the Investors shall, so far as they are legally able, exercise their rights in relation to Topco to vote at all meetings, sign such written resolutions, and take all other actions, including by voting or signing written resolutions in respect of its holding of Shareholder Instruments, so as to ensure that the nominees nominated for appointment by each Investor in accordance with Schedule 4 (Board and management appointments) are elected, removed and/or appointed and maintained in office as Directors.

5.5	If a Director other than an independent director:

(a)	is or becomes prohibited from acting as a Director by Law, this Agreement or the Articles; or

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(b)

consents to, carries out or is involved in an activity which in the reasonable opinion of the Directors, acting by a resolution of the Board, brings the Group into material disrepute (including, for the avoidance of doubt, fraud or any breach of Anti-Bribery Law), the Investor Group or its Relevant Appointer (as applicable) which nominated that Director for appointment or appointed that Director (as applicable) shall, within five Business Days of the occurrence of any such event, give notice in writing to Topco requesting the removal of such Director (unless such person has already ceased to be a Director).

5.6

If a Director other than an independent director dies, resigns, retires, is incapacitated and/or is removed as a Director, or is removed as a Director pursuant to Clauses 5.5, 40.12 or 40.13, the Investor Group or its Relevant Appointer (as applicable) which nominated that Director for appointment or appointed that Director (as applicable) may nominate another Director for appointment or appoint another Director (as applicable) in accordance with Schedule 4 (Board and management appointments) and Clause 5.3.

5.7

An Investor Group with a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) pursuant to paragraph 2 of Schedule 4 (Board and management appointments) requesting (or whose Relevant Appointer is requesting), or which is (or whose Relevant Appointer is) deemed to have requested, the removal of a Director, or whose Director resigns from office as a Director under the Articles, shall indemnify and hold harmless (on an after-Tax basis) the other Investors, the remaining Directors, Topco from and against any liability for compensation for loss of office, any claim for unfair or wrongful dismissal or otherwise arising in connection with that Director ceasing to hold office as a Director.

Information sharing with appointing Investor

5.8

Subject to Clause 7 (Conflicts) and applicable Law, each of the Directors is hereby authorised to disclose all information available to him/her as a Director as he/she reasonably considers appropriate to any member of the Investor Group that nominated him/her (or whose Relevant Appointer appointed him/her) for appointment as a Director, provided that:

(a)	such information may not be disclosed (directly or indirectly) to any portfolio company within such Investor Group that is a Competing Business; and

(b)	the relevant Investor Group must ensure that it has in place, and maintains at all relevant times, effective and enforceable information barriers that:

(i)

prevent disclosure of such information to any person who is a Representative of a Competing Business, provided that this Clause 5.8(b)(i) shall not prevent disclosure to a third party adviser firm acting for the relevant Investor Group so long as such third party adviser firm maintains industry-standard conflicts management and information barriers between the engagement team of the third party adviser firm acting for the relevant Investor Group and any other team in the same firm that is otherwise a Representative of a Competing Business; and

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(ii)	are documented and materially consistent with industry standards for the protection of competitively sensitive information,

in each case, provided that information shall not be deemed to have been disclosed to any such portfolio company solely as a result of it having been disclosed to a member of the relevant Investor Group which is entitled to appoint a director to the board of directors of such portfolio company, provided that they comply with the provisions of Clause 33 (Confidentiality).

Chair

5.9	Subject to Clause 5.17 and any requirement under Law, the Chair shall be appointed from amongst the Directors (and may be removed) as follows:

(a)	from the Closing Date until the earlier to occur of:

(i)

the date that is four months prior to the expected date of submission of the first Draft Red Herring Prospectus by the Company to SEBI following Collapse Closing (such expected date to be determined by the Board following recommendation by the Strategic Options Committee);

(ii)

the Founder Investor Group ceasing to hold an aggregate Equity Proportion (for the purpose of this Clause 5.9, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent; and

(iii)	the date which is two years after the Closing Date,

or in any case until such date as may be agreed between the Founder and the Approved Parent of any Controlling Investor Group (the Initial Chair Period), the Founder shall be the Chair; and

(b)	following the Initial Chair Period, paragraphs 7 to 10 of Schedule 4 (Board and management appointments) shall apply.

Vice Chair

5.10

Subject to Clause 5.17 and provided that the Founder Investor Group continues to hold an aggregate Equity Proportion (for the purpose of this Clause 5.10, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, upon being replaced as Chair in accordance with the terms of this Agreement, the Founder shall continue to be a Director and, unless his designation or appointment as the Vice Chair would result in the Company having to appoint a greater number of independent directors than would be required pursuant to any applicable regulatory requirement but for such appointment or designation, shall be appointed or designated as vice chair of the Board (Vice Chair) for an initial period of three years following such replacement.

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5.11

Subject to Clause 5.17, following expiry of the initial three-year term described in Clause 5.10 above or any subsequent three-year term approved in accordance with this Clause 5.11, and in each case provided that the Founder Investor Group continues to hold an aggregate Equity Proportion (for the purpose of this Clause 5.11, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, the Founder may be re-appointed as Vice Chair for one or more additional terms of three years at a time by the Board.

5.12

Upon the Founder Investor Group ceasing to hold an aggregate Equity Proportion (for the purpose of this Clause 5.12, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent, the Founder shall no longer have a right to be a Director on the Board pursuant to paragraph 4 of Schedule 4 and shall cease to be Vice Chair.

CEO

5.13	The Founder shall be the initial CEO.

5.14

At any time following Closing, the Board may remove the CEO from their position with or without a “Bad Act” (as defined in the CEO’s relevant employment contract), provided that in the case of termination without a “Bad Act”, the CEO shall be eligible for certain “Good Leaver” treatment in respect of any outstanding Equity Awards they may hold at the date of such termination as provided in the relevant award agreements.

5.15	At any time following Closing, the Board may appoint a replacement CEO (who need not be a Director of Topco) in accordance with the following procedures:

(a)

prior to the second anniversary of the Closing Date, the NomRem Committee shall initiate a CEO successor identification process (the Successor Identification Process) and determine the minimum qualification criteria for an individual to be appointed as the CEO (the CEO Criteria);

(b)	in connection with the Successor Identification Process:

(i)

the NomRem Committee shall, in consultation with the Founder, engage a reputable independent executive search agency (with suitable credentials) to compile a list of potential internal and external candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the requirements of the CEO Criteria; and

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(ii)

the Founder shall, upon the request of the Board and prior to the second anniversary of the Closing Date, use reasonable efforts to recommend to the NomRem Committee one or more candidates from the list of potential candidates compiled in accordance with Clause 5.15(b)(i),

(the potential candidates identified by the independent executive search agency and the Founder, together, the Potential Successor CEO Candidates);

(c)

the NomRem Committee shall, acting reasonably and in good faith and in the interests of the Investors as a whole, select and recommend to the Board for appointment as the CEO a shortlist of candidates from those Potential Successor CEO Candidates identified under Clause 5.15(b) above (the Recommended Successor CEO Candidates);

(d)

subject to Clause 5.17, the Board shall consult on a reasonable basis with the Founder and each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consultation right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to, any transferee of such Investor (other than a Permitted Affiliate Transferee), prior to the identification and appointment of a suitable candidate to succeed the Founder as CEO (the Successor CEO);

(e)

following such consultation (which for the avoidance of doubt shall not constitute and shall not be construed as constituting a consent right, approval right or veto right in favour of the Founder or any Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Board:

(i)

shall be entitled to proceed with the appointment of the Successor CEO, notwithstanding any objection by the Founder or any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more or any failure by the Founder or any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more to provide their consent or approval for identification and appointment of the Successor CEO; and

(ii)	shall select for appointment as Successor CEO an individual from the shortlist of Recommended Successor CEO Candidates; and

(f)

upon the identification of the Successor CEO in accordance with this Clause 5.15, the Board, in consultation with the Founder, shall establish, periodically review and, in the case of the Founder, use all reasonable efforts to implement a comprehensive succession transition plan incorporating clear and objective milestones and related timelines to ensure an orderly, efficient, and effective transfer of leadership and responsibilities in respect of the CEO role from the Founder to the Successor CEO.

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5.16

Following the appointment of the Successor CEO in accordance with Clause 5.15 above, subject to any requirement under Law, the CEO shall be appointed (and may be removed) in accordance with paragraphs 11 to 13 of Schedule 4 (Board and management appointments).

Founder departure

5.17	If:

(a)

the members of the Founder Investor Group hold an aggregate Equity Proportion (for the purpose of this Clause 5.17, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of 2.5 per cent or less, then the Founder shall immediately be removed as Chair or Vice Chair (if he then holds either position) and cease to benefit from his rights pursuant to Clauses 5.9(a), 5.10 and 5.11 above; or

(b)	if a Bad Leaver Scenario (as defined in the Initial CEO Employment Contract) occurs, then the Founder shall immediately:

(i)	be removed as Chair (if he then holds that position) and the Initial Chair Period shall be deemed to have expired;

(ii)	be removed as Vice Chair (if he then holds that position) and cease to benefit from his rights pursuant to Clauses 5.10 and 5.11 above;

(iii)	be removed as a Director (if he is a Director); and

(iv)	cease to benefit from his rights pursuant to Clause 5.15 above.

Management

5.18	Subject to any requirement under Law, from and after the Closing Date, all members of Management other than the CEO shall be appointed (and may be removed) by the Board in consultation with the CEO.

5.19	The powers delegated to Management by the Board from time to time shall be those set out in the Management Delegation of Authority Matrix.

Board observers

5.20

Each Investor Group shall, for so long as it holds an aggregate Equity Proportion of the Minority Threshold or more, be entitled to appoint one person to act as an observer at Board Meetings. The observer shall be entitled to receive notice of, attend and speak at all Board Meetings and to receive copies of all board papers and minutes as if the observer were a Director, but shall not be entitled to vote on any resolutions proposed. The provisions of Clause 5.8 on sharing of information by Directors shall also apply to observers (mutatis mutandis).

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Quorum

5.21

Subject to Clause 7.7, the Quorum for transacting business at any Board Meeting (including those requisitioned pursuant to Clause 5.24) shall be determined in accordance with Schedule 5 (Board quorum).

Board Meetings

5.22	Subject to Clause 5.28 and unless otherwise unanimously agreed by the Directors:

(a)

all Board Meetings, and meetings of any committee of the Board, will be conducted in a manner that enables all Directors to participate through an Audio-Visual Facility and each Director so participating in the communication is deemed to be present at a meeting with the other Directors so participating (and shall be counted in the Quorum in respect of any such meeting unless such Director is to be excluded for any items of business under provisions of Law), notwithstanding that all the Directors so participating are not present together in the same place; and

(b)	a Board Meeting, or meeting of any committee of the Board, held not in accordance with this Clause 5.22 shall be invalid.

5.23	Board Meetings shall take place at least quarterly in each Financial Year with a gap of less than 120 days between two consecutive Board Meetings.

5.24

The Chair or any other two Directors may, and on the requisition of any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall, at any time convene a Board Meeting. Subject to any requirement under Law and to Clauses 5.25, 5.26 and 6.7, at least 10 Business Days’ notice shall be given to each Director of any Board Meeting (or at least two Business Days’ notice in the case of an adjourned meeting), which notice period must exclude the date of the notice and the date of the Board Meeting.

5.25	If the Chair or a majority of Directors determines that urgent business has arisen, notice of the relevant Board Meeting may be reduced to not less than two Business Days.

5.26

A Board Meeting may be held at shorter notice than set out in Clause 5.24 or 5.25, or without notice, if the prior written consent of at least one Director nominated by each Investor Group entitled to nominate one or more Directors or appointed by their Relevant Appointer(s) (as applicable) has been received.

5.27	If the Chair is not present at a Board Meeting, the Directors shall (by simple majority of those present) designate one of their number to act as chair to preside over such meeting.

5.28

The affairs of UK PLC shall be conducted so that UK PLC remains resident solely in the United Kingdom for Tax purposes and the affairs of the Company shall be conducted so that the Company remains resident solely in India for Tax purposes. For this purpose:

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(a)

save with approval of the Board, having taken external professional advice as to Tax residence consequences, Company Board Meetings shall take place in India (with a majority of the participating Directors being physically present in India) and, until Collapse Closing, UK PLC Board Meetings shall take place in the United Kingdom (with a majority of the participating Directors being physically present in the United Kingdom); and

(b)

save with approval of the Board, having taken external professional advice as to Tax residence consequences, and without prejudice to Clause 5.28(a) above, no Company Board Meeting or, until Collapse Closing, UK PLC Board Meeting shall take place with a majority of the participating Directors being physically present in a single jurisdiction outside of India or the United Kingdom, respectively; and

(c)

paragraphs 5.28(a) and (b) above shall also apply to any Board Meeting conducted through an Audio-Visual Facility, with reference to Directors attending the meeting being read as a reference to participating in the meeting.

5.29	Minutes of all Board Meetings, and meetings of any committee of the Board, will be prepared recording discussions which took place and decisions made at the meetings.

5.30

All material strategic, operational and business decisions of the Company shall be taken by the Board, unless the Board has delegated any of its powers to a committee of the Board pursuant to Clause 5.33(b), in which case the relevant committee shall promptly and fully report to the Board on each decision taken pursuant to such delegated authority, and in any event no later than at the next Board Meeting following the date of such decision.

Voting at Board Meetings

5.31	Subject to Clause 7 (Conflicts):

(a)

resolutions of the Board shall be passed by a simple majority of the votes cast by the Directors at the relevant Board Meeting (or, in the case of a written resolution, by Directors collectively entitled to cast a simple majority of the votes of the Directors entitled to vote on the relevant resolution); and

(b)	each of the Directors shall be entitled to cast one vote.

5.32	Neither the Chair nor the Vice Chair shall have a second or casting vote at any Board Meeting (or any meeting of a committee of the Board).

Board committees

5.33	Subject to Clauses 5.34 to 5.38, the Directors may:

(a)	establish committees of the Board; and

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(b)	delegate any of their powers to a committee of the Board.

5.34

Subject to any requirement under Law and Clause 26.2, unless the Board delegates any of its powers to a committee of the Board, the committees of the Board shall serve an advisory function only by making recommendations to the Board in respect of matters referred to them by the Board or within their terms of reference.

5.35	The initial committees of the Board shall comprise:

(a)	a nomination and remuneration committee (the NomRem Committee);

(b)	a financial and operations committee (the F&O Committee);

(c)	an audit committee;

(d)	the Strategic Options Committee; and

(e)	an environmental, social and corporate governance committee (the ESG Committee).

The requirements of Clauses 5.22, 5.24, 5.25, 5.26 and 5.28 above shall apply mutatis mutandis to meetings of any such committee (including that references to “Board Meetings” shall be read as references to meetings of the relevant committee).

5.36

Subject to Clauses 5.34, 5.38 and Clause 26.6, the Board shall determine the terms of reference for, and constraints on, each of the committees it establishes, and proceedings of committees shall be conducted in the same manner as proceedings of the Board and in accordance with the other provisions of this Clause 5, as applicable.

5.37	The constitution of each committee of the Board shall comply with the provisions of:

(a)	prior to Collapse Closing, the Act; and

(b)

following Collapse Closing, the (Indian) Companies Act and the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 (SEBI LODR), as applicable, including in relation to the requirement of appointing non-executive directors and independent directors.

5.38	Subject to Clause 5.37, the Board shall be entitled to nominate for appointment the members of each committee of the Board, provided that:

(a)

for so long as there is a Controlling Investor Group, that Controlling Investor Group shall be entitled to nominate for appointment as many members of each committee of the Board as it determines in its complete discretion;

(b)

each Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall be entitled to nominate for appointment one member of (i) the F&O Committee; and (ii) the Strategic Options Committee;

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(c)

the CEO from time to time shall be entitled to attend any portion of any NomRem Committee meeting which relates to the remuneration of senior members of Management (other than the CEO himself) as a non-voting observer; and

(d)	for so long as the Founder is CEO, he shall be entitled to be a member of the ESG Committee and the F&O Committee.

Appointment and removal of independent directors

5.39	From the date of this Agreement until the date on which a Listing occurs, subject to any requirement under applicable Law:

(a)	the selection and appointment of independent directors shall be conducted in accordance with the following procedures:

(i)

the NomRem Committee shall engage a reputable independent executive search agency (with suitable credentials) to compile a list of potential candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the requirements applicable to independent directors under Law (the potential candidates identified by the independent executive search agency, together, the Potential ID Candidates);

(ii)

the NomRem Committee shall, acting reasonably and in good faith, select and recommend to the Board for appointment as independent directors a longlist of such number of candidates from those Potential ID Candidates identified under sub-Clause (i) above that is at least three more than the relevant number of independent directors proposed to be nominated for appointment (the NRC Recommended ID Candidates); and

(iii)	the Board shall, subject to the approval of Investors as required under applicable Law, select from those NRC Recommended ID Candidates identified under sub-Clause (ii) above and:

(A)	until Collapse Closing, cause the Relevant Appointers (acting jointly), who agree to appoint and remove independent directors as requested by the Board, to appoint; and

(B)	following Collapse Closing, appoint,

the relevant number of independent directors as Directors for an initial term of three years; and

(b)	the removal and replacement of independent directors shall be conducted in accordance with the following procedures:

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(i)	if a Director that is an independent director:

(A)	is or becomes prohibited from acting as a Director by Law, this Agreement or the Articles; or

(B)

consents to, carries out or is involved in an activity which in the reasonable opinion of the Directors, acting by a resolution of the Board, brings the Group into material disrepute (including, for the avoidance of doubt, fraud or any breach of Anti-Bribery Law), the Board shall, within five Business Days of the occurrence of any such event, give notice in writing to Topco requesting the removal of such Director (unless such person has already ceased to be a Director); and

(ii)

if a Director that is an independent director dies, resigns, retires, is incapacitated and/or is removed as a Director, the Board shall procure that another independent director shall be selected and appointed in his or her place in accordance with Clause 5.39(a).

Directors’ remuneration, expenses and insurance

5.40

Subject to Clause 5.41, each Investor Group shall be responsible for the remuneration and expenses of any Director(s) nominated for appointment or appointed by, and any observer appointed by, its Investor Group or its Relevant Appointer (as applicable) and any associated employer’s payroll or social security tax costs and any costs in connection with the appointment and removal of each such Director. The Company or UK PLC (as applicable) shall be responsible for the remuneration and expenses of any independent director(s) (including any independent directors nominated for appointment by or appointed by the relevant Investor Groups (or their Relevant Appointer(s) (as applicable)) in accordance with Schedule 4 (Board and management appointments)) and any associated employer’s payroll or social security tax costs and any costs in connection with the appointment and removal of each such independent director. For the avoidance of doubt, nothing contained in this clause shall prejudice the rights of the Founder to claim compensation or remuneration in his role as the CEO or the Chair or the Vice Chair (as may be applicable), in accordance with the terms of any agreement (including any employment agreement) as may be entered into between the Founder and the Company or UK PLC (as applicable), which claims shall only exist to the extent such compensation or remuneration is agreed with the Company or UK PLC (as applicable).

5.41

Each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and/or UK PLC or under this Agreement to ensure that the Company or UK PLC (as applicable) shall reimburse each Investor Group for reasonable travelling, accommodation and other expenses reasonably incurred by any Director nominated for appointment or appointed, or any observer appointed, by that Investor Group or its Relevant Appointer (as applicable) in attending Board Meetings (or meetings of a committee of the Board) or otherwise in connection with that Director’s functions as a Director or observer’s role as an observer. Such sums shall be payable within 20 Business Days of the receipt by the Company or UK PLC (as applicable) of a valid invoice from the relevant Investor.

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5.42	In respect of:

(a)	the period from Closing to Collapse Closing, UK PLC; and

(b)	the period from Collapse Closing, the Company,

shall, so far as it is legally able, purchase and maintain, with a reputable insurer, insurance effective from and including the Closing Date, for or for the benefit of any person who is or was at any time a Director or director or officer of any Group Member, including insurance against, subject to Law, any liability incurred by or attaching to him/her in respect of any act or omission in the actual or purported exercise of his/her powers, in each case from and including the Closing Date (or, if later, the date of appointment of such Director or director or officer of any Group Member), and/or otherwise in relation to his/her duties, powers or offices in relation to any Group Member (and all costs, charges, losses, expenses and liabilities incurred by him/her in relation thereto).

Boards of Material Subsidiaries

5.43

Topco shall, and shall procure that each relevant Group Member shall, so far as legally possible, exercise its voting rights as a shareholder of other Group Members to ensure that each Investor Group or Relevant Appointer thereof (as applicable) that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Schedule 4 (Board and management appointments) is able to nominate an equal number of directors for appointment or appoint an equal number of directors to the board of directors of each Material Subsidiary. For this purpose the provisions of Clauses 4.1, 4.5, 4.6, 5.1 to 5.23, (save in relation to the Company or UK PLC) 5.24 to 5.42 (inclusive), 40.12, 40.13, and Clauses 48.6 to 48.9 (inclusive) shall apply mutatis mutandis to such boards of directors, but on the basis that rights are exercised through voting rights attaching to the shares held by the relevant Group Member(s) in Group Members rather than by Investors directly, and subject to the following:

(a)	any reference to the Investors in any of those Clauses shall be taken as a reference to Investors in Topco and not a reference to the shareholder in the relevant Group Member;

(b)	any references to the CEO or Management in any of those Clauses shall be taken as references to the chief executive officer or senior management of the relevant Group Member;

(c)	any notifications made pursuant to those Clauses shall be given to and by Topco (as referred to in those Clauses), rather than to and by any other Group Members;

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(d)	Clause 5.28 shall be read without any reference to UK PLC and references to “India” shall be taken as a reference to “the jurisdiction of incorporation of the relevant Group Member”; and

(e)	Clause 5.18 shall not apply.

Litigation involving Investor Groups with Director appointment rights

5.44	Each party agrees that:

(a)

if any Investor or Investor Group that has, or has at any time from and including the Closing Date had, the right to be appointed or nominate one or more Directors for appointment to the Board pursuant to paragraph 2 of Schedule 4 (Board and management appointments) is a named party (or if the Approved Parent, or any Wholly Owned Subsidiary of the Approved Parent, of such Investor Group is a named party) (each such Investor Group, a Litigation Protected Investor Group) in any legal proceedings or other form of dispute resolution alongside any Group Member where both they and the relevant Group Member are either both claimants or both defendants (the Relevant Proceedings), no decisions relating to the conduct (including the settlement) of any legal proceedings in respect of any Group Member to which such Litigation Protected Investor Group is named in shall be taken without the prior written consent of the relevant Litigation Protected Investor Group where the proposed action or decision would be materially prejudicial to the relevant Litigation Protected Investor Group’s claim, defence or other interest in the Relevant Proceedings;

(b)

an Investor Group shall not be a Litigation Protected Investor Group if it ceases to have the right to nominate one or more Directors for appointment to the Board as a consequence of a Trigger Event or a Transfer of all of the Shareholder Instruments held by such Investor Group, in each case in accordance with this Agreement;

(c)

to the extent permitted by applicable Law and any legal privilege considerations, Topco shall notify each Litigation Protected Investor Group in writing upon becoming aware that such Litigation Protected Investor Group is a named party to any Relevant Proceedings;

(d)

the consent of the relevant Litigation Protected Investor Group shall not be required if such Litigation Protected Investor Group has an Investor Conflict (other than a Litigation Conflict arising solely by reason of the Relevant Proceedings) in relation to such Relevant Proceedings;

(e)	each Litigation Protected Investor Group shall exercise its rights under this Clause 5.44 reasonably and in good faith and shall not unreasonably withhold or delay its consent;

(f)	any consent right held by a Litigation Protected Investor Group under this Clause 5.44 shall not in itself constitute an Investor Conflict or a Litigation Conflict; and

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(g)	nothing in this Clause 5.44 shall:

(i)	require Topco or any Group Member to disclose any information that is subject to legal professional privilege or litigation privilege;

(ii)

restrict the ability of any Group Member to take any urgent or interim step in any proceedings where, in the reasonable opinion of the Board, delay would be materially prejudicial to the interests of the Group, provided that such step shall not be materially prejudicial to the relevant Litigation Protected Investor Group and Topco shall notify the relevant Litigation Protected Investor Group in writing as soon as reasonably practicable thereafter; or

(iii)	apply to any proceedings between a Group Member and the relevant Litigation Protected Investor Group or any member of its Investor Group, in which case Clause 7 (Conflicts) shall apply.

6.	Investor Proceedings

6.1	All General Meetings shall take place in accordance with Law and the Articles.

6.2

All Company General Meetings shall be held in India and all UK PLC General Meetings shall be held in the UK (in each case, or at such other location as may, subject to Clause 5.28, be approved by the Board) and may, subject to applicable Laws, be held through an Audio-Visual Facility.

6.3

For so long as he is the Chair, Vice Chair and/or CEO and provided Topco is unlisted, the Founder shall chair each General Meeting. If the Founder is absent from any such General Meeting, the Investors’ representatives present at such a General Meeting shall (by simple majority of those present) designate one of their number to act as chair to preside over such meeting. The chair of the General Meeting shall not have a second or casting vote at any General Meeting.

6.4	Proceedings of General Meetings and related papers, minutes and notices shall be in English.

6.5

No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business and remains present during the transaction of business. Subject to Clauses 6.6 and 7.4, a quorum shall exist at any General Meeting if at least:

(a)	where at the relevant time there is a Controlling Investor Group, a majority are authorised representatives of the Controlling Investor Group; and

(b)	one representative of each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more,

are present, being Investors entitled to vote on the matter concerned.

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6.6

Subject to Clause 8 (Investor Reserved Matters), if a quorum is not present at a General Meeting or an adjourned General Meeting within 30 minutes from the time specified for the General Meeting or adjourned General Meeting, or if during the meeting a quorum is no longer present, the meeting shall be adjourned for at least five, but no more than 10, Business Days (excluding the date of the original General Meeting and the date of the adjourned General Meeting) to the same place and time of day. Subject to Clause 7.4, a quorum shall exist at any adjourned General Meeting if at least:

(a)	where at the relevant time there is a Controlling Investor Group, one representative of such Controlling Investor Group is present and entitled to vote on the matter concerned; or

(b)	in other circumstances, a representative of two or more different Investor Groups are present, being Investors entitled to vote on the matter concerned.

6.7

Unless all Investors agree otherwise in writing and subject to any requirement under Law and to Clause 7 (Conflicts), at least 10 Business Days’ notice shall be given to each Investor of any General Meeting (or five Business Days’ notice in the case of an adjourned meeting) (which notice period must exclude the date of the notice and the date of the General Meeting).

7.	Conflicts

Key definitions

7.1	In addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

Cross-Directorship Conflict means, in relation to a Director or director of any Group Member:

(a)

that person being simultaneously a director of: (i) Topco or the relevant Group Member; and (ii) a business which the Board (excluding the relevant Director) reasonably considers, acting in good faith, to be a Competing Business; and

(b)

a matter being considered by the Board or the board of the relevant Group Member where: (i) the interests of Topco and such Competing Business are considered by the Board (excluding the relevant Director), acting reasonably and in good faith, to be in conflict; (ii) the information to be disclosed to, or discussed by, the Board or the board of the relevant Group Member in relation to such matter would be of competitive or commercial value to such Competing Business; or (iii) the Director cannot reasonably participate in the consideration of such matter and fulfil their duties to both Topco or the relevant Group Member and such other Competing Business;

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Director Conflict means:

(a)	a Cross-Directorship Conflict;

(b)	any matter in which a Director or director of a Group Member has a direct or indirect personal interest that conflicts, or may conflict, with the interests of Topco or the relevant Group Member; or

(c)

an Investor Conflict that relates to an Investor in the Investor Group that nominated (or whose Relevant Appointer nominated (as applicable)) the relevant Director or director of any Group Member for appointment (or any of such Investor’s Affiliates), provided that none of the following shall constitute a Director Conflict: (i) the fact that a Director or director of any Group Member has been nominated for appointment by an Investor Group or its Relevant Appointer pursuant to the terms of this Agreement in and of itself; and (ii) a Director or a director of a Group Member having any direct or indirect interest in any matter, decision or act (including the entry into any documents) which relates to a Listing (whether directly or indirectly);

Investor Conflict means, in relation to an Investor:

(a)

a direct or indirect interest of that Investor or any of its Affiliates in any contract or transaction or proposed contract or transaction or other arrangement or relationship with any Group Member, including where that Investor and/or any of its Affiliates has or may have a financial or material interest in the outcome of a decision on any such matter, other than: (i) an interest as an Investor in common with the other Investors; or (ii) any matter, decision or act (including the entry into any documents) which relates directly to a Listing; or

(b)	a Litigation Conflict,

provided that none of the following shall constitute an Investor Conflict: (i) the fact that a Director or director of any Group Member that has been nominated for appointment by such Investor’s Investor Group or its Relevant Appointer (as applicable) pursuant to the terms of this Agreement is subject to a Cross-Directorship Conflict; and (ii) the fact that an Investor or any of its Affiliates is invested in a Competing Business as or through one or more of its or their portfolio companies in compliance with the terms of this Agreement for so long as such Investor or its Affiliates (as the case may be) and such portfolio companies have in place and comply with their bona fide internal policies and procedures regarding a Competing Business with respect to the Group (on the one hand) and the applicable Competing Business (on the other hand) (including, without limitation, at the very minimum by imposing information barriers to prevent the disclosure of any Confidential Information to the applicable Competing Business); and

Litigation Conflict means, in relation to an Investor, any litigation (or any other form of dispute resolution) which:

(a)	a Group Member is engaged in, or is considering commencing, against that Investor or any of its Affiliates; or

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(b)	such Investor or any of its Affiliates is engaged in, or is considering commencing, against any Group Member.

Investor Conflicts

7.2

Any Investor to which an Investor Conflict relates (the Interested Investor) shall, as soon as practicable after becoming aware of that Investor Conflict and subject to any applicable confidentiality restrictions (and, in the case of a Litigation Conflict, subject to any legal privilege considerations), notify Topco in writing of (and Topco shall take reasonable steps to ensure that senior management of the Group notifies Topco, to the extent known, of) that Investor Conflict.

7.3

Topco shall notify the Investors in writing of any Investor Conflict of which Topco is aware at the beginning of any General Meeting at which a resolution relating to any matter relevant to the Investor Conflict is to be proposed or, where such resolution is proposed as a written resolution or an approval request is provided, Topco shall notify each Investor in writing of the Investor Conflict at the same time as the written resolution or approval request is circulated to Investors for consent.

7.4	An Interested Investor shall not:

(a)	be entitled to receive any materials circulated by Topco or relevant Group Member in relation to the Investor Conflict or which are restricted by Law;

(b)	be entitled to attend any part of a meeting where the Investor Conflict is being discussed or during which any information relevant to the Investor Conflict is provided;

(c)

be entitled to vote on or seek to influence any vote on the Investor Conflict at any General Meeting (or, if applicable, by written resolution) and any decision, approval or resolution in respect of any such Investor Conflict which would otherwise require the consent of the Interested Investor (whether or not such decision, approval or resolution would otherwise constitute an Investor Super Majority Matter or an Investor Majority Matter) shall:

(i)

for any Investor Conflict other than an Investor Conflict relating to the Controlling Investor Group, be deemed not to require such consent and the Shareholder Instrument holding of the Interested Investor shall be disregarded in calculating the votes required in favour of a resolution in order to pass it; and

(ii)	in the case of any Investor Conflict relating to the Controlling Investor Group, be resolved in accordance with Clause 9 (Deadlock); and

(d)

for the purposes of a General Meeting to consider any matter relevant to the Investor Conflict, be counted in the quorum in respect of any such meeting (and the quorum requirements in Clauses 6.5 and 6.6 shall be adjusted as necessary so as not to require the presence of the Interested Investor),

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in each case (except in relation to Clause 7.4(c)(ii)), without the prior written approval (to the extent such approval is permitted by Law) of the Controlling Investor Group. In considering giving such prior written approval, the Controlling Investor Group shall act in good faith.

7.5

Notwithstanding any other provision of this Agreement, an Interested Investor that is not entitled to vote on an Investor Conflict shall, subject to Law, be entitled to receive a copy of any written resolution or notice of the General Meeting (as applicable) and to be present and speak at the General Meeting (if applicable), except where that Interested Investor is not entitled to vote as a consequence of a Litigation Conflict, in which case such Interested Investor shall not be permitted to receive any materials circulated to the Investors in relation to that Litigation Conflict and shall not be permitted to attend any part of a meeting where the Litigation Conflict is being discussed.

Director Conflicts

7.6

Any Director or director of a Group Member to whom a Director Conflict relates (the Interested Director) shall, as soon as practicable after becoming aware of that Director Conflict, declare the existence and (subject to any applicable confidentiality restrictions, save to the extent they conflict with Law) the nature and extent of that Director Conflict to the Board or relevant committee of the Board or relevant board or committee of any Group Member (or have the same recorded in the minutes of the Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member). The Interested Director shall be required to disclose such details of the Director Conflict as are:

(a)	required to be disclosed by Law and in the manner prescribed therein; and

(b)

subject to any applicable confidentiality restrictions (save to the extent they conflict with Law), reasonably required in order to enable the relevant board or committee to understand the nature and extent of the Director Conflict.

7.7	An Interested Director shall not be obliged to resign from office as a result of such Director Conflict except:

(a)	where otherwise required in accordance with Law; or

(b)

in the case of a Cross-Directorship Conflict, in which case the Director shall (and the Investor Group or Relevant Appointer thereof (as applicable) which appointed such Director shall procure that such Director shall) resign as a director either of the Group Member or the Competing Business within 10 Business Days of such Cross-Directorship Conflict arising,

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but, in each case, shall not:

(c)

be entitled to receive any information or advice received by any Group Member in relation to any matter relevant to the Director Conflict or which is restricted by Law (but shall be informed by Topco, or such Group Member, that this Clause 7.7 applies to the Interested Director);

(d)

be entitled to attend or participate in any discussion concerning any matter (or during which any relevant information is provided) relevant to the Director Conflict at a Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member (or the relevant part of such meeting);

(e)

be entitled to vote on any matter relevant to the Director Conflict at any Board Meeting or meeting of the relevant committee of the Board or any meeting of the relevant board or committee of any Group Member (or, if applicable, by written resolution) and any decision, approval or resolution in respect of any matter relevant to such Director Conflict which would otherwise require the consent of the Interested Director shall:

(i)

for any Director Conflict other than a Director Conflict relating to a Director nominated by the Controlling Investor Group or appointed by [Appointer A] (provided such Director Conflict does not preclude such number of other Directors nominated by the Controlling Investor Group or appointed by [Appointer A] still constituting a majority of the Board), be deemed not to require such consent; or

(ii)

for any Director Conflict relating to a Director nominated by the Controlling Investor Group or appointed by [Appointer A] that would result in such Directors no longer constituting a majority of the Board, be resolved in accordance with Clause 9 (Deadlock); and

(f)

for the purposes of a Board Meeting or meeting of the relevant committee of the Board or meeting of the relevant board or committee of any Group Member convened to discuss any matter relevant to the Director Conflict (or at which resolutions in relation to any matter relevant to the Director Conflict are proposed), be counted in the Quorum in respect of any such meeting (and the quorum requirements in Clause 5.21 and Schedule 5 (Board quorum) shall be adjusted as necessary so as not to require the presence of the Interested Director), in each case, without the prior written approval (to the extent such approval is permitted by Law) of the Directors nominated by the Controlling Investor Group or appointed by [Appointer A] or director(s) of the relevant Group Member. In considering giving such prior written approval, each of the Director(s) or director(s) of the relevant Group Member shall act in good faith. The Investors and the other Director(s) or director(s) of the relevant Group Member shall give any consents, waivers, authorisations or approvals as are required to give effect to Clauses 7.6 and 7.7.

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7.8

If, in respect of any matter that requires approval by the Board or any board meeting of any Group Member, the number of Interested Directors is such that, notwithstanding Clauses 7.7(e) and 7.7(f), such matter cannot be passed at the relevant Board Meeting or any board meeting of any Group Member on the grounds that there are insufficient remaining Directors or directors of the relevant Group Member who are able to vote in respect of such matter, the Directors or directors of the relevant Group Member may resolve that such matter shall be resolved in accordance with Clause 9 (Deadlock).

7.9

Notwithstanding Clause 7.7(c), an Interested Director and the Investor Group that has nominated (or whose Relevant Appointer has nominated (as applicable)) such Interested Director(s) shall be entitled to receive all information and advice received by any Group Member in relation to any matter relevant to any Cross-Directorship Conflict for so long as, and only to the extent, such Investor Group and the relevant Interested Director(s) do not have an Investor Conflict and have in place and comply with their bona fide internal policies and procedures regarding a Competing Business with respect to the Group (on the one hand) and the applicable Competing Business (on the other hand) (including without limitation at the very minimum by imposing information barriers) to prevent the disclosure of any such information and advice to the relevant Interested Director or to the applicable Competing Business.

8.	Investor Reserved Matters

8.1

Subject to Clause 8.2, Topco shall ensure that no action or decision is taken (whether by the Board, any Group Member or any of their respective officers or managers), and each Investor shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that no action or decision is taken (whether by the Board, any Group Member or any of their respective officers or managers), in each case in respect of:

(a)	any Investor Super Majority Matter, without prior Investor Super Majority Consent; and

(b)	any Investor Majority Matter, without prior Investor Majority Consent.

8.2

A series of related transactions shall be construed as a single transaction, and any amounts involved in related transactions shall be aggregated, to determine whether a matter is an Investor Reserved Matter.

8.3	If an action or decision requires Investor Super Majority Consent or Investor Majority Consent, the Board shall notify the Investors in writing and seek the Requisite Approval as soon as practicable.

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8.4

The Investors shall resolve on any action or decision referred to them in accordance with Clause 8.3 at a General Meeting convened and held in accordance with Clause 6 (Investor Proceedings) or in writing within 10 Business Days of receipt of notice from the Board (such notice, or any notice of General Meeting, to include, to the extent known to the Group, such information as the Investors reasonably require to assess whether to approve the matter in question) and such resolution shall become effective immediately upon the required level of consent having been obtained.

8.5	Subject to Clause 5.28 and the Articles, Investor Super Majority Consent or Investor Majority Consent may be provided by the Investors:

(a)

at a General Meeting held in accordance with Clause 6 (Investor Proceedings) provided that the Investors whose consent is required by this Agreement, or their respective Appointed Persons, consent to the relevant action or decision at such General Meeting; or

(b)

in writing (which may be by means of several documents in the like form, each signed (whether by electronic means or otherwise) by one or more Investors whose consent is required by this Agreement to the relevant action or decision, or their respective Appointed Persons); or

(c)

by a Director appointed by the relevant Investor or its Relevant Appointer (as applicable) (and having been specifically authorised by such Investor to provide such consent) at a meeting of the Board, recorded in the minutes of such meeting as having been given specifically for the purposes of this Clause 8.5(c).

9.	Deadlock

9.1	This Clause 9 shall apply upon the occurrence of any of the following circumstances:

(a)

a Quorum not being present or ceasing to be present at a Reconvened Board Meeting duly convened in accordance with Clause 5 (Directors and management) and Schedule 5 (Board quorum) by reason of the absence of sufficient Directors nominated for appointment by an Investor Group (or appointed by its Relevant Appointer (as applicable)) from that Reconvened Board Meeting who were also absent from the relevant First Board Meeting;

(b)

any of the Investor Reserved Matters is proposed for decision at two consecutive duly convened General Meetings (or in writing) by one or more of the Investors and, at each meeting (or following the circulation of the relevant resolution in writing), that Investor Reserved Matter is not approved in accordance with Clause 8.1; or

(c)

one or more Investor Reserved Matters are proposed for decision at an adjourned General Meeting but are not approved in accordance with Clause 8.1 by reason of the absence of an Investor Group from that adjourned General Meeting that was also absent from the immediately preceding General Meeting or adjourned General Meeting at which the Investor Reserved Matter(s) would have been tabled for approval, where such Investor Reserved Matter(s) require the approval of that Investor Group,

(each, a Deadlock).

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9.2	If a Deadlock:

(a)	occurs pursuant to Clause 9.1(a), each Investor that (together with the other members of its Investor Group) holds an aggregate Equity Proportion of 12.5 per cent or more; or

(b)	occurs pursuant to:

(i)	Clause 7.4(c)(ii), 7.7(e)(ii) or 7.8; or

(ii)	Clauses 9.1(b) or 9.1(c) in respect of an Investor Majority Matter or Investor Super Majority Matter,

any Investor,

may serve written notice on each of the other Investors stating that a Deadlock has arisen (a Deadlock Notice).

9.3

Following the service of a Deadlock Notice, the Investors, or such of them as are named in the Deadlock Notice or otherwise declare themselves to be interested in the Deadlock, shall attempt in good faith to resolve the Deadlock through a face-to-face meeting or telephone conference call within 20 Business Days from and including the last date on which the Deadlock Notice is received by the Investors (or such longer period as may be agreed in writing between the Investors).

9.4

If the Investors are unable to resolve the Deadlock by amicable negotiation within the time period referred to in Clause 9.3, the Deadlock shall be referred to the respective Deadlock Representatives of:

(a)

in the case of a Deadlock pursuant to Clause 9.2(a), the Investors that (together with the other members of their respective Investor Group) hold an aggregate Equity Proportion of 12.5 per cent or more; or

(b)

in the case of a Deadlock pursuant to Clause 9.2(b), the Investors that (together with the other members of their respective Investor Group) hold an aggregate Equity Proportion of the Minority Threshold or more, who shall attempt in good faith to resolve the Deadlock through a face-to-face meeting or telephone conference call within 10 Business Days from and including the date on which the Deadlock was referred to them in writing (or such longer period as may be agreed in writing between the Investors).

9.5	If the Deadlock cannot be resolved by the end of the negotiation period referred to in Clause 9.4:

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(a)

if and to the extent that the Deadlock is in respect of a matter related to a Listing of the Company and failure to resolve the Deadlock would prevent or materially delay the proposed Listing of the Company, the Deadlock in respect of such matter shall be deemed resolved in favour of, for so long as there is a Controlling Investor Group, the Controlling Investor Group; and

(b)	in any other case, the status quo shall continue to apply.

9.6

This Clause 9 shall not restrict or exclude the right of any party to pursue, in accordance with Clause 51 (Dispute Resolution), any Dispute as regards the parties’ rights and obligations under this Agreement.

10.	Business Plan and Annual Budget

Business Plan

10.1	The Company shall adopt the Initial Business Plan with effect from Closing.

10.2

Any subsequent business plan for the Group (which shall be in substantially the same form as the Initial Business Plan unless otherwise agreed by the Board) in relation to the period following the Initial Business Plan Period in accordance with this Clause 10 shall be a Subsequent Business Plan.

10.3	No later than:

(a)

60 Business Days before the end of the final Financial Year covered by the then applicable Business Plan, a draft Subsequent Business Plan relating to the next Business Plan Period shall be prepared by the Company, with such process being overseen by the CEO, and circulated to the Board and those Investors eligible to receive it under Clause 11.6; and

(b)

20 Business Days after the circulation of such draft Subsequent Business Plan (or on such other date prior to the end of the then current Financial Year as may be agreed by the Board), the Board shall consider and, if thought fit, adopt the Subsequent Business Plan.

10.4	The Business Plan:

(a)	subject to Clause 10.5, may be amended at any time by approval of the Board; and

(b)

shall be deemed to be automatically amended if the provisions of Clause 3.1(b) apply (and the relevant issue or grant of Shareholder Instruments received prior written consent in accordance with the terms of that Clause). Any such amended Business Plan shall be circulated to those Investors eligible to receive it under Clause 11.6 within 10 Business Days of the amendment having become effective.

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10.5

If and to the extent that an amendment to the Business Plan under Clause 10.4 (which shall include the adoption of any Subsequent Business Plan) constitutes a deviation of more than 10 per cent from Key Line Items of the then current Business Plan (after an adjustment for inflation by reference to the Inflation Index as published from time to time that is applicable to the Business Plan Period to which such Business Plan relates), it shall require the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more. Such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee) until the third anniversary of Closing.

10.6

Unless otherwise approved by the Board (or, in the case of any action which would constitute a deviation of the kind referred to in Clause 10.5, with the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) no action inconsistent with the Business Plan shall be taken by any Group Member (or the directors, officers or employees of any Group Member).

10.7

If, at any time, the Board fails to approve and adopt a Subsequent Business Plan or an amendment to any Business Plan in accordance with this Clause 10, the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Group continues to adopt and comply with the then current Business Plan (with each number in the Business Plan being adjusted for inflation by reference to the Inflation Index as published from time to time that is applicable to the Business Plan Period to which such Business Plan relates) until such time as a new Business Plan is approved and adopted.

10.8	The Board shall consult with the CEO in respect of any proposed changes to the Business Plan, provided that the Board will not be under any obligation to accept the CEO’s input on the Business Plan.

Annual Budget

10.9	The Company shall adopt the Initial Annual Budget with effect from the Closing Date.

10.10

The Annual Budget shall be derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget shall be subject to approval by the Board in accordance with this Agreement.

10.11	No later than:

(a)

30 Business Days before the end of the Initial Financial Year, and, in the case of any subsequent Financial Years, 30 Business Days before the end of that subsequent Financial Year, a draft annual budget for the Group (in substantially the same form as the Initial Annual Budget) relating to the following Financial Year (a Subsequent Annual Budget) shall be prepared by the Company, with such process being overseen by the CEO, and circulated to the Board and those Investors eligible to receive it under Clause 11.6; and

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(b)

15 Business Days after the circulation of such draft Subsequent Annual Budget (or on such other date prior to the end of the then current Financial Year as may be agreed by those Investors whose consent is required in respect of such Subsequent Annual Budget under Clause 10.13(b)), the Investors or the Board (as the case may be) shall consider and, if thought fit, adopt the Subsequent Annual Budget subject to Clause 10.13.

10.12

The Annual Budget may be amended at any time if the requisite Investor consent or Board approval (as the case may be) has been obtained in respect of such amendment in accordance with Clauses 10.13 or 10.14. Any such amended Annual Budget shall be circulated to those Investors eligible to receive it under Clause 11.6 within 10 Business Days of the amendment having become effective.

10.13	Adopting the Subsequent Annual Budget under Clause 10.11 shall require:

(a)	subject to Clauses 10.11(a), 10.11(b) and 10.13(b), the prior approval of the Board in accordance with Clause 5 (Directors and management); and

(b)

if and to the extent that any Key Line Item in the Subsequent Annual Budget constitutes a deviation of more than 20 per cent from a Key Line Item in the then prevailing Business Plan, the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)).

10.14	Any amendment to the Annual Budget under Clause 10.12 shall require:

(a)	subject to Clause 10.14(b), the prior approval of the Board in accordance with Clause 5 (Directors and management); and

(b)

if and to the extent that such amendment constitutes a deviation of more than 20 per cent from a Key Line Item in the then prevailing Business Plan, the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more (for the avoidance of doubt, such consent right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to any transferee of such Investor (other than a Permitted Affiliate Transferee)).

10.15	The Board shall review the Annual Budget at least once every three months against the actual incurred costs and expenses for the previous quarter as shown in the management accounts of the Group.

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10.16

Unless otherwise approved by the Board (or, in the case of any action which would constitute a deviation of the kind referred to in Clause 10.13(b), with the prior written consent of each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more), the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) no action inconsistent with the Annual Budget shall be taken by any Group Member (or the directors, officers or employees of any Group Member).

10.17

If, at any time, the Board fails to approve and adopt an Annual Budget for the following Financial Year in accordance with this Clause 10, the Company shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Group continues to adopt and comply with the Annual Budget for the preceding Financial Year (excluding non-recurring items) (with each number in the Annual Budget being adjusted (in each case with effect from the expiry of the period to which such Annual Budget relates) for:

(a)	inflation (where applicable) by reference to the Inflation Index as published from time to time; and

(b)	in respect of any cost of debt line item, the base rate applicable to such line item as published from time to time by the relevant central bank,

in each case until such time as a new Annual Budget is approved and adopted.

10.18	The Board shall consult with the CEO in respect of any proposed changes to the Annual Budget, provided that the Board will not be under any obligation to accept the CEO’s input on the Annual Budget.

10.19

The Annual Budget shall include a discrete line item setting out the projected annual liquidity available to the Founder, in accordance with his Annual Liquidity Right, which line item shall be implemented as part of the Annual Budget as long as the stipulations set out in Clause 13.1(a) and Clause 13.1(b) have been satisfied.

Long Term Financial Model

10.20

Every six months from the Closing Date, the Company shall prepare, with such process being overseen by the CEO, and circulate to the Board and those Investors eligible to receive it under Clause 11.6, a long-term detailed financial model that shall:

(a)	cover a period of at least the next five Financial Years; and

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(b)	include a statement of progress in respect of the Group’s performance in the previous two quarters against the then current Business Plan,

(the Long Term Financial Model).

11.	Financial matters, information, reporting and retention of records Auditors and accounts

11.1

The Group’s auditors shall be an internationally recognised firm of chartered accountants as may be approved from time to time by the Board with the Requisite Approval (if applicable). All auditing costs shall be borne by the Company or UK PLC (as applicable).

11.2	The Company shall prepare its financial statements and management accounts:

(a)	in INR; and

(b)	in accordance with Law and the Accounting Principles.

11.3	UK PLC shall prepare its financial statements and management accounts:

(a)	in USD in the case of its standalone financial statements and INR in the case of its consolidated financial statements; and

(b)	in accordance with Law and the Accounting Principles.

11.4	The consolidated financial statements of Topco shall be audited within three months after the end of each Financial Year.

11.5

The appointment and removal of any external auditor for UK PLC and the Company shall require the prior approval of CPPIB Parent and CPPIB. Subject to the prior approval of CPPIB Parent and CPPIB, UK PLC and the Company may engage or otherwise cause the auditor of CPPIB Parent and CPPIB to provide any Non-Audit Services to the Company and UK PLC.

Information and records

11.6	Subject to any applicable Law, the Company and, until Collapse Closing, UK PLC, shall (at its sole cost) supply copies of the following information to:

(a)

each Investor that (together with the other members of its Investor Group) holds an aggregate Equity Proportion of the Minority Threshold or more (in relation to the Founder Investor Group, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis):

(i)

monthly and quarterly management accounts of the Group, which shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the divisions of the Group together with a statement of progress against the then current Business Plan no later than 45 days after the end of each such month or quarter (as applicable);

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(ii)	the health and safety reporting of the Group as typically prepared in the ordinary course of business carried on by the Group as at the date of this Agreement;

(iii)	the draft Business Plan and Annual Budget within the period specified in Clauses 10.3 and 10.11(a);
(iv)	any amended Business Plan and Annual Budget within the period specified in Clauses 10.4 and 10.12;

(v)	subject to Clause 7 (Conflicts), copies of all board papers at the same time that such board papers are circulated to the Directors;

(vi)

at the request of any such Investor (at that Investor’s expense) and provided that it does not unduly interfere with the Business, any information in the possession of the Group which is reasonably required by that Investor solely for the purposes of (A) managing the audit (internal and external), accounting, compliance or Tax affairs of that Investor (or any of its Affiliates); and/or (B) monitoring their investment in Topco, as soon as practicable after such request and in any event within 20 Business Days of such request; and

(vii)	the Long Term Financial Model within 10 Business Days of it having been issued by the Board in accordance with Clause 10.20; and

(b)

each Investor (together with the other members of its Investor Group) holding an aggregate Equity Proportion of at least two per cent (in relation to the Founder Investor Group, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis):

(i)

quarterly management accounts of the Group, which shall include a consolidated profit and loss account, balance sheet and cash flow statement broken down according to the divisions of the Group together with a statement of progress against the then current Business Plan no later than 45 days after the end of each such quarter (as applicable);

(ii)

the Audited Accounts (complying with all relevant legal requirements) in respect of each Financial Year as soon as reasonably practicable but in any event not later than three months after the end of that Financial Year; and

(iii)

at the request of any such Investor (at that Investor’s expense) and provided that it does not unduly interfere with the Business, any information in the possession of the Group which is reasonably required by that Investor solely for the purposes of (A) managing the audit (internal and external), accounting, compliance or Tax affairs of that Investor (or any of its Affiliates); and/or (B) monitoring their investment in Topco, as soon as practicable after such request and in any event within 20 Business Days of such request.

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11.7

If Topco fails to provide any of the information required to be provided by it to an Investor that is entitled to receive such information under Clauses 11.6 within the period specified, the relevant Investor may serve written notice on Topco requesting such information. If such information is not provided within five Business Days of such written notice being received, the relevant Investor shall be entitled to request the auditors of Topco, or in the absence of their agreement within five Business Days, to appoint a firm of accountants, to prepare such information at the Company’s or, until Collapse Closing, UK PLC’s expense and the Company and UK PLC (as applicable) each agrees to provide (or to procure the provision of) all information reasonably required by the auditors or such accountants, as the case may be, for such purpose.

Management Q&A

11.8

Each Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more shall be entitled to nominate certain of its Representatives (including any senior advisors) to jointly meet with Management on an annual basis to discuss the current business performance of the Group (including ongoing actions and projects, performance against the Annual Budget, financial and operational reporting and other relevant matters arising in the Business).

12.	Distributions

12.1

On Closing, UK PLC (and from Collapse Closing, the Company) shall adopt the Distribution Policy, which shall facilitate the distribution to the Investors of 100 per cent. of the cash of the Group which is available for distribution (whether by way of dividend, return of capital, repayment of shareholder debt or otherwise) on a quarterly basis on a pro rata basis by reference to the Equity Proportion held by each Investor as at the date of such distribution and in accordance with the Accounting Principles, subject to (i) all applicable Law, (ii) the working capital requirements of the Group, (iii) any capital expenditure in the three-year period from the adoption of the Distribution Policy and/or liabilities of the Group in accordance with the Business Plan and Annual Budget, (iv) any financing policy, and (v) any financing documents.

12.2

Save as may otherwise be agreed with Investor Super Majority Consent, no Group Member shall declare or pay any dividend or distribution otherwise than in accordance with the Distribution Policy or the terms of the Reorganisation Deed.

12.3	Except to the extent such change is required to comply with applicable Law, the Distribution Policy may only be amended or updated from time to time with Investor Super Majority Consent.

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12.4

Each Investor shall be solely liable and responsible for any Tax payable on receipt by it of any dividend or distribution of Topco and Topco shall be entitled to make any deductions or withholdings in respect of Tax as may be required by applicable Law in respect of any dividend or distribution made by it to an Investor.

12.5

If Topco is required by applicable Law to make any deduction or withholding in respect of Tax from any dividend or distribution made by it to an Investor, Topco shall reasonably cooperate and consult with that Investor in good faith in connection with claiming any available exemption, credit or refund in respect of such withholding or deduction, and such Investor shall provide to Topco all documentation (including any declaration) as is required to support any available claim under an applicable double tax treaty.

13.	Founder Annual Liquidity

13.1

The Founder Investor Group shall have the right, by delivering a notice no later than one month before the end of a Financial Year (an Annual Liquidity Notice) to the Company, to require the Company, provided that:

(a)	the Company has met or is able to meet financial requirements under the Annual Budget Obligations; and

(b)

where applicable, any reduction in such available financial resources results solely from bona fide amendments to the then current Annual Budget made in accordance with this Agreement, and absent such amendments the Company would have been able to meet the requirements under the Annual Budget Obligations; and

in accordance with Clauses 13.5 to 13.8 below, (i) subject to the Buyback Provisions, to buy back Founder Liquidity Securities that are Shares from one or more members of the Founder Investor Group, and (ii) to cash settle such number of Founder Liquidity Securities that are vested Equity Awards, in each case at the relevant Founder Liquidity Securities Price (together, a Founder Annual Liquidity Transaction), resulting in a receipt by the relevant members of the Founder Investor Group of up to an aggregate amount of the INR equivalent of:

(a)

in respect of the period from Closing until the end of the Financial Year in which Closing occurs (the First Founder Liquidity Period) a pro rata amount of US$15m calculated by reference to the number of days elapsed from Closing until the start of the first Financial Year commencing after Closing as a proportion of 365 days;

(b)

following expiry of the First Founder Liquidity Period, US$15m per Founder Liquidity Period for the three consecutive Founder Liquidity Periods thereafter (or, if earlier, until completion of an Indian IPO), the last day of such period (or such earlier date of an Indian IPO), being the Initial Annual Liquidity End Date; and

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(c)	following the Initial Annual Liquidity End Date, US$25m per Founder Liquidity Period until the Company has purchased and/or cash settled all of the Founder Liquidity Securities, as calculated by reference to the prevailing Exchange Rate at the date of the Annual Liquidity Notice (the Annual Liquidity Right), save that (i) the Annual Liquidity Right may only be exercised once in each Founder Liquidity Period, and (ii) the Annual Liquidity Right shall terminate automatically on completion of an Indian IPO, without prejudice to any Annual Liquidity Notice delivered prior to such completion of an Indian IPO.

For the purposes of this Clause 13.1, the number of Equity Awards shall be taken into account on a net settlement basis (after accounting for applicable exercise prices and any required deductions or withholdings in respect of Tax) of such Equity Awards.

13.2

Completion of any Founder Annual Liquidity Transaction pursuant to the exercise of the Annual Liquidity Right (each, an Annual Liquidity Completion) shall, subject to Clause 13.1, occur during the final quarter of the relevant Financial Year in which the Annual Liquidity Right is exercised, and by no later than 15 Business Days prior to the end of that Financial Year (or, if earlier, immediately prior to the completion of an Indian IPO in that Financial Year).

13.3	The price payable in respect of any Founder Liquidity Securities which are Shares (the Founder Liquidity Share Price) shall be the fair market value of such Shares, to be calculated as follows:

(a)	in relation to the first 12 months following Closing, at the Closing Price; and

(b)

in relation to each 12 month period thereafter, as established in the most recent valuation report as issued by an independent third party valuer commissioned by the Board, the valuation date of which report shall not be more than 3 (three) months prior to the end of the relevant Financial Year in which the Annual Liquidity Right is exercised.

13.4	Each Annual Liquidity Notice shall set out:

(a)	the total amount of the Annual Liquidity Right, subject to the caps noted in Clause 13.1 (Annual Exercise Amount);

(b)

the breakdown of the Annual Exercise Amount that is intended to be exercised by tendering the Founder Liquidity Securities which are Shares and the Founder Liquidity Securities which are vested Equity Awards, along with details of any such vested Equity Awards per Tranche (including their relevant exercise price); and

(c)	the bank account to which payment of the amount payable in respect of the relevant Founder Annual Liquidity Transaction in accordance with this Clause 13.1 should be paid.

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13.5

To the extent that any members of the Founder Investor Group are tendering Founder Liquidity Securities which are Shares pursuant to any Annual Liquidity Notice, the buyback of such Shares shall be in accordance with Clause 13.7 below.

13.6

To the extent that the Founder is tendering Founder Liquidity Securities which are vested Equity Awards pursuant to any Annual Liquidity Notice, immediately prior to the relevant Annual Liquidity Completion:

(a)

the Company shall cash settle such Founder Liquidity Securities such that the Founder receives, in respect of each tranche of vested Equity Awards identified in the relevant Annual Liquidity Notice (each tranche being a group of vested Equity Awards sharing the same exercise price (a Tranche)), an amount equal to the Intrinsic Value of that Tranche as at the date of the Annual Liquidity Notice multiplied by the number of Shares that would have been issued to the Founder if the Founder had exercised the vested Equity Awards in that Tranche under such vested Equity Awards, with the total amount payable to the Founder being the aggregate of all such per-Tranche amounts, less any Tax or amount in respect of or on account of Tax required by applicable Law to be deducted or withheld from such amount (and to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid);

(b)

the Company (or the relevant employing entity) shall be entitled to withhold from the amount payable pursuant to Clause 13.6(a) any income tax and social security contributions it is obligated to withhold in respect of such vested Equity Awards that are so deemed exercised;

(c)	upon the payment of the amounts in the manner set out in Clause 13.6(a) and/or Clause 13.6(b), the Company shall be entitled to cancel the applicable Tranche of the vested Equity Awards.

13.7	At the relevant Annual Liquidity Completion:

(a)	each relevant member of the Founder Investor Group will sell and Transfer to the Company the Relevant FOL Sale Shares, and for such purposes:

(i)

each relevant member of the Founder Investor Group Transferring Shares shall, upon receipt of confirmation provided by the Company as stated in Clause 13.7(a)(ii)(B), Transfer their respective proportion of the Relevant FOL Sale Shares to the Company by delivering to their respective depositary participants, duly executed, irrevocable and unconditional written instructions instructing such depositary participant to debit the depositary account of such members of the Founder Investor Group to the extent of their respective proportion of the Relevant FOL Sale Shares, in favour of the depositary account of the Company; and

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(ii)	the Company will purchase and acquire the Relevant FOL Sale Shares from the relevant members of the Founder Investor Group in the proportions referred to above, and for such purposes:

(A)

the Company will pay to each relevant member of the Founder Investor Group, by electronic funds transfer in cleared funds in INR, the Founder Liquidity Share Price multiplied by the number of Shares sold and Transferred by it to such bank account as shall be notified in the Annual Liquidity Notice, less any Tax or amount in respect of or on account of Tax required by applicable Law to be deducted or withheld from such amount (and to the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid); and

(B)

the Company will provide copies of confirmation to the relevant members of the Founder Investor Group, in relation to the remittance of the amount transferred by the Company as set out in Clause 13.7(a)(ii)(A) above, by electronic funds transfer in cleared funds, and for the avoidance of doubt, any vested Equity Awards cash-settled by the Company pursuant to Clause 13.6 shall not be treated as Shares for the purposes of this Clause 13.7, and the Relevant FOL Sale Shares shall not include any Shares that would have been issued or acquired by the Founder pursuant to the deemed exercise of vested Equity Awards under Clause 13.6(a);

(b)	a Company Board Meeting shall be convened at which the Transfer of the Relevant FOL Sale Shares from the relevant members of the Founder Investor Group to the Company shall be approved; and

(c)

the Company and the relevant members of the Founder Investor Group shall each do all such other things and execute all such other documents (including any deed) as may reasonably be required to give effect to the sale and purchase of the Relevant FOL Sale Shares pursuant to the Annual Liquidity Right.

13.8

The Shares sold and purchased pursuant to the Annual Liquidity Right shall be sold by the relevant members of the Founder Investor Group free from Encumbrances and together with all rights attaching to them at the Annual Liquidity Completion, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Annual Liquidity Completion.

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13.9

Each Investor shall: (A) so far as legally possible: exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to procure that the Company complies with its obligations set out in Clauses 13.6 and 13.7; and (B) not offer any Shares in any buyback undertaken by the Company pursuant to Clause 13.7.

13.10

Each Investor agrees and acknowledges that: (A) to the extent the provisions of Clauses 13 and 14 are restricted in any manner under applicable Law, the Company, the Controlling Investor Group and the Founder shall discuss in good faith alternative mechanisms to achieve the commercial objectives underlying Clauses 13 and 14; and (B) in the event of any inconsistency or conflict between the provisions of Clauses 13 and 14 and any other provision of this Agreement, the provisions of Clauses 13 and 14 shall prevail.

14.	Founder Post-Closing Liquidity

14.1	The Founder Investor Group shall not be entitled to any liquidity (whether by way of secondary sale or otherwise):

(a)	as part of Closing; or

(b)	in connection with any primary capital raise undertaken by the Company in the 12 months following Closing; or

(c)	in connection with any direct or indirect syndication by the Controlling Investor Group prior to or following Closing.

14.2	From the date falling 12 months after Closing, if:

(a)

the Company undertakes one or more primary capital raises in an aggregate amount in excess of the INR equivalent of US$200,000,000 (as calculated by reference to the prevailing Exchange Rate on the Business Day before each such primary capital raise) by issuing Securities to one or more persons, other than to the Continuing Investors or to any member of the Consortium; or

(b)

the Controlling Investor Group Transfers Shareholder Instruments (other than to a Permitted Affiliate Transferee) a cumulative amount equivalent to an Equity Proportion of more than five per cent in a single or series of transactions, each a Post-Closing Liquidity Event,

the Founder Investor Group shall have the right (the Founder Post-Closing Liquidity Right), by delivering a notice (a Founder Post-Closing Liquidity Notice) to the Company and subject to Clause 18.7, to Transfer, (in the case of Shares) to any party or parties, or (in the case of Equity Awards) to cash settle in accordance with Clause 14.6, Founder Liquidity Securities of an amount up to 25 per cent. of the total Founder Liquidity Securities held as at Closing, in each of (i) the period commencing on the date falling 12 months after Closing and ending on the date falling 24 months after Closing and (ii) the period commencing on the date falling 24 months after Closing and ending on the date falling 36 months after Closing (the Founder Post-Closing Liquidity Securities), at (i) if the Post-Closing Liquidity Event is the event in Clause 14.2(a), the price per Share implied by its valuation (converted at the Exchange Rate prevailing on the date of the Founder Post-Closing Liquidity Notice); or (ii) if the Post-Closing Liquidity Event is the event in Clause 14.2(b), the same price and economic terms per Share as the Transfer by the Controlling Investor Group triggering the applicable Post-Closing Liquidity Event (any such Transfer being a Founder Post-Closing Liquidity Transaction).

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14.3	In the case of a Post-Closing Liquidity Event:

(a)

under Clause 14.2(a), the Founder Investor Group shall have the ability to sell up to 25 per cent. of the total Founder Liquidity Securities (in aggregate, taken together with any sale pursuant to paragraph (b) below); and/or

(b)

under Clause 14.2(b): (A) the Founder Investor Group shall have the ability to sell up to 25 per cent of the total Founder Liquidity Securities held as at Closing (in aggregate, taken together with any sale pursuant to paragraph (a) above), irrespective of the number of Shares being offered for sale by the Controlling Investor Group; and (B) the Controlling Investor Group shall use its best efforts to facilitate the Founder Investor Group’s liquidity entitlement under (A) in connection with any Transfer of Shares by the Controlling Investor Group.

For the avoidance of doubt, the Founder Investor Group will be entitled to avail liquidity under Clause 14.2 up to a maximum aggregate amount of 25 per cent. of the total Founder Liquidity Securities held at Closing (and not 25 per cent. separately under each of Clause 14.2(a) and Clause 14.2(b)) as a result of one or more Post-Closing Liquidity Events under Clause 14.2(a) or Clause 14.2(b).

14.4

Completion of any Founder Post-Closing Liquidity Transaction pursuant to the exercise of the Founder Post-Closing Liquidity Right (each, a Founder Post-Closing Liquidity Completion) shall occur as soon as practicable, and, in any event, no later than 15 Business Days, after the date of the Founder Post-Closing Liquidity Notice.

14.5	Each Founder Post-Closing Liquidity Notice shall set out:

(a)

the total amount of the Founder Post-Closing Liquidity Securities that is intended to be exercised, provided that such amount shall not under any circumstances exceed 25 per cent of the total Founder Liquidity Securities held as at Closing (the Closing Exercise Amount);

(b)

the breakdown of the Founder Post-Closing Liquidity Securities comprising the Closing Exercise Amount that is intended to be exercised by tendering the Founder Post-Closing Liquidity Securities which are Shares and the Founder Post-Closing Liquidity Securities which are vested Equity Awards, along with details of any such vested Equity Awards per Tranche (including their relevant exercise price); and

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(c)	the bank account to which payment of the amount payable in respect of the relevant Founder Post-Closing Liquidity Transaction in accordance with this Clause 14 should be paid.

14.6

To the extent that the Founder is tendering Founder Post-Closing Liquidity Securities which are vested Equity Awards pursuant to any Founder Post-Closing Liquidity Notice, the applicable provisions of Clause 13.6 shall apply mutatis mutandis.

14.7

To the extent that any members of the Founder Investor Group are tendering Founder Post-Closing Liquidity Securities which are Shares pursuant to any Founder Post-Closing Liquidity Notice, the applicable provisions of Clause 13.7 shall apply mutatis mutandis and references in Clause 13.7 to the Company shall, where the context requires, be read as references to the relevant third party transferee.

14.8

The Shares sold and purchased pursuant to any Founder Post-Closing Liquidity Transaction shall be sold by the relevant members of the Founder Investor Group free from Encumbrances and together with all rights attaching to them at the Founder Post-Closing Liquidity Completion, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Founder Post-Closing Liquidity Completion.

14.9

Each Investor shall, so far as legally possible, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to procure that the Company complies with its obligations set out in Clauses 14.6 and 14.7.

15.	Founder IPO Liquidity

15.1

In connection with any Indian IPO, the Founder Investor Group shall be entitled to Transfer to any party or parties other than the Company up to 50 per cent of the Founder Liquidity Securities, less any Founder Post-Closing Liquidity Securities realised by the Founder Investor Group pursuant to Clause 14 above in the “Offer for Sale” component of the Indian IPO.

15.2	In addition to Clause 15.1 above, and subject to applicable Law, the Founder Investor Group shall be entitled to participate on a pro rata basis in:

(a)	any liquidity event in connection with completion of an Indian IPO; and

(b)	any Block Trades conducted in accordance with Clause 23 for a period of 24 months following completion of an Indian IPO,

in each case relative to the Founder Investor Group’s proportion of Shares and vested equity awards: (i) in the case of any Equity Awards that are vested as at Closing, on a gross basis; and (ii) in all other cases, on a net settlement basis (accounting for applicable exercise prices and any required deductions or withholdings in respect of Tax).

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16.	Founder Liquidity Tax Matters

16.1

Prior to the completion of any Transfer of Founder Liquidity Securities or any other Shareholder Instruments to the Company pursuant to Clauses 13 or 14 above, the Company shall procure that any such valuation or other reports as may be required as a matter of applicable Law (including but not limited to, any Tax Benchmark Valuation Report, any Transfer Pricing Report, and/or any report required under the Foreign Exchange Management Act, 1999, with any such reports being Tax Reports) are prepared by a SEBI registered merchant banker or chartered accountant to the reasonable satisfaction of the Company and the transferor.

16.2

The transferor shall cooperate with and assist the Company in connection with the preparation of any reports as described in this Clause 16, including providing the Company (or, at the Company’s request, any third party appointed to prepare such Tax Reports) with such documents and information as the Company (or such appointed third party) requires in connection with the preparation thereof.

16.3

The transferor and the Company shall each make any filings, submit any returns, complete any procedural formalities and/or otherwise comply with all applicable Tax compliance requirements, in each case required by applicable Law to be made, submitted, completed or complied with by it in connection with the transfer of Founder Liquidity Securities or any other Shareholder Instruments to the Company pursuant to Clauses 13 and 14 above, and in each case within the time period prescribed by applicable Law.

17.	Founder Restrictive Covenant

17.1

The Founder acknowledges and agrees that the covenants, undertakings, and restrictions contained in this Clause 17 are entered into in connection with the transactions contemplated by this Agreement and are essential to protect and preserve the goodwill of the Business of the Group. The Founder further acknowledges and agrees that:

(a)	he has obtained, and will continue to obtain Confidential Information and personal knowledge of and influence over suppliers, customers, clients and employees of the Company; and

(b)	the restrictions set out below are reasonable and necessary in all the circumstances for the protection of the legitimate interests of the Company and its goodwill.

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17.2

The Founder hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon the Founder by law, the Founder will be bound by the covenants and undertakings contained in this Clause 17. In this Clause 17, unless the context otherwise requires:

Customer means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period, either the Founder, or any employee under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings, or about which the Founder had Confidential Information, but always excluding therefrom, any division, branch or office of such person with which the Founder and/or any such employee had no dealings and about which the Founder had no Confidential Information;

Founder Restricted Period means any period during which the Founder is a Director and a period of six months after the Founder ceases to be a Director;

Prospective Customer means any person with which the Company was actively negotiating during the Relevant Period regarding a material contract for distribution, sale or supply of Restricted Products or Restricted Services and with which, during such period, the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings during the Relevant Period, or about which the Founder had Confidential Information, but always excluding therefrom any division, branch or office of that person with which the Founder and/or any such employee had no dealings during that period and about which the Founder had no Confidential Information;

Relevant Period means (i) the period of 12 months immediately prior to Closing and any period during which the Founder is a Director;

Restricted Area means:

(a)	the Territory; and

(b)	any other country in the world where, during the Relevant Period, the Company deals in Restricted Products or Restricted Services;

Restricted Employee means any person who is or was a director or employee of the Company and who is dealing with or dealt with a Restricted Product or engaged in Restricted Services at any time within the Relevant Period and who by reason of that position and in particular their seniority or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if they were to leave the employment of the Company and/or become employed or engaged by a competitor of the Company;

Restricted Products means any products, equipment or machinery or artificial intelligence technology in each case that is or is being researched, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the Founder’s duties were materially concerned or for which either the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), were responsible during the Relevant Period or about which the Founder had Confidential Information;

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Restricted Services means any services (including but not limited to technical and product support, technical advice and customer services) that are or are being researched, developed or supplied by the Company and with which the Founder’s duties were materially concerned or for which either the Founder, or any employee who was under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), were responsible during the Relevant Period or about which the Founder had Confidential Information;

Supplier means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Founder, or any employee under the Founder’s direct supervision (or indirect supervision through the Founder’s immediate reports), had material dealings in the course of the Relevant Period, or about which the Founder had Confidential Information.

17.3

During the Founder Restricted Period, the Founder will not, without the prior written consent of the Company, whether by himself, through his employees or agents and whether on the Founder’s own behalf or on behalf of any person, directly or indirectly:

(a)

solicit business from any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(b)

accept any orders from, act or have any business dealings with any Customer or Prospective Customer in respect of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services;

(c)

within the Restricted Area, be employed or engaged in or provide Confidential Information to that part of a business which is involved in Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services. For the purposes of this sub-clause, acts done by the Founder outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services in the Restricted Area to a material extent;

(d)

solicit or induce any person who is a Restricted Employee (and with whom the Founder had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)

employ or otherwise engage any Restricted Employee in the business of Restricted Products or Restricted Services or products or services that compete with Restricted Products or Restricted Services; or

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(f)	solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

17.4

Clause 17 shall also apply as though references to the “Company” include references to each Group Member. The obligations undertaken by the Founder pursuant to this Clause 17.4 shall, with respect to each Group Member, constitute a separate and distinct covenant in favour of and for the benefit of each Group Member and which shall be enforceable either by the particular Group Member or by the Company on behalf of the Group Member and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Member.

17.5	The Founder hereby undertakes to the Company that the Founder will not at any time:

(a)

engage in any trade or business or be associated with any person (except the Company or any Group Member or any person to which the Company or the Group Member has authorised the usage of the trading names of the Company or any Group Member) engaged in any trade or business using any trading names used by the Company or any Group Member including the name(s) or incorporating the word(s) “ReNew”;

(b)

represent or otherwise indicate any association or connection with the Company or any Group Member, other than as an employee, director, chairman, vice chairman, shareholder or former employee, director / chairman / vice chairman or shareholder (as the case may be from time to time).

17.6

The Founder undertakes that he will not at any time during the Founder Restricted Period and at any time (without limit) after the Founder Restricted Period make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Member or any of its or their respective shareholders, officers, employees or agents.

17.7

The restrictions in this Clause 17 (on which the Founder has had the opportunity to take independent advice, as the Founder hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Member but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

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18.	Restrictions on Transfer

18.1

Subject to Clause 18.8, prior to the date which is the earlier of (i) three years after the Closing Date, and (ii) the date on which the Controlling Investor Group has Transferred all of the Relevant Priority Shares, no Investor (other than the Controlling Investor Group) may Transfer any Shareholder Instruments other than to a Permitted Affiliate Transferee, as part of a public takeover offer for 100 per cent of the Shareholder Instruments in issue (however structured), or a Transfer pursuant to Clause 13 (in the case of the Founder), a Full Tag Transfer triggered under Clause 21 (Tag Along) and Clause 22 (Drag Along) (the Controlling Investor Priority Liquidity).

18.2	In the event of a Transfer by the Controlling Investor Group of some or all of the Relevant Priority Shares (a Controlling Investor Priority Liquidity Transfer):

(a)

Topco shall, so far as it is legally able and acting reasonably and in good faith, take, or cause to be taken, all such actions as are reasonably necessary to effect, as promptly as practicable, a Controlling Investor Priority Liquidity Transfer; and

(b)

each of the other Investors shall, so far as it is legally able and acting reasonably and in good faith, exercise all of their rights and powers (direct or indirect) in their capacity as a shareholder of Topco (including exercising all voting rights and all rights under this Agreement and executing all relevant documents required of it in such capacity), to procure that Topco shall take, or cause to be taken all such actions by Topco as are reasonably necessary to effect, as promptly as practicable, a Controlling Investor Priority Liquidity Transfer.

18.3

Upon the date which is the earlier of (i) three years after the Closing Date, and (ii) the date on which the Controlling Investor Group has Transferred all of the Relevant Priority Shares, Clauses 18.1 and 18.2 shall cease to apply and any subsequent Transfer by an Investor (including for the avoidance of doubt the Controlling Investor Group) shall be subject to, and in accordance with, Clauses 13 (in the case of the Founder), 18.4 to 18.7 (inclusive), 19 (Provisions applying to all Transfers), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along) and 23 (Block Trades) (as applicable), and any of the Schedules referred to therein.

18.4

Subject to Clauses 18.1 to 18.3 (inclusive), any Investor may freely Transfer its Shareholder Instruments from time to time, provided that, other than a Transfer in connection with the implementation of the PLC Collapse in accordance with the Reorganisation Deed:

(a)

such Transfer is made in accordance with Clauses 19 (Provisions applying to all Transfers), 24 (Mandatory Consents for Transfers and new issues) and 25 (Registration and monitoring of Transfers and issues);

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(b)	in the case of a Transfer by:

(i)	any Investor that is a member of the Controlling Investor Group, if applicable, the Transfer is in accordance with Clauses 21 (Tag Along) and 22 (Drag Along); or

(ii)	the Investor Group with the single largest holding of Shareholder Instruments, the Transfer is in accordance with Clause 21 (Tag Along); and

(c)	in the case of a Transfer by an Investor other than a member of the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments:

(i)	such Transfer is made in accordance with Clause 20 (Right of First Offer) and Schedule 6 (Right of First Offer);

(ii)	the Transfer is not to a Competitor;

(iii)

the Transfer is made pursuant to a bona fide arm’s length public takeover (however structured), provided that if such offer is for less than 100 per cent of the Shareholder Instruments in issue, each Investor’s participation shall be limited to its pro rata share of the Shareholder Instruments being sought, calculated by reference to its Equity Proportion relative to the aggregate Equity Proportion of all participating Investors; or

(iv)

if such Transfer is made following completion of an Indian IPO during the Restricted Period, such Transfer is in accordance with Clause 23 (Block Trades) (to the extent applicable to such Investor at the relevant time), provided that this Clause 18.4(c) shall not apply to any Transfer to a Permitted Affiliate Transferee of the applicable Investor.

18.5

No Investor (a Transferor) may Transfer any Shareholder Instruments to any person (the Transferee) except as expressly permitted by and in accordance with the restrictions provided in Clauses 13 (Founder Liquidity) to 25 (Registration and monitoring of Transfers and issues) (inclusive), including, for the avoidance of doubt, in accordance with Clauses 18.1 to 18.3 (inclusive).

18.6	Subject to Clauses 18.1 to 18.3, 18.7, 23 (Block Trades) and 40.9(e), the restriction in Clause 18.5 shall not apply in the case of:

(a)	a Transfer to a Permitted Affiliate Transferee of the Transferor;

(b)	a Transfer in connection with the implementation of the PLC Collapse in accordance with the Reorganisation Deed;

(c)	a Transfer by any member of the Founder Investor Group in accordance with Clause 13 (Founder Liquidity) and Clause 20 (Right of First Offer);

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(d)	a Required Transfer made in accordance with Clause 25.6;

(e)	a Transfer by any Investor that is not a member of the Controlling Investor Group in accordance with Clause 18.4;

(f)	a Transfer by a Tagging Investor in accordance with Clause 21 (Tag Along);

(g)	a Transfer by a Dragged Investor in accordance with Clause 22 (Drag Along);

(h)	a Transfer of any Shareholder Instrument or UK PLC Share to a purchaser made pursuant to a public takeover (however structured); and

(i)	a Transfer pursuant to and in accordance with Schedule 2 (Emergency funding procedure).

18.7	No Investor may Transfer any Shareholder Instruments to:

(a)	any Restricted Person; or

(b)

any Sanctioned Person or any person where, in the reasonable opinion of Topco, there is, or would be, a risk of Topco or any of the Investors being in breach of Sanctions Law were such a person to hold Shareholder Instruments or become a party to this Agreement.

18.8

Where any member of the Controlling Investor Group holds UK PLC Shares (prior to Collapse Closing) or Shares (following Collapse Closing) which are (in either case) Relevant Priority Shares, any UK PLC Shares (prior to Collapse Closing) or Shares (following Collapse Closing) which are Transferred by a member of the Controlling Investor Group shall be deemed for the purposes of Clause 18.1 to have been Relevant Priority Shares and, following such Transfer, the balance of the Relevant Priority Shares which are held by such member of the Controlling Investor Group shall be deemed reduced accordingly, provided that if the number of UK PLC Shares or Shares (as applicable) Transferred by a member of the Controlling Investor Group in a single Transfer exceeds the balance of the Relevant Priority Shares held by such member immediately prior to that Transfer, only such number of UK PLC Shares or Shares as is equal to the balance of Relevant Priority Shares then held by such member shall be deemed to be Relevant Priority Shares for the purposes of Clause 18.1, and the remainder of the UK PLC Shares or Shares (as applicable) Transferred shall be deemed, for all purposes of this Agreement (including Clause 21 (Tag Along)), to constitute a separate and subsequent Transfer to which Clauses 18.3 to 18.7 (inclusive) shall apply.

19.	Provisions applying to all Transfers

19.1	All Transfers of Shareholder Instruments (other than in connection with the PLC Collapse) by any Investor shall:

(a)	comply with Schedule 8 (Transfer terms); and

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(b)

require an equivalent Transfer of such proportion of the UK PLC Shares held by the transferring Investor as is equal to the proportion that the number of Shareholder Instruments proposed to be Transferred bears to the total number of Shareholder Instruments held by such Investor immediately prior to the relevant Transfer.

19.2

Save in respect of a Transfer of Shareholder Instruments immediately following which this Agreement will automatically terminate in accordance with Clause 28.3, no Shareholder Instruments shall be Transferred to any person who is not already a party to this Agreement unless and until such person has become a party to this Agreement by executing and delivering to Topco a Deed of Adherence as an Investor.

20.	Right of First Offer

20.1

Subject to Clauses 13 and 20.2, the parties agree to comply with the terms of Schedule 6 (Right of First Offer) in relation to any relevant Transfer of Shareholder Instruments by any Investor that is not a member of a Controlling Investor Group.

20.2	This Clause 20 and Schedule 6 (Right of First Offer) shall automatically terminate and cease to have any force or effect upon, and with effect from, the completion of an Indian IPO.

21.	Tag Along

21.1

Subject to Clause 18.1, and, in the case of the Founder Investor Group, in addition to Clause 14, if the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments proposes to make a bona fide Transfer of any Shareholder Instruments (other than a Transfer referred to in Clauses 18.6(a), (b), (c), (d), (g), (h), or (i), 23 or 40.9(e)(i) or (ii)) in one or a series of related transactions that would (or, in the case of a series of related transactions, the transaction, the completion of which would):

(a)	as a result, cause the Transferee, together with any of its Affiliates and any persons acting in concert with it or any of them, to hold:

(i)	an aggregate Equity Proportion of more than 50 per cent (a Full Tag Transfer); or

(ii)	an aggregate Equity Proportion of 50 per cent or less (a Pro Rata Tag Transfer),

(a Full Tag Transfer and Pro Rata Tag Transfer, each a Tag Transfer), the relevant Transferor and the other members of its Investor Group shall not complete such Tag Transfer unless, subject to Clause 21.11 below, it first ensures that the Transferee makes a separate offer to each other Investor Group and each Award Holder, other than (i) the Sanctioned Investors and/or (ii) Investors in the same Investor Group as the Transferor (any such accepting Investor or Award Holder being a Tagging Investor) to buy from it, on the Tag Terms:

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(iii)	in the case of a Full Tag Transfer, all of the Shareholder Instruments (of each class) held by the Tagging Investor; or

(iv)

in the case of a Pro Rata Tag Transfer, such proportion of Shareholder Instruments (of each class) held by such Tagging Investor as equals the aggregate proportion of the holding of Shareholder Instruments (of the relevant class) which is proposed to be Transferred pursuant to the Pro Rata Tag Transfer (which in respect of any Award Holder, shall be calculated after taking account of the Shares and vested Equity Awards on a gross settlement basis, provided that in respect of any Pro Rata Tag Transfer that occurs and as a result of such transfer the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments ceases to hold the single largest holding of Shareholder Instruments, the Tagging Investor shall be entitled to tag in respect of all (rather than a pro rata proportion) of the Shareholder Instruments held by it which shall therefore be deemed to be a Full Tag Transfer,

(a Tag Along Offer).

21.2

Any agreement to effect a Tag Transfer must be conditional upon Tag Along Offers being made in accordance with, and the Transferor and the Transferee otherwise complying with the provisions of, this Clause 21.

21.3	Each Tag Along Offer shall be:

(a)

an irrevocable and unconditional offer consisting of consideration comprising (at the sole election of the Controlling Investor Group or the Investor Group with the single largest holding of Shareholder Instruments (as applicable)), cash and/or Marketable Securities only; and

(b)	in writing addressed to the relevant Investor to whom the Tag Along Offer is made (a Tag Along Notice).

21.4	Each Tag Along Notice shall specify in respect of the Tag Along Offer:

(a)	whether the proposed Tag Transfer would constitute a Full Tag Transfer or a Pro Rata Tag Transfer;

(b)	subject to Clause 21.11 below, the number and type of Shareholder Instruments which the Tagging Investor is entitled to Transfer (the Tag Shares);

(c)	the identity and notice details of the proposed Transferee;

(d)	subject to Clause 21.11 below, the price per Shareholder Instrument payable;

(e)	the material terms and conditions of the Transfer; and

(f)	the proposed date and location of completion of the Transfer, being a date not later than completion of the Tag Transfer.

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21.5

Each Tagging Investor may accept the Tag Along Offer by notifying the proposed Transferee in writing (a Tag Acceptance Notice) within 15 Business Days following the date of the Tag Along Notice, which notice shall include:

(a)	details of the bank account to which the purchase price for the Tagging Investor’s Tag Shares should be transferred; and

(b)	any Tag Shareholder Specific Conditions in relation to the Tagging Investor’s Transfer of Tag Shares.

21.6

Subject to Clause 21.11, within five Business Days after the expiry of the 15 Business Day period described in Clause 21.5 above, the Transferor shall deliver to each Tagging Investor all documents necessary to be executed by the relevant Tagging Investor to give effect to the Transfer of its relevant Shareholder Instruments to the Transferee pursuant to the Tag Along Offer, provided that such documents:

(a)	shall include only the following conditions to completion of the Transfer:

(i)

a condition that the Tag Transfer is completed in accordance with its terms and this Clause 21 or, in the case of a series of related transactions, a condition that those transactions of the series of related transactions that have not completed by the date of the Tag Along Notice are completed in accordance with their terms and this Clause 21; and

(ii)	any Tag Shareholder Specific Condition specified by the Tagging Investor in its Tag Acceptance Notice;

(b)	shall be in compliance with Schedule 8 (Transfer terms);

(c)	shall incorporate terms giving effect to Clause 21.7 and, where any Tag Shareholder Specific Condition is notified by the relevant Tagging Investor in accordance with Clauses 21.6(a)(ii) and 21.9;

(d)

shall include the number of Shareholder Instruments proposed to be acquired from the relevant Tagging Investor, including, in the case of Equity Awards, the number of Shares to be acquired pursuant to Clause 21.11;

(e)

shall include the price per Shareholder Instrument at which the Shareholder Instruments are proposed to be acquired from the relevant Investor, which shall be the same price (which must comprise only cash and/or Marketable Securities) per Shareholder Instrument as the Tag Transfer or, in the case of a series of related transactions, the weighted average price (which must comprise only cash and/or Marketable Securities) per Shareholder Instrument of the series of related transactions;

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(f)

save for any Tag Shareholder Specific Condition applicable to the relevant Tagging Investor and without prejudice to Clause 21.6(g) below, shall not include any terms (including any warranties, covenants, undertakings or indemnities) that are more onerous in any respect for such Tagging Investor than:

(i)	the terms of the Tag Transfer or, in the case of a series of related transactions, the terms of any of the series of related transactions; or

(ii)	the terms of the Transfer of Shareholder Instruments by any other Tagging Investor,

and shall include a warranty from the Transferee (for itself and as agent for the Transferor) to this effect;

(g)

shall not include any representation, undertaking, warranty, indemnity or covenant from the relevant Tagging Investor other than: (i) customary warranties or covenants as to its solvency and its title, authority and capacity to sell the Shareholder Instruments held by it; and (ii) a customary leakage undertaking, subject to customary permitted leakage provisions and with each Tagging Investor having several liability for their own leakage only; and

(h)

shall specify that the maximum aggregate liability of each Tagging Investor in respect of the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 21 shall, to the maximum extent permitted by Law, not exceed, in aggregate, the lower of: (i) the sale consideration payable to that Tagging Investor; and (ii) the pro rata equivalent of any equivalent limitation on liability applicable to any relevant member of the Controlling Investor Group in relation to its transfer of Shareholder Instruments, such terms being the Tag Terms for the purposes of this Clause 21.

21.7

Each Tagging Investor shall execute and send or make available (and shall procure that other members of its Investor Group execute and send or make available) to the Transferor all documents necessary to be executed to give effect to the Transfer of its Shareholder Instruments in accordance with this Clause 21 to the Transferee within 15 Business Days from receipt of all documents necessary to be executed by the relevant Tagging Investor to give effect to the Transfer of its relevant Shareholder Instruments in accordance with Clause 21.6.

21.8

Subject to Clause 21.9, the Transfer of Shareholder Instruments by each Tagging Investor to the Transferee shall be completed at the same time as the Tag Transfer and the Tagging Investors shall be bound to sell the relevant Shareholder Instruments, on the Tag Terms, pursuant to the Tag Along Offer and their acceptance of it, and this Clause 21.

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21.9	If any Tag Shareholder Specific Condition is not satisfied on or prior to the Tag Completion Longstop Date:

(a)	any obligation on, or agreement by, the Transferee to acquire that Tagging Investor’s Shareholder Instruments; and

(b)	the Tag Along Offer made to such Tagging Investor (and such Tagging Investor’s acceptance of it),

shall lapse and cease to be effective, unless the Transferee and the Tagging Investor that is subject to such Tag Shareholder Specific Condition agree otherwise.

21.10	No Tag Along Offers shall be required to be made pursuant to Clause 21.1 if a Drag Along Notice has been served pursuant to Clause 22.1.

21.11	In the case of Tagging Investors which are Award Holders, in respect of any Tag Shares which are vested Equity Awards, the Tag Transfer shall be effected in one of the following mechanisms:

(a)	Mechanism A:

(i)

immediately prior to completion of the Tag Transfer, the Transferee shall subscribe to such number of Shares as have an aggregate price, based on the price included in the Tag Along Notice in accordance with Clause 21.4(d), equal to the Intrinsic Value of the relevant vested Equity Awards (the amounts invested by the Transferee as consideration to the subscription of such Shares, the Aggregate Tag Consideration); and

(ii)	at completion of the Tag Transfer, the Company shall pay the Award Holder an amount equal to the Aggregate Tag Consideration in consideration for the cancellation of the relevant Equity Awards.

(b)	Mechanism B:

(i)	immediately prior to completion of the Tag Transfer, each such Award Holder will be deemed to have immediately exercised all such vested Equity Awards on a net settlement basis;

(ii)

the Company shall issue to such member of the Founder Investor Group such number of Shares as have an aggregate price, based on the price included in the Tag Along Notice in accordance with Clause 21.4(d), equal to the Intrinsic Value of the relevant vested Equity Awards; and

(iii)

at completion of the Tag Transfer the relevant Award Holder shall Transfer the Shares issued pursuant to Clause 21.11(b)(ii) above to the Transferee and the Transferee shall pay to the relevant Award Holder the price per Share included in the Tag Along Notice in accordance with Clause 21.4(d).

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22.	Drag Along

22.1

If a bona fide Transfer (save where it is a Transfer referred to in Clauses 18.6(a), (b), (d), (h) or (i) or 40.9(e)(i) or (ii)) is proposed to be made in one or a series of related transactions by any member of the Controlling Investor Group that would (or, in the case of a series of related transactions, the transaction, the completion of which would), as a result, cause the Transferee (other than a Transferee that is a Permitted Affiliate Transferee), together with any of its Affiliates and any persons acting in concert with it or any of them, to hold an aggregate Equity Proportion of more than 50 per cent (such relevant transaction, a Drag Transfer), the Controlling Investor Group (the Dragging Shareholder) shall have the right, subject to Clause 40.9(e), to require all (but not some only) of the other Investors and each Award Holder, in each case that are not Sanctioned Investors (together, the Dragged Investors), to Transfer all (but not some only) of the Shareholder Instruments held by each of them (or that will become held by them in accordance with Clause 22.7) to the Transferee, on the Drag Terms, by giving written notice to that effect to each Dragged Investor (the Drag Along Notice) accompanied by copies of all documents necessary to be executed by the relevant Dragged Investor to give effect to the Transfer of its Shareholder Instruments to the Transferee.

22.2

The Drag Along Notice (including any accompanying documents) shall fully describe all the terms and conditions of the proposed Transfer of Shareholder Instruments by the relevant Dragged Investor to the Transferee pursuant to this Clause 22, and such terms and conditions shall:

(a)	include only the following conditions:

(i)

a condition that the Drag Transfer is completed in accordance with its terms and this Clause 22 or, in the case of a series of related transactions, a condition that the series of related transactions are completed in accordance with their terms and this Clause 22; and

(ii)	any Drag Shareholder Specific Condition notified in writing by the relevant Dragged Investor to the Dragging Shareholder(s) within 10 Business Days of receipt of the Drag Along Notice;

(b)	be in compliance with Schedule 8 (Transfer terms);

(c)	incorporate terms required to give effect to Clauses 22.4 and 22.6 and, where the Transfer by any Dragged Investor is subject to a Drag Shareholder Specific Condition, Clause 22.5;

(d)	include the number of Shareholder Instruments proposed to be acquired from the relevant Dragged Investor;

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(e)

include the price per Shareholder Instrument at which the Shareholder Instruments are proposed to be acquired from the relevant Dragged Investor, which shall be the same price (which must be paid in cash (unless elected otherwise) to the relevant Dragged Investor) per Shareholder Instrument as the Drag Transfer or, in the case of a series of related transactions, the weighted average price (which must be paid in cash to the relevant Dragged Investor) per Shareholder Instrument as the series of related transactions (which, if expressed in a currency other than INR, shall be converted into INR at the Bloomberg spot rate as at close of business the trading day prior to the date of the Drag Along Notice) (the Drag Price), provided that, for the avoidance of doubt, nothing in this Clause 22.2(e) shall prevent the Dragged Investor(s) from electing to receive consideration for their Shareholder Instruments in cash and/or Marketable Securities (with the value of any such Marketable Securities calculated by reference to the volume-weighted average price of such Marketable Securities over the twenty (20) consecutive trading days ending on the third trading day prior to the date of the Drag Transfer);

(f)

not include any representation, undertaking, warranty, indemnity or covenant from the Dragged Investor other than: (i) customary warranties or covenants as to its solvency and its title, authority and capacity to sell the Shareholder Instruments held by it; and (ii) a customary leakage undertaking, subject to customary permitted leakage provisions and with each Dragged Investor having several liability for their own leakage only; and

(g)

specify that the maximum aggregate liability of each Dragged Investor in respect of the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 22 shall, to the maximum extent permitted by Law, not exceed, in aggregate, the lower of: (i) the sale consideration payable to that Dragged Investor; and (ii) the pro rata equivalent of any equivalent limitation on liability applicable to any relevant member of the Controlling Investor Group in relation to its transfer of Shareholder Instruments, such terms being the Drag Terms for the purposes of this Clause 22. The Drag Along Notice shall also specify the date on which the Transfer of the Shareholder Instruments to the intended Transferee is expected (subject to the time required to satisfy any Drag Shareholder Specific Condition(s)) to occur.

22.3

Each Dragged Investor shall execute and send or make available (and shall procure that other members of its Investor Group execute and send or make available) to the Dragging Shareholder(s) all documents necessary to be executed to give effect to the Transfer of its Shareholder Instruments to the Transferee pursuant to this Clause 22 within 15 Business Days after receipt of the Drag Along Notice (or any longer period to which the Dragging Shareholder(s) may agree).

22.4

Subject to Clause 22.5 and Clause 22.6, the Transfer of Shareholder Instruments by each Dragged Investor to the Transferee shall be completed, subject to Clause 22.5, at the same time as the Drag Transfer (or, in the case of a series of related transactions, the last transaction in time of the series) and the Dragged Investors shall be bound to sell the relevant Shareholder Instruments, on the Drag Terms, pursuant to this Clause 22.

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22.5

Any Transfer of Shareholder Instruments by a Dragged Investor to the Transferee that is subject to a Drag Shareholder Specific Condition which is not satisfied prior to the date that is five Business Days prior to the Drag Completion Longstop Date (unless the Drag Completion Longstop Date has been extended in accordance with Clause 22.6(b)) shall not be completed in accordance with Clause 22.4 and the Drag Along Notice in respect of that Dragged Investor only shall lapse and cease to be effective.

22.6

Save where as a result of any Dragged Investor not complying with its obligations under this Clause 22, if the Drag Transfer has (or, in the case of a series of related transactions, the series of transactions have) not completed:

(a)	within six months (or such longer period as may be required pursuant to Clause 24.1(b)) after the date of the Drag Along Notice (the Drag Completion Longstop Date); or

(b)	by such later date as the Controlling Investor Group notifies the Dragged Investors in writing shall be the Drag Completion Longstop Date,

the Dragged Investors shall no longer be obliged to proceed with the Transfer of their Shareholder Instruments to the Transferee required pursuant to this Clause 22. In such case, the Dragging Shareholder(s) shall return to the relevant Dragged Investors all of the documents referred to in Clause 22.3.

22.7

Notwithstanding anything to the contrary in this Clause 22, in the case of Dragged Investors which are Award Holders, in respect of Equity Awards, the Drag Transfer shall be effected in one of the following mechanisms:

(a)	Mechanism A:

(i)

the delivery of a Drag Along Notice to any Award Holder shall be deemed to constitute an irrevocable exercise of all Equity Awards held by such Award Holder on a net settlement basis at the completion of the Drag Transfer;

(ii)

immediately prior to completion of the Drag Transfer, the Company shall issue to each such Award Holder such number of Shares as have an aggregate price, based on the price included in the Drag Along Notice in accordance with Clause 22.2(e), equal to the Intrinsic Value of each vested Equity Award held by that Award Holder; and

(iii)	at completion of the Drag Transfer:

(A)

the relevant Award Holder shall Transfer the Shares issued pursuant to Clause 22.7(a)(ii) above to the Transferee and the Transferee shall pay to the relevant Award Holder the price per Share included in the Drag Along Notice in accordance with Clause 22.2(e); and

(B)	the relevant Award Holder shall cease to hold any further Equity Awards.

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(b)	Mechanism B:

(i)

immediately prior to completion of the Drag Transfer, the Transferee shall subscribe to such number of Shares as have an aggregate price, based on the price included in the Drag Along Notice in accordance with Clause 22.2(e), equal to the Intrinsic Value of all the Equity Awards (the amounts invested by the Transferee as consideration to such subscription of Shares, the Aggregate Drag Consideration); and

(ii)	at completion of the Drag Transfer, the Company shall pay the Award Holder an amount equal to the Aggregate Drag Consideration in consideration for the cancellation of all Equity Awards.

22.8	To secure performance by each Dragged Investor of its obligations under this Clause 22:

(a)

each Dragged Investor irrevocably and unconditionally appoints any one Director (by way of security for the performance of its obligations under this Agreement) as its attorney to execute any Transfer or transfer of Shareholder Instruments or UK PLC Shares which the appointing Dragged Investor may fail to execute when obliged to do so under this Agreement, and to execute all such other documents, and to do all such other acts, as it may in its absolute discretion consider necessary or desirable to transfer title to the Shareholder Instruments or UK PLC Shares which are the subject of the Transfer, on behalf of such appointing Dragged Investor (including, in the case of any Award Holder, any acts to effect the exercise and/or settlement of all vested Equity Awards in accordance with Clause 22.7);

(b)

each Dragged Investor undertakes to approve, ratify and confirm the execution of any Transfer or transfer of Shareholder Instruments or UK PLC Shares and other relevant documents, and the performance of all such other acts, by the attorney appointed under Clause 22.8(a) and to indemnify and keep such attorney indemnified and held harmless from and against all losses which the attorney may suffer or incur as a result of the lawful exercise by it of the powers conferred on it under this Clause 22;

(c)	each Dragged Investor authorises the Directors to approve the registration of all Transfers and related documents; and

(d)

this power of attorney shall remain in force in relation to each Dragged Investor until this Agreement is terminated in respect of the rights and obligations of that Dragged Investor under Clause 28 (Termination).

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22.9

For the purposes of Clauses 22.9 to 22.19 (inclusive) each Investor (together with the other members of its Investor Group) that holds an aggregate Equity Proportion of 12.5 per cent or more, as at Closing, shall be a Qualifying Investor. For the avoidance of doubt, the status of each Investor (together with other members of its Investor Group) as a Qualifying Investor shall be determined solely by reference to the aggregate Equity Proportion held by such Qualifying Investor (together with the other members of its Investor Group) as at the Closing Date and shall not be affected by any subsequent dilution, Transfer (other than a transfer of 100 per cent of its Shareholder Instruments) or other change to the aggregate Equity Proportion held by such Investor (together with the other members of its Investor Group), provided that the rights of any Qualifying Investor pursuant to Clauses 22.9 to 22.19 (inclusive), shall not be exercisable by any Qualifying Investor to the extent it undergoes a Change of Control, nor are they transferable to any transferee of such Qualifying Investor (other than to a Permitted Affiliate Transferee).

22.10

Notwithstanding anything contained in this Clause 22, the Dragging Shareholder(s) shall not be entitled to exercise any rights conferred on it under this Clause 22 in respect of any Qualifying Investor at any time prior to the sixth anniversary of the date of this Agreement, unless the consideration to be received by such Qualifying Investor pursuant to the relevant Drag Transfer would yield to such Qualifying Investor (gross of any withholding or deduction for or on account of Taxes) in cash (and not, for the avoidance of doubt, Marketable Securities unless the relevant Qualifying Investor at its sole discretion consents otherwise) per Relevant Instrument equal to:

(a)	in respect of each Relevant Instrument, the Drag Price; and

(b)

to the extent required, an additional amount per Relevant Instrument which, taking into account the Drag Price, would provide the Qualifying Investor with an IRR of 11 per cent, such IRR to be calculated in accordance with Clause 22.11 by reference to:

(i)	the aggregate number of Relevant Instruments held by such Qualifying Investor as at Closing multiplied by the HTP Price (the Rolled-Over Amount); and

(ii)

to the extent applicable, the aggregate number of Relevant Instruments subscribed for by such Qualifying Investor following the date of Closing multiplied by the subscription price actually paid in respect of that Relevant Instrument subscribed for, in each case, consistent with the outflows recorded under Clause 22.11(b)(ii), the Additional Drag Price, provided that the Additional Drag Price shall only apply in respect of a Drag Transfer of Relevant Instruments.

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22.11	For the purpose of Clause 22.10, IRR will be calculated:

(a)

in respect of Shares, including Shares held by a Qualifying Investor at Closing or subsequently (and including any Shareholder Instruments issued against those Shares including bonus shares or other instruments issued for no or nominal subscription price) but excluding any other Shareholder Instruments and excluding any Shareholder Instruments Transferred by a Qualifying Investor (other than to a Permitted Affiliate Transferee) or to a Qualifying Investor prior to the date of the relevant Drag Along Notice, provided that any Shareholder Instruments Transferred by a Qualifying Investor following Closing but prior to the date of a Drag Along Notice shall be deemed to comprise, first, Shareholder Instruments held by that Qualifying Investor as at Closing, and thereafter, Shareholder Instruments subsequently subscribed for by such Qualifying Investor following the Closing Date (in the order subscribed for) (Relevant Instruments); and

(b)	in INR by applying the “xIRR” function in Microsoft Excel with:

(i)

inflows recorded (on a per Relevant Instrument basis, adjusted for any consolidation, subdivision or reclassification, and in each case gross of any Tax or amount in respect of Tax payable or otherwise borne by the recipient in respect of such inflows (including, for the avoidance of doubt, any such Tax or amount in respect of Tax required to be withheld by the payor of such inflow)) for:

(A)

on the date of actual receipt, any cash distribution, return of capital, or consideration for a repurchase or redemption of Relevant Instruments in respect of each Relevant Instrument held by Qualifying Investor;

(B)	on the date of completion of the Drag Transfer, the Drag Price payable in respect of each Relevant Instrument; and

(C)	if applicable, the Additional Drag Price on the date of completion of the Drag Transfer payable in respect of each Relevant Instrument; and

(ii)

outflows recorded (on a per Relevant Instrument basis, adjusted for any consolidation, subdivision or reclassification, and in each case gross of any Tax or amount in respect of Tax actually borne by the payer in respect of such outflows) for:

(A)

on the date of Closing, in respect of each Relevant Instrument held by a Qualifying Investor at such date, the INR equivalent of the price paid by the Controlling Investor Group for each UK PLC Share as part of the scheme of arrangement as at the Closing Date, as converted at the spot rate of exchange for the conversion of United States Dollars (USD) into Indian Rupees (INR) published by Bloomberg under the heading “FX” (or any successor heading) on page FXC (or such other page as may replace it), as at 11:00 London time on the date of Closing, provided that if such rate is not available on such date, the rate published on the immediately preceding Business Day shall be used (the HTP Price) (such amount, in aggregate, being the Rolled-Over Amount referred to in Clause 22.10(b)(i)); and

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(B)

on the date of subscription, the subscription price actually paid in respect of that Relevant Instrument subscribed for (in respect of any Relevant Instrument subscribed by a Qualifying Investor (or any other member of its Investor Group)), with any amount not funded or received in INR converted into INR at the spot exchange rate shown on Bloomberg as at the close of trading the day prior to the date of the relevant inflow or outflow (as applicable), other than in the case of the Drag Price or Additional Drag Price, which shall be converted based on such rate as at the close of the trading day prior to the date of the Drag Along Notice.

22.12

Example calculations in respect of the application of Clause 22.10, for illustrative purposes only, are set out in the excel spreadsheet entitled “ADIA Drag calcs_Jul 2026” as agreed between the Controlling Investor Group and any Qualifying Investors as at Closing.

22.13

With effect from, and including, the sixth anniversary of the Closing Date, the Additional Drag Price shall cease to apply and the Dragging Shareholder(s) shall be entitled to exercise their rights conferred under Clause 22.1 in respect of any Qualifying Investor without being subject to the Additional Drag Price, provided that the Fair Market Value Protection (as defined in Clause 22.19) shall continue to apply at all times in accordance with Clause 22.19.

22.14

Where a Drag Transfer requiring Investor Majority Consent pursuant to paragraph 6 of Part A of Schedule 3 is proposed by the Dragging Shareholder(s) and such Investor Majority Consent to commence the Sale Process during the Material Market Disruption Period has not been received pursuant to Clause 8, the Dragging Shareholder(s) shall not be entitled to serve a Drag Along Notice in connection with the relevant Sale Process unless and until:

(a)	a Market Recovery has occurred within a period of 12 months of the date of the Material Market Disruption; or

(b)

a period of 12 months has elapsed since the date of the Material Market Disruption, whether or not a Market Recovery has occurred (provided that, where one or more prior Material Market Disruptions have delayed or suspended the relevant Sale Process, the aggregate of all such prior Material Market Disruption Periods shall be credited against and shall reduce the relevant 12 month period applicable to any subsequent Material Market Disruption, such that the Dragging Shareholder(s) shall not be required to recommence a further 12 month period upon each subsequent occurrence or recurrence of a Material Market Disruption).

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22.15

For the avoidance of doubt, the relevant 12 month period referred to in Clause 22.14 above shall apply to the date of commencement of the Sale Process and may be reduced by the aggregate duration of any prior Material Market Disruption Periods affecting the relevant Sale Process.

22.16

From and after the date on which the Dragging Shareholder(s) validly commence a Sale Process in accordance with this Clause 22, each Qualifying Investor shall (acting reasonably and in good faith) cooperate in, and shall use commercially reasonable efforts to, support the achievement of the best reasonably available outcome for all Investors in connection with such Sale Process, including by:

(a)

providing such information and assistance as may be reasonably requested by the Dragging Shareholder(s), Topco or their respective advisers in connection with the conduct of the Sale Process, subject to applicable Law and any confidentiality obligations binding on such Qualifying Investor; and

(b)	taking such other steps as are reasonably necessary to support the timely and orderly completion of the Sale Process.

22.17

The obligations set out in Clause 22.16 shall not restrict or prevent any Qualifying Investor from implementing tax structuring, reorganisation measures or other arrangements in connection with a relevant Sale Process and/or Drag Transfer (as applicable), provided that such measures:

(a)	do not result in a material adverse or prejudicial outcome for the Dragging Shareholder(s) or any other Investor; and

(b)	do not materially delay or impede the conduct or completion of the Sale Process.

22.18

If a Material Market Disruption occurs after the valid commencement of a Sale Process, each Qualifying Investor shall continue to cooperate in good faith and shall continue to use commercially reasonable efforts to support the Sale Process in accordance with Clauses 22.16 and 22.17, it being acknowledged and agreed that:

(a)	the Dragging Shareholder(s) and each Qualifying Investor are aligned in seeking the best reasonably available outcome for all Investor Groups; and

(b)

the occurrence of a Material Market Disruption after the valid commencement of a Sale Process shall not operate to reset or recommence the 12 month period referred to in Clause 22.14 in respect of such Sale Process.

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22.19

The Dragging Shareholder(s) shall, in all circumstances, use best efforts to achieve the best reasonably available price for all Investor Groups in connection with any Sale Process (the Fair Market Value Protection). For the avoidance of doubt, Fair Market Value Protection shall apply at all times, including on or after the sixth anniversary of the Closing Date, irrespective of whether a Material Market Disruption has occurred or is subsisting and irrespective of whether the Additional Drag Price applies.

22.20

Fair Market Value Protection shall be deemed to be satisfied where the Dragging Shareholder(s) conduct(s) a Sale Process that is managed by one or more internationally recognised investment banks acting as financial advisers to Topco or the Dragging Shareholder(s) (as applicable) in connection with such Sale Process (an Investment Bank-Led Sale Process), conducted in accordance with customary market practice for transactions of the relevant type, size and jurisdiction. If the Dragging Shareholder(s) propose(s) to accept or enter into negotiations with respect to any bilateral approach or any offer received otherwise than pursuant to an Investment Bank-Led Sale Process, Topco shall obtain an independent valuation with respect to such Sale Process.

23.	Block Trades

23.1

Following an Indian IPO until the end of the Restricted Period and subject to Clauses 18.1 to 18.3 and 22, no Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more as at the Closing Date and/or at the date of the completion of an Indian IPO may Transfer any of its Shareholder Instruments except by way of a coordinated sale of Shareholder Instruments (whether by way of accelerated bookbuild, placing or equivalent process) (a Block Trade) conducted in accordance with this Clause 23 (Block Trades) and any applicable Law. Any purported Transfer in breach of this Clause 23 (Block Trades) shall be void.

23.2

Subject to the Controlling Investor Priority Liquidity rights set out in Clauses 18.1 to 18.3, the Founder Investor Group and each Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more as at the Closing Date and/or at the date of the completion of an Indian IPO (each an Eligible Investor Group) shall have the right, but not the obligation, to participate in each Block Trade on a pro rata basis by reference to its proportionate Equity Proportion as at the date of such Block Trade, relative to all participating Eligible Investor Groups prior to such Block Trade (each a Block Trade Allocation). In the case of the Founder Investor Group, for the purposes of this Clause 23.2 the number of Equity Awards shall be taken into account on a net settlement basis (after accounting for applicable exercise prices and any deductions or withholdings in respect of Tax) of such Equity Awards.

23.3

The Controlling Investor Group shall use commercially reasonable efforts to conduct one or more Block Trades in accordance with this Clause 23 (Block Trades) every six months commencing from the date that is six months following completion of an Indian IPO, subject to the prevailing market conditions being favourable for a Block Trade (as determined by the Controlling Investor Group, acting reasonably) and shall use commercially reasonable efforts to ensure that during any six-month period (a Block Trade Period) any transfer of Shareholder Instruments by Block Trade shall constitute six per cent. (or such other amount agreed by the Controlling Investor Group and each other Eligible Investor Group at the beginning of the relevant Block Trade Period) of the total Shareholder Instruments then in issue.

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23.4

To the extent the Controlling Investor Group has not initiated a Block Trade in accordance with this Clause 23 within any relevant Block Trade Period, prior to the expiry of such Block Trade Period, an Eligible Investor Group shall have the right to request the Controlling Investor Group to initiate a Block Trade and the Controlling Investor Group shall use its best efforts to conduct a Block Trade in accordance with this Clause 23, provided that such Eligible Investor Group shall only be entitled to exercise this right once in each Block Trade Period. For the avoidance of doubt, if no Block Trade is able to be undertaken in any relevant Block Trade Period, the Controlling Investor Group shall have no obligation under this Clause 23.4 to conduct such a Block Trade in that relevant Block Trade Period.

23.5

Not less than seven Business Days prior to the anticipated launch of a Block Trade, the Controlling Investor Group shall notify each Eligible Investor Group in writing of the proposed timing, structure and aggregate number of Shareholder Instruments to be Transferred, including an indicative price range for the Shareholder Instruments to be Transferred (Block Trade Notification). No later than seven Business Days from the date of the Block Trade Notification, each Eligible Investor Group shall notify the Controlling Investor Group in writing whether it elects to participate in the Block Trade by delivering a written notice to the Controlling Investor Group (a Block Trade Participation Notice). Each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more shall also have the right to propose an indicative price range for the Shareholder Instruments to be Transferred (the 12.5 per cent Investor Group Price Range) in the Block Trade Participation Notice. Failure to deliver a Block Trade Participation Notice by such date shall be deemed an election not to participate in the relevant Block Trade. A Block Trade Participation Notice shall be irrevocable once delivered, provided that the price for such Shareholder Instruments to be Transferred as part of the Block Trade is within the range provided in the Block Trade Notification or, where provided in the Block Trade Participation Notice, the 12.5 per cent Investor Group Price Range.

23.6

If the number of Shareholder Instruments that are proposed to comprise a Block Trade exceeds demand for those Shareholder Instruments, Block Trade Allocations shall be scaled back on a pro rata basis among the participating Eligible Investor Groups.

23.7

Subject to Clauses 23.11 and 23.12, to the extent that any Eligible Investor Group elects not to, or is unable to, participate in a Block Trade (including by reason of Clause 23.11 or it being a Restricted Trading Investor Group), the participating Eligible Investor Groups (including, if applicable, the Controlling Investor Group) may elect to apportion the non-participating Eligible Investor Groups’ Block Trade Allocation(s) (or any unused portions thereof) among themselves on a pro rata basis.

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23.8

The Controlling Investor Group shall determine the price (which shall not be lower than the lowest price indicated in any Block Trade Notification or, where provided in the Block Trade Participation Notice, the 12.5 per cent Investor Group Price Range, other than with the prior written consent of the Eligible Investor Group who delivered such Block Trade Participation Notice(s)), timing, volume and process of each Block Trade, including the appointment of investment bank(s) to conduct the Block Trade, provided that in the case of a Block Trade where the price is not lower than the 12.5 per cent Investor Group Price Range, subject to Clause 23.9, any BRLM Lock-up and provided that at least six months have passed since the completion of an Indian IPO, the Eligible Investor Group shall have the right to require the launch of a Block Trade by the Controlling Investor Group at the same price or better. Each participating Eligible Investor Group shall execute such documents and provide such information as the Controlling Investor Group or the appointed investment bank(s) reasonably require in connection with the Block Trade. Costs shall be borne by participating Eligible Investor Groups pro rata to their respective allocations of Shareholder Instruments Transferred in the Block Trade.

23.9

Subject to the Controlling Investor Priority Liquidity and only to the extent that each Block Trade pursuant to this Clause 23.9 shall be in accordance with Clause 23.2, nothing in this Clause 23.9 shall limit the ability of any Eligible Investor Group to Transfer its Shareholder Instruments during any ‘black out period’ (as the term is commonly understood, a Black Out Period) applicable to another Eligible Investor Group or its Affiliates (including any period during which that Eligible Investor Group, its Affiliates or any director appointed by the foregoing holds material non-public information or unpublished price sensitive information relating to the Group as a result of which the relevant Eligible Investor Group or its Affiliates are unable to Transfer Shareholder Instruments (such Eligible Investor Group, a Restricted Trading Investor Group). If the Controlling Investor Group is a Restricted Trading Investor Group then the Controlling Investor Group shall have no obligation to conduct Block Trades until such restriction has fallen away.

23.10

Where the Controlling Investor Group is a Restricted Trading Investor Group (a CIG Restriction), any other Eligible Investor Group (the Initiating Eligible Investor Group) may, on or after the date that is six months after the completion of an Indian IPO, launch and conduct a Block Trade in accordance with this Clause 23 (a Permitted Alternative Block Trade). For this purpose:

(a)

prior to launching a Permitted Alternative Block Trade, the Initiating Eligible Investor Group shall deliver written notice to the Controlling Investor Group (a Proposed Launch Notice) stating its intention to exercise its rights under this Clause 23.10. The Controlling Investor Group shall, within seven Business Days of receipt of a Proposed Launch Notice, confirm in writing whether it is a Restricted Trading Investor Group and whether a Block Trade process is already underway. If the Controlling Investor Group confirms that it is a Restricted Trading Investor Group and that no Block Trade process is already underway, the Initiating Eligible Investor Group may proceed to launch a Permitted Alternative Block Trade in accordance with this Clause 23.10. If the Controlling Investor Group does not respond within such period, it shall be deemed to have confirmed that it is a Restricted Trading Investor Group and that no Block Trade process is already underway;

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(b)

a Permitted Alternative Block Trade must be launched and completed while the CIG Restriction remains in force. If the CIG Restriction falls away prior to completion of a Permitted Alternative Block Trade that has already been launched, the Initiating Eligible Investor Group shall promptly notify the Controlling Investor Group in writing and the Permitted Alternative Block Trade shall lapse, whereupon the Controlling Investor Group shall resume its obligations under Clause 23.1 and the Initiating Eligible Investor Group’s rights under this Clause 23.10 shall cease in respect of that trade. For the avoidance of doubt, any Block Trade Notifications or Block Trade Participation Notices already delivered shall be of no effect upon such lapse;

(c)

references in Clauses 23.3, 23.5 and 23.8 to the Controlling Investor Group shall be read as references to the Initiating Eligible Investor Group, including for the purpose of determining whether market conditions are favourable; and

(d)	the Initiating Eligible Investor Group shall offer each other Eligible Investor Group the right to participate in the Block Trade on a pro rata basis in accordance with Clause 23.2.

23.11

The aggregate number of Shareholder Instruments that any Eligible Investor Group may Transfer pursuant to a Block Trade under this Clause 23 shall not exceed that Eligible Investor Group’s pro rata share of six per cent (or such other amount agreed by the Controlling Investor Group and each other Eligible Investor Group at the beginning of the relevant Block Trade Period) of the total Shareholder Instruments then in issue during any Block Trade Period, calculated by reference to its aggregate Equity Proportion relative to all Eligible Investor Groups prior to such Transfer, and Clause 23.7 shall not apply to increase such limit.

23.12

If a Restricted Trading Investor Group is unable to participate in a Block Trade as a result of a Black Out Period, once it is no longer in a Black Out Period and is able to Transfer Shareholder Instruments in accordance with Law, it shall be permitted during the relevant Block Trade Period to Transfer some or all of the Shareholder Instruments that comprise its relevant Block Trade Allocation. For the avoidance of doubt, no Restricted Trading Investor Group shall be permitted to roll over its Block Trade Allocation in accordance with this Clause 23 into the subsequent rolling Block Trade Period and its right to Transfer its Block Trade Allocation relating to the Block Trade Period during which such Restricted Trading Investor Group was subject to the Black Out Period shall lapse upon the expiry of the relevant Block Trade Period.

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23.13

The restrictions in this Clause 23 (Block Trades) shall cease to apply and Investors may Transfer Shareholder Instruments subject to Law and in accordance with the other provisions of this Agreement in the following scenarios:

(a)	on expiry of the Restricted Period; or

(b)

in respect of an Investor, on the date on which such Investor’s aggregate Equity Proportion falls to 50 per cent or less of such Investor’s aggregate Equity Proportion as at the date of the completion of the Indian IPO.

For the avoidance of doubt, any Relevant Priority Shares that have been sold or are subject to a binding agreement for sale shall be treated as no longer held by the Controlling Investor Group for the purposes of calculating its aggregate Equity Proportion under this Clause 23.13(b).

23.14

No Eligible Investor Group (other than the Controlling Investor Group) shall (i) directly or indirectly, solicit any third-party indication of interest in respect of a potential Block Trade process or (ii) initiate a Block Trade process in any Block Trade Period, if a Block Trade process has already been initiated under this Clause 23 and has concluded or has been initiated but has not yet concluded or lapsed. For the avoidance of doubt, nothing in this Clause 23 shall prevent any Eligible Investor Group from receiving an unsolicited indication of interest from a third party in respect of the acquisition of Shareholder Instruments.

24.	Mandatory Consents for Transfers and new issues

24.1

If a Transfer, grant or issue of Shareholder Instruments to any person (the Acquiror) is permitted by, or required to be effected under, this Agreement but requires or is likely to require a Mandatory Consent in connection with such Transfer, grant or issue, the Investors and Topco:

(a)	agree that the completion of such Transfer, grant or issue shall be conditional upon such Mandatory Consent(s) being obtained;

(b)

agree that any procedure or time period to be followed under this Agreement to effect the Transfer, grant or issue shall be extended until such time as the relevant Mandatory Consents have been obtained (subject always to such Transfer, grant or issue completing prior to the longstop dates set out in Clause 21.9, Clauses 22.5 and 22.6, paragraph 3 of Schedule 1 (Pre-emption on Issue), paragraph 4(c) of Schedule 2 (Emergency funding procedure) and paragraph 12 of Schedule 6 (Right of First Offer) (as applicable)); and

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(c)	shall, at the Acquiror’s expense, use all reasonable endeavours to assist the Acquiror in obtaining such Mandatory Consents including, but not limited to:

(i)

providing and/or procuring that the Group Members provide, on a confidential basis, to the Acquiror (or, where appropriate, to the Acquiror’s external counsel on a counsel-to-counsel basis) all information reasonably required (being consistent with the form and substance of such information which has previously been provided by such Investor in similar circumstances, or as otherwise required by Law or a Governmental Authority) and reasonably within their control which the Acquiror may reasonably request, to enable the Acquiror to determine which Mandatory Consents are required in connection with the Transfer, grant or issue; and

(ii)

providing and/or procuring that the Group Members provide, on a confidential basis, to the Acquiror (or, where appropriate, to the Acquiror’s external counsel on a counsel-to-counsel basis or such other person who is required to obtain the Mandatory Consent or who is dealing with the notification, submission, communication or filing) all information reasonably required (being consistent with the form and substance of such information which has previously been provided by such Investor in similar circumstances, or as otherwise required by Law or a Governmental Authority) and reasonably within their control which the Acquiror may reasonably request for making (or responding to any requests for further information following) any notification, submission, communication or filing in connection with the seeking of the Mandatory Consent, provided that the obligation of the Continuing Investors to procure that the Group Members provide information or take any other action shall be limited to, so far as they are lawfully able, exercising their voting powers (direct or indirect) as shareholders of Topco to the extent any resolution approving the same is required.

25.	Registration and monitoring of Transfers and issues

25.1

So far as is possible, any purported Transfer, grant or issue of Shareholder Instruments which is not in accordance with this Agreement or Law shall be void and Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco to ensure that) the relevant Group Member shall refuse to register such Transfer, grant or issue.

25.2

Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) any Transfer, grant or issue of Shareholder Instruments made pursuant to and in compliance with this Agreement and applicable Law is duly registered and given effect to by each relevant Group Member.

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25.3	To enable UK PLC, the Company and the Investors to determine whether or not:

(a)	there has been any Transfer, grant or issue, or purported Transfer, grant or issue, of Shareholder Instruments or UK PLC Shares in breach of this Agreement, the Articles or the UK PLC Articles;

(b)	any holder of Shareholder Instruments or UK PLC Shares may be obliged to make a Required Transfer of any Shareholder Instruments or UK PLC Shares;

(c)

applicable Law is complied with, including determining whether any Shareholder Instruments or UK PLC Shares are owned or controlled, directly or indirectly, by a Sanctioned Person or a Restricted Person; or

(d)	there has been a Change of Control,

Topco shall be entitled (and shall be required to do so, if so reasonably requested by any Investor) to require any Investor (or intended Transferee or subscriber of Shareholder Instruments) to provide Topco and the Controlling Investor Group with such information and evidence as Topco or such Investor (in each case, acting reasonably) may think appropriate in order to make a determination in relation to the circumstances set out in any of Clauses 25.3(a) to (c) above. In the case of Clauses 25.3(a) to 25.3(c) above, until such information has been provided, Topco shall, so far as it is legally able, be entitled to procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company or under this Agreement to ensure that) the Directors refuse to register any relevant Transfer, grant or issue and/or the Directors shall be entitled to treat the Investor as an Interested Investor for the purposes of Clause 7.4.

25.4

If such information or evidence as may be requested pursuant to Clause 25.3 is not provided within such reasonable period as Topco may have specified (which shall be not less than 10 Business Days from the receipt of the request by the Investor for the relevant information), Topco shall be entitled (and shall be required to do so, if reasonably requested by any Investor) to notify the holder of the relevant Shareholder Instruments in writing of that fact requesting compliance and disclosure within a further five Business Days (the Notification Period). If the holder fails to provide such information or evidence and to remedy any disclosed breach of (or otherwise comply with) this Agreement (providing evidence thereof to the reasonable satisfaction of Topco and/or the Investors) prior to the expiry of the Notification Period, then Clause 27 (Default and Trigger Events) shall apply.

25.5	Prior to:

(a)	a Change of Control of an Investor within limb (a) of the definition of Change of Control; or

(b)	an Investor ceasing to be Controlled by its Approved Parent,

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in either case, which has not been approved by the prior consent of the Controlling Investor Group, the Investor shall:

(i)	notify Topco and the other Investors in writing of that fact; and

(ii)	subject to Clause 40.9(e), procure that the relevant Shareholder Instruments held by it are transferred to its Approved Parent or to a Permitted Affiliate Transferee of that Approved Parent.

25.6

If, notwithstanding Clause 25.1, any Transfer, grant or issue of Shareholder Instruments in breach of this Agreement is effective under Law, Topco (and, in the case of a Transfer, the person that Transferred the Shareholder Instruments, provided such person remains an Investor) shall, if and to the extent permitted by applicable Law including for the avoidance of doubt Sanctions Law, require that the person to whom the relevant Shareholder Instruments were wrongly Transferred, granted or issued shall transfer such Shareholder Instruments:

(a)

in the case of a Transfer, to the Investor(s) who originally Transferred such Shareholder Instruments (the Original Transferor), provided that the Original Transferor is, at the relevant time, an Investor which is Controlled by the person that was the Approved Parent of the Original Transferor immediately before the Transfer in breach of this Agreement, or if no such person exists, to such person(s) as the Investors (other than any Investor that is a member of the Investor Group of which the Original Transferor was a member of immediately prior to the Transfer) shall agree; or

(b)	in the case of an issue or grant, to such person as Topco may specify,

in each case, as soon as reasonably practicable and, in any event, within 10 Business Days’ notice from Topco (in each case, together with any Transfer required by Clause 25.5(b)(ii), a Required Transfer).

25.7

If before completion of a Required Transfer a Trigger Event occurs in respect of the person to whom Shareholder Instruments are to be Transferred in accordance with Clause 25.6 (the Transfer Back Recipient), or a Trigger Event would have occurred had the Transfer Back Recipient held those Shareholder Instruments at the relevant time, a Trigger Event shall be deemed to have occurred in respect of the Shareholder Instruments the subject of Clause 25.6 and the provisions of Clause 27 (Default and Trigger Events) shall apply with the person required to make a Required Transfer being deemed to be an Affected Investor.

25.8	Any Required Transfer shall be made on the terms set out in Schedule 8 (Transfer terms).

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26.	Indian IPO and Exit

Indian IPO

26.1

Subject to the specific provisions of this Agreement, each of the Investors agrees that the Company and its Subsidiaries shall retain and/or amend (as required) its internal policies and procedures in relation to financial reporting, general governance and legal and financial compliance to facilitate the intention of the Investors to effect an Indian IPO.

Strategic Options Committee

26.2

No later than 12 months following Closing, the Board shall establish a committee to discuss strategic options for the Group, including but not limited to an Indian IPO (the Strategic Options Committee).

26.3	The Strategic Options Committee shall continue to exist as a committee of the Board until the Board votes in favour of dissolving the Strategic Options Committee.

26.4	Without prejudice to the generality of Clause 26.2, the Strategic Options Committee will be responsible for making non-binding recommendations to the Board in respect of:

(a)	commencing exploratory work by the Company in connection with any possible Indian IPO;

(b)

the identification, selection and appointment of one or more investment bank(s) of international repute and one or more domestic investment banks with a leading reputation for Indian IPOs to act as book running lead managers, co-book running lead managers, joint global coordinator(s) and joint bookrunner(s) (together the BRLM(s)) for any Indian IPO;

(c)

the appointment of domestic and international legal counsel to the Company and domestic and international legal counsel to the BRLMs, reporting accountants, industry consultant, independent chartered accountants and engineers, and such other advisors as may reasonably be required in connection with any Indian IPO;

(d)

the proposed offer structure, equity story, timetable (provided that the timetable for any Indian IPO shall not conflict with any of the provisions of this Agreement), optimal execution market windows, marketing strategy, capital structure (including stock splits or bonus issues) and capital allocation policies, and offer size (including as to the portion of the sale of existing securities and issue of new securities comprising such offer) for any Indian IPO;

(e)

the number of equity securities to be issued by the Company in connection with the IPO, which shall be determined based on: (i) the capital needs of the Group as evidenced by the then-current Business Plan; (ii) the advice of the BRLMs; (iii) any mandatory requirements under applicable Law on the minimum capital to be raised by the Company; and (iv) the reasonable requirements of the Group’s Rating Agencies (the IPO Primary Issuance);

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(f)	subject to Clause 26.8, the proposed price range for any Indian IPO (the IPO Price Range); and

(g)

preparing, drafting and/or negotiating (with the assistance of the BRLM(s) and other advisers as necessary) the Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus, Red Herring Prospectus, engagement letters, offer agreement, underwriting agreement, investor presentations, analyst presentations and all other agreements and documentation relating to the Indian IPO.

26.5	The Strategic Options Committee shall be comprised of at least five members, to be appointed from time to time as follows:

(a)	for so long as the Founder continues to be a Director, the Strategic Options Committee shall include the Founder;

(b)	for so long as there is a Controlling Investor Group, the Controlling Investor Group shall be entitled to appoint a majority of the members of the Strategic Options Committee; and

(c)	each other Investor Group holding an aggregate Equity Proportion of at least 12.5 per cent shall be entitled to appoint one member of the Strategic Options Committee,

provided that:

(i)

if required under applicable Law (as evidenced by an opinion of an Indian senior advocate or retired judge with market standing in company and securities law matters procured by the Company) in order to permit the Strategic Options Committee to continue to perform its functions and exercise its powers as contemplated in this Agreement to the fullest extent, each such appointed member must be a Director and the Investors and the Company shall take all necessary steps to reconstitute the Strategic Options Committee accordingly; and

(ii)

the CEO (other than where the Founder is the CEO) shall be entitled to receive notice of, attend and speak at all meetings of the Strategic Options Committee and to receive copies of all Strategic Options Committee papers as if he/she were a member of the Strategic Options Committee, but shall not be entitled to vote on any resolutions proposed.

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26.6	Clause 5.36 shall apply in respect of the Strategic Options Committee, provided that:

(a)	subject to Clause 26.6(b), the quorum for the transaction of business by the Strategic Options Committee shall be:

(i)

where there is a Controlling Investor Group, (A) all members appointed by the Controlling Investor Group; and (B) the Founder (if he is a member of the Strategic Options Committee at the time) being present; and

(ii)	in other circumstances, (A) the Founder (if he is a member of the Strategic Options Committee at the time); (B) any other two members of the Strategic Options Committee being present;

(b)

if a quorum is not present at a meeting of the Strategic Options Committee within 30 minutes from the time specified for such meeting, or if during the meeting a quorum is no longer present, the meeting shall be adjourned for the Adjournment Period to the same place and time of day. A quorum shall exist at the adjourned Strategic Options Committee meeting if:

(i)	where there is a Controlling Investor Group, all members appointed by the Controlling Investor Group are present; and

(ii)	in other circumstances, any two members of the Strategic Options Committee are present; and

(c)

for so long as it is entitled to appoint a member to the Strategic Options Committee, the terms of reference for the Strategic Options Committee shall not be amended without the prior written consent of the Controlling Investor Group.

26.7	Clause 5.28 shall apply to the Strategic Options Committee, provided that references to “Board Meetings” shall be read as “meetings of the Strategic Options Committee”.

Determination of the IPO Price Range

26.8

The decision in respect of the proposed IPO Price Range shall be a decision of the Board in respect of which the Strategic Options Committee shall be authorised only to make recommendations to the Board.

Prospectus votes

26.9

The parties hereby agree and acknowledge that the tabling of any resolution at a Board Meeting (or the circulation to the Directors of any proposed circular resolution) in respect of the submission of any:

(a)	Draft Red Herring Prospectus;

(b)	Updated Draft Red Herring Prospectus;

(c)	Red Herring Prospectus; or

(d)	Prospectus,

shall be conditional upon Collapse Closing having taken place, and in relation to any Draft Red Herring Prospectus such resolution may not be tabled until the date that is one year from the date of Collapse Closing.

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Indian IPO cooperation

26.10	If Board approval has been obtained to initiate the process of an Indian IPO:

(a)

a ‘promoter’ of the Company in connection with such Indian IPO shall be identified in accordance with the provisions of applicable Law and the Founder hereby agrees to be identified as a ‘promoter’, subject to the Company’s compliance with the condition set out in Clause 10.3 of the Founder Services Agreement. Such person shall be represented as a ‘promoter’ in any regulatory or other filings by the Company in connection therewith and shall comply with all duties and obligations of ‘promoters’ under applicable Law in connection with such Indian IPO;

(b)

the Shares required to be offered for lock-up requirements by the promoter(s) of the Company under applicable Law in connection with the Indian IPO shall be offered only by CPPIB from its shareholding in the Company;

(c)

each party agrees to take such action within their respective power as is reasonably requested by the Board or reasonably requested by the Strategic Options Committee within the parameters for the proposed Indian IPO set by the Board, to prepare for and achieve a successful Indian IPO, including:

(i)

assisting in the identification, selection and appointment of all advisers in relation to the Indian IPO (including one or more investment bank(s) of international repute and one or more domestic investment banks with a leading reputation for Indian IPOs to act as BRLMs for any Indian IPO);

(ii)

assisting in the production, negotiation, execution and filing of, and providing information for inclusion in, such documentation as is required to effect the Indian IPO (including, as applicable, any pre-filed Draft Red Herring Prospectus, Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus, Red Herring Prospectus, Prospectus, agreements in relation to the Indian IPO and the Post-IPO Inter-se Agreement), provided that no Investor shall be required to provide non-public information about itself, its affiliates and its officers, directors or employees except as required by applicable Law or considered to be reasonably necessary in connection with the IPO by the BRLM(s) acting reasonably and in good faith taking into account the role of the relevant Investor in the Indian IPO and consistent with the form and substance of such information which has previously been provided by such Investor.

(iii)	assisting in the production of any marketing documents and cooperating with the marketing efforts in connection with any Indian IPO;

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(iv)	providing reasonable assistance to the advisers advising the Company and the BRLM(s) in relation to the Indian IPO;

(v)	approving any resolutions of the Investors put to any General Meetings or otherwise in connection with the Indian IPO, including resolutions to:

(A)	increase the authorised share capital of the Company;

(B)	confer on the directors authority to allot shares;

(C)	disapply any applicable statutory pre-emption rights;

(D)	reclassify/reorganise the share capital of the Company including stock splits or bonus issues in order to comply with any requirements of applicable Law or SEBI in connection with the Indian IPO;

(E)	convert the Company to a public limited company in connection with the Indian IPO;

(F)	change the composition of the Board in compliance with the requirements of applicable Law and in accordance with paragraph 5 of Schedule 4 (Board and management appointments);

(G)	constitute or re-constitute such committees of the Board and/or amend their respective terms of reference to ensure compliance with the requirements of applicable Law;

(H)

adopt new Articles or any amendment, modification or waiver of any provisions of the Articles or memorandum or by-laws of the Company or any policies of the Group that in any manner conflict with the provisions of the documentation as is required to effect the Indian IPO (as the case may be);

(I)	establish a new management incentive plan in a form and amount customary for Indian IPOs of the nature of the proposed Indian IPO; and

(J)

adopt any policies reasonably proposed by CPPIB to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member and the exercise of any CPPIB Entity’s rights under this Agreement in accordance with Clause 32.1, in each case, as requested or required by SEBI, stock exchanges or the Strategic Options Committee on the advice of external legal counsel to the Company and external legal counsel to the BRLMs;

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(vi)

assisting in the conversion of any Shareholder Instruments convertible into Shares prior to the filing of the Updated Draft Red Herring Prospectus or Red Herring Prospectus in connection with the Indian IPO, as is required under applicable Law or required by the BRLM(s);

(vii)	in the case of the Investors only:

(A)

subject to Clause 26.10(b), agreeing to such undertakings (on a several basis) in relation to the retention, disposal or manner of disposal of their Shares or securities received as consideration for Shares in accordance with then current market practice (known as “lock-ups”) as are considered by the BRLM(s) to be necessary or desirable in connection with the Indian IPO (a BRLM Lock-up), provided that any Investor Group which holds an aggregate Equity Proportion of 12.5 per cent or more shall have the ability to negotiate the period and terms of any BRLM Lock-up with that BRLMs where the proposed duration of the BRLM Lock-up is longer than six months; and

(B)

if required under applicable Law and to the extent they are selling their securities in the Indian IPO, entering into an offer agreement, underwriting agreement and other customary agreements, and giving customary representations, warranties and indemnities (on a several basis) as are reasonably required in connection with such agreements (which requirements may differ as between Investors, taking into account then current market practice for a shareholder with an equivalent shareholding proportion),

(viii)

without prejudice to the generality of the foregoing, and in particular where the Strategic Options Committee or the Board, taking into account the advice of the BRLM(s) and/or external legal counsel advising the Company, determines that the level of indebtedness of the Company is higher than is consistent with a successful Indian IPO, taking any reasonable actions within their respective power required to implement any debt capital structure changes, including: (A) prepayment or repayment; (B) refinancing; or (C) restructuring, to effect the Indian IPO consistent with market practice as are reasonably requested in writing (email being sufficient) by the BRLM(s) and/or external legal counsel advising the Company, where the Strategic Options Committee determines acting reasonably and in good faith that such changes are in the best interests of the Company and all the shareholders of the Company taken together (provided that no Investor nor any of its Affiliates may be required to make any payment, waive any debt, give any representations, warranties and indemnities or accept any liability (including any contingent or prospective liability) in relation to the same);

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(d)

from the date of the Board approving the submission of a Draft Red Herring Prospectus to SEBI in connection with an Indian IPO until the earlier to occur of: (i) completion of the relevant Indian IPO; and (ii) the Board resolving to withdraw the relevant Draft Red Herring Prospectus or not submit to SEBI a related Updated Draft Red Herring Prospectus, each Investor shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company and a party to this Agreement to effect the relevant Indian IPO; and

(e)	Clause 8.1 shall not apply in relation to any matter, act or decision which:

(i)	relates directly or indirectly to the Indian IPO; and

(ii)	is either: (A) conditional upon admission of the Shares to the relevant Indian Exchange in connection with such Indian IPO becoming effective; or (B) expressly contemplated in Clause 26.10(c) above.

26.11

Subject to Clauses 15, 18.1 to 18.3, each Investor other than the Founder (each, an Entitled Secondary Investor) shall have the right but not the obligation to offer for sale in a Listing a proportion equal to (unless otherwise agreed by such Investors) its Equity Proportion (Secondary Allocation) of any ‘Offer for Sale’ component (if any) of that Listing (with its Equity Proportion being based on the number of securities such Entitled Secondary Investor holds immediately prior to such sale as a proportion to the total number of securities held by all Entitled Secondary Investors immediately prior to such sale) provided that, for the purposes of calculating the Equity Proportion of the Controlling Investor Group, the number of securities held by the Controlling Investor Group shall be reduced by the number of Relevant Priority Shares sold (or agreed to be sold prior to the Indian IPO) by the Controlling Investor Group in the relevant ‘Offer for Sale’ component; and provided further that if any Entitled Secondary Investor does not exercise its right to sell all of its Secondary Allocation (such Entitled Secondary Investor, a Shortfall Investor), each of the other Entitled Secondary Investors shall have the right but not the obligation to take up the remainder of the Shortfall Investor’s Secondary Allocation pro rata as between themselves based on their respective Equity Proportions (which remainder shall continue to be allocated on this basis until either the ‘Offer for Sale’ component has been fully allocated amongst the Entitled Secondary Investors or no Entitled Secondary Investor wishes to participate further in the same).

26.12	To the extent permitted by applicable Law:

(a)

each Investor shall be responsible for its own costs and expenses (including any underwriting commission payable in respect of securities sold by it as part of the Listing and fees of its own advisers and including Taxes) incurred directly in connection with any sale of its securities pursuant to an Indian IPO; and

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(b)

the Company shall be responsible for all other costs and expenses incurred in connection with an Indian IPO, including out-of-pocket costs, any underwriting commission in connection with the primary issuance of securities pursuant to an Indian IPO and adviser fees, provided that the Strategic Options Committee shall prepare a budget in respect of Indian IPO-related costs and expenses and shall keep the Investors reasonably informed from time to time as to the level of costs incurred against such budget and as to any changes to cost estimates detailed in the budget.

26.13	In relation to any proposed Indian IPO:

(a)

the Company shall (and each Investor shall, so far as legally possible, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in the Company to ensure that the Company shall) procure that Management will provide reasonable assistance in respect of such Indian IPO, including assisting in the preparation and finalisation of such documentation as is required to effect the Indian IPO (including marketing documents, adviser reports, financial models, comfort or representation letters, legal opinions or other ancillary documentation), the giving of presentations to potential purchasers, investors, financiers and their advisers, providing financial forward guidance in connection with the Indian IPO to the book running lead managers (including any financial projections and business model targets) (to the extent that such forward guidance is permitted by Law) and/or support with respect to any due diligence process; and

(b)

the Strategic Options Committee shall work alongside Management on the development of any forward guidance in connection with the Indian IPO (including any financial projections and business model targets) to the extent it is permitted by applicable Law.

Post-Indian IPO governance

26.14

The Investors acknowledge their intention that with effect from the completion of an Indian IPO until such time as there ceases to be an Investor Group which holds at least 10 per cent of the Shareholder Instruments of the Company, unless prohibited by applicable Law, the stock exchanges and SEBI:

(a)

the governance of the Company (or such other entity in respect of which such Indian IPO occurs) (the Listed Entity) shall be on terms consistent with the principles set out in Schedule 11 (Post-IPO Governance Principles) (the Post-IPO Governance Principles);

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(b)

a new agreement among the material shareholders of the Listed Entity, being the members of the Consortium and those who hold an Equity Proportion of five per cent or more as at Closing or five per cent or more as calculated immediately after completion of an Indian IPO, on terms consistent with the Post-IPO Governance Principles shall be put in place (the Post-IPO Inter-se Agreement), and subject to the provisions of applicable Law, each party agrees to use all reasonable efforts to negotiate in good faith, agree and obtain any required regulatory and/or shareholder approvals to enter into and adopt the Post-IPO Inter-se Agreement, following completion of the Indian IPO.

26.15

The Investors acknowledge that subject to applicable Law and approval by the Company’s members by way of special resolution and to the extent practicable, the Post-IPO Inter-se Agreement shall include:

(a)

provisions in substantially the same form as Clause 11.6 to 11.7 (inclusive) (Information and Records), Clause 23 (Block Trades), Clause 15 (Founder IPO Liquidity), Clauses 18.1 to 18.3 (inclusive) (Restrictions on Transfer) and Clause 32 (30% Rule); and

(b)	as part of the terms of reference for the constituted or re-constituted committees of the Board, the provisions of this Agreement (to the extent relevant after the completion of the Indian IPO).

Investor support of Indian IPO

26.16	Without prejudice to Clause 26.10, for so long as there is a Controlling Investor Group, the members of each other Investor Group undertake (without prejudice to Clause 26.2) to:

(a)

in their capacity as Investors, vote all Shares held by them in favour of any resolution proposed by, and vote in the same way as, the members of the Controlling Investor Group to: (A) initiate the process of an Indian IPO; (B) submit to SEBI a Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus or Red Herring Prospectus; and (C) comply with its obligations pursuant to Clause 26.10(c); and

(b)

subject to Clause 26.17, direct that any Directors appointed by it or any member of its Investor Group or its Relevant Appointer (as applicable) vote at any Board Meeting or meeting of the Strategic Options Committee in favour of any resolution proposed by, and vote in the same way as, any Director or member (as applicable) appointed by the Controlling Investor Group or its Relevant Appointer (as applicable) to: (A) initiate the process of an Indian IPO; (B) submit to SEBI a Draft Red Herring Prospectus, Updated Draft Red Herring Prospectus or Red Herring Prospectus; and (C) comply with its obligations pursuant to Clause 26.10(c).

26.17

If any Director appointed by an Investor Group or its Relevant Appointer (as applicable) determines in good faith that they are unable to vote on a resolution tabled at the Board or the Strategic Options Committee in accordance with Clause 26.16(b) pursuant to their fiduciary duties under applicable Law, such Director shall promptly notify the Board or Strategic Options Committee (as applicable) in writing (setting out in reasonable detail the reasons why such Director has determined that they are unable to vote in favour of such resolution, together with any necessary evidence in support of such determination) and such proposal shall, as far as permitted by applicable Law, be escalated to an Investor decision, in respect of which Clause 26.16(a) will apply.

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Public company status

26.18

Following submission of the first Draft Red Herring Prospectus to SEBI in respect of a possible Indian IPO, the Company shall remain a public limited company under Indian Law, unless Investors together holding an Equity Proportion of not less than 75 per cent vote in favour of the reconversion of the Company into a private limited company under Indian Law.

Alternative Exit routes

26.19	If the Company does not submit a Draft Red Herring Prospectus to SEBI within five years of the Closing Date the Board shall discuss in good faith alternative Exit options.

26.20

For the avoidance of doubt and notwithstanding any other provision of this Agreement (including without limitation Clause 26.14 above), no Investor may be required to sell any Shares held by it or any other member of its Investor Group, including as part of an Exit which is a Sale structured through a disposal (whether through a single transaction or a series of transactions) of all or substantially all of the Shares, other than pursuant to and in accordance with Clause 22 (Drag Along).

Specific Performance

26.21

Without affecting any other rights or remedies that any party to this Agreement may have, each of the parties acknowledges that the other parties to this Agreement may be irreparably harmed by any breach of the terms of this Clause 26 and that damages alone may not necessarily be an adequate remedy. Accordingly, such other parties shall be entitled to seek the remedies of final or interim injunction, specific performance or any combination of these remedies, for any anticipatory or actual breach of its terms.

27.	Default and Trigger Events

27.1	Each of the following events shall be a Material Default with respect to the relevant Investor (and shall be deemed to be a Material Default with respect to each other member of its Investor Group):

(a)	an Investor (or any member of its Investor Group):

(i)	Transfers Shareholder Instruments otherwise than in accordance with this Agreement; or

(ii)	fails to complete or procure the completion of any Required Transfer of Shareholder Instruments in accordance with this Agreement within the period specified therefor in Clause 25.6; or

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(b)	an Investor (or any member of its Investor Group) fails to provide any information or evidence requested pursuant to Clause 25.4 within the required period;

provided that, if such default is reasonably capable of remedy, it shall only be a Material Default if such default remains unremedied for 20 Business Days after such party has received written notice from Topco or any other Investor requiring remedy of the default.

27.2	If any of the following occurs with respect to an Investor (an Affected Investor):

(a)	a Material Default;

(b)	an Insolvency Event; or

(c)

a Change of Control which has not been approved in writing by Non-Affected Investors holding an aggregate Equity Proportion (disregarding for the purposes of both the numerator and the denominator of such calculation any Shareholder Instruments held by the Affected Investor and any other member of its Investor Group) of 50 per cent or more and which has not been remedied within the Change of Control Remedy Period in accordance with Clause 27.3 (an Unapproved Change of Control), each a Trigger Event, Topco shall as soon as reasonably practicable (and in any event within 10 Business Days of becoming aware of the Trigger Event) notify the Non-Affected Investors in writing of the occurrence of the Trigger Event.

27.3

If an Investor undergoes a Change of Control that would, if not remedied in accordance with this Clause 27.3, constitute an Unapproved Change of Control, it shall immediately notify the Non-Affected Investors in writing (a Change of Control Notice) and shall have 20 Business Days from the date of service of the Change of Control Notice to remedy such Change of Control (the Change of Control Remedy Period), during which time the provisions of Clause 27.4 shall apply in full to the Affected Investor (and each member of its Investor Group). The Affected Investor shall notify the Non-Affected Investors in writing as soon as reasonably practicable after it has remedied such Change of Control, including with such notice any such information as may reasonably be required by the Non-Affected Investors to evidence that such Change of Control has been remedied.

27.4	Upon the occurrence of a Trigger Event:

(a)

the Affected Investor and each member of its Investor Group, and where the Material Default is under Clause 27.1(a)(i) then any purported Transferee of the Shareholder Instruments, (and any of the Directors nominated for appointment by any member of such Investor Group or its Relevant Appointer (as applicable)) shall immediately cease to have any rights to:

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(i)	other than where the Trigger Event is an Insolvency Event, receive any distributions or other payments from the Group; or

(ii)

vote or otherwise give its consent in respect of any matter concerning the Group, including any Investor Reserved Matter (and where a vote is to be taken on any Investor Reserved Matter, the votes attributable to the Equity Proportion of the Affected Investor’s Investor Group shall be allocated among the Non-Affected Investors which are not also an Affected Investor (or their Directors (as the case may be)) pro rata to their respective Equity Proportions); and

(b)

the pre-emption right set out in Clause 3.1 in respect of an issue or grant of Shareholder Instruments, Clause 20 (Right of First Offer), the tag along right set out in Clause 21.1 and the drag along right set out in Clause 22.1 in respect of a Transfer of Shareholder Instruments shall cease to apply in favour of the Affected Investor and each member of its Investor Group, but for the avoidance of doubt an Affected Investor and each member of its Investor Group may still be a Dragged Investor pursuant to Clause 22.1.

27.5	The parties acknowledge and agree that the terms of Clause 27.4 are material terms which are fundamental to the commercial bargain between the parties and are primary obligations of the parties.

27.6	Without prejudice to Clause 27.5, each of the parties acknowledges and agrees that:

(a)	the Investors have a common commercial objective and interest, being the successful promotion and development of the Group and the Business, and that this is dependent on:

(i)	mutual trust, confidence and cooperation between the Investors and between the Directors that they nominate for appointment;

(ii)	the Group and the Business being operated and managed in accordance with this Agreement, the Business Plan and Annual Budget; and

(iii)

the ability to remove an Affected Investor from its position of control and influence over the operation and management of the Company, the Group and the Business and to restrict an Affected Investor’s ability to increase its shareholding in the Company where it has committed a Material Default or undergone an Unapproved Change of Control;

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(b)	a Material Default or an Unapproved Change of Control is likely to substantially affect and damage the commercial objectives and interests of the Non-Affected Investors;

(c)

Clause 27.4 is a common provision in agreements of this nature and is reasonable and proportionate in order to secure performance of this Agreement by the Investors, deter any breach of this Agreement by the Investors and facilitate the removal of the Affected Investor from its position of control and influence over the operation and management of the Company, the Group and the Business, and thereby to protect the Non-Affected Investors’ legitimate interests described in Clause 27.6(a) above; and

(d)

each of the Investors is a sophisticated commercial enterprise, or other sophisticated investor (not necessarily an enterprise), which has engaged its own legal and, where required, financial advisers to advise it in relation to this Agreement.

27.7	Each party undertakes to give written notice immediately to each other party of any matter or event coming to its attention that constitutes or is reasonably likely to constitute:

(a)	a breach of any of the provisions of this Agreement; or

(b)	with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof, a Trigger Event.

28.	Termination

28.1

Upon any Investor (other than an Approved Parent) ceasing to hold any Shareholder Instruments as a consequence of a Transfer of such Shareholder Instruments in accordance with the terms of this Agreement and the Articles, it shall, subject to Clause 28.4, cease to be a party to this Agreement.

28.2	Subject to Clause 28.3:

(a)

upon any Approved Parent that is a party to this Agreement and all of its Affiliates ceasing to hold (directly or indirectly) any Shareholder Instruments as a consequence of a Transfer of such Shareholder Instruments in accordance with the terms of this Agreement and the Articles, such Approved Parent shall, subject to Clause 28.4, cease to be a party to this Agreement; and

(b)	subject to Clause 28.4, this Agreement shall cease to apply in respect of:

(i)	UK PLC upon Collapse Closing; and

(ii)	the CPPIB Parent upon Collapse Closing and the CPPIB Parent ceasing to directly hold any Shareholder Instruments.

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28.3	Subject to Clause 28.4, this Agreement:

(a)	may be terminated at any time by the written agreement of all the parties; and

(b)	shall terminate automatically upon:

(i)	all of the Shareholder Instruments being held by:

(A)	one person; or

(B)	members of the same Investor Group; or

(ii)	the completion of, and from the date of commencement of listing and trading of Shares on recognised Indian stock exchanges pursuant to, any Indian IPO.

28.4	The occurrence of any of the events specified in Clauses 28.1 to 28.3 (inclusive) shall not:

(a)	relieve any party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that party before its withdrawal or termination;

(b)	affect the Surviving Provisions, which shall remain in full force and effect and continue to bind the parties; and

(c)	affect the parties’ accrued rights and obligations at the date of the relevant event.

28.5	If this Agreement ceases to apply to an Investor in accordance with Clause 28.1, that Investor shall:

(a)

at its own expense, request the removal of all of the Directors nominated for appointment by it or its Relevant Appointer (as applicable) and, if requested by the other Investors, do all things and sign all documents as may otherwise be necessary to exercise its rights, as far as it lawfully can, to ensure the removal, resignation or dismissal of all such Directors in a timely manner; and

(b)

(if required by notice from Topco or any other party) at its election destroy or return the Confidential Information of Topco or the relevant party (as the case may be) in accordance with the provisions of Clause 33.5.

29.	Tax matters

Partnership Election

29.1	Topco shall not:

(a)	take any action inconsistent with the treatment of Topco as a corporation for US federal income Tax purposes; or

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(b)	elect to be treated as an entity other than a corporation for US federal income Tax purposes unless (in either case) the Investors unanimously agree that such an election should be made.

Upon notification by the Investors that they have unanimously agreed that any Group Member should elect to be classified as a partnership or disregarded entity for US federal income Tax purposes (the Partnership Election), UK PLC (in the case of an election in respect of UK PLC) or the Company (in the case of any election in respect of another Group Member) shall make, or shall cause to be made, the Partnership Election by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form) provided that such election is in compliance with all Laws, and UK PLC and the Company shall not permit the Partnership Election to be terminated or revoked without the written consent of the Investors.

Tax Compliance

29.2

Each Group Member shall comply in all material respects with all Tax compliance, payment and withholding obligations with which it is required to comply under the Laws of the jurisdictions in which the Group operates, including but not limited to:

(a)	implementing internal Tax policies and controls (and evidentiary requirements) taking into account Tax risks arising from the current and future operations of the Group;

(b)	adhering to applicable transfer pricing rules and documentation requirements in all jurisdictions in which the Group operates;

(c)	conducting internal and external testing to the extent reasonably necessary, as determined on the basis of advice received from an auditing firm to achieve Tax compliance; and

(d)	taking all commercially reasonable steps to claim tax holiday benefit under Section 138 of the IT Act, to the extent applicable to the Group Members.

29.3

The Group shall engage the auditing firm referred to in Clause 11.1 or such other appropriately qualified advisor from a Big 4 Accounting Firm to assist in the management of its Tax compliance matters in all jurisdictions in which the Group operates. The Company shall engage the statutory auditor referred to in Clause 11.1 or such other appropriately qualified advisor from a Big 4 Accounting Firm to undertake a review of the Tax compliance of UK PLC and its Subsidiaries or, from Collapse Closing, the Company and its Subsidiaries, on an annual basis, and such auditor shall provide a letter to UK PLC or, following Collapse Closing, the Company endorsing (or identifying any issues or concerns with) the material positions taken by the Group with respect to the Tax returns filed by them. Topco shall share this letter with the Investors.

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Management of Tax affairs and Information Sharing

29.4

Without prejudice to Clauses 29.2 and 28.5 and 29.5 to 29.7 each of the Company and, until Collapse Closing, UK PLC shall procure that each Group Member (or its duly authorised agents) shall, at that Group Member’s cost and within any applicable time limit:

(a)	prepare, submit and deal with (or procure the preparation and submission of and dealing with) all computations and returns of each Group Member relating to Tax;

(b)

prepare, submit and deal with (or procure the preparation and submission of and dealing with) all claims, elections, surrenders, disclaimers, notices and consents of each Group Member for Tax purposes; and

(c)

deal with all other matters which relate to the Tax affairs of each Group Member, including, without limitation, any correspondence, enquiry, dispute, negotiation or settlement involving any Tax Authority in respect of all periods relevant for Tax purposes of each Group Member and/or all transactions undertaken by each Group Member.

29.5

Each of the Investors undertakes and agrees to provide Topco with such information as Topco may reasonably require in connection with the management of the Tax affairs of any Group Member, provided that such information is in the possession of, or is reasonably available to, the relevant Investor. Topco shall ensure that such information is kept confidential and is not transmitted or otherwise made available to any person that is not a Group Member (or such Group Member’s duly authorised agents).

29.6

Each of the Company and, until Collapse Closing, UK PLC shall, and shall procure that each Group Member shall, provide and afford to each Investor and its duly authorised agents within a reasonable time period (and at the expense of the person requesting it) all information, documents and assistance reasonably requested by that Investor to enable it, or any of its Affiliates:

(a)

to comply with its or their own Tax obligations or facilitate the management or settlement of its or their Tax affairs (including providing any document or other information (including any document or information relating to a Group Member’s compliance with its statutory Tax obligations, including relating to income tax returns, services taxes, goods and services taxes, excise payments, and any foreign investment related tax compliance) that is available and reasonably required in order to complete any Tax returns, to comply with any Tax reporting requirements or Tax audits, enquiries or investigations, and to comply with any disclosure requirements of any Governmental Authority having jurisdiction over it); and

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(b)

to determine the Tax consequences of any transaction it (or one or more of its Affiliates) undertakes or proposes to undertake and to manage as appropriate the Tax consequences of any such transaction (including providing any document or other information that is available and reasonably required to determine or discharge any obligation of any Group Member to make any deduction or withholding for or on account of Tax), and for the avoidance of doubt the obligations of the Company and, until Collapse Closing, UK PLC, pursuant to this Clause 29.6 shall extend to:

(c)

the Company and, until Collapse Closing, UK PLC, procuring at the request of a Transferor that, prior to the completion of any Transfer by a Transferor, any such valuation or other reports as may be required as a matter of applicable Law (including any Tax Reports) are prepared by a SEBI registered merchant banker or chartered accountant to the reasonable satisfaction of the Company and, until Collapse Closing, UK PLC, and the Transferor, and where applicable, that any such Tax Reports are provided to the Transferor on a reliance basis, provided that the Transferor shall provide such co-operation and assistance in connection with the preparation of such reports as may reasonably be requested by the Company and, until Collapse Closing, UK PLC, to be provided to it or any third party appointed to prepare such reports, and

(d)

in connection with a Transfer referred to in Clause 29.6(c) above in respect of which a Transferor has requested the assistance of the Company and, until Collapse Closing, UK PLC, the Company and, until Collapse Closing, UK PLC, making any filings, submitting any returns, completing any procedural formalities and/or otherwise complying with all applicable tax compliance requirements, in each case required by applicable Law to be made, submitted, completed or complied with by it or in connection with the Transfer, in each case within the time period prescribed by applicable Law.

29.7

The Company and, until Collapse Closing, UK PLC acknowledges and agrees that it shall notify each Investor in writing in the event it becomes aware of the commencement of any Tax audit, enquiry, investigation or proceeding with respect to any Group Member which is, or which the Company or UK PLC (as applicable) considers is reasonably likely to be, material (taking into account both economic and/or reputational aspects) in the context of the Group’s business (a Tax Proceeding) and shall keep, and shall procure that each Group Member shall keep, each Investor informed on a timely basis of any material developments, and where requested by an Investor shall provide, and shall procure that each Group Member provides, to such Investor copies of all material written correspondence and documentation provided to or by a Tax Authority in relation to any Tax Proceeding (save to the extent that such documentation is subject to confidentiality obligations owed by a Group Member to a third party (other than another Group Member or Investor) prohibiting such disclosure to an Investor, and provided that such documentation may be redacted to remove any personal data to the extent that its disclosure would, absent such redaction, not be permitted by applicable Law).

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30.	Pillar 2

30.1

Subject to Clause 30.6, in this Clause 30, in addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

Company Owned Constituent Entity means a Constituent Entity which is a member of the same Group as Topco and in which Topco owns (directly or indirectly) an Ownership Interest;

Company’s P2 Status means:

(a)	whether Topco will be a member of the same MNE Group as any Investor;

(b)	whether Topco will be a Partially-Owned Parent Entity, Minority-Owned Parent Entity or Joint Venture;

(c)	whether any such MNE Group will meet the Revenue Threshold; or

(d)	whether (if Topco is a Joint Venture) any MNE Group to which any Investor belongs meets the Revenue Threshold;

GloBE Rules means the rules set out in the Pillar 2 Model Rules and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance are implemented into domestic Law by any relevant jurisdiction (including, for the avoidance of doubt, in relation to any Qualifying Domestic Minimum Top-up Tax);

Group has the meaning given in the Pillar 2 Model Rules;

Pillar 2 Model Rules means the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS”;

Pillar 2 Tax means any Tax charged in accordance with the GloBE Rules including (for the avoidance of doubt) any Qualifying Domestic Minimum Top-up Tax; and

Pillar 2 Tax Liability means a liability of any Group Member to make or suffer an actual payment of Pillar 2 Tax or an amount in respect of Pillar 2 Tax, regardless of whether such liability arises due to the operation of an IIR, UTPR or Qualifying Domestic Minimum Top-up Tax.

30.2

Defined terms and expressions used in this Clause 30 and not otherwise defined in this Agreement shall take their meaning from the Pillar 2 Model Rules, and references to Articles are to Articles of the Pillar 2 Model Rules, in each case unless expressly stated otherwise.

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30.3	The parties acknowledge that it is currently intended that the Company’s P2 Status shall be as follows for the first Reporting Fiscal Year falling after the date of this Agreement:

(a)	neither the Company nor UK PLC will be a member of a Group with any Investor;

(b)	neither the Company nor UK PLC will be a Partially-Owned Parent Entity, Minority-Owned Parent Entity or Joint Venture; and

(c)	Topco will be the UPE of an MNE Group (constituted of UK PLC or the Company (as the case may be) and each Company Owned Constituent Entity) within the scope of the GloBE Rules.

30.4	Each Investor severally and not jointly, with respect to itself and no other Investor, hereby represents and warrants to each other Investor that on the date of this Agreement:

(a)

it is not aware of any requirement to include its Interest within any consolidation for accounting purposes or of any other matter relating to the holding of its Interest that would be likely to impact the application of the GloBE Rules to the Group in such a way as would increase the Group or any other Investor’s liability to Pillar 2 Tax;

(b)

save to the extent required by applicable Law or generally accepted accounting practice, it shall not include its Interest in any consolidation for accounting purposes or take or omit to take any other action that would be likely to impact the application of the GloBE Rules to the Group in such a way as would increase the Group or any other Investor’s liability to Pillar 2 Tax; and

(c)	it is an Excluded Entity, and it is not aware of any fact, matter or circumstance which could reasonably be expected to prejudice its treatment as such under the GloBE Rules.

30.5

If any Investor or any of its Affiliates becomes aware of any facts or circumstances the result of which is that the GloBE Rules shall or are reasonably likely to apply to the Group in such a way as may increase the Group or any other Investor’s liability to Pillar 2 Tax for any reason:

(a)	that Investor shall promptly notify the Company and, until Collapse Closing, UK PLC and the other Investors in writing; and

(b)

the Investors shall each use reasonable endeavours, and shall cooperate in good faith with the other Investors and the Company and, until Collapse Closing, UK PLC, to mitigate any adverse Pillar 2 Tax effects imposed or which may be imposed on the Company, the Group, until Collapse Closing, UK PLC and the other Investors as a result of the application of such rules (as applicable).

30.6	In Clauses 30.4 to 30.5 (inclusive), “Group” shall have the meaning given to that term in Schedule 15 (Definitions and Interpretation) to this Agreement.

30.7

No party to this Agreement shall be entitled to recover damages or obtain recovery, payment or reimbursement under this Clause 30 to the extent that such party has already obtained (and retained) recovery, payment or reimbursement in respect of the same matter under this Agreement.

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31.	Payments

31.1

All sums payable under this Agreement (including, for the avoidance of doubt in connection with a Transfer of Shareholder Instruments pursuant to Clause 18) shall be paid free and clear of all deductions and withholdings whatsoever, save only as may be required by applicable Law or expressly permitted by another provision of this Agreement. Where any deduction or withholding in respect of Tax is required by applicable Law, for the avoidance of doubt, Clauses 29.4 and 29.6 shall apply in respect of any associated tax compliance and filing requirements.

32.	30% Rule

30% Rule cooperation

32.1

Each Investor shall cooperate (including exercising its governance rights under this Agreement to cause each Group Member, their nominated directors, or directors nominated by their affiliated Appointer to cooperate) with the relevant CPPIB Entities, to the extent commercially reasonable and provided that one or more CPPIB Entities agree to reimburse the Investors in full for all reasonable out-of-pocket costs or expenses incurred by them, if any, in respect of any such cooperation, excluding, for the avoidance of doubt, the cost of acquiring any securities, to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member and the exercise of any CPPIB Entity’s rights under this Agreement. In furtherance of the foregoing, each Investor agrees to take (or omit to take) any commercially reasonable action or step reasonably requested by any CPPIB Entity (provided that one or more CPPIB Entities agree to reimburse the Investors in full for all reasonable out-of-pocket costs or expenses incurred by them, if any, in respect of any such action or step), excluding, for the avoidance of doubt, the cost of acquiring any securities including, without limitation, a change in the authorised capital of a Group Member (including the adoption of the “irrevocable waiver” structure in respect of the Company, on terms substantially similar to those appended hereto in Schedule 14 (30% Rule Irrevocable Waiver)) that is necessary to avoid any breach or potential breach of the 30% Rule, including in connection with any Listing, arising under this Agreement or otherwise in relation to any Group Member.

32.2

Notwithstanding anything contained in this Clause 32, no Investor shall be required to take any action or step to assist the CPPIB Entities to comply with the 30% Rule in relation to their investment in any Group Member that has, or would reasonably be likely to have, an adverse effect (other than an insignificant adverse effect) on the Group and/or on such Investor’s economic, governance, or other rights under this Agreement or as a shareholder in Topco.

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UK PLC Appointers

32.3	It is acknowledged and agreed that Appointer A has been designated in the UK PLC Articles as of the date of this Agreement as “Appointer A” thereunder; and

32.4	Appointer B has been designated in the UK PLC Articles as of the date of this Agreement as “Appointer B” thereunder.

32.5

Each Appointer and each Investor for so long as it is entitled to appoint a Director pursuant to paragraph 2 of Schedule 4 may, by notice in writing to UK PLC at any time, designate a replacement Appointer for itself or its Relevant Appointer (as applicable) to assume all of its Director appointment, removal and replacement rights under the UK PLC Articles and be designated as such under the UK PLC Articles, provided that:

(a)

designation of any replacement Appointer shall require the prior written consent of the Investor which initially designated the Relevant Appointer or its predecessor (such Appointer’s Relevant Appointing Investor and, such Investor’s Investor Group, the Appointer’s Relevant Appointing Investor Group), which, for the avoidance of doubt, shall be: (i) CPPIB in respect of Appointer A; and (ii) Platinum in respect of Appointer B;

(b)	the replacement Appointer satisfies the Appointer Criteria;

(c)	the replacement Appointer must sign and deliver an Appointer Deed of Accession and execute and deliver a joinder to the Appointer Deed Relating to Shares in accordance with the terms thereof; and

(d)

if a replacement Appointer, at any point in time, ceases to satisfy the Appointer Criteria, then such replacement Appointer shall immediately and automatically cease to be an Appointer, and another replacement Appointer may be designated by the Relevant Appointing Investor which satisfies the Appointer Criteria and complies with Clause 32.5(c) above.

32.6	Each Investor acknowledges and agrees that:

(a)

if it and its Investor Group ceases to hold an Equity Proportion of 10 per cent or more, its Relevant Appointer shall immediately and automatically cease to be an Appointer, provided that, if at any time such Investor subsequently holds an Equity Proportion of 10 per cent or more, it may, by notice in writing to UK PLC, designate a replacement Appointer in accordance with Clause 32.5 above; and

(b)	if it ceases to be entitled to designate an Appointer, its Appointer shall be deemed to have immediately notified UK PLC to request the removal of all Directors appointed by such Appointer.

32.7

Upon any Investor other than CPPIB and Platinum coming to hold an Equity Proportion of 10 per cent or more, such Investor may, by notice in writing to UK PLC, designate an Appointer, provided that the terms of Clause 32.5 shall apply mutatis mutandis in respect of such designation.

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32.8

In the event an Appointer or an Investor gives written notice to UK PLC under Clauses 32.5 or 32.7 for designating an Appointer or replacement Appointer, or in the event that any Appointer ceases to be an Appointer, then the Investors agree to exercise all of their voting rights and powers to make such amendments as are necessary to the UK PLC Articles to reflect such change in the Relevant Appointer(s).

32.9

Each of the Investors shall vote at all shareholder meetings, sign such written resolutions, and take all other actions as a shareholder in UK PLC, including by voting or signing written resolutions in respect of its holding of Shareholder Instruments, so as to ensure that the nominees nominated for appointment by each Investor in accordance with Schedule 4 (Board and management appointments) are elected, removed and/or appointed and maintained in office as Directors.

32.10

The parties agree and acknowledge that the UK PLC Articles to be adopted with effect as of the date hereof in accordance with the Reorganisation Deed shall be in the form appended hereto at Schedule 13 and that the Articles of the Company to be adopted with effect as of Collapse Closing shall include the irrevocable waiver language appended hereto in Schedule 14.

32.11	In relation to UK PLC only, each of the Investors undertakes and agrees that it shall not:

(a)

introduce, or exercise its voting or other rights in favour of, any resolution to appoint or remove one or more of the Directors pursuant to any provision of the UK Companies Act 2006 (the “Act”), including under section 168 of the Act, or pursuant to common law;

(b)

introduce, or exercise its voting or other rights in favour of, any resolution to amend or modify the UK PLC Articles to the extent such amendment or modification relates to the appointment or removal of the Directors, gives any shareholder any right to appoint or remove Directors which is inconsistent with the Appointers’ exclusive right to appoint or remove Directors, or to make any other change to the UK PLC Articles as a whole which would have the same or a substantially similar effect; and/or

(c)

exercise any right arising as a result of the so-called “duomatic principle” under common law or any equivalent principle under any rule of law for the purpose of appointing or removing one or more Directors or to amend or modify the UK PLC Articles in the manner described in Clause 32.11(b) above.

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32.12	The undertakings set out in Clause 32.11 above shall cease:

(a)

automatically (if and to the extent, with respect to each Investor), if: (i) CPPIB is given written advice by its Canadian counsel that such undertaking is no longer required (or can be relaxed) in order for CPPIB to comply with the 30% Rule; (ii) CPPIB notifies the Investors and the Appointers of such advice in writing (providing a copy of the advice with such notice); and (iii) such revocation or relaxation applies in an identical manner to CPPIB and Platinum;

(b)	automatically with respect to an Investor, subject to compliance by that Investor with its undertakings in this Clause 32, if that Investor ceases to hold any Shares; or

(c)	automatically, if CPPIB ceases to hold directly or indirectly an economic interest in UK PLC.

33.	Confidentiality

33.1	Each Investor shall keep confidential and shall not disclose any information:

(a)	which it may have or acquire before, on or after the date of this Agreement in relation to the Business and the customers, assets or affairs of any Group Member;

(b)	which it may have or acquire before, on or after the date of this Agreement in relation to the customers, business, assets or affairs of any other party (or any of its Affiliates) as a result of:

(i)	negotiating this Agreement and the Transaction Documents;

(ii)	being a direct or indirect shareholder in UK PLC, the Company or a Group Member;

(iii)	having any Directors on the Board and/or the board of any Group Member;

(iv)	exercising any of its rights or performing any of its obligations under this Agreement; or

(v)	negotiating the purchase of any Shareholder Instruments or entering into a Deed of Adherence;

(c)	which relates to the contents of, or negotiations leading to, this Agreement (or any agreement or arrangement entered into pursuant to this Agreement); or

(d)	which it acquires under Clauses 5.8 and 11.6 to 11.7 (inclusive), (all such information being Confidential Information).

33.2	Each of the Investors shall not:

(a)	copy or reproduce the Confidential Information; or

(b)	use Confidential Information for its own business purposes or the business purposes of any of such Investor’s and its Affiliates’ portfolio companies (other than the Group).

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33.3	The obligations under Clauses 33.1 and 33.2 do not apply to:

(a)

any disclosure of information which is expressly consented to in writing by each of the Investors prior to such disclosure being made (or, if the information only relates to one Investor or Investor Group, which is expressly consented to in writing by such Investor or Investor Group);

(b)

disclosure in confidence by an Investor to any of its Representatives on a “need to know” basis where the recipient, in the reasonable opinion of the disclosing Investor, requires access to the information for a purpose reasonably incidental to that Investor’s investment in Topco, provided that the Investor shall procure that its Representatives keep such information confidential on terms no less onerous than the provisions of this Clause 33 except for Clause 33.3(j);

(c)

disclosure of information to the extent required by any Tax Authority, or otherwise to the extent reasonably required for the purpose of managing the Tax affairs of the relevant Investor (or any of its Affiliates);

(d)

disclosure of information to the extent required by Law or by any stock exchange or Governmental Authority (other than a Tax Authority). If this Clause 33.3(d) applies, the party making the disclosure shall to the extent reasonably practicable and lawful to do so:

(i)

first consult with the other parties (or, if the information only relates to one or more Investors or Investor Groups, with such Investors or Investor Groups) to give the party an opportunity to contest the disclosure;

(ii)

take into account the other parties’ (or, if the information only relates to one or more Investors or Investor Groups, the relevant Investors’ or Investor Groups’) reasonable requirements about the proposed form, timing, nature and extent of the disclosure; and

(iii)

disclose only the minimum amount of Confidential Information that is required to be disclosed and use reasonable endeavours to assist the other parties (or, if applicable, the relevant Investor or members of the relevant Investor Group) in respect of any reasonable action that they may take to resist or limit such disclosure;

(e)

disclosure of information related to the Group to a lender or other fund provider whose primary business is the provision of funding services (or any of their respective external consultants, agents or advisers) of an Investor, provided that before any such disclosure, the relevant Investor obtains from such bank a confidentiality undertaking in favour of Topco and each Group Member on terms no less onerous than the provisions of this Clause 33, except for Clause 33.3(k);

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(f)

disclosure of information which was or becomes lawfully in the possession of that Investor or any of its Representatives (in either case as evidenced by written records) without any obligation of confidentiality prior to it being received or held;

(g)	disclosure of any information which has previously become publicly available other than through that Investor’s fault (or that of any of its Representatives);

(h)	disclosure required for the purposes of any arbitral or judicial proceedings arising out of this Agreement;

(i)	disclosure required pursuant to the terms of this Agreement;

(j)

disclosure of information to the extent reasonably required for the purposes of any internal audit conducted by or on behalf of the relevant Investor or any of its Affiliates, or any external audit of, or relating to, the relevant Investor or any of its Affiliates conducted by the relevant Investor’s or any of its Affiliates’ auditors, in each case, provided that before any such disclosure, the Investor shall procure that any person to whom Confidential Information is disclosed pursuant to this Clause 33.3(j) is subject to market standard confidentiality obligations for internal or external auditors;

(k)	any disclosure made in accordance with Clause 34 (Marketing);

(l)	disclosure of information made in connection with an Indian IPO or any other Listing in respect of which Board approval has been obtained; or

(m)	any announcement made in accordance with Clause 35 (Announcements).

33.4

The disclosing Investor shall be responsible for any breach of this Clause 33 by a Representative to whom it provides Confidential Information or of any breach of any confidentiality undertaking entered into pursuant to Clause 33.3 or Clause 34 (Marketing) by any person to whom it (or any of the Directors nominated for appointment by it or its Relevant Appointer (as applicable)) provides any Confidential Information, in either case as if the disclosing Investor were the party that had breached this Clause 33 or such confidentiality undertaking.

33.5	If required to destroy or return Confidential Information pursuant to Clause 28.5(b), the relevant Investor shall (and shall ensure that its Representatives shall) promptly:

(a)	destroy, or return to the Disclosing Party (as applicable), all copies of any document that contains any Confidential Information;

(b)	destroy all copies of any documents derived from Confidential Information;

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(c)	take reasonable steps to erase the Confidential Information from any computer or other digital device on which it is held; and

(d)	appoint one of its employees to supervise the steps contemplated in this Clause 33.5, and to confirm in writing to the Disclosing Party that they have been carried out.

For the purposes of this Clause 33.5, document includes any material prepared by or on behalf of the relevant Investor or any of its Representatives using or containing Confidential Information.

33.6

The undertakings in this Clause 33 shall not apply to any Confidential Information which the relevant party, a Representative or a member of the relevant party’s Investor Group must retain under Law or in accordance with its automatic computer back-up procedures or any written document retention policy or the policies and procedures implemented by each person in order to ensure compliance with Law, applicable professional standards and/or corporate governance policies, provided that any information retained under this Clause 33.6 shall be retained in compliance with this Clause 33.

33.7

Topco shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able that each other Group Member and its and their directors, officers, employees, consultants, agents and advisers (including auditors, investment advisers and investment managers and independent valuers) shall) observe obligations in favour of the Investors in respect of Confidential Information relating to each Investor or any member of the Investor’s Investor Group equivalent to those set out in Clauses 33.1 to 33.6 except for Clause 33.3(j) and save that the reference in Clause 28.5(b) to this Agreement ceasing to apply to an Investor shall, for the purposes of this Clause 33, be read as a reference to this Agreement terminating.

33.8

Topco agrees that it shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able) procure that no submission, filing, notification or communication is made by or on behalf of any Group Member that:

(a)	is not made in the ordinary course of business of the Group or as required by applicable Law; and

(b)	names, identifies or otherwise makes reference to an Investor or any member of an Investor Group,

except with the prior written consent of such Investor on behalf of it or any member of such Investor Group.

33.9

Nothing in Clause 33.8 shall prohibit any Group Member from making any submission, filing, notification or communication which consists of a factual statement that an Investor is a shareholder in Topco.

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33.10

Topco agrees that it shall, so far as it is legally able (and shall exercise its rights with respect to each Group Member to procure so far as it is legally able) first consult with any Investor Group which is named, identified or otherwise referenced in any submission, filing, notification or communication prior to such submission, filing, notification or communication.

33.11

For the purposes of this Clause 33, a person shall not be deemed to have disclosed Confidential Information to any of its Affiliates or Representatives by virtue of the fact that a director, officer or employee of any such Affiliate or Representative also serves as a director, officer or employee of a Group Member.

34.	Marketing and other Transfer support

34.1	Any party who, in good faith, is considering making a Transfer of:

(a)	Shareholder Instruments pursuant to Clause 19 (Provisions applying to all Transfers); or

(b)

securities in that Investor or any entity through which its Approved Parent directly or indirectly holds its interest in the Investor that would result in the third party having, in aggregate, an interest, directly or indirectly, of an aggregate Equity Proportion of not less than five per cent (an Indirect Investor Interest), may discuss such potential Transfer with, and disclose Confidential Information relating to the Group to, one or more third parties (other than: (i) Sanctioned Persons; (ii) Restricted Persons; and (iii) any Competitor) and their consultants, agents, advisers and actual or potential lenders with a view to ascertaining their interest in acquiring such Shareholder Instruments or Indirect Investor Interests and the potential terms of any such acquisition, provided that:

(c)

before any such discussions or disclosure, the relevant party obtains from each third party a confidentiality undertaking in favour of Topco and each Group Member on terms no less onerous than the provisions of Clause 33 (Confidentiality), except for Clause 33.3(j); and

(d)	the relevant party complies with the provisions of Schedule 7 (Management Assistance) (if applicable).

34.2

Where an Investor Group other than any Controlling Investor Group that holds an aggregate Equity Proportion of the Minority Threshold or more is considering, in good faith, a valid Transfer in accordance with the terms of this Agreement of some or all of its Shareholder Instruments, the provisions of Schedule 7 (Management Assistance) shall apply.

35.	Announcements

35.1

Subject to Clause 35.2, unless otherwise agreed in writing, no party (nor any of its Representatives) shall make any announcement or issue any communication in connection with the existence or subject matter of this Agreement (or any other Transaction Document). Nothing in this Clause 35.1 shall prevent an Investor or any of its Affiliates from making statements in the ordinary course of its business about its holding of Shareholder Instruments or its individual participation in the Business.

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35.2	No Group Member shall have the right to:

(a)

use non-public information or the branding, commercial names or trade marks of the Controlling Investor Group or any Investor Group in any public announcement, regulatory filing or other public relations materials or credentials; or

(b)	represent that any of the Business’s products or services are endorsed by the Controlling Investor Group or any Investor Group,

without the prior written consent of the Controlling Investor Group and/or the relevant Investor Group (as applicable).

35.3	Nothing in this Clause 35 shall prevent a Group Member from making statements in the ordinary course of its business about an Investor’s holding of Shareholder Instruments.

35.4

The restriction in Clause 35.1 shall not apply to the extent that the announcement or communication is required by Law, by any stock exchange or by any Governmental Authority. In this case, the party making the announcement or issuing the communication shall, as far as reasonably practicable:

(a)

obtain the consent of any Investor which holds an aggregate Equity Proportion of 12.5 per cent or more, and any Investor who is named in such announcement, in advance as to what form it takes, what it contains and when it is issued;

(b)	take into account the relevant parties’ reasonable requirements; and

(c)

announce and/or disclose (as applicable) only the minimum amount of Confidential Information that is required to be announced and/or disclosed (as applicable) and use reasonable endeavours to assist the relevant parties in respect of any reasonable action that they may take to resist or limit such announcement and/or the issuance of such circular (as applicable).

36.	Notices

36.1	Any notice to be given by one party to another party in connection with this Agreement shall be:

(a)	in writing in English and signed (whether by electronic means or otherwise) by or on behalf of the party giving it; and

(b)	delivered by email.

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36.2	Subject to Clause 36.3, a notice shall be effective upon receipt and shall be deemed to have been received at the time it is sent, in which case:

(a)

except as provided in Clause 36.2(b), the time at which an email is sent shall be the time in the place specified as the address of the recipient in Clause 36.4 or Schedule 12, as applicable, (as may be updated from time to time in accordance with Clause 36.6); and

(b)

where an email delivery failure notice is received within 15 minutes of sending, the general deemed-receipt rule shall not apply and the notice shall only be effective if re-sent by hand, registered post or courier within 48 hours, in which case it shall be deemed received on the date the sender originally sent the email.

36.3	If a notice is deemed received outside Working Hours, the notice shall be deemed to have been received when Working Hours recommence.

36.4	The addresses and email addresses of the parties for the purpose of Clause 36.1 are:

Canada Pension Plan Investment Board For the attention of:	Address: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3	Email:

Dyuti Private Holdings Inc. For the attention of:	Address: 141 Bay Street, Suite 3100 Toronto, Ontario, Canada M5J 0G3	Email:

Mr Sumant Sinha For the attention of:	Address: 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India	Email:

Wisemore Advisory Private Limited For the attention of:	Address: 1017 B, Aralias, DLF Golf Course Road, Gurgaon – 122009, India	Email:

Cognisia Investment For the attention of:	Address: 1017B, Aralias, Golf Course Road, DLF Phase V, Gurgaon, Haryana-122009	Email:

Renew Private Limited For the attention of:	Address:	Email:

Renew Energy Global PLC For the attention of:	Address:	Email:

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36.5

For the purpose of Clause 36.1 any notice to a Continuing Investor shall be delivered to the address and/or email address (as applicable) of the relevant Continuing Investor in accordance with the details set out in Schedule 12 (The Continuing Investors).

36.6	Each party shall notify Topco in writing of a change to its details from time to time, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date which is the fifth Business Day after notice of any change has been given.

36.7	This Clause 36 does not apply to the formal service of any arbitration proceedings.

37.	Warranties

37.1	Each party warrants to each other party:

(a)	it is duly incorporated, established or set up and validly existing under the Laws of the place of its incorporation or establishment;

(b)

it has the legal right and the full corporate power and authority to execute, deliver and perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement);

(c)

it has obtained all authorisations and all other applicable governmental, statutory, regulatory or other consents, clearances, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement (and the other agreements to be entered into by it in connection with this Agreement) and for this Agreement (and such other agreements) to be duly and validly authorised, executed and delivered by it;

(d)

the execution, delivery and performance of this Agreement (and the other agreements to be entered into by it in connection with this Agreement) has been properly authorised by it and does not, and shall not:

(i)	contravene any existing Law applicable to it; or

(ii)	breach the terms of its constitutional documents or by-laws;

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(e)

this Agreement (and the other agreements to be entered into by it in connection with this Agreement) constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(f)

there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it that may have a material adverse effect on its ability to perform its obligations under this Agreement (or the other agreements to be entered into by it in connection with this Agreement).

38.	Holdings by members of an Investor Group

38.1

Subject to Clause 40.10, if Shareholder Instruments are at any time held by two or more members of the same Investor Group (each an Appointing Person), each Appointing Person (other than the Appointed Person, as defined below) shall as soon as reasonably practicable together nominate one member (the Appointed Person) of that Investor Group as its attorney for the performance of its obligations and the exercise of its rights or discretions pursuant to this Agreement with authority (or otherwise authorise the Appointed Person) at any time to execute such voting instructions, proxies, mandates, written resolutions and other documents as are required to enable the Appointed Person to:

(a)

exercise the rights attaching to the Shareholder Instruments held by each such Appointing Person (and references in this Agreement to an Investor Group having or exercising rights shall be construed accordingly);

(b)	transfer the Shareholder Instruments held by the Appointing Person as permitted or required by this Agreement;

(c)	give any voting instruction, consent or waiver, or exercise any discretion, referred to in this Agreement or desirable for the purposes of this Agreement on behalf of each such Appointing Person;

(d)	give any notice referred to in this Agreement on behalf of each such Appointing Person;

(e)

nominate for appointment, or give written notice to remove, any Director(s) or take any other action in relation to any Director as is permitted or required by this Agreement or the Articles on behalf of the Appointing Person;

(f)

receive notices pursuant to Clause 36 (Notices) (for the avoidance of doubt, any notice given to an Appointed Person under this Agreement shall be deemed to be received by each member of such Appointed Person’s Investor Group); and

(g)	execute any document in connection with the exercise or enforcement of rights or discretions under this Agreement.

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38.2	Any Appointed Person appointed in accordance with Clause 38.1 shall give written notice, together with evidence of the appointment, to Topco, within five Business Days of being so appointed.

38.3

Immediately upon an Appointed Person and an Appointing Person ceasing to be members of the same Investor Group, any appointment and power of attorney granted by that Appointing Person to that Appointed Person pursuant to this Clause 38 shall terminate (provided that, for the avoidance of doubt, any appointment and power of attorney granted to the Appointed Person by other continuing members of its Investor Group shall remain unaffected and continue in force).

38.4

Immediately upon a party becoming a member of an Investor Group in respect of which an Appointed Person has already been appointed (and not replaced pursuant to Clause 38.5), it shall, as soon as reasonably practicable, appoint such Appointed Person to be its attorney on the same terms as set out in Clause 38.1.

38.5

An Investor Group may, by written notice to Topco and the other Investors on behalf of each Investor that is a member of the relevant Investor Group, elect to replace its Appointed Person pursuant to this Clause 38 at any time.

39.	Anti Bribery and Corruption and Anti-Money Laundering

39.1

Topco warrants in respect of itself and each other member of the Group, that it has not, and none of its current or former directors, officers or employees or Affiliates has (and, as far as it is aware, none of its other current or former Associated Persons has) in the last five years:

(a)

made, authorised, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist it in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage;

(b)

been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under Anti-Bribery Law or Anti-Money Laundering Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

(c)	engaged in any other conduct which would violate applicable Anti-Bribery Law or any Anti-Money Laundering Law.

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39.2

Each Investor warrants in respect of itself that it has not and, so far as it is aware, none of its directors or officers or Affiliates (other than any portfolio companies), or other third parties acting on its behalf (in respect of activities on its behalf), has done any of the following:

(a)

made, authorised, offered, promised or given any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist it in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage;

(b)

been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under Anti-Bribery Law or Anti-Money Laundering Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

(c)	engaged in any other conduct which would violate applicable Anti-Bribery Law or any Anti-Money Laundering Law.

39.3	Topco warrants in respect of itself and each other member of the Group that:

(a)	it has in place ABC Policies and Procedures and AML Policies and Procedures;

(b)

it has for the last five years, kept accurate and fair records of its activities, including financial records, books, and accounts, in a form and manner and level of detail appropriate for a business of its size and resources; and

(c)	none of its officers, directors or any person that directly or indirectly owns or controls it is a Government Official.

39.4	The Company, UK PLC and each Investor agree and warrant that neither this Agreement, nor the activities contemplated hereunder:

(a)	are or shall be structured as to unlawfully evade taxation;

(b)	are or shall be intended to promote criminal activity; or

(c)	involve property or monies in whole or in part derived from any criminal activity including:

(i)	the use, acquisition, or possession of such property or monies;

(ii)	being designed to conceal, disguise, convert, transfer or remove such property or monies; or

(iii)	being designed to facilitate any person or entity in any of the activities described in this Clause 39.4.

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39.5	The Company, UK PLC and each Investor undertake that for as long as it is a party to this Agreement:

(a)

it will not, and will seek to procure that none of its directors or officers or persons that own or control them or Associated Persons will, in relation to this Agreement and the activities contemplated under this Agreement, engage in any of the conduct described in Clauses 39.1 or 39.2; and

(b)	will:

(i)	have in place ABC Policies and Procedures and AML Policies and Procedures;

(ii)	keep accurate and fair records of its activities, including financial records, books, and accounts, in a form and manner and level of detail appropriate for a business of its size and resources;

(c)	it shall promptly notify the other parties in writing if, at any time during the term of this Agreement:

(i)	it becomes aware that any violations of this Clause 39 have occurred; or

(ii)

it becomes aware that its performance of or entry into this Agreement, or its activities contemplated hereunder, have become the subject of any investigation, inquiry, or enforcement proceedings by any governmental, administrative, or regulatory body regarding any offence or alleged offence involving bribery, corruption, or money laundering.

40.	Sanctions General

40.1

The Company, UK PLC and each Investor recognise and acknowledge that in all matters relevant to UK PLC, the Company, its business and the subject matter of this Agreement, they are obliged to comply with all applicable Sanctions Laws.

40.2	The parties acknowledge and agree that nothing in this Agreement (or any other Transaction Document) shall:

(a)	require any party to carry out any act or make any omission that is reasonably likely to constitute or result in an actual or potential breach by that party of any Sanctions Law; or

(b)	prevent any party from complying with any Sanctions Law to which it is or becomes subject.

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Warranties

40.3

Each Investor warrants to the other Investors as at the date of this Agreement that it is not, and it is not owned or controlled, directly or indirectly, by, or acting on behalf of or at the direction of, a Sanctioned Person. This warranty shall be deemed to be repeated immediately before Closing by reference to the facts and circumstances then existing as if the reference to the date of this Agreement was a reference to the Closing Date.

40.4

The Company, UK PLC and each Investor warrant as at the date of this Agreement that, in the last five years, it has not, and, so far as it is aware, none of its directors or officers or any Approved Parent, or other third parties acting on its behalf (in respect of activities done on its behalf), has done any of the following:

(a)	engaged in any dealings with or business in, or made any investments in, a Sanctioned Territory that were not permitted under applicable Sanctions Law;

(b)	engaged in any dealings or business with, funded, made any investments in, or made any payments to any Sanctioned Person that were not permitted under applicable Sanctions Law;

(c)	engaged in any other conduct which would violate or could lead to penalties under any applicable Sanctions Law; or

(d)

in the last five years been the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under applicable Sanctions Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and, so far as it is aware, there are no circumstances likely to give rise to any such investigation, inquiry, litigation or proceedings.

40.5

The Company, UK PLC and each Investor (solely with respect to their respective activities and actions related to the Business) undertake that for as long as they are a party to this Agreement, they will not, and will seek to procure that none of their directors or officers or persons that own or control them or other third parties acting on their behalf will engage in any of the conduct described in Clauses 40.4(a) to 40.4(d).

40.6

The Company, UK PLC and each Investor (solely with respect to their respective activities and actions related to the Business) warrant as at the date of this Agreement that they have in place, and undertake that they will have in place and will maintain for as long as they are parties to this Agreement, policies and procedures:

(a)	designed to prevent them from violating any applicable Sanctions Law; and

(b)

for internally reporting a violation or suspected violation of any applicable Sanctions Law and/or generally accepted standards of business ethics and conduct, and for ensuring that all such reports are investigated and acted upon appropriately.

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Notification obligations

40.7	If Topco or an Investor becomes aware that it:

(a)	has breached Sanctions Law;

(b)	has received any reports or complaints alleging the same;

(c)	becomes aware of any investigation or inquiry relating to the same, whether by a regulator, auditor, supplier, customer or other person; or

(d)	has otherwise breached this Clause 40,

the Company, UK PLC or the Investor (as applicable) will, to the extent permitted by applicable Law, promptly notify the Company, UK PLC and the Investors in writing (save any Investor to whom the breach, allegations, investigation or inquiry relates) and will take reasonable steps to investigate, address and remedy such breach or issue. The Investors agree to take reasonable steps to cooperate with each other to conduct any related investigation or remediation.

40.8

Each Investor shall promptly notify Topco and the other Investors in writing if it, or any Director nominated for appointment by it, its Investor Group or appointed by its Relevant Appointer (as applicable), becomes a Sanctioned Person.

Sanctioned Investors

40.9

If an Investor becomes a Sanctioned Person or in the reasonable opinion of Topco there is, or would be a risk of Topco or any of the Investors being in breach of Sanctions Law were an Investor to exercise or benefit from its rights under this Agreement (in either case in relation to the relevant Investor, a Sanctions Event, and the relevant Investor being the Sanctioned Investor), it agrees that, for so long as the Sanctions Event persists:

(a)	all of its rights pursuant to this Agreement shall be suspended and the Sanctioned Investor shall not be entitled to exercise any rights under it, including but not limited to:

(i)

rights pursuant to Clauses 3 (New Issues of Shareholder Instruments), 5 (Directors and management), 8 (Investor Reserved Matters), 9 (Deadlock), 12 (Distributions), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along), 23 (Block Trades), 26 (Indian IPO and Exit) and 27 (Default and Trigger Events);

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(ii)

the right to vote or give its consent in respect of: (A) any decision, approval or resolution relating to Topco; or (B) any other matter that would otherwise require the consent of the Sanctioned Investor, (whether or not such decision, approval, resolution or matter would constitute an Investor Reserved Matter) and, where relevant, the Sanctioned Investor and the Shareholder Instruments held by the Sanctioned Investor shall be disregarded in calculating the level of approval or the votes required in order to pass or obtain the relevant decision, approval or resolution (and the definitions in this Agreement including, but not limited to, Investor Majority Consent, Investor Super Majority Consent and Equity Proportion shall be read accordingly as excluding any Sanctioned Investor and disregarding their holding of Shareholder Instruments); and

(iii)

the right to be counted in the quorum for any General Meeting (and the quorum requirements in Clauses 6.5 and 6.6 shall be adjusted as necessary so as not to require the presence of any Sanctioned Investor);

(b)	it shall not exercise any voting or other rights (whether directly or through, or as, a proxy) attached to any Shareholder Instruments as a matter of Law or pursuant to the Articles;

(c)

all actions and decisions taken by Topco and/or the other Investors pursuant to the terms of this Agreement and in reliance upon this Clause 40.9 which may otherwise have required the participation of any Sanctioned Investor shall be valid, and the Sanctioned Investor irrevocably waives any right to challenge the validity of any such actions or decisions;

(d)

it shall irrevocably waive any right to challenge the validity of any resolution of Topco passed by the shareholders (or any action taken by Topco or the other Investors in reliance upon, or in connection with, such resolution) on grounds that the resolution disregards, or does not include, any votes of any Sanctioned Investor (whether purported to be cast or not); and

(e)	it shall not Transfer any Shareholder Instruments save:

(i)	where prior Investor Super Majority Consent has been obtained and Topco has obtained a Sanctions Opinion in relation to such Transfer; or

(ii)

where it is a Dragged Investor Transferring Shareholder Instruments in accordance with Clause 22 (Drag Along) and the Dragging Shareholder(s) has obtained a Sanctions Opinion in relation to such Transfer.

40.10	Immediately upon:

(a)

an Appointing Person becoming a Sanctioned Investor, any appointment and power of attorney granted by that Appointing Person to the relevant Appointed Person pursuant to Clause 38 (Holdings by members of an Investor Group) shall terminate (provided that, for the avoidance of doubt, any appointment and power of attorney granted to the Appointed Person by other members of the Appointing Person’s Investor Group which is not itself a Sanctioned Person shall remain unaffected and continue in force); and

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(b)

an Appointed Person becoming a Sanctioned Investor, any appointment and power of attorney granted by any relevant Appointing Person(s) to the relevant Appointed Person pursuant to Clause 38 (Holdings by members of an Investor Group) shall terminate.

40.11	For the avoidance of doubt, the parties acknowledge and agree that, as a result of the operation of this Clause 40, any provision of this Agreement:

(a)

that refers to any right of the Investors shall be read as referring only to Investors that are not Sanctioned Investors (and accordingly, the performance of any obligation, or the exercise of any right, in this Agreement by Topco and/or any Investor that is not a Sanctioned Investor which recognises only the rights held by Investors that are not Sanctioned Investors will be treated as the full performance of the relevant obligation, or the valid exercise of the relevant right, by those persons);

(b)

that refers to the relative holdings of Shareholder Instruments or other rights as between the Investors (including but not limited to where the term Equity Proportion is used) shall be read as referring only to the relative holdings of Shareholder Instruments or other rights as between the Investors that are not Sanctioned Investors; and

(c)

that obliges an Investor to exercise its rights in relation to Topco or as a holder of Shareholder Instruments so as to procure a particular action or outcome shall not apply to any Sanctioned Investor, save where it is an obligation related to the Transfer of Shareholder Instruments by a Sanctioned Investor in the circumstances described in Clause 40.10(b).

Removal of Directors

40.12

If a Director is or becomes a Sanctioned Person, the Investor Group or Relevant Appointer thereof (as applicable) that nominated that Director for appointment shall be deemed to have immediately notified:

(a)	prior to Collapse Closing, UK PLC; and

(b)	from Collapse Closing, the Company,

to request the removal of such Director.

40.13	If an Investor is or becomes a Sanctioned Person, that Investor (or that Investor’s Investor Group or Relevant Appointer, as applicable) shall be deemed to have immediately notified:

(a)	prior to Collapse Closing, UK PLC; and

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(b)	from Collapse Closing, the Company,

to request the removal of all Directors nominated for appointment by it pursuant to Clause 5 (Directors and management).

Overcoming the Sanctions Event

40.14

Following the date on which a Sanctions Event first occurs (the Sanctions Event Date), the Sanctioned Investor shall, in good faith and to the extent permitted by Sanctions Law, liaise with the other Investors and Topco to find a mutually acceptable means (in their respective absolute discretions) of overcoming the Sanctions Event and enabling the Group to continue to be operated, and the Business to be conducted, in accordance with this Agreement.

40.15

If the Investors (including the Sanctioned Investor) and the Company or UK PLC (as applicable) fail to reach a mutually acceptable means (in their respective absolute discretions) of overcoming the Sanctions Event within 30 Business Days of the Sanctions Event Date, the other Investors may require the Sanctioned Investor to Transfer all of their Shareholder Instruments (the Suspended Shareholder Instruments), subject to the terms of Clause 20 (Right of First Offer) and in accordance with Clause 40.9(e)(i):

(a)	to such party or parties as they determine;

(b)	by such date as they may reasonably direct; and

(c)	subject to Clause 40.17, for consideration equal to their Fair Market Value as at the time of transfer.

40.16

If the payment of consideration in accordance with Clause 40.15(c) would be prohibited by any Sanctions Law, the Company or UK PLC (as applicable) shall in good faith liaise with the Sanctioned Investor to find a mutually acceptable means (in their respective absolute discretions) of paying the consideration. For the avoidance of doubt, in complying with this obligation no Investor (other than any Sanctioned Investor) shall be required to:

(a)	incur any material costs;

(b)	undertake any activities which would, or would be likely to, have a material adverse effect (including as to reputation) on itself, Topco or the Business; or

(c)	breach any applicable Sanctions Law or contractual obligation.

40.17

If, on the tenth anniversary of the transfer of the Suspended Shareholder Instruments, a mutually acceptable means of paying the consideration has not been found, the relevant transferee(s) shall cease to have any obligation to pay any consideration (or any accrued and unpaid distributions or similarly accrued monies) to the relevant Sanctioned Investor or any other party for, or in relation to, the Suspended Shareholder Instruments.

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41.	Costs and interest

41.1

Except as set out in Clause 41.2 and as otherwise provided in this Agreement, each of the Investors shall be responsible for its own costs, charges and expenses (including Tax) incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.

41.2	The costs of and incidental to:

(a)	the reorganisation of the Group to implement the PLC Collapse, including the issuance to Investors of any Shareholder Instruments prior to the date that is 12 months after the Closing Date;

(b)	any eventual Winding-Up; and

(c)

the preparation, negotiation and implementation of this Agreement and the take-private of UK PLC (the Transaction) and any other agreement, document or transactions that reasonably relates to and directly facilitates the implementation of the Transaction (including in relation to the proposed aborted transaction relating to the Company in 2025 to the extent that such preparation and negotiation reasonably relates to and facilitates the implementation of this Agreement and Transaction);

(together, the Transaction Costs); and

(d)

defending and settling any litigation brought or threatened by any third party against any Investor in relation to the Transaction other than any Excluded Claim Costs (the Litigation Costs and together with the Transaction Costs, the Reimbursable Costs), provided that:

(i)

any Litigation Costs (excluding, for the avoidance of doubt any Excluded Claim Costs) incurred by or on behalf of any member of the Founder Investor Group in relation to the Transaction (the Founder Litigation Costs) shall not count towards, or be subject to, the Reimbursable Costs Cap, the Transaction Costs Cap or any pro rata allocation under this Clause 41.2, and shall be reimbursed in full in accordance with Clause 41.2(e); and

(ii)

if UK PLC or the Company (as applicable) has paid, borne or reimbursed any costs, fees or expenses in respect of any litigation that is subsequently determined, admitted or agreed (whether by judgment, settlement or otherwise) to constitute, in whole or in part, an Excluded Claim Cost, the relevant Bad Act Investor Group shall, on demand, repay to UK PLC or the Company (as applicable) an amount equal to such costs, fees or expenses (or, where only part of the relevant litigation constitutes an Excluded Claim Cost, the proportion of such costs, fees or expenses reasonably attributable to that part),

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shall each be borne and paid by UK PLC or the Company (as applicable), provided that:

(e)

upon completion of the re-registration of UK PLC as a private company, UK PLC or the Company (as applicable) shall reimburse each member of the Consortium and each Continuing Investor that holds an aggregate Equity Proportion of 5 per cent or more as at Closing in respect of any Reimbursable Costs properly and reasonably incurred by or on behalf of such person, provided that:

(i)	the aggregate amount payable by UK PLC or the Company (as applicable) in respect of:

(A)	Reimbursable Costs (excluding any Founder Litigation Costs) pursuant to this Clause 41.2(e) shall not exceed USD 60,000,000 (the Reimbursable Costs Cap); and

(B)	Transaction Costs (for the avoidance of doubt excluding any Litigation Costs referred to in Clause 41.2(d)) pursuant to this Clause 41.2(e) shall not exceed USD 40,000,000 (the Transaction Costs Cap);

(ii)

the amount reimbursed to any Investor (including, for the avoidance of doubt, the Founder Investor Group but excluding any Founder Litigation Costs) pursuant to this Clause 41.2(e) shall not exceed the lower of: (A) the amount of Reimbursable Costs (excluding any Founder Litigation Costs) properly and reasonably incurred by or on behalf of such Investor; and (B) such Investor’s pro rata share of the Reimbursable Costs Cap, calculated by reference to its Equity Proportion as at the Closing Date, provided that (x) the amount reimbursed to any Investor in respect of Transaction Costs (for the avoidance of doubt, excluding any Litigation Costs referred to in Clause 41.2(d)) shall not in any event exceed such Investor’s pro rata share of the Transaction Costs Cap, calculated by reference to its Equity Proportion as at the Closing Date; and (y) the Founder Investor Group shall be reimbursed in full for all Founder Litigation Costs properly and reasonably incurred by or on behalf of it, without regard to the Reimbursable Costs Cap, the Transaction Costs Cap or any pro rata allocation under this Clause 41.2(e); and

(iii)

to the extent that the Reimbursable Costs properly and reasonably incurred by or on behalf of any Investor are less than such Investor’s pro rata share of the Reimbursable Costs Cap (or, as the context requires, the Transaction Costs Cap) as determined pursuant to Clause 41.2(e)(ii), the resulting unused portion of such Investor’s pro rata share of the Reimbursable Costs Cap or the Transaction Costs Cap (as applicable) shall not be reallocated, applied or otherwise made available to increase the amount reimbursable to any other Investor, save that nothing in this Clause 41.2(e)(iii) shall restrict or limit the reimbursement in full of Founder Litigation Costs pursuant to Clause 41.2(e)(ii).

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41.3	Notwithstanding anything to the contrary in this Agreement, if:

(a)

any deduction or withholding in respect of Tax is required by Law from any reimbursement payment required to be made by UK PLC or the Company (as applicable) pursuant to Clause 41.2, UK PLC or the Company (as applicable) shall pay the payee such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding; and

(b)

UK PLC or the Company (as applicable) is required to account to a Tax Authority for VAT under a reverse charge mechanism in respect of any reimbursement payment required to be made by UK PLC or the Company (as applicable) pursuant to Clause 41.2, the amount of the reimbursement payment shall not be reduced to take account of such VAT, and UK PLC or the Company (as applicable) shall bear any cost of such VAT.

41.4

All payments between the parties under this Agreement shall be in US dollars, unless otherwise provided for in this Agreement. Payments under this Clause 41 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

41.5

If any party fails to pay any amount due and payable by it under this Agreement or under any arbitral award in connection with this Agreement, such party shall pay the party to whom the sum was due interest on any overdue amount at the higher of:

(a)	the Default Rate on the due date for payment; and

(b)	the rate (if any) fixed or payable under any arbitral award in connection with this Agreement,

with such amount accruing daily from (and including) the due date for payment up to (and including) the actual date of payment and compounding at quarterly intervals.

41.6

For the purposes of calculating the amount of any payment under this Agreement, any amounts which are to be included in any such calculation which are expressed in a currency other than US dollars shall be converted into US dollars at the Exchange Rate as at the Closing Date or the date on which the relevant payment is due.

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42.	Whole agreement

42.1

This Agreement and the Transaction Documents together set out the whole agreement between the parties in respect of Topco and the Business and supersede any previous draft, agreement, arrangement or understanding between them, whether in writing or not, relating to it. In particular it is agreed that:

(a)

no party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking, made by or on behalf of any other party (or any of its Representatives) in relation to Topco and the Business that is not expressly set out in this Agreement or any other Transaction Document;

(b)

any terms or conditions implied by Law in any jurisdiction in relation to Topco and the Business are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no party (nor any of its Representatives) shall owe any duty of care or have any liability in tort or otherwise to any other party (or its respective Representatives) in relation to Topco and the Business.

42.2	Nothing in Clause 42.1 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

42.3	Each party agrees to the terms of this Clause 42 on its own behalf and as agent for each of its Representatives.

43.	Legal Relationship

43.1

Nothing in this Agreement (or any of the arrangements contemplated by it) is or shall be deemed to constitute a partnership (or association of persons or joint ventures) between the Investors nor, except as may be expressly set out in it, shall any party be constituted as the agent of the other for any purpose.

43.2

Except as expressly set out in this Agreement, no party is the agent, employee or representative of any other party, and no party has the power to incur any obligations on behalf of, or pledge the credit of, any other party.

44.	Assignment

No party may assign, transfer, charge or otherwise deal with any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, in whole or in part, unless otherwise stated in this Agreement. Any purported assignment in contravention of this Clause 44 shall be void.

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45.	Variations

45.1	No variation of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of:

(a)

Topco and the Controlling Investor Group, subject to first having obtained Investor Super Majority Consent and the consent of any Investor Group which, as at Closing, holds an aggregate Equity Proportion of 5 per cent or more; or

(b)	to the extent such variations are immaterial and purely administrative or technical in nature, Topco and the Controlling Investor Group, subject to first having obtained Investor Majority Consent,

except that (i) a variation of any provision of this Agreement which only affects the respective rights and obligations of the Investors as between themselves does not need Topco’s agreement; and (ii) if any variation adversely impacts the Founder Group, then the prior written consent of the Founder to such amendment shall be required (if not already provided pursuant to Clause 45.1(a) or (b) above).

45.2	If this Agreement is varied:

(a)	the variation shall not constitute a general waiver of any provisions of this Agreement;

(b)	the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and

(c)	the rights and obligations of the parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.

46.	Invalid terms

46.1	Each of the provisions of this Agreement is severable.

46.2	If and to the extent that any provision of this Agreement:

(a)	is held to be, or becomes, invalid or unenforceable under the Law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable. All other provisions of this Agreement shall remain in force.

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46.3

The parties shall negotiate in good faith to amend or replace any invalid, void or unenforceable provision with a valid, binding and enforceable substitute provision or provisions, so that, after the amendment or replacement, the commercial effect of the Agreement is as close as possible to the effect it would have had if the relevant provision had not been invalid, void or unenforceable.

47.	Enforceability, rights and remedies

47.1

Any waiver of, or election whether or not to enforce, any right or remedy provided under or pursuant to this Agreement or by Law must be in writing, and no waiver or election shall be inferred from a party’s conduct. Any such waiver shall not be, or be deemed to be, a waiver of any subsequent breach or default.

47.2

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or by Law shall impair such right or remedy or operate or be construed as a waiver or variation of it or be treated as an election not to exercise such right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

47.3

A party that waives a right or remedy provided under this Agreement or by Law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

47.4

The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under Law.

47.5

The Representatives specified in Clause 42 (Whole agreement) shall have the right to enforce the relevant terms of that Clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to:

(a)	the rights of the parties to amend or vary this Agreement without the consent of any Representative; and

(b)	the other terms and conditions of this Agreement.

47.6

Save as set out in Clause 47.5, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.

47.7

Unless expressly provided otherwise in this Agreement, the liability of each of the parties under this Agreement shall be several and not joint and several, save where there is more than one party in an Investor Group, in which case the liability of the parties from that Investor Group shall be joint and several.

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48. Further assurances

General

48.1	So far as it is legally able, each Investor, acknowledging its commitment to the success of the joint venture and the Business as a whole, shall procure that:

(a)	its rights as a holder of Shareholder Instruments; and

(b)	the rights of the Directors nominated by it or its Relevant Appointer (subject to Law and the Directors’ duties and obligations thereunder),

are exercised in a manner, and that it and they shall act, so as to ensure that: (i) the provisions of this Agreement (and any other Transaction Documents) are completely and punctually fulfilled, observed and performed by it or its Investor Group; and (ii) the Directors nominated by it or its Relevant Appointer do not act inconsistently with this Agreement (and any other Transaction Documents).

Support undertakings

48.2

Subject to any written consent(s) required under this Agreement having been obtained and any Requisite Approval having been granted in accordance with Clause 8 (Investor Reserved Matters), so far as they are legally able, Topco shall (and each Investor shall, so far as it is legally able, exercise its voting rights and powers (direct or indirect) as a shareholder of Topco and its rights under this Agreement to ensure that Topco shall) exercise its rights with respect to each Group Member, to procure the passing of all necessary resolutions or approvals required to give effect to the provisions of this Agreement, including, for the avoidance of doubt: (i) the issue or grant of Shareholder Instruments in accordance with Clause 3 (New Issues of Shareholder Instruments); (ii) facilitating the procedure set out in Schedule 2 (Emergency funding procedure); (iii) the carrying out of any action or decision in respect of which Requisite Approval has been granted; (iv) the election of Directors nominated pursuant to Clause 5 (Directors and management); and (v) any distribution by Topco made in accordance with Clause 12 (Distributions).

Anti-circumvention

48.3

Each Investor shall not, and shall procure that the other members of its Investor Group shall not, employ any device or technique or participate in any transaction designed to directly or indirectly circumvent, avoid, evade or otherwise frustrate the intent, purpose or application of any provision of this Agreement, including, for the avoidance of doubt, Clauses 18 (Restrictions on Transfer), 19 (Provisions applying to all Transfers), 20 (Right of First Offer), 21 (Tag Along), 22 (Drag Along) or 23 (Block Trades), or any of the Schedules referred to therein, and each of the Investors shall, so far as it is legally able, exercise their rights in relation to their Investor Group to procure that all members of their Investor Group comply with the terms of this Agreement that are applicable to them.

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Controller obligations

48.4

Each Approved Parent that is a party to this Agreement shall ensure that the members of its Investor Group perform its respective obligations under this Agreement. The liability of an Approved Parent under this Clause 48.4 shall not be discharged, or impaired by any amendment to or variation of this Agreement, any release of or granting of time or other indulgence to any member of its Investor Group or any third party or any other act, event or omission which but for this Clause 48.4 would operate to impair or discharge the liability of such Approved Parent under this Clause 48.4.

48.5

Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

Compliance with Articles and UK PLC Articles

48.6

Subject to Clause 48.7, each of the parties agrees that it shall comply with, and fully and punctually perform any obligations to which it is subject under, the Articles and the UK PLC Articles. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) each other Group Member shall comply with, and fully and punctually perform any obligations to which it is subject under such Group Member’s constitutional documents.

48.7

If this Agreement conflicts with the Articles, the UK PLC Articles or the constitutional documents of any other Group Member, this Agreement shall, to the extent permitted by Law, prevail as between the parties to the extent of the inconsistency, other than in respect of any right to appoint or remove a Director, in which case the UK PLC Articles (until Collapse Closing) or the Articles (following Collapse Closing) shall prevail to the extent of the inconsistency. Topco shall, so far as it is legally able, procure that (and each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) the Articles, the UK PLC Articles and the constitutional documents of any other Group Member are, where necessary, amended to give effect to the provisions of this Agreement (including by adopting an amended form of Articles and/or UK PLC Articles to reflect any amendments to this Agreement).

Topco obligations

48.8

Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member to procure that (and, unless the Investors agree otherwise in writing, each of the Investors shall, so far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it as a shareholder in Topco or under this Agreement to ensure that) each Group Member conducts its businesses:

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(a)	subject to the restrictions and approval rights with respect to Investor Reserved Matters, as if the provisions of Clause 8 (Investor Reserved Matters) apply directly to it; and

(b)	subject to Clause 48.7, otherwise in accordance with the constitutional documents of that entity as adopted or amended from time to time in accordance with this Agreement.

48.9

Neither the Company nor UK PLC is bound by any provision of this Agreement to the extent that it constitutes an unlawful fetter on any of its statutory powers. This shall not affect the validity of the relevant provision as between the other parties to this Agreement.

Successors

48.10

The parties agree that if the Company undergoes any process of reconstruction or amalgamation other than in respect of an Indian IPO (whether or not involving the liquidation of the Company), to the extent such party continues to be a shareholder in relation to such reconstructed or amalgamated entity, each of the parties’ rights and obligations pursuant to this Agreement in relation to the Company shall constitute rights and obligations in relation to such reconstructed or amalgamated entity.

49.	Counterparts[1]

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart by email attachment shall be an effective mode of delivery.

50.	Governing law

This Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English Law.

51. Dispute Resolution LCIA Arbitration

51.1

Subject to Clause 26.21 any Disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered under the LCIA Rules, which Rules are deemed to be incorporated by reference to this Clause 51.

[1]

Note: If a large number of shareholders choose to roll, we would suggest including a manager’s representation construct where the Company (acting through its board or management) makes a set of representations to the Investors in respect of the business, financial condition and affairs of the Group.

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51.2	The seat of arbitration shall be London.

51.3	The arbitral proceedings shall be conducted in English.

51.4

The tribunal shall consist of three arbitrators (the Tribunal). The parties to the Dispute shall each be entitled to nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate a single arbitrator. The third arbitrator, who shall be the presiding arbitrator on the Tribunal, shall be nominated by agreement of the two party-nominated arbitrators or, if they fail to agree on a nomination within 30 calendar days of the nomination date of the second arbitrator, the third arbitrator shall be selected and appointed by the LCIA Court.

51.5

Subject to Clause 51.6 below, the parties to the Dispute shall equally share the costs of the arbitration (including the Tribunal’s fees and expenses, the LCIA Court’s administrative fees and expenses, the costs of expert advice and of other assistance required by the Tribunal, and the cost of any hearing venue), but shall bear the costs and expenses of their own legal counsel and any respective party-appointed expert(s) engaged for the purposes of the arbitration.

51.6

The parties agree that the Tribunal shall have the power to allocate the costs of the arbitration between the parties to the Dispute. The Tribunal shall also have the power to order that all or part of a party’s reasonable legal or other costs (including reasonable fees and expenses of legal counsel engaged by the parties for the purposes of the arbitration) be paid by another party to the Dispute.

51.7	The Tribunal shall have the power to award interest up to the date of the payment of the award.

51.8

Nothing in this Clause 51 shall prevent any party from seeking interim relief from any competent court in support of the arbitration proceedings at any time, whether before or after the constitution of the Tribunal.

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Schedule 1

Pre-emption on Issue

Pre-emption procedure

1.

Subject to Clause 27.4(b), if a Group Member proposes to issue or grant New Shareholder Instruments in accordance with Clause 3 (New Issues of Shareholder Instruments), save where Clause 3.3 applies, the Investors shall, so far as they are legally able, exercise their rights as holders of Shareholder Instruments, and Topco shall, so far as it is legally able, exercise its rights with respect to each Group Member, so as to procure that:

(a)

the New Shareholder Instruments shall be offered for subscription in cash and on the same terms to each Investor and each Award Holder (each a Pre-emption Participant), with each Pre-emption Participant being offered its Pre-emption Proportion (or as nearly as may be) in each case (as at the close of business on the day which is two Business Days prior to such offer) on the basis that each Pre-emption Participant may take up (or nominate any Permitted Affiliate Transferee to take up) all, or part or none of the New Shareholder Instruments offered to it (and if a Pre-emption Participant so nominates a Permitted Affiliate Transferee, references in this Schedule 1 (Pre-emption on Issue) to Shareholder Instruments being issued or granted to that Pre-emption Participant shall be construed accordingly);

(b)

subject to the aggregate subscription price per New Shareholder Instrument (the Subscription Price) having been determined in accordance with paragraph 4 of this Schedule 1 (Pre-emption on Issue) below, each offer shall be made by written notice from the relevant Group Member (the Issue Notice) specifying:

(i)	the number of New Shareholder Instruments to which the relevant Pre-emption Participant is entitled (such Pre-emption Participant’s Issue Entitlement);

(ii)	the Subscription Price (established in accordance with paragraph 4 of this Schedule 1 (Pre-emption on Issue) below);

(iii)	any other material terms of issue; and

(iv)

the time (being not less than 20 Business Days from the date of the Issue Notice) within which the offer (if not irrevocably accepted in writing) will be deemed to have been declined (the Pre-emption Period);

(c)

each Pre-emption Participant who irrevocably accepts the offer (in respect of all or some of the New Shareholder Instruments offered to it) in accordance with paragraph 1(b) of this Schedule 1 (Pre-emption on Issue) shall, in addition to such acceptance, confirm either:

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(i)

that it would irrevocably accept, on the same terms, New Shareholder Instruments (specifying a maximum number) that are not accepted by other Pre-emption Participants (Excess New Shareholder Instruments); or

(ii)	that it would not accept any Excess New Shareholder Instruments,

(and, if a Pre-emption Participant who accepts the offer fails to give a confirmation in the terms of paragraph 1(c)(i) or (ii) of this Schedule 1 (Pre-emption on Issue), it shall be deemed to have made a confirmation in the terms of (ii) of this Schedule 1 (Pre-emption on Issue));

(d)	any Pre-emption Participant who does not accept the offer within the Pre-emption Period shall be deemed to have irrevocably declined the offer in full;

(e)

Excess New Shareholder Instruments (if any) shall be allocated to each Pre-emption Participant who has indicated that it shall accept Excess New Shareholder Instruments, pro rata to the Pre-emption Proportions of all those Pre-emption Participants who have indicated that they would accept Excess New Shareholder Instruments (provided that no Pre-emption Participant shall be allocated more than the maximum number of Excess New Shareholder Instruments that it has indicated it is willing to accept);

(f)

if, after the first allocation of Excess New Shareholder Instruments, there remain Excess New Shareholder Instruments which have not been allocated and one or more Pre-emption Participants have indicated in their response to the Issue Notice that they would accept more Excess New Shareholder Instruments than they have been allocated (the Remaining Pre-emption Participants), the remaining Excess New Shareholder Instruments shall be allocated to the Remaining Pre-emption Participants pro rata to the Pre-emption Proportions (or as nearly as may be) of the Remaining Pre-emption Participants, and Excess New Shareholder Instruments shall continue to be allocated on this basis until either: (A) all Excess New Shareholder Instruments are allocated; or (B) all requests for Excess New Shareholder Instruments have been satisfied (provided, in each case, that no Pre-emption Participant shall be allocated more than the maximum number of Excess New Shareholder Instruments that it has indicated it is willing to accept); and

(g)

where any allocation of New Shareholder Instruments pursuant to this Schedule 1 (Pre-emption on Issue) would result in a fractional allotment of New Shareholder Instruments, the board of the relevant Group Member may, in its absolute discretion, round up or down such fractional allotments so that the offers or allotments of New Shareholder Instruments by the relevant Group Member are of whole numbers of New Shareholder Instruments (totalling the number of New Shareholder Instruments for which the Requisite Approval for the issue or grant thereof has been obtained).

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Issue of New Shareholder Instruments

2.

Subject to paragraph 3 of this Schedule 1 (Pre-emption on Issue) below, promptly after completion of the allocation process pursuant to this Schedule 1 (Pre-emption on Issue), the relevant Group Member shall, upon receipt of the aggregate Subscription Price for the New Shareholder Instruments, allot and issue (credited as fully paid) or grant (as applicable) the New Shareholder Instruments, enter the relevant allottees in the relevant register and complete and despatch to the relevant allottee(s) certificates for the New Shareholder Instruments.

Mandatory Consents

3.

If any Mandatory Consents are required for the issue or grant of New Shareholder Instruments to any person in accordance with this Schedule 1 (Pre-emption on Issue) (Restricted Shareholder Instruments), such issue or grant shall complete within 10 Business Days of the Mandatory Consents being obtained, but if the issue or grant has not completed on or prior to the date which is six months from the end of the Pre-emption Period (or such extended period as may be agreed in writing between that Pre-emption Participant and Topco) (such date being, in each case, the Issue Longstop Date), then:

(a)

the Issue Notice served in respect of the New Shareholder Instruments shall lapse and cease to be effective to the extent it relates to the Restricted Shareholder Instruments and, as soon as reasonably practicable after the Issue Longstop Date, the Restricted Shareholder Instruments shall be offered for subscription to each Pre-emption Participant who had originally accepted the offer to subscribe for the New Shareholder Instruments and paragraphs 1 to 3 of this Schedule 1 (Pre-emption on Issue) shall apply mutatis mutandis to such offer of Restricted Shareholder Instruments (save that the Pre-emption Participant who failed to obtain the requisite Mandatory Consent for the issue or grant of New Shareholder Instruments prior to the Issue Longstop Date shall be excluded from such offer); and

(b)

if the issue or grant of the Restricted Shareholder Instruments is then not completed by the date one month from the end of the Pre-emption Period applicable to such issue or grant, the Issue Notice served in respect of the Restricted Shareholder Instruments pursuant to paragraph 3(a) of this Schedule 1 (Pre-emption on Issue) shall lapse and cease to be effective.

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Subscription Price

4.

The Subscription Price in respect of any allocation of New Shareholder Instruments pursuant to this Schedule 1 (Pre-emption on Issue) shall be their Fair Market Value as at the date of the Issue Notice, provided that the Subscription Price shall never be less than is required by applicable Law and shall be adjusted upwards if required in order to ensure compliance with applicable Law.

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Schedule 2

Emergency funding procedure

Emergency funding requirements

1.	For the purposes of this Schedule 2 (Emergency Funding procedure), an Emergency Funding Situation means:

1.1	in the reasonable opinion of the Board, any of the following occurs or is reasonably likely to occur in respect of any Group Member:

(a)	it is, or is deemed for the purposes of any Law to be, unable to pay its debts or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

(d)	it suspends making payments on any of its debts or announces an intention to do so; or

(e)	a moratorium is declared in respect of any of its indebtedness; or

1.2

any corporate action, legal proceeding or other procedure or step is taken or proposed to be taken in relation to or with a view to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Member or any analogous procedure or step is threatened or taken in any jurisdiction, provided that the foregoing shall not apply to any such procedure that, in the reasonable opinion of the Board, is frivolous or vexatious or likely to be discharged, stayed or dismissed, provided that a refinancing or proposed refinancing of indebtedness incurred under any Finance Agreement shall not constitute an Emergency Funding Situation.

2.

If the Board, acting in good faith, considers that there is a material risk of an Emergency Funding Situation arising, the Board shall promptly notify the Investors in writing of the circumstances giving rise to, or which threaten to give rise to, the Emergency Funding Situation (such notice being an Emergency Funding Notice), and together with such notice or as soon as practicable thereafter, details of any proposed fundraising from Investors in the form of an issue or grant of Shareholder Instruments.

3.

If the Board serves an Emergency Funding Notice on the Investors in accordance with paragraph 2 of this Schedule 2 (Emergency Funding procedure), the Board may (acting in good faith and in the best interests of Topco) resolve to issue or grant New Shareholder Instruments otherwise than in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) provided that in the reasonable opinion of the Board, acting in good faith and in the best interests of Topco, further financing is required to avoid, mitigate or remedy an Emergency Funding Situation.

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Procedure

4.	If the Board resolves that an event is an Emergency Funding Situation pursuant to paragraph 1 of this Schedule 2 (Emergency Funding procedure) above:

(a)

the Board may resolve to issue or grant only such number of New Shareholder Instruments as would, in the Board’s reasonable opinion, cure or avoid the relevant Emergency Funding Situation (Emergency Funding Issue);

(b)

the New Shareholder Instruments issued or granted shall be Shares, unless otherwise approved by the Board, in which case the parties shall (prior to the issue or grant taking effect) negotiate in good faith any amendments to this Agreement that are reasonably necessary to reflect the Shareholder Instruments to be issued or granted and use their respective reasonable endeavours to enter into an amended form of this Agreement reflecting such amendments;

(c)

the Investors shall first be offered an opportunity to subscribe (or to nominate a Permitted Affiliate Transferee to subscribe in its place), on the same terms, pro rata to their respective Pre-emption Proportions, for all or some of such New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue), save that, for the purposes of this paragraph 4 of this Schedule 2 (Emergency Funding procedure) the Pre-emption Period may be reduced to such shorter period as the Board may resolve, in which case the other provisions in Schedule 1 (Pre-emption on Issue) shall apply mutatis mutandis; and

(d)

the pricing of an Emergency Funding Issue shall be agreed by the Board, based on advice received by an appropriately qualified independent financial adviser and shall be in compliance with applicable Law.

Catch-up Option

5.	Subject to paragraph 6 of this Schedule 2, if any Investor:

(a)	elects not to participate in an Emergency Funding Issue; or

(b)	elects to participate in an Emergency Funding Issue but does not elect to subscribe for its entire Issue Entitlement,

(each, a Catch-up Investor) then, within 20 Business Days of completion of such Emergency Funding Issue, each Catch-up Investor may elect, by notice to Topco and each other Investor, to purchase (without regard to any pre-emption rights or rights of first offer, including as set out in Schedule 6 (Right of First Offer), or nominate a Permitted Affiliate Transferee to purchase in its place, from Investors who participated in the Emergency Funding Issue (Participating Investors) such number of New Shareholder Instruments, up to a maximum amount of its Issue Entitlement, that would, if exercised in full by each Catch-up Investor (together with its nominated Permitted Affiliate Transferee, if applicable), result in each Participating Investor and each Catch-up Investor holding the same Pre-emption Proportion it held immediately prior to the Emergency Funding Issue (the Catch-up Option).

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6.

If a Catch-up Investor elects to exercise a Catch-up Option pursuant to paragraph 5 above, the relevant Participating Investor(s) and Catch-up Investor (together with its nominated Permitted Affiliate Transferee, if applicable) and (if applicable) Topco shall complete the purchase (or, where determined by the majority of the Directors, additional issuance) of the New Shareholder Instruments which are subject to the Catch-up Option (in the same form as those New Shareholder Instruments issued to Participating Investors pursuant to the relevant Emergency Funding Issue), in consideration for the payment of the Catch-up Option Price by such electing Catch-up Investor, as soon as reasonably practicable following such election and, in any event, by no later than 90 days after the relevant Emergency Funding Issue, provided that such 90-day deadline shall only apply where the Catch-Up Investor is solely responsible for any delay in completing the purchase of the New Shareholder Instruments, failing which the Catch-up Option shall lapse.

7.	For the purposes of this Schedule 2, and subject to compliance with applicable Law, the Catch-up Option Price shall be the aggregate of:

(a)

the price per New Shareholder Instrument paid in respect of the Emergency Funding Issue by each Participating Investor (as determined in accordance with paragraph 4(d) above) multiplied by the number of New Shareholder Instruments to be purchased by (or issued or granted to) the Catch-up Investors pursuant to paragraph 6; and

(b)

a catch-up payment equal to 15 per cent per annum calculated on the basis of a daily rate of the aggregate price of the New Shareholder Instruments to be purchased by (or issued or granted to) the Catch-up Investors calculated in accordance with paragraph 7(a)) above.

8.	The Investors agree that from the date of the Emergency Funding Issue until the later of:

(a)	the date falling 20 Business Days after the Emergency Funding Issue; and

(b)

where any Investor elects to exercise a Catch-up Option pursuant to paragraph 5 above in relation to such Emergency Funding Issue, the date that all purchases of New Shareholder Instruments which are subject to such Catch-up Option(s) have completed or lapsed in accordance with paragraph 6, (the Emergency Funding Period), the Investors shall be considered to hold such number of Shareholder Instruments that they held immediately prior to the Emergency Funding Issue for the purposes of this Agreement.

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9.	Other than as provided in this Schedule 2, the Investors agree that no new Shareholder Instruments may be issued or granted pursuant to this Schedule 2 during an Emergency Funding Period.

10.	Clause 29 (Tax matters) shall apply in respect of the exercise of the Catch-up Option.

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Schedule 3

Investor Reserved Matters

Part A Investor Majority Matters

1.

Any Group Member entering into any merger, amalgamation or consolidation with any party other than another Group Member or acquiring (whether in a single transaction or series of transactions) any business (or any material part of any business) or any shares in any company or (where the funding requirements have not been provided for in the Business Plan) any assets where the value of that business or those shares or assets exceeds US$250m.

2.

Any Group Member entering into (whether in a single transaction or series of transactions) any sale, disposal, mortgage, pledge, Encumbrance, lease or conveyance of or over any assets, including any sale or disposal of shares or securities pursuant to (or as part of) an initial public offering and admission to trading on any stock exchange, where the value of the assets, shares or securities concerned exceeds US$250m.

3.	Any material amendment, modification or waiver of any provisions of the memorandum and articles of association, or equivalent constitutional documents, of Topco.

4.

Any Group Member borrowing money which would result in the aggregate borrowings of the Group being equal to or greater than 6.75 times: (i) the net debt of the Group, or (ii) EBITDA for the preceding twelve months (in each case, excluding (a) debt and corresponding EBITDA, if any, related to projects that are under construction or have been operational for less than one year, and (b) contributions from joint venture partners that comprise of CCD, OCD or NCD in accordance with applicable accounting standards), as determined by reference to the Group’s last reported financial statements;

5.

Any Group Member entering into, renewing, amending or waiving any right with respect to any transaction, contract or arrangement with any Investor or any of its Affiliates where such transaction contract or arrangement which the Board reasonably considers is valued at equal to or less than US$10m and which does not, when aggregated with all other transactions, contracts or arrangements entered into with the same Investor or any of its Affiliates in the same calendar year, exceed US$10m in aggregate.

6.

Any Drag Transfer involving a Qualifying Investor pursuant to Clause 22 where the Representative Index has fallen by more than ten per cent during the three-month period immediately preceding the proposed Drag Transfer date (a Material Market Disruption and such average for the Representative Index over such period, the MMD Representative Index Average), except where such Representative Index exceeds the MMD Representative Index Average by more than five per cent (a Market Recovery Threshold, such occurrence being a Market Recovery, and the period between the notice of such Material Market Disruption by the Dragging Shareholder(s) and the date of Market Recovery being the Material Market Disruption Period).

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7.	Appointing any Group Member’s auditors where such auditor is not one of KPMG, Deloitte, Ernst & Young or PricewaterhouseCoopers or any of their respective affiliated firms.

8.

Any restructuring of, or material change to, the Tax classification, Tax residency or jurisdiction of incorporation or domicile of any Group Member, where such restructuring or material change has a disproportionately adverse impact on the relevant Investor as compared to another.

Part B Investor Super Majority Matters

1.

Subject to Clause 3.1, the issue or grant of any Shareholder Instruments on a non-pro rata basis in or changing or varying the share capital of Topco or any other Group Member (including the creation of any new class of securities with preferential rights, a reduction of capital or a purchase or redemption of shares or a consolidation, sub-division, conversion or cancellation of any shares, and any issuance of Shareholder Instruments by way of share consideration in connection with an M&A transaction), save in connection with Clauses 3.3(a) to 3.3(f).

2.

Any amendment, modification or waiver of any provisions of this Agreement, the memorandum and articles of association, or equivalent constitutional documents, of any Group Member or any other material Transaction Document, where such alterations would have a materially adverse impact on the relevant Investor Group, excluding any such amendment, modification or waiver in connection with an Indian IPO, provided that it is conditional upon admission of the Shares to the relevant Indian Exchange in connection with the Indian IPO becoming effective.

3.	Modifying, varying or abrogating the terms of or any rights attaching to any Shareholder Instruments where such alterations would have a materially adverse effect on the rights of any Investor Group.

4.

Any proposal to wind up the Company or any other Group Member or other proceeding seeking liquidation, administration (whether out of court or otherwise), reorganisation, readjustment or other relief under any bankruptcy, insolvency or similar Law or the consent by the Company or any other Group Member to a decree or order for relief or any filing of a petition, application or document under such Law or to the appointment of a trustee, receiver, administrator (whether out of court or otherwise) or liquidator.

5.

Any Group Member entering into, renewing, amending or waiving any right with respect to any transaction, contract or arrangement with any Investor or any of its Affiliates where such transaction contract or arrangement which the Board reasonably considers is valued at more than US$10m or which, when aggregated with all other transactions, contracts or arrangements entered into with the same Investor or any of its Affiliates in the same calendar year exceeds US$10m in aggregate.

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6.

Any Group Member declaring or paying any dividend or distribution otherwise than in accordance with the terms of the Reorganisation Deed or the Distribution Policy or making any non-pro rata distribution otherwise than in accordance with the terms of the Reorganisation Deed, or any material amendment, modification or waiver of any provisions of the Distribution Policy.

For the purposes of paragraph 5 of Part A and paragraph 5 of Part B in this Schedule 3 only, references to “Affiliate” shall include any portfolio company of the relevant Investor’s Investor Group which is Controlled (directly or indirectly) by such Investor Group, notwithstanding that such portfolio company is not 100% owned by such Investor Group, and therefore the exclusion in paragraph (ii) of the proviso to the definition of “Affiliate” shall not apply for these purposes.

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Schedule 4

Board and management appointments

Appointments of Directors

1.

Subject to paragraph 5 of this Schedule 4 (Board and management appointments), the Board shall consist of the Directors nominated and appointed in accordance with Clause 5 (Directors and management), paragraph 2 of this Schedule 4 (Board and management appointments) and the Articles.

2.	Subject to paragraphs 4, 5 and 6 of this Schedule 4 (Board and management appointments), from the Closing Date:

(a)

until Collapse Closing, the Relevant Appointer of each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3(a) shall be entitled to appoint to the Board; and

(b)

from Collapse Closing, each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3(b) (it being understood that the purposes of this paragraph 2(b), this shall not include the Founder Investor Group) shall be entitled to nominate for appointment to the Board, in each case:

(i)	as many Directors as it determines in its complete discretion, for so long as: (A) such Appointer’s Relevant Appointing Investor Group; or (B) such Investor Group, as applicable, holds:

(A)	an aggregate Equity Proportion of more than 50 per cent; or

(B)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups; and

(ii)	one Director, for so long as: (A) such Appointer’s relevant Investor Group; or (B) such Investor Group, as applicable, holds an aggregate Equity Proportion of 10 per cent or more.

For the purposes of this paragraph 2, in the case of the CPPIB Investor Group, from Collapse Closing the rights in this paragraph 2 shall vest in CPPIB alone and not in any other member of the CPPIB Investor Group.

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3.

In connection with paragraph 2(b) above, each of the Investors shall vote at all meetings, sign such written resolutions, and take all other actions, including by voting or signing written resolutions in respect of its holding of Shares, so as to ensure that the nominees nominated for appointment by each Investor are elected, removed and/or appointed and maintained in office as Directors.

4.	Notwithstanding paragraphs 2 and 6 of this Schedule 4 (Board and management appointments), the Founder shall be a Director on the Board for so long as:

(a)

subject to paragraph 5 of this Schedule 4, the Founder Investor Group holds an aggregate Equity Proportion (for the purpose of this paragraph 4, as calculated after taking account of the number of Shares underlying any vested Equity Awards on a gross basis) of more than 2.5 per cent; and

(b)	the Founder is the CEO, the Vice Chair or the Chair,

5.

and if either of the above conditions are no longer satisfied the Founder shall be removed from his position as Director. If the Founder holds an aggregate Equity Proportion of 10 per cent or more he may nominate someone other than himself to be Director in his place. From the fifth anniversary of the Closing Date, for the purposes of calculating the Founder Investor Group’s aggregate Equity Proportion for paragraph 4 of this Schedule 4, each Award Holder will be deemed to have immediately exercised all such vested Equity Awards on a net settlement basis, and for the purposes of paragraph 4 of this Schedule 4 only, the “Equity Proportion” definition shall be interpreted on a fully diluted basis.

6.	If following the recommendation of the Strategic Options Committee, Board approval has been obtained to initiate the process of an Indian IPO:

(a)

prior to the Board approving the submission of the Draft Red Herring Prospectus, each Investor Group shall ensure that the Company shall be converted into a public limited company under Indian Law and is in compliance with all applicable provisions of the (Indian) Companies Act and the SEBI LODR in connection with the Indian IPO, including in relation to the composition of the Board and constitution or re-constitution of the Board committees; and

(b)

with effect from the Board approving the submission of the Draft Red Herring Prospectus (x) until Collapse Closing, the Relevant Appointer of each Investor Group that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Clause 5.3 shall be entitled to appoint to the Board; and (y) from Collapse Closing, each Investor Group shall be entitled to nominate for appointment to the Board, in each case:

(i)	as many Directors as it determines in its complete discretion, for so long as: (A) such Appointer’s Relevant Appointing Investor Group; or (B) such Investor Group, as applicable, holds:

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(A)	an aggregate Equity Proportion of 50 per cent or more; or

(B)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups; and

(ii)	one Director, for so long as: (A) such Appointer’s relevant Investor Group; or (B) such Investor Group, as applicable, holds an aggregate Equity Proportion of 10 per cent or more.

The Chair

7.

During the period commencing on the expiry of the Initial Chair Period and ending on the date of filing of the Draft Red Herring Prospectus of the Company with SEBI and Indian Exchanges (the Second Chair Period), the Chair shall be appointed (and removed) in accordance with paragraphs 8 to 9 of this Schedule 4 (Board and management appointments) and by giving written notice of such appointment (or removal) under Clause 5.3.

8.	During the Second Chair Period:

(a)	for so long as there is a Controlling Investor Group, the Chair shall be appointed (and removed) by the Approved Parent of the Controlling Investor Group; and

(b)	in other circumstances, the Chair shall be appointed (and removed) by the Directors from amongst themselves by simple majority decision.

9.

Any appointment or removal pursuant to paragraph 8 of this Schedule 4 (Board and management appointments) above shall, unless the notice indicates otherwise, take effect from the date the notice is received by the Company. Upon receipt of any such notice, the Company shall immediately notify each of the Investors in writing of such nomination for appointment or request for removal.

10.	During the period commencing on the expiry of the Second Chair Period, the Board shall appoint as Chair one of the independent directors appointed as Directors in accordance with Clause 5.39.

CEO

11.

From such time as the Successor CEO is appointed in accordance with Clause 5.15, the CEO shall be appointed by the Board, in accordance with the following procedure (unless otherwise agreed by the Board):

(a)

the NomRem Committee shall engage a reputable independent executive search agency (with suitable credentials) to compile a longlist of potential candidates, in each case meeting (in the reasonable opinion of the NomRem Committee) the CEO Criteria (the potential candidates identified by the independent executive search agency, together, the Potential CEO Candidates);

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(b)

the NomRem Committee shall, acting reasonably and in good faith, select and recommend to the Board for appointment as CEO a shortlist of candidates from those Potential CEO Candidates identified under sub-paragraph (a) above (the Recommended CEO Candidates);

(c)

the Board shall consult with each Investor Group which, as at Closing, holds an aggregate Equity Proportion of 12.5 per cent or more prior to the identification and appointment of the CEO (for the avoidance of doubt, such consultation right is not exercisable by any such Investor to the extent it undergoes a Change of Control, nor is it transferable to, any transferee of such Investor (other than a Permitted Affiliate Transferee); and

(d)

the Board shall, acting reasonably and in good faith, select from those Recommended CEO Candidates identified under sub-paragraph (b) above and nominate for appointment one candidate as the CEO for such initial term as determined by the Board, subject to applicable Law.

12.	The CEO may be removed by the Board.

13.	The CEO need not be a Director of the Company.

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Schedule 5

Board quorum

1.

In this Schedule 5 (Board quorum), in addition to the words and expressions defined in Schedule 15 (Definitions and Interpretation), the following words and expressions shall have the following meanings:

First Board Meeting has the meaning given to it in paragraph 2 of this Schedule 5 (Board quorum);

Quorum means, subject to applicable Law:

(a)

in respect of the First Board Meeting: (i) if at the relevant time there is a Controlling Investor Group, a majority of Directors are Directors nominated for appointment by, or appointed by the Relevant Appointer of (as applicable), the Controlling Investor Group; (ii) at least one Director nominated for appointment by, or appointed by the Relevant Appointer of (as applicable), each Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more; and (iii) if he is a Director, the Founder;

(b)	in respect of the Reconvened Board Meeting:

(i)

if at the relevant time there is a Controlling Investor Group, at least three Directors nominated for appointment by such Controlling Investor Group or appointed by its Relevant Appointer (as applicable); and

(ii)	in other cases, any two Directors; and

Reconvened Board Meeting has the meaning given to it in paragraph 2 of this Schedule 5 (Board quorum).

2.

If a Quorum is not present at a Board Meeting (a First Board Meeting) within 30 minutes from the time specified for the First Board Meeting, or if during the meeting a Quorum is no longer present, the meeting shall be adjourned for the Adjournment Period to the same place and time of day (a Reconvened Board Meeting).

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Schedule 6

Right of First Offer

ROFO Offer Notice

1.	The other provisions of this Schedule 6 (Right of First Offer) will not apply in respect of Transfers in accordance with Clauses 18.6(a), (b), (d), (h) or (i) and 23 (Block Trades).

2.

Save as referred to in paragraph 1 of this Schedule 6 (Right of First Offer) and subject to Clause 28.4(b), if any Investor or any member of its Investor Group that holds Shareholder Instruments from time to time other than an Investor that is a member of a Controlling Investor Group at the relevant time (the relevant party being the ROFO Seller) wishes to sell any Shareholder Instruments, the ROFO Seller must, at any time prior to entering into binding documentation to effect the sale, first give notice in writing (a ROFO Offer Notice) to the Appointed Person of any Controlling Investor Group (the ROFO Beneficiary).

3.

If more than one Investor from the same Investor Group wishes to sell Shareholder Instruments they may between them give a single ROFO Offer Notice in respect of all such Shareholder Instruments, in which case ROFO Seller, ROFO Shareholder Instruments and other terms and expressions used in this Schedule 6 (Right of First Offer), and this Schedule 6 (Right of First Offer) generally, shall be construed accordingly.

4.

Nothing in this Schedule 6 will prevent any ROFO Seller before giving a ROFO Offer Notice, from engaging advisers, seeking potential purchasers, entering into discussions or negotiations, or taking any other steps (other than entering into binding documentation to effect the sale), with a view to selling (whether by way of private sale(s) or through any form of marketed offering) any of its Shareholder Instruments to a third party or parties. However, after giving a ROFO Offer Notice, the ROFO Seller must comply with the relevant remaining provisions of this Schedule 6 (Right of First Offer) before entering into binding documentation to effect the relevant sale.

5.	A ROFO Offer Notice shall specify:

(a)	the number of Shareholder Instruments the ROFO Seller wishes to sell (the ROFO Shareholder Instruments); and

(b)	that the ROFO Beneficiary will have 60 days from the date of the ROFO Offer Notice (the ROFO Offer Period) in which to make an offer to purchase the ROFO Shareholder Instruments;

but may also (at the ROFO Seller’s option) include or append:

(c)	any asking price for each ROFO Shareholder Instrument that the ROFO Seller wishes to specify;

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(d)

any other material terms of sale that the ROFO Seller wishes to specify (the ROFO Terms) or alternatively a near final draft copy of the form of a sale and purchase agreement in relation to the proposed sale and transfer of the ROFO Shareholder Instruments (the ROFO SPA), provided that in either case the consideration structure for each ROFO Shareholder Instrument is, at the sole election of the ROFO Seller, either in cash consideration and/or Marketable Securities deliverable at closing; and

(e)	the identity of any third party or parties to which the ROFO Seller wishes to sell the ROFO Shareholder Instruments.

ROFO Beneficiary ROFO Notice

6.

The ROFO Beneficiary will be entitled by notice in writing to the ROFO Seller given within 45 days after the date of the ROFO Offer Notice (a ROFO Beneficiary ROFO Notice) to make an offer to acquire all (but not some only) of the ROFO Shareholder Instruments. A ROFO Beneficiary ROFO Notice shall:

(a)	state that the ROFO Beneficiary is offering to purchase and acquire all of the ROFO Shareholder Instruments;

(b)	state the price offered by it for each ROFO Shareholder Instrument, which must be in cash payable and/or Marketable Securities deliverable at closing (the ROFO Beneficiary ROFO Offer Price);

(c)

append a near final draft copy of the form of a sale and purchase agreement in relation to the proposed purchase and acquisition by the ROFO Beneficiary of the ROFO Shareholder Instruments (the ROFO Beneficiary ROFO SPA) which must:

(i)	if the ROFO Offer Notice specified any ROFO Terms but did not append a ROFO SPA:

(A)	include and reflect such ROFO Terms; and

(B)

otherwise be of a customary nature for a share transfer between shareholders and shall include warranties given by the ROFO Seller only in respect of authority, capacity, good title and ownership to the ROFO Shareholder Instruments; or

(ii)	if the ROFO Offer Notice appended a ROFO SPA, be substantially in the same form as such ROFO SPA except for:

(A)	any minor or legally required changes that it proposes;

(B)	any changes reasonably necessary to take account of the ROFO Beneficiary being the proposed purchaser of the ROFO Shareholder Instruments; and

(C)	any changes in the conditions to closing of the transaction to incorporate any Mandatory Consents given the identity of the ROFO Beneficiary as the proposed purchaser.

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7.

The giving of a ROFO Beneficiary ROFO Notice by the ROFO Beneficiary to the ROFO Seller shall constitute an irrevocable offer by the ROFO Beneficiary to purchase and acquire all of the ROFO Shareholder Instruments from the ROFO Seller for cash and/or Marketable Securities at the ROFO Beneficiary ROFO Offer Price and on the other terms set forth in the ROFO Beneficiary ROFO SPA (the ROFO Beneficiary ROFO Offer). A ROFO Beneficiary ROFO Notice, once given, may not be revoked.

8.

If a ROFO Beneficiary ROFO Notice is not given in accordance with paragraph 6 of this Schedule 6 (Right of First Offer) within the ROFO Offer Period, then the ROFO Seller will be entitled to sell and transfer the ROFO Shareholder Instruments to a third party or parties (whether by way of private sale(s) or through any form of marketed offering) on such terms as it chooses, unless either:

(a)	binding documentation to effect such sale and transfer is not entered into within nine months after the expiry of the ROFO Offer Period; or

(b)	if binding documentation is entered into within such period, the relevant sale and transfer is subsequently terminated,

in which case the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

Acceptance of the ROFO Beneficiary ROFO Offer

9.

The ROFO Seller will be entitled by notice in writing to the ROFO Beneficiary given within 60 days after the date of the ROFO Beneficiary ROFO Notice (a ROFO Acceptance Notice) to accept the ROFO Beneficiary ROFO Offer in respect of all (but not some only) of the ROFO Shareholder Instruments. The ROFO Acceptance Notice may append to it an amended version of the ROFO Beneficiary ROFO SPA indicating any minor or legally required changes that the ROFO Seller proposes be made. A ROFO Acceptance Notice, once given, may not be revoked.

10.	If a ROFO Acceptance Notice is given in accordance with paragraph 9 of this Schedule 6 (Right of First Offer), then:

(a)

the ROFO Seller will sell and transfer to the ROFO Beneficiary, and the ROFO Beneficiary will purchase and acquire from the ROFO Seller, the ROFO Shareholder Instruments at the ROFO Beneficiary ROFO Offer Price and on the terms of the ROFO Beneficiary ROFO SPA as amended to take account of the changes referred to in paragraph 9 of this Schedule 6 (Right of First Offer) and any further changes negotiated and agreed between the relevant parties;

(b)

the ROFO Seller and ROFO Beneficiary agree to negotiate in good faith in order to agree the final form of the ROFO Beneficiary ROFO SPA to effect the sale and transfer of the ROFO Shareholder Instruments (the Final ROFO SPA); and

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(c)

the ROFO Seller and the ROFO Beneficiary agree to use their best endeavours to ensure that the Final ROFO SPA is executed by them not later than 10 Business Days after the date of the ROFO Acceptance Notice.

11.

If, after the Final ROFO SPA is entered into, the relevant sale and transfer of the ROFO Shareholder Instruments is subsequently terminated, the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

Non-acceptance of the ROFO Beneficiary ROFO Offer

12.	If the ROFO Seller:

(a)	gives notice to ROFO Beneficiary within 60 days after the date of the ROFO Beneficiary ROFO Notice rejecting the ROFO Beneficiary ROFO Offer; or

(b)	does not give a ROFO Acceptance Notice in accordance with paragraph 9 of this Schedule 6 (Right of First Offer) within that period,

the ROFO Beneficiary ROFO Offer will lapse and will not be capable of acceptance thereafter.

13.

In such circumstances, the ROFO Seller will be entitled to sell and transfer all (but not some only) of the ROFO Shareholder Instruments to a third party or parties (whether by way of private sale(s) or through any form of marketed offering) (the Third Party Sale), provided that:

(a)	binding documentation to effect such sale and transfer is entered into within six months after:

(i)	the date on which a rejection notice is given by the ROFO Seller in the case of paragraph 12(a) of this Schedule 6 (Right of First Offer); or

(ii)	expiry of the period of 60 days after the date of the ROFO Beneficiary ROFO Notice in the case of paragraph 12(b) of this Schedule 6 (Right of First Offer);

(b)	such binding documentation provides for closing of the sale and transfer of the ROFO Shareholder Instruments to occur:

(i)

if no Mandatory Consents are required, by the later of: (A) expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; and (B) 20 Business Days after the date of such binding documentation being entered into; or

(ii)

if any Mandatory Consents are required, by the later of: (A) expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; and (B) 20 Business Days after the date on which the Mandatory Consents are obtained;

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(c)	both:

(i)

the price paid for each ROFO Shareholder Instrument (the Third Party Offer Price), which must be in cash payable and/or Marketable Securities deliverable at closing, is not less than 101 per cent of the ROFO Beneficiary ROFO Offer Price (and the sale and transfer is otherwise on terms to be agreed by the ROFO Seller at its discretion); and

(ii)

in the reasonable opinion of the ROFO Seller, the non-pricing terms of such binding documentation, taken as a whole (excluding pricing terms), are no less favourable to the ROFO Seller than the terms of the ROFO Beneficiary ROFO Offer, taken as a whole, and the ROFO Seller has complied with paragraph 14 of this Schedule 6 (Right of First Offer) below; and

(d)	if, after binding documentation to effect a Third Party Sale is entered into, the relevant sale and transfer of the ROFO Shareholder Instruments is subsequently terminated:

(i)

the ROFO Seller will be entitled to conduct a Third Party Sale to a different third party or parties (whether by way of private sale(s) or through any form of marketed offering), provided that such Third Party Sale to a different third party or parties otherwise complies with the terms of paragraphs 13(a) to 13(c) of this Schedule 6 (Right of First Offer) above; and

(ii)	if:

(A)	no binding documentation in connection with a Third Party Sale is in force as at the expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above; or

(B)	binding documentation in connection with any Third Party Sale is terminated following the expiry of the period described in paragraph 13(a) of this Schedule 6 (Right of First Offer) above,

the provisions of this Schedule 6 (Right of First Offer) shall apply again in respect of any future proposed sale of any of the relevant ROFO Shareholder Instruments.

14.

For the purposes of comparing the value of consideration comprising Marketable Securities to the value of cash consideration for the purposes of paragraph 13(c)(i) of this Schedule 6 (Right of First Offer) above, the value of any Marketable Securities shall be the volume-weighted average price of such Marketable Securities over the twenty (20) consecutive trading days ending on the third trading day prior to the date of execution of the binding documentation to effect the Third Party Sale.

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15.

Prior to entering into the relevant binding documentation to effect any Third Party Sale, the ROFO Seller shall be under no obligation to provide to the ROFO Beneficiary with any further opportunity to submit a revised offer to purchase and acquire the ROFO Shareholder Instruments.

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Schedule 7

Management Assistance

1.

An Investor Group holding an aggregate Equity Proportion of the Minority Threshold or more disclosing Confidential Information to a third party in accordance with Clause 34 (Marketing) (a Disclosing Party) shall be entitled, subject to the terms of paragraphs 1(a) to (f) and 2 of this Schedule 7 (Management Assistance) below, to such Management assistance and Group resource as it may reasonably request for the purpose of assisting with and facilitating the proposed Transfer of Shareholder Instruments or transfer of Indirect Investor Interests (as the case may be), comprising the following (Management Assistance):

(a)	the provision of information for, and providing comments on, any “teaser” or information memorandum;

(b)	assisting the Disclosing Party in collating and maintaining a physical or electronic data room containing Confidential Information;

(c)	providing information for, and providing comments on, any vendor due diligence reports prepared by or on behalf of the Disclosing Party;

(d)	assisting with responding to questions raised by any potential Transferee or providing additional information or documents to update any information contained in the physical or electronic data room;

(e)	preparing management presentation materials reasonably requested by the Disclosing Party (including detailed financial models in Excel format and Group business plans); and

(f)	attending management meetings with any potential Transferee(s), provided that there shall be no more than two management meetings for each potential Transferee.

2.	Management Assistance shall only be made available pursuant to paragraph 1 of this Schedule 7 (Management Assistance) above provided that:

(a)

the Disclosing Party first informs Topco and any other Investor Group that holds an aggregate Equity Proportion of 12.5 per cent or more that Management Assistance is to be used for a purpose referred to in paragraph 1 of this Schedule 7 (Management Assistance) above;

(b)	in the reasonable opinion of the Board, Management shall continue to have sufficient time to devote appropriate attention and care to the Group’s Business and affairs;

(c)	Management shall continue to operate the Group’s Business and affairs in the ordinary course and shall not take any actions which might adversely impact on the implementation of the Business Plan;

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(d)	the Disclosing Party shall use all reasonable endeavours to minimise the demands on Management time and Group resource;

(e)	the Disclosing Party shall give adequate notice of requests and allow Management a reasonable time to provide responses; and

(f)	to the extent that the Management Assistance includes, or would result in, the disclosure of Confidential Information, such disclosure complies with the provisions of Clause 33.

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Schedule 8

Transfer terms

1.

This Schedule 8 (Transfer terms) sets out the terms on which any Shareholder Instruments shall be Transferred under this Agreement (the Shareholder Instruments that are the subject of the Transfer being the Relevant Shareholder Instruments).

2.	Each Transfer shall be made on the following terms:

(a)

the share purchase agreement for the Transfer of the Relevant Shareholder Instruments shall be governed by English Law and the process for the Transfer of the Relevant Shareholder Instruments shall be governed by:

(i)	for the Company, Indian Laws; and

(ii)	for UK PLC, English Laws,

it being clarified that in the event of conflict between the provisions of the share purchase agreement and the process for Transfer of the Relevant Shareholder Instruments under Indian Laws or, for UK PLC, English Laws, the provisions under:

(iii)	in respect of the Transfer of UK PLC Relevant Shareholder Instruments only, English Laws; and

(iv)	in all other cases of a Transfer of Relevant Shareholder Instruments, Indian Laws,

shall prevail solely to the extent necessary to effect the valid Transfer of the Relevant Shareholder Instruments;

(b)

the legal and beneficial title to the Relevant Shareholder Instruments shall be transferred free from Encumbrances and together with all rights attached to them, including the right to receive and retain all dividends and other distributions declared, paid or made after the relevant Transfer date;

(c)

where in respect of Shareholder Instruments in the Company only, except as otherwise provided in this Agreement, the Transferor shall provide the Transferee with a copy of the duly executed, irrevocable and unconditional delivery instruction slips issued by the Transferor to its depository participant instructing the depository participant to Transfer the Relevant Shareholder Instruments of the Company to the Transferee’s demat account, (details of which shall be provided by the Transferee to the Transferor not later than five Business Days prior to the consummation of the transfer);

(d)	the Transferee(s) shall pay the consideration for the Relevant Shareholder Instruments to the Transferor in cleared funds for value on the relevant completion date;

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(e)	a Board Meeting shall be convened at which the Transfer of the Relevant Shareholder Instruments from the Transferor to the Transferee(s) shall be taken on record by the Company;

(f)

the Transferor shall do all such other things and execute all other documents (including any deed) as the Transferee(s) may reasonably request to give effect to the sale and purchase of the Relevant Shareholder Instruments;

(g)	if the Transferee is not a party to this Agreement, it shall, as a condition to the relevant Transfer, deliver to the Company a Deed of Adherence executed by:

(i)	the Transferee; and

(ii)	if the Transferee is a Controlled Person, except where otherwise approved by the Board, the Transferee’s Approved Parent;

(h)	no Investor shall be required to give any warranty or to have any liability with respect to any matters affecting the title of or any breaches or actions of any other Investor(s); and

(i)	the Company and UK PLC shall give the Transferee and the Transferor only customary representations and warranties as to its due incorporation, good standing and solvency.

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Schedule 9

Determination of Subscription Price

1.

Subject to paragraph 2, the Subscription Price of any Shareholder Instruments to be valued for the purposes of Schedule 1 (Pre-emption on Issue) (the Valuation Shareholder Instruments) shall be determined:

(a)	by approval of the Board; or

(b)

failing the process set out in sub-paragraph (a), by reference to the most recent third party purchase of Shareholder Instruments in the last 12 months which set the Fair Market Value of the Shareholder Instruments; or

(c)	failing the process set out in sub-paragraphs (a) and (b), by the annual Fair Market Value conducted by a third party for Topco; or

(d)	failing the process set out in sub-paragraphs (a), (b) and (c), by an expert in accordance with this Schedule 9 (Determination of Subscription Price).

2.

Where required by applicable Law, the Subscription Price of the Valuation Shareholder Instruments shall be determined by the Subscription Price Expert, provided that the final approval shall be determined by the Board (subject to compliance with applicable Law).

3.	The expert shall be one of the independent, Agreed Investment Banks as appointed by the Board (the Subscription Price Expert).

4.

The Subscription Price Expert’s fees and expenses reasonably incurred in connection with its determination of the Subscription Price of the Valuation Shareholder Instruments (including the costs of any advisers to the Subscription Price Expert) shall, in the absence of any determination on cost allocation by the Subscription Price Expert, be borne by the relevant Group Member.

5.

The Subscription Price Expert shall be requested to determine the Fair Market Value of the Valuation Shareholder Instruments (which must be expressed as a single figure value per Valuation Shareholder Instrument expressed in: (i) INR for the Company; and (ii) USD for UK PLC, and not a range of values) within 20 Business Days of its appointment, and to state in writing in a certificate (the Subscription Price Certificate) what, in its opinion, is the Fair Market Value of the Valuation Shareholder Instruments. The Subscription Price Expert shall provide a copy of the Subscription Price Certificate to each of the Investors and Topco.

6.

The Subscription Price Expert shall act as an expert and not as an arbitrator and, save in the case of fraud or manifest error, its decision as to the Fair Market Value of the Valuation Shareholder Instruments shall be final and binding on the Investors, Topco and any third party to whom Shareholder Instruments are issued, granted or Transferred. The Subscription Price Expert’s decision shall not be subject to appeal to any court or tribunal on any basis whatsoever and the Investors and Topco must comply with the Subscription Price Expert’s decision.

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7.	The Subscription Price Expert shall exercise its independent professional judgment in arriving at a determination of the Fair Market Value of any Valuation Shareholder Instruments by:

(a)	assessing the historical and projected financial performance of the Group;

(b)

applying generally accepted methodologies for valuing the Group, including discounted cash flow analyses, comparisons with any similar companies whose shares are traded on any stock exchange and comparisons with any publicly disclosed sales of similar companies or significant pools of similar assets; and/or

(c)	such other valuation methods as the Subscription Price Expert shall consider to be appropriate in the circumstances.

8.	The Subscription Price Expert shall determine the Fair Market Value of the Valuation Shareholder Instruments on the following basis:

(a)

by valuing the Group on a going concern basis for an arm’s length sale between a willing buyer and a willing seller and on the assumption that the Valuation Shareholder Instruments are being sold in the open market;

(b)

by valuing the Valuation Shareholder Instruments by reference to the value of the Group as a whole (and therefore without regard to the size of any relevant holding such that no premium shall apply to any majority or controlling stake and no discount shall apply to any minority stake);

(c)	without regard to the size of the issue or grant of the New Shareholder Instruments;

(d)

if the New Shareholder Instruments are Shares or shares in any Group Member, on the assumption that the share capital of the relevant Group Member has been increased by the issue of the New Shareholder Instruments and that the proceeds of the issue of such Shareholder Instruments have been received; and

(e)	without any discount which would normally be taken into account in the case of a rights issue by a listed company.

9.

The Fair Market Value of the Valuation Shareholder Instruments may also reflect any other factors suggested by an Investor or the Group which the Subscription Price Expert reasonably believes should be taken into account.

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10.

The parties shall procure that the Subscription Price Expert shall have access to all financial and accounting records or other relevant documents of the Group (together with such information as any Investor may wish to provide to it) which it reasonably requests for the purposes of its determination (such information to be provided on a confidential basis and to include at a minimum the prevailing Business Plan, the cap table in respect of the Company and the prevailing Long Term Financial Model) provided that if any party provides any information to the Subscription Price Expert pursuant to this paragraph 10 of this Schedule 9 (Determination of Subscription Price), it shall, at the same time:

(a)	notify each Investor and Topco in writing that it has provided such information to the Subscription Price Expert; and

(b)	provide each Investor and Topco with copies of such information, as provided to the Subscription Price Expert.

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Schedule 10

Deed of Adherence

THIS DEED is made on [•] BY

(1)	[•] of [•] (the New Party); and

(2)	[[•] of [•], as the New Party’s Approved Parent]

WHEREAS:

(A)

On [•], amongst others Dyuti Private Holdings Inc., Sumant Sinha, [Renew Energy Global Plc, [•] and Renew Private Limited (the Company)]2 entered into a shareholders’ agreement in respect of the Company (such agreement as amended, supplemented or novated from time to time) (the Shareholders’ Agreement).

(B)

[By a Transfer dated [•], [•] Transferred to the New Party [[•] Shareholder Instruments] in the Company.][By an allotment of Shareholder Instruments on [•], the Company allotted [•] Shareholder Instruments to the New Party.]

(C)	This Deed is entered into in compliance with Clause [3.1(d)]/[19.2] of the Shareholders’ Agreement.

NOW THIS DEED WITNESSES as follows:

1.	Words and expressions defined in the Shareholders’ Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.	The New Party undertakes to:

(a)	the parties to the Shareholders’ Agreement as at the date of the Shareholders’ Agreement; and

(b)

any other person or persons who may after the date of the Shareholders’ Agreement (and whether prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, to be bound by and comply in all respects with the Shareholders’ Agreement, and to assume the benefits of the Shareholders’ Agreement, as if the New Party had executed the Shareholders’ Agreement [as an Investor][as the Approved Parent of [•]]and was named as a party to it.

3.	[Include paragraphs 4 to 11 of this Schedule 10 (Deed of Adherence) where New Party is adhering as an Approved Parent]

[2]

Note: Depending on whether the New Party has acquired RPL or UK PLC shares, amend which entity will be ‘the Company’. In the case of an acquisition of RPL shares, RPL will be the Company; in the case of an acquisition of UK PLC shares, it will be UK PLC.

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4.

[Approved Parent] irrevocably and unconditionally guarantees to the Company and the other Investors and, for the avoidance of doubt, each other person who may from time to time expressly adhere to the Shareholders’ Agreement, the due and punctual performance and observance by [Subsidiary] and any Permitted Affiliate Transferee to which [Subsidiary] or any of [Subsidiary’s] Permitted Affiliate Transferees that adhere to the Shareholders’ Agreement as Investors in accordance with Clause 19.2 Transfers Shareholder Instruments (each, a [Subsidiary] Guaranteed Party) of all the [Subsidiary] Guaranteed Parties’ obligations, commitments and undertakings under or pursuant to the Shareholders’ Agreement, the Articles and the UK PLC Articles (the [Subsidiary] Guaranteed Obligations) and agrees to indemnify the Company and the other Investors against all losses, liabilities, costs, (including legal costs) charges, expenses, actions, proceedings, claims and demands which the Company and the other Investors may suffer through or arising from any breach by a [Subsidiary] Guaranteed Party of its obligations under the Shareholders’ Agreement, the Articles or the UK PLC Articles. This guarantee is given for the benefit of the Company and the other Investors and their respective successors and assigns and shall be binding on [Approved Parent] and its respective successors and assigns.

5.

The liability of [Approved Parent] under paragraphs 4 to 11 of this Deed shall not exceed the aggregate liability of the [Subsidiary] Guaranteed Parties and shall not be released or diminished by any variation of the terms of the [Subsidiary] Guaranteed Obligations, or any forbearance, neglect or delay in seeking performance of the [Subsidiary] Guaranteed Obligations or any granting of time for such performance or any other fact or circumstance other than a specific written waiver.

6.	[Approved Parent]’s obligations under paragraphs 4 to 11 of this Deed are primary obligations and not those of a mere surety.

7.

If any [Subsidiary] Guaranteed Party defaults for any reason in its performance of any of the [Subsidiary] Guaranteed Obligations, [Subsidiary] Parent shall promptly upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the [Subsidiary] Guaranteed Obligations in regard of which such default has been made in accordance with the Shareholders’ Agreement and so that the Company and the other Investors receive the same benefits as they would have received if the [Subsidiary] Guaranteed Obligations had been duly performed and satisfied by the [Subsidiary] Guaranteed Parties.

8.

[Approved Parent]’s obligations under paragraphs 4 to 11 of this Deed are continuing obligations and remain in force until all of the [Subsidiary] Guaranteed Obligations have been performed or satisfied.

9.

This guarantee is in addition to, without prejudice to and not in substitution for any rights or security which a [Subsidiary] Guaranteed Party may now or after have or hold for the performance and observance of the [Subsidiary] Guaranteed Obligations.

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10.

Any amounts payable under this guarantee shall be paid in full on demand without any deduction or withholding whatsoever (whether in respect of set-off, counterclaim, duties, charges, Tax or otherwise).

11.

[Approved Parent] is adhering to the Shareholders’ Agreement pursuant to this Deed for the purposes set out in paragraphs 4 to 11 of this Deed only, and, subject thereto, [Approved Parent] has no other obligations or liabilities pursuant to the Shareholders’ Agreement.

12.

The New Party warrants and undertakes to the Company and to each of the other Investors (and each other person who may from time to time expressly adhere to the Shareholders’ Agreement) in the terms set out in Clauses 37.1 and 38 (Holdings by members of an Investor Group) of the Shareholders’ Agreement, but so that such warranties and undertakings shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed of Adherence (in respect of Clause 37.1 only) as well as the Shareholders’ Agreement.

13.	For the purposes of the Shareholders’ Agreement, the New Party’s Deadlock Representative shall be [•].

14.	[For the purposes of the Shareholders’ Agreement, the New Party’s Approved Parent is [•].] [Include where New Party is adhering as an Investor and is a Controlled Person]

15.	The address [and e-mail address] of the New Party for the purpose of Clause 36 (Notices) of the Shareholders’ Agreement shall be as follows:

Address:      [•]

E-mail:      [•]

For the attention of: [•]

16.	This Deed and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English Law.

17.

This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument.

18.	The provisions of Clause 51 (Dispute Resolution) of the Shareholders’ Agreement shall apply to this Deed.

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IN WITNESS WHEREOF this Deed has been duly executed and delivered on the day and year first above written.

[Appropriate signature block[s] to be inserted]

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Schedule 11

Post-IPO Governance Principles

Board composition

•

Each Investor that has a right to nominate one or more Directors for appointment or appoint one or more Directors (as applicable) to the Board pursuant to Schedule 4 (Board and management appointments) shall exercise all of its rights as a shareholder in the Company to procure that each Investor may appoint:

•

for so long as it holds an Equity Proportion of 10% or more, one Director; and

•

for so long as it holds an Equity Proportion of 20% or more, two Directors.

•

The foregoing paragraph shall not prevent any Investor from exercising its rights as a shareholder in the Company to appoint additional Directors.

•

The Board will include such number of independent Directors as is required under applicable Law.

•

The right of the Founder to be appointed as a Director or Vice Chair shall remain on the same terms as set out in this Agreement. However, if the Founder’s designation or appointment as Vice Chair leads to a situation where the minimum Independent Director requirement exceeds 1/3, there will be no obligation to appoint the Founder as Vice Chair.

•

Clause 5.20 continues to apply.

Quorum	• Quorum for meetings of the Board shall be as required under applicable Law.

Committee composition

•

Each Investor shall exercise all of its rights as a shareholder in the Company to procure that for so long as CPPIB holds an aggregate Equity Proportion of 20% or more and to the extent permitted by Law, CPPIB shall have the right to appoint one Director appointed by it as a member to each committee of the Board.

•

The Board will be entitled to nominate the members of the Committees, provided that the Controlling Investor Group will be entitled to nominate as many members of each committee as it determines in its complete discretion. Each Investor holding ≥ 12.5 per cent in Topco will be entitled to appoint one representative to each of the F&O and Strategic Options Committee only.

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Controlling Investor Priority Liquidity	• Clauses 18.1 to 18.3 inclusive.

Block Trades	• Clauses 23.1 to 23.14 inclusive.

Takeover Offer	• Notwithstanding the rest of this schedule, post-IPO nothing shall prohibit the acceptance of a bona fide takeover offer for the entire issued share capital of the Company.

Post-IPO cooperation provisions

•

From completion of an Indian IPO until no Investor Group holds at least 10 per cent of the Shareholder Instruments, the Investors acknowledge their intention (subject to applicable Law, the stock exchanges and SEBI) that the governance of the Listed Entity shall be consistent with the Post-IPO Governance Principles set out in this schedule.

•

Subject to applicable Law, a new shareholders’ agreement (the Post-IPO Inter-se Agreement) consistent with the Post-IPO Governance Principles shall be put in place, with each party using all reasonable efforts to negotiate, agree, obtain any required regulatory and/or shareholder approvals, and enter into the Post-IPO Inter-se Agreement prior to and with effect from completion of the Indian IPO.

•

Subject to applicable Law and approval by the Company’s members by special resolution, the Post-IPO Inter-se Agreement shall include provisions in substantially the same form as the Block Trade provisions and the relevant provisions of this Agreement (to the extent applicable post-Indian IPO) as part of the terms of reference for Board committees.

Management Assistance

•

An Investor Group holding an aggregate Equity Proportion of the Minority Threshold or more that is disclosing Confidential Information to a third party (a Disclosing Party) is entitled to Management Assistance and Group resource as reasonably requested to facilitate a proposed Transfer of Shareholder Instruments or Indirect Investor Interests.

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•

Management Assistance comprises: (i) preparation of and comments on teasers, information memoranda and vendor due diligence reports; (ii) collating and maintaining a data room; (iii) responding to questions from and providing information to potential transferees; (iv) preparing management presentation materials (including financial models and Group business plans); and (v) attending management meetings with potential transferees, capped at two meetings per potential transferee.

•

Management Assistance is conditional on: (i) the Disclosing Party first notifying the Company and any other Investor Group holding an aggregate Equity proportion of the Minority Threshold or more that Management Assistance is to be used; (ii) Management continuing, in the reasonable opinion of the Board, to have sufficient time to devote to the Group’s Business; (iii) Management continuing to operate in the ordinary course without adversely impacting the Business Plan; (iv) the Disclosing Party minimising demands on Management time and giving adequate notice of requests; and (v) any disclosure of Confidential Information complying with the confidentiality provisions of the Agreement.

30% Rule cooperation	• Clause 32.

Information rights	• Clause 11.6.

Post-IPO Founder Liquidity	• Clause 15

Tax	• Each Group Member shall comply with all applicable tax laws of the jurisdictions in which the Group operates.

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Schedule 12

The Continuing Investors

Name of Continuing Investor	Notice Address and Information	Notice Email Address	Approved Parent
Platinum Cactus A 2019 Trust (represented by its trustee, Platinum Hawk 2019 RSC Limited) (Platinum)	Level 26, Al Khatem Tower, Abu Dhabi Global Market, Al Maryah Island, Abu Dhabi, United Arab Emirates, in its capacity as trustee of Platinum Cactus A 2019 Trust, a trust established under the Laws of Abu Dhabi Global Market by deed of settlement dated 28 March 2019 between the Abu Dhabi Investment Authority and Platinum Hawk C 2019 RSC Limited	private.equity@adia.ae	The Abu Dhabi Investment Authority

JERA Power RN B.V.	De Entree 250, 1101 EE Amsterdam, the Netherlands	legalnotices@jeranex.com	Jera Co., Inc.

[•]	[•]		[•]

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Schedule 13

UK PLC Articles

[To be appended in agreed form]

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Schedule 14

30% Rule Irrevocable Waiver

FORM OF ARTICLE PROVIDING FOR PERPETUAL IRREVOCABLE WAIVER

[To be Included in Articles of Association]

ARTICLE [X]

Introduction

A.

Canada Pension Plan Investment Board, a Crown corporation organized and existing under the Canada Pension Plan Investment Board Act (“CPPIB”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) owns all of the issued and outstanding shares of [CPPIB investment entity], a [•] (“CPPIB Shareholder”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

B.	The CPPIB Shareholder owns certain Voting Securities (as defined below) of the Company;

C.	The CPPIB Shareholders (as defined below) presently do or may in the future come to directly and/or indirectly own more than 30% of the issued and outstanding Voting Securities; and

D.

This Article [X] provides for CPPIB Shareholders to comply with its obligations under the CPPIB Regulations (as defined below) in relation to the restriction on its ability to invest, directly or indirectly, in securities which carry votes on the election and removal of Directors (as defined below).

Interpretation

1.1	Definitions

In this Article, unless the context otherwise requires:

“Companies Act” means the Indian Companies Act, 2013;

“CPPIB Act” means the Canada Pension Plan Investment Board Act of 1997, as amended or replaced from time to time;

“CPPIB Regulations” means the Canada Pension Plan Investment Board Regulations, as amended or replaced from time to time;

“CPPIB Shareholders” means CPPIB and any subsidiary thereof, including the CPPIB Shareholder, who acquires any securities of the Company;

“Director” means a director of the Company;

“Director Election Resolution” means a resolution of the shareholders of the Company to appoint, elect, remove, reappoint or replace a Director; and

“Voting Security” means a security issued by the Company which confers a right to vote on a Director Election Resolution.

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1.2	General References

In this Article, unless the context otherwise requires:

(a)	a reference to a clause is a reference to a clause of this Article;

(b)	a reference to this Article or another instrument includes any variation, novation or replacement of either of them;

(c)	the singular includes the plural and vice versa;

(d)	the term “subsidiary” has the meaning set out in the CPPIB Regulations; and

(e)

the word “person” includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, an entity, a state or an agency of state, government departments and local and municipal authorities, in each case whether or not having a separate legal personality.

2.	Restrictions on Voting Securities held by CPPIB Shareholders

2.1

No CPPIB Shareholder, either individually or collectively with any other CPPIB Shareholders, shall cast any votes on any Director Election Resolution in excess of the Applicable Number (as defined below). For purposes of this Article, “Applicable Number” means the total number of Voting Securities owned by all CPPIB Shareholders at the applicable time to the extent in excess of 30% of the total number of issued and outstanding Voting Securities that may be voted on any Director Election Resolution (for greater certainty, taking into account the resulting reduction in the total number of votes that may be cast by the CPPIB Shareholders on any Director Election Resolution pursuant to this clause 2.1), and rounded down to the nearest whole number.

Illustration: if the total number of Voting Securities issued and outstanding were 10,000 of which the CPPIB Shareholders hold 4,900 and the other Shareholders hold 5,100, then the Applicable Number would be 2,185, calculated as “x” where “x” = (5,100 / .7) – 5,100 and rounded down. The total number of votes entitled to be cast would be the Applicable Number, plus the number of Voting Securities held by the other Shareholders, or 7,285 (calculated as 2,185 plus 5,100). As a result, the number of votes that the CPPIB Shareholders would vote on any Director Election Resolution would be 2,185 out of 7,285 total votes, or 29.999%.

2.2

The restriction in this clause 2 applies only in relation to CPPIB Shareholders holding any Voting Securities. For greater certainty and without limitation, the restrictions in this clause 2 do not apply to any other person (that is not a CPPIB Shareholder) acquiring any of the Voting Securities or to any Voting Securities transferred by any CPPIB Shareholder to any other person that is not a CPPIB Shareholder. For the avoidance of doubt, it is hereby clarified that the obligation to comply with the provisions of this Article [x] shall vest solely on the CPPIB Shareholder.

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2.3

Any resolution placed before the Shareholders for Director Election Resolution shall be put to vote by poll as per Section 109 of the Companies Act (and rules in relation thereto) and not by show of hands.

3.	Term of Restrictions

3.1

Notwithstanding anything contained in this Article to the contrary, except as provided in this clause 3, this Article shall be perpetual and irrevocable and shall not be determinable in nature under any circumstances whatsoever.

3.2	Each of the restrictions on the CPPIB Shareholders in clause 2 may be revoked or terminated only as follows:

(a)

By the Shareholders (at the cost of the CPPIB Shareholder), if (i) the CPPIB Shareholders determine, in consultation with their legal advisors, that the restrictions under this Article [X] are no longer required in order for them to comply with the provisions (if any) of the CPPIB Act or the CPPIB Regulations then in effect specifically relating to investments in Voting Securities and (ii) the CPPIB Shareholders notify the Company and the Shareholders of such determination.

(b)	by an amendment to this Article [X] pursuant to clause 4.

3.3

Notwithstanding anything contained in this Article, each of the restrictions on the CPPIB Shareholders in clause 2 shall cease to be applicable automatically, if the CPPIB Shareholders cease to hold any securities, whether Voting Securities or otherwise, in the Company.

3.4

In furtherance of the foregoing provisions of clause 3.2 and 3.3, all Shareholders shall take necessary steps, and the Shareholders shall vote in a manner, to amend the articles of association of the Company to give effect to any revocation or termination of the restrictions under clause 2 within a reasonable period of occurrence of such revocation or termination.

4.	Amendment

This Article [X] may only be amended with the affirmative consent of (i) a simple majority of the holders of Voting Securities (other than any CPPIB Shareholders that own Voting Securities) and (ii) the CPPIB Shareholder.

5.	Ability to seek Injunction

If there is a breach or potential breach of any provision set forth in this Article by any party, each Shareholder is entitled to seek an injunction against the breaching or potentially breaching Shareholder to prevent that breach or potential breach.

6.	Specific performance

The Shareholders shall, notwithstanding the other rights, reliefs and remedies available to them under Law, be entitled to enforce specific performance of the terms of this Article against the other Shareholders.

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It is hereby clarified that compensation in money would not be an adequate relief for the non-performance, breach or potential breach of the terms of the Article by any Shareholder.

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Schedule 15

Definitions and Interpretation

1.	Definitions

In this Agreement, the following words and expressions shall have the following meanings:

12.5 per cent Investor Group Price Range has the meaning given in Clause 23.5;

30% Rule means those restrictions set out in Section 13 of the Canada Pension Plan Investment Board Regulations, SOR/99-190, that prohibit CPPIB Parent from investing directly or indirectly in the securities of a corporation to which are attached more than 30 per cent of the votes that may be cast to elect the directors of that corporation;

ABC Policies and Procedures means, in relation to an entity, policies, systems, controls and procedures:

(a)	designed to prevent it and its Associated Persons from violating any applicable Anti-Bribery Law; and

(b)

for reporting violations and suspected violations of Anti-Bribery Law and generally accepted standards of business ethics and conduct, and for ensuring that all such reports are fully investigated and acted upon appropriately;

Accounting Principles means the accounting principles and policies to be adopted by UK PLC and the Company, (which, at the date of this Agreement shall be the generally accepted accounting principles applicable in the United Kingdom (for UK PLC) and in India (for the Company)), as amended from time to time by reason of new or amended regulatory obligations;

Acquiror has the meaning given in Clause 24.1;

Act has the meaning given in Clause 32.11(a);

acting in concert shall have the meaning given in the City Code on Takeovers and Mergers;

Adjournment Period means, in respect of a Board Meeting that is being adjourned, a period of at least two, but no more than five, Business Days excluding the date of the original meeting and the date of the adjourned meeting (as those Directors who are present at the original meeting shall determine by a simple majority or, if they cannot agree, as the Chair shall determine);

Additional Drag Price has the meaning given in Clause 22.10(b);

Affected Investor has the meaning given in Clause 27.2;

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Affiliate means, in relation to any person or Undertaking (the relevant person):

(a)	any person Controlled by the relevant person (whether directly or indirectly);

(b)	any person Controlling (directly or indirectly) the relevant person;

(c)	any person Controlled (whether directly or indirectly) by any person Controlling the relevant person,

but in respect of:

(i)	any Investor and/or its other Affiliates, shall exclude the members of the Group; and

(ii)	CPPIB and any Continuing Investor that is a fund, fund manager, institutional investor or other managed investment vehicle (including Platinum),

shall exclude any and all portfolio companies of their relevant person’s Investor Groups which are not 100 per cent owned and Controlled by such Investor Groups;

Aggregate Drag Consideration has the meaning given in Clause 22.7(b)(i);

Aggregate Tag Consideration has the meaning given in Clause 21.11(a)(i);

Agreed Form has the meaning given in paragraph 2(i) of this Schedule 15 (Definitions and Interpretation);

Agreed Investment Banks has the meaning given in Schedule 9 (Determination of Subscription Price);

AML Policies and Procedures means, in relation to an entity, policies, systems, controls and procedures designed to prevent it from violating any applicable Anti-Money Laundering Law and for reporting a violation or suspected violation of Anti-Money Laundering Law and for ensuring that all such reports are fully investigated and acted upon appropriately;

Annual Budget means the Initial Annual Budget or any Subsequent Annual Budget (as the case may be), as derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget, shall be subject to approval by the Board in accordance with this Agreement;

Annual Budget Obligations means the Company’s financial obligations for that Financial Year pursuant to the Annual Budget (as derived from the then current Business Plan and any deviations from such Business Plan in the Annual Budget, only as approved by the Board in accordance with this Agreement), from available cash on the Company’s balance sheet as at the date of the Annual Liquidity Notice or generated during the relevant Financial Year;

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Annual Exercise Amount has the meaning given in Clause 13.4(a);

Annual Liquidity Completion has the meaning given in Clause 13.2;

Annual Liquidity Notice has the meaning given in Clause 13.1;

Annual Liquidity Right has the meaning given in Clause 13.1;

Anti-Bribery Law means:

(a)	the Bribery Act;

(b)	the FCPA, as amended, and the rules and regulations issued thereunder; and

(c)

any other relevant Law including the Canadian Criminal Code (including Sections 119 to 125 and Section 436), the Canadian Corruption of Foreign Public Officials Act of 1998, and any other Law applicable to the Company’s business that relates to bribery or corruption;

Anti-Money Laundering Law means any and all of the following:

(a)	the UK Proceeds of Crime Act 2002;

(b)	the UK Money Laundering Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017; and

(c)

any other applicable anti-money laundering or anti-terrorism financing related Laws, provisions, regulations, and/or restrictions on the transfers of the proceeds of criminal activity as enforced by the United States, India, the European Union and its member states or Canada;

Appointed Person has the meaning given in Clause 38.1;

Appointer means:

(a)	each of Appointer A and Appointer B, for so long as the CPPIB Investor Group and Platinum Investor Group (as applicable) hold an Equity Proportion of 10 per cent or more; and

(b)	any other person who is designated as an Appointer from time to time in accordance with Clause 32.5;

Appointer A has the meaning given in paragraph (7) of Parties;

Appointer B has the meaning given in paragraph (8) of Parties;

Appointer Criteria means, in respect of an Appointer, that at all times:

(a)	it is not a shareholder in UK PLC; and

(b)	it is an Affiliate of its Relevant Appointing Investor;

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Appointer Deed of Accession means the deed of accession to the Appointer Deed Relating to Shares that may be entered into from time to time;

Appointer Deed Relating to Shares means the deed relating to the UK PLC Shares in the Agreed Form to be executed by each of the Investors and their Relevant Appointers on the date of this Agreement;

Appointing Person has the meaning given in Clause 38.1;

Approved Parent means:

(a)	in relation to members of the CPPIB Investor Group, CPPIB Parent;

(b)	in relation to the members of any other Investor Group:

(i)

the ultimate Controller of the relevant person as set out in column 3 of Schedule 12 (The Continuing Investors) (or such other Controller of the relevant person acceptable to and agreed in writing by the Controlling Investor Group excluding for these purposes any vote of members of the relevant Investor Group); or

(ii)

where the relevant person has no ultimate Controller, such person as is admitted as the Approved Parent in connection with the admission of the first member of that Investor Group to become an Investor;

Articles means the Company’s articles of association in the Agreed Form, as amended from time to time;

Associated Person means, in relation to any undertaking, a person (including any director, officer, employee, agent or other intermediary) who performs services for or on behalf of that undertaking or who holds shares of capital stock, partnership interests, limited liability company membership interests and units, shares, interest and other participations in that undertaking (in each case when performing such services or acting in such capacity);

Audio-Visual Facility means any audio-visual electronic communication facility which enables all the persons participating in a meeting to communicate concurrently with each other without an intermediary and to participate effectively in the meeting;

Audited Accounts means, in relation to any Financial Year of Topco, the audited balance sheet of Topco (and, where relevant, the audited consolidated balance sheet of Topco and any company in relation to which Topco is its parent company) and the audited profit and loss account of Topco (and, where relevant, the audited consolidated profit and loss account of Topco and any company in relation to which Topco is its parent);

Award Holder means each member of the Founder Investor Group which holds Equity Awards;

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Bad Act Investor has the meaning given in the definition of Excluded Claim Costs;

Bad Act Investor Group has the meaning given in the definition of Excluded Claim Costs;

Big 4 Accounting Firm means any of KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu and Ernst & Young, acting through or represented by their respective audit or tax accounting teams or affiliate audit or tax accounting firms, and their respective successors;

Black Out Period has the meaning given in Clause 23.9;

Block Trade has the meaning given in Clause 23.1;

Block Trade Allocation has the meaning given in Clause 23.2;

Block Trade Notification has the meaning given in Clause 23.5;

Block Trade Participation Notice has the meaning given in Clause 23.5;

Block Trade Period has the meaning given in Clause 23.3;

Board means:

(a)	until Collapse Closing, the board of directors of UK PLC; and

(b)	after Collapse Closing, the board of directors of the Company;

Board Meeting means a meeting of the Board duly convened in accordance with the provisions of this Agreement and the Articles;

Bribery Act means the UK Bribery Act 2010;

BRLM(s) has the meaning given in Clause 26.4(b);

BRLM Lock-up has the meaning given in Clause 26.10(c)(vii)(A);

Business has the meaning given in Clause 2.1;

Business Day means a day other than a Saturday or Sunday or public holiday in India, the United Kingdom, Japan or Canada on which banks generally are open in Mumbai, London, Tokyo or Toronto for general commercial business;

Business Plan means the Initial Business Plan or any Subsequent Business Plan (as the case may be);

Business Plan Period means, in respect of a Business Plan, a period:

(a)	commencing:

(i)	in the case of the Initial Business Plan, on the Closing Date until the fifth anniversary of the Closing Date; and

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(ii)	in the case of any Subsequent Business Plan, on the date following the end of the immediately preceding Business Plan Period; and

(b)	ending on the date that is the last day of the fifth Financial Year following such commencement date.

Buyback Provisions means the provisions of Section 68 of the Indian Companies Act, 2013 read with Rule 17 of the Companies (Share Capital and Debenture) Rules, 2014 of the Indian Companies Act, 2013;

Catch-up Investor has the meaning given in paragraph 5 of Schedule 2;

Catch-up Option has the meaning given in paragraph 5 of Schedule 2;

Catch-up Option Price has the meaning given in paragraph 7 of Schedule 2;

CEO means the chief executive officer of the Group from time to time;

CEO Criteria has the meaning given in Clause 5.15(a);

Chair means the chair of the Board from time to time;

Change of Control means in relation to an Investor:

(a)

the direct or indirect acquisition of Control of that Investor by a person, or group of persons acting in concert, who immediately prior to such time did not directly or indirectly Control that Investor, provided that:

(i)	a direct or indirect transfer of Control of interests in the Investor as between persons who are, at the relevant time, Controlled by the same Controller shall not constitute a Change of Control; and

(ii)

where the ordinary or principal shares in the Investor’s Approved Parent are listed on a recognised investment exchange, an acquisition of Control of that Approved Parent that would otherwise constitute a Change of Control shall not constitute a Change of Control; or

(b)	any event or circumstance whereby any member of the Investor’s Investor Group ceases to be Controlled by its Approved Parent;

Change of Control Notice has the meaning given in Clause 27.3;

Change of Control Remedy Period has the meaning given in Clause 27.3;

CIG Restriction has the meaning given in Clause 23.10;

Class A Shares means the class A ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Class B Share means the class B ordinary share of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

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Class C Shares means the class C ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Class D Shares means the class D ordinary shares of US$0.0001 each in the capital of UK PLC with the rights set out in the UK PLC Articles;

Closing has the meaning given in Recital (A);

Closing Date means the date on which Closing occurs;

Closing Exercise Amount has the meaning given in Clause 14.5(a);

Closing Price means [•];

Code means the US Internal Revenue Code of 1986, as amended;

Collapse Closing means the date of the PLC Collapse;

Company has the meaning given in paragraph (9) of Parties;

Company Board Meeting means a meeting of the board of directors of the Company duly convened in accordance with the provisions of this Agreement and the Articles;

Company Owned Constituent Entity has the meaning given in Clause 30.1;

Company’s P2 Status has the meaning given in Clause 30.1;

Competing Business means:

(a)	a business whose primary business activity is the planning, development, management or operation of a Renewables Project in the Territory; and

(b)	any counterparty to the Group in respect of the Business;

Competitor means each of:

(a)	ACME Solar;

(b)	Adani;

(c)	Apraava;

(d)	Avaada;

(e)	Azure Power;

(f)	CleanMax;

(g)	Continuum;

(h)	EDF;

(i)	EDP Renewables;

(j)	Emmvee Photovoltaic Power;

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(k)	Engie;

(l)	Evren;

(m)	First Solar India;

(n)	Fourth Partner Energy;

(o)	Gentari;

(p)	Goldi Solar;

(q)	Greenko;

(r)	Hero Future Energies;

(s)	Iberdrola;

(t)	JSW Energy;

(u)	Mahindra;

(v)	NHPC / NHPC Renewable Energy;

(w)	NLC India Renewables / NLC India Green Energy;

(x)	NTPC Green;

(y)	ONGC Green;

(z)	ONGC NTPC Green;

(aa)	Premier Energies;

(bb)	Reliance ADAG Group;

(cc)	Reliance Industries Group;

(dd)	RenewSys India;

(ee)	Saatvik Green Energy;

(ff)	SAEL Solar;

(gg)	Sembcorp India;

(hh)	Serentica;

(ii)	Shell;

(jj)	SJVN Green Energy;

(kk)	Sprng Energy;

(ll)	Sunsure Energy;

(mm)	Tata Power;

(nn)	THDC India;

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(oo)	Torrent Power;

(pp)	Total Energies;

(qq)	VENA Energy;

(rr)	Vikram Solar; and

(ss)	Waaree Energies,

and in each case, each of their Subsidiaries.

Confidential Information has the meaning given in Clause 33.1;

Consortium has the meaning given in Recital (A);

Constituent Entity has the meaning given in the Pillar 2 Model Rules;

Continuing Investors has the meaning given in paragraph (3) of Parties;

Control means, in relation to any Undertaking (being the Controlled Person), being:

(a)

entitled to exercise, or control the exercise of (directly or indirectly) more than 50 per cent of the voting power at any General Meeting of the shareholders, members or partners or other equity holders (and including, in the case of a limited partnership, of the limited partners of) (or in the case of a trust, of the beneficiaries thereof) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(b)

entitled (including by virtue of the provisions contained in the constitutional documents of the Controlled Person or pursuant to applicable governance rights or delegated authority in respect of such Controlled Person) to appoint or remove or control the appointment or removal of:

(i)

directors on the Controlled Person’s board of directors or its other governing body (or, in the case of a limited partnership, of the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50 per cent of the voting power at meetings of that board or governing body in respect of all or substantially all matters;

(ii)	any managing member of such Controlled Person;

(iii)	in the case of a limited partnership, its general partner; and/or

(iv)	in the case of a trust, its trustee and/or manager,

and Controller, Controlled, and Controlling, shall be construed accordingly;

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Controlling Investor Group means any Investor Group that at the relevant time holds:

(a)	an aggregate Equity Proportion of more than 50 per cent; or

(b)

an aggregate Equity Proportion of 40 per cent or more but not more than 50 per cent, provided such Investor Group’s Equity Proportion is the single largest aggregate Equity Proportion of all Investor Groups;

Controlling Investor Priority Liquidity has the meaning given in Clause 18.1;

Controlling Investor Priority Liquidity Transfer has the meaning given in Clause 18.2;

Corporate Insolvency Event, in relation to an Undertaking, means any of the following:

(a)	it is unable or admits inability to pay its debts as they fall due;

(b)

it suspends, or threatens to suspend, making payments on any of its debts or, by reason of actual or anticipated financial difficulties, starts negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	the value of its assets is less than the amount of its liabilities (taking into account contingent and prospective liabilities);

(d)

a moratorium is declared or takes effect in respect of any of its indebtedness (if a moratorium occurs, the ending of the moratorium shall not remedy any Corporate Insolvency Event caused by that moratorium);

(e)	any corporate action, legal proceedings or other procedure or step is taken in relation to such Undertaking (in each case, whether by that Undertaking, its directors or a third party) in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration (whether out of court or otherwise) or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii)	a composition, compromise, assignment or arrangement with any creditor;

(iii)

the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of an Undertaking or any of its assets (in each case whether out of court or otherwise); or

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(iv)

enforcement of any security over any assets of an Undertaking, including a creditor attaching or taking possession of, or distress, execution, sequestration or other process being levied or enforced upon or sued against, all or any part of those assets, but paragraph (a) of this definition above shall not apply to any corporate action, legal proceedings or other procedure or step taken in relation to:

(A)	a solvent liquidation of an Undertaking; or

(B)	any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of its presentation and, in any event, prior to it being advertised; or

(C)

any event occurs that corresponds to any of those in paragraphs (a) to (e) of this definition above in relation to an Undertaking or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject;

CPPIB has the meaning given in paragraph (2) of Parties;

CPPIB Entity means CPPIB Parent and any Subsidiary thereof, including CPPIB, but shall not include, for the avoidance of doubt, any members of the Group;

CPPIB Investor Group means CPPIB, CPPIB Parent and those Investors who are its Affiliates from time to time;

CPPIB Parent has the meaning given in paragraph (1) of Parties;

Cross-Directorship Conflict has the meaning given in Clause 7.1;

Deadlock has the meaning given in Clause 9.1;

Deadlock Notice has the meaning given in Clause 9.2;

Deadlock Representative means each person that for the purposes of Clause 9.4 shall serve as the representative for each Investor that is involved in a Deadlock that has not been resolved by amicable negotiation, as notified in writing to the other Investors that are named in the Deadlock Notice or otherwise declare themselves to be interested in the Deadlock;

Deed of Adherence means a deed of adherence substantially in the form set out in Schedule 10 (Deed of Adherence), or in such other form as shall be approved by the Board, to be executed by any person who becomes the holder of any Shareholder Instrument that is not already a party to this Agreement;

Default Rate means interest at the Reserve Bank of India base rate on the date on which payment of the sum under this Agreement was due but not paid plus 8 per cent;

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Director Conflict has the meaning given in Clause 7.1;

Directors means the directors of the Company from time to time and until Collapse Closing, shall also mean the directors of UK PLC;

Disclosing Party has the meaning given in paragraph 1 of Schedule 7 (Management Assistance);

Dispute means any dispute arising out of or in connection with this Agreement including, without limitation, disputes arising out of or in connection with:

(a)	the creation, validity, effect, interpretation, termination, performance or non-performance of, or the legal relationships established by, this Agreement;

(b)	any claims for set-off and/or counterclaims; and

(c)	any non-contractual obligations arising out of or in connection with this Agreement;

Distribution Policy means the Group’s distribution policy adopted in accordance with Clause 12.1, as amended from time to time in accordance with Clause 8 (Investor Reserved Matters);

document has the meaning given in Clause 33.5;

Draft Red Herring Prospectus means a draft of a red herring prospectus of the Company filed with SEBI and Indian Exchanges;

Drag Along Notice has the meaning given in Clause 22.1;

Drag Completion Longstop Date has the meaning given in Clause 22.6;

Drag Price has the meaning given in Clause 22.2(e);

Drag Shareholder Specific Condition means, in respect of a Transfer of any Shareholder Instruments by a Dragged Investor to the Transferee in accordance with Clause 22 (Drag Along), a Mandatory Consent required in relation to that Transfer that is not already a term of the Drag Transfer (or, in the case of a series of related transactions, is not already a term of any of such transactions);

Drag Terms has the meaning given in Clause 22.2;

Drag Transfer has the meaning given in Clause 22.1;

Dragged Investors has the meaning given in Clause 22.1;

Dragging Shareholder(s) has the meaning given in Clause 22.1;

Eligible Investor Group has the meaning given in Clause 23.2;

Emergency Funding Issue has the meaning given in paragraph 4 of Schedule 2 (Emergency funding procedure);

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Emergency Funding Notice has the meaning given in paragraph 2 of Schedule 2 (Emergency funding procedure);

Emergency Funding Period has the meaning given in paragraph 8 of Schedule 2;

Emergency Funding Situation has the meaning given in paragraph 1 of Schedule 2 (Emergency funding procedure);

Employee Issue means any issue or grant of Shareholder Instruments made pursuant to the terms of:

(a)	the Initial Employee Share Plan; or

(b)	any other scheme adopted with the Requisite Approval for Share participation by Group Employees;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first offer, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect;

Entitled Secondary Investor has the meaning given in Clause 26.11;

Equity Awards means:

(a)	options over Shares granted to the Founder or any member of his Investor Group;

(b)	restricted stock units over Shares granted to the Founder or any member of his Investor Group; and

(c)	performance-based units over Shares granted to the Founder or any member of his Investor Group;

Equity Proportion means:

(a)

in connection with the Company, the number of Shares held by the relevant Investor calculated on a Non-Diluted basis and expressed as a proportion of the issued share capital of the Company on a Non-Diluted basis, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Shares are held by each of those Investors on a Non-Diluted basis; and

(b)	until Collapse Closing, in connection with UK PLC, the number of:

(i)	Class A Shares;

(ii)	Class C Shares; and

(iii)	Notional UK PLC Shares,

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held by the relevant Investor calculated on a Non-Diluted basis and expressed as a proportion of the sum of all Class A Shares, Class C Shares and Notional UK PLC Shares in issue (or, in the case of the Notional UK PLC Shares, notionally in issue) at the relevant time, save that, if the expression ‘Equity Proportion’ is used in the context of some (but not all) of the Investors, it shall mean the respective proportions in which Class A Shares, Class C Shares and Notional UK PLC Shares are held by each of those Investors on a Non-Diluted basis;

ESG Committee has the meaning given in Clause 5.35;

Excess New Shareholder Instruments has the meaning given in paragraph 1(c)(i) of Schedule 1 (Pre-emption on Issue);

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into dollars on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in London as at such date;

Excluded Claim Costs means any costs incurred by an Investor (a Bad Act Investor) or member of its Investor Group (a Bad Act Investor Group) in connection with or arising from any litigation, arbitration, claim, action or proceeding brought by any third party, or any member of another Investor Group against any member of a Bad Act Investor Group, but only to the extent that such costs arise directly in connection with fraud or wilful misconduct by or on behalf of the relevant Bad Act Investor in respect of, arising out of, or in connection with, the Transaction and only in circumstances where a finding of such fraud or wilful misconduct has been finally determined by a court of competent jurisdiction or arbitral tribunal of competent jurisdiction. For the avoidance of doubt, no costs shall constitute Excluded Claim Costs solely to the extent the relevant loss, claim or proceeding arose (i) from the acts, omissions or conduct of any person other than the Bad Act Investor (but excluding any person acting on the Bad Act Investor’s behalf), or (ii) from any mere error of judgment, undertaken honestly and in good faith, by the Bad Act Investor or any such person acting on the Bad Act Investor’s behalf;

Exit means a Sale, Listing, InvIT or Winding-Up;

F&O Committee has the meaning given in Clause 5.35;

Fair Market Value means, in respect of any Shareholder Instruments, the fair market value of such Shareholder Instruments as determined in accordance with Schedule 9 (Determination of Subscription Price);

Fair Market Value Protection has the meaning given in Clause 22.19;

FCPA means the US Foreign Corrupt Practices Act of 1977;

Final ROFO SPA has the meaning given in paragraph 10(b) of Schedule 6 (Right of First Offer);

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Finance Agreements means, in relation to a Group Member, any agreement or arrangement with respect to borrowings and other indebtedness, including by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, and Finance Agreement means any one of them;

Financial Year means a financial period commencing, other than in the case of the Initial Financial Year, for both UK PLC and the Company, on 1 April and ending on 31 March, unless otherwise resolved by the Requisite Approval;

First Board Meeting has the meaning given in paragraph 2 of Schedule 5 (Board quorum);

First Founder Liquidity Period has the meaning given in Clause 13.1(a);

Founder has the meaning given in paragraph (4) of Parties;

Founder Annual Liquidity Transaction has the meaning given in Clause 13.1;

Founder Investor Group means the SPVs and the Founder;

Founder Liquidity Option Price means, in respect of any Founder Liquidity Securities which are vested Equity Awards, the Intrinsic Value of the relevant vested Equity Awards as at the date of the Founder Annual Liquidity Notice;

Founder Liquidity Period means the First Founder Liquidity Period and each subsequent Financial Year that commences after Closing;

Founder Liquidity Securities means the Equity Awards and Shares held by the Founder Investor Group as at Closing, excluding, for the avoidance of doubt, any options exercisable over Shares granted to the Founder whose per Share exercise price exceeds the Closing Price;

Founder Liquidity Securities Price means:

(a)	in respect of any Founder Liquidity Securities which are Shares, the Founder Liquidity Share Price;

(b)	in respect of any Founder Liquidity Securities which are vested Equity Awards, the Founder Liquidity Option Price;

Founder Liquidity Share Price has the meaning given in Clause 13.3;

Founder Litigation Costs has the meaning given in Clause 41.2(d)(i);

Founder Post-Closing Liquidity Completion has the meaning given in Clause 14.4;

Founder Post-Closing Liquidity Notice has the meaning given in Clause 14.2;

Founder Post-Closing Liquidity Right has the meaning given in Clause 14.2;

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Founder Post-Closing Liquidity Securities has the meaning given in Clause 14.2;

Founder Post-Closing Liquidity Transaction has the meaning given in Clause 14.2;

Full Tag Transfer has the meaning given in Clause 21.1(a)(i);

General Meeting means:

(a)	any annual general or extraordinary general meeting of the shareholders of the Company; or

(b)	until Collapse Closing, any annual general or extraordinary general meeting of the shareholders of UK PLC;

GloBE Rules has the meaning given in Clause 30.1;

Government Official means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of:

(a)	any Governmental Authority, including any entity owned or controlled thereby;

(b)	any political party or political candidate;

(c)	any public international organisation; or

(d)	any candidate for political office or a person acting on his or her behalf;

Governmental Authority means:

(a)

the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including any entity directly or indirectly owned or controlled thereby;

(b)	any public international organisation or supranational body (including the European Union) and its institutions, departments, agencies and instrumentalities; and

(c)

any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, Tax or other governmental or quasi-governmental authority;

Group means the Company and all entities Controlled by the Company from time to time and until Collapse Closing, shall also include UK PLC and all entities Controlled by UK PLC from time to time;

Group Employee means any individual employed by any Group Member from time to time;

Group Member means any entity in the Group;

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HTP Price has the meaning given in Clause 22.11(b)(ii)(A);

(Indian) Companies Act means the (Indian) Companies Act, 2013 and the rules made thereunder, as amended, supplemented, modified or replaced from time to time and shall include any statutory replacement or re-enactment thereof;

Indian Exchange means the National Stock Exchange of India Limited, BSE Limited or any other stock exchange located in India;

Indian IPO means the admission of all or substantially all of the Shares, or all or substantially all of the shares of such other entity which (directly or indirectly) owns all or substantially all of the Business or assets of the Group at the time, to any Indian Exchange becoming effective;

Indirect Investor Interest has the meaning given in Clause 34.1(b);

Individual Insolvency Event means, in relation to any person, that:

(a)	they are unable, or admit their inability, to pay their debts as they fall due;

(b)	their liabilities exceed the value of their assets (taking into account both contingent and prospective liabilities);

(c)	they propose or make any arrangement, composition, compromise, or assignment with one or more of their creditors;

(d)	they receive a statutory demand (or equivalent) and such demand is not satisfied or set aside within 21 days of valid service of such demand;

(e)	a moratorium is declared (whether pursuant to a breathing space moratorium or otherwise) or takes effect in respect of any of their indebtedness;

(f)	any encumbrancer takes possession of, or a receiver is appointed over or in relation to, any Shares (or other material assets) held by such individual;

(g)

a decision of the individual’s creditors is sought (whether by meeting or otherwise), or the individual takes any action, procedure or step with a view to, a bankruptcy order, a moratorium, debt relief order or a County Court administration order, or the individual takes any action to put in place any debt management plan;

(h)

a petition or any other such document is presented or an order is made for their bankruptcy (other than a frivolous or vexatious petition, or any other such document, dismissed, withdrawn or discharged within fourteen (14) days of being presented or any other petition which is contested on bona fide grounds and dismissed, withdrawn or discharged prior to the bankruptcy order being made); or

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(i)

there occurs in relation to them in any country or territory in which they have a centre of main interests or carry on business or to the jurisdiction of whose courts they or any of their assets is subject, any event which corresponds in that country or territory with, or is equivalent or analogous to, any of those mentioned in paragraphs (a) to (h) (inclusive) of this definition;

Inflation Index means the Consumer Price Index (Combined) for all-India as published by the National Statistical Office, Ministry of Statistics and Programme Implementation, Government of India;

Initial Annual Budget means the annual budget relating to the Financial Year in which this Agreement is entered into, to be agreed between the Controlling Investor Group, Founder and Investors holding at least 12.5 per cent as at Closing;

Initial Annual Liquidity End Date has the meaning given in Clause 13.1(b);

Initial Business Plan means the business plan in respect of the Initial Financial Year and the subsequent four Financial Years, which shall include the amended Initial Business Plan for the Initial Business Plan Period, in the form agreed between the Consortium and Continuing Investors having the right from Closing to nominate a Director or observer for appointment to the Board in accordance with this Agreement;

Initial Business Plan Period means the Initial Financial Year and the subsequent four Financial Years;

Initial CEO Employment Contract means the employment contract entered into between the Company and the Founder, dated the date of this Agreement, as such employment contract may be amended and/or amended and restated from time to time;

Initial Chair Period has the meaning given in Clause 5.9(a);

Initial Employee Share Plan means the scheme for Share participation by Group Employees as adopted by the Board upon Closing;

Initial Financial Year means:

(a)	in respect of UK PLC, the financial period of UK PLC commencing on the Collapse Closing and ending on 31 March; and

(b)	in respect of the Company, the financial period of the Company commencing on the Collapse Closing, and ending on 31 March;

Insolvency Event means an Individual Insolvency Event or, as the case may be, a Corporate Insolvency Event;

Initiating Eligible Investor Group has the meaning given in Clause 23.10;

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Interest means any legal, beneficial or other proprietary or economic interest of any kind whatsoever in or to any Shareholder Instrument or any right to control any of the voting or other rights attributable to any Shareholder Instrument, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject, and Interested shall be construed accordingly;

Interested Director has the meaning given in Clause 7.6;

Interested Investor has the meaning given in Clause 7.2;

International Stock Exchange means any investment exchange in any jurisdiction outside of India;

Intrinsic Value means, in respect of an Equity Award, the amount by which:

(a)	in the case of Clause 13.1, the price per Share included in the relevant Annual Liquidity Notice;

(b)	in the case of Clause 14.2, the price per Share included in the Founder Post-Closing Liquidity Notice;

(c)	in the case of Clauses 21.11(a)(i) and 21.11(b)(ii), the price per Share included in the relevant Tag Along Notice pursuant to Clause 21.4(d); and

(d)	in the case of Clauses 22.7(a)(ii) and 22.7(b)(i), the price per Share included in the relevant Drag Along Notice pursuant to Clause 22.2(e),

exceeds the exercise price in respect of the relevant Equity Award, provided that, if such amount would otherwise be a negative number, it shall be deemed to be nil;

Investment Bank-Led Sale Process has the meaning given in Clause 22.19;

Investor Conflict has the meaning given in Clause 7.1;

Investor Group means: (a) the Founder Investor Group; (b) the CPPIB Investor Group; or (c) any Continuing Investors who are, at the relevant time, Affiliates of the same Approved Parent and if not an Investor, such Approved Parent;

Investor Majority Consent means, subject to Clause 7.4:

(a)

until Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 87.6 per cent or more in UK PLC, or (ii) the approval of 87.6 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting; and

(b)

after Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 87.6 per cent or more in the Company, or (ii) the approval of 87.6 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting,

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provided that, for the purposes of calculating the Equity Proportion of any Investor Group that held an aggregate Equity Proportion of five per cent. or more as at the Closing Date in connection with determining whether Investor Majority Consent has been obtained, any dilution to such Equity Proportion resulting from the issue or grant of Shareholder Instruments to fund, satisfy, or reimburse Reimbursable Costs in excess of USD 40,000,000 (and up to the Reimbursable Costs Cap of USD 60,000,000) shall be disregarded and such Equity Proportion shall be calculated as if no such issue or grant of Shareholder Instruments had occurred;

Investor Majority Matter means any of the matters indicated in Part A (Investor Majority Matters) of Schedule 3 (Investor Reserved Matters);

Investor Reserved Matters means Investor Super Majority Matters or Investor Majority Matters as indicated in Schedule 3 (Investor Reserved Matters);

Investor Super Majority Consent means, subject to Clause 7.4:

(a)

until Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 95 per cent or more in UK PLC, or (ii) the approval of 95 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting; and

(b)

after Collapse Closing, either: (i) the consent in writing of Investors holding an aggregate Equity Proportion of 95 per cent or more in the Company, or (ii) the approval of 95 per cent or more of the holders of Shareholder Instruments entitled to vote and voting at a General Meeting, provided that, for the purposes of calculating the Equity Proportion of any Investor Group that held an aggregate Equity Proportion of five per cent. or more as at the Closing Date in connection with determining whether Investor Super Majority Consent has been obtained, any dilution to such Equity Proportion resulting from the issue or grant of Shareholder Instruments to fund, satisfy, or reimburse Reimbursable Costs in excess of USD 40,000,000 (and up to the Reimbursable Costs Cap of USD 60,000,000) shall be disregarded and such Equity Proportion shall be calculated as if no such issue or grant of Shareholder Instruments had occurred;

Investor Super Majority Matter means any of the matters indicated in Part B of Schedule 3 (Investor Reserved Matters);

Investors means those parties to this Agreement which at the relevant time hold Shareholder Instruments including any person to whom Shareholder Instruments have been transferred, granted or issued in accordance with the provisions of this Agreement and who has agreed to be bound by this Agreement by executing a Deed of Adherence (and Investor means any one of them), provided always that no Group Member shall be an Investor;

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InvIT means the completion of the transfer of all or substantially all of the Business or the assets of the Group (or the shares or interests in such entities that (directly or indirectly) own all or substantially all of the Business or assets of the Group at the relevant time) to an infrastructure investment trust registered with SEBI under the Securities and Exchange Board of India (Infrastructure Investment Trusts) Regulations, 2014 (as amended, supplemented, modified or replaced from time to time), whether by way of a listing of units of such infrastructure investment trust on an Indian Exchange or otherwise;

IPO Price Range has the meaning given in Clause 26.4(f);

IPO Primary Issuance has the meaning given in Clause 26.4(e);

IRR has the meaning given in Clause 22.10;

Issuance Tax Benchmark Valuation Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each Investor entitled to subscribe for the New Shareholder Instruments in respect of which such report is prepared in accordance with Clause 3.4(a) and the relevant Group Member_determining the net asset value of the relevant New Shareholder Instruments in accordance with Section 92(2)(m) of the IT Act read with Rule 57 of the Income-tax Rules, 2026;

Issue Entitlement has the meaning given in paragraph 1(b)(i) of Schedule 1 (Pre-emption on Issue);

Issue Longstop Date has the meaning given in paragraph 3 of Schedule 1 (Pre-emption on Issue);

Issue Notice has the meaning given in paragraph 1(b) of Schedule 1 (Pre-emption on Issue);

IT Act means the Indian Income Tax Act, 2025 and the rules made thereunder read with circulars and notifications issued thereunder, as may be amended from time to time;

Key Line Item means each of:

(a)	revenue;

(b)	EBITDA;

(c)	capex;

(d)	issuances of Shareholder Instruments; and

(e)	total and net debt;

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Law means any applicable statute, law, rule, regulation, guideline, ordinance, code, orders, decrees, by-laws, guidelines, policy or rule of common law issued, administered or enforced by any Governmental Authority, or any judicial or administrative interpretation thereof including the rules of any stock exchange;

LCIA Court means the London Court of International Arbitration;

LCIA Rules means the LCIA Arbitration Rules 2020;

Listed Entity has the meaning given in Clause 26.14(a);

Listing means:

(a)	an Indian IPO; or

(b)

the admission of all or substantially all of the Shares, or all or substantially all of the shares of such other entity which (directly or indirectly) owns all or substantially all of the Business or assets of the Group at the time, to an International Stock Exchange, other than an Indian IPO, becoming effective;

Litigation Conflict has the meaning given in Clause 7.1;

Litigation Costs has the meaning given in Clause 41.2(d);

Litigation Protected Investor Group has the meaning given in Clause 5.44(a);

Long Term Financial Model has the meaning given in Clause 10.20;

Management means the executive management team of the Group, including (without limitation) the CEO;

Management Assistance has the meaning given in paragraph 1 of Schedule 7 (Management Assistance);

Mandatory Consent means any approval including approval from the Competition Commission of India or the termination of any applicable waiting period pursuant to the legislation or regulations in any country or of any Governmental Authority, without which a Transfer, grant or issue of Shareholder Instruments would be unlawful or otherwise prohibited or restricted but for the avoidance of doubt shall not include any licence, permission, approval or other consent required under applicable Sanctions Law;

Marketable Securities means any equity securities that are:

(a)

listed and actively traded on a reputable international stock exchange (including the New York Stock Exchange, NASDAQ, the London Stock Exchange, Euronext, and other exchanges with substantially equivalent listing requirements);

(b)	freely transferable without restrictions; and

(c)	have a publicly available share price;

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Market Recovery has the meaning given in paragraph 6 of Part A of Schedule 3;

Market Recovery Threshold has the meaning given in paragraph 6 of Part A of Schedule 3;

Material Default has the meaning given in Clause 27.1;

Material Market Disruption has the meaning given in paragraph 6 of Part A of Schedule 3;

Material Market Disruption Period has the meaning given in paragraph 6 of Part A of Schedule 3;

Material Subsidiary means such subsidiaries of the Company as are agreed/may be agreed by the Company and the Controlling Investor Group to be material subsidiaries, acting reasonably (each a “Material Subsidiary”);

Minority Threshold means five per cent (5%), provided that if the Litigation Costs are funded by way of an allocation of New Shareholder Instruments pursuant to Schedule 1 (Pre-emption on Issue), the Minority Threshold shall, with effect from the date of such allocation of New Shareholder Instruments, be reduced by the percentage point dilution to Equity Proportions resulting from the issue of any Shareholder Instruments to fund the Litigation Costs in an amount in excess of the Transaction Costs Cap and up to the Reimbursable Costs Cap, such that an Investor Group whose aggregate Equity Proportion was equal to or greater than five per cent (5%) immediately before such dilution continues to satisfy the Minority Threshold;

MMD Representative Index Average has the meaning given in paragraph 6 of Part A of Schedule 3;

New Party has the meaning given in Schedule 10 (Deed of Adherence);

New Shareholder Instruments means any additional Shareholder Instruments issued or granted by any Group Member after Closing;

NomRem Committee has the meaning given in Clause 5.35;

Non-Affected Directors has the meaning given in Clause 5.2;

Non-Affected Investor means the Investors which are not Affected Investors or members of an Affected Investor’s Investor Group;

Non-Audit Services means all services other than audit services, including tax services (including tax compliance and routine tax planning and advice) and audit-related services including but not limited to:

(a)	internal control reviews, limited to procedures and findings reporting;

(b)	attest services that are not required by Law;

(c)	consultation concerning financial accounting and reporting standards;

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(d)	accounting consultations and audits in connection with mergers and acquisitions; and

(e)	review of documents filed with regulators;

Non-Diluted means calculated on the assumption that no Shares which may be capable of being issued on the exercise of conversion rights, option, warrants and other contractual rights (including, for the avoidance of doubt, Equity Awards in respect of any Award Holder) have been issued;

Notification Period has the meaning given in Clause 25.4;

Notional UK PLC Shares means, with respect to any Investor who holds a Class B Share or Class D Share in UK PLC, as of the time of determination, a notional number of Class A Shares in UK PLC (rounded down to the nearest whole number), equal to:

(a)	the number of Shares in the Company, if any, held by such Investor or any member of its Investor Group; multiplied by

(b)

0.8289 (as proportionately adjusted for any share dividends, share combinations or consolidations, share splits, bonus issues or merger, consolidation or other reorganisation or recapitalisation effected with respect to the Shares or UK PLC Shares after Closing);

NRC Recommended ID Candidates has the meaning given in Clause 5.39(a)(ii);

OFAC means the Office of Foreign Assets Control of the US Department of the Treasury;

Original Transferor has the meaning given in Clause 25.6(a);

Participating Investors has the meaning given in paragraph 5 of Schedule 2;

parties means the parties to this Agreement from time to time (including any person who at the relevant time is a party to, or has agreed (by executing a Deed of Adherence) to be bound by, this Agreement);

Partnership Election has the meaning given in Clause 29.1;

Permitted Affiliate Transferee means, in relation to:

(a)

subject to limb (c) of this definition, any Investor, any of its Affiliates which is Controlled by the Approved Parent of such Investor (and in the case of Platinum, also includes any entity which is Controlled by the Government of Abu Dhabi) and that is not, at the relevant time a Sanctioned Person or a Restricted Person;

(b)

the Founder, his spouse, civil partner, parents, children or direct descendants, or any trusts established by the Founder, provided that only the Founder or his aforementioned family members are capable of being beneficiaries thereof, or any entity that is either Wholly Owned or Controlled by the Founder or any of his aforementioned family members; and

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(c)	any Investor other than the Founder that is an individual, shall not have any Permitted Affiliate Transferees;

Permitted Alternative Block Trade has the meaning given in Clause 23.10;

Pillar 2 Model Rules has the meaning given in Clause 30.1;

Pillar 2 Tax has the meaning given in Clause 30.1;

Pillar 2 Tax Liability has the meaning given in Clause 30.1;

Platinum has the meaning given in column 1 of Schedule 12;

PLC Collapse has the meaning given in Recital (B);

Post-Closing Liquidity Event has the meaning given in Clause 14.2;

Post-IPO Governance Principles has the meaning given in Clause 26.14(a);

Post-IPO Inter-se Agreement has the meaning given in Clause 26.14(b);

Potential CEO Candidates has the meaning given in paragraph 11(a) of Schedule 4 (Board and management appointments);

Potential ID Candidates has the meaning given in Clause 5.39(a)(i);

Potential Successor CEO Candidates has the meaning given in Clause 5.15(b);

Pre-emption Participant has the meaning given in paragraph 1(a) of Schedule 1 (Pre-emption on Issue);

Pre-emption Period has the meaning given in paragraph 1(b)(iv) of Schedule 1 (Pre-emption on Issue);

Pre-emption Proportion means, in respect of each Pre-emption Participant, its Equity Proportion;

Proposed Launch Notice has the meaning given in Clause 23.10(a);

Pro Rata Tag Transfer has the meaning given in Clause 21.1(a)(ii);

Prospectus means the prospectus of the Company to be issued by the Company in connection with an Indian IPO in accordance with Section 26 of the (Indian) Companies Act and the provisions of the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018, and filed with the jurisdictional registrar of companies, containing, inter alia, the offer price, the size of the offer and certain other information;

Qualifying Investor has the meaning given in Clause 22.9;

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Quorum has the meaning given in paragraph 1 of Schedule 5 (Board quorum);

Rating Agencies means Moody’s Investors Service, Inc., Standard & Poor’s

Ratings Group and Fitch Inc., as applicable;

Recommended CEO Candidates has the meaning given in paragraph 11(b) of Schedule 4 (Board and management appointments);

Recommended Successor CEO Candidates has the meaning given in Clause 5.15(c);

Reconvened Board Meeting has the meaning given in paragraph 2 of Schedule 5 (Board quorum);

Red Herring Prospectus means the red herring prospectus of the Company to be issued by the Company in accordance with Section 32 of the (Indian) Companies Act and the provisions of the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018, and submitted to the jurisdictional registrar of companies, and thereafter with SEBI and the Indian Exchanges in connection with a proposed Indian IPO;

Reimbursable Costs has the meaning given in Clause 41.2(d);

Reimbursable Costs Cap has the meaning given in Clause 41.2(e)(i)(A);

Relevant Appointer means, in respect of an Investor or its Investor Group, the Appointer who from time to time has been designated as an “Appointer” by such Investor or Investor Group;

Relevant Appointing Investor has the meaning given in Clause 32.3;

Relevant Appointing Investor Group has the meaning given in Clause 32.3;

Relevant FOL Sale Shares means, in respect of each exercise of the Annual Liquidity Right, the aggregate number of Shares which are tendered by the relevant members of the Founder Investor Group under Clause 13.5;

Relevant Instruments has the meaning given in Clause 22.11(a);

Relevant Priority Shares means:

(a)	the UK PLC Shares acquired by CPPIB on Closing; and

(b)	the corresponding percentage of Shares acquired by the Controlling Investor Group on Collapse Closing,

in each case, excluding any UK PLC Shares received as part of any primary capital raise that takes place on or around Closing;

Relevant Proceedings has the meaning given in Clause 5.44(a);

Relevant Shareholder Instruments has the meaning given in paragraph 1 of Schedule 8 (Transfer terms);

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Remaining Pre-emption Participants has the meaning given in paragraph 1(f) of Schedule 1 (Pre-emption on Issue);

Renewables Project means any project for the generation of energy from renewable resources (including onshore wind, photovoltaic energy, hydropower and hydrogen) but excluding energy management solutions, electricity/gas transmission, distribution or retail supply;

Reorganisation Deed means the deed entered into on or around the date of this Agreement between, amongst others, the Consortium, the Continuing Investors, UK PLC and the Company in relation to the implementation of the post-Closing reorganisation of the Group (including at all times, for the purposes of this definition only, UK PLC);

Representative means, in relation to a party, any Affiliate of that party and any director, officer, employee, agent, consultant, adviser or representative (including auditors, lawyers, investment advisers, investment managers and independent valuers) of that party or any of its Affiliates, in each case from time to time;

Representative Index means the NIFTY 50 index as published by NSE Indices Limited;

Required Transfer has the meaning given in Clause 25.6;

Requisite Approval means:

(a)	in the case of an Investor Super Majority Matter, Investor Super Majority Consent; or

(b)	in the case of an Investor Majority Matter, Investor Majority Consent;

Restricted Period means, subject to an Indian IPO having completed, the earlier of:

(a)	the fifth anniversary of the Closing Date; and

(b)	following the Indian IPO:

(i)	in the case of all Investors, except the Founder, the three-year period following completion of the Indian IPO; or

(ii)	in relation to the Founder only, the two-year period following completion of the Indian IPO.

Restricted Person means any person who is not an existing Investor and who is:

(a)	subject to an ongoing Insolvency Event;

(b)

subject to any applicable Law and/or an order made by any Governmental Authority under Law that would, were the Restricted Person to become an Investor, result in UK PLC, the Company, any Group Member or any Investor being in breach of Law if:

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(i)

any Director nominated for appointment or appointed by that Restricted Person (or any of its Affiliates or its Relevant Appointer (as applicable)) attends any Board Meeting (in whole or in part); and/or

(ii)	any such Director or the Restricted Person (or any of its Affiliates) receives relevant information from UK PLC, the Company or any Group Member; or

(c)

with respect to whom all customary and reasonable ‘Know Your Customer Requirements’ of the Group and/or each Investor which is (or whose Approved Parent is) required, by applicable Law or regulation, to apply such requirements, have not been completed to the reasonable satisfaction of the Board (in respect of the Group’s ‘Know Your Customer Requirements’) and each such Investor (in respect of such Investor’s ‘Know Your Customer Requirements’);

Restricted Shareholder Instruments has the meaning given in paragraph 3 of Schedule 1 (Pre-emption on Issue);

Restricted Trading Investor Group has the meaning given in Clause 23.9;

ROFO Acceptance Notice has the meaning given in paragraph 9 of Schedule 6 (Right of First Offer);

ROFO Beneficiary has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Notice has the meaning given in paragraph 6 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Offer has the meaning given in paragraph 7 of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO Offer Price has the meaning given in paragraph 6(b) of Schedule 6 (Right of First Offer);

ROFO Beneficiary ROFO SPA has the meaning given in paragraph 6(c) of Schedule 6 (Right of First Offer);

ROFO Offer Notice has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Offer Period has the meaning given in paragraph 5(b) of Schedule 6 (Right of First Offer);

ROFO Seller has the meaning given in paragraph 2 of Schedule 6 (Right of First Offer);

ROFO Shareholder Instruments has the meaning given in paragraph 5(a) of Schedule 6 (Right of First Offer);

ROFO SPA has the meaning given in paragraph 5(d) of Schedule 6 (Right of First Offer);

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ROFO Terms has the meaning given in paragraph 5(d) of Schedule 6 (Right of First Offer);

Rolled-Over Amount has the meaning given in Clause 22.10(b)(i);

Sale means the disposal (whether through a single transaction or a series of transactions) of all or substantially all of the Shares or the assets of the Group but shall not include any transaction which constitutes a Listing;

Sale Process means the sale process in connection with a Drag Transfer;

Sanctioned Investor has the meaning given in Clause 40.9;

Sanctioned Person means any person, organization or vessel:

(a)	designated on any Sanctions List;

(b)	that is, or is part of, a government of a Sanctioned Territory (except for the avoidance of doubt the Government of Ukraine in relation to the areas of Ukraine it does not control);

(c)	owned or controlled, directly or indirectly, by or acting on behalf of any of the foregoing;

(d)	incorporated in, domiciled in or operating from a Sanctioned Territory; or

(e)	otherwise subject to or targeted under any Sanctions Law;

Sanctioned Territory means any country or other territory that is subject to a general export, import, financial or investment embargo under Sanctions Law, which countries and territories, as of the date of this Agreement, are Cuba, Iran, North Korea, and the Crimea and separatist-controlled portions of the Luhansk and Donetsk regions of Ukraine (and for the avoidance of doubt a country or other territory shall only be a Sanctioned Territory if, and for so long as, such general export, import, financial or investment embargo under Sanctions Law is in force);

Sanctions Event has the meaning given in Clause 40.9;

Sanctions Event Date has the meaning given in Clause 40.14;

Sanctions Law means all Laws administered by:

(a)	the United States Government, including the US Departments of the Treasury, State and Commerce;

(b)

the United Kingdom (including the Office of Financial Sanctions Implementation, the Export Control Joint Unit, HM Revenue and Customs, HM Treasury, the Department of Trade and the Foreign, Commonwealth and Development Office);

(c)	the European Union and any European Union member state;

(d)	the United Nations or its Security Council;

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(e)	Canada; or

(f)	the United Arab Emirates, in each case relating to economic, financial, or other trade-related sanctions, restrictions, export controls, or embargoes;

Sanctions Lists means:

(a)	the Specially Designated Nationals and Blocked Persons List maintained by OFAC;

(b)	the Sectoral Sanctions Identifications List maintained by OFAC;

(c)	the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions;

(d)	the UK sanctions list maintained by the Foreign, Commonwealth and Development Office of the UK government;

(e)

any other list of targeted persons, entities, groups, organisations, vessels, or bodies issued by, or public announcement of designation under Sanctions Law made by, the United States government (including the United States Departments of the Treasury, State or Commerce), the United Nations or its Security Council, the European Union (or any member state of the European Union) or the United Kingdom (including the Office of Financial Sanctions Implementation, the Office of Trade Sanctions Implementation, the Export Control Joint Unit, HM Revenue and Customs, HM Treasury, the Department of Trade and the Foreign, Commonwealth and Development Office); and

(f)	any other list of targeted persons, entities, groups or bodies issued under the applicable Sanctions Law administered by Canada or the United Arab Emirates,

and Sanctions List means any of the aforementioned Sanctions Lists;

Sanctions Opinion means, in respect of a particular act contemplated by this Agreement, a written legal opinion addressed to, and which can be relied upon by, Topco and all Investors (other than Sanctioned Investors) from an independent law firm of international repute with experience of Sanctions Law and whose identity has been approved by prior Investor Super Majority Consent, confirming that the carrying out, or implementation of, the relevant act will not constitute or result in a breach of Sanctions Law by Topco or any of the Investors;

SEBI means the Securities and Exchange Board of India;

SEBI LODR has the meaning given in Clause 5.37(b);

Second Chair Period has the meaning given in paragraph 7 of Schedule 4 (Board and management appointments);

Secondary Allocation has the meaning given in Clause 26.11;

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Shareholder Instrument means:

(a)	any Shares;

(b)	any other shares in the capital of the Company;

(c)	any instrument, document or security granting a right of subscription for, or conversion into Shares (including, for the avoidance of doubt, any Equity Awards); and

(d)	until Collapse Closing, any UK PLC Shares or other shares in UK PLC or any instrument, document or security granting a right of subscription for, or conversion into shares of UK PLC;

Shares means ordinary shares of INR 10 nominal value each in the capital of the Company, from time to time;

Shortfall Investor has the meaning given in Clause 26.11;

Shortfall Proportion means, if any member of the Founder Investor Group holds vested Equity Awards at the time an offer has been made to subscribe to New Shareholder Instruments in accordance with the procedure set out in Schedule 1 (Pre-emption on Issue) and Clause 3.1, such number of Shares as is equal to the vested Equity Awards at such time on a gross settlement basis.

SPVs means each of Wisemore and Cognisia;

Strategic Options Committee has the meaning given in Clause 26.2;

Subscription Price has the meaning given in paragraph 1(b) of Schedule 1 (Pre-emption on Issue);

Subscription Price Certificate has the meaning given in paragraph 5 of Schedule 9 (Determination of Subscription Price);

Subscription Price Expert has the meaning given in paragraph 3 of Schedule 9 (Determination of Subscription Price);

Subsequent Annual Budget has the meaning given in Clause 10.11(a);

Subsequent Business Plan has the meaning given in Clause 10.2;

Subsidiary means, in respect of an entity, any other entity Controlled by that entity from time to time;

Successor CEO has the meaning given in Clause 5.15(f);

Successor Identification Process has the meaning given in Clause 5.15(a);

Surviving Provisions means Clause 10.20 (Business Plan and Annual Budget), Clause 23 (Block Trades), Clause 26 (Indian IPO and Exit), Clause 28 (Termination), Clause 29 (Tax matters), Clause 33 (Confidentiality), Clause 35 (Announcements), Clause 36 (Notices), Clause 40 (Sanctions), Clause 41 (Costs and interest), Clause 42 (Whole agreement), Clause 43 (Legal Relationship), Clause 44 (Assignment), Clause 45 (Variations), Clause 46 (Invalid terms), Clause 47 (Enforceability, rights and remedies), Clause 48 (Further assurances), Clause 50 (Governing law) and Clause 51 (Dispute Resolution);

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Suspended Shareholder Instruments has the meaning given in Clause 40.15;

Tag Acceptance Notice has the meaning given in Clause 21.5;

Tag Along Notice has the meaning given in Clause 21.3;

Tag Along Offer has the meaning given in Clause 21.1;

Tag Completion Longstop Date means, in respect of a Tag Shareholder Specific Condition, the later of:

(a)	60 Business Days after the date of the Tag Along Notice sent to the Investor that is subject to such Tag Shareholder Specific Condition; and

(b)	the date on which all of the conditions to which the Tag Transfer is subject are satisfied (save for any conditions that relate to the subject matter of the Tag Shareholder Specific Condition);

Tag Shareholder Specific Condition means, in respect of a Transfer of any Shareholder Instruments by a Tagging Investor to the Transferee in accordance with Clause 21 (Tag Along), a Mandatory Consent required in relation to that Transfer that is not already a term of the Tag Transfer (or, in the case of a series of related transactions, is not already a term of any of such transactions);

Tag Shares has the meaning given in Clause 21.4;

Tag Terms has the meaning given in Clause 21.6;

Tag Transfer has the meaning given in Clause 21.1;

Tagging Investor has the meaning given in Clause 21.1;

Tax includes the following and amounts payable on account of them:

(a)	taxes on gross or net income, profits and gains (including capital gains); and

(b)

all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, stamp, transfer (including securities transfer), franchise or payroll taxes (including national insurance or social security contributions), Pillar 2 Tax, the clawback or other recovery of any credit or other amount previously paid by a Tax Authority, and any payment which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;

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Tax Authority means any government, state or municipality or any national, municipal, local, state, federal or other authority, body or official that is competent to impose, administer or collect Taxes, and any similar competent authority in any jurisdiction;

Tax Benchmark Valuation Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each of the transferor and the Company in respect of the value of Founder Liquidity Securities or any other Shareholder Instruments proposed to be transferred pursuant to Clauses 13 or 14, as at the date of completion of such Transfer prepared in accordance with the provisions of Section 79 and (other than where the report is prepared in respect of the value of Shareholder Instruments proposed to be issued) Section 92(2)(m) of the IT Act, and in each case in the manner prescribed under Section 57 of the IT Act;

Tax Proceeding has the meaning given in Clause 29.7;

Tax Reports has the meaning given in Clause 16.1;

Territory means the Republic of India;

Third Party Offer Price has the meaning given in paragraph 13(c)(i) of Schedule 6 (Right of First Offer);

Third Party Sale has the meaning given in paragraph 13 of Schedule 6 (Right of First Offer);

Topco means:

(a)	until Collapse Closing, UK PLC; and

(b)	on and after Collapse Closing, the Company;

Tranche has the meaning given in Clause 13.6(a);

Transaction has the meaning given in Clause 41.2(c);

Transaction Costs has the meaning given in Clause 41.2(c);

Transaction Costs Cap has the meaning given in Clause 41.2(e)(i)(B);

Transaction Documents means the Reorganisation Deed, and any other document entered into between any of the parties which expressly provides that it is a “Transaction Document” for the purposes of this Agreement;

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Transfer means, in relation to any Shareholder Instrument or UK PLC Share (or other shares in UK PLC or any instrument, document or security granting a right of subscription for, or conversion into shares of UK PLC), to:

(a)	directly or indirectly:

(i)	sell, assign, transfer or otherwise dispose of it (or any Interest therein) (including the grant of any option over or in respect of it); or

(ii)	create or permit to subsist any Encumbrance over it (including, but not limited to any Encumbrance by way of security);

(b)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;

(c)	enter into any agreement in respect of the votes or any other rights attached to it (other than by way of proxy for a particular shareholder meeting); or

(d)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing,

and Transferred shall be construed accordingly;

Transfer Back Recipient has the meaning given in Clause 25.7;

Transfer Pricing Report means a valuation report in a form and on terms approved and, for the purposes of identification only, confirmed as ‘agreed form’ by email from an authorised representative of each of the transferor and the Company in respect of the value of the Founder Liquidity Securities or any other Shareholder Instruments proposed to be transferred pursuant to Clauses 13 or 14, as at the date of completion of such Transfer supporting the position that such Transfer is made on an arm’s length basis in compliance with the provisions of the IT Act;

Transferee has the meaning given in Clause 18.5;

Transferor has the meaning given in Clause 18.5;

Tribunal has the meaning given in Clause 51.4;

Trigger Event has the meaning given in Clause 27.2;

UK PLC has the meaning given in paragraph (10) of Parties;

UK PLC Articles means the articles of association of UK PLC in the Agreed Form, as amended from time to time;

UK PLC Board Meetings means a meeting of the board of directors of UK PLC duly convened in accordance with the provisions of this Agreement and the UK PLC Articles;

UK PLC Group means UK PLC and its Subsidiaries (other than the Group);

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UK PLC Shares means the shares in the issued share capital of UK PLC from time to time, including, as at the date of this Agreement:

(a)	the Class A Shares;

(b)	the Class B Share;

(c)	the Class C Shares; and

(d)	the Class D Share;

Unapproved Change of Control has the meaning given in Clause 27.2(c);

Undertaking means a body corporate or partnership or unincorporated association or trust carrying on trade or business with or without a view to profit. In relation to an Undertaking which is not a company, expressions in this Agreement appropriate to companies are to be construed as references to the corresponding persons, officers, documents or agents (as the case may be) appropriate to undertakings of that description;

Updated Draft Red Herring Prospectus means the updated Draft Red Herring Prospectus filed with SEBI, after complying with the observations issued by SEBI and Indian Exchanges on the Draft Red Herring Prospectus and after incorporation of other updates, as may be required, for approval by SEBI;

Valuation Shareholder Instruments has the meaning given in paragraph 1 of Schedule 9 (Determination of Subscription Price);

VAT means value added tax, goods and services tax (including Indian goods and services tax) and any similar sales or turnover tax;

Vice Chair has the meaning given in Clause 5.10;

Wholly Owned has the following meaning: an Undertaking is Wholly Owned by another Undertaking if it has no members, partners or other equity holders or in the case of a trust, beneficiaries, in each case whether legally or beneficially or directly or indirectly, except that other Undertaking (and/or other persons Wholly Owned by that Undertaking), or persons acting on behalf of that other Undertaking or that other Undertaking’s other Wholly Owned Undertakings;

Winding-Up means the completion of:

(a)	a voluntary or involuntary winding-up or dissolution of the Company; or

(b)	a liquidation of the Company in accordance with the Insolvency and Bankruptcy Code, 2016; and

Working Hours means 9.30am to 5.30pm on a day, other than a Saturday, Sunday or public holiday, on which banks are open for general commercial business in the relevant location.

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2.	Interpretation

In this Agreement, unless the context otherwise requires:

(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)

references to an English legal term or concept will, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(c)

references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (in any case, whether or not it has separate legal personality);

(d)	except as otherwise expressly provided in this Agreement, any reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(i)	that enactment as amended, consolidated or re-enacted by or under any other enactment whenever made;

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)	any subordinate legislation (including regulations) whenever made under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii),

except to the extent that any of the matters referred to in (i) to (iii) occurs on or after the date of this Agreement and increases or alters the liability of a party under this Agreement;

(e)	references to US dollars, USD or US$ are references to the lawful currency from time to time of the United States of America;

(f)	references to Rupees or INR are references to the lawful currency from time to time of the Republic of India;

(g)

for the purpose of applying a reference to a monetary sum expressed in a different currency, an amount in a different currency shall be deemed to be an amount in US dollars translated at the Exchange Rate at the relevant date;

(h)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)

when calculating any Shareholder Instrument thresholds, any reference to “vested” Equity Awards shall be according to the vesting conditions of the Equity Awards as set out in the Founder Service Agreement;

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(j)

when calculating any Equity Proportions, second decimal places shall be rounded up such that where applicable, each Equity Proportion shall be calculated to one decimal place (provided that such rounding up of second decimal places shall not result in any Investor Majority Consent or Investor Super Majority Consent being obtained when, but for such rounding up, it would not be so obtained);

(k)

any reference to a document in the Agreed Form is to the form of that document as initialled for the purpose of identification by or on behalf of the Controlling Investor Group, the Founder, each Continuing Investor who holds an aggregate Equity Proportion of five per cent or more as at the Closing Date and UK PLC (in each case with such amendments as may be agreed by them or on their behalf); and

(l)

if there is any inconsistency between any definition set out in this Schedule 15 (Definitions and Interpretation) and a definition set out in any Clause or any other Schedule, then, for the purposes of construing that Clause or Schedule, the definition set out in that Clause or Schedule shall prevail.

3.	References to this Agreement include the recitals and any Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.

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Signature

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a DEED on the date inserted on page 1 of this Agreement:

[Signature blocks to be inserted in due course]

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